As filed with the Securities and Exchange Commission on October 16, 2015

Registration No. 333-206421

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STOCK BUILDING SUPPLY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	5211	26-4687975
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8020 Arco Corporate Drive, Suite 400

Raleigh, North Carolina 27617

Telephone: (919) 431-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

C. Lowell Ball

Senior Vice President and General Counsel

Stock Building Supply Holdings, Inc.

8020 Arco Corporate Drive, Suite 400

Raleigh, North Carolina 27617

Telephone: (919) 431-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Douglas S. Granger Gary E. Thompson Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219 Tel. (804) 788-8200 Fax (804) 788-8218	Peter C. Alexander Chief Executive Officer Building Materials Holding Corporation Two Lakeside Commons, Suite 500 980 Hammond Drive NE Atlanta, GA 30328 (678) 222-1219	Sean D. Rodgers Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel. (212) 446-4800 Fax (212) 446-6460

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon the satisfaction or waiver of all other conditions to the closing of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy and consent solicitation statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy and consent solicitation statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION, DATED OCTOBER 16, 2015

JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Stock Building Supply Holdings, Inc. and Building Materials Holding Corporation:

Stock Building Supply Holdings, Inc. (which we refer to as SBS) and Building Materials Holding Corporation (which we refer to as BMC) have entered into a merger agreement providing for the strategic business combination of SBS and BMC. As a result of the business combination, BMC will merge with and into SBS and SBS will survive the merger, and in connection therewith change its name to BMC Stock Holdings, Inc.

In connection with the transactions contemplated by the merger agreement, BMC stockholders will receive 0.5231 newly issued shares of SBS common stock for each share of BMC common stock and SBS stockholders will continue to own and hold their existing shares of SBS common stock. Upon the closing of the merger, BMC stockholders will own approximately 60% of the combined company, with SBS stockholders immediately prior to the effective time owning approximately 40% of the combined company.

Completion of the transactions contemplated by the merger agreement requires, among other things, the separate approvals of both SBS stockholders and BMC stockholders. To obtain these approvals, SBS will hold a special meeting of SBS stockholders on [●], 2015, and BMC will conduct a consent solicitation in order to obtain the requisite approval from BMC stockholders.

As described in the accompanying joint proxy and consent solicitation/prospectus, certain BMC stockholders who in the aggregate own approximately 54.5% of BMC’s outstanding shares of common stock are parties to a voting agreement with SBS whereby such stockholders agreed to vote in favor of the adoption of the merger agreement (including by written consent), subject to the terms of the voting agreement. Therefore, no meeting of BMC stockholders to adopt the merger agreement will be held. Nevertheless, all BMC stockholders will have the opportunity to elect to adopt the merger agreement by signing and returning to BMC a written consent.

The SBS board of directors has set [●], 2015, as the record date for determining the holders of SBS common stock entitled to vote on the matters with respect to this joint proxy and consent solicitation statement/prospectus.

The BMC board of directors has set [●], 2015, as the record date for determining holders of BMC common stock entitled to execute and deliver written consents with respect to this joint proxy and consent solicitation statement/prospectus.

SBS’s BOARD OF DIRECTORS RECOMMENDS THAT SBS STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND THE PROPOSAL TO APPROVE THE ISSUANCE OF SBS COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

BMC’S BOARD OF DIRECTORS RECOMMENDS THAT BMC STOCKHOLDERS PROVIDE THEIR CONSENT TO THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

This document is a proxy statement for SBS, as well as a consent solicitation statement for BMC, and provides you with detailed information about the merger agreement, the special meeting of SBS stockholders, the BMC consent solicitation and other matters contemplated by the merger agreement. We encourage you to read carefully the entire joint proxy and consent solicitation statement/prospectus, including all its annexes, and the documents incorporated by reference, including the section entitled “Risk Factors” beginning on page 33 of the enclosed joint proxy and consent solicitation statement/prospectus.

Your vote is very important. Whether or not SBS stockholders plan to attend the SBS special meeting, we ask SBS stockholders to please submit a proxy to vote their shares as soon as possible to make sure that their shares are represented and voted at the SBS special meeting. We ask BMC stockholders to please complete the written consent furnished with this joint proxy and consent solicitation statement/prospectus as soon as possible and return it promptly to BMC by one of the means described in the section entitled “BMC Solicitation of Written Consents” beginning on page [●] of the enclosed joint proxy and consent solicitation statement/prospectus.

Sincerely,

/s/ Jeffrey G. Rea Jeffrey G. Rea President and Chief Executive Officer Stock Building Supply Holdings, Inc.	/s/ Peter C. Alexander Peter C. Alexander Chief Executive Officer Building Materials Holding Corporation

Neither the SEC nor any state securities commission has approved or disapproved the securities to be issued in connection with the merger or determined if the enclosed joint proxy and consent solicitation statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The enclosed joint proxy and consent solicitation statement/prospectus is dated [●], 2015, and is first being mailed or otherwise delivered to the stockholders of SBS and stockholders of BMC on or about [●], 2015.

8020 Arco Corporate Drive, Suite 400

Raleigh, North Carolina 27617

Telephone: (919) 431-1000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [●], 2015

To the Stockholders of Stock Building Supply Holdings, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Stock Building Supply Holdings, Inc., a Delaware corporation, will be held on [●], 2015, at 9:00 a.m., Eastern time, at [●], to consider and vote upon the following matters:

(1)	a proposal to adopt the Agreement and Plan of Merger (which, as amended from time to time, we refer to as the merger agreement), dated June 2, 2015, by and between Stock Building Supply Holdings, Inc. (which we refer to as SBS) and Building Materials Holding Corporation (which we refer to as BMC), a copy of which is attached as Annex A to the accompanying joint proxy and consent solicitation statement/prospectus, pursuant to which among other things, BMC will merge with and into SBS (which we refer to as the merger), with SBS surviving the merger and in connection therewith changing its name to BMC Stock Holdings, Inc.;

(2)	a proposal to approve the issuance of shares of SBS common stock to BMC stockholders pursuant to the merger agreement;

(3)	a proposal to approve an amendment to the Stock Building Supply Holdings, Inc. 2013 Incentive Compensation Plan (which we refer to as the SBS 2013 Incentive Compensation Plan), a copy of which is attached as Annex B to this joint proxy and consent solicitation statement/prospectus;

(4)	a proposal to approve, by non-binding advisory vote, certain compensation arrangements for SBS’s named executive officers in connection with the merger; and

(5)	a proposal to permit SBS to adjourn the special meeting, if necessary or advisable, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the items under (1) and (2) above.

Your vote is important. The affirmative vote of holders of a majority of the shares of SBS common stock outstanding and entitled to vote is required for approval of the proposal to adopt the merger agreement.

The affirmative vote of holders of a majority of the shares of SBS common stock present in person, or represented by proxy, and entitled to vote on the proposals is required for approval of the proposals to:

•	approve the issuance of shares of SBS common stock to BMC stockholders pursuant to the merger agreement;

•	approve an amendment to the SBS 2013 Incentive Compensation Plan;

•	approve, by non-binding advisory vote, certain compensation arrangements for SBS’s named executive officers in connection with the merger; and

•	permit SBS to adjourn the special meeting, if necessary or advisable, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the proposal to adopt the merger agreement and the proposal to approve the issuance of shares of SBS common stock to BMC stockholders pursuant to the merger agreement.

The proposal to adopt the merger agreement and the proposal to approve the issuance of shares of SBS common stock to BMC stockholders pursuant to the merger agreement are conditioned upon each other and the approval of each such proposal is a condition to the completion of the merger. Therefore, the completion of the merger and the issuance of SBS common stock pursuant to the merger will not take place without the approval of the proposal to adopt the merger agreement and the proposal to approve the issuance of shares of SBS common stock to BMC stockholders pursuant to the merger agreement.

The SBS board of directors has carefully considered the merger, the terms thereof and the other transactions contemplated by the merger agreement, including the proposal to approve the issuance of shares of SBS common stock to BMC stockholders, and has declared that the merger, the terms thereof and the other transactions contemplated by the merger agreement, including the issuance of shares of SBS common stock to BMC stockholders pursuant to the merger agreement, are advisable and fair to and in the best interests of SBS and its stockholders. Accordingly, the SBS board of directors recommends that SBS stockholders adopt the merger agreement and approve the issuance of shares of SBS common stock to BMC stockholders pursuant to the merger agreement.

THE SBS BOARD OF DIRECTORS RECOMMENDS THAT SBS STOCKHOLDERS VOTE “FOR” EACH PROPOSAL.

Holders of SBS common stock of record at the close of business on [●], 2015, are entitled to vote at the SBS special meeting or any adjournment of the SBS special meeting. At least ten days prior to the special meeting, a complete list of stockholders of record as of [●], 2015, will be available for inspection by any SBS stockholder for any purpose germane to the special meeting, during ordinary business hours, at the office of the Corporate Secretary at Stock Building Supply Holdings, Inc., 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617.

All SBS stockholders entitled to notice of, and to vote at, the SBS special meeting are cordially invited to attend the SBS special meeting in person. However, to ensure your representation at the SBS special meeting, please submit your proxy, either by mail, by telephone or through the Internet with voting instructions. The submission of your proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of SBS common stock entitled to vote who is present at the SBS special meeting may vote in person instead of by proxy, thereby revoking any previous proxy. A proxy may also be revoked in writing at any time before the vote is taken at the SBS special meeting.

If your shares are held in the name of a broker, trust, bank or other nominee, and you receive notice of the special meeting through your broker or through another intermediary, please vote or complete and return the materials in accordance with the instructions provided to you by such broker or other intermediary or contact your broker directly in order to obtain a proxy issued to you by your nominee holder to attend the special meeting and vote in person. Failure to do so may result in your shares not being eligible to be voted by proxy at the special meeting.

We encourage you to read the enclosed joint proxy and consent solicitation statement/prospectus carefully, including all its annexes and documents incorporated by reference, including the section entitled “Risk Factors” beginning on page [●]. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834.

By Order of the Board of Directors,

/s/ Jeffrey G. Rea
Jeffrey G. Rea President and Chief Executive Officer

[●], 2015

Building Materials Holding Corporation

Two Lakeside Commons

980 Hammond Drive NE, Suite 500

Atlanta, GA 30328

NOTICE OF SOLICITATION OF WRITTEN CONSENT

To the Stockholders of Building Materials Holding Corporation:

Pursuant to an Agreement and Plan of Merger, dated as of June 2, 2015 (which, as amended from time to time, we refer to as the merger agreement), between Stock Building Supply Holdings, Inc. (which we refer to as SBS) and Building Materials Holding Corporation (which we refer to as BMC), SBS and BMC agreed, subject to the terms and conditions of the merger agreement, to effect a strategic business combination of their respective businesses through the merger of BMC with and into SBS (which we refer to as the merger). As a result of the business combination, SBS will survive the merger and in connection therewith change its name to BMC Stock Holdings, Inc.

The enclosed joint proxy and consent solicitation statement/prospectus is being delivered to you on behalf of the BMC board of directors to request that holders of common stock, par value $0.001 per share, of BMC as of the record date of [●], 2015, execute and return written consents to adopt the merger agreement.

The enclosed joint proxy and consent solicitation statement/prospectus describes the merger agreement and the transactions contemplated therein and provides additional information about the parties involved. We encourage you to read carefully the entire joint proxy and consent solicitation statement/prospectus, including all its annexes, and the documents incorporated by reference, including the section entitled “Risk Factors” beginning on page [●] of the enclosed joint proxy and consent solicitation statement/prospectus.

You will be entitled to appraisal rights in connection with the merger. A summary of the appraisal rights that may be available to you is described in the section entitled “Appraisal Rights” beginning on page [●] of the enclosed joint proxy and consent solicitation statement/prospectus. Please note that if you wish to exercise appraisal rights you must not sign or return a written consent adopting the merger agreement, or sign or deliver a consent without indicating a decision on the proposal. However, so long as you do not return a consent form at all, it is not necessary to affirmatively vote against or disapprove the merger in order to preserve your appraisal rights. In addition, you must take all other steps necessary to perfect your appraisal rights.

The BMC board of directors has carefully considered the merger, the terms thereof and the other transactions contemplated by the merger agreement and has declared that the merger agreement, the terms thereof, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of BMC and its stockholders. Accordingly, the BMC board of directors recommends that BMC stockholders adopt the merger agreement.

Please complete, date and sign the written consent furnished with this joint proxy and consent solicitation statement/prospectus and return it promptly to BMC by one of the means described in the section entitled “BMC Solicitation of Written Consents” beginning on page [●] of the enclosed joint proxy and consent solicitation statement/prospectus.

Thank you for your prompt attention to these matters.

Yours truly,

/s/ Peter C. Alexander

Peter C. Alexander

Chief Executive Officer

NO MEETING OF THE STOCKHOLDERS OF BMC IS BEING HELD IN CONNECTION WITH THE TRANSACTION. BMC IS SOLICITING BY THE ENCLOSED DOCUMENTS YOUR WRITTEN CONSENT TO ADOPT THE MERGER AGREEMENT.

i

REFERENCE TO ADDITIONAL INFORMATION

The enclosed joint proxy and consent solicitation statement/prospectus incorporates by reference important business and financial information about Stock Building Supply Holdings, Inc. from documents that are not included in or delivered with the joint proxy and consent solicitation statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the joint proxy and consent solicitation statement/prospectus by requesting them in writing or by telephone from Stock Building Supply Holdings, Inc. at the following:

Stock Building Supply Holdings, Inc.

8020 Arco Corporate Drive, Suite 400

Raleigh, North Carolina 27617

Attention: General Counsel

Telephone: (919) 431-1000

www.stocksupply.com (“Investors” tab)

In addition, if you have questions about the merger, the SBS special meeting or the BMC consent solicitation, or if you need to obtain copies of the enclosed joint proxy and consent solicitation statement/prospectus, proxy cards, written consents or other documents incorporated by reference in the joint proxy and consent solicitation statement/prospectus, please feel free to contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

You will not be charged for any of the documents you request.

If you would like to request documents from SBS, please do so at least five business days before the SBS special meeting, or by [●], 2015, in order to receive them before the SBS special meeting. If you would like to request documents from BMC, please do so at least five business days before the targeted closing date of the consent solicitation period, or by [●] 2015.

Information on the Internet website of SBS or the Internet website of BMC is not part of the enclosed joint proxy and consent solicitation statement/prospectus. You should not rely on that information in deciding whether to adopt the merger agreement and approve the issuance of SBS common stock to BMC stockholders pursuant to the merger agreement, unless that information is in this document or has been incorporated by reference into this document.

You should only rely on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with different information. The document is dated [●], 2015; you should not assume that information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to SBS stockholders or BMC stockholders nor the issuance by SBS of common stock in connection with the transactions contemplated by the merger agreement will create any implications to the contrary.

For a more detailed description of the information incorporated by reference in the enclosed joint proxy and consent solicitation statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information” beginning on page [●] of the enclosed joint proxy and consent solicitation statement/prospectus.

This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

v

EXPLANATORY NOTE

This joint proxy and consent solicitation statement/prospectus relates to an Agreement and Plan of Merger (which, as amended from time to time, we refer to as the merger agreement), dated as of June 2, 2015, by and between Stock Building Supply Holdings, Inc. (which we refer to as SBS) and Building Materials Holding Corporation (which we refer to as BMC). Upon the terms and subject to the conditions of the merger agreement (a copy of which is attached to this joint proxy and consent solicitation statement/prospectus as Annex A), SBS and BMC have agreed to effect a strategic business combination of their respective businesses through the merger of BMC with and into SBS (which we refer to as the merger). As a result of the business combination, SBS will survive the merger and in connection therewith change its name to BMC Stock Holdings, Inc.

In connection with the merger, among other things (i) SBS will continue to operate its existing business and will acquire the existing business of BMC and (ii) existing BMC stockholders will receive for each share of common stock of BMC, par value $0.001 per share (which we refer to as BMC common stock), 0.5231 newly issued shares of SBS common stock, par value $0.01 per share (which we refer to as SBS common stock). Upon the closing of the merger, BMC stockholders will own approximately 60% of the combined company, with SBS stockholders immediately prior to the effective time owning approximately 40% of the combined company. If the merger is completed, the combined company will assume all obligations of BMC under the BMC stock plans, including BMC’s time-vesting restricted stock units and performance-vesting restricted stock units.

This document serves different purposes depending on the stockholders to whom it is delivered. With respect to SBS and the holders of its common stock, this document serves as a proxy statement for a special meeting of SBS stockholders being held on [●], 2015, where SBS stockholders will vote on, among other things, a proposal to adopt the merger agreement and a proposal to approve the issuance of shares of SBS common stock to BMC stockholders pursuant to the merger agreement. With respect to BMC stockholders, this document serves as both (i) a consent solicitation statement of BMC stockholders, pursuant to which BMC stockholders are being asked to provide consents for the adoption of the merger agreement and (ii) a prospectus for SBS common stock that BMC stockholders will receive as a result of the merger.

Unless the context otherwise requires, all references in this joint proxy and consent solicitation statement/prospectus to “we,” “us,” or “our” refer to both SBS and BMC.

As used in this joint proxy and consent solicitation statement/prospectus, references to the “combined company” refer to SBS following the merger described herein and the name change to BMC Stock Holdings, Inc.

QUESTIONS AND ANSWERS ABOUT THE MERGER, THE SBS SPECIAL MEETING AND THE BMC CONSENT SOLICITATION

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the SBS special meeting and the BMC consent solicitation. These questions and answers may not address all questions that may be important to you as an SBS or BMC stockholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire joint proxy and consent solicitation statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference in this joint proxy and consent solicitation statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [●].

Q:	Why am I receiving this joint proxy and consent solicitation statement/prospectus?

A:	SBS and BMC have entered into the merger agreement providing for the business combination of their respective businesses through the merger of BMC with and into SBS. Pursuant to the merger agreement, BMC will merge with and into SBS with SBS surviving the merger and in connection therewith changing its name to BMC Stock Holdings, Inc. See “The Merger Agreement” beginning on page [●]. A copy of the merger agreement is attached to this joint proxy and consent solicitation statement/prospectus as Annex A.

Q:	What are the specific proposals on which I am being asked to vote or provide my written consent?

A:	SBS is holding a special meeting of stockholders (which we refer to as the SBS special meeting) in order to obtain the stockholder approval necessary to adopt the merger agreement and approve the issuance of shares of SBS common stock pursuant to the merger agreement (which we refer to as the SBS stockholder approval). SBS stockholders will also be asked to (i) approve an amendment to the SBS 2013 Incentive Compensation Plan, (ii) approve, by non-binding advisory vote, certain compensation arrangements for SBS’s named executive officers in connection with the merger and (iii) approve the adjournment of the SBS special meeting (if it is necessary or advisable to solicit additional proxies if there are not sufficient votes to obtain the SBS stockholder approval).

The proposal to adopt the merger agreement and the proposal to approve the issuance of shares of SBS common stock to BMC stockholders pursuant to the merger agreement are conditioned upon each other and the approval of each such proposal is a condition to the completion of the merger. Therefore, the completion of the merger and the issuance of SBS common stock pursuant to the merger will not take place without the approval of the proposal to adopt the merger agreement and the proposal to approve the issuance of shares of SBS common stock pursuant to the merger agreement.

BMC is conducting a consent solicitation of its stockholders (which we refer to as the BMC consent solicitation), in order to obtain the stockholder approval necessary to adopt the merger agreement (which we refer to as the BMC stockholder approval).

We will be unable to complete the merger unless both the SBS stockholder approval and the BMC stockholder approval are obtained.

We have included in this joint proxy and consent solicitation statement/prospectus important information about the merger, the merger agreement (a copy of which is included as Annex A to this joint proxy and consent solicitation statement/prospectus), the SBS special meeting and the BMC consent solicitation. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your SBS shares by proxy without attending the SBS special meeting or provide your written consent to the BMC consent solicitation, as applicable. Your vote is very important and we encourage you to submit your proxy or written consent, as applicable, as soon as possible.

Q:	Should BMC stockholders send in their share certificates with their written consent?

A:	No. As soon as practicable after the consummation of the merger, BMC stockholders will receive a form letter of transmittal providing instructions for exchanging their shares of BMC common stock for shares of SBS common stock. Following the consummation of the merger and receipt by the exchange agent of a completed letter of transmittal from BMC stockholders, stockholders of BMC will receive confirmation of the successful exchange of their BMC common stock for shares of SBS common stock. Please do not send in your BMC stock certificates with your written consent.

Q:	What vote is required to approve each SBS proposal?

A:	Proposal to Adopt the Merger Agreement: Adopting the merger agreement requires the affirmative vote of holders of a majority of the shares of SBS common stock outstanding and entitled to vote. Accordingly, an SBS stockholder’s failure to submit a proxy card or to vote in person at the SBS special meeting, an abstention from voting or the failure of an SBS stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Proposal to Approve the Issuance of Shares of SBS Common Stock Pursuant to the Merger Agreement: Approving the issuance of shares of SBS common stock pursuant to the merger agreement requires the affirmative vote of holders of a majority of the shares of SBS common stock present in person, or represented by proxy, and entitled to vote on the proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the issuance of shares of SBS common stock pursuant to the merger agreement, while shares not in attendance at the SBS special meeting will have no effect on the outcome of any vote to approve the issuance of shares of SBS common stock pursuant to the merger agreement (assuming a quorum is present).

Proposal to Approve an Amendment to the SBS 2013 Incentive Compensation Plan: Approving an amendment to the SBS 2013 Incentive Compensation Plan requires the affirmative vote of holders of a majority of the shares of SBS common stock present in person, or represented by proxy, and entitled to vote on the proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve an amendment to the SBS 2013 Incentive Compensation Plan, while shares not in attendance at the SBS special meeting will have no effect on the outcome of any vote to approve an amendment to the SBS 2013 Incentive Compensation Plan (assuming a quorum is present).

Proposal Regarding Certain SBS Merger-Related Executive Compensation Arrangements: In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act), SBS is providing its stockholders with the opportunity to approve, by non-binding advisory vote, certain compensation payments for SBS’s named executive officers in connection with the merger, as set forth in the section entitled “Proposal 4—Advisory Vote on Merger-Related Compensation for SBS Named Executive Officers” beginning on page [●]. Approving merger-related executive compensation requires the affirmative vote of holders of a majority of the shares of SBS common stock present in person, or represented by proxy, and entitled to vote on the proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger-related executive compensation, while shares not in attendance at the SBS special meeting will have no effect on the outcome of any vote to approve the merger-related executive compensation (assuming a quorum is present).

Proposal to Adjourn the SBS Special Meeting: Approving the adjournment of the SBS special meeting (if necessary or advisable to solicit additional proxies if there are not sufficient votes to obtain the SBS stockholder approval) requires the affirmative vote of holders of a majority of the shares of SBS common stock present in person, or represented by proxy, and entitled to vote on the adjournment proposal.

Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the SBS special meeting, while shares not in attendance at the SBS special meeting will have no effect on the outcome of any vote to adjourn the SBS special meeting.

Certain funds affiliated with The Gores Group, LLC (which we refer to as Gores), SBS’s largest stockholder, together with certain executive officers of SBS, which collectively own approximately 43% of SBS’s outstanding common stock, are parties to a voting agreement with BMC (which we refer to as the SBS voting agreement), whereby such stockholders agreed to vote in favor of the adoption of the merger agreement and the issuance of SBS common stock in the merger pursuant to the merger agreement (including by written consent), subject to the terms of the SBS voting agreement. See the section titled “SBS Voting Agreement” beginning on page [●] of this joint proxy and consent solicitation statement/prospectus. The SBS voting agreement is included in this joint proxy and consent solicitation statement/prospectus as Annex D.

Q:	What are the recommendations of the SBS board of directors?

A:	The SBS board of directors (which we refer to as the SBS board) has (i) approved the merger agreement and the consummation of the transactions contemplated therein, including the merger, upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the merger agreement and the transactions contemplated therein, including the merger, are fair to and in the best interests of SBS and its stockholders, (iii) directed that the merger agreement, the merger and the issuance of shares of SBS common stock pursuant to the merger agreement be submitted to SBS stockholders for approval, (iv) recommended that SBS stockholders adopt the merger agreement and approve the issuance of shares of SBS common stock pursuant to the merger agreement and (v) declared that the merger agreement and the transactions contemplated therein, including the merger, are advisable.

Accordingly, the SBS board recommends that SBS stockholders vote:

“FOR” the proposal to adopt the merger agreement;

“FOR” the proposal to issue shares of SBS common stock pursuant to the merger agreement;

“FOR” the proposal to amend the SBS 2013 Incentive Compensation Plan;

“FOR” the proposal to approve, by non-binding advisory vote, certain compensation arrangements for SBS’s named executive officers in connection with the merger; and

“FOR” the proposal to permit the SBS board to adjourn the SBS special meeting (if it is necessary or advisable to solicit additional proxies if there are not sufficient votes to obtain the SBS stockholder approval).

See the sections entitled “The Merger—Recommendation of the SBS Board” and “The Merger—SBS’s Reasons for the Merger” beginning on pages [●] and [●], respectively, for a more detailed discussion of the SBS Board’s recommendations and reasons therefor. In addition, certain of SBS’s officers and directors have financial interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of SBS’s stockholders. These interests are described in more detail in the section titled “The Merger—Interests of Directors and Executive Officers in the Merger—Interests of Directors and Executive Officers of SBS in the Merger” beginning on page [●].

Q:	What written consent by BMC stockholders is required to adopt the merger agreement?

A:	Adopting the merger agreement requires approval by the holders of a majority of the outstanding shares of BMC common stock entitled to vote. Accordingly, a failure to submit a written consent will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Certain funds affiliated with Davidson Kempner Capital Management LP (which we refer to as DK), Robotti & Company Advisors, LLC and MFP Partners, L.P., together with an executive officer of BMC and entities affiliated with another executive officer of BMC, which collectively own approximately 54.5% of BMC’s outstanding common stock, are parties to a voting agreement with SBS (which we refer to as the BMC voting agreement), whereby such stockholders agreed to vote in favor of the adoption of the merger agreement (including by written consent), subject to the terms of the BMC voting agreement. In addition, following the registration statement on Form S-4, of which this joint proxy and consent solicitation statement/prospectus constitutes a part, being declared effective by the Securities and Exchange Commission (which we refer to as the SEC) and subject to the conditions of the BMC voting agreement, the BMC stockholders who are party to the BMC voting agreement will each execute an action by written consent adopting the merger agreement. As a result, BMC expects to receive a number of consents sufficient to satisfy the majority approval requirement described above. See the section titled “BMC Voting Agreement” beginning on page [●] of this joint proxy and consent solicitation statement/prospectus. The BMC voting agreement is included in this joint proxy and consent solicitation statement/prospectus as Annex E.

Q:	What are the recommendations of the BMC board of directors?

A:	The BMC board of directors (which we refer to as the BMC board) determined that the terms of the merger agreement and the transactions contemplated therein, including the merger, are fair to and in the best interest of BMC and its stockholders and accordingly approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement on the terms and subject to the conditions set forth in the merger agreement and recommended that BMC stockholders adopt the merger agreement.

Accordingly, the BMC board recommends that BMC stockholders provide their written consent to adopt the merger agreement.

See the sections entitled “The Merger—Recommendation of the BMC Board” and “The Merger—BMC’s Reasons for the Merger” beginning on pages [●] and [●], respectively, for a more detailed discussion of the BMC board’s recommendations and reasons therefor. In addition, certain of BMC’s officers and directors have financial interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of BMC’s stockholders. These interests are described in more detail in the section titled “The Merger—Interests of Directors and Executive Officers in the Merger—Interests of Directors and Executive Officers of BMC in the Merger” beginning on page [●].

Q:	When do you expect the merger and the other transactions contemplated by the merger agreement to be completed?

A:	SBS and BMC are working to complete the merger and the other transactions contemplated by the merger agreement as soon as practicable, and we anticipate that they will be completed during the fourth quarter of 2015. However, the merger and the other transactions contemplated by the merger agreement are subject to conditions which are described in more detail in this joint proxy and consent solicitation statement/prospectus, and it is possible that factors outside the control of SBS and BMC could result in the merger being completed at a later time, or not at all.

Q:	If the merger is completed, will SBS stockholders receive any merger consideration?

A:	If the merger is completed, SBS stockholders will not receive any merger consideration and will continue to hold the shares of SBS common stock that they currently hold in the combined company. Following the merger, shares of SBS common stock will continue to be traded on the Nasdaq Global Select Market (which we refer to as Nasdaq) under the symbol “STCK.” SBS stockholders will experience dilution of their ownership interests in SBS as a result of the issuance of SBS common stock to the BMC stockholders in connection with the merger.

Q:	If the merger is completed, when can BMC stockholders expect to receive the merger consideration?

A:	As soon as practicable after the completion of the merger, BMC will mail to each BMC stockholder of record written instructions detailing how its stockholders of record can exchange their shares of BMC common stock for shares of SBS common stock.

Q:	Will the value of the merger consideration change between the date of this joint proxy and consent solicitation statement/prospectus and the time the merger is completed?

A:	Yes. Because SBS will issue a fixed fraction of a share of SBS common stock at the closing in exchange for each share of BMC common stock, the value of the merger consideration that BMC stockholders will receive in the merger will depend on the market price of shares of SBS common stock at the time the merger is completed. The market price of shares of SBS common stock when BMC stockholders receive such shares after the merger is completed could be greater than, less than or the same as the market price of shares of SBS common stock on the date of this joint proxy and consent solicitation statement/prospectus.

Q:	What if I hold shares in both SBS and BMC?

A:	If you are a stockholder of both SBS and BMC, you will receive two separate packages of voting materials. A vote as an SBS stockholder for the proposal to adopt the merger agreement and approve the issuance of SBS common stock pursuant to the merger agreement will not constitute a consent as a BMC stockholder for the proposal to adopt the merger agreement, or vice versa. Therefore, please mark, sign, date and return the proxy card you receive from SBS and the written consent you receive from BMC, or submit a proxy as an SBS stockholder over the Internet or by telephone.

About the SBS special meeting

Q:	Who is soliciting my proxy?

A:	The SBS board is providing these SBS proxy materials to you. These materials also constitute a prospectus with respect to the SBS common stock issuable to BMC stockholders in connection with the merger and a consent solicitation statement for holders of BMC common stock.

Q:	When and where will the SBS special meeting be held?

A:	The SBS special meeting will be held at [●] on [●], 2015, at 9:00 a.m., Eastern time, unless the meeting is adjourned or postponed.

Q:	Who is entitled to vote at the SBS special meeting?

A:	SBS has fixed [●], 2015, as the record date for the SBS special meeting (which we refer to as the SBS record date). If you were an SBS stockholder at the close of business on the SBS record date, you are entitled to vote on matters that come before the SBS special meeting or any adjournments thereof. However, an SBS stockholder may only vote his, her or its shares if such holder is present in person or is represented by proxy at the SBS special meeting.

Q:	How many votes do I have?

A:	SBS stockholders are entitled to one vote at the SBS special meeting for each share of SBS common stock held of record as of the SBS record date. As of the close of business on the SBS record date, there were [●] outstanding shares of SBS common stock.

As of the close of business on the SBS record date, SBS’s directors and executive officers and certain of their affiliates beneficially owned [●] shares of SBS common stock entitled to vote at the SBS special meeting. This represents approximately [●]% of the outstanding shares of SBS common stock entitled to be cast at the SBS special meeting. Pursuant to the SBS voting agreement, certain executive officers have agreed to vote in favor of the adoption of the merger agreement and the issuance of SBS common stock in the merger pursuant to the merger agreement, subject to the terms of the SBS voting agreement.

Q:	My shares are held in “street name” by my broker. Will my broker automatically vote my shares for me?

A:	No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this joint proxy and consent solicitation statement/prospectus has been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank, nominee or other holder of record as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Because brokers do not have discretionary voting authority with respect to any of the proposals described in this joint proxy and consent solicitation statement/prospectus, if you, as a beneficial owner of shares of SBS common stock held in “street name” do not give voting instructions to the broker, bank, nominee or other holder of record, then those shares will not be voted on any of the proposals described in this joint proxy and consent solicitation statement/prospectus and will have the same effect as a vote against the proposal to adopt the merger agreement, and will have no effect on the outcome of any vote to issue shares of SBS common stock pursuant to the merger agreement, amend the SBS 2013 Incentive Compensation Plan, approve, by non-binding advisory vote, certain compensation arrangements for SBS’s named executive officers in connection with the merger (in each such case, assuming a quorum is present) or adjourn the SBS special meeting. If you hold shares of SBS common stock through a broker, bank, nominee or other holder of record with custody of your shares, follow the voting instructions you receive from that organization.

Q:	What do I need to do now?

A:	Read and consider the information contained in this joint proxy and consent solicitation statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference into this joint proxy and consent solicitation statement/prospectus, carefully and then please submit your proxy as soon as possible so that your shares may be represented and voted at the SBS special meeting.

Q:	How do SBS stockholders vote?

A:	You can vote in person by completing a ballot at the SBS special meeting, or you can have your shares of SBS common stock voted by proxy at the SBS special meeting. Even if you plan to attend the SBS special meeting, we encourage you to submit your proxy as soon as possible. After carefully reading and considering the information contained in this joint proxy and consent solicitation statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference into this joint proxy and consent solicitation statement/prospectus, please submit your proxy by telephone or over the Internet in accordance with the instructions set forth on the enclosed proxy card, or mark, sign and date the proxy card, and return it in the enclosed postage-paid envelope as soon as possible so that your shares may be voted at the SBS special meeting. For detailed information, see the section entitled “The SBS Special Meeting—How to Submit Your Proxy” beginning on page [●]. YOUR VOTE IS VERY IMPORTANT.

Q:	Can I change my vote after I have submitted a proxy by telephone or over the Internet or submitted my completed proxy card?

A:

Yes. You can change your vote by revoking or revising your proxy at any time before it is voted at the SBS special meeting. You can do this in one of four ways: (i) submit a proxy again by telephone or over the

Internet prior to 11:59 p.m., Eastern time, on the night before the SBS special meeting; (ii) sign another proxy card with a later date than your previously delivered proxy and return it prior to 11:59 p.m., Eastern time, on the night before the SBS special meeting; (iii) attend the SBS special meeting and vote in person; or (iv) send a written notice of revocation to the corporate secretary of SBS at 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617 so that it is received prior to 11:59 p.m., Eastern time, on the night before the SBS special meeting.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:	What should SBS stockholders do if they receive more than one set of voting materials for the SBS special meeting?

A:	You may receive more than one set of voting materials for the SBS special meeting, including multiple copies of this joint proxy and consent solicitation statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of SBS common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Whom should I call if I have questions about the proxy materials or voting procedures?

A:	If you have questions about the merger or if you need assistance in submitting your proxy for your shares of SBS common stock or need additional copies of this joint proxy and consent solicitation statement/prospectus or the enclosed proxy card, you should contact our proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834.

If your shares are held in a stock brokerage account or by a broker, bank, nominee or other holder of record, you should contact your broker, bank, nominee or other holder of record for additional information about proxy materials or voting procedures.

About the BMC consent solicitation

Q:	Who is soliciting my written consent?

A:	The BMC board is providing these BMC consent solicitation materials to you to request that holders of BMC common stock execute and return written consents to adopt the merger agreement. These materials also constitute a prospectus with respect to the SBS common stock issuable to BMC stockholders in connection with the consummation of the merger and a proxy statement for holders of SBS common stock.

Q:	Who is entitled to give a written consent in the BMC consent solicitation?

A:	The BMC board has set [●], 2015, as the record date (which we refer to as the BMC record date) for determining holders of shares of BMC common stock entitled to execute and deliver written consents with respect to the BMC consent solicitation. Holders of BMC common stock on the record date will be entitled to give or withhold consent using the written consent furnished with this joint proxy and consent solicitation statement/prospectus. If you are a BMC stockholder on the record date and you are entitled to vote on the proposal, you will be able to give or withhold consent with respect to the adoption of the merger agreement.

As of the close of business on the BMC record date, BMC’s directors and executive officers beneficially owned [●] shares of BMC common stock, in the aggregate, entitled to provide consents in the BMC consent solicitation. This represents approximately [●]% in voting power of the outstanding shares of BMC common stock entitled to provide consents in the BMC consent solicitation. Pursuant to the BMC voting agreement, an executive officer of BMC and entities affiliated with another executive officer of BMC have agreed to vote in favor of the adoption of the merger agreement, subject to the terms of the BMC voting agreement.

Q:	How many votes do I have?

A:	BMC stockholders are entitled to one vote in the BMC consent solicitation for each share of BMC common stock held as of the BMC record date. As of the close of business on the BMC record date, there were [●] outstanding shares of BMC common stock.

Q:	What if I am a record holder and I do not indicate a decision with respect to the proposal to adopt the merger agreement?

A:	If you are a record holder and you return a signed written consent without indicating your decision on the proposal to adopt the merger agreement, you will have given your consent to adopt the merger agreement, as described in the enclosed form of consent.

Q:	What is the deadline for returning my written consent?

A:	The BMC board has set [●], 2015, as the targeted final date for receipt of written consents. BMC reserves the right to extend the final date for receipt of written consents beyond [●], 2015. Any such extension may be made without notice to BMC stockholders.

Q:	How do BMC stockholders provide their written consent?

A:	If you hold shares of BMC common stock as of the BMC record date for granting written consent and you wish to submit your consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to BMC. Once you have completed, dated and signed your written consent, deliver it to BMC by faxing your written consent to (208) 331-4477, by emailing a .pdf copy of your written consent to bmc.shareholder.consent@buildwithbmc.com or by mailing your written consent to BMC.

Following the registration statement on Form S-4, of which this joint proxy and consent solicitation statement/prospectus constitutes a part, being declared effective by the SEC and subject to the conditions of the BMC voting agreement, the BMC stockholders who are party to the BMC voting agreement will each execute an action by written consent adopting the merger agreement. Therefore, holders of a sufficient number of shares of BMC common stock required to adopt the merger agreement will adopt the merger agreement, and BMC will not be holding a stockholders’ meeting to consider the proposal to adopt the merger agreement, and therefore you will be unable to vote in person by attending a stockholders’ meeting.

Q:	Can I change or revoke my written consent?

A:	Yes. If you are a record holder of BMC common stock on the BMC record date, you may change or revoke your consent to the proposal to adopt the merger agreement at any time before the consents of a sufficient number of shares to adopt the merger agreement have been delivered to BMC. If you wish to change or revoke your consent before that time, you may do so by delivering a notice of revocation or by sending in a new written consent with a later date, in each case, by one of the means described in the section entitled “BMC Solicitation of Written Consents—Submission of Consents” beginning on page [●].

Q:	Whom may I contact if I cannot locate my BMC stock certificate(s)?

A:	If you cannot locate your certificates representing shares of BMC common stock and believe them to be lost, stolen or destroyed, please follow the instructions in the letter of transmittal you will receive from the exchange agent dealing with lost, stolen or destroyed certificates. You will then be provided with an affidavit of lost stock certificates to complete and return to BMC, or if you provide such affidavit after the merger occurs, to the exchange agent.

Q:	What do I need to do now?

A:	Read and consider the information contained in this joint proxy and consent solicitation statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference into this joint proxy and consent solicitation statement/prospectus, carefully and then please submit your written consent for your BMC common stock as soon as possible.

Q:	Whom should I call if I have questions about the consent solicitation?

A:	If you have questions about the merger agreement, the merger or the process for returning your written consent, or if you need additional copies of this document or a replacement written consent, please contact: Building Materials Holding Corporation, Attention: General Counsel, (678) 222-1219, Two Lakeside Commons, Suite 500, 980 Hammond Drive NE, Atlanta, Georgia 30328.

SUMMARY

This summary highlights selected information from this joint proxy and consent solicitation statement/prospectus and may not contain all of the information that may be important to you. Accordingly, SBS stockholders and BMC stockholders are encouraged to carefully read this entire joint proxy and consent solicitation statement/prospectus, including the annexes, and the other documents to which SBS and BMC refer for a more complete understanding of the merger agreement and the transactions contemplated therein. In addition, SBS and BMC encourage you to read the information about SBS incorporated by reference into this joint proxy and consent solicitation statement/prospectus, which includes important business and financial information about SBS, and to read the information in the section entitled “BMC’s Business” beginning on page [●] of this joint proxy and consent solicitation statement/prospectus, which includes important business and financial information about BMC. Stockholders of SBS and BMC may obtain the information about SBS incorporated by reference into this joint proxy and consent solicitation statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page [●] of this joint proxy and consent solicitation statement/prospectus. Each item in this summary refers to the page of this joint proxy and consent solicitation statement/prospectus on which that subject is discussed in more detail.

This summary and the balance of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read “Cautionary Information Regarding Forward-Looking Statements” on page [●] of this joint proxy and consent solicitation statement/prospectus.

The Companies (see page [●] and [●] )

Stock Building Supply Holdings, Inc.

8020 Arco Corporate Drive, Suite 400

Raleigh, North Carolina 27617

(919) 431-1000

SBS and its subsidiaries (which we refer to as the SBS Group) is a diversified lumber and building materials distributor and solutions provider that sells to new construction and repair and remodeling contractors. The SBS Group carries a broad line of products and has operations in 13 states throughout the United States. The SBS Group’s primary products are lumber and lumber sheet goods, millwork, doors, flooring, windows, structural components such as engineered wood products, trusses and wall panels and other exterior products. Additionally, the SBS Group provides solution-based services to its customers, including design, product specification and installation management services. The SBS Group serves a broad customer base, including large-scale production homebuilders, custom homebuilders and repair and remodeling contractors. The SBS Group offers a broad range of products sourced through a strategic network of suppliers, which together with the SBS Group’s various solution-based services, represent approximately 50% of the construction cost of a typical new home.

The SBS Group has operations in 13 states, which states accounted for approximately 49% of 2014 U.S. single-family housing permits according to the U.S. Census Bureau. The SBS Group’s primary operating regions include the South and West regions of the United States (as defined by the U.S. Census Bureau), with a significant portion of its net sales derived from markets within Texas, North Carolina, California, Georgia and Utah. The SBS Group serves its customers from 69 locations, which include 51 distribution and retail operations, 21 millwork fabrication operations, 15 structural components fabrication operations and 13 flooring operations. Given the local nature of its business, the SBS Group locates its facilities in close proximity to its key customers and often co-locates multiple operations in one facility to increase customer service and efficiency.

SBS is a Delaware corporation and its common stock is listed on Nasdaq under the ticker symbol “STCK.” SBS’s predecessor was incorporated as Carolina Builders Corporation in Raleigh, North Carolina, in 1922 and began operating under the Stock Building Supply name in 2003.

Additional information about SBS and its subsidiaries is included in the documents incorporated by reference into this joint proxy and consent solicitation statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page [●] of this joint proxy and consent solicitation statement/prospectus.

Building Materials Holding Corporation

Two Lakeside Commons

980 Hammond Drive NE, Suite 500

Atlanta, GA 30328

(678) 222-1219

BMC, headquartered in Atlanta, Georgia, is a leading provider of residential building products and construction services to professional builders and contractors primarily in the western and southeastern United States and Texas. BMC distributes lumber and other building materials, including millwork and trusses. In conjunction with these offerings, BMC also provides targeted construction services, which include framing, insulation, stucco installation and other specialty installation offerings. BMC also manufactures customized millwork and truss offerings, which include roof and floor trusses.

BMC serves its customers through an integrated network of 38 lumber yards, 18 truss manufacturing facilities, 26 millwork operations and 8 showroom and design centers strategically located in markets in the western and southeastern United States and Texas. BMC maintains centralized corporate controls to monitor purchases and sales, while relying on its market managers and sales force to best service specific market needs. Based on single-family building permit activity data compiled by the National Association of Home Builders (which we refer to as NAHB) for the six months ended June 30, 2015, BMC provides building products and construction services in 11 of the top 25 single-family construction markets in the United States, and most of its facilities are located in markets that benefit from year-round construction.

The Merger (see page [●])

The Merger Agreement (see page [●]and Annex A)

On June 2, 2015, SBS and BMC entered into the merger agreement. The merger agreement is the legal document governing the merger and is included in this joint proxy and consent solicitation statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this joint proxy and consent solicitation statement/prospectus of the terms and conditions of the merger are qualified in their entirety by reference to the full text of the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.

The Merger (see page [●])

SBS and BMC have entered into the merger agreement, which provides that, subject to the terms and conditions of the merger agreement, and in accordance with the DGCL, upon the completion of the merger, BMC will merge with and into SBS, with SBS surviving the merger and in connection therewith changing its name to BMC Stock Holdings, Inc. Upon the completion of the merger, each share of BMC common stock that is issued and outstanding immediately before the completion of the merger (other than (i) shares owned by BMC as treasury stock or by any direct or indirect wholly owned subsidiary of BMC immediately prior to the effective time, which will be cancelled upon completion of the merger, and (ii) shares held by any stockholder of BMC who has not consented in writing to the adoption of the merger agreement and has complied with all the provisions of Section 262 of the DGCL concerning the right of holders of shares of BMC common stock to demand appraisal of such shares of BMC common stock) will be converted into the right to receive shares of SBS common stock as determined by the exchange ratio.

The Merger Consideration (see page [●])

The merger agreement provides that, upon the completion of the merger, each share of BMC common stock that is issued and outstanding immediately before the completion of the merger (other than (i) shares owned by BMC as treasury stock or by any direct or indirect wholly owned subsidiary of BMC immediately prior to the effective time, which will be cancelled upon completion of the merger, and (ii) shares held by any stockholder of BMC who has not consented in writing to the adoption of the merger agreement and has complied with all the provisions of Section 262 of the DGCL concerning the right of holders of shares of BMC common stock to demand appraisal of such shares of BMC common stock) will be converted into the right to receive 0.5231 shares of SBS common stock (which is referred to as the exchange ratio, as it may be adjusted as described in the following sentence). The merger agreement provides that, in the event the number of outstanding shares of SBS common stock or BMC common stock, as the case may be, changes between the date of the merger agreement and immediately prior to the effective time of the merger as a result of any stock dividend, subdivision, reclassification, split, combination or exchange of shares, or similar event, the exchange ratio will be adjusted to provide to SBS and holders of BMC common stock the same economic effect as contemplated by the merger agreement prior to such event. Upon the closing of the merger (which we refer to as the closing), BMC stockholders will own approximately 60% of the combined company, with SBS stockholders immediately prior to the effective time owning approximately 40% of the combined company.

No fractional shares of SBS common stock will be issued in connection with the merger, and holders of BMC common stock will be entitled to receive cash in lieu thereof.

For additional information regarding the value of the shares of SBS common stock to be issued to BMC stockholders, see the section entitled “Unaudited Pro Forma Combined Financial Information—Accounting Treatment” beginning on page [●]. For a description of SBS common stock to be issued in connection with the merger, see the section entitled “Description of SBS Capital Stock Upon Completion of the Merger” beginning on page [●].

Upon consummation of the merger, SBS’s amended and restated certificate of incorporation (which we refer to as the SBS charter) shall, by virtue of the merger, be amended and restated in its entirety to read as set forth in the amended and restated charter of BMC Stock Holdings, Inc., which is attached as Annex C to this joint proxy and consent solicitation statement/prospectus. See “Description of SBS Capital Stock Upon Completion of the Merger” beginning on page [●].

Treatment of BMC Stock Plans (see page [●])

If the merger is completed, the combined company will assume all obligations of BMC under the BMC stock plans, including BMC’s time-vesting restricted stock units and performance-vesting restricted stock units. At the effective time of the merger, (i) each BMC time-vesting restricted stock unit outstanding immediately prior to such time will be converted, on the same terms and conditions as were applicable to such BMC time-vesting restricted stock unit at such time (including any acceleration of vesting in connection with the consummation of the merger), into a restricted stock unit award with respect to that number of shares of SBS common stock determined by multiplying each BMC time-vesting restricted stock unit by the exchange ratio, rounded up to the nearest whole share, and (ii) the performance goals of each award of BMC performance-vesting restricted stock unit outstanding immediately prior to such time will be deemed satisfied at maximum and will be converted, on the same terms and conditions (other than the terms and conditions relating to the achievement of performance goals), into a restricted stock unit award with respect to that number of shares of SBS common stock determined by multiplying each BMC performance-vesting restricted stock unit by the exchange ratio, rounded up to the nearest whole share, provided that the vesting criteria applicable to such conversion will provide for vesting based solely on the holder’s continuation of service through the time of vesting. For a more detailed discussion of the treatment of the converted time-vesting restricted stock units and the converted performance-vesting restricted stock units as a result of the merger, see the section entitled “The Merger Agreement—Treatment of BMC Stock Plans” beginning on page [●].

Recommendation of the SBS Board of Directors (see page [●])

The SBS board has determined that the merger agreement and the transactions contemplated therein, including the merger and the issuance of shares of SBS common stock pursuant to the merger agreement, are advisable and fair to and in the best interests of SBS and its stockholders and has unanimously approved the merger agreement, the merger and the other transactions contemplated therein. For the factors considered by the SBS board in reaching its decision to approve the merger agreement and the transactions contemplated therein, including the merger and the issuance of shares of SBS common stock pursuant to the merger agreement, see the section titled “The Merger—SBS’s Reasons for the Merger” beginning on page [●].

Recommendation of the BMC Board of Directors (see page [●])

The BMC board has determined that the merger agreement, the terms thereof, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of BMC and its stockholders and has unanimously approved the merger agreement and the transactions contemplated therein, including the merger. The BMC board unanimously recommends that BMC stockholders consent to the adoption of the merger agreement. For the factors considered by the BMC board in reaching its decision to approve the merger agreement, thereby approving the merger and the other transactions contemplated therein, see the section titled “The Merger—BMC’s Reasons for the Merger” beginning on page [●] of this joint proxy and consent solicitation statement/prospectus.

Ancillary Agreements (see page [●])

SBS Voting Agreement (see page [●] and Annex D)

Simultaneously with the execution of the merger agreement, certain funds affiliated with Gores, SBS’s largest stockholder, together with certain executive officers of SBS, which collectively own approximately 43% of SBS’s outstanding common stock, entered into the SBS voting agreement with BMC, pursuant to which such holders have agreed, among other things, to vote in favor of the adoption of the merger agreement and the issuance of SBS common stock pursuant to the merger agreement, subject to the terms of the SBS voting agreement. The SBS voting agreement is included in this joint proxy and consent solicitation statement/prospectus as Annex D.

BMC Voting Agreement (see page [●] and Annex E)

Simultaneously with the execution of the merger agreement, certain funds affiliated with DK, Robotti & Company Advisors, LLC and MFP Partners, L.P., together with an executive officer of BMC and entities affiliated with another executive officer of BMC, which collectively own approximately 54.5% of BMC’s outstanding common stock, entered into the BMC voting agreement with SBS, pursuant to which such holders have agreed, among other things, to vote in favor of the adoption of the merger agreement (including by written consent), subject to the terms of the BMC voting agreement. The BMC voting agreement is included in this joint proxy and consent solicitation statement/prospectus as Annex E.

Following the registration statement on Form S-4, of which this joint proxy and consent solicitation statement/prospectus constitutes a part, being declared effective by the SEC and subject to the conditions of the BMC voting agreement, the BMC stockholders who are party to the BMC voting agreement will each execute an action by written consent adopting the merger agreement. Therefore, holders of a sufficient number of shares of BMC common stock required to adopt the merger agreement will adopt the merger agreement, and no meeting of BMC stockholders to adopt the merger agreement will be held. Nevertheless, all BMC stockholders will have the opportunity to adopt the merger agreement by signing and returning to BMC a written consent.

Registration Rights Agreement (see page [●] and Annex G)

Simultaneously with the execution of the merger agreement, but effective only as of the effective time of the merger, SBS entered into a registration rights agreement with certain stockholders affiliated with DK, Robotti & Company Advisors, LLC and Gores (which we refer to as the stockholder group). Pursuant to the registration rights agreement and subject to certain conditions and limitations stated therein, SBS will grant the stockholder group registration rights with respect to the shares of SBS common stock held by such stockholders immediately after giving effect to the merger. These rights will include demand registration rights, shelf registration rights and “piggyback” registration rights, as well as customary indemnification. The registration rights are subject to certain holdback and suspension periods. All fees, costs and expenses related to registrations generally will be borne by SBS, other than underwriting discounts and commissions attributable to the sale of registrable shares by the stockholder group pursuant to a demand registration or a piggyback registration, as applicable. The registration rights agreement is included in this joint proxy and consent solicitation statement/prospectus as Annex G.

Opinion of SBS’s Financial Advisor (see page [●] and Annex H)

On June 2, 2015, at a meeting of the SBS board held to evaluate the merger, Barclays Capital Inc. (which we refer to as Barclays) rendered its oral opinion (which was subsequently confirmed in writing) to the SBS board to the effect that, as of the date of the opinion and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in Barclays’ written opinion, from a financial point of view, the exchange ratio to be paid by SBS in the merger was fair to SBS. Pursuant to the terms of their engagement letter, SBS paid Barclays a fee of $1.0 million upon delivery of its fairness opinion and SBS has agreed to pay an additional fee of $6.5 million upon completion of the merger.

The full text of Barclays’ written opinion, dated as of June 2, 2015, is attached as Annex H to this joint proxy and consent solicitation statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. SBS encourages you to read the opinion carefully in its entirety. Barclays’ opinion was addressed to the SBS board, addressed only the fairness, from a financial point of view, of the exchange ratio to be paid by SBS in the merger, and does not constitute a recommendation to any stockholder of SBS as to how such stockholder should vote with respect to the merger.

Opinion of BMC’s Financial Advisor (see page [●] and Annex I)

Goldman, Sachs & Co. (which we refer to as Goldman Sachs) delivered its opinion to the BMC board that, as of June 2, 2015, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of BMC common stock. Pursuant to the terms of their engagement letter, BMC has agreed to pay Goldman Sachs a transaction fee of $6.0 million, provided that BMC may determine to increase such fee by up to $1.0 million at its discretion, all of which is payable upon consummation of the merger.

The full text of the written opinion of Goldman Sachs, dated June 2, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex I to this joint proxy and consent solicitation statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of the BMC board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of BMC’s common stock should vote with respect to the merger or any other matter.

Interests of Directors and Executive Officers in the Merger (see page [●])

Certain of BMC’s and SBS’s directors and executive officers have financial interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of BMC’s and SBS’s stockholders, respectively. BMC’s executive officers will be eligible to participate in a transaction bonus pool that BMC is establishing in connection with the merger. Aggregate payments under this transaction bonus pool are not expected to exceed $700,000. Mr. Alexander will be entitled to receive an allocation of at least $210,000 from the transaction bonus pool and the remainder of the transaction bonus pool will be allocated to certain of BMC’s executive officers in Mr. Alexander’s sole discretion following the closing of the merger.

SBS’s executive officers are entitled to accelerated vesting with respect to unvested restricted stock and stock options. Assuming the closing of the merger was completed on September 30, 2015, the estimated value of these interests of the SBS executive officers is approximately $2.4 million in the aggregate (assuming a price per share of SBS common stock of $19.34, based on the average closing market price of a share of SBS common stock on Nasdaq over the first five business days following the first public announcement of the merger agreement). Assuming the closing of the merger was completed on September 30, 2015, and all of SBS’s executive officers experienced a termination without cause or if the executive officer resigned for good reason on such date, SBS’s executive officers would be entitled to cash severance payments and other benefits with a total value of approximately $10.44 million (collectively, not individually, and excluding the value of any accelerated vesting of restricted stock or stock options).

The members of the SBS board and the BMC board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, the transactions contemplated therein and in recommending to SBS and BMC stockholders that, in the case of the SBS stockholders, the merger agreement be adopted and the issuance of SBS common stock pursuant to the merger agreement be approved and, in the case of the BMC stockholders, the merger agreement be adopted. These interests are described in more detail in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page [●].

Board Composition and Management of the Combined Company After the Merger (see page [●])

As provided in the merger agreement, upon the closing of the merger, the board of directors of the combined company will be made up of nine members and divided into three classes. SBS has agreed to take all necessary action to cause (i) five designees of BMC, currently expected to be Peter C. Alexander (BMC’s chief executive officer), Carl R. Vertuca, Jr., David Bullock, Michael Miller and James O’Leary, (ii) three designees of SBS, currently expected to be Jeffrey G. Rea (SBS’s president and chief executive officer), David L. Keltner and Barry J. Goldstein and (iii) one designee mutually agreed by BMC and SBS as promptly as practicable after the date of the merger agreement, to constitute the board of directors of the combined company. In considering an individual to be mutually agreed by BMC and SBS as the ninth designee, BMC and SBS have agreed to consider in good faith a current director of SBS (other than those set forth in the preceding sentence) as a potential candidate. If BMC and SBS are unable to mutually agree on the ninth designee, then the SBS board will cause the number of directors to be eight and the combined company board of directors (which we refer to as the combined company board) will duly nominate a candidate for election to an additional seat to be created by the combined company board, the vacancy of which will be filled by the requisite vote of the stockholders at the first annual meeting of the combined company. The combined company charter provides that, subject to the rights of holders of preferred stock, newly created directorships, whether resulting from any increase in the authorized number of directors or any vacancies in the combined company board, may be filled only by resolution of (i) prior to the date of the 2017 annual meeting of the combined company stockholders, (A) a majority of the directors then in office, including at least one director originally designated by SBS or any successor to such director whose nomination and election was approved by a director originally designated by SBS (which we refer to as an SBS director), with respect to any such newly created directorships and any such vacancies in any directorship with respect to a director who was originally an SBS director, and (B) a majority of the directors then in office with respect to any other such vacancies, or (ii) from and after the date of the 2017 annual meeting of the combined company stockholders, a majority of the directors then in office, in each case covered by clauses (i) and (ii) although less than a quorum, or, if applicable, by a sole remaining director.

As provided in the merger agreement, SBS has agreed to take all necessary action to cause Mr. Alexander, currently BMC’s chief executive officer, to become the chief executive officer of the combined company upon the closing of the merger. If Mr. Alexander is not, or is reasonably expected not to be, the chief executive officer of BMC immediately prior to the effective time, then SBS and BMC will mutually agree with respect to the selection of a chief executive officer of the combined company at the closing of the merger. The merger agreement also provides that, subject to each such person’s agreement on terms reasonably acceptable to BMC, SBS will take all necessary action to cause (i) Bryan J. Yeazel, currently SBS’s chief operating officer, to be elected as general counsel of the combined company upon the closing of the merger and (ii) James F. Major, Jr., currently SBS’s chief financial officer, to be elected as chief financial officer of the combined company upon the closing of the merger. If either of Messrs. Yeazel or Major is not willing or able to serve as an executive officer of the combined company in such capacity at the closing of the merger, then the respective chief executive officers of SBS and BMC will mutually agree with respect to the selection of another individual to serve in the place of such individual at the completion of the merger, and SBS will take all necessary action to cause such person to be so elected. As integration planning has progressed since the date of the merger agreement, the respective chief executive officers of SBS and BMC along with Mr. Yeazel have determined that he will not serve as general counsel of the combined company.

As of the closing of the merger (or, if impracticable, as soon as reasonably practicable following the closing of the merger), the combined company’s headquarters will move to Atlanta, Georgia. The combined company intends to retain its main operational center in Raleigh, North Carolina. The combined company plans to continue to operate under both the “Stock Building Supply” and “BMC” names in their respective local markets, though the combined company’s name will be changed to BMC Stock Holdings, Inc. in connection with the closing of the merger.

Governmental and Regulatory Approvals Required for the Merger (see page [●])

The merger is subject to review by the Federal Trade Commission (which we refer to as FTC) and the U.S. Department of Justice Antitrust Division (which we refer to as DOJ) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the HSR Act). Under the HSR Act, SBS and BMC are required to make pre-merger notification filings, and SBS and BMC must await the expiration or termination of the statutory waiting periods prior to completing the business combination. On June 11, 2015, SBS and BMC made pre-merger notification filings under the HSR Act. On June 25, 2015, SBS and BMC received notice from the FTC of the early termination of the statutory waiting period under the HSR Act.

Any time before or after the consummation of the transactions contemplated by the merger agreement, the FTC, the DOJ or a U.S. state attorney general could challenge or seek to block the business combination under antitrust laws, as it deems necessary or desirable in the public interest. Moreover, a competitor, customer or other third party could initiate a private action under antitrust laws challenging or seeking to enjoin the business combination, before or after it is completed. SBS and BMC do not believe that the completion of the business combination will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the business combination on antitrust grounds will not be made or, if this challenge is made, what the result will be. See the sections entitled “The Merger—Governmental and Regulatory Approvals” and “The Merger Agreement—Conditions to the Merger” beginning on pages [●] and [●], respectively.

SBS must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of SBS common stock and the filing of this joint proxy and consent solicitation statement/prospectus with the SEC. As of the date hereof, the registration statement of which this joint proxy and consent solicitation statement/prospectus constitutes a part has not become effective.

No Solicitation by BMC (see page [●])

BMC has agreed, from the date of the merger agreement until the closing of the merger, or, if earlier, the termination of the merger agreement in accordance with its terms, not to: (i) solicit, initiate, induce or knowingly facilitate or encourage the submission or announcement of an acquisition proposal (as defined under the heading “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page [●]); (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to it or any of its subsidiaries to, or otherwise cooperate in any way with, assist or facilitate any person with respect to, or cooperate in any way with any person with respect to any acquisition proposal or any inquiry or proposal that may reasonably be expected to lead to an acquisition proposal; (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow it or any of its affiliates to execute or enter into, any acquisition agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any acquisition proposal, or requiring, or reasonably expected to cause, it to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the merger or any of the other transactions contemplated by the merger agreement; or (iv) resolve, propose or agree to do any of the foregoing.

Notwithstanding these restrictions, the merger agreement provides that, subject to certain conditions, prior to obtaining the BMC stockholder approval, under specified circumstances, the BMC board may furnish information to, or participate in discussions and negotiations with, third parties in response to a bona fide written acquisition proposal from a third party that did not result primarily from a breach of the non-solicitation provisions of the merger agreement if, among other things, the BMC board, after consultation with outside counsel and its financial advisor, determines in good faith that the acquisition proposal could reasonably be expected to lead to a superior proposal (as defined under the heading “The Merger Agreement—Board Recommendations” beginning on page [●]).

No Solicitation by SBS (see page [●])

SBS has agreed, from the date of the merger agreement until the closing of the merger, or, if earlier, the termination of the merger agreement in accordance with its terms, not to: (i) solicit, initiate, induce or knowingly facilitate or encourage the submission or announcement of an acquisition proposal (as defined under the heading “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page [●]); (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to it or any of its subsidiaries to, or otherwise cooperate in any way with, assist or facilitate any person with respect to, or cooperate in any way with any person with respect to any acquisition proposal or any inquiry or proposal that may reasonably be expected to lead to an acquisition proposal; (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow it or any of its affiliates to execute or enter into, any acquisition agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any acquisition proposal, or requiring, or reasonably expected to cause, it to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the merger or any of the other transactions contemplated by the merger agreement; or (iv) resolve, propose or agree to do any of the foregoing.

Notwithstanding these restrictions, the merger agreement provides that, subject to certain conditions, prior to obtaining the SBS stockholder approval, under specified circumstances, the SBS board may furnish information to, or participate in discussions and negotiations with, third parties in response to a bona fide written acquisition proposal from a third party that did not result primarily from a breach of the non-solicitation provisions of the merger agreement if, among other things, the SBS board, after consultation with outside counsel and its financial advisor, determines in good faith that the acquisition proposal could reasonably be expected to lead to a superior proposal (as defined under the heading “The Merger Agreement—Board Recommendations” beginning on page [●]).

Conditions to Completion of the Merger (see page [●])

The completion of the transactions contemplated by the merger agreement is subject to the satisfaction or waiver of certain conditions, including: (i) receipt of the SBS stockholder approval and the BMC stockholder approval; (ii) the authorization of the listing of the shares of SBS common stock to be issued in the merger on Nasdaq; (iii) the termination or expiration of any waiting period (and any extension thereof) applicable to the merger under the HSR Act; (iv) the absence of any law or order from any court or governmental entity prohibiting, enjoining or making illegal the consummation of the transactions contemplated by the merger agreement; (v) the effectiveness of the registration statement on Form S-4, of which this joint proxy and consent solicitation statement/prospectus constitutes a part, the absence of any stop order or any proceedings seeking a stop order and the receipt of all state securities or “blue sky” authorizations necessary for the issuance of the SBS common stock pursuant to the merger agreement; and (vi) the receipt by BMC of a certain tax opinion.

Closing of the Merger (see page [●])

Under the terms of the merger agreement, the closing will take place concurrently with all necessary filings with the Secretary of State of the State of Delaware on a date as specified by the parties but no later than the third business day after the satisfaction or waiver of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied on the closing date, but subject to the satisfaction or waiver of those conditions) or on such other date as agreed in writing by SBS and BMC (we refer to such date as the closing date).

Termination of Merger Agreement (see page [●])

The merger agreement may be terminated at any time prior to the closing (except as specified below, including after the SBS stockholder approval or BMC stockholder approval is obtained) as follows: (i) by mutual written consent of SBS and BMC; (ii) by written notice of either SBS or BMC, (a) if the merger has not been completed on or before December 31, 2015 (which we refer to as the end date); provided that the terminating party has complied in all material respects with its obligations under the merger agreement; (b) if a governmental entity issues a judgment, injunction, order or decree or takes any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; provided that such action or proceeding is not due to the terminating party’s failure to comply in all material respects with its obligations under the merger agreement; (c) if SBS stockholders do not adopt the merger agreement and approve the proposal to issue SBS common stock pursuant to the merger agreement; or (d) if the other party breaches or fails to perform any of its covenants or agreements, or if any of the representations or warranties of the other party fails to be true and correct, which breach or failure (i) would give rise to the failure of a closing condition regarding the accuracy of the other party’s representations and warranties or the performance of the other party’s obligations under the merger agreement and (ii) is not reasonably capable of being cured by the end date or, if reasonably capable of being cured, shall not have been cured (A) within 30 days following receipt of written notice from terminating party of such breach or failure or (B) any shorter period of time that remains between the date such terminating party provides written notice of such breach or failure and the end date; provided that the terminating party shall not have the right to terminate the merger agreement if it is then in material breach of any covenant or agreement contained in the merger agreement, or if any of the representations or warranties of it contained therein then fails to be true and correct, which breach or failure would give rise to the failure of a closing condition regarding the accuracy of such party’s representations and warranties or the performance of the such party’s obligations under the merger agreement; (iii) prior to obtaining the BMC stockholder approval, by SBS if the BMC stockholder approval has not been obtained within five business days after the date of the registration statement on Form S-4, of which this joint proxy and consent solicitation statement/prospectus constitutes a part, is declared effective by the SEC and pursuant to the conditions of the merger agreement; (iv) prior to obtaining the requisite stockholder approval, by BMC or SBS, as the case may be, in the event that such party’s board of directors effects a recommendation change due to a superior proposal (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page [●]); provided, that such party has complied with the requirements of the non-solicitation, notices and negotiation provisions of the merger agreement and is not in breach of such provisions; or (v) prior to obtaining the requisite stockholder approval, by BMC or SBS, as the case may be, in the event the other party’s board of directors effect a recommendation change or the other party is in breach of the non-solicitation provisions of the merger agreement.

Termination Fees; Expenses (see page [●])

Under specified circumstances, SBS may be required to pay a termination fee of $15.73 million to BMC if the merger agreement is terminated. Under specified circumstances, SBS may also be required to reimburse certain out-of-pocket fees and expenses incurred by BMC in connection with the transaction, up to an aggregate maximum amount of $5.0 million if the merger agreement is terminated (which amount will be credited against the termination fee referred to in the preceding sentence, if that termination fee becomes payable). See the section entitled “The Merger Agreement—Termination Fees; Expenses” beginning on page [●].

Under specified circumstances, BMC may be required to pay a termination fee of $23.6 million to SBS if the merger agreement is terminated. Under specified circumstances, BMC may also be required to reimburse certain out-of-pocket fees and expenses incurred by SBS in connection with the transaction, up to an aggregate maximum amount of $5.0 million if the merger agreement is terminated (which amount will be credited against the termination fee referred to in the preceding sentence, if that termination fee becomes payable). See the section entitled “The Merger Agreement—Termination Fees; Expenses” beginning on page [●].

Except for the potential termination fees and expense reimbursement described above, each of SBS and BMC agreed to pay its own fees and expenses incurred in connection with the merger and the merger agreement, provided that each company has agreed to pay 50% of the costs and expenses incurred in connection with, among other specified fees, (i) any expenses incurred relating to the printing and mailing of this joint proxy and consent solicitation statement/prospectus and (ii) any filing fees relating to the filings required by or under the Securities Act of 1933, as amended (which we refer to as the Securities Act), with respect to this joint proxy and consent solicitation statement/prospectus, the HSR Act or any other antitrust, competition, investment, trade regulation or similar laws.

Material U.S. Federal Income Tax Considerations (see page [●])

BMC will receive an opinion of its tax advisor to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the Code). In general, BMC stockholders will not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of BMC common stock for shares of SBS common stock, except for cash received in lieu of fractional shares and except for BMC stockholders who exercise their appraisal rights with respect to the merger. Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, you are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the merger to you.

Listing of SBS Common Stock (see page [●])

Pursuant to the terms of the merger agreement, an application to have the shares of SBS common stock issued to BMC stockholders in the merger approved for listing on Nasdaq was made on September 18, 2015. Pursuant to Nasdaq rules, the combined company will be required to comply with Nasdaq’s initial listing requirements.

Comparative Market Price Information (see page [●])

SBS common stock is listed on Nasdaq under the symbol “STCK.” However, currently there is no established public trading market for BMC common stock. The following table sets forth the closing sale prices per share of SBS common stock on June 2, 2015, the last full trading day immediately preceding the public announcement of the merger agreement, and on [●], 2015, the latest practicable date prior to the date of this joint proxy and consent solicitation statement/prospectus.

	SBS Common Stock			BMC Common Stock
June 2, 2015		$18.10		N/A
[●], 2015	$	[●	]	N/A

Comparison of the Rights of Holders of SBS Common Stock and BMC Common Stock (see page [●])

As a result of the completion of the merger, holders of BMC common stock will become holders of SBS common stock. Each of SBS and BMC is a Delaware corporation governed by the DGCL, but the rights of SBS stockholders currently are governed by the SBS charter and SBS’s amended and restated bylaws (which we refer to as the SBS bylaws), while the rights of BMC stockholders are currently governed by BMC’s amended and restated certificate of incorporation (which we refer to as the BMC charter) and BMC’s amended and restated bylaws (which we refer to as the BMC bylaws). Upon consummation of the merger, the SBS charter shall, by virtue of the merger, be amended and restated in its entirety to read as set forth in the combined company charter, which is attached as Annex C to this joint proxy and consent solicitation statement/prospectus. The SBS bylaws will not be affected by this merger and will remain in effect in their current form following the closing. This joint proxy and consent solicitation statement/prospectus includes a summary of the material differences between the rights of BMC stockholders and SBS stockholders arising because of differences between the combined company charter and the SBS bylaws and the BMC charter and BMC bylaws, beginning on page [●].

Accounting Treatment (see page [●])

U.S. generally accepted accounting principles (which we refer to as GAAP) require the merger to be accounted for using acquisition accounting pursuant to which BMC has been determined to be the acquirer for accounting purposes. To make this determination, SBS considered factors as indicated in Accounting Standards Codification (which we refer to as ASC) 805-10-55, including which entity will issue equity interests to effect the combination, board of director composition, stockholder ownership, voting control, restrictions on stockholder voting rights, anticipated management positions and the relative size of the two companies. The combined company will allocate the total purchase consideration to SBS’s tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values at the date of the completion of the merger. Any excess purchase price after this allocation will be assigned to goodwill. Goodwill is not amortized, but is tested for impairment at least annually or more frequently if circumstances indicate potential impairment. Upon consummation of the merger, the historical financial statements of the combined company will reflect only the operations and financial condition of BMC. The operating results of SBS will be reported as part of the combined company beginning on the date of the merger.

Final valuations of SBS’s tangible and identifiable intangible assets acquired and liabilities assumed have not yet been completed. The completion of the valuation upon consummation of the merger could result in significantly different amortization expenses and balance sheet classifications than those presented in the unaudited pro forma combined financial information included in this joint proxy and consent solicitation statement/prospectus.

For further discussion of the accounting treatment, see the section entitled “Unaudited Pro Forma Combined Financial Information” beginning on page [●].

Appraisal Rights (see page [●])

Pursuant to Section 262 of the DGCL, holders of BMC stock who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of BMC stock, as determined by the Delaware Court of Chancery, if the merger is completed. The “fair value” of your shares of BMC stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the merger consideration per share that you are otherwise entitled to receive under the terms of the merger agreement. Holders of BMC stock who do not consent to the adoption of the merger agreement and who wish to preserve their appraisal rights must so advise BMC by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from BMC or the combined company that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. A person having a beneficial interest in shares of BMC stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized in this joint proxy and consent solicitation statement/prospectus and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, BMC stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. Please see the section titled “The Merger—Appraisal Rights” beginning on page [●] of this joint proxy and consent solicitation statement/prospectus.

SBS stockholders do not have any dissenters’ or appraisal rights under the DGCL in connection with the merger or with respect to any of the matters to be vote on at the SBS special meeting.

Risk Factors (see page [●])

In evaluating the merger agreement and merger, you should carefully consider all the information contained in or incorporated by reference into this joint proxy and consent solicitation statement/prospectus. In particular, you are urged to read and consider all of the factors discussed in the section titled “Risk Factors” beginning on page [●].

SELECTED HISTORICAL FINANCIAL INFORMATION OF SBS

The following selected historical financial data of SBS as of and for the six months ended June 30, 2015 and 2014 have been derived from the unaudited consolidated financial statements of SBS contained in SBS’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which is incorporated by reference into this joint proxy and consent solicitation statement/prospectus, and SBS’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which is not incorporated by reference into this joint proxy and consent solicitation statement/prospectus. The management of SBS believes that the unaudited financial statements reflect all normal and recurring adjustments necessary for a fair presentation of the results as of and for the interim periods presented.

The financial data as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 have been derived from SBS’s audited historical financial statements contained in SBS’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this joint proxy and consent solicitation statement/prospectus. The financial data as of December 31, 2012, 2011 and 2010 and for the years ended December 31, 2011 and 2010 have been derived from SBS’s audited historical financial statements and are not incorporated by reference into this joint proxy and consent solicitation statement/prospectus.

SBS’s historical financial information does not reflect changes that SBS expects to experience in the future as a result of the merger, including the changes in the financing, operations, cost structure and personnel needs of its business. This information is only a summary and should be read in conjunction with the audited consolidated financial statements of SBS, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in SBS’s Annual Report on Form 10-K for the year ended December 31, 2014, and unaudited consolidated financial statements of SBS, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in SBS’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, which are incorporated by reference into this joint proxy and consent solicitation statement/prospectus. For additional information, please see the section titled “Where You Can Find More Information” beginning on page [●] of this joint proxy and consent solicitation statement/prospectus.

Selected Historical Consolidated Financial Data of SBS

	Six Months Ended June 30,		Year Ended December 31,
(in thousands, expect per share data)	2015	2014	2014	2013	2012	2011	2010
Statement of operations data:
Sales	$647,685	$624,569	$1,295,716	$1,197,037	$942,398	$759,982	$751,706
Gross profit	157,732	147,456	307,654	274,403	214,728	168,965	164,014
Selling, general and administrative expenses	144,580	138,213	279,717	254,935	221,192	213,036	246,338
Income (loss) from continuing operations	4,382	2,171	10,087	(5,036)	(14,582)	(41,931)	(65,780)
Income (loss) from continuing operations per share—diluted	$0.17	$0.09	$0.39	$(0.38)	$(1.83)	$(2.07)	$(3.01)

Statement of cash flows data:
Net cash provided by (used in):
Operating activities	$11,195	$(11,881)	$16,941	$(40,264)	$(12,243)	$(7,001)	$(57,999)
Investing activities	6,567	(9,731)	(39,641)	(1,863)	(4,861)	7,322	8,093
Financing activities	(16,634)	29,590	27,368	40,574	14,838	138	(20,415)

Other financial data:
Depreciation and amortization	$7,644	$6,446	$13,343	$12,060	$11,718	$16,188	$36,149
Capital expenditures	7,385	12,837	43,306	7,448	2,741	1,339	2,506
Adjusted EBITDA(1)	18,266	13,050	36,889	27,803	1,993	(30,799)	(57,987)

Balance sheet data (at period end):
Cash and cash equivalents	$6,934	$9,116	$5,806	$1,138	$2,691	$4,957	$4,498
Total current assets	277,846	283,996	248,232	227,134	194,345	155,455	188,227
Property and equipment, net of accumulated depreciation	83,428	64,137	90,611	56,039	55,076	57,759	72,821
Total assets	392,102	381,824	371,218	318,540	286,012	254,641	294,970
Total debt (including current portion)	87,382	98,288	97,775	66,323	79,182	35,915	15,174
Redeemable preferred stock	—	—	—	—	41,477	54,997	50,809
Total stockholders’ equity	146,624	131,102	140,871	127,681	34,164	51,426	122,229

(1)

Adjusted EBITDA is defined as income (loss) from continuing operations plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of assets held for sale, merger-related costs, public offering transaction-related costs, restructuring expense, bargain purchase gain, management fees, non-cash stock compensation expense, acquisition costs, merger-related expenses, severance and other items related to store closures and business optimization, other expenses related to reduction of a tax indemnification asset and other items. Adjusted EBITDA is intended as a supplemental measure of SBS’s performance that is not required by, or presented in accordance with, GAAP. SBS believes that Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to SBS’s financial condition and operating results. SBS’s management uses Adjusted EBITDA to compare SBS’s performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is used in monthly financial reports prepared for management and the SBS board. SBS believes that the use of Adjusted EBITDA provides additional tools for investors to use in evaluating ongoing operating results and trends and in comparing SBS’s financial measures with other distribution and retail companies, which may present similar non-GAAP financial measures to investors. However, SBS’s calculation of Adjusted EBITDA is not necessarily comparable to similarly titled measures reported by other companies, including BMC. SBS’s management does not consider Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recorded in SBS’s financial statements. Some of these limitations are: (i) Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; (ii) Adjusted EBITDA does not reflect SBS’s interest expense, or the requirements necessary to service interest or principal payments on SBS’s debt; (iii) Adjusted EBITDA does not reflect SBS’s income tax expenses or the cash requirements to pay SBS’s taxes; (iv) Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditure or contractual commitments; (v) although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and (vi) Adjusted EBITDA does not consider the potentially dilutive impact of issuing non-cash stock-based compensation. In order to compensate for these limitations, SBS management presents Adjusted EBITDA in conjunction with GAAP results. You should review the reconciliation of income (loss) from continuing operations to Adjusted EBITDA below, and should not rely on any single financial measure to evaluate SBS’s business.

The following is a reconciliation of income (loss) from continuing operations to Adjusted EBITDA:

	Six Months Ended June 30,		Year Ended December 31,
(in thousands, expect per share data)	2015	2014	2014	2013	2012	2011	2010
Income (loss) from continuing operations	$4,382	$2,171	$10,087	$(5,036)	$(14,582)	$(41,931)	$(65,780)
Interest expense	1,388	1,299	2,684	3,793	4,037	2,842	1,575
Income tax expense (benefit)	(1,154)	1,445	6,340	2,874	(8,084)	(22,332)	(47,463)
Depreciation and amortization	7,644	6,446	13,343	12,060	11,718	16,188	36,149
Impairment of assets held for sale	—	48	48	432	361	580	2,944
Merger-related costs	3,469	—	—	—	—	—	—
Public offering transaction-related costs	—	448	508	10,008	—	—	—
Restructuring expense	397	9	73	141	2,853	1,349	7,089
Bargain purchase gain(a)	—	—	—	—	—	—	(11,223)
Management fees(b)	65	89	182	1,307	1,379	2,406	2,597
Non-cash stock compensation expense	1,326	980	2,669	1,049	1,305	384	288
Acquisition costs(c)	156	—	176	257	284	1,017	4,086
Severance and other items related to store closures and business optimization(d)	593	115	779	1,113	2,375	6,761	12,642
Reduction of tax indemnification asset(e)	—	—	—	—	347	1,937	3,056
Other items(f)	—	—	—	(195)	—	—	(3,947)

Adjusted EBITDA	$18,266	$13,050	$36,889	$27,803	$1,993	$(30,799)	$(57,987)

(a)	Represents the excess of the net assets acquired over the purchase price of certain assets and liabilities of National Home Centers, Inc. (“NHC”) in April 2010.
(b)	Represents the expense for management services provided by Gores and by Wolseley Investments North America (which we refer to as Wolseley) through August 2013 and November 2011, respectively, and professional services provided by an affiliate of Gores through 2015.
(c)	Represents third party costs related to completed acquisitions and the evaluation of acquisition candidates.
(d)

Represents (i) $0.1 million, $0.1 million, $0.6 million, $0.2 million, $0.5 million, $2.0 million and $1.6 million of severance expense for the six months ended June 30, 2015 and 2014 and the years ended

December 31, 2014, 2013, 2012, 2011 and 2010, respectively, (ii) $0.6 million, $0.3 million, $0.7 million, $0.9 million, $1.8 million, $3.9 million and $7.7 million related to closed locations, consisting of pre-tax losses incurred during closure and post-closure activities, for the six months ended June 30, 2015 and 2014 and the years ended December 31, 2014, 2013, 2012, 2011 and 2010, respectively, (iii) $0.1 million, $0.3 million and $0.5 million gains on the sale of land and buildings for the six months ended June 30, 2015 and 2014 and the year ended December 31, 2014, respectively, (iv) a $1.4 million loss on the sale of land and buildings for the year ended December 31, 2010 and (iv) $0.9 million and $1.9 million of business organization expenses, primarily consulting fees related to cost saving initiatives for the years ended December 31, 2011 and 2010, respectively.
(e)	Represents expense related to the reduction of a tax indemnification asset, with a corresponding increase in income tax benefit, for the years ended December 31, 2012, 2011 and 2010. This indemnification asset corresponds to the long-term liability related to uncertain tax positions for which Wolseley had indemnified SBS, which was reduced upon the expiration of the statute of limitations for certain tax periods.
(f)	Represents (i) a gain of $0.2 million for the year ended December 31, 2013 related to the reduction of an earnout liability associated with the Total Building Services Group, LLC acquisition and (ii) $4.6 million received as proceeds from the settlement of a legal proceeding offset by $0.7 million of expenses related to SBS’s prepackaged reorganization for the year ended December 31, 2010.

SELECTED HISTORICAL FINANCIAL INFORMATION OF BMC

The following selected historical financial data of BMC as of and for the six months ended June 30, 2015 and 2014 have been derived from the unaudited consolidated financial statements of BMC for the six months ended June 30, 2015, which are included in this joint proxy and consent solicitation statement/prospectus, and for the six months ended June 30, 2014, which are not included in this joint proxy and consent solicitation statement/prospectus. The management of BMC believes that the unaudited financial statements reflect all normal and recurring adjustments necessary for a fair presentation of the results as of and for the interim periods presented.

The financial data as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 have been derived from BMC’s audited historical financial statements included in this joint proxy and consent solicitation statement/prospectus. The financial data as of December 31, 2012, 2011 and 2010 and for the year ended December 31, 2011, 362 days ended December 31, 2010 and three days ended January 3, 2010 have been derived from BMC’s audited historical financial statements, which are not included or incorporated by reference into this joint proxy and consent solicitation statement/prospectus.

BMC’s historical financial information does not reflect changes that BMC expects to experience in the future as a result of the merger, including the changes in the financing, operations, cost structure and personnel needs of its business. This information is only a summary and should be read in conjunction with the audited and unaudited consolidated financial statements of BMC and the notes thereto and the section titled “BMC Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page [●] of this joint proxy and consent solicitation statement/prospectus.

	Six Months Ended June 30,		Year Ended December 31,					Successor 362 Days Ended December 31,	Predecessor 3 Days Ended January 3,
(in thousands, expect per share data)	2015	2014	2014		2013	2012	2011	2010	2010
Statement of operations data:
Sales	$650,113	$641,336	$1,311,498		$1,210,156	$886,740	$644,414	$603,036	$—
Gross profit	150,515	141,310	295,074		256,547	180,047	131,475	123,507	—
Selling, general and administrative expenses	130,364	112,485	229,316		200,588	173,382	135,151	141,098	—
(Loss) income from continuing operations	(1,436)	82,550 (3)	94,032	(3)	21,655	(17,533)	(35,041)	(56,623)	84,907
(Loss) income from continuing operations per share—diluted	$(0.02)	N/A	$1.25		N/A	N/A	N/A	N/A	N/A

Statement of cash flows data:
Net cash (used in) provided by:
Operating activities	$(5,682)	$(11,687)	$27,681		$21,154	$(43,817)	$(25,561)	$42,978	$(171)
Investing activities	(37,594)	(2,572)	(16,262)		(63,999)	9,323	11,691	12,271	(4,027)
Financing activities	(6,640)	1,092	2,627		90,301	33,842	(7,352)	(62,574)	32,104

Other financial data:
Depreciation and amortization	$9,378	$7,351	$15,457		$13,767	$13,248	$16,509	$18,038	$—
Capital expenditures	12,994	14,441	28,275		15,057	10,222	7,615	2,665	—
Adjusted EBITDA(1)	32,437	34,409	77,269		64,751	21,113	2,441	(13,123)	—

Balance sheet data (at period end):
Cash and cash equivalents	$13,346	$36,049	$63,262		$49,216	$1,760	$2,412	$23,634	$30,959	(2)
Total current assets	357,432	360,222	366,824		323,262	193,742	135,711	152,980	256,869	(2)
Property and equipment, net of accumulated depreciation	158,195	130,924	140,435		122,930	105,083	105,923	116,088	124,558	(2)
Total assets	616,655	576,827	588,512		468,272	320,513	277,579	302,819	427,775	(2)
Total debt (including current portion)	267,824	268,479	270,108		265,743	150,929	120,233	124,295	175,240	(2)
Total stockholders’ equity	179,008	166,022	179,078		82,229	56,057	71,779	105,000	157,521	(2)

(1)

Adjusted EBITDA is defined as income (loss) from continuing operations plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of assets held for sale, merger-related costs, non-cash stock compensation expense, acquisition costs, headquarters relocation, insurance deductible reserve adjustments, loss portfolio transfer, restructuring expense, gain related to discharge of liabilities subject to compromise and fresh-start adjustments. Adjusted EBITDA is intended as a supplemental measure of BMC’s performance that is not required by, or presented in accordance with, GAAP. BMC believes that Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to BMC’s financial condition and operating results. BMC’s management uses Adjusted EBITDA to compare BMC’s performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is used in monthly financial reports prepared for management and the BMC board. BMC believes that the use of Adjusted EBITDA provides additional tools for investors to use in evaluating ongoing operating results and trends and in comparing BMC’s financial measures with other distribution and retail companies, which may present similar non-GAAP financial measures to investors. However, BMC’s calculation of Adjusted EBITDA is not necessarily comparable to similarly titled measures reported by other companies, including SBS. BMC’s management does not consider Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recorded in BMC’s financial statements. Some of these limitations are: (i) Adjusted EBITDA does not reflect changes in, or cash requirements for, BMC’s working capital needs; (ii) Adjusted EBITDA does not reflect BMC’s interest expense, or the requirements necessary to service interest or principal payments on BMC’s debt; (iii) Adjusted EBITDA does not reflect BMC’s income tax expenses or the cash requirements to pay BMC’s taxes; (iv) Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditure or contractual commitments; (v) although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements, and (vi) Adjusted EBITDA does not consider the potentially dilutive impact of issuing non-cash stock-based compensation. In order to compensate for these limitations, BMC’s management presents Adjusted EBITDA in conjunction with GAAP results. You should review the reconciliation of income (loss) from continuing operations to Adjusted EBITDA below, and should not rely on any single financial measure to evaluate BMC’s business.
(2)	Successor balances are as of January 4, 2010.
(3)	Income from continuing operations for the six months ended June 30, 2014 and the year ended December 31, 2014, includes a $76.1 million tax benefit related to the reversal of a valuation allowance.

The following is a reconciliation of income (loss) from continuing operations to Adjusted EBITDA:

	Six Months Ended June 30,		Year Ended December 31,				Successor 362 Days Ended December 31,	Predecessor 3 Days Ended January 3,
(in thousands)	2015	2014	2014	2013	2012	2011	2010	2010
(Loss) income from continuing operations	$(1,436)	$82,550	$94,032	$21,655	$(17,533)	$(35,041)	$(56,623)	$84,907
Interest expense	13,460	13,356	27,090	18,786	14,159	14,333	20,098	—
Income tax (benefit) expense	(869)	(71,744)	(65,577)	6,273	(6)	(99)	372	—
Depreciation and amortization	9,378	7,351	15,457	13,767	13,248	16,509	18,038	—
Impairment of assets	—	134	134	73	1,098	3,064	2,010	—
Merger-related costs	3,042	—	—	—	—	—	—	—
Non-cash stock compensation expense	1,721	1,804	3,410	2,425	2,054	2,565	3,452
Acquisition costs(a)	1,498	—	—	—	—	—	—	—
Headquarters relocation(b)	2,452	256	2,054	—	—	—	—	—
Insurance deductible reserve adjustments(c)	365	702	669	1,772	7,462	(1,214)	(3,077)	—
Loss portfolio transfer(d)	2,826	—	—	—	—	—	—	—
Restructuring expense(e)	—	—	—	—	631	2,324	2,607	—
Gain related to discharge of liabilities subject to compromise	—	—	—	—	—	—	—	(83,679)
Fresh-start adjustments	—	—	—	—	—	—	—	(1,228)

Adjusted EBITDA	$32,437	$34,409	$77,269	$64,751	$21,113	$2,441	$(13,123)	$—

(a)	Represents costs related to: (i) evaluation of acquisition candidates; (ii) due diligence costs paid to professional service firms; and (iii) other acquisition related expenditures.
(b)	Represents expenses to relocate BMC’s headquarters to Atlanta, Georgia.
(c)	Represents adjustments to deductible reserves for workers compensation, general liability, automobile and construction claims incurred prior to BMC’s restructuring.
(d)	Represents premium and brokerage fees paid to a reinsurer for their assumption of the insurance deductible reserves relating to workers compensation claims incurred for claim years 2006 through 2011.
(e)	Represents: (i) legal and professional fees related to restructuring and bankruptcy related claims and (ii) severance compensation related to employee headcount reductions associated with the restructuring of BMC’s business.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information of SBS and BMC is being presented for illustrative purposes only, and this information should not be relied upon for purposes of making any investment or other decisions. The data assume that the merger occurred at the beginning of all periods and at the date presented, and reflect the changes that the combined company expects to experience as a result of the merger. SBS and BMC may have performed differently had they actually been combined for all periods or on the date presented. You should also not rely on the following data as being indicative of the results or financial condition that would have been achieved or existed had SBS and BMC been combined other than during the periods or on the date presented or of the actual future results or financial condition of the combined company to be achieved following the consummation of the merger.

Selected Information from the Pro Forma Condensed Combined Statement of Operations (Unaudited)

(in thousands, except per share amounts)	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Net sales	$1,297,798	$2,607,214
Gross profit	308,221	590,600
Selling, general and administrative expenses	276,311	511,229
Income from continuing operations	1,781	81,881
Income from continuing operations per share—diluted	0.03	1.24

Selected Information from the Pro Forma Condensed Combined Balance Sheet (Unaudited)

(in thousands)	As of June 30, 2015
Cash and cash equivalents	$20,280
Total current assets	646,453
Property and equipment, net of accumulated depreciation	271,478
Total assets	1,358,611
Total debt (including current portion)	355,206
Total stockholders’ equity	637,280

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE INFORMATION

The following table sets forth selected per share information for (i) SBS and BMC on a historical basis, (ii) the combined company on a pro forma basis giving effect to the merger and (iii) BMC on a pro forma equivalent basis based on the exchange ratio of 0.5231 shares of SBS common stock in exchange for each share of BMC common stock. This information should be read in conjunction with the audited consolidated financial statements of SBS for the year ended December 31, 2014 included in SBS’s Annual Report on Form 10-K filed with the SEC on March 2, 2015, the unaudited condensed consolidated financial statements of SBS for the quarter ended June 30, 2015 included in SBS’s Quarterly Report on Form 10-Q filed with the SEC on August 5, 2015, and the audited and unaudited consolidated financial statements of BMC included in this joint proxy and consent solicitation statement/prospectus.

The unaudited pro forma combined per share information has been prepared as though the transaction occurred as of January 1, 2014 for income per share purposes, and on June 30, 2015 for book value per share purposes. This information is presented for informational purposes only and is not intended to represent or to be indicative of the actual operating results or financial position that would have resulted if the transaction had occurred at the beginning of the earliest period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

	Year Ended December 31, 2014
	BMC Historical	SBS Historical	Pro Forma Combined	Pro Forma Equivalent(3)
Income from continuing operations per common share (basic)(1)	$1.27	$0.39	$1.26	$0.66
Income from continuing operations per common share (diluted)(1)	1.25	0.39	1.24	0.65
Cash dividends per share	—	—	—	—
Book value per share at period end(2)	2.40	5.38	N/A	N/A

	Six Months Ended June 30, 2015
	BMC Historical	SBS Historical	Pro Forma Combined	Pro Forma Equivalent(3)
Income (loss) per share from continuing operations (basic)(1)	$(0.02)	$0.17	$0.03	$0.02
Income (loss) per share from continuing operations (diluted)(1)	(0.02)	0.17	0.03	0.02
Cash dividends per share	—	—	—	—
Book value per share at period end(2)	2.40	5.60	9.76	5.11

(1)	The shares used to calculate unaudited pro forma basic earnings per share are based on the sum of (i) SBS’s historical basic weighted average common shares outstanding for each period presented and (ii) approximately 39.1 million new shares of SBS common stock to be issued as part of the merger, which is calculated as 74.8 million shares of BMC common stock outstanding as of September 30, 2015, multiplied by the exchange ratio of 0.5231. The shares used to calculate unaudited pro forma diluted earnings per share are based on the sum of (i) SBS’s historical diluted weighted average common shares outstanding for each period presented, (ii) approximately 39.1 million new shares of SBS common stock to be issued as part of the merger and (iii) the dilutive effect of BMC’s restricted stock units for each period presented, which totaled 0.5 million and 0.4 million for the year ended December 31, 2014 and the six months ended June 30, 2015, respectively, after applying the exchange ratio.
(2)	Historical book value per share is computed by dividing stockholders’ equity by the number of BMC or SBS common shares outstanding. Pro forma combined book value per share is computed by dividing pro forma combined stockholders’ equity by the pro forma number of common shares outstanding.
(3)	The pro forma equivalent per share data was calculated by multiplying the unaudited pro forma combined per share data by the exchange ratio of 0.5231.

HISTORICAL MARKET PRICE OF SBS COMMON STOCK

SBS completed its initial public offering on August 14, 2013, and SBS common stock has been listed on Nasdaq under the symbol “STCK” since that time.

The following table presents the reported high and low sale prices of SBS common stock, in each case for the periods indicated, as reported by Nasdaq. On June 2, 2015, the last full trading day prior to the announcement of the business combination, the closing price of SBS common stock on Nasdaq was $18.10 per share. On [●], 2015, the latest practicable date before printing of this joint proxy and consent solicitation statement/prospectus, the closing price of SBS common stock on Nasdaq was $[●] per share.

	SBS Common Stock
	High		Low
Nasdaq Global Select Market
2015
October 1 to [●]	$	[●]	$	[●]
Third Quarter (ended September 30)		$19.84		$17.05
Second Quarter (ended June 30)		$25.20		$16.47
First Quarter (ended March 31)		$18.15		$13.58

Year Ended December 31, 2014
Fourth Quarter (ended December 31)		$16.90		$13.40
Third Quarter (ended September 30)		$20.98		$14.50
Second Quarter (ended June 30)		$20.83		$16.26
First Quarter (ended March 31)		$23.33		$16.56

Year Ended December 31, 2013
Fourth Quarter (ended December 31)		$19.02		$12.45
Third Quarter (August 9 to September 30)		$15.50		$12.74

As of [●], 2015, there were [●] shares of SBS common stock outstanding, and there were approximately [●] holders of record of SBS common stock.

SBS has not historically paid a dividend on its common stock. Following the consummation of the merger, the combined company does not expect to pay dividends on its common stock.

The historical prices of SBS common stock are not necessarily indicative of the future trading prices of the combined company’s common stock because, among other things, the current price of SBS common stock reflects the current market valuation of SBS’s current business and assets, and does not necessarily take into account the changes in SBS’s business that will occur in connection with the consummation of the transactions contemplated by the merger agreement, including the merger. See the section entitled “Risk Factors—The exchange ratio is not adjustable based on the market price of SBS common stock so the merger consideration at the closing may have a greater or lesser value than at the time the merger agreement was signed” beginning on page [●].

HISTORICAL MARKET PRICE OF BMC COMMON STOCK

BMC is a privately held company, and there is no established trading market for its securities. As of [●], 2015, there were [●] shares of BMC common stock outstanding, and there were approximately [●] holders of record of BMC common stock. BMC has never declared or paid any cash dividends on its capital stock nor does it intend to do so in the foreseeable future.

RISK FACTORS

In addition to the other information included in, or incorporated by reference in, and found in the annexes attached to, this joint proxy and consent solicitation statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●], you should carefully consider the risks described below before deciding how to vote or whether to provide your consent. Descriptions of additional risks relating to SBS can be found under Part I, Item 1A in SBS’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated by other reports filed with the SEC, which are on file with the SEC and which are incorporated by reference into this joint proxy and consent solicitation statement/prospectus. Furthermore, you should read and consider the other information in this joint proxy and consent solicitation statement/prospectus and the other documents incorporated by reference herein. See the section entitled “Where You Can Find More Information” beginning on page [●]. Additional risks and uncertainties not presently known to SBS or BMC or that are not currently believed to be important may also adversely affect the merger and the combined company following the merger.

Risks Relating to the Merger

Failure to successfully combine the businesses of SBS and BMC in the expected time frame may adversely affect the combined company’s future results.

The success of the merger will depend, in part, on the combined company’s ability to realize the anticipated benefits, including, without limitation, the anticipated cost savings, from combining the businesses of SBS and BMC as further described in the sections entitled “The Merger—Recommendation of the SBS Board”; “—SBS’s Reasons for the Merger” beginning on pages [●] and [●], respectively, and “The Merger—Recommendation of the BMC Board”; “—BMC’s Reasons for the Merger” beginning on page [●]. To realize these anticipated benefits, the businesses of SBS and BMC must be successfully combined. Historically, SBS and BMC have been independent companies, and they will continue to be operated as such until the completion of the transactions contemplated by the merger agreement, including the merger. The management of the combined company may face significant challenges in consolidating the functions of BMC and SBS, integrating the technologies, organizations, procedures, policies and operations, as well as addressing the different business cultures at the two companies, and retaining key personnel. If the combined company is not successfully integrated, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected. The integration planning process may also be complex and time consuming, and require substantial resources and effort. The integration process and other disruptions resulting from the merger may also disrupt each company’s ongoing businesses and/or adversely affect our relationships with employees, regulators, customers and others with whom we have business or other dealings.

The exchange ratio is not adjustable based on the market price of SBS common stock so the merger consideration at the closing may have a greater or lesser value than at the time the merger agreement was signed.

The merger agreement has set the exchange ratio for the BMC common stock, and the exchange ratio is only adjustable upward or downward if the outstanding capital stock of SBS or the outstanding common stock of BMC changes based upon certain events, including by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event. Any changes in the market price of SBS common stock before the completion of the merger will not affect the number of shares BMC stockholders will be entitled to receive pursuant to the merger agreement. Therefore, if before the completion of the merger the market price of SBS common stock declines from the market price on the date of the merger agreement, then BMC stockholders could receive merger consideration with substantially lower value. Similarly, if before the completion of the merger the market price of SBS common stock increases from the market price on the date of the merger agreement, then BMC stockholders could receive merger consideration with substantially more value for their shares of BMC common stock than the parties had negotiated for in the establishment of the exchange ratio. The merger agreement does not include a price-based termination right. Because the exchange ratio does not adjust as a result of changes in the value of SBS common stock, for each one percentage point that the market value of SBS common stock rises or declines, there is a corresponding one percentage point rise or decline, respectively, in the value of the total merger consideration issued to BMC stockholders.

Obtaining required regulatory approvals may prevent or delay completion of the merger or reduce the anticipated benefits of the merger or may require changes to the structure or terms of the merger.

Consummation of the merger is conditioned upon, among other things, the expiration or termination of the waiting period (and any extensions thereof) applicable to the merger under the HSR Act. At any time before or after the merger is consummated, any of the DOJ, the FTC or U.S. state attorneys’ general could take action under the antitrust laws in opposition to the merger, including seeking to enjoin completion of the merger, condition completion of the merger upon the divestiture of certain assets of SBS, BMC or their subsidiaries or impose restrictions on the combined company’s post-merger operations. These could negatively affect the results of operations and financial condition of the combined company following completion of the merger. Any such requirements or restrictions may prevent or delay completion of the merger or may reduce the anticipated benefits of the merger, which could also have a material adverse effect on the combined company’s business and cash flows, financial condition and results of operations. See the sections entitled “The Merger—Governmental and Regulatory Approvals” and “The Merger Agreement—Conditions to the Merger” beginning on pages [●] and [●], respectively.

SBS and BMC will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, customers and suppliers may have an adverse effect on SBS or BMC and, consequently, on the combined company. These uncertainties may impair SBS’s or BMC’s ability to retain and motivate key personnel and could cause customers, suppliers and others that deal with SBS or BMC to defer entering into contracts with SBS or BMC, respectively, or making other decisions concerning SBS or BMC or could cause such customers, suppliers and others that deal with SBS or BMC to seek to change existing business relationships with SBS or BMC. In addition, if key employees depart because of uncertainty about their future roles and the potential complexities of the merger, SBS’s and BMC’s respective businesses could be harmed. In addition, the merger agreement restricts SBS and BMC from making certain acquisitions and taking other specified actions until the merger occurs without the consent of the other party. These restrictions may prevent SBS and BMC from pursuing attractive business opportunities that may arise prior to the completion of the merger. See the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page [●].

The merger agreement limits SBS’s and BMC’s respective abilities to pursue alternatives to the merger.

Each of SBS and BMC has agreed to immediately cease any discussions or negotiations with any person that may have been ongoing with respect to an acquisition proposal, or any inquiry or proposal that may reasonably be expected to lead to an acquisition proposal (as discussed in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page [●]). Until the earlier of the effective time of the merger or the termination of the merger agreement, each party has agreed not to, nor permit any of its affiliates to, directly or indirectly:

•	solicit, initiate, induce or knowingly facilitate or encourage the submission or announcement of an acquisition proposal, or any inquiries, proposals or offers that may reasonably be expected to lead to an acquisition proposal;

•	enter into or participate in any discussions or negotiations with, or furnish any information or provide access with respect to it or its subsidiaries to, or cooperate in any way with, any person with respect to an acquisition proposal or any inquiry or proposal that may reasonably be expected to lead to an acquisition proposal;

•	approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow it or any of its affiliates to execute or enter into, any acquisition agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any acquisition proposal, or requiring, or reasonably expected to cause, it to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the merger or any of the other transactions contemplated by the merger agreement; or

•	resolve, propose or agree to do any of the foregoing.

Notwithstanding the foregoing restricted actions, each of SBS and BMC may, subject to its obligations in the non-solicitation provisions of the merger agreement, in response to a bona fide, written acquisition proposal that did not result primarily from a breach of the non-solicitation provisions of the merger agreement (i) furnish information relating to the respective company and its subsidiaries, and afford access to the business, properties, assets, books and records of such company and its subsidiaries, to the person making the acquisition proposal and to its representatives, and (ii) engage or participate in discussions or negotiations with the person making such acquisition proposal regarding the terms of such acquisition proposal and the negotiation of such terms with, and only with, the person making such acquisition proposal (and such person’s representatives). Each of SBS and BMC, as the case may be, may only provide such information and access and engage or participate in such discussion if the SBS board or the BMC board, as the case may be, determines in good faith, after consultation with outside legal counsel and its financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

The parties must also request the prompt return or destruction of all confidential information previously furnished to any such person, and immediately terminate all physical and electronic data room access previously granted to any such person, in connection with any actual or potential acquisition proposal. The parties must also take such action as is reasonably necessary to enforce any standstill provisions of any agreement to which it is a party or of which it is a beneficiary, unless the SBS board or the BMC board, as the case may be, determines in good faith, after consulting with its outside counsel, that doing so would be inconsistent with its fiduciary duties under applicable law.

The terms of the merger agreement also provide that the SBS board will not make an SBS recommendation change (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page [●]) and the BMC board will not make a BMC recommendation change (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page [●]), subject to limited exceptions. The exceptions provide that, at any time prior to the SBS stockholder approval or and BMC stockholder approval, as the case may be, the SBS board or the BMC board may, as the case may be, (i) withhold, withdraw, qualify, amend or modify (or publicly propose to withhold, withdraw, qualify, amend or modify), in a manner adverse to the other party, the approval, recommendation or declaration of advisability by the SBS board or the BMC board, as the case may be, or any committee thereof, with respect to the merger agreement in response to an intervening event (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page [●]) or (ii) make a recommendation change and such party may terminate the merger agreement to enter into a definitive acquisition agreement, in each case, with respect to a bona fide, written acquisition proposal that did not result primarily from a breach of SBS’s or BMC’s non-solicitation obligations, respectively, and that the SBS board or the BMC board, as the case may be, has determined in good faith, after consultation with outside counsel and its financial advisor, that such acquisition proposal constitutes a superior proposal (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page [●]), and in each of the cases described in clauses (i) and (ii), if the SBS board or the BMC board, as the case may be, determines in good faith, after consultation with outside counsel, that the failure to make such change in recommendation would be inconsistent with the SBS board’s or the BMC board’s, as the case may be, fiduciary duties under applicable law. In connection with such actions, the merger agreement requires SBS and BMC, among other things, to deliver to the other party a written notice advising BMC or SBS, as the case may be, that the SBS board or the BMC board, as the case may be, intends to make a change in recommendation and specifying the reasons therefor. The party intending to make a recommendation change is required to negotiate in good faith with the other party (if the other party desires to negotiate) to amend the merger agreement so that either (i) the superior proposal no longer constitutes a superior proposal or (ii) the intervening event no longer necessitates a changes of recommendation.

The merger agreement also requires SBS to call, give notice of and hold a meeting of its stockholders and BMC to conduct a consent solicitation, each for the purposes of obtaining the applicable stockholder approval. These special meeting and consent solicitation requirements do not apply in the event that the merger agreement is terminated in accordance with its terms. See the section entitled “The Merger Agreement—Termination” beginning on page [●].

In addition, under specified circumstances, SBS may be required to pay a termination fee of $15.73 million to BMC if the merger is not consummated, and BMC may be required to pay a $23.6 million termination fee to SBS if the merger is not consummated. Each of SBS and BMC may also be required to reimburse the other party for certain transaction-related expenses in connection with the termination of the merger agreement. See the section entitled “The Merger Agreement—Termination Fees; Expenses” beginning on page [●]. Upon receipt of the SBS stockholder approval and the BMC stockholder approval, the right of SBS or BMC to terminate the merger agreement in response to a superior proposal is eliminated. These provisions might discourage a potential acquiror with an interest in acquiring all or a significant part of SBS or BMC from considering or proposing an acquisition, even if it were prepared to pay higher merger consideration than that proposed in the merger, or might result in a potential acquiror proposing to pay lower merger consideration to acquire SBS or BMC than it might otherwise have been willing to pay.

Certain directors and executive officers of SBS and BMC have interests in the merger that are different from, or in addition to or in conflict with, yours.

Executive officers and certain directors of SBS and BMC negotiated the terms of the merger agreement. The SBS board approved the merger agreement and recommends that SBS stockholders vote to adopt the merger agreement and approve the issuance of SBS common stock pursuant to the merger agreement. The BMC board approved the merger agreement and recommends that BMC stockholders vote to adopt the merger agreement. These directors and executive officers may have interests in the merger that are different from, or in addition to or in conflict with, yours. These interests include the continued employment of certain executive officers of SBS and BMC by the combined company, certain current directors of SBS and BMC continuing as directors of the combined company, and the indemnification of former SBS and BMC directors and officers by the combined company.

You should be aware of these interests when you consider the SBS and BMC board recommendations that you vote in favor of, or consent to, the adoption of the merger agreement. For a discussion of the interests of directors and executive officers in the transactions, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page [●].

If the combined company fails to maintain proper and effective internal controls, its ability to produce accurate financial statements could be impaired, which could adversely affect its operating results, its ability to operate its business and investors’ views of the combined company.

BMC is not currently subject to Section 404 of the Sarbanes-Oxley Act of 2002, which requires companies to conduct a comprehensive evaluation of their internal control over financial reporting. However, following the merger, the combined company will be subject to Section 404. The standards required for a public company under Section 404 are significantly more stringent than those required of BMC as a privately held company.

Ensuring that the combined company has adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. BMC has begun the process of evaluating its internal controls and procedures in connection with Section 404 of the Sarbanes-Oxley Act of 2002, but its internal controls and procedures are not expected to be fully compliant with Section 404 at the time of the merger. Implementing appropriate changes to the internal controls of the combined company may take a significant period of time to complete, may distract directors, officers and employees, and may entail substantial costs in order to modify existing accounting systems. Further, the combined company may encounter difficulties assimilating or integrating the internal controls, disclosure controls, financial reporting systems and information technology infrastructure of SBS and BMC. The combined company’s efforts to assimilate and integrate the internal controls and financial reporting systems of SBS and BMC may not be effective in maintaining the adequacy of internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase the combined company’s operating costs and could materially impair its ability to operate its business. In addition, investors’ perceptions that the combined company’s internal controls are inadequate or that it is unable to produce accurate financial statements may adversely affect its stock price.

In addition, the combined company may experience material weaknesses or significant deficiencies in its internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit the combined company’s ability to accurately report its cash flows, results of operations or financial condition. If the combined company is unable to conclude that its internal control over financial reporting is effective, or if its independent registered public accounting firm determines the combined company has a material weakness or significant deficiency in its internal control over financial reporting, the combined company could lose investor confidence in the accuracy and completeness of its financial reports, the market price of its common stock could decline and the combined company could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in the combined company’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict its future access to the capital markets and reduce or eliminate the trading market for the combined company common stock.

Failure to complete the merger could negatively impact the stock price, business and financial results of SBS and BMC.

If the merger is not completed, the ongoing businesses of SBS and BMC may be adversely affected and SBS and BMC will both be subject to several risks and consequences, including the following:

•	SBS may be required to pay a termination fee of $15.73 million to BMC (depending on the specific circumstances) or may be required to reimburse BMC for certain transaction-related expenses of up to $5.0 million (depending on the specific circumstances), in connection with the termination of the merger agreement;

•	BMC may be required to pay a termination fee of $23.6 million to SBS (depending on the specific circumstances) or may be required to reimburse SBS for certain transaction-related expenses of up to $5.0 million (depending on the specific circumstances), in connection with the termination of the merger agreement;

•	SBS and BMC will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as significant fees as well as expenses relating to legal, accounting, financial advisor and printing fees and expenses;

•	under the merger agreement, both SBS and BMC are subject to certain restrictions on the conduct of their respective businesses prior to completing the merger which may adversely affect their ability to execute certain of their respective business strategies; and

•	matters relating to the merger may require substantial commitments of time and resources by both SBS and BMC management, which could otherwise have been devoted to other opportunities that may have been beneficial to SBS or BMC, as applicable, as an independent company.

In addition, if the merger is not completed, SBS may experience negative reactions from its stockholders, the financial markets, and from its customers, suppliers and employees. SBS could also be subject to litigation related to a failure to complete the merger or to perform its obligations under the merger agreement. If the merger is not consummated, SBS cannot assure its stockholders that the risks described will not materially affect the business, financial results and stock price of SBS.

The merger is subject to certain conditions and if these conditions are not satisfied or waived, the merger may not be completed.

The obligations of SBS and BMC to complete the merger are subject to the satisfaction or waiver of a number of conditions set forth in the merger agreement, including: (i) the receipt of the SBS stockholder approval and the BMC stockholder approval; (ii) the approval for listing by Nasdaq of the SBS common stock to be issued as consideration in the merger; (iii) the termination or expiration of the HSR Act waiting period (and any extension thereof); (iv) the absence of any law or order from any court or governmental entity prohibiting, enjoining or making illegal the consummation of the transactions contemplated by the merger agreement; (v) the effectiveness of the registration statement on Form S-4 of which this joint proxy and consent solicitation statement/prospectus constitutes a part, the absence of any stop order or any proceedings seeking a stop order and the receipt of all state securities or “blue sky” authorizations necessary for the issuance of the SBS common stock pursuant to the merger agreement; and (vi) the receipt by BMC of a certain tax opinion. See the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page [●].

The satisfaction of all of the required conditions could delay the completion of the merger for a significant period of time or prevent the merger from occurring. Any delay in completing the merger could cause SBS and BMC not to realize some or all of the benefits expected to be achieved if the merger is successfully completed within the expected timeframe. Further, there can be no assurance that the conditions to the closing of the merger and the other transactions contemplated by the merger agreement will be satisfied or waived or that the merger will be completed at all.

SBS and BMC will each incur significant transaction and merger-related transition costs in connection with the merger.

SBS and BMC expect that they will each incur significant, non-recurring costs in connection with consummating the merger and integrating the operations of the two companies. Through June 30, 2015, BMC and SBS collectively incurred $6.5 million of transaction-related costs and have estimated that remaining transaction-related expenses will total $20.4 million. In addition, SBS estimates that costs to integrate BMC and SBS and achieve certain cost synergies will total $20.0 to $25.0 million (not including transaction-related costs). SBS and BMC may incur additional costs to maintain employee morale and to retain key employees. SBS and BMC will also incur significant fees and expenses relating to legal, accounting and other transaction fees and other costs associated with the merger. Some of these costs are payable regardless of whether the merger is completed. Moreover, under specified circumstances, SBS may be required to pay to BMC a termination fee of $15.73 million if the merger is not consummated, and BMC may be required to pay to SBS a termination fee of $23.6 million if the merger is not consummated. Each of SBS and BMC may also be required to reimburse the other party for certain transaction-related expenses of up to $5.0 million in connection with the termination of the merger agreement (depending on the specific circumstances). See the section entitled “The Merger Agreement—Termination Fees; Expenses” beginning on page [●].

SBS and BMC must each continue to retain, motivate and recruit executives and other key employees, which may be difficult in light of uncertainty regarding the merger, and failure to do so could negatively affect the combined company.

For the merger to be successful, during the period before the merger is completed, both SBS and BMC must continue to retain, motivate and recruit executives and other key employees. Experienced employees in the industries in which SBS and BMC operate are in high demand and competition for their talents can be intense. Employees of both SBS and BMC may experience uncertainty about their future role with the combined company until, or even after, strategies with regard to the combined company are announced or executed. The potential distractions of the merger may adversely affect the ability of SBS or BMC to retain, motivate and recruit executives and other key employees and keep them focused on applicable strategies and goals. A failure by SBS or BMC to attract, retain and motivate executives and other key employees during the period prior to completion of the merger could have a negative impact on the businesses of SBS or BMC.

There has been no public market for BMC common stock and the lack of a public market makes it difficult to determine the fair market value of BMC.

The outstanding capital stock of BMC is privately held and is not traded on any public market. The lack of a public market may make it more difficult to determine the fair market value of BMC than if BMC common stock were traded publicly. The merger consideration to be paid to BMC stockholders was determined based on negotiations between the parties and may not be indicative of the price at which BMC common stock may have traded if it were traded on a public market.

Covenants in the merger agreement place certain restrictions on both SBS’s and BMC’s respective conduct of business prior to the closing of the merger.

The merger agreement restricts both SBS and BMC from taking certain specified actions with respect to the conduct of their respective businesses without BMC’s or SBS’s consent, as applicable, while the merger is pending. These restrictions may prevent both SBS and BMC from pursuing otherwise attractive business opportunities or other capital structure alternatives and making other changes to their respective businesses or executing certain of their respective business strategies prior to the completion of the merger.

Risks Relating to the Combined Company Following the Merger

The market price of SBS common stock after the merger may be subject to significant fluctuations and may be affected by factors different from those currently affecting the market price of SBS common stock.

Upon completion of the merger, BMC stockholders who receive shares of SBS common stock will become stockholders of SBS as the combined company. While SBS common stock has an ascertainable trading history, SBS common stock on a post-merger basis may trade differently than its pre-merger trading history, and the market price of SBS common stock could be subject to significant fluctuations following the merger.

In addition, the businesses of SBS differ from those of BMC in important respects and, accordingly, the results of operations of the combined company and the market price of SBS common stock following the merger may be affected by factors different from those currently affecting the independent results of operations of SBS and BMC. For a discussion of the business of SBS and of certain factors to consider in connection with SBS’s business, see the documents incorporated by reference into this joint proxy and consent solicitation statement/prospectus referred to in the section titled “Where You Can Find More Information” beginning on page [●] of this joint proxy and consent solicitation statement/prospectus. For a discussion of the business of BMC and of certain factors to consider in connection with BMC’s business, see the section titled “BMC’s Business” beginning on page [●] of this joint proxy and consent solicitation statement/prospectus.

Operation on multiple Enterprise Resource Planning information systems, and the conversion from multiple systems to a single system, may negatively impact the combined company’s operations.

SBS is, and after consummation of the merger the combined company will continue to be, highly dependent on its information systems infrastructure in order to process orders, track inventory, ship products in a timely manner, prepare invoices to its customers, maintain regulatory compliance and otherwise carry on its business in the ordinary course. SBS currently operates on an Enterprise Resource Planning (which we refer to as ERP) information system. In addition, BMC currently operates on multiple ERP systems. Since the combined company will be required to process and reconcile its information from multiple systems, after the consummation of the merger, the chance of errors will be increased, and the combined company may incur significant additional costs related thereto. Inconsistencies in the information from multiple ERP systems could adversely impact the combined company’s ability to manage its business efficiently and may result in heightened risk to its ability to maintain its books and records and comply with regulatory requirements. Following the consummation of the merger, the combined company expects that it may transition all or a portion of the operations of SBS or BMC from one company’s ERP system(s) to the other’s. The transition to a different ERP system involves numerous risks, including:

•	diversion of management’s attention away from normal daily business operations;

•	loss of, or delays in accessing, data;

•	increased demand on its operations support personnel;

•	increased costs;

•	initial dependence on unfamiliar systems while training personnel to use new systems;

•	increased operating expenses resulting from training, conversion and transition support activities; and

•	impairment charges or accelerated depreciation expense related to the early retirement of information system assets or the early termination of information system supplier agreements.

Any of the foregoing could result in a material increase in information technology compliance or other related costs, and could materially and negatively impact the combined company’s business, results of operations or financial condition.

Negative environmental impacts from, and legal and regulatory requirements in response to, severe and prolonged drought conditions in California and associated conditions could adversely affect the combined company’s business and results of operations in California and the combined company’s financial statements.

Certain areas in which the combined company will operate, particularly parts of California, are experiencing extreme or exceptional drought conditions. In response to these conditions and concerns that they may continue for an extended period of time or worsen, government officials have taken, or have proposed taking, a number of steps to preserve potable water supplies. For instance, California recently declared a state of emergency due to drought conditions, and the governor issued an executive order directing the state water board to impose restrictions to achieve a statewide 25% reduction in potable urban water use through February 28, 2016. In turn, the state water board adopted emergency regulations that, among other things, require local water agencies or other water suppliers to achieve 4% to 36% reductions in their water use, with each agency/supplier expected to implement its own plans and measures to achieve its respective water conservation target. The California state water board’s emergency regulations also prohibit irrigation with potable water outside newly constructed homes and buildings not in accordance with conservation standards adopted by a separate state agency, which apply to structures over 2,500 square feet. To address the California state water board conservation requirements and its own available potable water supplies, a local water agency/supplier could potentially restrict, delay the issuance of, or proscribe new water connection permits for homes or businesses; increase the costs for securing such permits, either directly or by requiring participation in impact mitigation programs; adopt higher efficiency requirements for water-using appliances or fixtures; limit or ban the use of water for construction activities; impose requirements as to the types of allowed plant material or irrigation for outdoor landscaping that are more strict than state standards and less desired by consumers; and/or impose fines and penalties for noncompliance with any such measures. These local water agencies/suppliers could also increase rates and charges to residential users for the water they use, potentially increasing the cost of homeownership. It is uncertain if, where and to what extent these or additional conservation measures might be imposed by local water agencies/suppliers in California or by other federal, state or local lawmakers or regulators in California. However, if potable water supplies become further constrained due to persistent drought conditions, tighter conservation requirements may be imposed in California that could adversely impact consumer spending, result in decreased demand for homes and adversely affect the combined company’s business. These impacts, individually or collectively, could adversely affect our business and consolidated financial statements, and the effect could be material.

Service disruptions caused by severe weather conditions may disrupt our operations and may reduce the demand for construction services, either of which could adversely affect our financial condition and results of operations.

Service interruptions due to severe weather events are possible across all of the combined company’s service areas. These include winter storms and freezing conditions, high wind conditions, tornados, earthquakes, coastal and intercoastal floods or high water conditions, including those in or near designated flood plains, hurricanes and severe rain and/or electrical storms. These weather events may affect the condition or operability of the combined company’s facilities, limiting or preventing the combined company from distributing building materials to its customers, or requiring the combined company to make substantial capital expenditures to repair any damage. Furthermore, the combined company’s ability to operate its business could be seriously or completely impaired or destroyed. The insurance the combined company will maintain may not be adequate to cover the combined company’s losses resulting from disasters or other business interruptions.

In addition, adverse economic conditions due to weather events could cause the combined company’s customers to curtail operations. A curtailment of operations by a customer would typically result in reduced sales and services provided by the combined company. In more severe circumstances, the decline in usage could be permanent. Any decrease in demand resulting from difficult economic conditions could adversely affect the combined company’s financial condition and results of operations.

Homebuilding activities in the Texas, California and Georgia markets have a large impact on our results of operations because we conduct a significant portion of our business in these markets.

The combined company will conduct a significant portion of its business in the Texas, California and Georgia markets, which would represent approximately 34%, 13% and 10%, respectively, of the combined company’s 2014 total net sales on a pro forma basis, including sales of VNS Corporation (which we refer to as VNS) and Robert Bowden, Inc. (which we refer to as RBI), both of which are Georgia-based companies acquired by BMC during 2015. See the section entitled “BMC’s Business—BMC’s Strategy—Selectively pursue strategic acquisitions” beginning on page [●] for additional information on the VNS and RBI acquisitions. Home prices and sales activities in these markets and in most of the other markets in which the combined company will operate have declined from time to time, particularly as a result of slow economic growth. In the last several years, these markets have benefited from better than average employment growth, which has aided homebuilding activities, but there is no assurance that these conditions will continue. Local economic conditions can depend on a variety of factors, including national economic conditions, local and state budget situations and the impact of cutbacks in federal spending and employment. In addition, the recent significant fluctuation in oil prices may negatively impact home construction and remodeling activity in Texas or other markets with significant employment in the energy sector, which could negatively impact the combined company’s operating results in those markets in the future. If homebuilding activity declines in one or more of the markets in which the combined company operates, the combined company’s costs may not decline at all or at the same rate and therefore may negatively impact the combined company’s operating results.

Because the combined company’s operations are currently concentrated in these areas, a prolonged economic downturn in the future in one or more of these areas or a particular industry that is fundamental to one of these areas, particularly within Texas, could have a material adverse effect on the combined company’s business, prospects, liquidity, financial condition and results of operations, and a disproportionately greater impact on the combined company than other lumber and building material companies with more diversified operations. To the extent the oil and gas industries, which can be very volatile, are negatively impacted by declining commodity prices, climate change, legislation or other factors, a result could be a reduction in employment, or other negative economic consequences, which in turn could adversely impact home sales and activities in Texas and certain of the combined company’s other markets.

Moreover, certain insurance companies doing business in Texas have restricted, curtailed or suspended the issuance of homeowners’ insurance policies on single-family homes. This has both reduced the availability of hurricane and other types of natural disaster insurance in Texas, in general, and increased the cost of such insurance to prospective purchasers of homes in Texas. Mortgage financing for a new home is conditioned, among other things, on the availability of adequate homeowners’ insurance. There can be no assurance that homeowners’ insurance will be available or affordable to prospective purchasers of homes offered for sale in the Texas market. Long-term restrictions on, or unavailability of, homeowners’ insurance in the Texas market could have an adverse effect on the lumber and building materials industry in that market in general, and on the combined company’s business within that market in particular. Additionally, the availability of permits for new homes in new and existing developments has been adversely affected by the significantly limited capacity of the schools, roads, and other infrastructure in that market. If adverse conditions in that market develop in the future, it could have a material adverse effect on the combined company’s business, prospects, liquidity, financial condition and results of operations.

The combined company’s indebtedness could adversely affect its ability to raise additional capital to fund its operations, limit its ability to react to changes in the economy or its industry, expose it to interest rate risk to the extent of its variable rate debt and prevent it from meeting its obligations under its indebtedness.

After the merger, the combined company will have a significant level of indebtedness. This leverage could have important consequences, including: making it more difficult for the combined company to satisfy its obligations with respect to its indebtedness; increasing the combined company’s vulnerability to general adverse economic and industry conditions; requiring the combined company to dedicate a portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, research and development efforts, and other general corporate purposes; increasing the combined company’s vulnerability to and limiting its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates; exposing the combined company to the risk of increased interest rates as borrowings under certain of its indebtedness are subject to variable rates of interest; placing the combined company at a competitive disadvantage compared to its competitors that have less debt; and limiting the combined company’s ability to borrow additional funds.

The agreements that will govern the combined company’s indebtedness also will contain certain financial and other restrictive covenants that may limit the combined company’s ability to engage in activities that may be in its long-term best interests. The combined company’s failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of its debts.

The combined company’s ability to generate net income will depend upon various factors beyond its control. A portion of the combined company’s debt bears variable rates of interest so its interest expense could increase further in the future. The combined company may not generate sufficient cash flow from operations to pay cash interest on its debt.

Successful integration of BMC with SBS and successful operation of the combined company are not assured. Also, integrating SBS’s business with that of BMC may divert the attention of management away from operations.

If the merger is completed, the businesses and assets of SBS and BMC will be combined. There can be no assurance that, after the merger, the combined company will be able to maintain and grow the continuing businesses and operations of SBS and BMC. In addition, the market segments in which SBS and BMC operate may experience declines in demand and/or new competitors. Integrating and coordinating certain aspects of the operations, portfolio of products and personnel of SBS and BMC will involve complex operational, technological and personnel-related challenges. This process will be time-consuming and expensive, may disrupt the businesses of either or both of the companies and may not result in the full benefits expected by SBS and BMC, including cost synergies expected to arise from efficiencies and overlapping general and administrative functions. The potential difficulties, and resulting costs and delays, include:

•	managing a larger combined company;

•	consolidating corporate and administrative infrastructures;

•	difficulties attracting and retaining key personnel;

•	loss of customers and suppliers and inability to attract new customers and suppliers;

•	issues in integrating information technology, communications and other systems;

•	incompatibility of purchasing, logistics, marketing, administration and other systems and processes; and

•	unforeseen and unexpected liabilities related to the merger or BMC’s business.

Additionally, the integration of SBS’s and BMC’s operations, products and personnel may place a significant burden on management and other internal resources. The diversion of management’s attention, and any difficulties encountered in the transition and integration process, could harm the combined company’s business, financial condition and operating results.

The unaudited pro forma financial information included in this document may not be indicative of what the combined company’s actual financial position or results of operations would have been.

The unaudited pro forma combined financial information in this joint proxy and consent solicitation statement/prospectus is provided for informational purposes only and this financial information is not necessarily indicative of the future financial position or results of operations of the combined businesses of SBS and BMC, or the financial position or the results of operations that would have been realized had the business combination been consummated during the periods, or as of the dates, for which pro forma information is presented. In the opinion of SBS’s management, all adjustments necessary to fairly present such pro forma combined financial statements have been made based upon the terms of the business combination. Certain pro forma adjustments described in the accompanying notes to the unaudited pro forma combined financial information are based on estimates and various assumptions that SBS believes are reasonable under the circumstances based on currently available information. The actual recorded amounts of the acquisition consideration transferred, the recognized amounts of assets acquired and liabilities assumed, and related depreciation and amortization periods will be based on final appraisals, evaluation and estimations of fair value as of the acquisition date. As a result, actual asset and liability values established and related operating results, including actual depreciation and amortization expense, could differ materially from those reflected in the pro forma combined financial statements. See the section entitled “Unaudited Pro Forma Combined Financial Information” beginning on page [●].

The merger may not be accretive and may cause dilution to the combined company’s earnings per share, which may negatively affect the market price of the combined company’s common stock.

SBS and BMC currently anticipate that the merger will be accretive to earnings per share of the combined company within the first full year post-closing, after excluding integration and restructuring costs and purchase accounting adjustments. This expectation is based on preliminary estimates, which may materially change. The combined company could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution to the combined company’s adjusted earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the market value of the combined company’s common stock. See the section entitled “Unaudited Financial Forecasts—Unaudited Financial Forecasts of BMC—SBS’s Consideration of the Unaudited Financial Forecasts of BMC” beginning on page [●].

The shares of SBS common stock to be received by BMC stockholders as a result of the merger will have different rights from shares of BMC.

Following completion of the merger, BMC stockholders will no longer be stockholders of BMC, but will instead be stockholders of SBS in the combined company. There will be important differences between your current rights as a BMC stockholder and your rights as an SBS stockholder. See the section entitled “Comparison of Stockholder Rights” beginning on page [●].

Both SBS stockholders and BMC stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

After the completion of the merger, current SBS stockholders and former BMC stockholders will own a smaller percentage of the combined company than they currently own of SBS or BMC, respectively. Upon completion of the merger, BMC stockholders will hold approximately 60% of the shares of combined company common stock issued and outstanding immediately after the consummation of the merger, and SBS stockholders immediately prior to the effective time will hold approximately 40% of the shares of combined company common stock issued and outstanding immediately after the consummation of the merger. Consequently, SBS stockholders immediately prior to the effective time, as a group, and BMC stockholders immediately prior to the effective time, as a group, will each have reduced ownership and voting power in the combined company compared to their ownership and voting power in SBS and BMC, respectively, immediately prior to the effective time.

SBS and BMC do not anticipate that the combined company will pay any cash dividends in the foreseeable future.

We expect that the combined company will retain its future earnings to fund the development and growth of the combined company’s business. As a result, capital appreciation, if any, of the common stock of the combined company will be your sole source of gain, if any, for the foreseeable future.

The merger is expected to result in an ownership change for SBS, and may result in an ownership change for BMC, under Section 382 of the Code and similar state tax laws, potentially limiting the use of SBS’s and BMC’s net operating loss carryforwards and certain other tax attributes in future years. In addition, each of SBS’s and BMC’s ability to use net operating loss carryforwards may be further limited if taxable income does not reach sufficient levels.

Under Section 382 of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income and taxes may be limited. In general, an “ownership change” occurs if there is a cumulative change in ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws.

The merger is expected to result in an ownership change for SBS, and may result in an ownership change for BMC, under Section 382 of the Code and similar state tax laws, potentially limiting the combined company’s use of SBS’s and BMC’s net operating loss carryforwards and certain other tax attributes in future years. These limitations may affect the timing of when these net operating loss carryforwards can be used which, in turn, may impact the timing of when cash is used to pay the taxes of the combined company and have a negative impact on the combined company’s financial position and results of operations. If the combined company undergoes any subsequent ownership change, its ability to utilize net operating losses could be further limited. In addition, the combined company’s ability to use net operating loss carryforwards will be dependent on its ability to generate taxable income. Some portion of the net operating loss carryforwards could expire before the combined company generates sufficient taxable income.

Anti-takeover provisions in the combined company charter and under Delaware law could make an acquisition of the combined company more difficult and may prevent attempts by the combined company stockholders to replace or remove the combined company management.

Provisions in the combined company charter and the SBS bylaws may delay or prevent an acquisition or a change in management. These provisions include a classified board with three-year staggered terms; the ability of the board to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without stockholder approval; stockholder action can only be taken at a special or regular meeting and not by written consent; advance notice procedures for nominating candidates to the board or presenting matters at stockholder meetings; removal of directors only for cause; allowing only the board to fill vacancies on the board; and super-majority voting requirements to amend the SBS bylaws and certain provisions of the combined company charter.

In the combined company charter, the combined company opts out of being subject to Section 203 of the DGCL, an anti-takeover law. However, the combined company charter includes anti-takeover provisions (which we refer to as the charter anti-takeover provisions) that are substantially similar in effect to Section 203 of the DGCL. In general, the charter anti-takeover provisions, like Section 203, prohibit the corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. The combined company charter includes specified exceptions from the charter anti-takeover provisions, which provide that (i) in certain circumstances (as described below), Gores and, collectively, M. H. Davidson & Co., DK and their respective affiliates and associates (which we refer to individually as a grandfathered stockholder and, collectively, as the grandfathered stockholders) and (ii) any person who would otherwise be an interested stockholder because of a transfer, assignment, conveyance, hypothecation, encumbrance or other disposition of 5% or more of outstanding voting stock of the combined corporation by any grandfathered stockholder to such person will be excluded from the “interested stockholder” definition in the combined company charter. At any time during the period beginning on the effective date of the merger and ending on the third anniversary thereof, each grandfathered stockholder is permitted to own any amount less than 20% of the outstanding voting stock of the combined company and will not be deemed an interested stockholder unless such grandfathered stockholder’s ownership level meets or exceeds 20% of the outstanding voting stock of the combined company during such three-year period. From and after the third anniversary of the effective date of the merger, each grandfathered stockholder is permitted to continue owning its respective ownership amount that it owns, together with its affiliates and associates, on such anniversary and will not be deemed an interested stockholder unless such grandfathered stockholder’s ownership level later exceeds such ownership amount of the outstanding voting stock of the combined company. Moreover, each grandfathered stockholder, together with its affiliates and associates, may reduce its ownership amount at any time from and after the third anniversary of the effective time of the merger; provided that, if such grandfathered stockholder reduces its ownership amount below the ownership amount of such grandfathered stockholder that exists on the third anniversary of the effective time of the merger, such grandfathered stockholder may not increase its ownership amount above such reduced amount; provided, further, that if such grandfathered stockholder reduces its ownership amount below 15% of the outstanding voting stock of the combined company after the third anniversary of the effective time of the merger, such grandfathered stockholder may own any amount of the outstanding voting stock of the company below 15% of the outstanding voting stock of the company, in the case of each of the foregoing provisos, without being deemed an interested stockholder. See the section entitled “Comparison of Stockholder Rights” beginning on page [●].

Although SBS and BMC believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with the combined company board, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the combined company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

Risks Relating to BMC

BMC has a history of losses and its inability to implement and maintain cost structures that align with sales trends may have an adverse impact on BMC’s results of operations.

When BMC experiences slower periods of homebuilding activity, acquires new businesses or expands existing operations BMC may experience inefficiencies in its cost structures. BMC’s efforts to reduce expenses in response to declining sales may not be sufficient, timely or realized at all, negatively impacting financial condition, results of operations and cash flows. BMC experienced losses of $17.5 million, $35.3 million and $55.7 million, respectively, for the years ended December 31, 2012 and 2011 and the 362-day period ended December 31, 2010.

Factors that could materially affect BMC’s efforts to maintain profitability include, but are not limited to, BMC’s ability to:

•	grow its sales through organic growth or through acquisitions in its existing markets and in new geographic areas;

•	improve its sales mix by offering products that provide higher gross margins;

•	utilize improved pricing practices and technology and supply sourcing savings;

•	maintain or reduce its overhead and support expenses as it grows;

•	efficiently collect monies owed from customers;

•	successfully maintain and grow relationships with its significant customers; and

•	successfully integrate with SBS or any businesses acquired.

Changes in the valuation allowance for BMC’s deferred tax assets may materially impact its financial statements.

As of December 31, 2014, BMC had deferred tax assets of $74.6 million against which no valuation allowance was established. Significant judgment is required in determining the future tax consequences of events that have been recognized in BMC’s consolidated financial statements and/or tax returns. Differences between anticipated and actual outcomes of these future tax consequences could have a material impact on BMC’s consolidated financial position or statement of operations. Changes in existing tax laws and tax rates may also affect actual tax results and the valuation of deferred tax assets over time.

BMC is reliant upon information technology to operate its business and maintain its competitiveness, and any disruption or reduction in BMC’s information technology capabilities could harm its business.

BMC is currently undertaking a project to upgrade its existing ERP systems in order to enable BMC to reduce manual administrative processes and further enhance its mobile based solutions to improve the productivity of its sales force. This project exposes BMC to the risk of disruption of its information system during the implementation process. In addition, BMC may not be able to realize the expected cost savings or other benefits from the implementation of this ERP system, and BMC’s costs to implement this ERP system, as well as the expected timeframe for the completion of such project, could significantly exceed BMC’s estimates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy and consent solicitation statement/prospectus contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to SBS, BMC and the combined company, that reflect our current views with respect to future events and financial performance and the expected benefits and synergies of the merger. These statements may be made directly in this joint proxy and consent solicitation statement/prospectus or they may be made a part of this joint proxy and consent solicitation statement/prospectus by appearing in other documents filed with the SEC by SBS and incorporated by reference in this joint proxy and consent solicitation statement/prospectus. These statements may include statements regarding the period following completion of the merger.

Forward-looking statements are typically identified by words or phrases such as “may,” “might,” “predict,” “future,” “seek to,” “assume,” “goal,” “objective,” “continue,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “potential,” “pro forma” and “forecast,” or the negative of such terms and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. All forward-looking statements are our respective management’s present expectations or forecasts of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the merger involving BMC and SBS, including future financial and operating results, SBS’s or BMC’s plans, objectives, expectations and intentions, the expected timing of completion of the transaction, and other statements that are not historical facts. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this joint proxy and consent solicitation statement/prospectus. In addition to the factors discussed in the section entitled “Risk Factors” beginning on page [●], important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties relating to the following:

Transaction Related Factors

•	our failure to successfully combine the businesses of SBS and BMC in the expected time frame;

•	fluctuations in the market value of SBS common stock and, after the completion of the merger, the combined company’s common stock;

•	the risk that SBS or BMC may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger;

•	business uncertainties and contractual restrictions while the merger is pending;

•	limitations on SBS’s and BMC’s ability to pursue alternatives to the merger;

•	the impact of certain of SBS’s and BMC’s directors and executive officers having interests in the merger different from, or in addition to or in conflict with, yours;

•	integrating SBS’s and BMC’s financial reporting and internal control systems, including compliance by the combined company with Section 404 of the Sarbanes-Oxley Act of 2002;

•	the failure to complete the merger and the resulting potential negative impact on the stock price, business and financial results of SBS;

•	the ability to obtain the requisite BMC and SBS stockholder approvals;

•	the risk that a condition to closing of the merger may not be satisfied;

•	the incurrence of significant transaction and merger-related transition costs in connection with the merger;

•	the ability to continue to retain, motivate and recruit executives and other key employees;

•	the difficulty to determine the fair market value of BMC;

•	the restrictions in the merger agreement limiting SBS’s and BMC’s conduct of business prior to the closing of the merger;

•	the failure of the combined company to successfully integrate BMC and SBS or successfully operate the combined company;

•	the possibility that the unaudited pro forma financial information included herein may not be indicative of what the combined company’s actual financial position or results of operations would have been;

•	the failure of the merger to be accretive and potential dilution to the combined company’s earnings per share;

•	the difference in rights between the shares of BMC common stock and the shares of SBS common stock;

•	the impact of SBS stockholders and BMC stockholders having a reduced ownership and voting interest after the merger and less influence over management;

•	the likelihood that the combined company will not pay any cash dividends in the foreseeable future;

•	the inability to use SBS’s and BMC’s respective net operating loss carryforwards and other tax attributes to offset future taxable income; and

•	the anti-takeover provisions in the combined company charter and under Delaware law that could make an acquisition of the combined company more difficult and may prevent attempts by the combined company’s stockholders to replace or remove the combined company’s management.

Business and Operational Factors

•	the state of the homebuilding industry and repair and remodeling activity, the economy and the credit markets;

•	seasonality and cyclicality of the building products supply and services industry;

•	competitive industry pressures and competitive pricing pressure from the combined company’s customers and competitors;

•	inflation or deflation of prices of the combined company’s products;

•	the combined company’s exposure to product liability, warranty, casualty, construction defect, contract, tort, employment and other claims and legal proceedings;

•	the combined company’s ability to maintain profitability;

•	the combined company’s concentration of business in the Texas, North Carolina, California, Georgia and Utah markets;

•	the potential negative impacts from the recent significant decline in oil prices on employment, home construction and remodeling activity in Texas and other markets dependent on the energy industry;

•	failure of residential renovation and improvement activities to return to historic levels;

•	the combined company’s ability to retain its key employees and to attract and retain new qualified employees, while controlling its labor costs;

•	product shortages, loss of key suppliers or failure to develop relationships with qualified suppliers, and the combined company’s dependence on third-party suppliers and manufacturers;

•	the implementation of the combined company’s supply chain and technology initiatives;

•	the impact of long-term non-cancelable leases at the combined company’s facilities;

•	the combined company’s ability to effectively manage inventory and working capital;

•	the credit risk from the combined company’s customers;

•	the combined company’s ability to identify or respond effectively to consumer needs, expectations or trends;

•	the combined company’s ability to successfully implement its growth strategy;

•	the impact of federal, state, local and other laws and regulations;

•	the potential loss of significant customers;

•	the combined company’s ability to obtain additional financing on acceptable terms;

•	the various financial covenants in the combined company’s secured credit agreement;

•	disruptions in the combined company’s information technology systems;

•	natural or man-made disruptions to the combined company’s distribution and manufacturing facilities;

•	the combined company’s exposure to environmental liabilities and subjection to environmental laws and regulation; and

•	cybersecurity risks.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy and consent solicitation statement/prospectus in the case of forward-looking statements contained in this joint proxy and consent solicitation statement/prospectus, or the dates of the documents incorporated by reference in this joint proxy and consent solicitation statement/prospectus in the case of forward-looking statements made in those incorporated documents. Except as may be required by law, neither BMC nor SBS has any obligation to update or alter these forward-looking statements, whether as a result of new information, future events or otherwise.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see SBS’s Annual Report on Form 10-K filed with the SEC on March 2, 2015, and SBS’s subsequent filings with the SEC as described in the section entitled “Where You Can Find More Information” beginning on page [●].

We expressly qualify in their entirety all forward-looking statements attributable to SBS or BMC or any person acting on our behalf by the cautionary statements contained or referred to in this section.

THE COMPANIES

Stock Building Supply Holdings, Inc.

SBS is a Delaware corporation and its common stock is listed on Nasdaq under the ticker symbol “STCK.” SBS’s predecessor was incorporated as Carolina Builders Corporation in Raleigh, North Carolina, in 1922 and began operating under the Stock Building Supply name in 2003.

SBS and its subsidiaries (which we refer to as the SBS Group) is a diversified lumber and building materials distributor and solutions provider that sells to new construction and repair and remodeling contractors. The SBS Group carries a broad line of products and has operations in 13 states throughout the United States. The SBS Group’s primary products are lumber and lumber sheet goods, millwork, doors, flooring, windows, structural components such as engineered wood products, trusses and wall panels and other exterior products. Additionally, the SBS Group provides solution-based services to its customers, including design, product specification and installation management services. The SBS Group serves a broad customer base, including large-scale production homebuilders, custom homebuilders and repair and remodeling contractors. The SBS Group offers a broad range of products sourced through a strategic network of suppliers, which together with the SBS Group’s various solution-based services, represent approximately 50% of the construction cost of a typical new home.

The SBS Group has operations in 13 states, which states accounted for approximately 49% of 2014 U.S. single-family housing permits according to the U.S. Census Bureau. The SBS Group’s primary operating regions include the South and West regions of the United States (as defined by the U.S. Census Bureau), with a significant portion of its net sales derived from markets within Texas, North Carolina, California, Georgia and Utah. The SBS Group serves its customers from 69 locations, which include 51 distribution and retail operations, 21 millwork fabrication operations, 15 structural components fabrication operations and 13 flooring operations. Given the local nature of its business, the SBS Group locates its facilities in close proximity to its key customers and often co-locates multiple operations in one facility to increase customer service and efficiency.

SBS’s principal executive offices are located at 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617, its telephone number is (919) 431-1000, and its website is located at www.stocksupply.com. Information on or accessed through SBS’s website is not incorporated into this joint proxy and consent solicitation statement/prospectus.

Additional information about SBS and its subsidiaries is included in the documents incorporated by reference into this joint proxy and consent solicitation statement/prospectus. See “Where You Can Find More Information” beginning on page [●].

Building Materials Holding Corporation

BMC, headquartered in Atlanta, Georgia, is a leading provider of residential building products and construction services to professional builders and contractors primarily in the western and southeastern United States and Texas. BMC distributes lumber and other building materials, including millwork and trusses. In conjunction with these offerings, BMC also provides targeted construction services, which include framing, insulation, stucco installation and other specialty installation offerings. BMC also manufactures customized truss offerings, which include roof and floor trusses.

BMC serves its customers through an integrated network of 38 lumber yards, 18 truss manufacturing facilities, 26 millwork operations and 8 showroom and design centers strategically located in attractive markets in the western and southeastern United States and Texas. BMC has over 58,000 stock keeping units (SKUs) with its product and service offerings tailored to prevailing customer preferences in each area. BMC maintains centralized corporate controls to monitor purchases and sales, while relying on its market managers and sales force to best service specific market needs. Based on single-family building permit activity data compiled by the

NAHB for the six months ended June 30, 2015, BMC provides building products and construction services in 11 of the top 25 single-family construction markets in the United States, and most of its facilities are located in markets that benefit from year-round construction.

BMC Holdings, Inc., BMC’s corporate predecessor, was incorporated in Delaware in 1987. BMC and all its subsidiaries filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code on June 16, 2009. A plan of reorganization was approved on December 17, 2009, and BMC emerged from bankruptcy on January 4, 2010. The plan of reorganization included partial payments to unsecured creditors and an exchange of equity and debt to the secured creditors.

BMC’s principal executive offices are located at Two Lakeside Commons, Suite 500, 980 Hammond Drive NE, Atlanta, Georgia 30328 and BMC’s telephone number at that address is (678) 222-1219. BMC’s website is located at www.buildwithbmc.com. BMC’s website and the information contained on BMC’s website are not incorporated by reference and are not a part of this joint proxy and consent solicitation statement/prospectus.

THE SBS SPECIAL MEETING

This section contains information about the SBS special meeting that has been called to consider and adopt the merger agreement, approve the issuance of shares of SBS common stock pursuant to the merger agreement, approve an amendment to the SBS 2013 Incentive Compensation Plan, approve, by non-binding advisory vote, certain compensation arrangements for SBS’s named executive officers in connection with the merger and approve the adjournment of the SBS special meeting (if it is necessary or advisable to solicit additional proxies if there are not sufficient votes to obtain the SBS stockholder approval).

General

This joint proxy and consent solicitation statement/prospectus is being furnished to the stockholders of SBS in connection with the solicitation of proxies by the SBS board for use at the SBS special meeting. SBS is first mailing this joint proxy and consent solicitation statement/prospectus and accompanying proxy card to its stockholders on or about [●], 2015.

Date, Time and Place

The SBS special meeting will be held on [●], 2015, at 9:00 a.m., Eastern time, at [●], unless the special meeting is adjourned or postponed.

Purpose of the SBS Special Meeting

At the SBS special meeting, SBS stockholders will be asked to consider and vote upon the following matters:

•	a proposal to adopt the merger agreement;

•	a proposal to approve the issuance of shares of SBS common stock pursuant to the merger agreement;

•	a proposal to approve an amendment to the SBS 2013 Incentive Compensation Plan;

•	a proposal to approve, by non-binding advisory vote, certain compensation arrangements for SBS’s named executive officers in connection with the merger; and

•	a proposal to approve one or more adjournments of the SBS special meeting (if it is necessary or advisable to solicit additional proxies if there are not sufficient votes to obtain the SBS stockholder approval).

Recommendation of the SBS Board of Directors

The SBS board has (i) approved the merger agreement and the consummation of the transactions contemplated therein, including the merger, upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the merger agreement and the transactions contemplated therein, including the merger, are fair to and in the best interests of SBS and its stockholders, (iii) directed that the merger agreement, the merger and the issuance of shares of SBS common stock pursuant to the merger agreement be submitted to SBS stockholders for approval, (iv) recommended that SBS stockholders adopt the merger agreement, and approve the issuance of shares of SBS common stock pursuant to the merger agreement and (v) declared that the merger agreement and the transactions contemplated therein, including the merger, are advisable.

Accordingly, the SBS board recommends that SBS stockholders vote:

“FOR” the proposal to adopt the merger agreement;

“FOR” the proposal to issue shares of SBS common stock pursuant to the merger agreement;

“FOR” the proposal to amend the SBS 2013 Incentive Compensation Plan;

“FOR” the proposal to approve, by non-binding advisory vote, certain compensation arrangements for SBS’s named executive officers in connection with the merger; and

“FOR” the proposal to permit the SBS board to adjourn the SBS special meeting (if it is necessary or advisable to solicit additional proxies if there are not sufficient votes to obtain the SBS stockholder approval).

See the sections entitled “The Merger—Recommendation of the SBS Board” and “The Merger—SBS’s Reasons for the Merger” beginning on pages [●] and [●], respectively.

SBS stockholders should carefully read this joint proxy and consent solicitation statement/prospectus in its entirety for more detailed information concerning the merger agreement and certain compensation arrangements for SBS’s named executive officers in connection with the merger. In addition, SBS stockholders are directed to the merger agreement, which is attached as Annex A to this joint proxy and consent solicitation statement/prospectus.

Record Date; Shares Entitled to Vote

Only holders of record of shares of SBS common stock at the close of business on the SBS record date ([●], 2015) will be entitled to vote shares held at that date at the SBS special meeting or any adjournments thereof. Each outstanding share of SBS common stock entitles its holder to cast one vote.

As of the close of business on the SBS record date, there were [●] shares of SBS common stock, par value $0.01 per share, outstanding and entitled to vote at the SBS special meeting.

Quorum

Holders of a majority of SBS common stock entitled to vote at the SBS special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the SBS special meeting may adjourn the meeting to another place, date or time. As of the record date for the SBS special meeting, [●] shares of SBS common stock will be required to achieve a quorum.

Holders of shares of SBS common stock present at the SBS special meeting but not voting, and shares of SBS common stock for which SBS has received proxies indicating that their holders have abstained, will be counted as present at the SBS special meeting for purposes of determining whether a quorum is established.

Broker non-votes are shares held by a broker that are present in person or represented by proxy at the SBS special meeting, but with respect to which the broker is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers do not have discretionary voting authority with respect to any of the proposals described in this joint proxy/consent solicitation statement/prospectus, if a beneficial owner of shares of SBS common stock held in “street name” does not give voting instructions to the broker, bank, nominee or other holder of record, then those shares will not be voted as to any of the proposals described in this joint proxy and consent solicitation statement/prospectus and will have the same effect as a vote against the proposal to adopt the merger agreement, and will have no effect on the outcome of any vote to issue shares of SBS common stock pursuant to the merger agreement, to amend the SBS 2013 Incentive Compensation Plan, to approve, by non-binding advisory vote, certain compensation arrangements for SBS’s named executive officers in connection with the merger (in each such case, assuming a quorum is present) or adjourn the SBS special meeting. If you hold shares of SBS common stock through broker, bank or other organization with custody of your shares, follow the voting instructions you receive from that organization.

Vote Required

Proposal to Adopt the Merger Agreement: Adopting the merger agreement requires the affirmative vote of holders of a majority of the shares of SBS common stock outstanding and entitled to vote. Accordingly, an SBS stockholder’s failure to submit a proxy card or to vote in person at the SBS special meeting, an abstention from voting or the failure of an SBS stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Proposal to Approve the Issuance of Shares of SBS Common Stock Pursuant to the Merger Agreement: Approving the issuance of shares of SBS common stock pursuant to the merger agreement requires the affirmative vote of holders of a majority of the shares of SBS common stock present in person, or represented by proxy, and entitled to vote on the proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the issuance of shares of SBS common stock pursuant to the merger agreement, while shares not in attendance at the SBS special meeting will have no effect on the outcome of the vote to approve the issuance of shares of SBS common stock pursuant to the merger agreement (assuming a quorum is present).

Proposal to Approve an Amendment to the SBS 2013 Incentive Compensation Plan: Approving an amendment to the SBS 2013 Incentive Compensation Plan requires the affirmative vote of holders of a majority of the shares of SBS common stock present in person, or represented by proxy, and entitled to vote on the proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve an amendment to the SBS 2013 Incentive Compensation Plan, while shares not in attendance at the SBS special meeting will have no effect on the outcome of the vote to approve an amendment to the SBS 2013 Incentive Compensation Plan (assuming a quorum is present).

Proposal Regarding Certain SBS Merger-Related Executive Compensation Arrangements: In accordance with Section 14A of the Exchange Act, SBS is providing its stockholders with the opportunity to approve, by non-binding advisory vote, certain compensation payments for SBS’s named executive officers in connection with the merger, as set forth in the section entitled “Proposal 4—Advisory Vote on Merger-Related Compensation for SBS Named Executive Officers” beginning on page [●]. Approving merger-related executive compensation requires the affirmative vote of holders of a majority of the shares of SBS common stock present in person, or represented by proxy, and entitled to vote on the proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger-related executive compensation, while shares not in attendance at the SBS special meeting will have no effect on the outcome of the vote to approve the merger-related executive compensation (assuming a quorum is present).

Proposal to Adjourn the SBS Special Meeting: Approving the adjournment of the SBS special meeting (if necessary or advisable to solicit additional proxies if there are not sufficient votes to obtain the SBS stockholder approval) requires the affirmative vote of holders of a majority of the shares of SBS common stock present in person, or represented by proxy, and entitled to vote on the proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the SBS special meeting, while shares not in attendance at the SBS special meeting will have no effect on the outcome of the vote to adjourn the SBS special meeting.

SBS Voting Agreement; Voting by SBS’s Directors and Executive Officers

Simultaneously with the execution of the merger agreement, certain funds affiliated with Gores, SBS’s largest stockholder, together with certain executive officers of SBS, which collectively own approximately 43% of SBS’s outstanding common stock, entered into the SBS voting agreement with BMC, pursuant to which such holders have agreed, among other things, to vote in favor of the adoption of the merger agreement and the issuance of SBS common stock pursuant to the merger agreement, subject to the terms of the SBS voting agreement. The SBS voting agreement is included in this joint proxy and consent solicitation statement/prospectus as Annex D.

As of the close of business on the SBS record date, SBS’s directors and executive officers and certain of their affiliates beneficially owned [●] shares of SBS common stock entitled to vote at the SBS special meeting. This represents approximately [●]% of the outstanding shares of SBS common stock entitled to be cast at the SBS special meeting. Pursuant to the SBS voting agreement, certain executive officers have agreed to vote in favor of the adoption of the merger agreement and the issuance of SBS common stock in the merger pursuant to the merger agreement, subject to the terms of the SBS voting agreement.

How to Submit Your Proxy

A stockholder may submit its proxy using any of the following methods:

By telephone or on the Internet

You can submit your proxy by calling the toll-free telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded.

The website for Internet submission of proxies is [●]. Please have your proxy card handy when you go online. As with telephone submission of proxies, you can confirm that your instructions have been properly recorded.

Telephone and Internet proxy facilities for stockholders of record will be available 24 hours a day beginning on or about [●], 2015, and will close at 11:59 p.m. Eastern time on [●], 2015. The availability of telephone and Internet submission of proxies for beneficial owners will depend on the processes of your broker, bank or other holder of record. Therefore, SBS recommends that you follow the voting instructions in the materials you receive from such broker, bank or other holder of record.

If you submit your proxy by telephone or on the Internet, you do not need to return your proxy card.

By mail

If you received your special meeting materials by mail, you may complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the SBS board.

In person at the SBS special meeting

All SBS stockholders as of the close of business on the SBS record date may vote in person at the SBS special meeting. You may also be represented by another person at the SBS special meeting by executing a proper proxy card designating that person. If you are a beneficial owner of SBS common stock, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the SBS special meeting.

By granting a proxy or submitting voting instructions

You may authorize another person to vote your shares by granting a proxy or, for shares of SBS common stock held in street name, by submitting voting instructions to your bank, broker or other holder of record.

Voting of Proxies

If you submit your proxy by Internet, by telephone or by completing, signing, dating and mailing your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. If you are a stockholder of record and you sign, date and return your proxy card but do not indicate how you want to vote or do not indicate that you wish to abstain, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve the issuance of shares of SBS common stock pursuant to the merger agreement, “FOR” the proposal to approve the amendment to the SBS 2013 Incentive Compensation Plan, “FOR” the proposal to approve, by non-binding advisory vote, certain compensation arrangements for SBS’s named executive officers in connection with the merger, and “FOR” the proposal to approve the adjournment of the SBS special meeting (if necessary or advisable to solicit additional proxies if there are not sufficient votes to obtain the SBS stockholder approval).

Revoking Your Proxy

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the SBS special meeting. To do this, you must:

•	submit a new proxy by telephone, over the Internet, or by signing and returning another proxy card by mail at a later date, in each case, prior to 11:59 p.m., Eastern time, on the night before the SBS special meeting;

•	provide written notice of the revocation to the corporate secretary of SBS at 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617 so that it is received prior to 11:59 p.m., Eastern time, on the night before the SBS special meeting; or

•	attend the SBS special meeting and vote in person (attendance itself does not, however, constitute revocation of your proxy).

If your shares are held in “street name,” you must contact your broker or nominee to revoke your proxy.

Attending the Special Meeting

Only SBS stockholders of record, or beneficial owners of SBS common stock, as of the SBS record date, may attend the SBS special meeting in person. You will need proof of ownership to enter the SBS special meeting. Even if you plan to attend the SBS special meeting, please submit your proxy.

If your shares are held beneficially in the name of a broker, bank or other holder of record, you must present proof of your ownership of SBS common stock, such as a bank or brokerage account statement, to be admitted to the SBS special meeting. Please note that if you plan to attend the SBS special meeting in person and would like to vote there, you will need to bring a legal proxy from your broker, bank or other holder of record as explained above. If your shares are held beneficially and you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of SBS common stock, to:

Stock Building Supply Holdings, Inc.

8020 Arco Corporate Drive, Suite 400

Raleigh, North Carolina 27617

Attention: General Counsel

Telephone: (919) 431-1000

Stockholders also must present a form of valid, government-issued photo identification, such as a driver’s license or passport, in order to be admitted to the SBS special meeting. No cameras, recording equipment, large bags or packages will be permitted at the SBS special meeting.

Confidential Voting

Proxy instructions, ballots and voting tabulations that identify individual SBS stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within SBS or to third parties, except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote and (iii) to facilitate a successful proxy solicitation.

Solicitation of Proxies

SBS is soliciting proxies for the SBS special meeting from SBS stockholders. SBS has also retained Innisfree M&A Incorporated to solicit proxies for the SBS special meeting from SBS stockholders for a fee of approximately $20,000, plus reasonable out-of-pocket expenses. Solicitation of proxies will be undertaken through the mail, in person, by telephone, the Internet and videoconference.

The cost of solicitation of proxies from SBS stockholders will be borne by SBS. SBS will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in sending proxy solicitation materials to the beneficial owners of SBS common stock and collecting voting instructions. In addition to solicitations by mail, SBS’s directors, officers and employees may solicit the return of proxies, either by mail, telephone, fax, e-mail or through personal contact. These directors, officers and employees will not receive additional compensation for their efforts but will be reimbursed for reasonable out-of-pocket expenses.

Assistance

If you need assistance in completing your proxy card or have questions regarding SBS’s special meeting, please contact our proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834.

BMC SOLICITATION OF WRITTEN CONSENTS

This section contains information for BMC stockholders regarding the solicitation of written consents to adopt the merger agreement by executing and delivering the written consent furnished with this joint proxy and consent solicitation statement/prospectus

BMC Stockholder Action by Written Consent

The BMC board is providing these consent solicitation materials to BMC stockholders. BMC stockholders are being asked to adopt the merger agreement by executing and delivering the written consent furnished with this joint proxy/consent solicitation statement/prospectus.

Shares Entitled to Consent and Consent Required

Only BMC stockholders of record at the close of business on the record date of [●], 2015, will be notified of and be entitled to execute and deliver a written consent. On the BMC record date, the outstanding securities of BMC eligible to consent with respect to the proposal consisted of [●] shares of BMC common stock. Under the BMC charter and the DGCL, each holder of BMC common stock is entitled to one vote for each share of BMC common stock held of record

Adoption of the merger agreement requires approval by the holders of a majority of the outstanding shares of BMC common stock entitled to vote.

BMC Voting Agreement; Voting by BMC’s Directors and Executive Officers

On June 2, 2015, certain funds affiliated with DK, Robotti & Company Advisors, LLC and MFP Partners, L.P., together with an executive officer of BMC and entities affiliated with another executive officer of BMC, which collectively own approximately 54.5% of BMC’s outstanding common stock, entered into the BMC voting agreement with SBS, pursuant to which such holders have agreed, among other things, to vote in favor of the adoption of the merger agreement (including by written consent), subject to the terms of the BMC voting agreement. Therefore, under the BMC voting agreement, BMC expects to receive a number of consents sufficient to satisfy the voting requirements described above. For additional information, see the section entitled “The BMC Voting Agreement” beginning on page [●].

As of the close of business on the BMC record date, BMC’s directors and executive officers beneficially owned [●] shares of BMC common stock, in the aggregate, entitled to provide consents in the BMC consent solicitation. This represents approximately [●]% in voting power of the outstanding shares of BMC common stock entitled to provide consents in the BMC consent solicitation.

Submission of Consents

You may consent to the proposal with respect to your shares of BMC common stock by completing, dating and signing the written consent furnished with this joint proxy and consent solicitation statement/prospectus and returning it to BMC.

If you hold shares of BMC common stock as of the BMC record date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to BMC. Once you have completed, dated and signed the written consent, you may deliver it to BMC by faxing it to Building Materials Holding Corporation, Attention: General Counsel at (208) 331-4477, by emailing a pdf copy of your written consent to bmc.shareholder.consent@buildwithbmc.com or by mailing your written consent to Building Materials Holding Corporation, Two Lakeside Commons, Suite 500, 980 Hammond Drive NE, Atlanta, Georgia 30328, Attention: General Counsel.

The BMC board has set [●], 2015, as the targeted final date for receipt of written consents. BMC reserves the right to extend the final date for receipt of written consents beyond [●], 2015. Any such extension may be made without notice to BMC stockholders. Once a sufficient number of consents to adopt the merger agreement have been received, the consent solicitation will conclude. As noted in the section entitled “Appraisal Rights” beginning on page [●], the delivery of a signed and dated consent adopting the merger agreement, or delivery of a signed and dated consent without indicating a decision on the proposal, will result in a loss of appraisal rights under Section 262 of the DGCL.

The BMC board has carefully considered the merger, the terms thereof and the other transactions contemplated by the merger agreement and has determined that the merger, the terms thereof and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of BMC and its stockholders. Accordingly, the BMC board recommends that BMC stockholders adopt the merger agreement.

Executing Consents; Revocation of Consents

You may execute a written consent to adopt the merger agreement (which is equivalent to a vote “FOR” the proposal), or disapprove the proposal (which is equivalent to a vote “AGAINST” the proposal). Under Delaware law, your consent must bear the date of your signature. If you do not return your written consent, it will have the same effect as a vote against the proposal. If you are a record holder and you return a signed and dated written consent without indicating your decision on the proposal, you will have given your consent to adopt the merger agreement as described in the enclosed form of consent.

Your consent to the proposal may be changed or revoked at any time before the consents of a sufficient number of shares to adopt the merger agreement have been delivered to BMC. If you wish to change or revoke a previously given consent before that time, you may do so by delivering a new written consent with a later date or by delivering or faxing a notice of revocation to BMC.

Solicitation of Consents

Officers of BMC may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

THE MERGER

This section of this joint proxy and consent solicitation statement/prospectus describes material aspects of the merger, including the merger agreement. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy and consent solicitation statement/prospectus, including the full text of the merger agreement, which is attached as Annex A and the other documents and annexes we refer you to for a more complete understanding of the merger and the merger agreement. In addition, important business and financial information about BMC is included in this joint proxy consent solicitation statement/prospectus and important business and financial information about SBS is incorporated into this joint proxy and consent solicitation statement/prospectus by reference. For additional information about SBS, see the section entitled “Where You Can Find More Information” beginning on page [●].

General

SBS and BMC have entered into the merger agreement, which provides that, subject to the terms and conditions of the merger agreement, and in accordance with the DGCL, upon the completion of the merger, BMC will merge with and into SBS, with SBS surviving the merger and in connection therewith changing its name to BMC Stock Holdings, Inc. Upon the completion of the merger, each share of BMC common stock that is issued and outstanding immediately before the completion of the merger (other than (i) shares owned by BMC as treasury stock or by any direct or indirect wholly owned subsidiary of BMC immediately prior to the effective time, which will be cancelled upon completion of the merger, and (ii) shares held by any stockholder of BMC who has not consented in writing to the adoption of the merger agreement and has complied with all the provisions of Section 262 of the DGCL concerning the right of holders of shares of BMC common stock to demand appraisal of such shares of BMC common stock) will be converted into the right to receive shares of SBS common stock as determined by the exchange ratio.

The Merger Consideration

The merger agreement provides that, upon the completion of the merger, each share of BMC common stock that is issued and outstanding immediately before the completion of the merger (other than (i) shares owned by BMC as treasury stock or by any direct or indirect wholly owned subsidiary of BMC immediately prior to the effective time, which will be cancelled upon completion of the merger, and (ii) shares held by any stockholder of BMC who has not consented in writing to the adoption of the merger agreement and has complied with all the provisions of Section 262 of the DGCL concerning the right of holders of shares of BMC common stock to demand appraisal of such shares of BMC common stock) will be converted into the right to receive 0.5231 shares of SBS common stock (which we refer to as the exchange ratio, as it may be adjusted as described in the following sentence). In the event the number of outstanding shares of SBS common stock or BMC common stock, as the case may be, changes between the date of the merger agreement and immediately prior to the effective time of the merger as a result of any stock dividend, subdivision, reclassification, split, combination or exchange of shares, or similar event, the exchange ratio will be adjusted to provide to SBS and holders of BMC common stock the same economic effect as contemplated by the merger agreement prior to such event. Upon the closing, BMC stockholders will own approximately 60% of the combined company, with SBS stockholders immediately prior to the effective time owning approximately 40% of the combined company.

No fractional shares of SBS common stock will be issued in connection with the merger, and holders of BMC common stock will be entitled to receive cash in lieu thereof.

The combined company is expected to have approximately 65.3 million shares of common stock outstanding immediately after the effective time of the merger, based on (i) approximately 26.2 million shares of SBS common stock outstanding as of September 30, 2015, plus (ii) approximately 39.1 million shares of SBS common stock to be issued in the merger (determined by multiplying the approximately 74.8 million shares of BMC common stock outstanding as of September 30, 2015, by the exchange ratio of 0.5231). For a description of SBS common stock to be issued in connection with the merger, see the section entitled “Description of SBS Capital Stock Upon Completion of the Merger” beginning on page [●].

Upon consummation of the merger, the SBS charter shall, by virtue of the merger, be amended and restated in its entirety to read as set forth in the combined company charter, which is attached as Annex C to this joint proxy and consent solicitation statement/prospectus. See “Description of SBS Capital Stock Upon Completion of the Merger” beginning on page [●].

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement by SBS and BMC. In this process, representatives of the SBS board and the BMC board, and the respective boards’ advisors, held many conversations, both by telephone and in person, about the potential transaction and alternatives. The chronology below covers only the key events leading up to the merger agreement and does not purport to catalogue every related conversation among or between representatives of the SBS board, the BMC board, SBS, BMC or their respective advisors. During the two years preceding the events and discussions described below leading to the announcement of the proposed transaction, there was no material business relationship between SBS and BMC, and SBS and BMC had not conducted any material business with each other.

SBS’s management and the SBS board regularly review SBS’s performance, prospects and strategy in light of the current business and economic environment, as well as developments in the residential building products industry and opportunities and challenges facing participants in that industry. These reviews have included consideration, from time to time, of potential strategic alternatives, including strategic acquisitions, divestitures and business combination transactions. Similarly, BMC’s management and the BMC board regularly review BMC’s prospects and strategy in light of the current business and economic environment, as well as developments in the residential building products and construction services industry and opportunities and challenges facing participants in that industry. These reviews have included consideration, from time to time, of potential strategic alternatives, including strategic acquisitions, divestitures and business combination transactions.

On June 19, 2014, the SBS board held a special telephonic meeting. In connection with their regular review and evaluation of SBS’s business and operations, Barclays, which has served as a financial advisor to the SBS board for several years, discussed with the SBS board various growth strategies related to mergers and acquisitions. The members of the SBS board, as part of their continuing efforts to enhance stockholder value, discussed the relative merits of various strategies, including continuing to pursue a series of “tuck-in” acquisitions, and the possibility of exploring one or more strategic business combinations with larger companies in the industry, one of which was BMC, or a combination of such strategies. At the conclusion of that discussion, the SBS board determined to approach BMC regarding a potential business combination, because BMC was believed to be a complementary fit based on the respective businesses, capabilities and geographic footprints of SBS and BMC. In addition, in light of the ongoing recovery in the housing market and other strategic considerations, including financial performance, the SBS board believed that BMC might be receptive to engaging in discussions regarding a potential business combination. The SBS board discussed the advisability of engaging a financial advisor to assist the SBS board in evaluating a potential business combination transaction with BMC and other strategic alternatives, and discussed the experience, qualifications and familiarity of various financial advisors with the industry generally and SBS specifically. Following this discussion, and in light of Barclays’ long relationship with SBS and its industry knowledge, the SBS board also determined to engage Barclays as its financial advisor to assist the SBS board in connection with a potential transaction with BMC, as well as its consideration of other strategic alternatives, subject to agreement regarding acceptable terms of Barclays’ engagement. In connection with its determination to approach BMC, the SBS board authorized Barclays to contact and meet with Mr. Peter Alexander, BMC’s chief executive officer, with respect to a potential business combination.

On July 11, 2014, representatives of Barclays met with Mr. Alexander in Atlanta and advised him of SBS’s preliminary interest in exploring a business combination between SBS and BMC. During this meeting, no confidential information of SBS or BMC was shared, and there was no discussion of details of a potential business combination transaction, other than an indication that the consideration paid in any such transaction would be in the form of SBS stock. Barclays noted that if SBS and BMC entered into a confidentiality agreement, that would facilitate sharing of nonpublic information that would allow the SBS board and the BMC board to consider a potential business combination. Mr. Alexander informed Barclays that he would discuss SBS’s preliminary interest with the BMC board.

On July 14, 2014, the BMC board held a special telephonic meeting, during which Mr. Alexander summarized his discussions with Barclays on July 11, 2014. The BMC board discussed SBS’s preliminary interest in a business combination transaction and indicated that the BMC board supported management further exploring a potential business combination transaction, but that the BMC board would require a more detailed proposal from SBS. Following this meeting, management of BMC shared with Barclays a limited amount of high-level, historical financial information of BMC.

On July 22, 2014, the BMC board held a regularly scheduled in-person meeting, during which Mr. Alexander presented an illustrative analysis of a potential all-stock business combination with SBS. The BMC board supported exploration of a potential business combination transaction with SBS and reiterated that the BMC board would need to receive more detail to consider any possible transaction.

On August 12, 2014, the SBS board held a regularly scheduled in-person meeting, during which Mr. Jeffrey Rea, the president and chief executive officer of SBS, briefed the SBS board on management’s views regarding potential acquisitions, including several potential smaller “tuck-in” acquisitions under consideration. In addition, Mr. Rea reviewed for the SBS board the status of two potential strategic transactions under consideration, one of which was a larger “tuck-in” acquisition and the other of which was the potential combination with BMC. As part of this discussion, Mr. Rea provided a high level overview of BMC’s history and business and the rationale for exploring a potential strategic combination, including improved national scale and penetration into attractive markets, synergies and the ability to leverage key capabilities and technology across both companies. The SBS board authorized Mr. Rea to continue to pursue the potential acquisitions under consideration, and to pursue discussions with BMC about a possible business combination transaction.

Between August 20, 2014, and August 23, 2014, Messrs. Alexander and Rea had a series of conversations to plan a meeting to discuss a possible business combination transaction.

On August 28, 2014, Messrs. Alexander and Rea met in Charlotte, North Carolina, to engage in exploratory discussions about the possibility of a business combination transaction. Messrs. Alexander and Rea noted that their respective boards of directors had not authorized any specific action other than exploratory discussions. Messrs. Alexander and Rea discussed an overview of their companies, their respective strategies and the opportunities and challenges currently facing the companies. Messrs. Alexander and Rea also discussed certain potential transaction parameters, including an all-stock transaction structure, their respective views on an appropriate amount of SBS stock to be issued to BMC’s stockholders, governance and integration matters. During this meeting, no confidential information of SBS or BMC was shared. Mr. Rea requested that BMC provide to Barclays certain financial and other information in order to enable SBS to formulate a more detailed proposal regarding a potential business combination transaction.

On September 19, 2014, BMC and SBS entered into a mutual confidentiality agreement, which included mutual standstill and non-solicitation covenants, to facilitate the exchange of confidential information.

On September 24, 2014, the BMC board held a regularly scheduled meeting, during which Mr. Alexander provided an update on his meeting with Mr. Rea. Mr. Alexander noted that the parties had executed a mutual confidentiality agreement and that Mr. Rea had requested more information regarding BMC. The BMC board authorized Mr. Alexander to share certain financial information regarding BMC with Barclays in order to facilitate a more detailed proposal from SBS.

In early October 2014, Mr. Rea telephoned Mr. Alexander to follow up on their August 28, 2014, meeting and inquire whether the BMC board would be interested in discussing a potential business combination transaction. Mr. Alexander stated that the BMC board would need to see a written proposal before making any determination as to whether to engage in discussions with SBS regarding such a transaction. Mr. Rea requested further confidential information regarding BMC in order to formulate such a written proposal.

On October 10, 2014, the SBS board held a special telephonic meeting with representatives of Barclays and the SBS board’s outside counsel, Hunton & Williams LLP (which we refer to as Hunton), present. At that meeting, representatives of Barclays reviewed discussions to date with BMC, including a summary of certain historical financial information provided by BMC, market and industry considerations and the potential benefits of a strategic combination between SBS and BMC, as compared to other strategic alternatives. Mr. Rea provided an update on his meeting with Mr. Alexander, noting that he had requested additional financial information regarding BMC to facilitate SBS’s consideration of a potential business combination transaction. Mr. Rea then reviewed with the SBS board an analysis prepared by the management of SBS of several “tuck-in” acquisitions under consideration. The SBS board then discussed, with management and representatives of Barclays, the relative benefits of pursuing a transaction with BMC in the near term, the basis and rationale for certain preliminary financial assumptions, potential synergies that might be realized in a combination of the companies and a range of potential relative ownership levels of SBS and BMC stockholders in the combined company (based on preliminary financial assumptions) as the basis of further discussions with BMC regarding a potential business combination transaction. The SBS board noted, among other things, that based on these preliminary financial assumptions, the stockholders of SBS, in the aggregate, would not own a majority of the common stock of the combined company, but also noted that a majority of the combined company’s common stock at the time of a merger would be held by the public and not by parties affiliated with the combined company. In view of these facts, the SBS board determined that a business combination with BMC at an appropriate exchange ratio might be in the best interests of SBS and its stockholders. At the conclusion of its discussions, the SBS board authorized management to (i) continue discussions and diligence on the potential “tuck-in” acquisitions previously discussed with the SBS board and (ii) send a preliminary non-binding indication of interest to BMC regarding the possibility of a transaction in which SBS’s stockholders would retain a 42% interest in the combined company, which was at the higher end of the range of potential relative ownership levels discussed by the SBS board, and which the SBS board concluded would be a reasonable opening position for further discussions with BMC.

On October 14, 2014, the SBS board held a regularly scheduled in-person meeting, during which Mr. Rea provided a brief update on several potential smaller “tuck-in” acquisitions under consideration, and two potential strategic transactions under consideration, one of which was the larger “tuck-in” acquisition discussed with the SBS board at its meeting on August 12, 2014, and the other of which was the potential combination with BMC. The SBS board authorized Mr. Rea both to pursue the potential larger “tuck-in” acquisition (which ultimately did not lead to a transaction) and to continue discussions to explore a potential business combination transaction with BMC.

On October 14, 2014, the BMC board held a regularly scheduled meeting, during which Mr. Alexander related his conversation with Mr. Rea and SBS’s continued interest in a potential business combination transaction. During this meeting, Mr. Alexander provided the BMC board with an overview of the status of the residential building products and construction services industry and how BMC compares with its competitors. Mr. Alexander also provided the BMC board with a summary of the discussions regarding a potential business combination transaction with SBS since the August 28, 2014, meeting between Messrs. Alexander and Rea. The BMC board continued to support further exploration of a potential business combination transaction with SBS, but indicated that the BMC board needed to see a written proposal from SBS, undertake additional analysis and engage legal and financial advisors before determining what next steps, if any, to take.

On October 20, 2014, the BMC board engaged Kirkland & Ellis LLP (which we refer to as Kirkland) as its outside legal counsel to assist the BMC board in evaluating a potential business combination transaction with SBS or other strategic alternatives.

On October 22, 2014, at the direction of the SBS board, Mr. Rea telephoned Mr. Alexander and expressed SBS’s continued interest in discussing a business combination transaction with BMC. Following this call, Mr. Rea sent a preliminary, non-binding written proposal regarding such a transaction. This written proposal reflected a transaction structure pursuant to which SBS and BMC would combine, with the stockholders of SBS and BMC holding 42% and 58%, respectively, of the common stock of the combined company. In addition, this written proposal indicated SBS’s belief that the combined company board should reflect proportional representation for the combining companies, and that a detailed integration plan should be developed to efficiently realize near- and long-term synergies resulting from the transaction.

On October 23, 2014, the BMC board discussed the advisability of engaging a financial advisor to assist the BMC board in evaluating a potential business combination transaction with SBS or other strategic alternatives, and discussed several investment banks’ experience, qualifications and familiarity with BMC. Thereafter, at the BMC board’s direction, management solicited proposals from several investment banks. At a telephonic meeting held on October 28, 2014, the BMC board discussed the investment banks’ proposals and their relevant industry experience, expertise and familiarity with BMC and SBS. Following this discussion, the BMC board determined to engage Goldman, Sachs & Co. (which we refer to as Goldman Sachs) as its financial advisor, subject to agreement on acceptable terms of its engagement. The BMC board asked Goldman Sachs to assist the BMC board in reviewing the SBS proposal of October 22, 2014, as well as other potential strategic alternatives. This included contacting two other parties that Goldman Sachs noted, based on its industry experience and knowledge of the marketplace, were the most likely to be interested in and able to pursue a business combination transaction.

On November 17, 2014, the BMC board held a meeting with representatives of Kirkland and Goldman Sachs present. Representatives of Goldman Sachs provided the BMC board with an overview of SBS, a summary of the SBS proposal and a review of other potential strategic alternatives for BMC, including a business combination with another party, an initial public offering of BMC’s stock or a sale to a private equity sponsor. Representatives of Goldman Sachs also reviewed and discussed with the BMC board preliminary financial analyses with respect to BMC and various strategic alternatives. Following this presentation and discussion, the BMC board determined that a business combination transaction with SBS appeared to present the greatest synergy opportunities, but that BMC should continue exploring whether another party might also be interested in a transaction. The BMC board then directed Goldman Sachs to contact the two other residential building products companies that Goldman Sachs had identified as the most likely alternative candidates in respect of a business combination transaction, which we refer to as “Party A” and “Party B.” The BMC board then discussed valuation matters and, based upon, among other things, certain preliminary financial assumptions, potential synergies that BMC’s management thought might be realized in a business combination transaction and a range of potential exchange ratios, determined that exploratory discussions regarding a business combination transaction with SBS could be worthwhile if BMC’s stockholders received shares representing at least 62% of the combined company’s common stock and if BMC received certain governance rights. The BMC board directed Mr. Alexander and Mr. Eugene Davis, the Chairman of the BMC board, to meet with SBS to discuss the terms of the SBS proposal in more detail, including, among other things, to engage in preliminary discussions regarding the proportion of the combined company’s common stock that BMC’s stockholders would receive in any proposed transaction and request that BMC’s stockholders receive a greater proportion of the combined company’s common stock than proposed by SBS in its written preliminary proposal. The BMC board also directed Messrs. Alexander and Davis to request that BMC be able to designate a greater proportion of the combined company’s board of directors than SBS had proposed in its written preliminary proposal.

From November 17, 2014, to November 21, 2014, representatives of Goldman Sachs had several discussions with representatives of Party A and with representatives of Party B regarding their respective interests in a potential business combination with BMC. No specific proposals were made. Following these discussions, both Party A and Party B indicated that they were not interested in exploring such a transaction with BMC at that time.

On November 21, 2014, Messrs. Alexander and Davis met with Mr. Rea, with representatives of Barclays and Goldman Sachs present. The parties discussed the SBS proposal. As an opening position for discussions, representatives of BMC indicated that the BMC board would not be likely to support a transaction unless the transaction provided for an exchange ratio whereby BMC’s stockholders would receive shares of SBS common stock representing at least 65% of the combined company’s common stock (which was toward the higher end of the range of potential relative ownership levels discussed by the BMC board) for BMC to designate the combined company’s chief executive officer, the chairman and six members of the combined company’s nine-member board of directors, and for the location of the combined company’s headquarters to be in Atlanta, Georgia. Representatives of SBS indicated that they would discuss these matters with the SBS board, but that they believed the SBS board would not find such terms acceptable.

Following the meeting with BMC on November 21, 2014, Mr. Rea briefed each member of the SBS board regarding the outcome of the meeting with BMC’s representatives, focusing particularly on the position stated by BMC’s representatives that the BMC board would likely not support a transaction unless BMC’s stockholders would receive at least 65% of the common stock of the combined company. As a result of those conversations, SBS determined not to actively pursue further discussions with BMC at that time.

On November 24, 2014, the BMC board held a telephonic meeting, during which Messrs. Alexander and Davis updated the BMC board on the meeting they had with SBS on November 21, 2014.

On December 9, 2014, the BMC board held an in-person meeting with representatives of Kirkland and Goldman Sachs present. The BMC board reviewed the status of discussions with SBS and Party A and Party B. Representatives of Kirkland then reviewed with the BMC board the directors’ fiduciary duties under applicable law in connection with the BMC board’s consideration of the SBS proposal and the consideration of other strategic alternatives. Representatives of Goldman Sachs then updated Goldman Sachs’s preliminary financial analyses, including with respect to a potential business combination with SBS and other strategic alternatives. After discussing and weighing the risks and benefits of a proposed business combination transaction, including synergies that might be achieved from a business combination, the BMC board concluded that further exploratory discussions were warranted in light of the meetings between SBS and BMC. The BMC board authorized Mr. Alexander and Goldman Sachs to continue exploratory discussions with SBS, but directed them to wait for a response from SBS before taking further action.

On December 3, 2014, Mr. Rea initiated a telephone call with a representative of Party A regarding its interest in a potential business combination with SBS. No specific proposals were made. Following this discussion, the representative of Party A indicated that Party A was not interested in exploring such a transaction with SBS at that time.

On January 23, 2015, Mr. Rea initiated a telephone call with a representative of Party B regarding its interest in a potential business combination with SBS. Mr. Rea also met the representative of Party B in person on January 27, 2015. No specific proposals were made during the January 23, 2015 telephone call or the January 27, 2015 meeting. Following these discussions, the representative of Party B indicated that Party B was not interested in exploring such a transaction with SBS at that time.

Following the cessation of discussions with Party A and Party B, Mr. Rea briefed members of the SBS board regarding the outcome of those discussions, and a consensus developed to re-approach BMC to determine whether a transaction might be negotiated on a mutually acceptable basis. Thereafter, the M&A committee of the SBS board (which we refer to as the M&A committee), comprising Mr. Rea and Mr. Steven C. Yager (a member of the SBS board and a representative of Gores, the beneficial owner of approximately 38% of SBS’s stock), discussed alternative methods to best re-approach BMC. Following those discussions, the M&A committee determined that Mr. Yager, in his capacity as chairman of the M&A committee, would reach out to a significant stockholder of BMC to determine whether BMC would be receptive to engaging in further discussions regarding a business combination on a basis that might be acceptable to the SBS board and the BMC board. Accordingly, on February 2, 2015, Mr. Yager called Mr. Gabriel Schwartz of DK, the ultimate investment manager of the beneficial owners of approximately 28% of BMC’s stock. Mr. Yager stated that, on behalf of the SBS board, he desired to arrange a meeting with Mr. Schwartz to discuss restarting discussions between SBS and BMC regarding a possible business combination transaction.

On February 2, 2015, the BMC board held a telephonic meeting with representatives of Kirkland present. Mr. Alexander reported to the BMC board that no further communications had been received from SBS since the meeting held on November 21, 2014. During this February 2 board meeting, the BMC board was made aware of the call received by Mr. Schwartz earlier that day from Mr. Yager. Mr. Schwartz sought the BMC board’s approval to discuss a potential business combination transaction between BMC and SBS with Mr. Yager and other representatives of the SBS board. Following discussion, and taking into account, among other matters, the prior discussions with SBS, the BMC board concluded that it was advisable for Mr. Schwartz to meet with the SBS board representatives after the BMC board had a chance to meet with Mr. Schwartz and to provide instructions to him.

On February 4, 2015, the BMC board held a telephonic meeting with representatives of Kirkland and Goldman Sachs present, as well as Mr. Schwartz. Mr. Schwartz reviewed with the BMC board the telephone call he received from Mr. Yager. Mr. Schwartz noted that Mr. Yager had stated his belief that a business combination transaction would be in the best interest of the stockholders of each company, even though prior discussions had not resulted in agreement on the economic and governance issues discussed, and requested a meeting. Mr. Schwartz also noted that Mr. Yager had stated that the ownership of the combined company would be negotiated, but that Mr. Yager believed that the parties could come to a mutually acceptable resolution that both companies’ boards would support. The BMC board then discussed revised valuation analyses with input from Goldman Sachs and its previous position that BMC stockholders should receive at least 62% of the combined company’s common stock. The BMC board also discussed BMC’s and SBS’s respective views regarding the valuation of the two companies communicated during the earlier discussions regarding a potential business combination transaction and the BMC board’s belief that obtaining certain governance rights in the combined company would be beneficial to its stockholders in the long term. The BMC board, following that discussion and consideration of its strategic objectives, its revised financial analyses reflecting revised financial assumptions and a range of potential exchange ratios, determined that if a transaction were to occur, BMC’s stockholders should receive shares of SBS common stock representing at least 60% of the combined company’s stock, along with certain governance rights and other matters described below. Following discussion and input from its advisors, the BMC board authorized Mr. Schwartz and one BMC board member, Mr. Robert E. Robotti, acting on behalf of the BMC board, to meet with Mr. Yager and other representatives of the SBS board to discuss a possible business combination transaction. The BMC board instructed Messrs. Robotti and Schwartz to adhere to the BMC board’s position that BMC stockholders should receive at least 60% of the combined company’s common stock. The BMC board also instructed Mr. Schwartz to adhere to certain other core principles of a business combination transaction, in which (i) Mr. Alexander would be the chief executive officer of the combined company, (ii) the combined company’s headquarters would be in Atlanta, Georgia, (iii) the post-transaction board of directors of the combined company would consist of nine members (all of whom would be independent, other than Messrs. Alexander and Rea), with no more than three members designated by SBS, and (iv) Mr. Rea would be designated to the combined company’s board, but would not have an executive role. The BMC board also indicated that the BMC board expected that SBS’s largest stockholder and management would enter into voting agreements to support a transaction concurrently with the execution of a merger agreement.

On February 10, 2015, the SBS board held a regularly scheduled in-person meeting. Mr. Rea briefed the SBS board regarding the outcome of discussions with Party A and Party B, and the status of several potential “tuck-in” acquisitions. As part of this briefing, Mr. Rea reviewed the previously discussed anticipated benefits of a potential combination with BMC, and Mr. Yager advised the SBS board of the outcome of his call to Mr. Schwartz in an effort to restart discussions regarding a possible business combination. Following discussion, the SBS board agreed that it was in SBS’s best interests to continue exploring a possible business combination transaction with BMC. The SBS board authorized Mr. Yager and Mr. Barry Goldstein, another director of SBS, acting on behalf of the SBS board, to meet with representatives of BMC to discuss a potential strategic combination of the companies on the basis that SBS stockholders retain at least 40% of the shares of common stock of the combined company, which was toward the higher end of the range of potential relative ownership levels previously considered by the SBS board. The SBS board instructed Messrs. Goldstein and Yager to defer agreement on governance issues until the allocation of ownership reflected in the potential transaction had been finalized.

On February 19, 2015, Messrs. Robotti and Schwartz met with Messrs. Goldstein and Yager in New York. The parties discussed valuation matters, including the post-transaction ownership of the combined company, and representatives of BMC raised the governance matters described above. Subject to agreement on an acceptable post-transaction ownership of the combined company for SBS stockholders, the SBS representatives expressed general agreement regarding BMC’s proposal for the treatment of the companies’ respective chief executive officers, but objected to BMC’s proposal regarding the size of the combined company’s board of directors and the number of directors to be designated by each company. The companies’ representatives discussed next steps, including reporting to their respective boards, arranging for the exchange of financial information between Barclays and Goldman Sachs, and a meeting between the financial advisors to discuss that information as a basis for negotiating the percentage of SBS stock to be issued to BMC stockholders in a potential transaction.

Throughout these discussions with Messrs. Goldstein and Yager, as well as conversations that followed with SBS, its management, representatives and certain of its stockholders, Messrs. Robotti and Schwartz, and members of BMC’s management, kept the BMC board informed of the discussions through meetings and other communications with the directors.

Likewise, throughout the discussions with Messrs. Robotti and Schwartz, as well as the conversations that followed with BMC, its management, representatives and certain of its stockholders, Messrs. Goldstein and Yager, and members of SBS’s management, kept the SBS board informed of the discussions through meetings and other communications with the directors.

On February 23, 2015, the BMC board held a telephonic meeting with representatives of Kirkland and Goldman Sachs present, along with Mr. Schwartz. The BMC board received an update regarding the meeting between the BMC board’s representatives and the SBS board’s representatives on February 19, 2015. The BMC board concluded that the meeting had signaled progress that warranted continued negotiations regarding the terms of a possible business combination transaction. The BMC board instructed Goldman Sachs to prepare for a meeting with Barclays to discuss and negotiate the number of SBS shares to be received by BMC’s stockholders in any proposed transaction as a percentage of the total number of shares outstanding following a transaction, within the parameters previously discussed by the BMC board.

On March 3, 2015, representatives of Goldman Sachs and Barclays held a telephone conference and exchanged financial analyses regarding the relative value of each company and the potential percentage of shares of common stock of the combined company to be received by BMC’s stockholders in a potential transaction.

On March 4, 2015, the SBS board held a special telephonic meeting with representatives of Hunton and Barclays present. Mr. Rea provided an update on industry conditions, including increasing indications of consolidation activity. Representatives of Barclays then discussed with the SBS board its views on industry consolidation and the strategic rationale for a possible combination with BMC, including a broader and more diverse geographic footprint and enhanced product offerings at both companies, as well as potential synergies that could be obtained through the combination. Representatives of Barclays also reviewed with the SBS board certain preliminary financial analyses based on information reviewed to date, noting that such preliminary financial analyses were subject to additional information from BMC being received and SBS developing forecasts based on comparable assumptions and methodologies. The SBS board then authorized Messrs. Goldstein and Yager to meet again with representatives of BMC to assess further BMC’s interest in a potential transaction, and to explore the feasibility and likelihood of reaching agreement on an acceptable relative valuation, in order to determine whether to commit the necessary resources to a full due diligence process.

On March 10, 2015, the BMC board held a meeting with representatives of Kirkland and Goldman Sachs present. Representatives of Goldman Sachs informed the BMC board of the discussions with Barclays and discussed with the BMC board certain financial analyses Goldman Sachs had performed. The BMC board discussed whether further negotiations could yield a mutually acceptable resolution regarding the relative valuation of the two companies, and the BMC board concluded that the parties’ valuation positions could likely be further negotiated to achieve that result. The BMC board instructed Messrs. Robotti and Schwartz to meet with the SBS board designees to further negotiate the valuation issues in a potential transaction and attempt to reach a preliminary understanding regarding this issue and advance negotiations, subject to confirmatory due diligence and agreement on post-transaction governance principles. The BMC board also instructed Goldman Sachs to prepare revised financial analyses for purposes of this discussion.

On March 13, 2015, Messrs. Robotti and Schwartz, on behalf of the BMC board, met again with Messrs. Goldstein and Yager, on behalf of the SBS board, to discuss proposals regarding the relative value of each company in a proposed transaction. At this meeting, the parties discussed the companies’ relative valuations based on financial analyses prepared by Barclays and Goldman Sachs. At the conclusion of these negotiations, the representatives of the BMC board and the representatives of the SBS board each believed that their respective boards of directors would support a transaction providing for an exchange ratio pursuant to which BMC’s stockholders would receive shares of SBS common stock representing 60% of the combined company’s common stock, subject to resolution of governance matters and due diligence.

Later in the day on March 13, 2015, the BMC board was informed of the results of the meeting earlier that day, and determined that the relative valuation proposed at such meeting was provisionally acceptable, subject to resolution of the governance issues previously discussed and subject to SBS’s largest stockholder and management agreeing to enter into voting agreements concurrently with the execution of a definitive merger agreement to support the transaction. The BMC board directed management and Messrs. Robotti and Schwartz to proceed with negotiations and directed management and its advisors to proceed with mutual due diligence, beginning with management meetings to share additional confidential information about the companies. The BMC board subsequently authorized Kirkland to prepare and send a draft merger agreement and a draft voting agreement to Hunton, with the understanding that the respective boards of directors of each company would request that their respective large stockholders each execute a similar form of voting agreement.

On March 19, 2015, the SBS board held a special telephonic meeting with representatives of Hunton and Barclays present. Mr. Rea reviewed matters to date regarding a possible transaction with BMC, general observations regarding the industry and consolidation and SBS’s existing business plan, including the possibility of continuing to grow through acquisitions. Messrs. Goldstein and Yager reported on their March 13 meeting with representatives of BMC, noting that BMC’s representatives indicated that the BMC board would not be willing to pursue a transaction where SBS’s stockholders would retain more than 40% of the stock of the combined company, and reviewed a number of other issues that were important to BMC’s consideration of a transaction, including that BMC’s chief executive officer would be the chief executive officer of the combined company, and that BMC would initially designate a higher number of directors to the combined company’s board. Messrs. Goldstein and Yager noted that they had advised representatives of BMC that an exchange ratio should be tentatively agreed upon before SBS would agree on other issues, that significant due diligence remained necessary before reaching any agreement, and that any potential agreement on terms would require approval of the SBS board. Mr. Rea then advised the SBS board of certain follow-up conversations he had with Mr. Alexander regarding the next steps to be taken and a possible timeline for the performance of due diligence if the parties decided to move forward. Representatives of Barclays then discussed with the SBS board its views on industry consolidation and certain preliminary financial analyses of a potential business combination with BMC. Representatives of Hunton then reviewed the fiduciary duties of SBS’s directors generally and in the context of a potential strategic combination specifically. The SBS board then discussed with its legal and financial advisors the importance of an orderly market in the combined company’s shares after the transaction, the possibility of which could be enhanced if the combined company’s largest stockholders were parties to registration rights agreements that included holding period or “lock up” provisions. Mr. Yager noted that the holding period under

Gores’s existing registration rights agreement with SBS had expired but that, to facilitate an acceptable transaction, he was prepared to recommend to Gores that Gores enter into a new registration rights agreement with the combined company that would include a new holding period, but was otherwise substantially consistent with the existing registration rights agreement. Representatives of Hunton also discussed the potential terms of a business combination transaction, including alternatives for corporate structures, the customary provisions of a merger agreement, potential provisions applicable in the event of unsolicited alternative proposals, termination fees applicable under certain circumstances and voting agreements that might be requested from the significant stockholders of each combining company. Representatives of Hunton then discussed the securities law issues related to trading in the combined company’s common stock by certain parties after a transaction and the terms of SBS’s existing registration rights agreement. After discussion, the SBS board concluded that the SBS board should continue to explore a potential exchange ratio under which SBS’s stockholders would retain approximately 40% of the shares of common stock of the combined company. The SBS board also determined that any transaction would be subject to an agreement by BMC’s largest stockholders and management, representing a majority of BMC’s shares outstanding, to enter into voting agreements concurrently with the execution of a definitive merger agreement to support the transaction, and to the appropriate parties entering into registration rights agreements that would include holding period or “lock up” provisions.

On April 2, 2015, management of BMC and SBS met in New York and each made extensive presentations on their respective businesses. Representatives of Kirkland, Hunton, Goldman and Barclays, as well as Mr. Robotti and representatives from DK, were present.

On April 3, 2015, Mr. Rea and other members of SBS management, together with Mr. Alexander and other members of BMC management, met with representatives of Alvarez & Marsal, which had been retained by BMC to review the process of developing an integration framework and to analyze potential synergies with respect to a potential transaction.

On April 7, 2015, BMC and SBS provided access to additional due diligence materials to each other. Over the next six weeks, the companies conducted mutual due diligence. SBS and BMC jointly retained Charles River Associates to conduct due diligence with respect to certain competitively sensitive matters and assist SBS’s and BMC’s management teams in analyzing potential synergies with respect to a potential transaction.

On April 20, 2015, Kirkland sent a draft merger agreement to Hunton which included provisions applicable to unsolicited alternative proposals and which provided, among other things, for a termination fee of 4% of the transaction value to the respective companies that would be payable if the merger agreement were terminated in certain circumstances. The draft merger agreement also noted that SBS’s major stockholder holding approximately 38% of SBS’s stock and stockholders of BMC holding approximately 52% of BMC’s stock would each be expected to enter into voting agreements in support of the transaction.

On May 1, 2015, representatives of DK indicated to the management of BMC that DK would, as a condition to supporting any transaction on behalf of the funds that DK advises, require registration rights and “lock up” commitments regarding the ability of certain stockholders following a transaction to sell shares of the combined company’s stock.

On May 5, 2015, the BMC board held a telephonic meeting at which management provided a transaction update. Also on May 5, 2015, Kirkland sent a draft voting agreement to Hunton. From May 5, 2015, through June 2, 2015, representatives of Kirkland and Hunton negotiated the terms of the merger agreement, including the scope of mutual representations, warranties and covenants, governance provisions, closing conditions, provisions applicable to potential alternative transactions and the termination fee payable if the merger agreement were terminated under certain circumstances. In particular, during such period, representatives of Kirkland and Hunton negotiated provisions of the merger agreement related to SBS’s and BMC’s ability to respond to unsolicited alternative proposals, including information sharing requirements, matching rights, the size of the applicable termination fees, and the circumstances under which a termination fee might be payable, including during a period after termination of the merger agreement. During those negotiations, representatives of Hunton, at the direction of the SBS board, proposed a termination fee of 3.0% of the enterprise value of the respective companies that would be payable if the merger agreement were terminated in certain circumstances. Also during such period, representatives of Kirkland and Hunton negotiated the terms of the voting agreements, including the obligations of the stockholders thereunder and the circumstances under which such agreements would terminate. During this time, SBS proposed a seven member board of directors for the combined company, with four members designated by BMC and three members designated by SBS.

On May 6, 2015, the SBS board held a special telephonic meeting with representatives of Barclays, Hunton and Potter Anderson & Corroon LLP, special Delaware counsel to the SBS board (which we refer to as Potter) present, to review SBS’s potential strategic alternatives and to receive additional information regarding a potential transaction with BMC. Representatives of Barclays began by providing a market overview generally, a review of market perspectives on SBS, a review of SBS’s management forecasts and BMC’s management forecasts and a review of SBS’s potential strategic alternatives, ranging from “tuck-in” acquisitions, the potential combination with BMC, the acquisition of another significant industry participant and a potential sale. Representatives of Barclays also reviewed with the SBS board the financial terms of a recently announced transaction in the building products distributor industry and a comparison of those terms to the contemplated terms of SBS’s potential transaction with BMC. Mr. Rea then provided an update on the due diligence process with BMC and management’s analysis of potential synergies including the opportunity to accelerate growth on a combined platform through broader services and product capabilities and potential synergies to be achieved from combined sourcing and supply chain, operations, branch support and deployment of technology. Representatives of Hunton then provided an update on the current status of the merger agreement, including the scope of representations and warranties, governance matters, the ability of each party to respond to unsolicited alternative proposals and the proposed size of the termination fee payable under certain circumstances. Representatives of Hunton also provided an update on the status of legal due diligence and the terms of voting agreements that had been requested from each party’s significant stockholders, including provisions that may be desirable in such agreements, and potential registration rights agreements that might be appropriate for significant stockholders. At the conclusion of the meeting, the SBS board instructed management to continue discussions with BMC, and instructed management and Hunton to continue the negotiation of the merger agreement and other ancillary agreements in connection with the proposed business combination.

On May 14, 2015, the BMC board held a meeting with representatives of Kirkland and Goldman Sachs present to review and discuss the status of the transaction negotiations. During this meeting, the BMC board reviewed the proposed transaction with input from its advisors and management. Management reviewed with the BMC board the status of business and financial due diligence and provided the BMC board with an overview of the potential synergies that could result from a proposed transaction. Representatives of Alvarez & Marsal then reviewed with the BMC board a presentation regarding its analysis of the potential synergies that could be achieved in connection with the proposed transaction. Representatives of Kirkland reviewed with the BMC board the current draft of the merger agreement and the open transaction issues, including the size of the combined company’s board of directors, the number of directors to be designated by each company and the identity of the combined company’s executive officers other than the chief executive officer. The BMC board instructed management to continue to negotiate for a nine-member board of directors with six directors designated by BMC, and expressed that the BMC board was not willing to engage in a transaction with a seven-member board of directors as proposed by SBS.

Also on May 14, 2015, Morgan Lewis & Bockius LLP (which we refer to as Morgan Lewis), counsel to Gores, sent a draft registration rights agreement to Kirkland and Hunton.

On May 20, 2015, the SBS board held a special telephonic meeting with representatives of Barclays, Hunton and Potter present, to review and discuss the status of due diligence and transaction negotiations. During this meeting, the SBS board reviewed the proposed transaction with input from its advisors and management. Among other things, management reviewed with the SBS board the status of business and financial due diligence and provided an overview of the potential synergies that could result from the potential transaction, including the opportunity to accelerate growth on a combined platform through broader services and product capabilities and potential synergies to be achieved from combined sourcing and supply chain, operations, branch support and deployment of technology. In particular, management reviewed BMC’s recent financial results and concentration of operations in certain markets, the likelihood that expected synergies could be achieved, integration risks and governance matters. Representatives of Hunton reviewed with the SBS board the current drafts of the merger agreement and related transaction documents, and the open transaction issues, including the size of the combined company’s board, the number of directors to be designated by each company and the identity of the combined company’s executive officers other than the chief executive officer, the headquarters location for the combined company, closing conditions for the merger, the time period during which BMC would be required to deliver the written consents of its stockholders approving the merger, the termination fee payable under certain circumstances, and provisions of the combined company charter. The SBS board instructed management to continue to negotiate for proportionate representation on the combined company’s board, and authorized management and Hunton to negotiate other issues related to the merger agreement and related transaction documents, including a termination fee of 3.5% of the transaction value to the respective companies payable under certain circumstances, subject to board approval.

On May 21, 2015, Hunton sent a draft amended and restated charter for the combined company to Kirkland. From May 21, 2015, through June 2, 2015, representatives of Kirkland, Hunton and Morgan Lewis (which firm also conveyed comments it had received from representatives of the two largest stockholders of BMC) negotiated the terms of the registration rights agreement and provisions of the combined company charter.

From May 15 through June 2, 2015, the parties and their legal and financial advisors engaged in discussions and negotiations to complete due diligence and to resolve the open transaction issues. These discussions and negotiations included numerous telephone conversations between the parties’ executives and representatives, as well as discussions between the large stockholders of each company with respect to post-transaction matters set forth in the registration rights agreement. Specifically, on May 24, 2015, representatives of Kirkland and Hunton held several discussions regarding the combined company’s board, during which representatives of Hunton conveyed a compromise reached between management of BMC and SBS, which contemplated a nine-member board of directors, with five members designated by BMC, three members designated by SBS, and one member to be mutually agreed. Representatives of Hunton also conveyed the SBS board’s view that for effective post-closing operations and integration, the combined company’s executive officers should include certain current SBS executives. Representatives of Kirkland and Hunton also negotiated, subject to approval by each company’s board of directors, a termination fee of 3.5% of the transaction value to the respective companies that would be payable if the merger agreement were terminated in certain circumstances.

On May 28, 2015, the SBS board held a special in-person meeting with representatives of Barclays, Hunton and Potter present. In addition, for a portion of this meeting, Mr. Alexander and Mr. Tony Genito, who was then BMC’s chief integration leader, and Mr. David Bullock, a member of BMC’s board, were present as guests. Messrs. Alexander and Genito made a presentation to the SBS board regarding synergies expected to be realized in the potential transaction and the proposed integration planning process and timeline, after which the BMC representatives left the meeting. Representatives of Barclays then reviewed with the SBS board updated financial analyses with respect to the proposed transaction, based on an exchange ratio pursuant to which the stockholders of SBS and BMC would hold 40% and 60%, respectively, of the common stock of the combined company. Representatives of Hunton then reviewed with the SBS board the material terms of the draft merger agreement, the registration rights agreement, the voting agreement and the combined company’s charter, including the proposal with respect to the combined company board of directors and management negotiated on May 24, 2015, the proposed termination fee and the remaining open issues to be resolved. Representatives of Potter then reviewed the SBS board’s fiduciary duties under applicable law and other considerations in connection with a strategic business combination transaction. After extensive discussion, the SBS board confirmed its support for a potential transaction based on the stockholders of SBS and BMC holding 40% and 60%, respectively, of the common stock of the combined company, subject to final board review and formal board approval of the merger agreement and related agreements.

On June 1, 2015, the SBS board held a special telephonic meeting with representatives of Barclays, Hunton and Potter present. Management reviewed for the SBS board BMC’s first quarter 2015 financial results, which had been impacted by unusually bad weather in Texas and the mountain west region, and discussions with BMC’s management regarding those results. SBS’s management related its view that such results did not reflect a fundamental change in BMC’s long-term business or prospects. Representatives of Barclays then reviewed its updated preliminary financial analyses with respect to the proposed transaction, including an updated calculation of the exchange ratio. Representatives of Hunton then reviewed the progress in negotiation and resolution of open issues since the last SBS board meeting, including governance items, provisions of the combined company’s charter and key elements of the registration rights agreement. After extensive discussion of various matters, including BMC’s first quarter financial results and the matters discussed below in the section entitled “SBS’s Reasons for the Merger; Recommendation of the SBS Board of Directors” beginning on page [●], the SBS board determined to move forward with a transaction, subject to satisfactory resolution of the remaining open issues and final board review and formal board approval at a meeting to be scheduled after completion of the remaining negotiations of the merger agreement, the combined company’s charter, the voting agreements and the registration rights agreement.

On June 1, 2015, the BMC board held a special telephonic meeting with representatives of Kirkland and Goldman Sachs present. Representatives of Goldman Sachs reviewed with the BMC board its preliminary financial analysis with respect to the proposed transaction, including with respect to an exchange ratio where BMC’s stockholders would receive shares of SBS common stock representing 60% of the combined company’s common stock. Representatives of Kirkland reviewed with the BMC board the material terms of the draft merger agreement, including the proposal with respect to the combined company board of directors and management negotiated on May 24, 2015, amendments to the combined company’s charter, the voting agreements and the registration rights agreement. After extensive discussion, including as to the matters discussed below in the section entitled “BMC’s Reasons for the Merger; Recommendation of the BMC Board of Directors” beginning on page [●], the BMC board determined to move forward with a transaction, subject to satisfactory resolution of the remaining open issues and final board review and formal board approval at a meeting to be scheduled after completion of the remaining negotiations of the merger agreement, the combined company’s charter, the voting agreements and the registration rights agreement.

On June 2, 2015, the SBS board held a special telephonic meeting with representatives of Barclays, Hunton and Potter present to further consider the transaction. SBS’s management and representatives of Hunton reported that due diligence and negotiations had been completed and that the remaining issues under the merger agreement and related documents had been resolved. Representatives of Hunton updated the SBS board on the resolution of the remaining issues under the merger agreement, the combined company charter, the voting agreements and the registration rights agreement. Representatives of Barclays then reported that SBS and BMC had agreed on the final exchange ratio and termination fee payable under certain circumstances. Representatives of Barclays then presented updated materials and delivered its oral opinion to the SBS board, which was later confirmed by delivery of a written opinion dated June 2, 2015, to the effect that, as of the date of the opinion and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in Barclays’ written opinion, from a financial point of view, the exchange ratio to be paid by SBS in the merger was fair to SBS. After discussions, including as to the matters discussed below in the section entitled “SBS’s Reasons for the Merger; Recommendation of the SBS Board of Directors” beginning on page [●], the SBS board, by unanimous vote of all of its members, approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of SBS and its stockholders, and resolved to recommend that SBS’s stockholders adopt the merger agreement.

On June 2, 2015, the BMC board held a meeting with representatives of Kirkland and Goldman Sachs present to further consider the transaction. BMC’s management reviewed the negotiations that had occurred since the last update and reported that due diligence and negotiations had been completed and that the outstanding issues had been resolved or addressed. At such meeting, representatives of Goldman Sachs presented materials and rendered its oral opinion to the BMC board, which was later confirmed by delivery of a separate written opinion, dated June 2, 2015, to the effect that, as of that date, and subject to the assumptions and qualifications set forth therein, the exchange ratio in the merger was fair, from a financial point of view, to the holders of BMC’s common stock. After discussions, including as to the matters discussed below in the section entitled “BMC’s Reasons for the Merger; Recommendation of the BMC Board of Directors” beginning on page [●], the BMC board, by unanimous vote of all of its members, approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of BMC and its stockholders, and resolved to recommend that BMC’s stockholders adopt the merger agreement.

Following the conclusion of the BMC board meeting, representatives of BMC, SBS and their respective counsel finalized the transaction documentation, the parties executed the merger agreement, and the relevant stockholders of each of BMC and SBS each executed a voting agreement with SBS and BMC, respectively, and a registration rights agreement with SBS. On the morning of June 3, 2015, the parties publicly released a joint announcement of the transaction.

Recommendation of the SBS Board

At a meeting held on June 2, 2015, the SBS board approved the merger agreement and the consummation of the transactions contemplated therein, including the merger, upon the terms and subject to the conditions set forth in the merger agreement, determined that the terms of the merger agreement and the transactions contemplated therein, including the merger, are fair to and in the best interests of SBS and its stockholders, directed that the merger agreement, the merger and the issuance of shares of SBS common stock pursuant to the merger agreement be submitted to SBS stockholders for approval, recommended that SBS stockholders adopt the merger agreement and approve the issuance of shares of SBS common stock pursuant to the merger agreement and declared that the merger agreement and the transactions contemplated therein, including the merger, are advisable. ACCORDINGLY, THE SBS BOARD RECOMMENDS THAT SBS STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT, “FOR” THE PROPOSAL TO ISSUE SHARES OF SBS COMMON STOCK PURSUANT TO THE MERGER AGREEMENT, “FOR” THE PROPOSAL TO AMEND THE SBS 2013 INCENTIVE COMPENSATION PLAN, “FOR” THE PROPOSAL TO APPROVE, BY NON-BINDING ADVISORY VOTE, CERTAIN COMPENSATION ARRANGEMENTS FOR SBS’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER, AND “FOR” THE PROPOSAL TO PERMIT THE SBS BOARD TO ADJOURN THE SBS SPECIAL MEETING (IF IT IS NECESSARY OR ADVISABLE TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO OBTAIN THE SBS STOCKHOLDER APPROVAL).

SBS’s Reasons for the Merger

In evaluating the merger agreement and the merger, the SBS board consulted with and received advice of SBS’s management and its legal and financial advisors. In reaching its decision, the SBS board considered a number of factors, including, but not limited to, the following factors which the SBS board viewed as generally supporting its decision to approve and enter into the merger agreement and recommend that SBS stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to issue shares of SBS common stock pursuant to the merger agreement, “FOR” the proposal to amend the SBS 2013 Incentive Compensation Plan and the Section 162(m) performance-based compensation terms thereunder, “FOR” the proposal to approve, by non-binding advisory vote, certain compensation arrangements for SBS’s named executive officers in connection with the merger and “FOR” the proposal to approve the adjournment of the SBS special meeting (if it is necessary or advisable to solicit additional proxies if there are not sufficient votes to obtain the SBS stockholder approval).

Knowledge of the Industry and the Companies

The SBS board has knowledge of the industry and of the parties to the merger agreement on which it based its decision, including:

•	Business, Financial Condition, Strategy and Prospects. Knowledge of the business, operations, financial condition, earnings, properties and assets, strategies, industry trends and economic and market conditions of both SBS and BMC (both on a historical and a prospective basis), and the current and prospective business climate in the industry in which SBS and BMC operate, including the alternatives reasonably available to SBS if it did not pursue the merger.

•	Due Diligence Review of BMC. The prospective financial results of BMC as a standalone company (as well as the risks involved in achieving those results), the fit of the business combination with SBS’s previously established strategic goals and the results of the due diligence review of BMC and its business conducted by SBS and its advisors.

•	Track Record of Development and Integration Strategies. SBS’s track record of identifying and acquiring businesses and developing and executing successful integration strategies that drive cost synergies.

Strategic Considerations

The SBS board believes the merger will provide a number of significant strategic opportunities, including the following:

•	Diversified Market Leader. The merger will create the second largest U.S. lumber and building products distribution platform, with over $2.6 billion in 2014 pro forma combined revenues. The combined company will have broad geographic reach, with a leadership position in key local markets in 17 states and a comprehensive portfolio of products and services.

•	Complimentary Geographic Market Combination. There is limited geographic overlap between SBS’s and BMC’s markets, thus allowing the combined company to cover a larger market by utilizing SBS’s legacy platform, which is primarily focused on the southern U.S., and BMC’s legacy platform, which is concentrated across the western and southeastern U.S. and Texas, creating purchasing, distribution and marketing opportunities for the combined company. Additionally, SBS’s and BMC’s limited geographic market overlap is expected to result in enhanced synergy opportunities and lower integration risk.

•	Opportunity to Provide Broader Product and Service Capabilities. The merger is expected to permit the combined company to offer an enhanced selection of products and services to its customers, utilizing the best of those offered by SBS and BMC before the merger.

•	Capitalization on Recovering Markets. Each of SBS and BMC are market leaders in geographic markets that are expected to benefit from continued recovery in the housing market, and that are believed to offer higher long-term growth potential than the U.S. housing market generally.

•	Proven Leadership Team. The leadership team for the combined company, which will include representatives of both SBS and BMC, has substantial experience in the industry. The merger agreement provides that SBS will take all necessary action to cause Mr. Alexander, currently BMC’s chief executive officer, to become the chief executive officer of the combined company upon the closing of the merger and, subject to each such person’s agreement on terms reasonably acceptable to BMC, (i) Mr. Yeazel, currently SBS’s chief operating officer, to be elected as general counsel of the combined company upon the closing of the merger and (ii) Mr. Major, currently SBS’s chief financial officer, to be elected as chief financial officer of the combined company upon the closing of the merger. As integration planning has progressed since the date of the merger agreement, the respective chief executive officers of SBS and BMC along with Mr. Yeazel have determined that he will not serve as general counsel of the combined company.

•	Cultural and Operational Compatibility. Each of SBS and BMC is focused on delivering a broad range of quality products and services and each company has a deep commitment to delivering superior customer service and solution-based customer care.

•	Enhanced Ability to Compete with Larger Competitors. In light of increasing consolidation in the residential building products industry, the merger is expected to allow the combined company to compete more effectively with large competitors for acquisitions, customers and employees, among other things.

Financial Considerations

The SBS board believes the merger will result in significant financial benefits, including the following:

•	Significant Potential Synergies. Significant annual cost synergies, currently estimated to be between $30.0 million and $40.0 million on a pre-tax basis, are expected to be achieved over two years following consummation of the merger, while the cost to achieve those synergies is estimated to be between $20.0 million and $25.0 million. The estimated cost to achieve those synergies does not include transaction-related costs. The combined company is expected to generate those synergies through, among other drivers, the consolidation of corporate overhead and duplicate functions and increased operational efficiencies through the adoption of best practices and capabilities for each company.

•	Strong Financial Position. The combined company is expected to have a strong balance sheet, as evidenced by a debt-to-equity ratio of approximately 0.5x based on the pro forma condensed combined balance sheet as of June 30, 2015, which is set forth under the caption “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [●]. The combined company is also expected to generate significant free cash flow to support debt reduction and long-term strategic growth. In addition, SBS and BMC have received a joint commitment from Wells Fargo Bank, N.A. and Goldman Sachs Bank USA, contingent upon the closing of the merger, to consolidate and increase the available borrowing limit under their existing revolving asset based loan facilities to $450.0 million for use by the combined company. Available funds will be used to refinance outstanding balances under the current revolving credit facilities, to support up to $75.0 million in letters of credit and to fund transaction costs, general corporate purposes and working capital.

•	Accretive to Earnings Per Share. The merger is expected to be accretive to earnings per share of SBS within the first full year post-closing, after excluding integration and restructuring costs and purchase accounting adjustments.

Favorable Agreement with BMC

The SBS board believes the terms of the merger agreement, along with its ancillary agreements, reached by the parties is a fair and favorable agreement for SBS, for reasons that include the following:

•	Negotiations with BMC. The extensive arm’s-length negotiations and discussions with BMC, and the SBS board’s belief based on those negotiations and discussions that the terms set forth in the final definitive transaction agreements were the most favorable terms to SBS and its stockholders to which BMC was willing to agree.

•	Timing of Completion. The SBS board considered the anticipated timing of the consummation of the transactions contemplated by the merger agreement and that the potential for closing in a relatively short timeframe could also reduce the amount of time in which SBS’s business would be subject to the potential uncertainty of closing and related disruption.

•

Fairness Opinion. The SBS board considered the opinion of Barclays, rendered on June 2, 2015 to the SBS board to the effect that, as of the date of the opinion and subject to the assumptions, limitations, qualifications and conditions set forth in Barclays’ written opinion, from a financial point of view, the exchange ratio to be paid by SBS in the merger was fair to SBS, as more fully described below under the caption “The Merger—Opinion of SBS’s Financial Advisor” beginning on page [●].

•	Governance Provisions. The governance arrangements agreed to by SBS and BMC provide for the board of directors of the combined company to be made up of nine members and divided into three classes. SBS has agreed to take all necessary action to cause (i) five designees of BMC, currently expected to be Messrs. Alexander, Vertuca, Bullock, Miller and O’Leary, (ii) three designees of SBS, currently expected to be Messrs. Rea, Keltner and Goldstein and (iii) one designee mutually agreed by BMC and SBS as promptly as practicable after the date of the merger agreement, to constitute the board of directors of the combined company. In considering an individual to be mutually agreed by BMC and SBS as the ninth designee, BMC and SBS have agreed to consider in good faith a current director of SBS (other than those set forth in the preceding sentence) as a potential candidate. The merger agreement provides that SBS will take all necessary action to cause Mr. Alexander, currently BMC’s chief executive officer, to become the chief executive officer of the combined company upon the closing of the merger and, subject to each such person’s agreement on terms reasonably acceptable to BMC, (i) Mr. Yeazel, currently SBS’s chief operating officer, to be elected as general counsel of the combined company upon the closing of the merger and (ii) Mr. Major, currently SBS’s chief financial officer, to be elected as chief financial officer of the combined company upon the closing of the merger. As integration planning has progressed since the date of the merger agreement, the respective chief executive officers of SBS and BMC along with Mr. Yeazel have determined that he will not serve as general counsel of the combined company. As provided in the merger agreement, SBS has agreed to take all necessary action to divide the board of directors of the combined company into three separate classes as follows: the members of the first class will consist of two BMC designees (currently expected to be Messrs. Alexander and Vertuca) and will have terms expiring at the first annual meeting of the combined company’s stockholders after the closing of the merger; the members of the second class will consist of two SBS designees (currently expected to be Messrs. Rea and Keltner) and one BMC designee (currently expected to be Mr. Bullock) and will have terms expiring at the second annual meeting of the combined company’s stockholders after the closing of the merger; and the members of the third class will consist of two BMC designees (currently expected to be Messrs. Miller and O’Leary) and one SBS designee (currently expected to be Mr. Goldstein) and will have terms expiring at the third annual meeting of the combined company’s stockholders after the completion of the merger. As of the closing of the merger (or, if impracticable, as soon as reasonably practicable following the closing of the merger), the combined company’s headquarters will move to Atlanta, Georgia. The combined company intends to retain its main operational center in Raleigh, North Carolina. The combined company plans to continue to operate under both the “Stock Building Supply” and “BMC” names in their respective local markets, though the combined company’s name will be changed to BMC Stock Holdings, Inc. in connection with the closing of the merger.

•	Ability to Respond to Unsolicited Proposal. The ability of the SBS board, under certain circumstances specified in the merger agreement, to consider and respond to an unsolicited alternative transaction proposal from a third party made prior to the time SBS stockholders adopt the merger agreement and SBS’s right, subject to SBS paying BMC a termination fee of $15.73 million and complying with certain obligations set forth in the merger agreement, to terminate the merger agreement to enter into a binding agreement providing for a superior proposal.

•	Ability to Withdraw or Change Recommendation. The ability of the SBS board, under certain conditions specified in the merger agreement, to withdraw or modify, in a manner adverse to BMC, its recommendation in favor of the approval of the merger agreement and the merger, subject to good faith negotiations with BMC (if BMC wishes to negotiate) and, if applicable, payment of specified fees, if the SBS board concludes in good faith, after consultation with its financial advisor and outside legal counsel, that a failure to take such actions in respect of a superior proposal or an intervening event that is unknown to or not reasonably foreseeable by the SBS board would be inconsistent with the performance of its fiduciary duties.

•	Merger Qualifies as “Reorganization.” The parties’ expectation and intention that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

•	Fixed Exchange Ratio. The fact that the merger agreement provides for a fixed exchange ratio and that no adjustment will be made in the merger consideration to be received by BMC stockholders in the merger as a result of possible increases or decreases in the trading price of SBS’s common stock following the announcement of the merger.

•	Other Terms of the Definitive Transaction Agreements. The parties’ respective representations, warranties and other covenants under the definitive transaction agreements, and the belief that the terms of such agreements, taken as a whole, are reasonable under the circumstances.

Likelihood of Consummation of the Business Combination

The contemplated business combination is one that is likely to be consummated due to the strong commitments by both SBS and BMC to complete the merger, as well as other indicators including:

•	SBS Voting Agreement. Simultaneously with the execution of the merger agreement, certain funds affiliated with Gores, SBS’s largest stockholder, together with certain executive officers of SBS, which collectively own approximately 43% of SBS’s outstanding common stock, entered into the SBS voting agreement with BMC, pursuant to which such holders have agreed, among other things, to vote in favor of the adoption of the merger agreement and the issuance of SBS common stock pursuant to the merger agreement, subject to the terms of the SBS voting agreement. For additional information, see the section entitled “The SBS Voting Agreement” beginning on page [●].

•	BMC Voting Agreement. Certain funds affiliated with DK, Robotti & Company Advisors, LLC and MFP Partners, L.P., together with an executive officer of BMC and entities affiliated with another executive officer of BMC, which collectively own approximately 54.5% of BMC’s outstanding common stock, entered into the BMC voting agreement with SBS, pursuant to which such stockholders agreed, among other things, to vote in favor of the adoption of the merger agreement (including by written consent), subject to the terms of the BMC voting agreement. Therefore, under the BMC voting agreement, BMC expects to receive a number of consents sufficient to satisfy the voting requirements described above. For additional information, see the section entitled “The BMC Voting Agreement” beginning on page [●].

•	Registration Rights Agreement. In connection with the execution of the merger agreement on June 2, 2015, SBS entered into a registration rights agreement with the stockholder group, which consists of certain stockholders affiliated with DK (which collectively own 28% of BMC’s outstanding common stock), Robotti & Company Advisors, LLC (which collectively own 14% of BMC’s outstanding common stock) and Gores (which collectively own 38% of SBS’s outstanding common stock). The registration rights agreement will become effective automatically upon, and only upon, the closing of the merger. The registration rights agreement (i) includes a “holdback period” limiting the disposition of the combined company shares by the stockholder parties for a period of time after consummation of the merger and (ii) includes other provisions that are expected to facilitate an orderly trading market in the combined company’s shares. For additional information, see the sections entitled “The Merger—Background of the Merger” beginning on page [●] and “The Registration Rights Agreement” beginning on page [●].

•	Regulatory Approvals. The likelihood that the transaction will be approved by regulatory authorities, and the covenants from SBS and BMC to cooperate in obtaining regulatory approvals and to use their reasonable best efforts to obtain regulatory approvals. On June 11, 2015, SBS and BMC made pre-merger notification filings under the HSR Act. On June 25, 2015, SBS and BMC received notice from the FTC of the early termination of the statutory waiting period under the HSR Act.

In the course of its deliberations regarding the merger, the SBS board also considered the following factors and risks, which the board determined did not outweigh the expected benefits to SBS and its stockholders:

•	the potential impact of the restrictions under the merger agreement on SBS’s and BMC’s ability to take certain actions during the period between execution of the merger agreement and the consummation of the merger, generally requiring each company to (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees (which could delay or prevent the companies from undertaking business opportunities that may arise pending completion of the merger);

•	certain provisions of the merger agreement may have the effect of discouraging proposals for alternative acquisition transactions, including: (i) the restriction on SBS’s ability to solicit proposals for alternative transactions; (ii) the requirement that SBS terminate all discussions regarding potential alternative transactions; (iii) the opportunity for BMC to negotiate to match any superior proposal; and (iv) the requirement that SBS pay a termination fee of $15.73 million following the termination of the merger agreement in certain instances, including if SBS terminates the merger agreement to enter into a binding agreement providing for a superior proposal;

•	the public announcement of the merger agreement may have an adverse effect on SBS, including effects on SBS’s relationship with its customers, SBS’s operating results and share price, and SBS’s ability to attract and retain key management and personnel;

•	the consummation of the merger is subject to conditions, including the SBS stockholder approval and the BMC stockholder approval, antitrust approval and receipt by BMC of a certain tax opinion;

•	the transactions contemplated by the merger agreement, including the merger, might not be consummated, and the fact that if they are not consummated, SBS’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the business combination, SBS will have incurred significant transaction costs and SBS’s relationships with its customers, suppliers, employees and other third parties may be adversely affected;

•	the amount of time it could take to complete the merger, including the risk that SBS and BMC might not receive the necessary regulatory approvals or clearances to complete the merger or that governmental authorities could attempt to condition their approvals or clearances of the merger on one or more of the parties’ compliance with certain burdensome terms or conditions which may cause one of the conditions not to be satisfied, and the risk that the pendency of the merger for an extended period of time following the announcement of the execution of the merger agreement could have an adverse impact on SBS or the combined company;

•	the challenges inherent in the combination of two businesses of the size and scope of SBS and BMC and the size of the companies relative to each other, including the risk that integration costs may be greater than anticipated and the possible diversion of management attention for an extended period of time;

•	the potential that the fixed percentage of ownership under the merger agreement could result in SBS delivering greater value to the BMC stockholders than had been anticipated by SBS should the value of the shares of SBS common stock increase from the date of the execution of the merger agreement;

•	that SBS stockholders immediately prior to the effective time, in the aggregate, would not own a majority of the common stock of the combined company, but instead a majority of the combined company’s common stock at the effective time would be held by the public and not by parties affiliated with the combined company;

•	the risk that regulatory agencies may object to and challenge the merger or may impose terms and conditions in order to resolve those objections that adversely affect the financial results of the combined company; see the section entitled “The Merger—Governmental and Regulatory Approvals” beginning on page [●];

•	the risk that, despite the efforts of SBS and BMC, the combined company may lose key personnel;

•	the risk of not capturing all the anticipated cost savings and synergies between SBS and BMC and the risk that other anticipated benefits might not be realized;

•	the possibility that the combined company might not achieve its projected financial results;

•	the risks of the type and nature described under “Risk Factors” beginning on page [●] and the matters described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●]; and

•	other risks commonly associated with transactions such as the merger, including the risk of stockholder litigation.

The foregoing discussion of the factors considered by the SBS board is not intended to be exhaustive, but rather includes the principal factors considered by the SBS board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the SBS board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and to make its recommendations to SBS stockholders. In addition, individual members of the SBS board may have given differing weights to different factors. The SBS board conducted an overall review of the factors described above, including thorough discussions with SBS’s management and outside legal and financial advisors.

In considering the recommendation of the SBS board to approve the merger proposal, SBS stockholders should be aware that SBS’s directors may have interests in the merger that are different from, or in addition to, those of SBS stockholders generally. For additional information, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Interests of Directors and Executive Officers of SBS in the Merger” beginning on page [●].

The SBS board understood that there can be no assurance of future results, including results considered or expected as described in the factors listed above. It should be noted that this discussion of the SBS board’s reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Information Regarding Forward-Looking Statements” on page [●]. Additionally, see “Unaudited Financial Forecasts” beginning on page [●] for information regarding the preparation of prospective financial information.

Opinion of SBS’s Financial Advisor

SBS has retained Barclays to act as its financial advisor in connection with the merger. On June 2, 2015, at a meeting of the SBS board held to evaluate the merger, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the SBS board to the effect that, as of the date of the opinion and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in Barclays’ written opinion, from a financial point of view, the exchange ratio to be paid by SBS in the merger was fair to SBS.

The full text of Barclays’ written opinion, dated as of June 2, 2015, is attached as Annex H to this joint proxy and consent solicitation statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. SBS encourages you to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, was addressed to the SBS board, addressed only the fairness, from a financial point of view, of the exchange ratio to be paid by SBS in the merger, and does not constitute a recommendation to any stockholder of SBS as to how such stockholder should vote with respect to the merger. The terms of the merger were determined through arm’s-length negotiations between SBS and BMC and were approved by the SBS board. Barclays was not requested to opine as to, and Barclays’ opinion does not in any manner address, the underlying business decision of SBS to proceed with or effect the merger, the likelihood of the consummation of the merger or the relative merits of the merger as compared to any other transaction or business strategy in which SBS might engage. In addition, Barclays expressed no opinion on, and Barclays’ opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration paid in the merger or otherwise.

In arriving at its opinion, Barclays reviewed and analyzed, among other things:

•	a draft of the merger agreement, dated as of June 2, 2015, and the specific terms of the merger;

•	publicly available information concerning SBS that Barclays believed to be relevant to its analysis, including SBS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015;

•	financial and operating information with respect to the business, operations and prospects of SBS furnished to Barclays by SBS, including the SBS strategic plan case and the SBS lower growth case, each as defined in the section entitled “Unaudited Financial Forecasts” beginning on page [●] (which we refer to collectively as the SBS projections);

•	financial and operating information with respect to the business, operations and prospects of BMC furnished to Barclays by BMC and SBS, as the case may be, including the BMC standalone budget case and the SBS adjusted BMC budget case, each as defined in the section entitled “Unaudited Financial Forecasts” beginning on page [●];

•	a trading history of the SBS common stock from August 9, 2013 to June 1, 2015 and a comparison of that trading history with those of other companies that Barclays deemed relevant;

•	a comparison of the historical financial results and present financial condition of SBS and BMC with each other and with those of other companies that Barclays deemed relevant;

•	a comparison of the financial terms of the merger with the financial terms of certain other recent transactions that Barclays deemed relevant;

•	the pro forma impact of the merger on the future financial performance of the combined company, including cost savings, operating synergies and other strategic benefits expected by management of SBS and BMC to result from a combination of the businesses (which we refer to as the expected synergies); and

•	the relative contributions of SBS and BMC to the historical and future financial performance of the combined company on a pro forma basis.

In addition, Barclays had discussions with management of SBS concerning its business, operations, assets, liabilities, financial condition and prospects and Barclays undertook such other studies, analyses and investigations as it deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information) and Barclays further relied upon the assurances of management of SBS and BMC, respectively, that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the SBS projections, upon the advice of SBS, Barclays assumed that such projections had been reasonably prepared on a basis reflecting reasonable estimates and judgments of management of SBS as to the future financial performance of

SBS and, at the direction of SBS, Barclays relied on such projections in performing its analysis and arriving at its opinion. With respect to the BMC standalone budget case, upon the advice of SBS, Barclays assumed that such projections have been reasonably prepared on a basis reflecting reasonable estimates and judgments of management of BMC as to the future financial performance of BMC and, at the direction of SBS, Barclays relied on such projections in performing its analysis and arriving at its opinion. In addition, with respect to the SBS adjusted BMC budget case, upon the advice of SBS, Barclays assumed that such projections have been reasonably prepared on a basis reflecting reasonable estimates and judgments of management of SBS as to the future financial performance of BMC and, at the direction of SBS, Barclays also relied on such projections in performing its analysis and arriving at its opinion. Furthermore, upon the advice of SBS, Barclays assumed that the amounts and timing of the expected synergies were reasonable and that the expected synergies would be realized in accordance with such estimates. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they are based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of SBS or BMC and did not make or obtain any evaluations or appraisals of the assets or liabilities of the SBS or BMC. In addition, SBS did not authorize Barclays to solicit, and Barclays did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of SBS’s business. Barclays’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after the date of its opinion. Barclays expressed no opinion as to the prices at which shares of SBS common stock would trade following the announcement or consummation of the merger. Barclays’ opinion should not be viewed as providing any assurance that the market value of the shares of SBS common stock to be held by the stockholders of SBS after the consummation of the merger will be in excess of the market value of SBS common stock owned by such stockholders at any time prior to the announcement or consummation of the merger.

Barclays assumed that the executed merger agreement would conform in all material respects to the last draft reviewed by Barclays. In addition, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of SBS, that all material governmental, regulatory and third party approvals, consents and releases for the merger would be obtained within the constraints contemplated by the merger agreement and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays further assumed, at the direction of SBS, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Barclays does not express any opinion as to any tax or other consequences that might result from the merger, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood that SBS had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to SBS or BMC, but rather made its determination as to fairness, from a financial point of view, of the exchange ratio to be paid by SBS in the merger on the basis of the various financial, comparative and other analyses described below. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the transactions contemplated by the merger agreement. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses presented by Barclays to the SBS board. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses described below, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SBS, BMC or any other party to the transactions contemplated by the merger agreement. None of SBS, BMC, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

In performing its financial analyses summarized below and in arriving at its opinion, at the direction of SBS Barclays utilized and relied upon the SBS strategic plan case, the SBS lower growth case, the BMC standalone budget case and the SBS adjusted BMC budget case. For additional information regarding these forecasts, see the section entitled “Unaudited Financial Forecasts” beginning on page [●].

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to SBS and BMC with selected companies in the building productions distribution and building products manufacturing sectors that Barclays deemed comparable to SBS and BMC. The selected comparable companies were:

Building Products Distributors

•	Beacon Roofing Supply, Inc.

•	Boise Cascade Company

•	Builders FirstSource, Inc.

•	Pool Corp.

•	Universal Forest Products Inc.

•	Watsco Inc.

•	Wolseley plc

Building Products Manufacturers

•	Fortune Brands Home & Security, Inc.

•	James Hardie Industries plc

•	Masco Corporation

•	Simpson Manufacturing Co., Inc.

•	Trex Co. Inc.

As part of its selected comparable company analysis, Barclays calculated and analyzed for each of the comparable companies the ratio of enterprise value to earnings before interest, taxes, depreciation and amortization, adjusted for non-recurring and certain non-cash charges (which we refer to as Adjusted EBITDA) for calendar years 2016 and 2015. The enterprise value of each company was obtained by adding to the market value of its common equity its short and long-term debt, the value of any preferred stock (at liquidation value), the value of any convertible stock and the book value or market value, as applicable, of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data and closing prices, as of June 1, 2015, the last trading date prior to the delivery of Barclays’ opinion. The results of this selected comparable company analysis are summarized below:

Multiple Range of Selected Comparable Companies
	Building Products Distributors				Building Products Manufacturers
	Low	Mean	Median	High	Low	Mean	Median	High
Enterprise Value as a Multiple of Estimated Adjusted EBITDA:
Calendar Year 2016E	6.6x	10.2x	10.4x	13.2x	9.0x	12.5x	11.2x	17.0x
Calendar Year 2015E	8.0x	11.7x	12.3x	14.8x	10.4x	14.8x	13.4x	20.1x

SBS Valuation. Based on its qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of SBS and the selected comparable companies, Barclays selected enterprise value to Adjusted EBITDA multiples of 9.0x to 10.0x for calendar year 2016 and of 11.0x to 12.0x for calendar year 2015, respectively. Barclays then applied these multiples to the Adjusted EBITDA for SBS (as defined in the section titled “Unaudited Financial Forecasts” beginning on page [●]) using both the SBS strategic plan case and the SBS lower growth case. After deriving implied enterprise values for SBS, Barclays then derived implied equity values for SBS by subtracting SBS’s net debt as of March 31, 2015. Based on calendar year 2016 multiples, this analysis resulted in an implied equity value range of SBS of approximately $810 million to $910 million using the SBS strategic plan case and approximately $450 million to $510 million using the SBS lower growth case, and based on calendar year 2015 multiples this analysis resulted in an implied equity value range of approximately $640 million to $700 million using the SBS strategic plan case and approximately $420 million to $470 million using the SBS lower growth case, in each case, compared to the equity value of SBS of approximately $470 million, calculated by multiplying the trading price of SBS common stock by the number of fully-diluted shares of SBS common stock calculated using the treasury stock method as of June 1, 2015.

BMC Valuation. Based on its qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of BMC and the selected comparable companies, Barclays selected enterprise value to Adjusted EBITDA multiples of 9.0x to 10.0x for calendar year 2016 and of 11.0x to 12.0x for calendar year 2015, respectively. Barclays then applied these multiples to Adjusted EBITDA for BMC (as defined in the section titled “Unaudited Financial Forecasts” beginning on page [●]) using both the BMC standalone budget case and the SBS adjusted BMC budget case. After deriving implied enterprise values for BMC, Barclays then derived implied equity values for BMC by subtracting BMC’s net debt as of March 31, 2015 (pro forma for BMC’s acquisition of VNS). Based on calendar year 2016 multiples, this analysis resulted in an implied equity value range of BMC of approximately $980 million to $1,110 million (using the BMC standalone budget case) and approximately $750 million to $860 million (using the SBS adjusted BMC budget case), and based on calendar year 2015 multiples, this analysis resulted in an implied equity value range of approximately $820 million to $910 million (using the BMC standalone budget case) and approximately $700 million to $780 million (using the SBS adjusted BMC budget case).

Implied Exchange Ratio. Using the implied equity value ranges of SBS and BMC calculated using the comparable companies analyses summarized above, and taking into account the number of fully-diluted shares of SBS common stock and BMC common stock calculated using the treasury stock method as of June 1, 2015, respectively, Barclays calculated implied exchange ratios. Using (i) the SBS strategic plan case and the BMC standalone budget case and (ii) the SBS lower growth case and the SBS adjusted BMC budget case, respectively, Barclays calculated the low end of the implied exchange ratio by dividing the low end of BMC’s implied equity value by the high end of SBS’s implied equity value, and calculated the high end of the implied exchange ratio by dividing the high end of BMC’s implied equity value by the low end of SBS’s implied equity value. This analysis indicated the following, in each case, compared to the exchange ratio of 0.5231:

Implied Exchange Ratio
	SBS Strategic Plan Case and BMC Standalone Budget Case		SBS Lower Growth Case and SBS Adjusted BMC Budget Case
Metric	Low	High	Low	High
EV/Adjusted EBITDA 2016E	0.3738x	0.4783x	0.5103x	0.6630x
EV/Adjusted EBITDA 2015E	0.4061x	0.5011x	0.5189x	0.6465x

Barclays selected the comparable companies listed above because of similarities in one or more business or operating characteristics with SBS and BMC, respectively. However, because of the inherent differences between the business, operations and prospects of SBS, BMC and those of their selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of its selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of SBS, BMC and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between SBS, BMC and the selected comparable companies included in the selected company analysis.

Selected Precedent Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions in the building products distributors and building products manufacturers industry that Barclays, based on its experience with merger and acquisition transactions, deemed relevant.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of SBS and BMC and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the merger.

The following table sets forth the transactions analyzed in the building products distributors industry, which transactions ranged in implied total enterprise value at the time of announcement from approximately $645 million to $10.3 billion:

Month and Year Announced	Target	Acquiror
April 2015	ProBuild Holdings LLC	Builders FirstSource, Inc.
March 2015	PrimeSource Building Products, Inc.	Platinum Equity, LLC
May 2014	The Hillman Companies, Inc.	CCMP Capital Advisors, LLC
February 2014	Gypsum Management and Supply, Inc.	AEA Investors V LP
March 2013	Advent International Corporation’s minority stake in ABC Supply Holding Corp.	ABC Supply Holding Corp.
February 2013	SRS Distribution Inc.	Berkshire Partners LLC
May 2012	Interline Brands, Inc.	Goldman Sachs Capital Partners / P2 Capital Partners, LLC
April 2012	Roofing Supply Group, LLC	Clayton, Dubilier & Rice, LLC
April 2010	The Hillman Companies, Inc.	Oak Hill Capital Partners
June 2007	HD Supply Holdings, Inc.	Clayton, Dubilier & Rice, LLC / Bain Capital, LLC / The Carlyle Group LP
July 2006	DT Group	Wolseley plc
February 2006	Builders FirstSource, Inc. (ownership stake)	JLL Partners Fund V, L.P. / Warburg Pincus Private Equity IX, L.P.
January 2006	Hughes Supply, Inc.	Home Depot Inc.

The following table sets forth the transactions analyzed in the building products manufacturers industry, which transactions ranged in implied total enterprise value at the time of announcement from approximately $290 million to $4 billion:

Month and Year Announced	Target	Acquiror
March 2015	Norcraft Companies, Inc.	Fortune Brands Home & Security, Inc.
July 2014	Tensar Corporation	Castle Harlan, Inc.
April 2014	Air Distribution Technologies, Inc.	Johnson Controls, Inc.
September 2013	Custom Building Products Inc.	Quikrete Holdings Co.
September 2013	GROHE Group S.à r.l.	LIXIL Group Corp.
August 2013	CPG International Inc.	Ares Management LLC / Ontario Teachers’ Pension Plan
June 2013	ASD Americas Holding Corp.	LIXIL Group Corp.
June 2013	Lafarge North America Inc. gypsum operations	Lone Star Funds
May 2013	WoodCrafters Home Products, LLC	Fortune Brands Home & Security, Inc.
December 2012	Marazzi Group S.r.l.	Mohawk Industries, Inc.

Month and Year Announced	Target	Acquiror
October 2012	Hardware & Home Improvement Group of Stanley Black & Decker, Inc.	Spectrum Brands Holdings, Inc.
September 2012	Tomkins Air Distribution Division of Onex Corp.	Canada Pension Plan Investment Board
August 2012	Goodman Global Group, Inc.	Daikin Industries, Ltd.
August 2012	TimberTech Ltd.	CPG International Inc.
August 2012	Wilsonart International Holdings, LLC	Clayton, Dubilier & Rice, LLC
February 2012	Ahlsell AB	CVC Capital Partners Ltd.
July 2011	C.H.I. Overhead Doors, Inc.	Friedman Fleischer & Lowe, LLC
May 2011	Jeld-Wen Inc.	Onex Corp.
September 2010	Advanced Drainage Systems, Inc.	American Securities LLC
September 2010	Associated Materials, LLC	Hellman & Friedman LLC
March 2010	Atrium Companies, Inc.	Golden Gate Capital

As part of its selected precedent transaction analysis, Barclays calculated and analyzed for each of the selected precedent transactions the target company’s last twelve months’ Adjusted EBITDA (which we refer to as LTM Adjusted EBITDA). The results of this selected precedent transaction analysis are summarized below:

Multiple Range of Selected Precedent Transactions
	Building Products Distributors			Building Products Manufacturers
Metric	Low	Median	High	Low	Median	High
LTM Adjusted EBITDA	7.2x	10.1x	12.1x	7.0x	9.6x	13.3x

SBS Valuation and BMC Valuation. Barclays selected LTM Adjusted EBITDA multiples of 9.0x to 11.0x and applied these multiples to the LTM Adjusted EBITDA for each of SBS and BMC as of March 31, 2015. After deriving implied enterprise values for SBS, Barclays then derived implied equity values for SBS and BMC, by subtracting SBS’s and, respectively, BMC’s net debt as of March 31, 2015 (pro forma for BMC’s acquisition of VNS). The analysis resulted in an implied equity value range of SBS of approximately $290 million to $370 million, compared to the equity value of SBS of approximately $470 million, calculated by multiplying the trading price of SBS common stock by the number of fully-diluted shares of SBS common stock calculated using the treasury stock method as of June 1, 2015, and of BMC of approximately $510 million to $680 million. Barclays also noted that, based on the 9.6x LTM Adjusted EBITDA multiple implied by Builders FirstSource, Inc.’s acquisition of ProBuild Holdings LLC, a building products distributor, announced in April 2015, the implied equity value of SBS was approximately $310 million and, the implied equity value of BMC was approximately $560 million.

Implied Exchange Ratio. Using the implied equity value ranges of SBS and BMC calculated using the selected precedent transactions analyses summarized above, and taking into account the number of fully-diluted shares of SBS common stock and BMC common stock calculated using the treasury stock method as of June 1, 2015, respectively, Barclays calculated implied exchange ratios. Barclays calculated the low end of the implied exchange ratio by dividing the low end of BMC’s implied per share equity value by the high end of SBS’s implied per share equity value, and calculated the high end of the implied exchange ratio by dividing the high end of BMC’s implied per share equity value by the low end of SBS’s implied per share equity value. This analysis indicated an implied exchange ratio range of 0.4795x to 0.8216x, compared to the exchange ratio of 0.5231.

Discounted Cash Flow Analysis

In order to estimate the present value of the SBS common stock and the BMC common stock, Barclays performed a discounted cash flow (which we refer to as DCF) analysis of SBS and BMC, respectively. A DCF analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

SBS Valuation. To calculate the estimated enterprise value of SBS common stock using the DCF method, Barclays added (i) the projected after-tax unlevered free cash flows of SBS for calendar years 2015 (commencing with the fourth quarter) through 2019 based on the SBS strategic plan case and the SBS lower growth case, respectively, to (ii) the “terminal value” of SBS as of December 31, 2019, and discounted such amount to its present value (as of September 30, 2015) using a range of selected discount rates. The residual value of SBS at the end of the forecast period, or “terminal value,” was estimated by selecting a range of perpetuity growth rates of 3.5% to 4.5%, which range was derived by Barclays utilizing its professional judgment and experience, taking into account the financial forecasts and market expectations regarding long-term growth of gross domestic product and inflation, and applying such range to SBS’s normalized free cash flows following the end of the forecast period. A range of after-tax discount rates of 11.5% to 13.0% was selected based on an analysis of the weighted average cost of capital of SBS and the selected comparable companies used in the “Selected Comparable Company Analysis” above. After deriving implied enterprise values for SBS, Barclays then derived implied equity values for SBS by subtracting the estimated net debt of SBS as of September 30, 2015, as provided in the SBS strategic plan case and the SBS lower growth case, respectively. This analysis resulted in an implied equity value range of approximately $620 million to $870 million using the SBS strategic plan case, and an implied equity value range approximately $350 million to $510 million using the SBS lower growth case, in each case, compared to the equity value of SBS of approximately $470 million, calculated by multiplying the trading price of SBS common stock by the number of fully-diluted shares of SBS common stock calculated using the treasury stock method as of June 1, 2015.

BMC Valuation. To calculate the estimated enterprise value of BMC common stock using the DCF method, Barclays added (i) the projected after-tax unlevered free cash flows of BMC for calendar years 2015 (commencing with the fourth quarter) through 2019 based on the BMC standalone budget case and the SBS adjusted BMC budget case, respectively, to (ii) the “terminal value” of BMC as of December 31, 2019, and discounted such amount to its present value (as of September 30, 2015) using a range of selected discount rates. The residual value of BMC at the end of the forecast period, or “terminal value,” was estimated by selecting a range of perpetuity growth rates of 3.5% to 4.5%, which range was derived by Barclays utilizing its professional judgment and experience, taking into account the financial forecasts and market expectations regarding long-term growth of gross domestic product and inflation, and applying such range to BMC’s normalized free cash flows following the end of the forecast period. A range of after-tax discount rates of 11.5% to 13.0% was selected based on an analysis of the weighted average cost of capital of BMC and the selected comparable companies used in the “Selected Comparable Company Analysis” above. Barclays also calculated the present value of BMC’s net operating loss (which we refer to as NOL) carry forwards using a discount rate of 6.0%, which was based upon BMC’s estimated cost of debt, and based on a balance as of December 31, 2014 of NOL carry forwards of approximately $87 million as provided by SBS management, and included such amount in the calculation of the estimated enterprise value of BMC common stock. After deriving implied enterprise values for BMC, Barclays then derived implied equity values for BMC by subtracting the estimated net debt of BMC as of September 30, 2015, as provided in the BMC standalone budget case and the SBS adjusted BMC budget case, respectively. The analysis resulted in an implied equity value range of approximately $640 million to $950 million using the BMC standalone budget case and approximately $370 million to $600 million using the SBS adjusted BMC budget case.

Implied Exchange Ratio. Using the implied equity value ranges of SBS and BMC calculated using the DCF analyses summarized above, and taking into account the number of fully-diluted shares of SBS common stock and BMC common stock calculated using the treasury stock method as of June 1, 2015, respectively, Barclays calculated implied exchange ratios. Using (i) the SBS strategic plan case and the BMC standalone budget case, (ii) the SBS lower growth case and the BMC standalone budget case and (iii) the SBS lower growth case and the

SBS adjusted BMC budget case, respectively, Barclays calculated the low end of the implied exchange ratio by dividing the low end of BMC’s implied per share equity value by the high end of SBS’s implied per share equity value, and calculated the high end of the implied exchange ratio by dividing the high end of BMC’s implied per share equity value by the low end of SBS’s implied per share equity value. This analysis indicated the following in each case, compared to the exchange ratio of 0.5231:

Implied Exchange Ratio
SBS Strategic Plan Case and BMC Standalone Budget Case		SBS Lower Growth Case and BMC Standalone Budget Case		SBS Lower Growth Case and SBS Adjusted BMC Budget Case
Low	High	Low	High	Low	High
0.2557x	0.5343x	0.4337x	0.9422x	0.2538x	0.5933x

Contribution Analysis

Barclays performed a relative contribution analysis of SBS and BMC in which Barclays reviewed selected historical and estimated future financial information for SBS and BMC to determine SBS’s and BMC’s relative contribution to the combined company and calculate implied ownership splits in the combined company and implied exchange ratios based on such relative contributions.

Barclays first calculated the enterprise value of SBS as of June 1, 2015 as a multiple of Adjusted EBITDA for calendar year 2014 (which we refer to as 2014A Adjusted EBITDA), Adjusted EBITDA for the LTM ended March 31, 2015 (which we refer to as 3/31/15 LTM Adjusted EBITDA) and estimated Adjusted EBITDA for calendar years 2015 and 2016 (which we refer to as “2015E Adjusted EBITDA” and “2016E Adjusted EBITDA”, respectively), based on the SBS strategic plan case, the SBS lower growth case and, at the request of the SBS board, consensus equity analyst research estimates. Barclays then derived the enterprise value of BMC by applying the 2014A Adjusted EBITDA, 3/31/15 LTM Adjusted EBITDA, 2015E Adjusted EBITDA and 2016E Adjusted EBITDA multiples for SBS to the corresponding financial metrics for BMC, based on the BMC standalone budget case and the SBS adjusted BMC budget case. After deriving implied enterprise values for SBS and BMC, Barclays then derived implied equity values for SBS and BMC by subtracting the net debt of SBS and BMC, respectively, as of March 31, 2015, as provided by management of SBS and BMC, respectively. Based on the implied equity value ranges of SBS and BMC, respectively, Barclays calculated implied ownership percentages in the combined company by SBS stockholders as a group (compared to the ownership percentage in the combined company by SBS stockholders as a group of approximately 40%) and implied exchange ratios (compared to the exchange ratio of 0.5231). The results of this contribution analysis are summarized below:

SBS Metric	BMC Metric	Implied Ownership Percentage*	Implied Exchange Ratio
2014A Adjusted EBITDA	2014A Adjusted EBITDA	32.3%	0.7300x
3/15/15 LTM Adjusted EBITDA	3/15/15 LTM Adjusted EBITDA	34.6%	0.6586x
2015E Adjusted EBITDA (SBS strategic plan case)	2015E Adjusted EBITDA (BMC standalone budget case)	45.3%	0.4209x
2015E Adjusted EBITDA (consensus equity analyst research estimates)	2015E Adjusted EBITDA (BMC standalone budget case)	37.4%	0.5827x
2015E Adjusted EBITDA (SBS lower growth case)	2015E Adjusted EBITDA (SBS adjusted BMC budget case)	37.4%	0.5838x
2016E Adjusted EBITDA (SBS strategic plan case)	2016E Adjusted EBITDA (BMC standalone budget case)	48.3%	0.3736x
2016E Adjusted EBITDA (consensus equity analyst research estimates)	2016E Adjusted EBITDA (BMC standalone budget case)	38.0%	0.5689x
2016E Adjusted EBITDA (SBS lower growth case)	2016E Adjusted EBITDA (SBS adjusted BMC budget case)	37.6%	0.5800x

*	Implied ownership percentage in the combined company by SBS stockholders as a group.

This analysis indicated an implied exchange ratio range of 0.3736x to 0.7300x, compared to the exchange ratio of 0.5231.

Other Factors

Barclays also noted certain additional factors that were not considered part of Barclays’ financial analyses with respect to its fairness determination but were referenced for informational purposes, including among other things the following:

•	Historical Share Price Analysis

To illustrate the trend in the historical trading prices of SBS common stock, Barclays considered historical data with regard to the trading prices of SBS common stock over the 52 weeks ending June 1, 2015. During such period, the trading price of SBS common stock ranged from $13.40 to $21.70. Using these trading prices, Barclays calculated the implied equity value range of SBS, by multiplying the trading prices by the number of fully-diluted shares of SBS common stock calculated using the treasury stock method as of June 1, 2015, which resulted in implied equity values of SBS of approximately $350 million to $570 million, compared to the equity value of SBS of approximately $470 million, calculated by multiplying the trading price of SBS common stock by the number of fully-diluted shares of SBS common stock calculated using the treasury stock method as of June 1, 2015.

•	Research Analysts Price Targets Analysis

Barclays considered publicly available research analysts’ per share price targets for SBS common stock, which ranged from $17.00 to $22.00. Using the low and the high of these price targets, Barclays calculated the implied equity value range of SBS, by multiplying the price targets by the number of fully-diluted shares of SBS common stock calculated using the treasury stock method as of June 1, 2015, which resulted in implied equity values of SBS of approximately $450 million to $530 million, in each case, compared to the equity value of SBS of approximately $470 million, calculated by multiplying the trading price of SBS common stock by the number of fully-diluted shares of SBS common stock calculated using the treasury stock method as of June 1, 2015. The publicly available per share price targets published by securities research analysts do not necessarily reflect the current market trading prices for SBS common stock and these estimates are subject to uncertainties, including future financial performance of SBS and future market conditions.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. SBS selected Barclays to act as its financial advisor in connection with the merger because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the merger and its familiarity with SBS and its business.

Barclays is acting as financial advisor to SBS in connection with the merger. Pursuant to the terms of its engagement letter with SBS, SBS paid Barclays a fee of $1.0 million upon the delivery of its fairness opinion, and has agreed to pay an additional fee of $6.5 million upon the completion of the merger. In addition, SBS has agreed to reimburse Barclays for its expenses and indemnify Barclays for certain liabilities that may arise out of its engagement by SBS and the rendering of Barclays’ opinion. Barclays and its affiliates have performed various investment banking and financial services for SBS in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the two years prior to the date of its opinion, Barclays and its affiliates have performed the following investment banking and financial services for SBS, for which services Barclays and its affiliates have received fees, in the aggregate, equal to approximately $3.5 million: (i) in August 2013, acted as joint active bookrunner on SBS’s initial public offering and (ii) in March 2014, acted as joint active bookrunner on SBS’s follow on equity offering.

Barclays and its affiliates engage in a wide range of businesses including investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of SBS and BMC for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Recommendation of the BMC Board

At a meeting held on June 2, 2015, the BMC board approved the merger agreement and the consummation of the transactions contemplated therein, including the merger, upon the terms and subject to the conditions set forth in the merger agreement, determined that the terms of the merger agreement and the transactions contemplated therein, including the merger, are fair to and in the best interests of BMC and its stockholders, directed that the merger agreement be submitted to BMC stockholders for adoption, recommended that BMC stockholders adopt the merger agreement and declared that the merger agreement and the transactions contemplated therein, including the merger, are advisable. ACCORDINGLY, THE BMC BOARD RECOMMENDS THAT BMC STOCKHOLDERS PROVIDE THEIR WRITTEN CONSENT TO ADOPT THE MERGER AGREEMENT.

BMC’s Reasons for the Merger

At its meeting on June 2, 2015, the BMC board unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of BMC and its stockholders. Accordingly, the BMC board unanimously recommends that the BMC stockholders execute an action by written consent adopting the merger agreement.

In evaluating the merger agreement, the BMC board consulted with and received the advice of BMC’s management and its legal and financial advisors. In reaching its decision, the BMC board considered a number of factors, including, but not limited to, the following factors which the BMC board viewed as generally supporting its decision to approve and enter into the merger agreement and recommend that BMC stockholders execute an action by written consent adopting the merger agreement.

•	The BMC board considered the structure of the transaction as a stock-for-stock merger following which BMC’s stockholders who hold shares of BMC common stock immediately prior to the effective time will continue as stockholders of the combined company and will participate in the future success of the combined company and participate in the benefits of synergies and any future transactions that might be pursued by the combined company. The BMC board noted that management expects the merger to result in approximately $30.0 million to $40.0 million of run-rate, pre-tax synergies, with $20.0 million to $25.0 million of such synergies expected to be achieved in the first twelve months after the merger;

•	The BMC board believes the merger will provide a number of significant strategic opportunities, including the following:

•	the merger will create a leading provider of lumber, diversified building products and construction services, and will create a combined company with uniquely positioned assets in growth markets across 17 states and 41 metropolitan areas;

•	with a significant increase in scale, the combined company will have greater potential to grow faster and more efficiently than either BMC or SBS could on a standalone basis;

•	the combined company is expected to generate meaningful synergies through, among other drivers, the consolidation of corporate overhead and duplicate functions and increased operational efficiencies through the adoption of best practices and capabilities from each company;

•	the combination of BMC and SBS will enable the combined company to provide customers with even more value through a collective workforce of highly skilled employees and a shared commitment to provide the best materials, services and solutions;

•	the combination of BMC and SBS will create a stronger base of talent by uniting two workforces and will provide employees of both BMC and SBS with benefits from greater career and professional development opportunities generated by the merger;

•	the opportunity to combine two strong management teams, as described under “—Board of Directors and Management Following the Merger,” with the result that Mr. Alexander will serve as chief executive officer of the combined company and other members of BMC’s management team will serve in similar capacities with the combined company, and the board of directors of the combined company will include five directors designated by BMC;

•	the combined company is expected to have a strong financial position and flexibility to execute on strategic initiatives and pursue a broader set of opportunities for organic and inorganic growth; and

•	the merger is expected to deliver attractive earnings accretion in the first full year following close, which will add value to BMC’s stockholders.

•	The BMC board determined that the expected relative percentage ownership of SBS stockholders and BMC stockholders in the combined company was appropriate based, in the judgment of the BMC board, on its assessment of the approximate historical contributions of BMC and SBS to the pro forma operating results of the combined company.

•	The BMC board believes that no alternatives to the merger were reasonably likely to create greater value for BMC’s stockholders after reviewing the various strategic options to enhance stockholder value that were considered by the BMC board.

•	In addition to considering the factors described above, the BMC board considered the following additional factors, all of which it viewed as supporting its decision to approve the merger:

•	its knowledge of BMC’s business, operations, financial condition, earnings and prospects and of SBS’s business, operations, financial condition, earnings and prospects, taking into account the results of BMC’s due diligence review of SBS;

•	the current and prospective business climate in the industry in which BMC and SBS operate, including the potential for further consolidation, and the alternatives reasonably available to BMC if it did not pursue the merger;

•	the projected financial results of SBS as a standalone company and the fit of the transaction with BMC’s previously established strategic goals;

•	the fact that the transaction does not increase the debt ratio of the combined company, resulting in a strong balance sheet that will permit growth and will also permit the combined company to better address the cyclical nature of the building materials industry, which is directly impacted by housing starts;

•	the potential increased access to sources of capital and a broader range of investors to support the growth of the company than BMC could otherwise obtain if it continued to operate as a privately held company;

•	the potential to provide BMC’s current stockholders with greater liquidity by owning stock in a public company;

•	the potential opportunity to attract and retain a strong management team by having publicly traded stock;

•	the fact that shares of SBS common stock issued to BMC stockholders will be registered by SBS on a Form S-4, of which this joint proxy and consent solicitation statement/prospectus constitutes a part, and will become freely tradable for BMC’s stockholders who are not affiliates of SBS and who are not parties to lock-up agreements;

•	the opinion of Goldman, Sachs & Co., dated June 2, 2015, to the BMC board to the effect that, as of that date, and subject to the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken set forth in such opinion, the 0.5231 exchange ratio was fair, from a financial point of view, to BMC’s stockholders, as more fully described below under the section entitled “Opinion of BMC’s Financial Advisor” beginning on page [●];

•	the terms and conditions of the merger agreement, including the strong commitments by both BMC and SBS to complete the merger;

•	the availability of appraisal rights under the DGCL to holders of BMC’s common stock who comply with the required procedures under the DGCL, which allow such holders to seek appraisal of the fair value of their shares of BMC common stock as determined by the Delaware Court of Chancery;

•	the terms and conditions of the voting agreements, including the commitment by Gores to vote all of its shares of SBS common stock in favor of the adoption of the merger agreement, unless the SBS board changes its recommendation of the adoption of the merger agreement;

•	the ability of the BMC board, under certain circumstances specified in the merger agreement, to consider and respond to an unsolicited alternative transaction proposal from a third party made prior to the time BMC stockholders approve the merger and the merger agreement and BMC’s right, subject to BMC paying SBS a termination fee of $23.6 million and complying with certain obligations set forth in the merger agreement, to terminate the merger agreement to enter into a binding agreement providing for a superior proposal;

•	the ability of the BMC board, under certain conditions specified in the merger agreement, to withdraw or modify, in a manner adverse to SBS, its recommendation that BMC stockholders vote in favor of the approval of the merger agreement and the merger, subject to BMC paying SBS a termination fee of $23.6 million and complying with certain obligations set forth in the merger agreement, if the BMC board concludes in good faith, after consultation with its financial advisor and outside legal counsel, that a failure to take such actions in respect of a superior proposal or an intervening event that is unknown to or not reasonably foreseeable by the BMC board would be inconsistent with the performance of its fiduciary duties;

•	the expectation that the transaction will be generally tax-free for U.S. federal income tax purposes to BMC’s stockholders;

•	the results of the due diligence review of SBS and its business conducted by BMC and its legal advisors;

•	the anticipated customer, supplier and stakeholder reaction to the merger; and

•	the anticipated market capitalization, revenues, free cash flow and capital structure of the combined company.

•	The BMC board weighed these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the merger, including:

•	the challenges inherent in the combination of two businesses of the size and scope of BMC and SBS and the size of the companies relative to each other, including the risk that integration costs may be greater than anticipated and the possible diversion of management attention for an extended period of time;

•	the ability of the SBS board, under certain circumstances specified in the merger agreement, to consider and respond to an unsolicited alternative transaction proposal from a third party made prior to the time SBS stockholders adopt the merger agreement and SBS’s right, subject to SBS paying BMC a termination fee of $15.73 million and complying with certain obligations set forth in the merger agreement, to terminate the merger agreement to enter into a binding agreement providing for a superior proposal;

•	the ability of the SBS board, under certain conditions specified in the merger agreement, to withdraw or modify, in a manner adverse to BMC, its recommendation that SBS stockholders vote in favor of the adoption of the merger agreement, subject to SBS paying BMC a termination fee of $15.73 million and complying with certain obligations set forth in the merger agreement, if the SBS board concludes in good faith, after consultation with its financial advisor and outside legal counsel, that a failure to take such actions in respect of a superior proposal or an intervening event that is unknown to or not reasonably foreseeable by the SBS board would be inconsistent with the performance of its fiduciary duties;

•	the restrictions in the merger agreement on the conduct of BMC’s and SBS’s business during the period between execution of the merger agreement and the consummation of the merger;

•	the risk that regulatory agencies may object to and challenge the merger or may impose terms and conditions in order to resolve those objections that adversely affect the financial results of the combined company; see the section entitled “Governmental and Regulatory Approvals” beginning on page [●];

•	the risk that the pendency of the merger for an extended period of time following the announcement of the execution of the merger agreement could have an adverse impact on BMC or the combined company;

•	the potential for diversion of management and employee attention during the period prior to completion of the merger, and the potential negative effects on BMC’s and the combined company’s businesses;

•	the additional public company expenses and obligations that BMC’s business will be subject to following the merger that it has not previously been subject to;

•	the risk that, despite the efforts of BMC and SBS prior to the consummation of the merger, the combined company may lose key personnel;

•	the risk of not capturing all the anticipated cost savings and synergies between BMC and SBS and the risk that other anticipated benefits might not be realized;

•	the possibility that the combined company might not achieve its projected financial results;

•	the risk that the merger might not be consummated in a timely manner or at all; and

•	the risks of the type and nature described under “Risk Factors” beginning on page [●] and the matters described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●].

The foregoing discussion of the factors considered by the BMC board is not intended to be exhaustive, but rather includes the principal factors considered by the BMC board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the BMC board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and to make its recommendations to BMC stockholders. In addition, individual members of the BMC board may have given differing weights to different factors. The BMC board conducted an overall review of the factors described above, including thorough discussions with BMC’s management and outside legal and financial advisors.

In considering the recommendation of the BMC board to approve the merger, BMC stockholders should be aware that BMC’s directors may have interests in the merger that are different from, or in addition to, those of BMC stockholders generally. For additional information, see the section entitled “Interests of Directors and Executive Officers of BMC in the Merger” beginning on page [●].

The explanation of the reasoning of the BMC board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this proxy and consent solicitation statement/prospectus.

Opinion of BMC’s Financial Advisor

Goldman Sachs rendered its opinion to the BMC board that, as of June 2, 2015 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of BMC common stock.

The full text of the written opinion of Goldman Sachs, dated June 2, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex I. Goldman Sachs provided its opinion for the information and assistance of the BMC board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of BMC common stock should vote with respect to the merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	audited financial statements for BMC for the three fiscal years ended December 31, 2012, 2013 and 2014 and unaudited financial statements for BMC for the three months ended March 31, 2015;

•	annual reports to stockholders and Annual Reports on Form 10-K of SBS for the two fiscal years ended December 31, 2013 and 2014;

•	SBS’s registration statement on Form S-1, including the prospectus contained therein, dated July 30, 2013 relating to the initial public offering of shares of SBS common stock;

•	Quarterly Reports on Form 10-Q of SBS;

•	certain other communications from SBS to its stockholders;

•	certain interim reports to stockholders of BMC;

•	certain publicly available research analyst reports for SBS;

•	certain internal financial analyses and forecasts for SBS prepared by its management; and

•	certain internal financial analyses and forecasts for BMC and certain financial analyses and forecasts for SBS, in each case as prepared by the management of BMC and approved for Goldman Sachs’ use by BMC (which we refer to as the forecasts), and certain operating synergies projected by the management of BMC to result from the merger, as approved for Goldman Sachs’ use by BMC (which we refer to as the synergies).

Goldman Sachs also held discussions with members of the senior managements of BMC and SBS regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of BMC and SBS; reviewed the reported price and trading activity for the shares of SBS common stock; compared certain financial information for BMC and SBS and certain stock market information for SBS with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the building products distribution industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs, with the consent of the BMC board, relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it and it did not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with the consent of the BMC board that the forecasts and the synergies were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of BMC. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of BMC or SBS or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of BMC or SBS or any of their respective subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents, opinions and approvals necessary for the consummation of the merger will be obtained without any adverse effect on BMC or SBS or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of BMC to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to BMC; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to the holders of BMC common stock, as of the date of the opinion, of the exchange ratio pursuant to the merger agreement. Goldman Sachs’ opinion did not express any view on, and did not address, any other term or aspect of the merger agreement or merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of BMC; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of BMC, or class of such persons, in connection with the merger, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of SBS common stock will trade at any time or as to the impact of the merger on the solvency or viability of BMC or SBS or the ability of BMC or SBS to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the BMC board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 1, 2015 and is not necessarily indicative of current market conditions.

Analysis of Implied Multiples. With respect to BMC and SBS, Goldman Sachs calculated multiples of enterprise value to historical and projected earnings before interest, taxes, depreciation and amortization (which we refer to in this section as EBITDA) for the fiscal years 2014 through 2016 and for the last twelve months ended March 15, 2015. Goldman Sachs first calculated the enterprise value for SBS by multiplying the trading price of SBS common stock as of June 1, 2015 by the number of SBS’s fully diluted shares based on the treasury stock method, as provided by the management of BMC. Goldman Sachs then calculated the implied enterprise value for BMC by multiplying the trading price of SBS common stock as of June 1, 2015 by the exchange ratio and then further multiplying this product by the number of BMC’s fully diluted shares based on the treasury stock method, as provided by the management of BMC. Goldman Sachs then divided these enterprise values by historical and projected EBITDA for the fiscal years 2014 through 2016 and for the last twelve months ended March 15, 2015, based on historical financial information provided by the management of BMC, publicly available historical financial information for SBS and the forecasts, to derive a range of multiples of enterprise value to EBITDA. With respect to BMC, Goldman Sachs also calculated the pro forma multiple of enterprise value to EBITDA for fiscal year 2015, using the pro forma EBITDA of BMC for fiscal year 2015, as adjusted for the impact of acquired EBITDA from the acquisition of VNS and the contemplated acquisition of RBI per the forecasts. For the relevant time periods, this analysis resulted in an illustrative range of multiples of enterprise value to EBITDA of 7.0x to 11.8x for BMC and 7.5x to 14.9x for SBS.

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis of BMC, SBS and the pro forma combined company, in each case using the forecasts (which, in the case of the pro forma combined company, included the synergies), to determine a range of illustrative present values of implied equity values and implied equity values per share.

For the discounted cash flow analysis of BMC, Goldman Sachs first calculated a range of illustrative implied enterprise values for BMC by discounting to present value, as of March 31, 2015, using discount rates reflecting estimates of BMC’s weighted average cost of capital ranging from 8.50% to 9.50%, (i) the projected unlevered free cash flows for BMC for the nine months ended December 31, 2015 and for the years 2016 through 2019 using the forecasts and (ii) a range of illustrative terminal year values for BMC derived by applying perpetuity growth rates ranging from 2.0% to 3.0% to the terminal year estimate of BMC’s cash flow set forth in the forecasts. This calculation produced a range of illustrative enterprise values, which Goldman Sachs then adjusted by subtracting the amount, as provided by the management of BMC, by which BMC’s indebtedness exceeded its cash, as of March 31, 2015, and which Goldman Sachs further adjusted by (i) subtracting the amounts, as provided by the management of BMC, of additional indebtedness used to finance the contemplated acquisition of RBI and of cash used to finance the acquisition of VNS and (ii) adding the estimated net present value of BMC’s net operating losses, as provided by the management of BMC, to derive a range of illustrative equity values. Goldman Sachs divided this range by the number of BMC’s fully diluted shares based on the treasury stock method, as provided by management of BMC, to derive an illustrative range of equity values per share of BMC common stock of $10.03 to $13.50.

For the discounted cash flow analysis of SBS, Goldman Sachs first calculated a range of illustrative implied enterprise values for SBS by discounting to present value, as of March 31, 2015, using discount rates reflecting estimates of SBS’s weighted average cost of capital ranging from 8.50% to 9.50%, (i) the projected unlevered free cash flows for SBS for the nine months ended December 31, 2015 and for the years 2016 through 2019 using the forecasts and (ii) a range of illustrative terminal year values for SBS derived by applying perpetuity growth rates ranging from 2.0% to 3.0% to the terminal year estimate of SBS’s cash flow set forth in the forecasts. This calculation produced a range of illustrative enterprise values, which Goldman Sachs then adjusted by subtracting the amount, as provided by the management of BMC, by which SBS’s indebtedness exceeded its cash, as of March 31, 2015, to derive an illustrative range of equity values. Goldman Sachs divided this range by the number of SBS’s fully diluted shares based on the treasury method, as provided by management of BMC, to derive an illustrative range of equity values per share of SBS common stock of $20.46 to $27.78.

For the discounted cash flow analysis of the pro forma combined company, Goldman Sachs first calculated a range of illustrative implied enterprise values for the pro forma combined company by discounting to present value, as of March 31, 2015, using discount rates reflecting estimates of the pro forma combined company’s weighted average cost of capital ranging from 8.50% to 9.50%, (i) the projected unlevered free cash flows of the pro forma combined company for the nine months ended December 31, 2015 and the years 2016 through 2019 using the forecasts and after giving effect to the synergies and the after-tax transaction costs as estimated by the management of BMC and (ii) a range of illustrative terminal year values for pro forma combined company derived by applying perpetuity growth rates ranging from 2.0% to 3.0% to the terminal year estimate of the pro forma combined company’s cash flow set forth in the forecasts. This calculation produced a range of illustrative enterprise values, which Goldman Sachs then adjusted by subtracting the amount, as provided by the management of BMC, by which the pro forma combined company’s indebtedness exceeded its cash, as of March 31, 2015, and which Goldman Sachs further adjusted by (i) subtracting the amounts, as provided by the management of BMC, of additional indebtedness used to finance the contemplated acquisition of RBI and of cash used to finance the acquisition of VNS and (ii) adding the estimated net present value of BMC’s net operating losses, as provided by the management of BMC, to derive a range of illustrative equity values. Goldman Sachs divided this range by the number of the pro forma combined company’s fully diluted shares using the treasury stock method, as provided by the management of BMC, to derive an illustrative range of equity values per share of $21.84 to $31.46.

Relative Contribution Analysis. Goldman Sachs reviewed the pro forma ownership of the combined company after giving effect to the merger. Based on the exchange ratio and the respective numbers of fully diluted shares of BMC and SBS, as provided by the management of BMC using the treasury stock method, the stockholders of BMC would own approximately 60% of the fully diluted equity of the combined company upon completion of the merger.

Goldman Sachs then reviewed specific historical and estimated future operating and financial information for BMC and SBS, based on historical financial information provided by the management of BMC, publicly available historical financial information for SBS and the forecasts, for the purpose of analyzing the relative contributions of implied equity values by BMC’s stockholders and the SBS stockholders to the pro forma combined company based on EBITDA for the calendar years 2014 through 2018. The EBITDA figures for BMC that Goldman Sachs used were adjusted, based on estimates provided by the management of BMC, to account for incremental public company expenses and the impact of the acquisition of VNS and the contemplated acquisition of RBI. First, Goldman Sachs determined the implied enterprise value for each of BMC and SBS for each year by multiplying the applicable EBITDA figure for such year by the implied EBITDA multiple for SBS for such year (i.e., the multiple for EBITDA that, when multiplied by the historical or projected EBITDA for SBS for such year, resulted in the enterprise value of SBS as of June 1, 2015). Goldman Sachs then adjusted these implied enterprise values to determine the implied equity values by subtracting the amounts, as provided by the management of BMC, by which each of BMC’s and SBS’s respective indebtedness exceeded its cash, as of March 31, 2015, and further adjusted the implied enterprise values of BMC for the calendar years 2015 through 2018 by subtracting the amounts, as provided by the management of BMC, of additional indebtedness used to finance the contemplated acquisition of RBI and of cash used to finance the acquisition of VNS. Using these illustrative equity values for BMC and SBS, respectively, Goldman Sachs calculated that the illustrative range of implied contributions by BMC’s stockholders to the combined company’s equity value was 54% to 66%. The implied equity values per share of BMC and SBS were then determined by dividing these implied equity values by the number of fully diluted shares of BMC and SBS, respectively, each as provided by management of BMC and based on the treasury method. Goldman Sachs then determined the exchange ratios implied by dividing these implied equity values per share for BMC by the corresponding implied equity values per share for SBS. For the calendar years 2014 through 2018, this analysis resulted in a range of implied exchange ratios of 0.404 to 0.678.

In addition, Goldman Sachs used the illustrative ranges of implied equity values for BMC and SBS, respectively, derived from the discounted cash flow analysis described above (using discount rates, reflecting estimates of BMC’s and SBS’s weighted average cost of capital, ranging from 8.50% to 9.50% and a perpetuity growth rate of 2.50%), to analyze the relative contributions to the pro forma combined company of equity values by BMC’s stockholders and SBS’s stockholders, respectively. Using these illustrative equity values for BMC and

SBS, respectively, Goldman Sachs calculated that the implied contribution by BMC’s stockholders to the combined company’s equity value was approximately 58%. Goldman Sachs also calculated, in the manner described in the description of the discounted cash flow analysis above, the implied equity value per share based on these implied equity values. Goldman Sachs then determined the exchange ratios implied by dividing these equity values per share for BMC by the corresponding equity values per share for SBS. This analysis resulted in an illustrative range of implied exchange ratios of 0.479 to 0.491.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to BMC or SBS or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to BMC’s board as to the fairness from a financial point of view to the holders of BMC common stock of the exchange ratio pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of BMC, SBS, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio was determined through arm’s-length negotiations between BMC and SBS and was approved by BMC’s board. Goldman Sachs provided advice to BMC during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to BMC or its board or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

As described above, Goldman Sachs’ opinion to BMC’s board was one of many factors taken into consideration by BMC’s board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex I.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of BMC, SBS and any of their respective affiliates and third parties, including Davidson Kempner Capital Management LLC and Robotti & Company Advisors, LLC, each an affiliate of a significant stockholder of BMC (each of which we refer to as a BMC significant stockholder), and Gores, an affiliate of a significant stockholder of SBS, and any of their respective affiliates and portfolio companies, or any currency or commodity that may be involved in the merger.

At the request of the board of BMC, an affiliate of Goldman Sachs has entered into financing commitments to participate as a lender in the asset backed loan facility of SBS in connection with the consummation of the merger, subject to the terms of such commitments, and pursuant to which one or more affiliates of Goldman Sachs will receive customary fees. Goldman Sachs has provided certain financial advisory and/or underwriting services to SBS and/or its affiliates, from time to time, for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner with respect to the initial public offering (which we refer to as the IPO) of 8,050,000 shares of SBS common stock in August 2013 and as joint bookrunner for the follow-on offering (which we refer to as the Follow-On-Offering) of 5,600,000 shares of SBS common stock by certain stockholders, including Gores, in March 2014. During the two year period ended June 2, 2015, the Investment Banking Division of Goldman Sachs has received compensation for financial advisory and/or underwriting services provided to SBS and/or its affiliates, including compensation received from the selling stockholders (including Gores) for such services in the IPO and the Follow-On Offering, of approximately $4.0 million. Goldman Sachs has provided certain financial advisory and/or underwriting services to Gores and/or its affiliates and portfolio companies, from time to time, for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation. During the two year period ended June 2, 2015, Goldman Sachs has not been engaged by Gores and/or its affiliates to provide financial advisory and/or underwriting services for which the Investment Banking Division of Goldman Sachs has received compensation other than any compensation received from Gores as a selling stockholder in the IPO and Follow-On Offering referred to above. Goldman Sachs has provided certain financial advisory and/or underwriting services to Davidson Kempner Capital Management LLC and/or its affiliates and portfolio companies, from time to time. During the two year period ended June 2, 2015, Goldman Sachs has not been engaged by Davidson Kempner and/or its affiliates to provide financial advisory and/or underwriting services for which the Investment Banking Division of Goldman Sachs has received compensation. During the two year period ended June 2, 2015, Goldman Sachs was not engaged by BMC or its affiliates to provide financial advisory or underwriting services for which the Investment Banking Division of Goldman Sachs has received compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to BMC, SBS, the BMC significant stockholders, Gores and their respective affiliates and portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with certain of the BMC significant stockholders, Gores and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of certain of the BMC significant stockholders and Gores from time to time and may do so in the future.

BMC’s board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated December 3, 2014, BMC engaged Goldman Sachs to act as its financial advisor in connection with the merger. Pursuant to the terms of this engagement letter, BMC has agreed to pay Goldman Sachs a transaction fee of $6.0 million, provided that BMC may determine to increase such fee by up to $1.0 million at its discretion, all of which is payable upon consummation of the merger. In addition, BMC has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests of Directors and Executive Officers in the Merger

Interests of Directors and Executive Officers of BMC in the Merger

BMC—Directors and Officers Following the Merger

Certain of the members of the BMC board are expected to serve as a director on the SBS board of directors following the closing of the merger. In addition, the senior management of the combined company will include certain members of BMC’s senior management team. Accordingly, certain BMC directors and members of senior management may be entitled to receive compensation from SBS in such capacities following the consummation of the merger.

BMC—Merger-Related Compensation

Except as described below, none of BMC’s executive officers or directors is party to a change in control agreement or other agreement that provides for benefits solely upon the occurrence of the merger.

Mr. Alexander’s Transaction Bonus

Mr. Alexander will be entitled to receive a cash transaction bonus equal to at least $210,000 following the closing of the merger, allocated from the transaction bonus pool (not expected to exceed $700,000) that BMC is establishing in connection with the merger.

Mr. Kestner Retention Agreement

In connection with the merger, BMC entered into a retention agreement with Mr. Kestner pursuant to which Mr. Kestner will be entitled to receive a retention bonus equal to $450,000, payable within two days following the consummation of the merger, subject to Mr. Kestner’s continued employment through the consummation of the merger. Mr. Kestner would be entitled to receive the retention bonus in the event his employment with BMC is terminated prior to the consummation of the merger by BMC without cause or by Mr. Kestner with good reason. In addition, pursuant to the terms of Mr. Kestner’s retention agreement, Mr. Kestner will be entitled to receive a pro-rated portion of his annual bonus for 2015 after completion of the BMC’s audit in 2016 and was granted an award of 30,000 fully vested restricted stock units on August 1, 2015. The benefits payable to Mr. Kestner under the retention agreement are in lieu of any severance benefits that would have been payable under Mr. Kestner’s employment agreement with BMC, provided that Mr. Kestner remains entitled to the reimbursement of the cost of COBRA in the event his employment is terminated without cause or for good reason during the 12 month period following the consummation of the merger. Pursuant to the retention agreement Mr. Kestner is required to make himself available to BMC to provide consulting services through March 31, 2016 to assist in transition of the chief financial officer functions and to assist in completing of the annual audit. Mr. Kestner may be entitled to participate in BMC’s transaction bonus pool following the closing of the merger in Mr. Alexander’s sole discretion.

Mr. Badgley Consulting Agreement

In connection with the merger, BMC entered into a consulting agreement with Mr. Badgley, pursuant to which Mr. Badgley will perform services as a consultant to Mr. Alexander for the period commencing on June 5, 2015 and ending on December 31, 2016, unless the parties mutually agree otherwise. In consideration for the services, Mr. Badgley is entitled to the following compensation: (i) a monthly consulting fee of $13,500, (ii) any additional fee for any special projects agreed upon by the parties, (iii) reimbursement for the cost of COBRA during the term of the agreement, and (iv) vesting of Mr. Badgley’s outstanding restricted stock units as follows: (A) 9,000 time-vesting restricted stock units, which vested on October 1, 2015 and (B) 18,000 performance-vesting restricted stock units will vest on October 1, 2016, subject, in each case, to Mr. Badgley’s continued performance of services under the agreement. Mr. Badgley may be entitled to participate in BMC’s transaction bonus pool following the closing of the merger in Mr. Alexander’s sole discretion.

New Arrangements with the Combined Company

BMC and SBS have engaged in discussions with Messrs. Alexander and Street regarding the terms and conditions of their continued employment (in the case of Mr. Alexander) or other services (in the case of Mr. Street) with the combined company following consummation of the merger. However, as of the date of this filing, neither BMC nor SBS has entered into any agreements with Mr. Alexander or Mr. Street in respect of the foregoing, and the parties intend to continue to negotiate those terms in due course.

Interests of Directors and Executive Officers of SBS in the Merger

In considering the recommendation of the SBS board that SBS stockholders vote to adopt the merger agreement, SBS stockholders should be aware that members of the SBS board and SBS’s executive officers may have interests in the merger, and the other transactions contemplated by the merger agreement, that may be different from, in addition to, or may conflict with the interests of SBS’s stockholders generally. The SBS board was aware of these potentially different or conflicting interests and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated therein, including the merger, and to recommend that SBS stockholders vote in favor of adopting the merger agreement.

Ownership Interests and Voting Agreements

As of [●], 2015, directors and executive officers of SBS beneficially owned approximately [●]% of the shares of SBS common stock. [●]% of the shares of SBS common stock are beneficially owned, directly or indirectly, by Gores, which has the right to designate nominees for election to the SBS board so long as Gores Building Holdings, LLC beneficially owns 10% or more of the total number of shares of the outstanding SBS common stock. Steven C. Yager and Andrew Freedman, current SBS directors, were nominated by Gores to the SBS board. Gores’s right to designate nominees for election to the SBS board will terminate upon closing of the merger.

Certain SBS officers and directors, and certain funds affiliated with Gores, have also entered into the SBS voting agreement in connection with the merger. For a detailed discussion of the SBS voting agreement, see the section entitled “The SBS Voting Agreement” beginning on page [●].

Continuing Services as Director of the Combined Company Board

Following the consummation of the merger, the members of the nine member board of the combined company will be comprised of five individuals initially designated by BMC, three individuals initially designated by SBS and one individual mutually designated by BMC and SBS to be so designated as promptly as practicable after the date of the merger agreement; provided that if BMC and SBS are unable to mutually agree on the ninth designee, then the SBS board will cause the number of directors to be eight and the SBS board shall duly nominate a candidate for election to an additional seat to be created by the SBS board, the vacancy of which will be filled by the requisite vote of the stockholders at the first annual meeting of the combined company. As of the date of this joint proxy and consent solicitation statement/prospectus, SBS has designated Messrs. Rea, Keltner and Goldstein, each of whom is a current director of SBS, to serve on the combined company board following the completion of the merger. While the specific compensation program has not been determined, it is currently expected that the compensation for non-employee directors of the combined company upon consummation of the merger will be substantially similar to the compensation program for SBS non-employee directors immediately prior to the effective time of the merger. For a discussion of the combined company board, see the section entitled “The Merger—Board Composition and Management of the Combined Company After the Merger” beginning on page [●].

Employment Agreements with SBS Executive Officers

SBS has employment agreements with Messrs. Rea, Major and Yeazel and Lisa M. Hamblet that include provisions requiring SBS to make post-termination payments upon certain qualifying termination events. Each agreement sets forth a compensation package that includes an annual base salary and an annual bonus. For 2015, the employment agreements provided for a base salary of at least $700,000, $385,000, $425,000 and $310,000, for Messrs. Mr. Rea, Mr. Major, Mr. Yeazel and Ms. Hamblet, respectively, and a target bonus of 100% of base salary.

Upon termination without “cause” or resignation for “good reason,” each of Messrs. Rea, Major and Yeazel and Ms. Hamblet will be entitled to (i) an amount equal to the product of (a) the applicable severance multiple as described below, and (b) the sum of (x) the highest annual base salary rate for such individual in effect over the prior two years and (y) the highest amount of such individual’s target bonus or annual cash bonus actually paid over the prior two years, whichever is greater, which shall be paid over the 24-month period following the separation in the case of Mr. Rea, and the 18-month period following the separation in the case of Messrs. Major and Yeazel and Ms. Hamblet and (ii) reimbursement for the marginal cost of Consolidated Omnibus Budget Reconciliation Act of 1985 benefits for 18 months following the separation. In the case of Mr. Rea, the severance multiple is 3.0 if the termination without cause or resignation for good reason occurs within 90 days preceding or 12 months following a “change in control,” and 2.0 in the case of any other termination without cause or resignation for good reason. In the case of Messrs. Major and Yeazel and Ms. Hamblet, the severance multiple is 2.5 if the termination without cause or resignation for good reason occurs within 90 days preceding or 12 months following a “change in control,” and 1.5 in the case of any other termination without cause or resignation for good reason.

In addition, pursuant to their employment agreements, in the event that such termination occurs within 90 days preceding or 12 months following a change in control, SBS will accelerate the vesting of each of Messrs. Rea’s, Major’s and Yeazel’s and Ms. Hamblet’s then-outstanding and unvested stock options, restricted stock and any other equity compensation awards, to the extent that such awards would have vested solely upon the individual’s continued employment, such that 100% of such awards become vested in full. As of September 30, 2015, Messrs. Rea, Major and Yeazel had 21,329, 11,103 and 11,103 unvested SBS stock options at an exercise price of $0.97 per share, respectively. As of September 30, 2015, Messrs. Rea, Major and Yeazel had 61,668, 12,845 and 12,845 unvested SBS stock options at an exercise price of $14.00 per share, respectively. As of September 30, 2015, Ms. Hamblet had 13,182 unvested SBS stock options at an exercise price of $17.45. As of September 30, 2015, Messrs. Rea, Major and Yeazel and Ms. Hamblet had 54,203, 27,102, 27,102 and 13,551 unvested SBS stock options at an exercise price of $20.34 per share, respectively. As of September 30, 2015, Messrs. Rea, Major and Yeazel and Ms. Hamblet had 28,984, 9,731, 9,731 and 6,463 unvested shares of restricted stock, respectively.

Under the employment agreements, employment may be terminated for “cause” if Messrs. Rea, Major or Yeazel or Ms. Hamblet, as applicable: (i) has been convicted of, or has entered a pleading of guilty or nolo contendere to, a felony (other than DUI or a similar felony) or any crime involving fraud, theft, embezzlement or other act of dishonesty involving SBS; (ii) has knowingly and intentionally participated in fraud, embezzlement or other act of dishonesty involving SBS; (iii) materially fails to attempt in good faith to perform duties required of his or her employment; (iv) fails to attempt in good faith to comply with a lawful directive of the SBS board or, in the case of Messrs. Major and Yeazel and Ms. Hamblet, the SBS chief executive officer; (v) engages in willful misconduct as a result of which he or she receives a material and improper personal benefit at the expense of the SBS, or accidental misconduct resulting in such a benefit, which he or she does not promptly report and redress; (vi) in carrying out duties, engages in willful misconduct or omissions constituting gross negligence or willful misconduct resulting in substantial economic harm to SBS; (vii) has failed for any reason to correct, cease or alter any action or omission that constitutes (A) a material breach of his or her employment agreement or (B) a material breach of his or her duty of loyalty to SBS or (viii) has improperly disclosed any material proprietary information without authorization.

Under the employment agreements, a resignation is for “good reason” if, without the individual’s prior written consent, there has been: (i) a material diminution of such individual’s base salary or target annual bonus; (ii) a material diminution in title or authority, duties or responsibilities of the individual; (iii) in the case of Mr. Rea, any requirement that Mr. Rea report to anyone but the SBS board, and in the case of Messrs. Major and Yeazel and Ms. Hamblet, any requirement that they report to anyone but the SBS chief executive officer or the SBS board; (iv) any material breach by SBS of the employment agreement or other agreements with SBS or (v) in the case of Messrs. Major and Yeazel, any requirement that they relocate their personal residence to any city more than 50 miles from Raleigh, North Carolina, or in the case of Ms. Hamblet, any requirement that she relocate her personal residence.

The term “change in control” includes, among other items, any person (other than SBS, Gores or its affiliates, or any company owned, directly or indirectly, by the stockholders of SBS in substantially the same proportions as their ownership of common stock of SBS) becoming the beneficial owner, directly or indirectly, of securities of SBS representing more than 50% of the combined voting power of SBS’s then-outstanding securities. Pursuant to the employment agreements, the merger constitutes a “change in control.”

Stock Options and Other Stock-Based Awards

Under the SBS 2013 Incentive Compensation Plan, the merger will constitute a “change in control” of SBS. In connection with a “change in control,” as defined in the SBS 2013 Incentive Compensation Plan, the committee designated by the SBS board to administer the SBS 2013 Incentive Compensation Plan (which we refer to as the committee) may accelerate vesting of outstanding awards under the SBS 2013 Incentive Compensation Plan. In addition, under the SBS 2013 Incentive Compensation Plan such awards may be, in the discretion of the committee, (i) assumed and continued or substituted in accordance with applicable law, (ii) purchased by SBS for an amount equal to the excess of the price of a share of SBS common stock paid in a change in control over the exercise price of the awards or (iii) cancelled if the price of a share of SBS common stock paid in a change in control is less than the exercise price of the award. The committee may also provide for accelerated vesting or lapse of restrictions of an award at any time.

Quantification of Potential Payments to SBS Named Executive Officers in Connection with the Merger

Set forth below is information about the compensation for each SBS “named executive officer” that is based on or otherwise relates to the merger. SBS’s named executive officers for purposes of the disclosure in this section of this joint proxy and consent solicitation statement/prospectus are the following individuals:

•	Jeffrey G. Rea

•	James F. Major, Jr.

•	Bryan J. Yeazel

•	Lisa M. Hamblet

•	Duff Wakefield

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the merger that may become payable to each of SBS’s named executive officers, which we refer to as “golden parachute compensation.” See the section entitled “—Interests of Directors and Executive Officers of SBS in the Merger” beginning on page [●].

The amounts set forth below represent an estimate of each named executive officer’s golden parachute compensation, assumes the following:

•	that the change in control was consummated on September 30, 2015;

•	each named executive officer’s employment is terminated by SBS (or any successor entity following a change in control) without “cause” or by the named executive officer with “good reason” immediately following the change in control; and

•	the value of the vesting acceleration of the named executive officers’s equity awards is calculated assuming a price per share of SBS common stock of $19.34 (the average closing market price of a share of SBS common stock on Nasdaq over the first five business days following the first public announcement of the merger agreement).

The amounts reported below are estimated based on multiple assumptions that may or may not actually occur, including the assumptions described above, and elsewhere in this joint proxy and consent solicitation statement/prospectus. As a result, the golden parachute compensation, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

GOLDEN PARACHUTE COMPENSATION

Name	Cash (1) ($)	Equity (2) ($)	Perquisites / Benefits (3) ($)	Total (4) ($)
Jeffrey G. Rea	$4,350,000	$1,281,672	$11,628	$5,643,300
James F. Major, Jr.	2,087,500	460,752	18,288	2,566,540
Bryan J. Yeazel	2,187,500	460,752	18,288	2,666,540
Lisa M. Hamblet	1,550,000	149,908	17,289	1,717,197
Duff Wakefield	200,000	44,509	—	244,509

(1)	For each of Messrs. Rea, Major and Yeazel and Ms. Hamblet, the amounts in this column represent “double trigger” severance benefits payable to such named executive officers pursuant to their respective employment agreements with SBS in the event that Messrs. Rea, Major or Yeazel or Ms. Hamblet is terminated by SBS (or any successor entity following a change in control) without cause or resigns for good reason. Such amounts represent a total payment equal to the product of (a) the severance multiple as described below, and (b) the sum of (x) the highest annual base salary rate for such individual in effect over the prior two years and (y) the highest amount of such individual’s target bonus or annual cash bonus actually paid over the prior two years, whichever is greater, which would be paid over the 24-month period following the separation in the case of Mr. Rea, and the 18-month period following the separation in the case of Messrs. Major and Yeazel and Ms. Hamblet. In the case of Mr. Rea, the severance multiple is 3.0 if the termination without cause or resignation for good reason occurs within 90 days preceding or 12 months following a change in control. In the case of Messrs. Major and Yeazel and Ms. Hamblet, the severance multiple is 2.5 if the termination without cause or resignation for good reason occurs within 90 days preceding or 12 months following a change in control. Pursuant to the employment agreements for Messrs. Rea, Major and Yeazel and Ms. Hamblet, the severance payment upon a termination by SBS without cause or a resignation for good reason is, in part, based on the highest annual base salary rate for such individual in effect over the prior two years. For 2015, the employment agreements provided for a base salary of at least $700,000, $385,000, $425,000 and $310,000, for Messrs. Rea, Major and Yeazel and Ms. Hamblet, respectively, the highest annual base salary rate in effect for each individual over the prior two years. Pursuant to the employment agreements for Messrs. Rea, Major and Yeazel and Ms. Hamblet, the severance payment upon a termination without cause or a resignation for good reason is based, in part, on the higher of actual or target bonus during the previous two years. The actual bonus received by each of Messrs. Rea, Major and Yeazel with respect to calendar year 2013 exceeded his target bonus in 2013, his actual and target bonus in 2014 and his target bonus for 2015. Accordingly, the amount reflected is based on actual 2013 bonus amounts of $750,000 for Mr. Rea and $450,000 for each of Messrs. Major and Yeazel. Ms. Hamblet joined SBS in December 2013 and therefore did not receive a bonus payout for calendar year 2013; accordingly, the severance payment in her case is based on $310,000, her target bonus of 100% of her 2015 base salary. The information assumes that each named executive offer executed a general release of claims against SBS. The employment agreement of each named executive officer includes intellectual property and non-disclosure provisions and non-competition provisions that extend for 12 months after a termination of employment.

For Mr. Wakefield, the amount in this column represents a “double trigger” severance benefit payable to Mr. Wakefield pursuant to a retention benefits agreement with SBS in the event that Mr. Wakefield is terminated by SBS or its affiliates without cause or resigns for good reason. Such amount represents a total payment equal to Mr. Wakefield’s annual base salary, which would be paid as soon as practicable after the date that Mr. Wakefield ceases to be employed by SBS or its affiliates. The information assumes that Mr. Wakefield executed a general release of claims against SBS, which may include covenants against competition, solicitation of customers or employees and regarding confidentiality.

Pursuant to the SBS management incentive plan for 2015 (which we refer to as the 2015 MIP), payments under the 2015 MIP may be made on a pro-rated basis (i) to Mr. Rea, at the sole discretion of the compensation committee, if Mr. Rea is terminated prior to the date the 2015 MIP payments are paid and (ii) to the other named executive officers, at the sole discretion of Mr. Rea, if such named executive officers are terminated prior to the date the 2015 MIP payments are paid. These potential 2015 MIP payments would be capped at the pro rata amount of the maximum MIP bonus that could be earned by such named executive officers under the 2015 MIP. These potential 2015 MIP payments are not included in the amounts shown above.

In addition, the compensation committee may, at its discretion, also issue a bonus to Mr. Rea upon completion of the merger not to exceed $1.0 million, and such potential bonus is not included in the amounts shown above.

(2)	Pursuant to the SBS 2013 Incentive Compensation Plan, the merger will constitute a “change in control” of SBS and all unvested restricted stock, stock options and any other equity compensation awards granted under the SBS 2013 Incentive Compensation Plan will accelerate and become vested. In addition, pursuant to the employment agreements for each of Messrs. Rea, Major and Yeazel and Ms. Hamblet, in the event such named executive officer’s employment is terminated by SBS (or any successor entity following a change in control) without cause or by the named executive officer for good reason, within 90 days preceding or 12 months following a change in control, as defined in the employment agreement, all unvested restricted stock, stock options and any other equity compensation awards granted will accelerate and become vested.

As of September 30, 2015, Messrs. Rea, Major and Yeazel had 21,329, 11,103 and 11,103 unvested SBS stock options at an exercise price of $0.97 per share, respectively. As of September 30, 2015, Messrs. Rea, Major, Yeazel and Wakefield had 61,668, 12,845, 12,845 and 8,335 unvested SBS stock options at an exercise price of $14.00 per share, respectively. As of September 30, 2015, Ms. Hamblet had 13,182 unvested SBS stock options at an exercise price of $17.45. As of September 30, 2015, Messrs. Rea, Major, Yeazel and Wakefield and Ms. Hamblet had 54,203, 27,102, 27,102, 13,551 and 13,551 unvested SBS stock options at an exercise price of $20.34 per share, respectively. As of September 30, 2015, Messrs. Rea, Major and Yeazel and Ms. Hamblet had 28,984, 9,731, 9,731 and 6,463 unvested shares of restricted stock, respectively.

The following table details the amounts realized on the acceleration of vesting of SBS stock options and restricted shares attributable to “single trigger” accelerated vesting of SBS stock options and restricted shares as a result of the closing of the merger, which will be a change in control pursuant to the SBS 2013 Incentive Compensation Plan:

Name	Unvested Restricted Stock	Unvested Stock Options	Total
Jeffrey G. Rea	$560,551	$721,121	$1,281,672
James F. Major, Jr.	188,198	272,554	460,752
Bryan J. Yeazel	188,198	272,554	460,752
Lisa M. Hamblet	124,994	24,914	149,908
Duff Wakefield	—	44,509	44,509

(3)	The amounts in this column reflect reimbursement for the marginal cost of Consolidated Omnibus Budget Reconciliation Act of 1985 benefits for 18 months following the separation. This benefit, which is payable pursuant to the employment agreements for Messrs. Rea, Major and Yeazel and Ms. Hamblet, is payable if the named executive officer is terminated by SBS (or any successor entity following a change in control) without cause or if the named executive officer resigns for good reason, and executes a customary release of claims and complies with certain restrictive covenants (as described above).

(4)

Pursuant to the employment agreements for Messrs. Rea, Major and Yeazel and Ms. Hamblet, if it is determined that the benefits or payments payable under a named executive officer’s employment agreement, taking into account other benefits or payments provided under other plans, agreements or arrangements, constitute parachute payments that would subject such named executive officer to the parachute payment excise tax under Section 4999 of the Code, then the named executive officer’s total parachute payments will be reduced to the safe harbor amount (i.e., the maximum amount that may be paid without an excise tax liability or loss of deduction). However, the parachute payments will not be reduced, and the named executive officer will receive all of the parachute payments, if the named executive officer will receive a greater after-tax benefit, taking into account the excise tax payable by the named executive officer, by receiving all of the parachute payments. For purposes of this disclosure and the table set forth above, SBS has assumed that the named executive officers’s severance payments and benefits will not be reduced pursuant to the preceding sentence and, accordingly, have disclosed the full value of their potential severance.

Board Composition and Management of the Combined Company After the Merger

Following the consummation of the merger, the board of directors of the combined company will be made up of nine members and divided into three classes. SBS has agreed to take all necessary action to cause (i) five designees of BMC, currently expected to be Messrs. Alexander (BMC’s chief executive officer), Vertuca, Bullock, Miller and O’Leary, (ii) three designees of SBS, currently expected to be Messrs. Rea (SBS’s president and chief executive officer), Keltner and Goldstein and (iii) one designee mutually agreed by BMC and SBS as promptly as practicable after the date of the merger agreement, to constitute the board of directors of the combined company. In considering an individual to be mutually agreed by BMC and SBS as the ninth designee, BMC and SBS have agreed to consider in good faith a current director of SBS (other than those set forth in the preceding sentence) as a potential candidate. If BMC and SBS cannot, using their respective reasonable best efforts in good faith, mutually agree prior to the closing of the merger on the ninth designee, then the SBS board will cause the number of directors that will comprise the full board of directors of the combined company at the closing of the merger to be eight, with the eight designees listed above as the directors, and the combined board of directors will, prior to the first annual meeting of the combined company’s stockholders after the closing of the merger, duly nominate a candidate for election to an additional seat that will be created by the combined company board to be filled by the requisite vote of the stockholders at such meeting, in the class that at such time contains two directors. The combined company charter provides that, subject to the rights of holders of preferred stock, newly created directorships, whether resulting from any increase in the authorized number of directors or any vacancies in the combined company board, may be filled only by a resolution approved by (i) prior to the date of the 2017 annual meeting of the combined company stockholders, (A) a majority of the directors then in office, including at least one SBS director, with respect to any such newly created directorships and any such vacancies in any directorship with respect to a director who was originally an SBS director, and (B) a majority of the directors then in office with respect to any other such vacancies, or (ii) from and after the date of the 2017 annual meeting of the combined company stockholders, a majority of the directors then in office, in each case covered by clauses (i) and (ii) although less than a quorum, or, if applicable, by a sole remaining director. A director elected to fill a vacancy will serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified. A director chosen to fill a position resulting from an increase in the number of directors will hold office until the next election of the class for which such director has been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. The term of any incumbent director cannot be shortened by a decrease in the authorized number of directors.

If any SBS director designee is not willing or able to serve as a director of the combined company as of the closing of the merger, then SBS will designate a replacement to serve who is reasonably acceptable to BMC, and SBS will take all necessary action to cause such designated replacement to be a director of the combined company as of the closing of the merger. If any BMC director designee is not willing or able to serve as a director of the combined company as of the closing of the merger, then BMC will designate a replacement to serve who is reasonably acceptable to BMC, and SBS will take all necessary action to cause such designated replacement to be a director of the combined company as of the closing of the merger.

As provided in the merger agreement, SBS has agreed to take all necessary action to divide the board of directors of the combined company into three separate classes as follows: the members of the first class will consist of two BMC designees (currently expected to be Messrs. Alexander and Vertuca) and will have terms expiring at the first annual meeting of the combined company’s stockholders after the closing of the merger; the members of the second class will consist of two SBS designees (currently expected to be Messrs. Rea and

Keltner) and one BMC designee (currently expected to be Mr. Bullock) and will have terms expiring at the second annual meeting of the combined company’s stockholders after the closing of the merger; and the members of the third class will consist of two BMC designees (currently expected to be Messrs. Miller and O’Leary) and one SBS designee (currently expected to be Mr. Goldstein) and will have terms expiring at the third annual meeting of the combined company’s stockholders after the completion of the merger.

The combined company directors designated as of the date of this joint proxy and consent solicitation statement/prospectus and their ages as of October 16, 2015, are as follows:

Name	Age	Current Director and Designee of:	Class (term expiring)
Peter C. Alexander	58	BMC	Class III (2016)
Carl R. Vertuca, Jr.	68	BMC	Class III (2016)
Jeffrey G. Rea	50	SBS	Class I (2017)
David L. Keltner	55	SBS	Class I (2017)
David Bullock	51	BMC	Class I (2017)
Barry J. Goldstein	72	SBS	Class II (2018)
Michael Miller	51	BMC	Class II (2018)
James O’Leary	52	BMC	Class II (2018)

Biographical information for Messrs. Rea, Keltner and Goldstein is contained in SBS’s proxy statement for its 2015 annual meeting of stockholders and is incorporated by reference into this joint proxy and consent solicitation statement/prospectus. Biographical information for the BMC directors is included below.

Peter C. Alexander. Mr. Alexander (58) was named Chief Executive Officer in August 2010 and has served as a director since January 2010. He previously served as President and Chief Executive Officer of ORCO Construction Distribution from 2005 to 2009. Mr. Alexander also was Managing Partner of KinderOaks Business Services. He previously served as President/Chief Executive Officer or in executive positions of several other companies in the technology, retail/distribution and service industries, including GE Capital, ComputerLand/Vanstar, Premiere Global Services and Coast to Coast Hardware.

Carl R. Vertuca, Jr. Mr. Vertuca (68) has served as a director since January 2010. Mr. Vertuca is President of The Vertuca Group, a venture capital and real estate investment company founded in 2000. He previously served as Executive Vice President and a Director of the Dii Group, a publicly held contract manufacturing company. He served as a director and chairman of the audit committee of Dii Corp., a publicly held company that produces quick turn printed circuit boards, from 2003 until the company was acquired by Viasystems Group, Inc. in June 2012. His expertise in executive management includes the areas of corporate development, acquisitions, finance, administration, manufacturing and engineering.

David Bullock. Mr. Bullock (51) has served as a director since May 2014 and has served as the Chief Financial Officer of Graham Packaging Company Inc. (NYSE: GRM), a global manufacturer of rigid plastics containers, from 2009 until the sale of the company in 2011. From 2002 to 2008, Mr. Bullock served as Chief Operating Officer, as well as Executive Vice President and Chief Financial Officer, of UAP Holding Corporation (NASDAQ: UAPH), a distributor of agricultural-related products. Prior to this, Mr. Bullock held various financial positions with FMC Corporation, Air Products and Chemicals Inc., and Westinghouse Electric. Mr. Bullock currently serves as a director of Faith Alive USA Inc. Mr. Bullock received an M.B.A. from Cornell University and a B.S. in Electrical Engineering from Lehigh University.

Michael Miller. Mr. Miller (51) has served as a director since May 2014 and has served as the most senior financial officer of Installed Building Products, Inc. (NYSE: IBP) since he joined IBP in 2000 as Executive Vice President—Finance. Mr. Miller has been IBP’s Chief Financial Officer since July 2013 and has served as a director since March 2004. IBP is a nationwide installer of insulation and other building products in the new, existing and commercial real estate markets. Prior to joining IBP, Mr. Miller held the position of Senior Vice

President/Managing Director responsible for Corporate Investment Banking at Huntington Capital Corp., a subsidiary of Huntington Bancshares, Inc., a regional bank holding company. Before joining Huntington in 1991, Mr. Miller held various positions with Deutsche Bank and CIBC in New York. Mr. Miller began his career at First Union National Bank in Charlotte, North Carolina. He holds a B.A. from Wake Forest University. Mr. Miller has extensive experience in the building products industry, background in finance and knowledge of financial reporting.

James O’Leary. Mr. O’Leary (52) has served as a director since May 2014 and recently has served as a Senior Advisor to several major private equity firms. Mr. O’Leary served as Chairman of the Board and Chief Executive Officer of Kaydon Corporation, Inc., a diversified global manufacturer of precision industrial goods listed on the New York Stock Exchange, from March 2007 until its sale to SKF, a Swedish industrial manufacturer, in October 2013. He served as an advisor to SKF through January 2014. He was an independent director of Kaydon Corporation, Inc. from 2005 to March 2007. While at Kaydon Corporation, Inc., he chaired the Audit Committee in addition to serving on the Compensation, Governance and Executive Committees. Mr. O’Leary is a Director for the Ann Arbor YMCA. Mr. O’Leary is a certified public accountant (currently inactive) in the State of New York and holds an M.B.A. from the Wharton School of the University of Pennsylvania and a B.B.A. from Pace University.

Committees of the SBS Board

Upon completion of the merger, it is expected that the combined company will have the following three standing committees: Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. Each committee will be composed entirely of directors deemed to be, in the judgment of the combined company board, independent in accordance with the listing standards of Nasdaq. It is expected that Mr. Goldstein will serve as chairman of the Audit Committee through the 2016 annual meeting. The combined company charter provides that, prior to the date of the 2017 annual meeting of stockholders of the combined company, the chairman of the Audit Committee may be appointed only by resolution of a majority of the directors then in office, including at least one SBS director.

Management

As provided in the merger agreement, SBS has agreed to take all necessary action to cause Mr. Alexander, currently BMC’s chief executive officer, to become the chief executive officer of the combined company upon the closing of the merger. If Mr. Alexander is not, or is reasonably expected not to be, the chief executive officer of BMC immediately prior to the effective time of the merger, then SBS and BMC will mutually agree with respect to the selection of a chief executive officer of the combined company at the closing of the merger. The merger agreement further provides that, subject to each such person’s agreement on terms reasonably acceptable to BMC, SBS will take all necessary action to cause (i) Mr. Yeazel, currently SBS’s chief operating officer, to be elected as general counsel of the combined company upon the closing of the merger and (ii) Mr. Major, currently SBS’s chief financial officer, to be elected as chief financial officer of the combined company upon the closing of the merger. If either such person is not willing or able to serve as an executive officer of the combined company in such capacity as of the closing of the merger, then the respective chief executive officers of SBS and BMC will mutually agree with respect to the selection of another person to serve in the place of such person at the closing of the merger, and SBS has agreed to take all necessary action to cause such person to be so elected. As integration planning has progressed since the date of the merger agreement, the respective chief executive officers of SBS and BMC along with Mr. Yeazel have determined that he will not serve as general counsel of the combined company. Such persons and their ages as of October 16, 2015, are as follows:

Name	Age
Peter C. Alexander	58
James F. Major, Jr.	43

Biographical information for Mr. Major is contained in SBS’s proxy statement for its 2015 annual meeting of stockholders and is incorporated by reference in this joint proxy and consent solicitation statement/prospectus. Biographical information for Mr. Alexander is set forth above under “—Board Composition and Management of the Combined Company After the Merger.”

Compensation of Directors and Executive Officers

While the specific compensation programs have not been determined, it is currently expected that the compensation to be paid to directors and executive officers of the combined company upon consummation of the merger will be substantially similar to the compensation programs as in effect for SBS directors and executive officers immediately prior to the effective time of the merger.

Information concerning the compensation paid to, and the severance and change in control agreements with, the chief executive officer, the chief financial officer and the next three most highly compensated executive officers as of December 31, 2014, of SBS is contained in SBS’s proxy statement for the 2015 annual meeting of stockholders and is incorporated by reference in this joint proxy and consent solicitation statement/prospectus.

Conversion of Shares; Exchange of Certificates; No Fractional Shares

Conversion and Exchange of BMC Common Stock

The merger agreement provides that, upon the completion of the merger, each share of BMC common stock that is issued and outstanding immediately before the completion of the merger (other than (i) shares owned by BMC as treasury stock or by any direct or indirect wholly owned subsidiary of BMC immediately prior to the effective time, which will be cancelled upon completion of the merger, and (ii) shares held by any stockholder of BMC who has not consented in writing to the adoption of the merger agreement and has complied with all the provisions of Section 262 of the DGCL concerning the right of holders of shares of BMC common stock to demand appraisal of such shares of BMC common stock) will be converted into the right to receive 0.5231 shares of SBS common stock (which is referred to as the exchange ratio, as it may be adjusted as described in the following sentence). The merger agreement provides that, in the event the number of outstanding shares of SBS common stock or BMC common stock, as the case may be, shall have changed between the date of the merger agreement and immediately prior to the effective time of the merger as a result of any stock dividend, subdivision, reclassification, split, combination or exchange of shares, or similar event, the exchange ratio will be adjusted to provide to SBS and holders of BMC common stock the same economic effect as contemplated by the merger agreement prior to such event.

No fractional shares of SBS common stock will be issued in connection with the merger, and holders of BMC common stock will be entitled to receive cash in lieu thereof in an amount equal to such fractional amount multiplied by the last reported sale price of SBS common stock on Nasdaq (as reported at www.nasdaq.com or, if not reported therein, in another authoritative source mutually selected by SBS and BMC) on the last complete trading day prior to the date of the closing of the merger.

For additional information regarding the value of the shares of SBS common stock to be issued to BMC stockholders, see the section entitled “Unaudited Pro Forma Combined Financial Information—Accounting Treatment” beginning on page [●]. For a description of SBS common stock to be issued in connection with the merger, see the section entitled “Description of SBS Capital Stock Upon Completion of the Merger” beginning on page [●].

Governmental and Regulatory Approvals

The merger is subject to review by the FTC and DOJ under the HSR Act. Under the HSR Act, SBS and BMC are required to make pre-merger notification filings, and SBS and BMC must await the expiration or termination of the statutory waiting periods prior to completing the business combination. On June 11, 2015, SBS and BMC made pre-merger notification filings under the HSR Act. On June 25, 2015, SBS and BMC received notice from the FTC of the early termination of the statutory waiting period under the HSR Act.

Any time before or after the closing, the DOJ, the FTC or a U.S. state attorney general could challenge or seek to block the business combination under antitrust laws, as it deems necessary or desirable in the public interest. Moreover, a competitor, customer or other third party could initiate a private action under antitrust laws challenging or seeking to enjoin the business combination, before or after it is completed. SBS and BMC do not believe that the completion of the business combination will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the business combination on antitrust grounds will not be made or, if this challenge is made, what the result will be. See the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page [●].

Merger Expenses; Fees and Costs

Under specified circumstances, SBS may be required to pay a termination fee of $15.73 million to BMC if the merger agreement is terminated. Under specified circumstances, SBS may also be required to reimburse certain out-of-pocket fees and expenses incurred by BMC in connection with the transaction, up to an aggregate maximum amount of $5.0 million if the merger agreement is terminated (which amount will be credited against the termination fee referred to in the preceding sentence, if that termination fee becomes payable). See the section entitled “The Merger Agreement—Termination Fees; Expenses” beginning on page [●].

Under specified circumstances, BMC may be required to pay a termination fee of $23.6 million to SBS if the merger agreement is terminated. Under specified circumstances, BMC may also be required to reimburse certain out-of-pocket fees and expenses incurred by SBS in connection with the transaction, up to an aggregate maximum amount of $5.0 million if the merger agreement is terminated (which amount will be credited against the termination fee referred to in the preceding sentence, if that termination fee becomes payable). See the section entitled “The Merger Agreement—Termination Fees; Expenses” beginning on page [●].

Except for the potential termination fees and expense reimbursement, described above, each of SBS and BMC agreed to pay its own fees and expenses incurred in connection with the merger and the merger agreement, except that each company has agreed to pay 50% of the costs and expenses incurred in connection with, among other specified fees, (i) any expenses incurred relating to the printing and mailing of this joint proxy and consent solicitation statement/prospectus and (ii) any filing fees relating to the filings required by or under the Securities Act with respect to this joint proxy and consent solicitation statement/prospectus, the HSR Act or any other antitrust, competition, investment, trade regulation or similar laws.

Charter Amendment and Restatement by Virtue of the Merger

Upon consummation of the merger, the SBS charter shall, by virtue of the merger, be amended and restated in its entirety to read as set forth in the combined company charter, which is attached as Annex C to this joint proxy and consent solicitation statement/prospectus.

Material U.S. Federal Income Tax Considerations

The following is a general discussion of the U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of BMC common stock that exchange their shares of BMC common stock for shares of SBS common stock in the merger, and represents the opinion of KPMG LLP, tax advisor to BMC, insofar as it represents conclusions as to the application of U.S. federal income tax law. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint proxy and consent solicitation/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. The following discussion is also based on certain assumptions and representations as set forth in KPMG LLP’s opinion, which is filed as Exhibit 8.1 to the registration statement of which this joint proxy and consent solicitation statement/prospectus forms a part. This discussion is not a complete description of all of the tax consequences of the merger and, in particular, does not address the Medicare “net investment income” tax, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders (as defined below) of shares of BMC common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold shares of BMC common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired BMC common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who exercise appraisal rights, or holders who actually or constructively own more than 5% of BMC common stock).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of BMC common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust was in existence on August 20, 1996 and has made a valid election to continue to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds BMC common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds BMC common stock, and any partners in such partnership, should consult their own independent tax advisors regarding the tax consequences of the merger to their specific circumstances.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your own independent tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

Consequences of the Merger

The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of BMC to complete the merger that BMC receive an opinion from its tax advisor, dated the closing date of the merger, to the effect that, on the basis of facts, representations, assumptions and exclusions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This opinion will be subject to customary qualifications and assumptions as set forth in the opinion, which is filed as Exhibit 8.1 to the registration statement of which this joint proxy and consent solicitation statement/prospectus forms a part, including that the merger will be completed according to the terms of the merger agreement. In rendering the opinion, BMC’s tax advisor relied on representations and statements of SBS and BMC. The opinion described above is not binding on the Internal Revenue Service (which we refer to as the IRS) or any court. SBS and BMC have not sought and do not intend to seek any ruling from the IRS regarding any matters relating to the merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations, warranties, covenants or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Assuming that, in accordance with the opinion described above, the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, upon the exchange of BMC common stock for SBS common stock and cash in lieu of fractional shares, the U.S. federal income tax consequences will be as follows:

Upon exchanging your BMC common stock for SBS common stock, you generally will not recognize gain or loss, except with respect to cash received in lieu of fractional shares of SBS common stock (as discussed below). The aggregate tax basis of the SBS common stock that you receive in the merger (including any fractional shares deemed received and exchanged for cash, as discussed below) will equal your aggregate adjusted tax basis in the shares of BMC common stock you surrender in the merger. Your holding period for the shares of SBS common stock that you receive in the merger (including any fractional share deemed received and exchanged for cash, as discussed below) will include your holding period for the shares of BMC common stock that you surrender in the merger. If you acquired different blocks of BMC common stock at different times or at different prices, the SBS common stock you receive will be allocated pro rata to each block of BMC common stock, and the basis and holding period of each block of SBS common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of BMC common stock exchanged for such SBS common stock.

If you receive cash in lieu of a fractional share of SBS common stock, you will be treated as having received such fractional share of SBS common stock pursuant to the merger and then as having sold such fractional share of SBS common stock for cash. As a result, you generally will recognize capital gain or loss equal to the difference between the amount of cash received for such fractional share and your basis in your fractional share of SBS common stock as set forth above. Such capital gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, your holding period for such fractional share (as described above) exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Reporting Requirements

Cash received by a U.S. holder in payment of a fractional share of SBS common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) unless the U.S. holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its correct taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules is not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability.

A U.S. holder of BMC common stock, as a result of having received SBS common stock in the merger, will be required to retain records pertaining to the merger pursuant to Treasury regulation Section 1.368-3(d). In addition, each U.S. holder of BMC common stock who is a “significant holder” will be required to file a statement with such holder’s U.S. federal income tax return in accordance with Treasury regulation Section 1.368-3(b) setting forth such holder’s basis in, and the fair market value of, the BMC common stock surrendered in the merger, the date of the merger and the name and employer identification number of BMC and SBS. A “significant holder” is a holder of BMC common stock who, immediately before the merger, owned at least 5% (by vote or value) of the outstanding stock of BMC or securities of BMC with a basis for U.S. federal income tax purposes of at least $1.0 million.

This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. Holders of BMC common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Accounting Treatment

GAAP requires the merger to be accounted for using acquisition accounting pursuant to which BMC has been determined to be the acquirer for accounting purposes. To make this determination, SBS considered factors as indicated in Accounting Standards Codification (which we refer to as ASC) 805-10-55, including which entity will issue equity interests to effect the combination, board of director composition, stockholder ownership, voting control, restrictions on stockholder voting rights, anticipated management positions and the relative size of the two companies. The combined company will allocate the total purchase consideration to SBS’s tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values at the date of the completion of the merger. Any excess purchase price after this allocation will be assigned to goodwill. Goodwill is not amortized, but is tested for impairment at least annually or more frequently if circumstances indicate potential impairment. Upon consummation of the merger, the historical financial statements of the combined company will reflect only the operations and financial condition of BMC. The operating results of SBS will be reported as part of the combined company beginning on the date of the merger.

Final valuations of SBS’s tangible and identifiable intangible assets acquired and liabilities assumed have not yet been completed. The completion of the valuation upon consummation of the merger could result in significantly different amortization expenses and balance sheet classifications than those presented in the unaudited pro forma combined financial information included in this joint proxy and consent solicitation statement/prospectus.

For further discussion of the accounting treatment, see the section entitled “Unaudited Pro Forma Combined Financial Information” beginning on page [●].

Restrictions on Sales of Shares by Certain Affiliates

The shares of SBS common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable under the Securities Act, except for shares issued to any BMC stockholder who may be deemed to be an “affiliate” of (i) BMC as of the date of this joint proxy and consent solicitation statement/prospectus, for purposes of Rule 145 under the Securities Act, or (ii) SBS for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of BMC or SBS include individuals or entities that control, are controlled by, or are under common control with, such company and may include the executive officers, directors and significant stockholders of such company.

Listing of SBS Common Stock on Nasdaq

SBS has agreed to use its reasonable best efforts to cause the shares of SBS common stock to be issued in connection with the merger, and shares of SBS to be reserved upon exercise of options to purchase shares of SBS common stock, to be approved for listing on Nasdaq prior to the consummation of the merger. Pursuant to Nasdaq rules, SBS, on behalf of the combined company, submitted a new original listing application with Nasdaq on September 18, 2015, and the combined company will be required to comply with Nasdaq’s initial listing requirements. It is expected that following the consummation of the merger, SBS common stock will continue to trade on Nasdaq under the symbol “STCK.”

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary may not contain all information about the merger agreement that is important to you. This summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement attached as Annex A to, and incorporated by reference into, this joint proxy and consent solicitation statement/prospectus. You are encouraged to read the merger agreement in its entirety before making any decisions regarding the merger agreement and the transactions contemplated therein, because it is the legal document that governs the transactions contemplated therein.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

The merger agreement and the summary of its terms in this joint proxy and consent solicitation statement/prospectus have been included to provide information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about SBS, BMC or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the merger agreement are made by the parties to the merger agreement only for the purposes of the merger agreement as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by SBS and BMC in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases may be qualified by confidential disclosures made by one party to the other, which are not necessarily reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy and consent solicitation statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this joint proxy and consent solicitation statement/prospectus.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of SBS, BMC or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this joint proxy and consent solicitation statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [●].

Terms of the Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, and in accordance with the DGCL, upon the merger becoming effective (which we refer to as the effective time) BMC will merge with and into SBS, with SBS continuing as the surviving entity. At the effective time, each share of BMC common stock that is issued and outstanding immediately before the merger effective time (other than (i) shares owned by BMC as treasury stock or by any direct or indirect wholly owned subsidiary of BMC immediately prior to the effective time, which will be cancelled upon completion of the merger, and (ii) shares held by any stockholder of BMC who has not consented in writing to the adoption of the merger agreement and has complied with all the provisions of Section 262 of the DGCL concerning the right of holders of shares of BMC common stock to demand appraisal of such shares of BMC common stock (which we refer to as the dissenting shares), each of which shares will be cancelled, without any exchange thereof, upon the completion of the merger, with the holders thereof being entitled only to such rights as are granted by Section 262 of the DGCL) will be converted into the right to receive 0.5231 shares of SBS common stock (which we refer to as the merger consideration). The merger agreement provides that, in the event the number of outstanding shares of SBS common stock or BMC common stock, as the case may be, shall have changed between the date of the merger agreement and immediately prior to the effective time of the merger by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or a similar event, the exchange ratio will be adjusted to provide to SBS and holders of BMC common stock the same economic effect as contemplated by the merger agreement prior to such event.

SBS will not issue fractional shares of SBS common stock in the merger. Instead, a BMC stockholder that otherwise would have received a fraction of a share of SBS common stock will receive an amount of cash (without interest) in lieu thereof, which is referred to as the fractional share payment. The fractional share payment will be determined by multiplying the fraction of a share of SBS common stock that the BMC stockholder would otherwise receive by the last reported sales price of a share of SBS common stock on the Nasdaq (as reported at www.nasdaq.com), on the last complete trading day before the date of the effective time of the merger.

BMC stockholders are entitled to appraisal rights under Section 262 of the DGCL in connection with the merger. Under the DGCL, if a BMC stockholder does not vote in favor of the merger or consent thereto in writing, and has properly demanded appraisal of such shares in accordance with Section 262 of the DGCL, such BMC stockholder’s BMC common stock will not be converted into or represent the right to receive the merger consideration in the merger. Such dissenting stockholder has the right to seek appraisal of his, her or its shares of BMC common stock and to receive payment in cash for the fair value of his, her or its BMC common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of shares of BMC common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the per share merger consideration that the stockholder otherwise would be entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. BMC stockholders who elect to exercise appraisal rights must not vote in favor of or consent in writing to the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, which we refer to as Section 262, to perfect their rights. See the section entitled “Appraisal Rights” beginning on page [●].

Immediately following the effective time, BMC stockholders collectively are expected to hold approximately 60% of the shares of the combined company, and SBS stockholders immediately prior to the effective time collectively are expected to hold approximately 40% of the shares of the combined company.

Exchange of BMC Stock Certificates

Prior to the closing, SBS will enter into an exchange agent agreement (in a form and substance reasonably acceptable to BMC) with a bank or trust company (reasonably acceptable to BMC) to act as exchange agent. At or prior to the completion of the merger, SBS will deposit with the exchange agent (i) book entry shares representing the aggregate number of shares of SBS common stock to be issued as the merger consideration to BMC stockholders, (ii) any dividends or other distributions payable pursuant to the merger agreement and (iii) an aggregate amount of cash sufficient to make payments in lieu of fractional shares.

As promptly as practicable after the effective time of the merger, if you are a BMC stockholder, SBS’s exchange agent will mail you a letter of transmittal and instructions for use in surrendering your BMC stock (including any stock certificates) in exchange for the merger consideration, any fractional share payment in lieu of any fractional shares of SBS common stock and cash for any dividends or other distributions to which such certificates become entitled to in accordance with the merger agreement. When you deliver your BMC stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your BMC stock certificates will be cancelled.

Holders of BMC common stock will not receive physical stock certificates for SBS common stock. Rather, they will receive statements indicating book-entry ownership of SBS common stock (and a fractional share payment instead of any fractional shares of SBS common stock that would have been otherwise issuable to them as a result of the merger).

PLEASE DO NOT SUBMIT YOUR BMC STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

If you own BMC common stock in book entry form, you will not need to obtain stock certificates to submit for exchange to the exchange agent. However, you will need to follow the instructions provided by the exchange agent in order to properly surrender your BMC shares.

You will not be entitled to receive any dividends or other distributions on SBS common stock until the merger is completed and you have surrendered your BMC stock certificates to the exchange agent in exchange for the merger consideration. If SBS effects any dividend or other distribution on the SBS common stock with a record date occurring after the time the merger is completed and a payment date before the date you surrender your BMC stock certificates, you will receive the dividend or distribution, without interest, with respect to the whole shares of SBS common stock issued to you after you surrender your BMC stock certificates and the shares of SBS common stock are issued in exchange. If SBS effects any dividend or other distribution on the SBS common stock with a record date occurring after the time the merger is completed and a payment date after the date you surrender your BMC stock certificates, you will receive the dividend or distribution, without interest, on that payment date with respect to the whole shares of SBS common stock issued to you.

If your BMC stock certificate has been lost, stolen or destroyed, you may receive shares of SBS common stock upon the making of an affidavit of that fact. SBS may, in its discretion, require you to post a bond, in such reasonable and customary amount as SBS may direct, as indemnity against any claim that may be made against it with respect to the lost, stolen or destroyed BMC stock certificate. The exchange agent or SBS, as applicable, will issue stock (or make a fractional share payment or dividend or distribution payment) in a name other than the name in which a surrendered BMC stock certificate is registered only if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

The shares of SBS common stock issued in connection with the merger upon conversion of any shares of BMC common stock will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of BMC common stock.

Treatment of BMC Stock Plans

Time-Vesting Restricted Stock Units

At the effective time of the merger, each BMC time-vesting restricted stock unit outstanding immediately prior to such time will be converted, on the same terms and conditions as were applicable to such BMC time-vesting restricted stock unit immediately prior to the effective time of the merger (including any acceleration of vesting in connection with the consummation of the merger), into a restricted stock unit award with respect to that number of shares of SBS common stock determined by multiplying each BMC time-vesting restricted stock unit by the exchange ratio, rounded up to the nearest whole share (which we refer to as a converted time-vesting restricted stock unit).

Performance-Vesting Restricted Stock Units

At the effective time of the merger, (i) the performance-based vesting conditions in respect of each outstanding BMC performance-vesting restricted stock unit shall be deemed satisfied at maximum and (ii) each award of BMC performance-vesting restricted stock unit outstanding immediately prior to such time will be converted, on the same terms and conditions (other than the terms and conditions relating to the achievement of performance goals), into a restricted stock unit award with respect to that number of shares of SBS common stock determined by multiplying each BMC performance-vesting restricted stock unit by the exchange ratio, rounded up to the nearest whole share (which we refer to as a converted performance-vesting restricted stock unit), provided that the vesting criteria applicable to such conversion shall provide for vesting based solely on the holder’s continuation of service through the time of vesting.

BMC Stock Plans

At the effective time of the merger, SBS will assume all obligations of BMC under the BMC stock plans, including BMC’s time-vesting restricted stock units and performance-vesting restricted stock units. As soon as practicable after the effective time of the merger, SBS will deliver to the holders of BMC’s time-vesting restricted stock units and performance-vesting restricted stock units notices setting forth such holders’ rights, and the agreements evidencing the grants of such converted time-vesting restricted stock units and converted performance-vesting restricted stock units (subject to the adjustments required by the merger agreement) will continue in effect.

In connection with the foregoing, SBS agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of SBS common stock for delivery upon exercise or vesting of the converted time-vesting restricted stock units and the converted performance-vesting restricted stock units. Prior to the effective time of the registration statement on Form S-4, of which this joint proxy and consent solicitation statement/prospectus constitutes a part, SBS, subject to approval by SBS’s stockholders, adopted an amendment to the SBS 2013 Incentive Compensation Plan (which we refer to as the stock plan amendment) increasing the number of shares of its common stock reserved for issuance thereunder by [●] shares to an aggregate of [●] shares. The increase in the share authorization is an amount equal to the sum of (i) the number of shares of SBS common stock subject to all converted time-vesting restricted stock units and converted performance-vesting restricted stock units and (ii) such number of shares of SBS common stock, as determined in good faith by SBS and BMC, as necessary to provide for new equity award grants to employees of the combined company for the three-year period following the closing of the merger. As part of the SBS stockholder approval, SBS is submitting the stock plan amendment to SBS’s stockholders for approval at the SBS special meeting, and the SBS board has recommended the stock plan amendment for approval at such stockholders meeting. See “Proposal 3—Approval to Amend the SBS 2013 Incentive Compensation Plan” beginning on page [●].

SBS has agreed to file, as soon as reasonably practicable after the effective time of the merger, a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of SBS common stock subject to converted time-vesting restricted stock units and converted performance-vesting restricted stock units and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted time-vesting restricted stock units and converted performance-vesting restricted stock units remain outstanding.

Governance Matters upon Completion of the Merger

Board of Directors

As of the effective time, the board of directors of the combined company is expected to be made up of nine members and divided into three classes. SBS has agreed to take all necessary action to cause (i) five designees of BMC, currently expected to be Messrs. Alexander (BMC’s chief executive officer), Vertuca, Bullock, Miller and O’Leary, (ii) three designees of SBS, currently expected to be Messrs. Rea (SBS’s president and chief executive officer), Keltner and Goldstein and (iii) one designee mutually agreed by BMC and SBS, to constitute the board of directors of the combined company. In considering an individual to be mutually agreed by BMC and SBS as the ninth designee, BMC and SBS have agreed to consider in good faith a current director of SBS (other than those set forth in the preceding sentence) as a potential candidate. If BMC and SBS cannot, using their respective reasonable best efforts in good faith, mutually agree prior to the closing of the merger on the ninth designee, then the SBS board will cause the number of directors that will comprise the full board of directors of the combined company at the closing of the merger to be eight, with the eight designees listed above as the directors, and the combined company board of directors will, prior to the first annual meeting of the combined company’s stockholders after the closing of the merger, duly nominate a candidate for election to an additional seat that will be created by the combined company board to be filled by the requisite vote of the stockholders at such meeting, in the class that at such time contains two directors. The combined company charter provides that newly created directorships, whether resulting from any increase in the authorized number of directors or any vacancies in the combined company board, may be filled only by resolution of (i) prior to the date of the 2017 annual meeting of the combined company stockholders, (A) a majority of the directors then in office, including at least one SBS director, with respect to any such newly created directorships and any such vacancies in any directorship with respect to a director who was originally an SBS director, and (B) a majority of the directors then in office with respect to any other such vacancies, or (ii) from and after the date of the 2017 annual meeting of the combined company stockholders, a majority of the directors then in office, in each case covered by clauses (i) and (ii) although less than a quorum, or, if applicable, by a sole remaining director. A director elected to fill a vacancy will serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified. A director chosen to fill a position resulting from an increase in the number of directors will hold office until the next election of the class for which such director has been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors will shorten the term of any incumbent director.

If any SBS director designee is not willing or able to serve as a director of the combined company as of the closing of the merger, then SBS will designate a replacement to serve who is reasonably acceptable to BMC, and SBS will take all necessary action to cause such designated replacement to be a director of the combined company as of the closing of the merger. If any BMC director designee is not willing or able to serve as a director of the combined company as of the closing of the merger, then BMC will designate a replacement to serve who is reasonably acceptable to SBS, and SBS will take all necessary action to cause such designated replacement to be a director of the combined company as of the closing of the merger.

As provided in the merger agreement, SBS has agreed to take all necessary action to divide the board of directors of the combined company into three separate classes as follows: the members of the first class will consist of two BMC designees (currently expected to be Messrs. Alexander and Vertuca) and will have terms expiring at the first annual meeting of the combined company’s stockholders after the closing of the merger; the members of the second class will consist of two SBS designees (currently expected to be Messrs. Rea and Keltner) and one BMC designee (currently expected to be Mr. Bullock) and will have terms expiring at the second annual meeting of the combined company’s stockholders after the closing of the merger; and the members of the third class will consist of two BMC designees (currently expected to be Messrs. Miller and O’Leary) and one SBS designee (currently expected to be Mr. Goldstein) and will have terms expiring at the third annual meeting of the combined company’s stockholders after the completion of the merger.

Executive Officers

As provided in the merger agreement, Mr. Alexander, currently BMC’s chief executive officer, is expected to serve as the chief executive officer of the combined company at the completion of the merger. If Mr. Alexander is not, or is reasonably expected not to be, the chief executive officer of BMC immediately prior to the effective time of the merger, then SBS and BMC will mutually agree with respect to the selection of a chief executive officer of the combined company at the completion of the merger.

The merger agreement further provides that, subject to each such person’s agreement on terms reasonably acceptable to BMC, SBS will take all necessary action to cause (i) Mr. Yeazel, currently SBS’s chief operating officer, to be elected as general counsel of the combined company upon the closing of the merger and

(ii) Mr. Major, currently SBS’s chief financial officer, to be elected as chief financial officer of the combined company upon the closing of the merger. If any such individual is not willing or able to serve as an executive officer of the combined company in such capacity at the completion of the merger, then the respective chief executive officers of SBS and BMC will mutually agree with respect to the selection of another individual to serve in the place of such individual at the completion of the merger, and SBS will take all necessary action to cause such person to be so elected. As integration planning has progressed since the date of the merger agreement, the respective chief executive officers of SBS and BMC along with Mr. Yeazel have determined that he will not serve as general counsel of the combined company.

Combined Company Headquarters/Operations Center

As of the closing of the merger (or, if impracticable, as soon as reasonably practicable following the closing of the merger), the combined company’s headquarters will move to Atlanta, Georgia. The combined company intends to retain its main operational center in Raleigh, North Carolina. The combined company plans to continue to operate under both the “Stock Building Supply” and “BMC” names in their respective local markets, though the combined company’s name will be changed to BMC Stock Holdings, Inc. in connection with the closing of the merger.

SBS Certificate of Incorporation and Bylaws

At the effective time, the SBS charter will, by virtue of the merger, be amended and restated in its entirety to read as set forth in the combined company charter, which is attached as Annex C of this joint proxy and consent solicitation statement/prospectus and will be the certificate of incorporation of the combined company until thereafter amended in accordance with its terms and as provided by the DGCL. The SBS bylaws as in effect at the effective time of the merger will be the bylaws of the combined company until thereafter amended in accordance with their terms and the combined company charter and as provided by the DGCL.

Completion of the Merger

Unless SBS and BMC agree otherwise, the parties are required to complete the merger no later than the third business day after satisfaction or waiver of all the conditions described under “—Conditions to Completion of the Merger” below. The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware.

Conditions to Completion of the Merger

The obligations of SBS and BMC to complete the merger are each subject to the satisfaction of the following conditions:

•	adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of SBS common stock;

•	adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of BMC common stock;

•	approval of the issuance of shares of SBS common stock in the merger by the affirmative vote of a majority of the votes cast by holders of SBS common stock at the SBS special meeting;

•	approval for the listing of the shares of SBS common stock to be issued in the merger on Nasdaq;

•	termination or expiration of any waiting period (and any extension thereof) applicable to the merger under the HSR Act;

•

absence of any judgment, injunction, order or decree of a governmental entity entered and continuing in effect or any law (which we refer to collectively as legal restraints) that was adopted or is in effect or any proceeding that was instituted by a governmental entity and remains pending which would reasonably be expected to result in a legal restraint, in each case that prohibits, enjoins or makes illegal the consummation of the transactions contemplated by the merger agreement; and

•	effectiveness of the registration statement on Form S-4, of which this joint proxy and consent solicitation statement/prospectus constitutes a part, and the Form S-4 shall not be the subject of any stop order or proceedings seeking a stop order, and SBS will have received all state securities or “blue sky” authorizations necessary for the issuance of the SBS common stock in the merger.

In addition, each of SBS’s and BMC’s obligations to complete the merger is subject to the satisfaction of the following conditions:

•	the truth and correctness, when made and as of the closing of the merger, of the representations and warranties of the other party (other than those representations and warranties that were made as of an earlier date, which need only be true and correct as of such earlier date) relating to authorized capital stock (including the issued and outstanding nature thereof), other than any failures of such representations and warranties to be so true and correct to the extent such failures would be de minimis in the aggregate;

•	the truth and correctness, in all material respects, when made and as of the closing of the merger, of the representations and warranties of the other party relating to (i) organization, standing and power, (ii) subsidiaries, (iii) capital structure (other than as relates to the authorized capital stock (or the issued and outstanding nature thereof), the representations and warranties of which are addressed in the previous bullet), (iv) authorization and corporate power, (v) inapplicability of state anti-takeover statutes or regulations and (vi) brokers’ fees and expenses;

•	the truth and correctness, in all respects, when made and as of the closing of the merger, of the representation of the other party relating to the absence of certain changes or events since January 1, 2015, that have had or would reasonably be expected to have, a “material adverse effect”;

•	except for the representations and warranties identified in the foregoing three bullets, the truth and correctness (without giving effect to any materiality or “material adverse effect” qualifications) when made and as of the closing of the merger of the representations and warranties of the other party (other than those representations and warranties that were made as of an earlier date, which need only be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have “material adverse effect”;

•	receipt of a certificate executed by an executive officer of the other party on behalf of the other party as to the satisfaction of the conditions described in the preceding four bullets; and

•	the prior performance of the other party, in all material respects, of all of its material obligations under the merger agreement, including the receipt of a certificate executed by an executive officer of the other party on behalf of the other party as to the performance of such obligations.

In addition, BMC’s obligations to complete the merger are subject to the receipt by BMC of the tax opinion of Kirkland & Ellis LLP (or such other reputable tax counsel reasonably acceptable to BMC) as of the date of this joint proxy and consent solicitation statement/prospectus and as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. See the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page [●].

The merger agreement provides that any or all of these conditions may be waived, in whole or in part, by SBS or BMC. Neither BMC nor SBS currently expects to waive any material condition to the completion of the merger.

Representations and Warranties

Each of SBS and BMC has made representations and warranties regarding, among other things:

•	organization, standing, corporate power, permits and other approvals necessary to operate its business as presently conducted, qualification to do business and governing documents;

•	due capitalization and title to capital stock or voting securities of subsidiaries;

•	capital structure, including the number of shares of BMC or SBS common stock, as applicable, and equity-based awards outstanding;

•	corporate authority to enter into and perform the merger agreement, approval of the merger agreement by each party’s board of directors, voting requirements to complete the merger and the other transactions contemplated by the merger agreement and enforceability of the merger agreement;

•	absence of conflicts with or defaults under organizational documents, other contracts and applicable judgments or laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	the absence of undisclosed material liabilities and off-balance-sheet arrangements;

•	accuracy of the information supplied for inclusion in, and compliance with applicable securities laws by, this joint proxy and consent solicitation statement/prospectus;

•	conduct of the business and absence of certain changes since January 1, 2015, through the date of the merger agreement, except as contemplated by the merger agreement;

•	tax matters;

•	employee benefit matters, including matters related to employee benefit plans, and compliance with the Employee Retirement Income Security Act of 1974, as amended;

•	the absence of certain litigation and governmental orders;

•	compliance with applicable laws and validity of permits;

•	environmental matters;

•	material contracts;

•	owned and leased real property;

•	intellectual property;

•	product liabilities and warranties;

•	affiliate transactions;

•	labor matters and certain employment practices;

•	customers and suppliers;

•	inapplicability of state takeover statutes and certain charter provisions to the merger;

•	the absence of undisclosed brokers’ fees and expenses;

•	opinions of financial advisors; and

•	effectiveness of insurance policies.

SBS has also made representations and warranties regarding, among other things, SEC filings since August 8, 2013, including financial statements contained in the filings, certifications, internal controls and procedures, and compliance with GAAP and the Sarbanes-Oxley Act of 2002, as well as the absence of SEC inquiries and investigations.

Additionally, BMC has made representations and warranties regarding, among other things, audited and unaudited financial statements, internal controls and procedures, and compliance with GAAP.

The merger agreement provides that no other representations and warranties, other than those related to the foregoing, have been expressed or implied by either party to the other party.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or reasonably be expected to have a “material adverse effect”). For purposes of the merger agreement, a “material adverse effect” means any fact, circumstance, effect, change, event or development that, individually or in the aggregate, prevents a party from consummating the merger or has a material adverse effect on the business, properties, financial condition or results of operations of SBS or BMC, as the case may be, and its respective subsidiaries, taken as a whole.

Except as discussed in the next paragraph below, in no event may any of the following be taken into account, individually or in the aggregate, when determining whether there has been or would reasonably be expected to be a “material adverse effect” with respect to a party to the merger agreement:

•	changes or conditions generally affecting the industries in which such party and any of its respective subsidiaries operate;

•	general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States;

•	any failure, in and of itself, by such party or any of its respective subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (however the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect unless excepted by another exclusion from the definition of material adverse effect);

•	the execution and delivery of the merger agreement or the public announcement of the merger or any of the other transactions contemplated by the merger agreement;

•	any change, in and of itself, in the market price or trading volume of either SBS’s or BMC’s securities or in their credit ratings (however facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect unless excepted by another exclusion from the definition of material adverse effect);

•	any change in applicable law, regulation or GAAP (or authoritative interpretation thereof);

•	geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism;

•	any hurricane, tornado, flood, earthquake or other natural disaster;

•	any litigation relating to the merger agreement or the transactions contemplated by the merger agreement; or

•	any action taken by either SBS or BMC or any of their respective subsidiaries that is required by the merger agreement or taken at the written request of the other party.

The merger agreement further provides that the exclusions described in the first, second, sixth, seventh and eighth bullets above will not be excluded from the definition of material adverse effect if such fact, circumstance, effect, change, event or development has a disproportionate effect on the party and its respective subsidiaries, taken as a whole, relative to other participants in the industries in such party and its respective subsidiaries, as applicable, operate.

Conduct of Business Prior to Closing

Each of SBS and BMC has undertaken customary covenants in the merger agreement restricting the conduct of its respective businesses between the date of the merger agreement and the completion of the merger. In general, each of SBS and BMC has agreed to (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees.

In addition, between the date of the merger agreement and the completion of the merger, each of SBS and BMC agreed, with respect to itself and its subsidiaries, not to, among other things, undertake any of the following (subject in each case to exceptions specified in the merger agreement or set forth in the disclosure schedules to the merger agreement) without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed):

•	declare, set aside or pay any dividend on, or make any other distribution (whether in cash, stock or property or any combination thereof) in respect, of any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned subsidiary to its parent;

•	split, combine, subdivide or reclassify any of its capital stock or any contingent equity, other than as permitted pursuant to the terms of the merger agreement;

•	repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, it or its subsidiaries or any contingent equity, except for acquisitions, or deemed acquisitions, of its common stock or other equity securities of it in connection with (i) required tax withholding in connection with the vesting and/or settlement of restricted stock units and, only as respects SBS, the exercise of SBS stock options and the vesting of SBS restricted stock, (ii) forfeitures of restricted stock units and, only as respects SBS, SBS stock options and SBS restricted stock and (iii) only as respects SBS, the payment of the exercise price of SBS stock options with SBS common stock (including but not limited to in connection with “net exercises”);

•	issue, deliver, sell, transfer, dispose of, redeem, repurchase, acquire, grant, pledge or otherwise encumber or subject to any lien any (i) shares of its capital stock or any of its subsidiaries (other than the issuance of common stock upon, as respects BMC, the vesting and/or settlement of restricted stock and, as respects SBS, the exercise of SBS stock options or settlement of SBS restricted stock units outstanding at the close of business on the date of the merger agreement and in accordance with their terms in effect at such time or thereafter granted as permitted by the disclosure schedules to the merge agreement), (ii) any contingent equity or (iii) any voting debt;

•	amend (i) any provision of its certificate of incorporation or its bylaws or (ii) in any material respect, the charter or organizational documents of any of its subsidiaries, except, in the case of each of the foregoing clauses (i) and (ii), as may be required by law or, as applicable to SBS, the rules and regulations of the SEC or Nasdaq;

•	grant to any of its current or former directors or officers or of any of its subsidiaries any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such person not previously receiving or entitled to receive such compensation, except in the ordinary course of business consistent with past practice or to the extent required under any benefit plan as in effect as of the date of the merger agreement;

•	grant to any person any severance, retention, change in control or termination compensation or benefits or any increase therein, except with respect to new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, or except to the extent required under any benefit plan or collective bargaining agreement;

•	enter into or adopt any material benefit plan or amend in any material respect any material benefit plan, except for any amendments in the ordinary course of business consistent with past practice or in order to comply with applicable law (including Section 409A of the Code);

•	make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of the merger agreement) or by applicable law;

•	merge or consolidate with, or directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice) if the aggregate amount of the consideration paid or transferred by it and its subsidiaries in connection with all such transactions would exceed $1.0 million;

•	sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any lien (other than permitted liens), or otherwise dispose of any properties or assets (other than sales of products or services, or surplus or obsolete assets, in the ordinary course of business consistent with past practice) or any interests therein that, individually or in the aggregate, have a fair market value in excess of $1.0 million, except in relation to mortgages, liens and pledges to secure certain indebtedness for borrowed money permitted to be incurred under the terms of the merger agreement;

•	incur any indebtedness, except for indebtedness incurred pursuant to such party’s existing revolving credit facility in the ordinary course of business consistent with past practice not to exceed $2.0 million in the aggregate;

•	make, or agree or commit to make, any capital expenditures that are, in the aggregate, in excess of $2.0 million;

•	enter into or amend any contract, or take any other action (except as expressly permitted or contemplated by the merger agreement), if such contract, amendment of a contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the merger or any of the other transactions contemplated by the merger agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the merger;

•	implement any employee layoffs requiring notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar law;

•	other than transaction litigation, waive, release, assign, settle or compromise any claim or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages that do not exceed $1.0 million in the aggregate for all such claims or proceedings;

•	subject to limited exceptions and related conditions provided for in the merger agreement, modify, amend, terminate or expressly waive any rights or claims under any material contract (other than renewal of material contracts that have otherwise expired pursuant to their terms in the ordinary course of business) in any respect in a manner which is materially adverse to such party;

•	subject to limited exceptions and related conditions provided for in the merger agreement, enter into any new contract that (i) would have been considered a material contract if it were entered into prior to the date of the merger agreement, other than in the ordinary course of business consistent with past practice in all material respects or (ii) contains a change of control or similar provision in favor of the other party or parties thereto that would require a material payment to or give rise to any material rights to such other party or parties in connection with the consummation of the merger (including in combination with any other event or circumstances);

•	make or change any material tax elections, change any material tax accounting method, or settle or compromise any material tax liability or refund, other than in the ordinary course of business;

•	merge or consolidate itself or any of its subsidiaries with any other person (provided that nothing in this provision shall prohibit any party’s subsidiary from merging or consolidating with any other subsidiary of such party);

•	make any material capital contributions or investments (including through any loans or advances) in any person (other than itself or any of its subsidiaries) except for the management of the cash of itself and its subsidiaries in all material respects in the ordinary course;

•	adopt a plan or agreement of complete or partial liquidation or dissolution of itself or any of its subsidiaries (other than the merger);

•	make any payments to any affiliate, other than (i) payments under existing contracts and renewals thereof and trading relationships in the ordinary course on arms’-length terms and (ii) compensation or benefits paid to any current or former officer, employee, director or consultant of it or any of its subsidiaries (subject to the restrictions set forth in the sixth, seventh and eighth bullets of this section);

•	enter into any new line of business outside of its existing business; or

•	authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other person regarding any of, the foregoing actions.

No Solicitation

Each of SBS and BMC has agreed that it will not, and will cause its subsidiaries and its board of directors not to, and it and its subsidiaries will not authorize or permit any of its or their affiliates, directors, officers, employees or representatives to, directly or indirectly:

•	solicit, initiate, induce or knowingly facilitate or encourage the submission or announcement of an acquisition proposal (as defined below), or any inquiries, proposals or offers that may reasonably be expected to lead to an acquisition proposal;

•	enter into or participate in any discussions or negotiations with, or furnish any information or provide access with respect to it or its subsidiaries to, or cooperate in any way with, any person with respect to any acquisition proposal or any inquiry or proposal that may reasonably be expected to lead to an acquisition proposal;

•	approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow it or any of its affiliates to execute or enter into, any acquisition agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any acquisition proposal, or requiring, or reasonably expected to cause, it to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the merger or any of the other transactions contemplated by the merger agreement; or

•	resolve, propose or agree to do any of the foregoing.

Each of SBS and BMC will, and will cause its controlled affiliates and its and their respective representatives to, and will use its reasonable best efforts to cause its other affiliates to, (i) immediately cease and cause to be terminated all existing discussions or negotiations with any third parties conducted prior to the date of the merger agreement regarding any acquisition proposal, or any inquiry or proposal that may reasonably be expected to lead to an acquisition proposal, (ii) request the prompt return or destruction of all furnished confidential information, including by terminating all physical and electronic dataroom access previously granted to such third party or its representatives and (iii) between the date of the merger agreement and the completion of the merger, take such action as is reasonably necessary to enforce any standstill provisions of any agreement to which it is a party or of which it is a beneficiary (provided that its board of directors, or any committee thereof, may grant any waiver, amendment or release of such provisions if it has been determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law).

The term acquisition proposal means any third-party offer, proposal, indication of interest or inquiry contemplating or otherwise relating to any transaction or series of transactions (whether or not in writing) involving (i) any acquisition by a third party (whether by way of stock or asset purchase), merger, joint venture, license or similar transaction, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or series of transactions by a third party or a group (as defined in the Exchange Act and the rules promulgated thereunder) of more than 25% of the total voting power of the capital stock of either SBS or BMC, as the case may be, or more than 25% of the consolidated assets (including capital stock of subsidiaries), revenue or net income of SBS and its subsidiaries taken as a whole or BMC and its subsidiaries taken as a whole, as the case may be, (ii) any other proposal or offer which, if consummated, would result in a direct or indirect acquisition or license (or similar transaction) by a third party of more than 25% of the total voting power of the capital stock of SBS or BMC, as the case may be, or more than 25% of the consolidated assets (including capital stock of subsidiaries), revenues or net income of SBS and its subsidiaries taken as a whole or BMC and its subsidiaries taken as a whole, as the case may be, or (iii) any combination of the foregoing (in each case, other than the transactions contemplated by the merger agreement or any proposal or offer from the other party to the merger agreement or any of its affiliates).

Notwithstanding the restrictions in the merger agreement, but subject to such party’s compliance with the notification and negotiation provisions of the non-solicitation provisions in the merger agreement, at any time prior to obtaining such party’s stockholder approval:

•	the party and its representatives may, in response to a bona fide, written acquisition proposal that did not result primarily from a breach of the non-solicitation provisions of the merger agreement and that such party’s board of directors determines in good faith after consultation with outside legal counsel and its financial advisor could reasonably be expected to result in a superior proposal (as defined below), (i) furnish information relating to such party and its subsidiaries, and afford access to the business, properties, assets, books and records of such party and its subsidiaries, to the person making such acquisition proposal (and its representatives) (provided that all such information and access being furnished has previously been provided to the other party or is provided to the other party prior to or substantially concurrently with the time it is provided to such person) pursuant to a customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the other party than those contained in the SBS and BMC confidentiality agreement (other than with respect to standstill provisions), and (ii) engage or participate in discussions or negotiations with the person making such acquisition proposal regarding the terms of such acquisition proposal and the negotiation of such terms with, and only with, the person making such acquisition proposal (and such person’s representatives);

•	such party’s board of directors may change its recommendation with respect to the merger agreement and the merger in connection with an intervening event (as discussed below); and

•	such party’s board of directors may change its recommendation with respect to the merger agreement and the merger (as discussed below) and such party may terminate the merger agreement to enter into a definitive acquisition agreement, in each case, with respect to a bona fide, written acquisition proposal that did not result primarily from a breach of the non-solicitation provisions of the merger agreement if such party’s board of directors determines in good faith after consultation with outside legal counsel and its financial advisor that such acquisition proposal constitutes a superior proposal (which we refer to as a superior proposal recommendation change); provided that concurrently with any such termination, the terminating party pays the applicable termination fee and enters into such definitive acquisition agreement concurrently therewith or promptly thereafter (and any purported termination in accordance with this bullet shall be void and of no force or effect unless concurrently with such termination the party pays the applicable termination fee and otherwise complies with the non-solicitation provisions of the merger agreement).

The merger agreement requires each of SBS and BMC, as applicable, to provide prompt written notice to the other party (and in no event later than 48 hours) after receipt of proposals or offers with respect to any acquisition proposal, a copy of the acquisition proposal (or, if the acquisition proposal is oral, a summary of the terms thereof) and the identity of the person making such acquisition proposal or requesting information or discussions. Each of SBS and BMC, as applicable, must (i) keep the other party informed in all material respects and on a reasonably prompt basis of the status and details (including any change in the terms thereof) of any matters relating to such acquisition proposal or request for information or discussions and (ii) provide the other party with copies of all correspondence and other written material exchanged between it and the person making such acquisition proposal, as soon as practicable after receipt thereof, that describes the material terms and conditions of the acquisition proposal (or, if such communications are oral, provide a summary of the material terms and conditions of such acquisition proposal).

Board Recommendations

Under the merger agreement, (i) the SBS board has agreed to recommend that SBS stockholders vote in favor of the merger proposal and the share issuance proposal (which we refer to as the SBS board recommendation) and (ii) the BMC board has agreed to recommend that BMC stockholders vote in favor of the merger proposal (which we refer to as the BMC board recommendation). Subject to the provisions described below, the merger agreement provides that neither the SBS board (or any committee thereof) nor the BMC board (or any committee thereof) will:

•	withhold, withdraw, qualify, amend or modify (or publicly propose to withhold, withdraw, qualify, amend or modify), in any manner adverse to the other party, the BMC board recommendation or the SBS board recommendation, as applicable, or fail to include the BMC board recommendation or the SBS board recommendation, as applicable, in this joint proxy statement and consent solicitation statement/prospectus;

•	adopt, approve, recommend or declare advisable, or propose or resolve to adopt, approve, recommend or declare advisable (publicly or otherwise), any acquisition proposal; or

•	in the case of SBS, (i) take formal action or make any recommendation or public statement in connection with a tender offer or exchange offer relating to securities of SBS, other than a recommendation against such offer or a “stop, look and listen” communication by the SBS board pursuant to Rule 14d-9(f) of the Exchange Act, (ii) within ten business days of a tender or exchange offer relating to securities of SBS having been commenced, fail to publicly recommend against such tender or exchange offer or fail to publicly reaffirm the SBS board recommendation or (iii) following the announcement by a third party of a bona fide acquisition proposal by such third party, fail to reaffirm publicly the SBS board recommendation by the earlier to occur of five business days prior to the date of the SBS special meeting (as such date may have been adjourned or postponed) and five business days following a request therefor by BMC (or such shorter period as may exist between the date of the SBS acquisition proposal and the date of the SBS special meeting).

We refer to the actions in the first two bullets of this paragraph, which are applicable to BMC, as a BMC recommendation change, and we refer to the actions in all three bullets of this paragraph, which are applicable to SBS, as an SBS recommendation change.

Notwithstanding these restrictions, before SBS or BMC, as the case may be, obtains its stockholder approval, the SBS board or the BMC board, as the case may be, may make a recommendation change if:

•	following the receipt of an acquisition proposal that did not result primarily from a breach of the non-solicitation provisions of the merger agreement;

•	it determines in good faith, after consultation with outside counsel and its financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties;

•	it determines in good faith, after consultation with outside counsel and its financial advisor, that such acquisition proposal constitutes a superior proposal;

•	the subject company provides the other party with written notice that its board of directors is intending to effect such a recommendation change at least four business days prior to taking such action (such notice to include the material terms and conditions of the superior proposal, including the identity of the third party and copies of the most recent drafts of the transactional documents);

•	during the four-business-day notice period, the subject company negotiates in good faith (to the extent the other party wishes to negotiate) to make adjustments to the terms and conditions of the merger agreement such that the superior proposal no longer constitutes a superior proposal; and

•	at the end of the four-business-day notice period, after taking into consideration any changes to the merger agreement offered in writing by the other party, such board of directors determines in good faith, after consultation with outside counsel and its financial advisor, that such acquisition proposal continues to constitute a superior proposal if such changes were given effect and that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law (the merger agreement provides that any material amendment to the terms of a superior proposal requires the delivery of a new notice and a new three-business-day notice period);

or

•	in response to any material facts, changes, events, occurrences, developments or circumstances occurring or arising after the date of the merger agreement which were not known by (or if known, the consequences of which were not reasonably foreseeable by) either the SBS board or the BMC board, as the case may be, as of or prior to the date of the merger agreement (other than any acquisition proposal) (which we refer to as an intervening event);

•	it determines in good faith, after consultation with outside counsel, that failure to make a recommendation change would result in a breach of its fiduciary duties under applicable law;

•	the subject company provides the other party with written notice that its board of directors is intending to effect such a recommendation change at least four business days prior to taking such action (such notice to include reasonable detail regarding the intervening event);

•	during the four-business-day notice period, the subject company negotiates in good faith (to the extent the other party wishes to negotiate) to make adjustments to the terms and conditions of the merger agreement such that the recommendation change due to the intervening event is no longer necessary; and

•	at the end of the four-business-day notice period, after taking into consideration any changes to the merger agreement offered in writing by the other party, such board of directors determines in good faith, after consultation with outside counsel and its financial advisor, that such intervening event continues to necessitate a recommendation change if such changes were given effect and that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

The term superior proposal means any bona fide, written acquisition proposal (except that the references in the definition thereof to 25% shall be replaced by 50%) with respect to SBS or BMC, as the case may be, that did not result primarily from a breach of the non-solicitation provisions of the merger agreement and that the SBS board or the BMC board, as the case may be, determines in good faith after consultation with outside legal counsel and its financial advisor to be more favorable to the stockholders of SBS or BMC, as the case may be, than the merger. Such determination will take into account all financial, legal, financing (including availability thereof), regulatory and other aspects and risks (including required conditions (including any requirement of a stockholder vote of the party making the acquisition proposal) and likelihood and timing of consummation).

Notwithstanding the restrictions described in this section, the merger agreement does not prohibit SBS from (i) complying with its disclosure obligations under U.S. federal or state law, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), so long as any action taken or statement that relates to an SBS recommendation change made to so comply is consistent with the merger agreement, or (ii) issuing any “stop, look and listen” communication to the stockholders of SBS pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of SBS).

Efforts to Obtain Required Stockholder Approval

SBS’s Efforts

SBS has agreed to take, as soon as practicable after the date of the merger agreement, and in accordance with applicable law, SBS’s governing documents and the rules of Nasdaq, all action necessary to establish a record date, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the required SBS stockholder approval as promptly as reasonably practicable (and in any event no later than 40 calendar days after the Form S-4, of which this joint proxy and consent solicitation statement/prospectus constitutes a part, is declared effective by the SEC). SBS may postpone or adjourn its stockholders meeting one or more times (i) with the consent of BMC, (ii) due to the absence of quorum or if SBS has not received proxies representing a sufficient number of shares of SBS stock to obtain the stockholder approval (provided that such postponement or adjournment is not more than 30 calendar days after the original date of the stockholders meeting or ten or fewer business days prior to the end date (defined below)) or (iii) to make any other disclosure which is determined in good faith by the SBS board to be necessary under applicable law. SBS’s obligation to hold a stockholders meeting will not be affected by (i) the commencement, public proposal, public disclosure or communication of any acquisition proposal with respect to it or (ii) any recommendation change by its board of directors. SBS has the right to postpone or adjourn its stockholders meeting if, within 10 business days prior to such meeting, (i) there is a public announcement of an SBS recommendation change, (ii) a notice is delivered to BMC that relates to a proposed SBS recommendation change or (iii) there is any other disclosure which is determined in good faith by the SBS board to be necessary under applicable law.

Subject to those certain exceptions to the non-solicitation provisions of the merger agreement, as described above, SBS is obligated to (i) solicit the SBS stockholder approval, (ii) through the SBS board, recommend to its stockholders adoption by such stockholders of the merger agreement and approval by such stockholders of the share issuance and the amendment to the stock plan, (iii) include such recommendation in this joint proxy and consent solicitation statement/prospectus and (iv) use reasonable best efforts to take, or cause to be taken, all lawful actions to solicit such adoption of the merger agreement and approval of the share issuance and the amendment to the stock plan.

BMC’s Efforts

BMC has agreed to obtain, promptly after the effectiveness of the registration statement on Form S-4, of which this joint proxy and consent solicitation statement/prospectus constitutes a part, and in any event within two business days thereafter, the written consent in lieu of a meeting of the BMC stockholders that are parties to the BMC voting agreement for purposes of adopting the merger agreement. BMC’s obligation to obtain the written consent will not be affected by the commencement, public proposal, public disclosure or communication to BMC of any acquisition proposal.

Subject to those certain exceptions to the non-solicitation provisions of the merger agreement, as described above, BMC is obligated to (i) solicit the BMC stockholder approval, (ii) through the BMC board, recommend to its stockholders adoption by such stockholders of the merger agreement, (iii) include such recommendation in this joint proxy and consent solicitation statement/prospectus and (iv) use reasonable best efforts to take, or cause to be taken, all lawful actions to solicit such adoption of the merger agreement.

Agreement to Take Further Action and to Use Reasonable Best Efforts

SBS and BMC have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and do, and to assist and cooperate with the other parties in doing, all things reasonably appropriate to consummate and make effective, as soon as reasonably possible, the merger and the other transactions contemplated by the merger agreement, including (i) the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and flings with and take all reasonably steps as may be necessary to avoid a proceeding by a governmental entity with respect to the merger agreement or the merger and (ii) the execution and delivery of any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement.

In connection with the foregoing, SBS and BMC will (i) furnish to each other such necessary information and provide reasonable assistance as the other party may request in connection with the preparation of any filing or submission necessary under the HSR Act, (ii) make or cause to be made, as promptly as reasonably practicable) all filings required under the HSR Act, (iii) subject to applicable laws related to the sharing of information, and in connection with obtaining or making all authorizations, consents, orders, approvals or filings that are necessary, proper or advisable to be made or obtained to consummate the merger or the other transactions contemplated by the merger agreement, each party will promptly notify the other of any communication it receives from any governmental entity and permit the other party to review in advance and proposed communication to such governmental entity and provide each other with copies of all correspondence, filings or communications between such party or any of its representatives and such governmental entity or members of the staff of such governmental entity relating to the matters that are the subject of the merger agreement.

SBS and BMC will, in connection with the efforts to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by the merger agreement under the HSR Act or any other antitrust law, jointly direct strategy in connection with all matters relating to obtaining such clearances and approvals and the expiration of waiting periods. Before participating in any meeting with any governmental entity relating to matters contemplated in the merger agreement, SBS and BMC will, and both will cause their respective subsidiaries to, consult with the other party in advance and, to the extent permitted by the relevant governmental entity, give the other party the opportunity to attend and participate at such meeting. Each of SBS and BMC may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other pursuant to the foregoing as “outside counsel only.” Such competitively sensitive material shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from SBS or BMC, as the case may be, or its legal counsel.

Without limiting the foregoing, each of SBS and BMC have also agreed to cooperate in good faith to obtain all consents, approvals and waivers required by any material contracts with third parties or material permits in connection with the transactions contemplated by the merger agreement.

SBS and BMC are each required to give prompt written notice to the other party (i) of any notice or other communication received by such party from any governmental entity in connection with the transactions contemplated by the merger agreement or from any person alleging that the consent of such person is or may be required in connection with such transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to SBS, BMC or the combined company, (ii) of any claims or proceedings commenced or, to such party’s knowledge, threatened against, relating to or otherwise affecting such party of any of its subsidiaries which relate to such transactions and (iii) if such party becomes aware of any facts or circumstances that such party believes, or with the passage of time are reasonably likely to, constitute a material breach of the merger agreement by the other party.

Each of SBS and BMC have agreed that the foregoing covenants will not require it or its subsidiaries to, in order to comply with such covenants (i) sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, whether before or after the effective time of the merger, any of its assets, entities, licenses, operations, rights, product lines, businesses or interest therein (or agree or consent to any of the foregoing actions), (ii) enter into any hold-separate or similar agreements, orders or decrees or (iii) change, restrict or impair, or agree to commit to any change or restriction on or other impairment of (A) the ability of it or its subsidiaries to own or operate any of their respective assets, licenses, operations, rights, product lines, businesses or interests therein or (B) the combined company’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of its subsidiaries that, in the case of any of the foregoing, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the combined company. Additionally, neither party nor any of its subsidiaries can, without the prior written consent of the other party (which may be withheld in its sole discretion) take any of the foregoing actions.

Employee Benefits Matters

Other than as described above in “—Treatment of BMC Stock Plans,” the merger agreement does not require SBS, or any of its subsidiaries, to continue any specific plans or to continue the employment, or make any changes to the terms and conditions of the employment, of any specific person.

Other Covenants and Agreements

The merger agreement contains additional agreements relating to, among other matters:

Access to Information; Confidentiality

Until the completion of the merger, upon reasonable prior notice, each of SBS and BMC will afford the other party and its representatives reasonable access to all its respective properties, tax-related materials, books, contracts, commitments, personnel and records. Subject to certain confidentiality, attorney-client privilege and legal obligations, each of SBS and BMC will, and each of their subsidiaries will, furnish promptly to the other party copies of documentation filed by it pursuant to federal or state securities laws and all other information concerning its business, properties and personnel as reasonably requested. Each of SBS and BMC will keep confidential any nonpublic information in accordance with the terms of the confidentiality agreement between SBS and BMC.

Indemnification, Exculpation and Insurance

The merger agreement provides that for a period of at least six years following the completion of the merger, the combined company’s certificate of incorporation and by-laws will contain provisions that are no less favorable with respect to exculpation of directors and indemnification of and advancement of expenses to the current and former directors, officers and employees of SBS or BMC (as of or prior to the completion of the merger) than are currently provided by their respective governing documents. Such provisions may not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of such individuals until the expiration of the statutes of limitations applicable to such matters or unless such amendment, modification or repeal is required by applicable law.

To the fullest extent permitted by applicable law, the combined company will indemnify and hold harmless each officer and director of SBS, BMC or any of their respective subsidiaries (at or prior to the completion of the merger) against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any proceeding arising out of the fact that such officer or director is or was a director, officer, employee, fiduciary and agent of SBS, BMC or any of their respective subsidiaries (or of any other entity if such service was requested by SBS or BMC). In connection with any such proceeding, each officer and director will be entitled to the advancement of expenses in the defense of such proceeding.

SBS also agreed to purchase and maintain, for a period of six years following the effective time of the merger, a fully paid six-year tail policy to the current BMC directors’ and officers’ liability insurance policies, for an aggregate cost of no more than $800,000 (exclusive of any premium refund on existing BMC coverage). Such tail policy will contain the same coverage and amount, including equivalent terms and conditions, as the coverage provided by BMC. If, following the completion of the merger, SBS or any of its successors or assigns consolidates or merges into any other third party and is not the continuing or surviving corporation of such consolidation or merger, or transfers all or substantially all of its properties or assets to any third party, then SBS is required to cause the continuing or surviving corporation or transferee of assets to assume all of the applicable obligations described above.

Expenses

Except for the potential termination fees and expense reimbursement, described below, each of SBS and BMC agreed to pay its own fees and expenses incurred in connection with the merger and the merger agreement, except that each company has agreed to pay 50% of the costs and expenses incurred in connection with, among other specified fees, (i) any expenses incurred relating to the printing and mailing of this joint proxy and consent solicitation statement/prospectus and (ii) any filing fees relating to the filings required by or under the Securities Act with respect to the Form S-4, of which this joint proxy and consent solicitation statement/prospectus constitutes a part, the HSR Act or any other antitrust, competition, investment, trade regulation or similar laws.

Certain Tax Matters

Each of SBS and BMC will use its reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and will not take any position inconsistent with such treatment. The parties will also cooperate using reasonable best efforts in connection with BMC’s obtaining the tax opinion described in “—Conditions to Completion of the Merger” above with respect to the transactions contemplated by the merger agreement.

Litigation

In the event of any stockholder litigation in connection with the merger agreement, the merger or the other transactions contemplated by the merger agreement is brought against SBS, BMC, their respective subsidiaries or their respective boards of directors, SBS or BMC, as the case may be, will provide the other party the opportunity to participate in, but not control, the defense of such litigation. Furthermore, the merger agreement provides that the parties will not settle such litigation without the prior written consent of the other party (which will not be unreasonably withheld, conditioned or delayed). Each party has agreed to notify the other promptly of the commencement of any litigation of which such party has received notice and each party has agreed to use, and cause its subsidiaries to use, its reasonable best efforts to cause its representatives to cooperate in the defense of such litigation.

Section 16 Matters

Each of SBS and BMC will, prior to completion of the merger, take all steps necessary to exempt, under Rule 16b-3 promulgated under the Exchange Act, any acquisitions of SBS common stock resulting from the merger or the transactions contemplated by the merger agreement by each individual who may become or is reasonably expected to become subject to such reporting requirements.

Public Announcements

Except in the case of a recommendation change, SBS and BMC will consult with the other before issuing any press release or making any other public statement with respect to the transactions contemplated by the merger agreement, including by allowing the other party to review and comment on such release or statement.

Either party may, however, issue a press release or make such other public statement without prior consultation to the extent such party reasonably concludes that the press release or other public statement is required by applicable law, court process or by obligations under any listing agreement with any national securities exchange or quotation system.

Listing

SBS agreed to use reasonable best efforts to cause the SBS common stock to be issued in connection with the merger to be authorized for listing on Nasdaq prior to the completion of the merger. Pursuant to Nasdaq rules, SBS, on behalf of the combined company, submitted a new original listing application with Nasdaq on September 18, 2015, and the combined company will be required to comply with Nasdaq’s initial listing requirements.

State Takeover Laws

SBS, BMC and their respective boards of directors will use their reasonable best efforts to (i) take all action reasonably appropriate to ensure that no state takeover law is or becomes applicable to the merger agreement or any of the transactions contemplated therein and (ii) if any state takeover law, regulation or provision in either party’s governing documents becomes applicable to the merger agreement or any of the transactions contemplated therein, take all action reasonably appropriate to ensure that the merger and the other transactions contemplated by the merger agreement may be completed as promptly as practicable on the terms contemplated by the merger agreement.

Affiliate Transactions

Except as disclosed in the disclosure schedules to the merger agreement, at or prior to the effective time of the merger, each of SBS and BMC will cause transactions with its affiliates to be terminated without further liability to it, its subsidiaries or the combined company.

Indebtedness

Senior Notes. SBS and BMC will, as promptly as practicable after the date of the merger agreement, prepare a supplemental indenture to the indenture, dated September 20, 2013, governing BMC’s 9.0% Senior Secured Notes due in 2018 (which we refer to as the Notes). On the closing date of the merger, SBS, BMC and the guarantors party to such indenture will execute such supplemental indenture and deliver any required documentation required by the indenture in connection with the supplemental indenture. As of June 30, 2015, there was $250.0 million of principal outstanding under the Notes.

New Asset Based Loan Facility. SBS and BMC have received a joint commitment from Wells Fargo Bank, N.A. and Goldman Sachs Bank USA, contingent upon the closing of the merger, to consolidate and increase the available borrowing limit under their existing revolving asset based loan facilities to $450.0 million for use by the combined company. Available funds will be used to refinance outstanding balances under the current revolving credit facilities, to support up to $75.0 million in letters of credit and to fund transaction costs, general corporate purposes and working capital. The closing of the merger is not subject to closing the new asset based loan facility or any other financing conditions.

Control of Operations

The merger agreement provides that neither SBS nor BMC will, directly or indirectly, control the other party’s operations prior to the completion of the merger.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger (except as specified below, including after the SBS stockholder approval or the BMC stockholder approval is obtained):

•	by mutual written consent of SBS and BMC;

•	by written notice of either SBS or BMC:

•	if the merger has not been completed on or before December 31, 2015 (which we refer to as the end date); provided that the right to terminate pursuant to this bullet will not be available to a party if such failure of the merger to be completed on or before the end date is primarily the result of the failure of such party to perform in any material respect any of its obligations under the merger agreement;

•	if there exists a legal restraint or a proceeding has been instituted by a governmental entity and remains pending which would reasonably be expected to result in a legal restraint and such legal restrain has become final and nonappealable; provided that the right to terminate the merger agreement pursuant to this bullet will not be available to a party if the legal restraint having become final and non-appealable was primarily due to the failure of such party to perform in any material respect any of its obligations under the merger agreement;

•	if the SBS stockholder approval is not obtained at the SBS special meeting (unless such meeting has been adjourned, in which case at the final adjournment thereof);

•	if the other party breaches or fails to perform any of its covenants or agreements contained in the merger agreement, or if any of the representations or warranties of the other party contained therein fails to be true and correct, which breach or failure (i) would give rise to the failure of a closing condition regarding the accuracy of the other party’s representations and warranties or the performance of the other party’s obligations under the merger agreement and (ii) is not reasonably capable of being cured by the end date or, if reasonably capable of being cured, shall not have been cured (A) within 30 days following receipt of written notice from terminating party of such breach or failure or (B) any shorter period of time that remains between the date such terminating party provides written notice of such breach or failure and the end date; provided that the terminating party shall not have the right to terminate the merger agreement pursuant to this bullet if it is then in material breach of any covenant or agreement contained in the merger agreement, or if any of the representations or warranties of it contained therein then fails to be true and correct, which breach or failure would give rise to the failure of a closing condition regarding the accuracy of the such party’s representations and warranties or the performance of the such party’s obligations under the merger agreement;

•	by SBS if, prior to obtaining the BMC stockholder approval, the BMC written consent has not been obtained pursuant to the terms of the merger agreement within five business days after the date the Form S-4, of which this joint proxy and consent solicitation statement/prospectus constitutes a part, has been declared effective under the Securities Act by the SEC;

•	by BMC or SBS, as the case may be, prior to obtaining its stockholder approval, if such terminating party’s board of directors effected a recommendation change and enters into a definitive acquisition agreement, in each case, with respect to a bona fide, written acquisition proposal that did not result primarily from a breach of the non-solicitation provisions of the merger agreement if the party’s board determines in good faith after consultation with outside legal counsel and its financial advisor that such acquisition proposal constitutes a superior proposal; or

•	by BMC or SBS, as the case may be, prior to the other party’s obtaining its stockholder approval, in the event the other party’s board of directors effects a recommendation change or the other party is in breach in any material respect of the non-solicitation provisions of the merger agreement.

Effect of Termination; Termination Fees and Expenses

If the merger agreement is validly terminated, it will become void without any liability on the part of any party unless the party commits fraud or willfully and materially breaches any of its covenants or other agreements set forth in the merger agreement. The provisions of the merger agreement relating to the effects of termination, the confidentiality agreement between SBS and BMC, fees and expenses, termination payments, nonsurvival of representations and warranties, amendments and waivers, notices, definitions in the merger agreement, interpretation, severability, entirety of the merger agreement and third-party beneficiaries, governing law and venue, obligations of the parties, mutual drafting of the merger agreement, assignment, remedies and specific performance and waiver of jury trial will continue in effect notwithstanding termination of the merger agreement. Upon termination of the merger agreement, a party may become obligated to pay to the other party a termination fee. Except in the case of fraud or willful and material breach of the merger agreement, any termination fee paid will be the sole and exclusive remedy of the party receiving such termination fee.

The merger agreement contains a reciprocal termination fee of, in the case of termination by SBS, $15.73 million, and, in the case of termination by BMC, $23.6 million, payable under the circumstances described below:

•	by the terminating party to the non-terminating party if the termination is due to the terminating party effecting a superior proposal recommendation change and entering into a definitive acquisition agreement;

•	by BMC to SBS if SBS terminates the merger agreement due to the failure of BMC to obtain the BMC written consent adopting the merger agreement within five business days after the effective date of the registration statement on Form S-4, of which this joint proxy and consent solicitation statement/prospectus constitutes a part;

•	by the non-terminating party to the terminating party if the terminating party terminates due to the non-terminating party’s board of directors effecting a recommendation change or the non-terminating party breaching in any material respect the non-solicitation provisions of the merger agreement, provided that if either SBS or BMC terminates due to the failure to obtain the SBS stockholder approval and the other party would then have otherwise been entitled to terminate the merger agreement for the reasons set forth in this bullet, such terminating party shall be required to pay to the other party the termination fee;

•	by SBS to BMC in a situation that satisfies each of the following conditions:

•	SBS or its stockholders receive an acquisition proposal prior to SBS’s stockholder meeting for the purpose of obtaining the required stockholder approval;

•	SBS or BMC terminates the agreement due to the failure to obtain the SBS stockholder approval; and

•	within 12 months following termination of the merger agreement, SBS enters into or completes an acquisition proposal with respect to at least 50% of SBS’s stock or assets;

•	by SBS to BMC, or BMC to SBS, as applicable, in a situation that satisfies each of the following conditions (with such termination fee payable by the party that entered into or completed the acquisition proposal described below, which together with the termination payable pursuant to the immediately preceding bullet above, we refer to as a tail termination fee):

•	SBS or BMC or their respective stockholders receive an acquisition proposal prior to termination of the merger agreement;

•	thereafter, either

•	the merger agreement is terminated by SBS or BMC, as applicable, due to the occurrence of the end date (only to the extent that the party receiving the acquisition proposal has not either held a meeting to obtain the requisite stockholder approval or its stockholder approval has not been obtained); or

•	the merger agreement is terminated by SBS or BMC, as applicable, due to a breach of, or failure of the party receiving the acquisition proposal to perform any covenant or agreement, or if any of its representations or warranties fail to be true and correct, in the merger agreement; and

•	within 12 months following termination of the merger agreement, the party receiving the acquisition proposal enters into or completes an acquisition proposal with respect to at least 50% of such party’s stock or assets.

If the merger agreement is terminated (i) by SBS or BMC due to failure to consummate the merger by the end date (provided that either the SBS stockholder meeting has not occurred at or prior to the time of such termination or the SBS stockholder approval has not been obtained at or prior to the time of such termination) or due to the SBS stockholder approval not being obtained at the SBS stockholder meeting or (ii) by BMC if SBS breaches or fails to perform any of its covenants or agreements, or if SBS’s representations or warranties fail to be true and correct, which breach or failure (1) results in the failure of a closing condition for BMC and (2) is not reasonably capable of being cured by the end date (or if curable, has not been cured (A) within 30 days following receipt of written notice from BMC of such breach or failure or (B) any shorter period of time between the date BMC provides written notice and the end date), then SBS shall reimburse BMC for its eligible expenses by wire transfer of same day funds to an account designated by BMC within two business days of receipt from BMC of a detailed invoice therefor. Such amount will be credited against any SBS tail termination fee.

If the merger agreement is terminated (i) by SBS or BMC due to failure to consummate the merger by the end date (provided that the BMC stockholder approval has not been obtained at or prior to the time of such termination) or (ii) by SBS if BMC breaches or fails to perform any of its covenants or agreements, or if BMC’s representations or warranties fail to be true and correct, which breach or failure (1) results in the failure of a closing condition for SBS and (2) is not reasonably capable of being cured by the end date (or if curable, has not been cured (A) within 30 days following receipt of written notice from SBS of such breach or failure or (B) any shorter period of time between the date SBS provides written notice and the end date), then BMC shall reimburse SBS for its eligible expenses by wire transfer of same day funds to an account designated by SBS within two business days of receipt from SBS of a detailed invoice therefor. Such amount will be credited against any BMC tail termination fee.

Eligible expenses means the actual, reasonable and documented out-of-pocket fees and expenses incurred by a party prior to the termination of the merger agreement in connection with the preparation of the merger agreement, the Form S-4, this joint proxy and consent solicitation statement/prospectus, the merger and the other transactions contemplated in the merger agreement, and the terminating party’s due diligence investigation (including all reasonable fees, charges and disbursements of counsel, all fees and expenses payable to its accountants and financial advisors), up to an aggregate maximum amount of $5.0 million.

In the event that SBS or BMC, as applicable, fails to pay the termination fee or the eligible expenses when due, such party will pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action or proceeding taken to collect payment, together with interest on such unpaid amounts at the prime lending rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made.

Amendment, Extension and Waiver

Amendments

The merger agreement may be amended by the parties at any time before or after receipt of the SBS stockholder approval or the BMC stockholder approval; provided that (i) after receipt of the SBS stockholder approval, no amendment may be made that by law requires further approval by the stockholders of SBS without further approval by such stockholders, (ii) after receipt of the BMC stockholder approval, no amendment may be made that by law requires further approval by the stockholders of BMC without further approval by such stockholders, (iii) no amendment shall be made after the effective time of the merger and (iv) except as provided above, no amendment may be submitted for approval by the stockholders of SBS or the stockholders of BMC unless required by law. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Extension; Waiver

At any time prior to the completion of the merger, the parties, by action taken or authorized by their respective boards of directors may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, (iii) waive compliance with any covenants and agreements contained in the merger agreement or (iv) waive the satisfaction of any of the conditions contained in the merger agreement.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

THE SBS VOTING AGREEMENT

The following is a summary of certain material terms and provisions of the SBS voting agreement. This summary does not purport to describe all of the terms and provisions of the SBS voting agreement and is qualified in its entirety by the complete text of the SBS voting agreement, which is included as Annex D of this joint proxy and consent solicitation statement/prospectus and incorporated by reference herein. All stockholders of SBS and BMC are urged to read the SBS voting agreement carefully and in its entirety, as well as this joint proxy and consent solicitation statement/prospectus, before making any decisions regarding the merger agreement and the transactions contemplated therein, including the merger.

In connection with the execution of the merger agreement on June 2, 2015, BMC entered into the SBS voting agreement with certain funds affiliated with Gores, SBS’s largest stockholder, which own approximately 38% of SBS’s outstanding common stock, and Messrs. Rea, Yeazel and Major, who own approximately 3%, 1% and 1%, respectively, of SBS’s outstanding common stock. The SBS voting agreement is included as Annex D of this joint proxy and consent solicitation statement/prospectus. Under the SBS voting agreement, each of the stockholders agreed, severally and not jointly, to the following covenants:

•	Voting. Each such stockholder has agreed to (i) appear at any meeting of the SBS stockholders or otherwise cause all shares of SBS common stock such stockholder owns, either beneficially or of record (which we refer to as the SBS covered shares), to be counted as present at such meeting for purposes of calculating a quorum and (ii) vote (or cause to be voted) all of such stockholder’s SBS covered shares (including by written consent) in favor of the adoption of the merger agreement, the approval of the terms thereof and of the merger and each of the other transactions contemplated by the merger agreement, including the approval of the issuance of SBS common stock pursuant to the merger agreement. Each such stockholder has also agreed to vote (or cause to be voted), or execute a written consent, with respect to all of such stockholder’s SBS covered shares against each of the following: (1) any SBS acquisition proposal or any agreement relating thereto (other than pursuant to the merger agreement), (2) any amendment of the SBS charter or the SBS bylaws (other than pursuant to the merger agreement) or (3) any other proposal, action, agreement or transaction which, in the case of clause (2) or (3), would reasonably be expected to (A) result in a breach of any covenant, agreement, obligation, representation or warranty of SBS contained in the merger agreement or of such stockholder contained in the SBS voting agreement, (B) prevent, materially impede, interfere with, be inconsistent with, delay, discourage or adversely affect the consummation of the transactions contemplated by the merger agreement or (C) change in any manner the voting rights of the SBS common stock (we refer to the matters described in clauses (1), (2) and (3) as the SBS vote-down matters).

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Restrictions on Transfer. Each such stockholder has agreed not to (i) sell, transfer, pledge, encumber, exchange, assign, tender or otherwise dispose of (which we refer to in this section as “transfer”), or consent to or permit any transfer of, any SBS covered shares or any rights to acquire any securities or equity interests of SBS, or enter into any contract, option, call or other arrangement with respect to the transfer of any SBS covered shares or any rights to acquire any securities or equity interests of SBS, to any person (other than in accordance with the terms of the SBS voting agreement) or (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any SBS covered shares or rights to acquire any securities or equity interests of SBS (other than the SBS voting agreement). However, each such stockholder is permitted to (1) transfer SBS covered shares to (A) any affiliate, (B) by will or by operation of law or other transfers to immediate family members, trusts for the benefit of such stockholder or any immediate family member of such stockholder or other transfers for estate planning purposes, or upon the death of such stockholder, or (C) in connection with bona fide gifts to charitable organizations or other gift transfers, provided that, in each case described in clauses (A), (B) and/or (C) above, any such transferee must agree in writing to be bound by the SBS voting agreement prior to or concurrently with the consummation of any such transfer, (2) with respect to such stockholder’s SBS restricted stock units, if any, (A) that are exercised, vest or settle, as applicable, on or prior to December 31, 2015, transfers of SBS covered shares to SBS in order to satisfy required withholding taxes applicable upon the exercise, vesting or settlement of such SBS restricted stock units or (B) that are forfeited on or prior to December 31, 2015, transfers of SBS covered shares to SBS in connection with such forfeiture, and (3) transfers of SBS covered shares pursuant to the terms of such stockholder’s 10b-5 plan or arrangement with SBS, if any, in effect on June 2, 2015.

•	Irrevocable Proxy. Each such stockholder irrevocably granted to, and appointed, BMC and any of its designees as such stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution) to vote all of such stockholder’s SBS covered shares and to act by written consent (i) in favor of the adoption of the merger agreement and the approval of the terms thereof, the merger and each of the other transactions contemplated by the merger agreement, including the approval of the issuance of SBS common stock pursuant to the merger agreement and (ii) against any SBS vote-down matter. The proxy expires upon the termination of the SBS voting agreement.

•	Waiver of Certain Rights. Each such stockholder agreed to irrevocably and unconditionally waive, and not to exercise, assert or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent from the merger that it may at any time have under applicable law. Each such stockholder also has agreed not to commence, join in, facilitate, assist or encourage, and has agreed to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against BMC, SBS or any of their respective successors, directors or officers (i) challenging the validity of, or seeking to enjoin the operation of, any provision of the SBS voting agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the merger agreement.

•	No Solicitation. Each such stockholder has agreed not to (and direct its directors, officers and employees not to) (i) solicit, initiate, induce, or knowingly facilitate or encourage the submission or announcement of any SBS acquisition proposal, or any inquiries, proposals or offers that may reasonably be expected to lead to an SBS acquisition proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to SBS or any of its subsidiaries or otherwise cooperate in any way with, assist or facilitate any person with respect to, or cooperate in any way with any person with respect to any SBS acquisition proposal or any inquiry or proposal that may reasonably be expected to lead to an SBS acquisition proposal, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable any SBS acquisition agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any SBS acquisition proposal, or requiring, or reasonably expected to cause, SBS to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the merger or any of the other transactions contemplated by the merger agreement or (iv) resolve, propose or agree to do any of the foregoing; provided, that each such stockholder may take any action permitted to be taken by a representative of SBS pursuant to Section 5.02(c) of the merger agreement. Each such stockholder is also required to (and direct its directors, officers and employees to) immediately cease all existing discussions or negotiations by such persons with any person respect to any SBS acquisition proposal, or any inquiry or proposal that may reasonably be expected to lead to an SBS acquisition proposal.

•	Termination of SBS Voting Agreement. The SBS voting agreement will terminate upon the earliest to occur of (i) the consummation of the merger, (ii) the termination of the merger agreement, (iii) the effective date of any amendment, waiver or other modification to the merger agreement that reduces or changes the amount or form of consideration payable to such stockholders, increases or changes the amount or form of consideration payable by SBS, BMC or the combined company pursuant to the merger agreement, subjects such stockholders to personal liability or is materially adverse to such stockholders, (iv) the date on which the SBS board makes a recommendation change and (v) for any stockholder, the date on which such stockholder no longer beneficially owns any SBS common stock.

THE BMC VOTING AGREEMENT

The following is a summary of certain material terms and provisions of the BMC voting agreement. This summary does not purport to describe all of the terms and provisions of the BMC voting agreement and is qualified in its entirety by the complete text of the BMC voting agreement, which is included as Annex E of this joint proxy and consent solicitation statement/prospectus and incorporated by reference herein. All stockholders of SBS and BMC are urged to read the BMC voting agreement carefully and in its entirety, as well as this joint proxy and consent solicitation statement/prospectus, before making any decisions regarding the merger agreement and the transactions contemplated therein, including the merger.

In connection with the execution of the merger agreement on June 2, 2015, SBS entered into the BMC voting agreement with certain funds affiliated with DK, Robotti & Company Advisors, LLC and MFP Partners, L.P., which collectively own approximately 51.7% of BMC’s outstanding common stock, Paul S. Street, BMC’s chief administrative officer and general counsel, who owns approximately 1.3% of BMC’s outstanding common stock, and two entities affiliated with Mr. Alexander, which collectively own approximately 1.4% of BMC’s outstanding common stock. The BMC voting agreement is included as Annex E of this joint proxy and consent solicitation statement/prospectus. Under the BMC voting agreement, each of the stockholders agreed, severally and not jointly, to the following covenants:

•	Voting. Each such stockholder has agreed to (i) appear at any meeting of the BMC stockholders or otherwise cause all shares of BMC common stock such stockholder owns, either beneficially or of record (which we refer to as the BMC covered shares), to be counted as present at such meeting for purposes of calculating a quorum and (ii) vote (or cause to be voted) all of such stockholder’s BMC covered shares (including by written consent) in favor of the adoption of the merger agreement, the approval of the terms thereof and of the merger and each of the other transactions contemplated by the merger agreement. Each such stockholder has also agreed to vote (or cause to be voted), or execute a written consent, with respect to all of such stockholder’s BMC covered shares against each of the following: (1) any BMC acquisition proposal or any agreement relating thereto (other than pursuant to the merger agreement), (2) any amendment of the BMC charter or the BMC bylaws (other than pursuant to the merger agreement) or (3) any other proposal, action, agreement or transaction which, in the case of clause (2) or (3), would reasonably be expected to (A) result in a breach of any covenant, agreement, obligation, representation or warranty of BMC contained in the merger agreement or of such stockholder contained in the BMC voting agreement, (B) prevent, materially impede, interfere with, be inconsistent with, delay, discourage or adversely affect the consummation of the transactions contemplated by the merger agreement, or (C) change in any manner the voting rights of the BMC common stock (we refer to the matters described in clauses (1), (2) and (3) as the BMC vote-down matters).

•	Written Consent. Each such stockholder has agreed to execute and deliver the a written consent adopting the merger agreement with respect to all of the stockholder’s BMC covered shares within two business days after the registration statement on Form S-4, of which this joint proxy and consent solicitation statement/prospectus constitutes a part, is declared effective under the Securities Act by the SEC.

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Restrictions on Transfer. Each such stockholder has agreed not to (i) sell, transfer, pledge, encumber, exchange, assign, tender or otherwise dispose of (which we refer to in this section as “transfer”), or consent to or permit any transfer of, any BMC covered shares or any rights to acquire any securities or equity interests of BMC, or enter into any contract, option, call or other arrangement with respect to the transfer of any BMC covered shares or any rights to acquire any securities or equity interests of BMC, to any person (other than in accordance with the terms of the BMC voting agreement) or (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any BMC covered shares or rights to acquire any securities or equity interests of BMC (other than the BMC voting agreement). However, each such stockholder is permitted to (1) transfer BMC covered shares to (A) any affiliate, (B) by will or by operation of law or other transfers to immediate family members, trusts for the benefit of such stockholder or any immediate family member of such stockholder or other transfers for estate planning purposes, or upon the death of such stockholder, or (C) in connection with bona fide gifts to charitable organizations or other gift transfers, provided that, in each case described in clauses (A), (B) and/or (C) above, any such transferee must agree in writing to be bound by the BMC voting agreement prior to or concurrently with the consummation of any such transfer and (2) with respect to such stockholder’s BMC restricted stock units, if any, (A) that are exercised, vest or settle, as applicable, on or prior to December 31, 2015, transfers of BMC covered shares to BMC in order to satisfy required withholding taxes applicable upon the exercise, vesting or settlement of such BMC restricted stock units or (B) that are forfeited on or prior to December 31, 2015, transfers of BMC covered shares to BMC in connection with such forfeiture.

•	Irrevocable Proxy. Each such stockholder irrevocably granted to, and appointed, SBS and any of its designees as such stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution) to vote all of such stockholder’s BMC covered shares and to act by written consent (i) in favor of the adoption of the merger agreement and the approval of the terms thereof, the merger and each of the other transactions contemplated by the merger agreement and (ii) against any BMC vote-down matter. The proxy expires upon the termination of the BMC voting agreement.

•	Waiver of Certain Rights. Each such stockholder agreed to irrevocably and unconditionally waive, and not to exercise, assert or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent from the merger that it may at any time have under applicable law. Each such stockholder also has agreed not to commence, join in, facilitate, assist or encourage, and has agreed to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SBS, BMC or any of their respective successors, directors or officers (i) challenging the validity of, or seeking to enjoin the operation of, any provision of the BMC voting agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the merger agreement.

•	No Solicitation. Each such stockholder has agreed not to (and direct its directors, officers and employees not to) (i) solicit, initiate, induce, or knowingly facilitate or encourage the submission or announcement of any BMC acquisition proposal, or any inquiries, proposals or offers that may reasonably be expected to lead to a BMC acquisition proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to BMC or any of its subsidiaries or otherwise cooperate in any way with, assist or facilitate any person with respect to, or cooperate in any way with any person with respect to any BMC acquisition proposal or any inquiry or proposal that may reasonably be expected to lead to a BMC acquisition proposal, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable any BMC acquisition agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any BMC acquisition proposal, or requiring, or reasonably expected to cause, BMC to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the merger or any of the other transactions contemplated by the merger agreement or (iv) resolve, propose or agree to do any of the foregoing; provided, that each such stockholder may take any action permitted to be taken by a representative of BMC pursuant to Section 5.03(c) of the merger agreement. Each such stockholder is also required to (and direct its directors, officers and employees to) immediately cease all existing discussions or negotiations by such persons with any person respect to any BMC acquisition proposal, or any inquiry or proposal that may reasonably be expected to lead to a BMC acquisition proposal.

•	Termination of BMC Voting Agreement. The BMC voting agreement will terminate upon the earliest to occur of (i) the consummation of the merger, (ii) the termination of the merger agreement, (iii) the effective date of any amendment, waiver or other modification to the merger agreement that reduces or changes the amount or form of consideration payable to such stockholders, or increases or changes the amount or form of consideration payable by SBS, BMC or the combined company pursuant to the merger agreement, subjects such stockholders to personal liability or is materially adverse to such stockholders, (iv) the date on which the BMC board makes a recommendation change and (v) for any stockholder, the date on which such stockholder no longer beneficially owns any BMC common stock.

THE REGISTRATION RIGHTS AGREEMENT

The following is a summary of certain material terms and provisions of the registration rights agreement. This summary does not purport to describe all of the terms and provisions of the registration rights agreement and is qualified in its entirety by the complete text of the registration rights agreement, a copy of which is included as Annex G of this joint proxy and consent solicitation statement/prospectus and incorporated by reference herein. All stockholders of SBS and BMC are urged to read the registration rights agreement carefully and in its entirety, as well as this joint proxy and consent solicitation statement/prospectus, before making any decisions regarding the merger agreement and the transactions contemplated therein, including the merger.

In connection with the execution of the merger agreement on June 2, 2015, SBS entered into a registration rights agreement with the stockholder group, which consists of certain stockholders affiliated with DK (which collectively own 28.0% of BMC’s outstanding common stock prior to the merger and will own approximately 16.8% of SBS’s outstanding common stock after giving effect to the merger), Robotti & Company Advisors, LLC (which collectively own 14% of BMC’s outstanding common stock prior to the merger and will own approximately 8.4% of SBS’s outstanding common stock after giving effect to the merger) and Gores (which collectively own 38.0% of SBS’s outstanding common stock prior to the merger and will own approximately 15.2% of SBS’s outstanding common stock after giving effect to the merger). The registration rights agreement will become effective automatically upon, and only upon, the closing of the merger. Pursuant to the registration rights agreement, SBS will grant the stockholder group registration rights with respect to the shares of SBS common stock held by the stockholders affiliated with Gores as of the date of the closing of the merger and the shares of SBS common stock issuable to the stockholders affiliated with DK and Robotti & Company Advisors, LLC pursuant to the merger agreement and the transactions contemplated therein (which we refer to as the registrable shares). The registration rights only apply to registrable shares and not shares of SBS common stock subsequently acquired by any party. Shares of SBS common stock cease to be registrable shares when they have been sold or distributed pursuant to a public offering, sold in compliance with Rule 144 under the Securities Act or repurchased by SBS or a subsidiary of SBS. The registration rights will include demand registration rights, shelf registration rights and “piggyback” registration rights, as well as customary indemnification. The rights are subject to certain holdback and suspension periods. All fees, costs and expenses related to registrations generally will be borne by SBS, other than (i) expenses relating to demand registration rights requested by the stockholder group more than four years after the merger and (ii) underwriting discounts and commissions attributable to the sale of shares of SBS common stock by the stockholder group pursuant to a demand registration or a piggyback registration, as applicable, which will be borne by the members of the stockholder group selling securities pursuant to such registration. The registration rights agreement is included in this joint proxy and consent solicitation statement/prospectus as Annex G.

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Demand Registration Rights. The registration rights agreement will grant demand registration rights to each of the following: (i) the holders of a majority of the registrable shares held at such time by all of the stockholders affiliated with DK, (ii) the holders of a majority of the registrable shares held at such time by all of the stockholders affiliated with Gores and (iii) the holders of a majority of the registrable shares held at such time by all of the stockholders affiliated with Robotti & Company Advisors, LLC. We refer to any of the groups set forth in clauses (i)-(iii) as an electing stockholder group. SBS will be required, upon the written request of one or more electing stockholder group, to file a registration statement on Form S-1 or any similar long-form registration statement, or on Form S-3 or any similar short-form registration statement, if available, pursuant to its demand rights under the registration rights agreement. SBS is required to use its reasonable best efforts to make short-form registrations available for the sale of registrable shares at all times. Within ten days after the filing of the registration statement, SBS will give written notice of the demand registration to all other holders of registrable shares and will include in such demand registration all registrable shares with respect to which SBS has received written requests for inclusion therein within 15 days after the receipt of SBS’s notice; provided, however, that, with the consent of the electing stockholder group(s) requesting such registration, SBS may provide notice of the demand registration to all other holders of registrable shares within three business days following the non-confidential filing of the registration statement with respect to the demand registration so long as such registration statement is not an automatic shelf registration statement (as provided for in Rule 405 of the Securities Act). Each electing stockholder group is entitled to request an unlimited number of long-form registrations and short-form registrations.

•	Shelf Registration Rights. The registration rights agreement grants each electing stockholder group shelf registration rights. Subject to SBS’s eligibility to use Form S-3, each electing stockholder group is entitled to request that SBS file a shelf registration statement with respect to some or all of its shares of SBS common stock, and, upon such request, SBS is required to file such registration statement as promptly as practicable, subject to certain exceptions. SBS is required to cause any shelf registration statement to remain continuously effective for such time period as is specified in the request from the electing stockholder group(s), but for no time period longer than the period ending on the earliest of: (i) the third anniversary of the date of filing of such shelf registration, (ii) the date on which all registrable shares covered by such shelf registration have been sold pursuant to the shelf registration, and (iii) the date as of which there are no longer any registrable shares covered by such shelf registration in existence.

•	“Piggyback” Registration Rights. The registration rights agreement grants the stockholder group “piggyback” registration rights. If SBS registers any of its shares of common stock (other than pursuant to a demand registration, in connection with registrations on Form S-4 or Form S-8 or registrations on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of registrable shares), either for its own account or for the account of other stockholders, the stockholder group will be entitled, subject to certain exceptions and limitations, to include its shares of common stock in the registration.

•	Holdback Periods. No holder of registrable shares may dispose of or enter into any arrangement that transfers any of the economic consequences or ownership of any registrable shares (which we refer to as a sale transaction) prior to the earlier to occur of (i) the 91st day from the date the merger is consummated and (ii) the later to occur of December 15, 2015 and the 75th day from the date the merger is consummated. The holders of registrable shares agree that, if required by any electing stockholder group in connection with any underwritten public offering of registrable shares, each holder of registrable shares will enter into lock-up agreements with the managing underwriter(s) of such underwritten public offering in such form as agreed to by the holders of a majority of the registrable shares participating in such public offering. In the absence of any such lock-up agreement, each holder of registrable shares has agreed not to effect any sale transaction during the period commencing on the earlier of the date on which SBS gives notice to the holders of registrable shares of the circulation of a preliminary or final prospectus for such public offering or the “pricing” of such offering and continuing to the date that is 90 days following the date of the final prospectus for such public offering (which we refer to as the holdback period). If (i) SBS issues an earnings release or discloses other material information or a material event relating to SBS and its subsidiaries occurs during the last 17 days of any holdback period or (ii) prior to the expiration of any holdback period, SBS announces that it will release earnings results during the 16 day period beginning upon the expiration of such period, then any holdback period will generally be extended until 18 days after the earnings release or disclosure of other material information or the occurrence of the material event, as the case may be (which we refer to as a holdback extension).

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Suspension Periods. In addition, SBS may delay or suspend the filing, effectiveness or use of a registration statement for up to 60 days from the date of the request, which we refer to as a suspension period, if (i) the SBS board determines in its reasonable good faith judgment that the offer or sale of registrable shares would reasonably be expected to have a material adverse effect on any proposal or plan by SBS or any of its subsidiaries to engage in any material acquisition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization or other transaction involving SBS, (ii) upon advice of counsel, the sale of registrable shares pursuant to the registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law, and (iii) (x) SBS has a bona fide business purpose for preserving the confidentiality of such transaction or (y) disclosure would have a material adverse effect on SBS or SBS’s ability to consummate such transaction. During any 12-month period, there will not be more than one suspension period, although SBS may extend the suspension period for an additional consecutive 60 days with the consent of the holders of a majority of the registrable shares requesting registration, which consent may not be unreasonably withheld or delayed.

•	General Restriction on Sale and Volume Limitations. Subject to certain exceptions, except as may otherwise be agreed by SBS and all three of the electing stockholder groups, no stockholder group can sell any registrable shares except in a sale pursuant to a registration statement subject to the registration rights agreement. Subject to certain exceptions, no stockholder group can in any one calendar quarter sell more than 15% of the number of registrable shares held by such stockholder group immediately following the consummation of the merger (we refer to any registrable shares that such stockholder group could have sold during any calendar quarter but did not sell as carryforward shares). If a stockholder group does not sell the full amount of shares permitted in any calendar quarter, then such stockholder group may, in any future calendar quarter, sell the carryforward shares in addition to such stockholder group’s normal quarterly limitation, provided, however, that in no event may any stockholder group sell more than 25% of the number of registrable shares held by such stockholder group immediately following the consummation of the merger. Such volume limitations can be exceeded with the consent of SBS and all three of the electing stockholder groups. In addition, in order to satisfy withdrawal demands from their limited partners for withdrawals for the year ended December 31, 2015, the stockholders affiliated with Robotti & Company Advisors, LLC that are parties to the registration rights agreement can sell up to 25% of the number of registrable shares held by such stockholders as of the time immediately following the consummation of the merger in a registered offering prior to December 31, 2015, and, if such stockholders are not able to sell registrable shares pursuant to a registered offering prior to December 31, 2015, they may pledge up to 50% of the number of registrable shares held by such stockholders as of the time immediately following the consummation of the merger to secure one or more loans to provide funds to meet such withdrawal demands. The restrictions on sale and volume limitations in the registration rights agreement will terminate as to any stockholder group at such time as the registrable shares held by such stockholder group constitute less than 5% of the then outstanding shares of SBS common stock. In addition, if at any time such restrictions have terminated as to two of the stockholder groups, then such provisions will terminate as to the remaining stockholder group at such time as such remaining stockholder group has sold at least 50% of the registrable shares held by such stockholder group as of the time immediately following the consummation of the merger.

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Agreements of SBS. With respect to any demand registration by the stockholder groups for an underwritten offering in excess of $30.0 million, SBS will agree not to file any registration statement for a public offering or cause any such registration statement to become effective, or effect any public sale or distribution of its equity securities, or any securities, options or rights convertible into or exchangeable or exercisable for such securities during the period commencing on the earlier of the date on which SBS gives notice to the stockholder groups of the circulation of a preliminary or final prospectus for such public offering relating to the demand registration or the “pricing” of such offering and continuing to the date that is 90 days following the date of the final prospectus for such offering. Commencing January 1, 2017, these restrictions on SBS will not apply if SBS advises the electing stockholder group requesting an underwritten public offering that the SBS board had determined, prior to receipt of such request, to seek to effect a public offering within the 90 day period following the receipt of such request. In the event of any such notice, the electing stockholder group shall be entitled to piggyback registration rights in such public offering by SBS. If the electing stockholder group elects to pursue a piggyback registration and the managing underwriters advise SBS that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, SBS shall include in such registration (i) first, the registrable shares requested to be included in such registration up to an amount equal to 50% of the aggregate number of securities that can be sold without any such adverse effect and (ii) second, the securities SBS proposes to sell. These restrictions on SBS will terminate when the restrictions described above on the stockholder groups have terminated as to two of the stockholder groups.

•	Indemnification. Subject to certain exceptions, SBS has agreed to indemnify and hold harmless each holder of registrable shares, such holder’s officers, directors, employees, agents and representatives, and each person who controls such holder (within the meaning of the Securities Act) (we refer to these persons as the indemnified parties) against all losses, claims, actions, damages, liabilities and expenses caused by, resulting from, arising out of, based upon or related to any of the following statements, omissions or violations by SBS: (i) any untrue or alleged untrue statement of material fact contained in (A) any registration statement, prospectus, preliminary prospectus or free-writing prospectus, or any amendment thereof or supplement thereto or (B) any application or other document or communication executed by or on behalf of SBS or based upon written information furnished by or on behalf of SBS filed in any jurisdiction in order to qualify any securities covered by such registration under the securities laws thereof, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by SBS of the Securities Act or any other similar federal, state or foreign securities laws or any rule or regulation promulgated thereunder applicable to SBS and relating to action or inaction required of SBS in connection with any such registration, qualification or compliance. In addition, SBS will reimburse the indemnified parties for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such losses.

•	Expenses. All fees, costs and expenses related to registrations generally will be borne by SBS, other than (i) expenses relating to demand registration rights requested by the stockholder group more than four years after the effective time of the merger and (ii) underwriting discounts and commissions attributable to the sale of shares of SBS by the stockholder group pursuant to a demand registration or a piggyback registration, as applicable, which will be borne by the members of the stockholder group selling securities pursuant to such registration.

•	Termination. The registration rights agreement will become effective if and when, and only if and when, the merger is consummated. If the merger agreement is terminated, the registration rights agreement will terminate. If the registration rights agreement becomes effective, it will terminate on the fifth anniversary of the date on which it becomes effective.

BMC’s BUSINESS

The following section describes BMC’s business as of June 30, 2015. BMC evaluated events that occurred subsequent to June 30, 2015 but before October 16, 2015, the date of filing of this joint proxy and consent solicitation statement/prospectus. There was no material impact of such events on BMC’s historical financial statements presented in this joint proxy and consent solicitation statement/prospectus.

Overview

BMC, headquartered in Atlanta, Georgia, is a leading provider of residential building products and construction services to professional builders and contractors primarily in the western and southeastern United States and Texas. BMC distributes lumber and other building materials, including millwork and trusses. In conjunction with these offerings, BMC also provides targeted construction services, which include framing, insulation, stucco installation and other specialty installation offerings. BMC also manufactures customized truss offerings, which include roof and floor trusses. Given the generally fragmented nature of the competition in its markets, with smaller suppliers carrying narrower and less comprehensive product and service offerings, BMC believes that its extensive selection of products and services, combined with the strength of its distribution network, procurement capability, sales force and access to capital makes BMC a preferred supplier for many of BMC’s customers.

BMC serves its customers through an integrated network of 38 lumber yards, 18 truss manufacturing facilities, 26 millwork operations and 8 showroom and design centers strategically located in markets in the western and southeastern United States and Texas. BMC maintains centralized corporate controls to monitor purchases and sales, while relying on its market managers and sales force to best service specific market needs. BMC customers value the breadth of its offerings, its customized solutions, its dependable service and the local expertise of its employees. BMC believes it is a critical component of its customers’ supply chain, as BMC helps them save time and money, reduce building site waste and enhance the overall quality of their building projects. Based on single-family building permit activity data compiled by the NAHB for the six months ended June 30, 2015, BMC provides building products and construction services in 11 of the top 25 single-family construction markets in the United States, and most of its facilities are located in markets that benefit from year-round construction.

For 2014, BMC generated sales of $1.311 billion, net income of $94.0 million and Adjusted EBITDA of $77.3 million. For the six months ended June 30, 2015, BMC generated sales of $650.1 million, net loss of $1.4 million and Adjusted EBITDA of $32.4 million. For a reconciliation of net income (loss) to Adjusted EBITDA, see page [●], “Selected Historical Financial Information of BMC” in this joint proxy and consent solicitation statement/prospectus.

The following map shows BMC’s geographic footprint as of June 30, 2015.

As U.S. single-family residential construction has recovered from the trough experienced in 2011, BMC’s markets have benefited from improving economic trends and an increase in housing related activity. The following table depicts single-family permit trends within BMC’s primary areas of operation.

Market	2014 Single-family permits(1)	2014 vs. 2013 Single-family permit increase (decrease)
Texas	83,558	10.3%
California	30,489	2.3%
Colorado	14,269	10.2%
Washington	9,319	(0.7)%
Utah	8,290	(0.3)%
Nevada	6,767	(4.2)%
Idaho	4,573	(3.6)%
New Mexico	956	12.1%
Montana	453	(2.6)%

Total BMC Single-family Markets(2)	158,674	6.3%
Total U.S.	630,300	1.5%

Source: U.S. Census Bureau

(1)	Utilizes building permit data as of December 2014 in counties where BMC conducts business.
(2)	North Carolina has been excluded because BMC operations in North Carolina primarily serve the multi-family housing market.

Products and Services

BMC provides a mix of products and services to a diversified customer base of national, regional and custom homebuilders, multi-family and light commercial general contractors, and repair and remodeling contractors. BMC has four primary categories of products and services:

1.	Lumber and Building Materials. BMC provides timely, accurate and on-site delivery of lumber and other building materials, including dimensional lumber, lumber sheet goods, including oriented strand board (which we refer to as OSB), wall panels, building hardware and engineered wood products used in on-site house framing. These offerings include BMC’s Ready-Frame product, which is precision-cut, labeled and packaged dimensional lumber, designed to reduce construction time, labor and material waste.

2.	Millwork. BMC’s millwork specialists utilize precise on-site measurements and customized software to design customer specific millwork solutions. BMC’s millwork products include doors, moldings, interior trims, stairs and railings, cabinets and windows. BMC also provides millwork installation services to selected customers.

3.	Truss. BMC’s in-house designers work closely with builders and their architects to optimize and efficiently design truss products used in building projects, which helps reduce its customers’ overall building costs. BMC’s truss offerings encompass many different types of roof and floor trusses.

4.	Construction Services. BMC provides market specific and targeted construction services that include framing, insulation, stucco and other specialty installation offerings. Construction services are typically only provided in connection with its other offerings.

BMC’s sales by product category were as follows:

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Lumber and building materials	43.1%	42.9%
Millwork(1)	31.2%	28.7%
Truss	6.6%	6.4%
Construction services	19.1%	22.0%

	100.0%	100.0%

(1)	Includes millwork construction services. Millwork construction services represented approximately 8% for the six months ended June 30, 2015 and 6% of sales for the year ended December 31, 2014. These are classified as construction services in BMC’s consolidated statements of operations.

BMC’s Competitive Strengths

Scalable business model

BMC continues to transform its business with a number of initiatives designed to optimize its cost and organizational structure, product and services mix, market selection, capital investments and resource allocation. BMC believes it is well positioned to benefit from the recovery in the housing market and, given the scalability of its operations, better able to manage the cyclicality of the market.

The following are key elements to BMC’s continuing transformation:

•	Improvement in sales mix. BMC is focused on growing its sales in higher gross margin (gross profit as a percent of sales) product and service categories by leveraging its design expertise in millwork and truss products and expanding sales of its Ready-Frame optimized lumber packages to all of its markets. BMC has correspondingly reduced its emphasis on labor-intensive construction services and is typically providing these services on an integrated basis with sales of its lumber, truss and millwork products as a means to drive and expand its core product sales. As a result, construction services represented 22% of BMC’s sales for 2014 as compared to 25.6% in 2012. This improvement in sales mix was one reason gross margin increased to 22.5% in 2014 as compared to 20.3% in 2012.

•	Investment in its people. BMC continues to invest in its leadership team and employees. In 2014, BMC added the Chief Operating Officer role to its management team to introduce Six Sigma and Lean Manufacturing concepts to its operations and drive enhanced customer service and expense productivity. Also in 2014, BMC appointed a new Vice President of Human Resources, who also has Six Sigma and Lean Manufacturing experience as well as a strong organizational development background. As part of its focus on window sales, BMC added a National Window Sales Director to coordinate purchases with its suppliers and grow this strategic product category. BMC also named two new market managers which resulted from internal promotions.

•	Deploy targeted capital investments. BMC has continued to invest in the expansion and modernization of its fleet, material handling equipment and truss production capabilities to increase its capacity to meet increasing demand while driving improved expense productivity. In addition, BMC is making information technology investments with a specific focus on mobile application capabilities to enhance the productivity of its sales force.

Critical component of industry supply chain

BMC believes its direct distributor value chain, in combination with its ability to custom design and install millwork and efficiently design and manufacture truss products, wall panels and its Ready-Frame product line, gives it a competitive advantage in its markets. Furthermore, since 2009, BMC has rationalized its vendor base across key product lines and has shifted a greater percentage of its procurement away from two-step distributors and in favor of direct procurement of products from mills and manufacturers. BMC’s strong vendor relationships and local knowledge of optimal product solutions enable it to act as a critical resource to its contractor customers and their architects.

Diversified customer base

BMC maintains a diversified customer base of national, regional and custom homebuilders, multi-family and light commercial general contractors and repair and remodeling contractors. BMC primarily serves the growing new residential construction market and enjoys low customer concentration. For 2014, no single customer exceeded 5% of sales and BMC’s top ten customers accounted for approximately 22% of sales. Moreover, BMC’s centralized management of customer receivables has allowed it to maintain a strong collection history, resulting in bad debt write-offs as a percentage of sales of 0.04%, 0.03% and 0.10% for 2014, 2013 and 2012, respectively.

BMC monitors its customer profitability, maintains a disciplined approach to its sales contracts and limits entering into highly competitive, lower margin sales contracts. BMC focuses on servicing its national customers on a regional level to efficiently manage its procurement and inventory while providing excellent service and timely delivery. BMC minimizes long-term customer contracts with fixed pricing and endeavors to closely coordinate its sales and procurement to mitigate commodity price exposure.

Proven management team and sales force

BMC’s core management team averages over 32 years of industry and manufacturing experience. Additionally, BMC’s market managers and key sales people benefit from average industry experience of approximately 30 years. BMC’s management team has implemented operating initiatives resulting in a more focused and leaner organization that is well positioned to continue to benefit from the U.S. housing recovery and better weather another cyclical downturn. Key initiatives developed and which are ongoing under the direction of BMC’s current management team include coordination of purchasing decisions across its network, consolidation of vendor relations, cross-selling incentives for the sales force and innovative customer solutions such as the Ready-Frame product.

BMC’s Strategy

BMC intends to profitably grow its sales, improve its operating margins and enhance operating cash flow by employing the following strategic initiatives.

Leverage BMC’s scalable business model to capitalize on the housing market recovery

Since the housing market downturn and through the current recovery, BMC has significantly changed its business model and organizational culture, and improved its cost structure to create an efficient operating platform that BMC believes will enable it to improve operating results and cash flow as U.S. construction markets recover. BMC intends to continue to emphasize sourcing, pricing discipline and working capital management to further improve the operating leverage of its fixed cost base. As its builder and contractor customers look to expand their business activities to meet the growing demand for single-family and multi-family residences, BMC plans to continue to leverage its position as a preferred supplier to grow its business.

Increase BMC’s market share and expand its opportunities with its customers

BMC believes its sales force maintains a comprehensive understanding of its customers’ needs and will leverage demand for product solutions in its markets to expand its share of its customers’ spend. BMC also intends to continue to introduce unique and value added offerings, such as Ready-Frame, in existing and new markets and expand its manufacturing capacity of customized truss offerings. Due to BMC’s position in the supply chain, which gives it broad access to manufacturers, contractors, architects and designers, BMC believes it will continue to quickly identify current and future trends in customer demand, thereby providing additional opportunities for growth.

Enhance BMC’s partnerships with its vendors

BMC’s goal is to be the preferred building materials distributor for its vendors in its markets. BMC’s size, scale, access to capital and strategic market exposure provide its vendors with a better opportunity to reach a wide array of end users within the attractive markets it serves. BMC believes its annual BMC National Conference is unique in its industry. Attended by approximately 500 vendors and 600 customers in January 2015, the BMC National Conference brings together customers, architects, designers, vendors and employees of BMC. BMC intends to continue strengthening its direct relationships with its vendors and to be a distributor of choice, thereby enhancing its ability to secure products at an attractive cost and develop shared opportunities to increase sales to end-market customers.

Focus on continuous improvement

BMC continues to identify opportunities to reduce its costs and improve its operating efficiency while maintaining high quality service. BMC is currently implementing an ERP system that is expected to reduce manual administrative processes and further enhance its mobile based solutions to improve the productivity of its sales force. BMC has fostered a culture and implemented processes to focus on managing cost and continuous margin improvement. BMC’s ongoing assessments of existing and alternative facilities, in addition to its continuing review of new products and services, allows it to plan efficiently for strategic expansion into new and underserved markets. Human resource initiatives, such as career planning for each of BMC’s key employees, have also been implemented to augment BMC’s bench strength and reduce turnover. BMC believes that its focus on operating efficiency will help further manage costs, drive improved profit margins and improve cash flow generation.

Profitable organic growth and prudent strategic expansion

BMC’s focus on growing sales in each of its markets, enhanced by key relationships and research from BMC’s executive team and local market sales and operations managers, is an important element of BMC’s organic growth model. BMC plans to continue to act on local and regional opportunities to expand its footprint and customer service capabilities by establishing new locations or expanding current ones. BMC will continue to identify additional opportunities for organic and strategic growth in new or existing markets that will be evaluated through a number of tests, including fit with BMC’s strategic plan, investment return criteria, capital requirements and attractiveness of local market attributes.

Selectively pursue strategic acquisitions

Consistent with its strategic plan, BMC intends to expand its business through acquisitions. BMC intends to develop additional acquisition opportunities in markets adjacent to its existing operations or acquisitions that enhance its presence and capabilities in its existing metropolitan areas. Additionally, BMC will consider acquiring operations or companies to enter new geographic regions.

As a part of its growth strategy, on May 1, 2015, BMC acquired Vidalia, Georgia-based VNS, which generated net sales of $134.2 million for its year ended on March 31, 2015. The VNS acquisition enabled BMC to expand its operational footprint and product offerings into the southeastern United States while also retaining an experienced local management team capable of leveraging BMC’s corporate capabilities to drive additional opportunities for growth.

Furthering its growth strategy, on September 1, 2015, BMC purchased certain assets and assumed certain liabilities of Marietta, Georgia-based RBI for an initial purchase price of $102.7 million in cash (subject to certain adjustments). RBI has three locations in the Atlanta, Georgia area, including its manufacturing facility in Marietta. RBI sells millwork and window products to homebuilders and residential contractors primarily in the Atlanta metro market. For the fiscal year ended December 31, 2014, RBI reported sales, net income and Adjusted EBITDA of $77.9 million, $6.5 million and $10.4 million, respectively, or approximately 5.9%, 6.9% and 13.5% of BMC’s results for the same period. RBI’s total assets as of December 31, 2014, were $36.0 million, or approximately 6.1% of BMC’s total assets as of that date. BMC funded the transaction primarily through the use of borrowings under the Revolver. For a reconciliation of RBI’s net income to Adjusted EBITDA for the year ended December 31, 2014, see page [●], “BMC Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting BMC’s Results of Operations — Acquisition of Robert Bowden, Inc.”

Sales and Marketing

BMC’s operations are primarily located in the western and southeastern United States and Texas. Many of the largest markets for single-family home construction are located in these areas, in particular in Texas and California. Economic strength as well as historical population and migration trends have generally supported the growth of residential construction in BMC’s markets.

BMC attracts customers by consistently providing quality building products and dependable customer service, which requires in-depth local knowledge of the markets BMC serves. BMC’s sales personnel are dedicated to sourcing new business and maintaining local customer relationships, with a focus on servicing BMC’s customers’ specific needs within each of BMC’s markets. Marketing consists of industry-wide brand communications along with an array of regional marketing events and activities to enhance customer relationships. BMC also holds its annual BMC National Conference, which it believes strengthens its relationships with its customers and vendors and is unique in BMC’s industry.

BMC currently employs approximately 500 total sales personnel, comprised of inside sales representatives, salespersons and sales management. BMC employs approximately 200 experienced salespersons. BMC has been able to increase sales per salesperson through the use of annual budgeting and minimum performance standards.

Operations

BMC operates primarily within the western and southeastern United States and Texas. BMC employs a general manager in each of its markets who has responsibility to address customer needs specific to such market. On a local basis, service, product suitability and knowledgeable customer service are critical. Market managers are also responsible for optimizing business activities, including the efficient use of personnel, assessing and maintaining working capital, procuring construction labor and material requirements, identifying potential customers and developing appropriate service and product offerings. Incentive compensation for BMC’s market managers is based on profitability and other performance factors with respect to the specific market for which they are responsible.

Purchasing

BMC purchases building products from numerous manufacturers and suppliers and is generally not dependent on a single supplier for its product. BMC has found that using multiple suppliers ensures a stable source of products and best purchasing terms as the suppliers compete to gain and retain BMC’s business. BMC’s primary purchases of building materials include dimensional lumber, panels and engineered wood products.

BMC enters into framework agreements with each of its suppliers regarding terms and conditions. BMC typically aggregates its purchases from those suppliers through a coordinated purchasing department, which it believes provides BMC attractive prices and terms for such purchases. BMC’s centralized purchasing staff monitors the commodity lumber and building materials markets and frequently consults with market managers when initiating large volume purchases. To meet market specific needs and maintain appropriate inventory levels, local purchasing decisions are coordinated within the framework of corporate negotiated programs and BMC’s company-wide guidelines.

BMC believes it has established strong relationships with its suppliers. BMC meets with its major suppliers on a regular basis and at its annual BMC National Conference. These relationships provide BMC with purchasing advantages, including the ability to negotiate volume discount and rebate programs, preferred service level agreements and cooperative advertising programs with its suppliers.

BMC has direct relationships with many North American lumber mills to ensure priority allocation and competitive pricing of its lumber products. Most of BMC’s lumber supplies arrive from mills via railroad directly to BMC’s facilities, thereby reducing BMC’s transportation and handling costs.

BMC has developed direct relationships with mills in South America from which it can source its products on a bulk container basis. BMC believes that most of its competitors source their millwork products indirectly through two-step distributors which may result in higher costs.

The prices of commodity wood products and certain other building products are volatile and may adversely impact BMC’s financial condition, results of operations and cash flows when prices rapidly rise or fall. BMC’s information systems allow business unit managers to closely monitor sales and inventory. With this supply and demand information, BMC is generally able to avoid overstocking commodity wood products. Overall inventory turns average approximately 9 times per year, which helps to minimize BMC’s exposure to commodity price fluctuations.

Management Information Systems

BMC’s network infrastructure consists of data centers in Boise, Idaho and Las Vegas, Nevada. This network infrastructure provides redundant services between data centers and has disaster recovery capability.

BMC’s current systems include separate ERP systems for BMC’s construction service and distribution service businesses, as well as an ongoing implementation of a cloud-based ERP system (which we refer to as the new ERP system) to leverage its integrated management information system and to combine its existing ERP systems into a single system. With the bulk of its business conducted in the field, BMC’s new ERP system is expected to extend the functionality of its back office to the jobsite by fully integrating mobile devices, laptops and desktops used by BMC’s field service personnel with its information technology systems. The new ERP system is designed to be both flexible and scalable and is expected to have the capability to consolidate certain existing software applications into one integrated platform. The new ERP system is expected to provide BMC with a competitive advantage by enabling it to realize operating efficiencies and enhanced customer facing capabilities.

Safety and Risk Management

BMC is committed to providing a safe and healthy environment for its employees, subcontractors, customers and the general public. BMC tracks safety related incident rates for each of its business units. BMC has a Vice President responsible for safety as well as safety directors and coordinators in each of its markets. BMC has comprehensive programs to enhance safety and reduce risk. These programs include instruction and training for truck drivers, as well as instructor led training programs relating to construction safety, behavioral safety, OSHA compliance matters and safety hazards in the workplace.

BMC maintains comprehensive insurance coverage to mitigate the potential cost of claims. BMC’s estimated cost for workers’ compensation, automobile, general liability and construction defect claims is determined by actuarial methods. Claims in excess of certain amounts are insured with third-party insurance carriers. Reserves for claims are recognized based on the estimated costs of these claims as limited by the deductible of the applicable insurance policies. BMC’s insurance providers require collateral in the form of letters of credit to assure payment of those portions of claims for which BMC is responsible.

Regulatory and Environmental Matters

BMC is subject to various federal, state and local government regulations applicable to the business generally in the jurisdictions in which it operates, including laws and regulations relating to BMC’s relationships with its employees, public health and safety, work place safety, environmental matters, transportation, zoning and building codes and permitting requirements. BMC strives to operate each of its facilities in accordance with applicable laws, codes and regulations.

BMC’s operations, properties and products are also subject to federal, state and local laws and regulations relating to the protection of the environment, natural resources and human health and safety, including those governing the release, emission or discharge of materials into the environment, the use, storage, handling, generation, transportation, treatment, and disposal of materials (including solid waste, hazardous materials and petroleum products), emergency response and employee safety. BMC’s operations include the processing, finishing and delivery of lumber and building products, framing and other construction services, the use, handling and storage of hazardous materials and petroleum products, the operation, repair and maintenance of vehicle fleets, including diesel trucks, and in some locations the outdoor storage of raw materials, finished products and fleet vehicles. In many instances, BMC must have government approvals and certificates, permits or licenses in order to conduct its business. BMC’s failure to obtain and maintain required certificates, permits or licenses or to comply with applicable governmental requirements could result in substantial fines or the possible revocation of BMC’s authority to conduct some of its operations. In addition, more stringent environmental requirements may affect permit conditions upon renewal at a number of BMC’s locations or increase BMC’s operating costs. While BMC has incurred costs to comply with environmental laws and regulations, such costs have not been significant. However, BMC could be subject to significant costs, liabilities or claims relating to environmental compliance in the future, especially in the event of the passage of new, more stringent, laws and regulations, or changes in the interpretation or enforcement of existing laws or regulations.

BMC is also subject to laws and regulations relating to the investigation and cleanup of contaminated properties, including current or formerly owned, leased or operated facilities, and off-site disposal locations where BMC’s waste has been sent. While BMC has addressed such contamination in the past, and may be required to do so again in the future, BMC’s expenditures with respect to environmental investigation and remediation at its facilities have not been significant. However, no assurance can be provided that more costly investigation and remediation will not be required in the future as a result of new spills or releases, the discovery of currently unknown environmental conditions, the adoption of new legal requirements, or changes in the interpretation or enforcement of existing requirements.

In addition, BMC’s products may be subject to labeling or warning laws (such as California’s Proposition 65 warning law) and laws limiting the types and quantities of materials these products can contain due to concerns about worker and consumer exposure to hazardous substances. BMC’s suppliers are subject to various laws and regulations, including in particular laws and regulations regulating labor, forestry and the environment. BMC consults with its suppliers as appropriate to confirm they have determined they are in material compliance with applicable laws and regulations. Generally, BMC requires that its suppliers agree contractually to comply with its expectations concerning environmental, labor and health and safety matters.

Products that BMC imports into the United States are subject to laws and regulations imposed in conjunction with such importation, including those issued and/or enforced by U.S. Customs and Border Protection, including environmental laws like the Toxic Substances Control Act. In addition, certain of BMC’s products are subject to laws and regulations relating to the importation, acquisition or sale of illegally harvested agricultural products and hazardous materials. BMC works closely with its suppliers to help ensure material compliance with the applicable laws and regulations in these areas.

In addition, the homebuilding industry is subject to various local, state and federal statutes, ordinances, rules and regulations concerning zoning, building design and safety, construction, energy conservation, the tax treatment of mortgage interest, environmental protection and similar matters, including regulations that impose restrictive zoning and density requirements on homebuilders or that limit the number of homes that can be built within the boundaries of a particular area. Regulatory restrictions may increase BMC’s operating expenses and limit the availability of suitable building lots for BMC’s customers, which could negatively affect BMC’s sales and earnings.

To date, costs to comply with applicable laws and regulations relating to the protection of the environment and natural resources have not had a significant adverse effect on BMC’s financial condition or results of operations. However, there can be no assurance that BMC will not incur higher costs in the future in order to comply with such laws and regulations. BMC does not anticipate significant capital expenditures for environmental controls in the current or subsequent fiscal year.

Legal Proceedings

BMC is involved in litigation and other legal matters arising in the normal course of business. BMC carries insurance coverage in such amounts in excess of BMC’s deductibles and self-insured retention as BMC believes to be reasonable under the circumstances, which may or may not cover any or all of BMC’s liabilities in respect of such litigation and other legal matters. In the opinion of management, the recovery or liability, if any, under any of the currently pending litigation and other legal matters will not have a significant effect on BMC’s financial condition, results of operations or cash flows.

BMC’s operations are subject to various federal, state and local laws and regulations, including laws and regulations relating to BMC’s employees, public health and safety, work place safety, transportation and environmental matters.

Employees

BMC’s success is highly dependent on the quality of its employees. BMC maintains competitive compensation and benefit programs, including a 401(k) plan with contributions that are matched by BMC, to attract, motivate and retain top-performers. BMC also provides extensive product knowledge, customer service and other supervisory or management training programs to achieve its goal of being both the employer and supplier of choice.

As of June 30, 2015, BMC employed approximately 5,000 people. Labor unions currently represent approximately 3% of BMC’s workforce under collective bargaining agreements expiring prior to November 2017. BMC has not experienced any strikes or other significant work interruptions and has maintained generally favorable relations with its employees.

Properties

BMC relocated its corporate headquarters to a leased property in Atlanta, Georgia in August 2014. BMC’s principal operating properties include 38 lumber yards, 18 truss manufacturing facilities, 26 millwork operations and 8 showroom and design centers, many of which are co-located. BMC owns 45, or 60%, of its operating properties based of the number of properties. BMC also has sales and administrative offices, the majority of which are leased. BMC’s leased manufacturing properties range from 24,000 to 80,000 square feet and BMC’s other operating properties are typically less than 10,000 square feet and have lease terms ranging from 3 to 5 years.

BMC’s properties are in good operating condition and BMC believes they provide adequate capacity to meet the current needs of its business.

As of June 30, 2015, BMC operated a fleet of approximately 600 heavy and medium duty trucks to deliver products from its distribution and manufacturing centers to job sites. Through BMC’s emphasis on local market flexibility and strategically placed locations, BMC minimizes shipping and freight costs while maintaining a high degree of local market expertise.

Intellectual Property

BMC possesses certain intellectual property rights, consisting primarily of trademarks, trade names and proprietary know-how. While BMC does not believe its business is dependent on any of these rights, BMC believes that these rights are important to the development and conduct of its business as well as the marketing of its products and services, and BMC takes appropriate steps to protect such rights.

Insurance and Indemnification

Typically, BMC’s contracts with builders require BMC to indemnify and hold the builder harmless for damage or loss claims arising out of BMC’s performance of construction services or defects in the products BMC provides. In addition, the contracts typically require BMC to name the builder as an additional insured under BMC’s insurance policies. In some cases, the builder may require BMC to post a performance bond. BMC also provides limited warranties for the workmanship of its services and the absence of defects in its products.

BMC requires its subcontractors to enter into agreements with BMC that includes provisions requiring the subcontractor to indemnify BMC for damage or loss claims arising out of the subcontractor’s work. BMC requires its subcontractors to provide BMC with certificates of insurance naming BMC as an additional insured. There can be no assurance that the indemnification by BMC’s subcontractors will fully protect BMC from valid claims of damage or loss by BMC’s customers under BMC’s contracts with such customers.

Corporate Information

BMC Holdings, Inc., BMC’s corporate predecessor, was incorporated in Delaware in 1987. BMC’s principal executive offices are located at Two Lakeside Commons, Suite 500, 980 Hammond Drive NE, Atlanta, Georgia 30328 and BMC’s telephone number at that address is (678) 222-1219. BMC’s website is located at www.buildwithbmc.com. BMC’s website and the information contained on BMC’s website are not incorporated by reference and are not a part of this joint proxy and consent solicitation statement/prospectus.

BMC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the information presented under “Selected Historical Financial Information of BMC” on page [●] of this joint proxy and consent solicitation statement/prospectus and BMC’s consolidated financial statements and the related notes included elsewhere in this joint proxy and consent solicitation statement/prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under “Cautionary Information Regarding Forward-Looking Statements” on page [●] of this joint proxy and consent solicitation statement/prospectus and under “Risk Factors” on page [●] of this joint proxy and consent solicitation statement/prospectus. Actual results may differ materially from those contained in any forward-looking statements.

The following overview of BMC is as of the BMC’s financial statements through June 30, 2015. BMC evaluated events that occurred subsequent to June 30, 2015 but before October 16, 2015, the date of filing of this joint proxy and consent solicitation statement/prospectus. There was no material impact of such events on BMC’s historical financial statements presented in this joint proxy and consent solicitation statement/prospectus.

Overview

BMC is a leading provider of residential building products and construction services to professional builders and contractors primarily in the western and southeastern United States and Texas. BMC distributes lumber and other building materials, including millwork and trusses. In conjunction with these offerings, BMC also provides targeted construction services, which include framing, insulation, stucco installation and other specialty installation offerings. BMC also manufactures customized trusses, which include roof and floor trusses. BMC serves its customers through an integrated network of 38 lumber yards, 18 truss manufacturing facilities, 26 millwork operations and 8 showroom and design centers strategically located in attractive markets primarily in the western and southeastern United States and Texas. Based on single-family building permit activity data compiled by the NAHB for the six months ended June 30, 2015, BMC provides building products and construction services in 11 of the top 25 single-family construction markets in the United States, and most of BMC’s facilities are located in markets that benefit from year-round construction.

BMC provides a mix of products and services to a diversified customer base of national, regional and custom homebuilders, multi-family and light commercial general contractors and repair and remodeling contractors. For a description of BMC’s four primary categories of products and services, see “BMC’s Business—Products and Services” on page [●] of this joint proxy and consent solicitation statement/prospectus.

BMC intends to continue to expand its product offerings in the markets it currently serves and pursue opportunities in new attractive markets that meet BMC’s expansion criteria. BMC’s millwork and truss operations generally have higher margins than lumber and construction services categories. BMC’s sales by category can be impacted by changes in commodity wood product prices, which typically has the greatest impact on lumber and building materials category. For further information regarding the impact of changes in commodity prices on BMC’s results, see “Factors Affecting BMC’s Results of Operations—Commodity Nature of BMC’s Products” on page [●] of this joint proxy and consent solicitation statement/prospectus.

Factors Affecting BMC’s Results of Operations

The following factors have had and are expected to continue to have an impact on BMC’s results of operations:

Housing market conditions

Demand for the building products and construction services BMC offers is highly dependent on the new residential construction market, which in turn is dependent upon a number of factors, including demographic trends, inventory of new and existing homes, government regulation, mortgage and other interest rates, consumer confidence, employment rates, foreclosure rates, housing demand, housing affordability, the availability of construction financing, inflation and the health of the economy and mortgage markets. The housing industry experienced another year of growth in 2014, as total U.S. non-seasonally adjusted permit activity for new privately-owned housing units increased by 4.8% over 2013. During the same period, overall U.S. housing starts were up 8.8% and completions were up 15.5%. According to the U.S. Census Bureau, single-family housing starts increased 4.9% from 2013 to 647,400 units in 2014. Continuing the 2014 trend, the US Census Bureau reported that total U.S. non-seasonally adjusted permit activity for new privately-owned housing units increased by 16.2% for the six months ended June 30, 2015, as compared to the six months ended June 30, 2014. Similarly, overall U.S. housing starts were up 10.9% and completions were up 11.1% for the six months ended June 30, 2015, as compared to the six months ended June 30, 2014. Included in the overall U.S. starts, single-family housing starts increased 9.1% to 345,000 units from 316,000 units for the six months ended June 30, 2015, as compared to the six months ended June 30, 2014.

BMC believes the long-term outlook for the housing industry is positive due to declining unemployment rates, recovering home values, stabilizing household formation, declining levels of new and existing home inventory and low interest and mortgage rate environment.

BMC further believes that it is well positioned to benefit from a continued housing recovery. However, given the depth of the housing industry downturn, there is significant uncertainty regarding the timing and extent of a sustainable recovery in the housing industry. The positive impact of a recovery on BMC’s business may also be dampened to the extent the average selling price of a new home outpaces affordability or size of a new home decreases.

Overall economic conditions

Economic changes both nationally and locally in BMC’s markets impact its financial performance. BMC’s operations are subject to changes in demographics, credit markets, consumer confidence, health care costs, housing supply and demand, the national economy, regional or local economies in which BMC operates and government regulation. Other factors beyond BMC’s control could adversely affect consumer spending, result in decreased demand for homes and adversely affect BMC’s business. BMC believes continued improvement in employment, the continuation of strong housing affordability metrics, rising consumer confidence and increases in household formation rates will increase demand for housing and stimulate new construction. BMC also believes that access to credit markets to provide homebuilders with affordable financing is an additional important factor for the health of BMC’s markets. BMC believes that it is well positioned to benefit from an increased demand for building products and construction services in BMC’s markets.

Prior to 2012, a national economic downturn resulted in increased mortgage defaults and caused the credit markets, including the mortgage markets, to experience substantial disruption. The disruption resulted in reduced availability of mortgages for potential homebuyers due to a tight credit market and stricter standards to qualify for mortgages. Mortgage financing and commercial credit for homebuilders was similarly constrained. The housing industry is dependent upon the national economy, regional and local economic conditions and employment levels, as well as potential homebuyers’ access to mortgage financing and homebuilders’ access to credit. BMC believes that sustained improvements in economic conditions, unemployment rates and an increase in the availability of financing for potential homebuyers and home builders will be necessary for the full recovery in the housing industry.

Beginning in the second half of 2012 and continuing through June 2015, there have been improvements in overall economic conditions. Mortgage interest rates remain at low levels and credit conditions for BMC’s customers, the homebuilders, and the ultimate buyers of homes generally loosened. Moreover, the NAHB reported the median home price climbed approximately 5.5% during 2014. While still near historic lows, interest rates on 30-year fixed mortgages increased from an average of 4.0% in 2013 to an average of 4.2% in 2014. More recently, the 30-year fixed mortgage rate declined to an average of 3.8% for the six months ended June 30, 2015.

While the housing industry has shown signs of improvement, lower availability of credit to smaller homebuilders and potential homebuyers, a slow economic recovery and high unemployment rates could delay a stronger recovery.

Consolidation of large homebuilders

Over the past ten years, the housing industry has undergone consolidation and many large homebuilders have increased their market share. BMC considers homebuilders with presence across multiple markets and jurisdictions throughout the United States to be large homebuilders. These include Pulte Homes Inc., Lennar Corporation, Toll Brothers, D.R.Horton Inc., The Ryland Group Inc., PHI Holding Inc., K.B. Home, Weyerhaeuser Company and M.D.C. Holdings Inc. BMC expects consolidation to continue as large homebuilders have better liquidity and land positions relative to the smaller, less capitalized homebuilders. While BMC’s focus is to grow its market share, expand its markets and maintain acceptable profit level relationships with homebuilders, BMC expects that its ability to maintain strong relationships with large homebuilders on a local and regional basis will be important to its ability to expand into new markets as well as grow its market share. While BMC generates significant sales from large national homebuilders, its gross margins on sales to them tend to be lower than its gross margins on sales to other customers, which could impact its overall gross margins if the market share held by large homebuilders continues to increase. Sales to large homebuilders represented approximately 22% and 21% of BMC’s sales, respectively, during 2014 and for the six months ended June 30, 2015.

Commodity nature of BMC’s products

Many of the building products BMC distributes and professionally installs or constructs, including lumber and lumber sheet goods, are commodities that are widely available from other manufacturers and distributors, with prices and volumes frequently determined based on participants’ perceptions of short-term supply and demand factors. A shortage of capacity or excess capacity in the industry can result in significant increases or decreases in market prices for those products, often within a short period of time. Other factors, including national and international economic conditions, market speculation, shipping costs and government regulation and trade policies, can also impact prices of commodity products. These commodity price changes are sometimes passed on to BMC’s customers, but inventory levels, pricing quotations to BMC’s customers and actions of BMC’s competitors may cause gross margin compression in periods of commodity inflation.

The following table provides changes in the average composite framing lumber prices (per thousand board feet) and average composite structural panel prices (per thousand square feet). These prices represent transactions between manufacturers and their customers as reported by Random Lengths Publications, Inc. and may differ in magnitude or timing from the actual selling prices or cost of goods reported in BMC’s results of operations. The average composite structural panel prices are based on index prices for OSB and plywood.

	Six Months Ended June 30,			Year Ended December 31,
	2015	2014	% Change	2014	2013	% Change	2012	% Change
Framing lumber	$342	$382	(10.5)%	$383	$385	(0.5)%	$322	19.6%
Structural panel	$372	$368	1.1%	$385	$427	(9.8)%	$384	11.2%

Generally, the price fluctuations are included in BMC’s selling prices. As a result, increasing prices may result in higher sales and gross profit, but a lower gross margin (calculated as gross profit as a percent of sales) whereas declining prices may result in lower sales and gross profit, but a higher gross margin. Low market prices for wood products for extended periods as well as volatility in market prices can negatively impact BMC’s financial performance, results of operations and cash flows. BMC’s inability to pass on price increases on commodity wood products could adversely impact its operating results. Historically, millwork products have not been subject to the same level of price volatility experienced in commodity wood products.

Operating expenses and working capital management

BMC regularly examines its work force productivity and its efficiency in handling and delivering of its products with a focus on improved customer service and expense control management. Target metrics for payroll and other expense controls and for days outstanding of accounts receivable, inventory turns and payable payment cycles have been established. BMC believes these metrics promote high customer service levels, alignment amongst its salesforce, purchasing teams and operations market management and overall company financial goals.

Changes in insurance deductible reserves

BMC is exposed to injury, construction defect and product liability claims, as well as other claims and legal proceedings, due to the nature of its operations. While BMC carries workers’ compensation, automobile, general liability and other insurance to mitigate these risks, the insurance policies typically have large deductibles or retentions, for which BMC is liable, along with the payment of defense costs.

BMC accrues a reserve for claims relating to workers’ compensation, automobile, general liability, and construction defect and defense liabilities. Changes in the reserve are reflected in BMC’s selling, general and administrative expenses. BMC issues letters of credit for the benefit of its insurers to collateralize its deductible and defense cost obligations. With respect to the amounts BMC reserves, the estimated cost of its claims for which BMC is responsible is determined by actuarial methods. BMC maintains specific reserves for claims using a case-by-case evaluation of the underlying claim data and BMC updates its evaluation as further information becomes known.

Although BMC’s bankruptcy in 2009 bars automobile and general liability claims arising out of events occurring prior to its emergence from bankruptcy in January 2010 that were not asserted in the bankruptcy, BMC is still obligated to pay all workers’ compensation claims arising prior to the bankruptcy, and BMC is still liable for deductibles for certificates of insurance issued to its customers as additional insureds under its policies. As a result, BMC maintains reserves on its balance sheet for these pre-petition claims, which are currently supported in part by letters of credit which have been cash collateralized. As of December 31, 2014, reserves for pre-petition claims were $14.4 million, supported by letters of credit of $34.4 million which were cash collateralized for $36.1 million.

In January 2015, BMC entered into a retroactive reinsurance contract to transfer the risk of loss of certain insurance deductible reserves for workers’ compensation claims incurred to another insurance provider, a reinsurer. As a result of this reinsurance transaction in January 2015, letters of credit decreased $20.0 million and BMC reduced restricted cash $21.0 million for the related collateral.

As of June 30, 2015, BMC’s insurance deductible reserves totaled $40.6 million, of which $13.8 million related to pre-petition periods. Judgments and assumptions are inherent in BMC’s reserve accruals for both pre-petition and post-emergence from bankruptcy claims. As a result, changes in assumptions or claims experience could result in significant changes to these estimates in the future.

Seasonality and Weather

Even though most of BMC’s markets benefit from year-round construction, first and fourth quarters have historically been, and are generally expected to continue to be, adversely affected by weather patterns and other seasonal factors in some of BMC’s markets, causing reduced construction activity. In addition, quarterly results historically have reflected, and are expected to continue to reflect, fluctuations from period to period arising from the cyclical nature of the production schedules of BMC’s customers.

The composition and level of working capital typically change during periods of increasing sales due to higher inventory and receivables, although this is generally offset in part by higher payables to BMC’s suppliers. Working capital levels typically increase in the second and third quarters of the year due to higher sales during the peak residential construction season. These increases have in the past resulted in negative operating cash flows during this peak season, which historically have been financed through available cash or excess availability on BMC’s revolving credit facility (which we refer to as the Revolver). Collection of receivables and reduction in inventory levels following the peak building and construction season have in the past positively impacted operating cash flow. In the past, BMC has also utilized its borrowing availability under credit facilities to cover working capital needs.

Merger Agreement with Stock Building Supply Holdings, Inc.

On June 2, 2015, SBS and BMC entered into the merger agreement, pursuant to which BMC, subject to certain conditions, will be merged with and into SBS, with SBS surviving the merger. See “The Merger Agreement” beginning on page [●] of this joint proxy and consent solicitation statement/prospectus.

Acquisition of Robert Bowden, Inc.

On September 1, 2015, BMC purchased certain assets and assumed certain liabilities of Marietta, Georgia-based RBI for an initial purchase price of $102.7 million in cash (subject to certain adjustments). RBI has three locations in the Atlanta, Georgia area, including its manufacturing facility in Marietta. RBI sells millwork and window products to homebuilders and residential contractors primarily in the Atlanta metro market. For the fiscal year ended December 31, 2014, RBI reported sales, net income and Adjusted EBITDA of $77.9 million, $6.5 million and $10.4 million, respectively, or approximately 5.9%, 6.9% and 13.5% of BMC’s results for the same period. RBI’s total assets as of December 31, 2014, were $36.0 million, or approximately 6.1% of BMC’s total assets as of that date. BMC funded the transaction primarily through the use of borrowings under the Revolver. The acquisition will be accounted for using the acquisition method of accounting under ASC 805, Business Combinations, and accordingly RBI’s results of operations will be included in BMC’s consolidated financial statements from the acquisition date. BMC is in the process of assigning values to the assets acquired based on estimated fair value at the acquisition date. The acquisition of RBI is not considered to be material to the pro forma condensed combined financial information of SBS and BMC.

The following is a reconciliation of RBI’s net income to Adjusted EBITDA for the year ended December 31, 2014:

(in thousands)
Net income	$6,535
Depreciation and amortization	490
Interest expense	1,448
Employee stock ownership plan expenses	1,389
Other items	540

Adjusted EBITDA	$10,402

For more information on BMC’s use of Adjusted EBITDA, and the calculation and limitations thereof, see page [●], “Selected Historical Financial Information of BMC.”

Results of Operations

The following table sets forth BMC’s operating results in dollars and as a percentage of sales for the six months ended June 30, 2015 and 2014 and for the years ended December 31, 2014, 2013 and 2012 (thousands):

	Six Months Ended June 30,				Year Ended December 31,
	2015		2014		2014		2013		2012
Sales
Building products	$470,278	72.3%	$457,802	71.4%	$937,048	71.4%	$850,669	70.3%	$607,926	68.6%
Construction services	179,835	27.7%	183,534	28.6%	374,450	28.6%	359,487	29.7%	278,814	31.4%

	650,113	100.0%	641,336	100.0%	1,311,498	100.0%	1,210,156	100.0%	886,740	100.0%
Cost of sales
Building products	352,431	74.9%	347,818	76.0%	705,812	75.3%	648,274	76.2%	466,936	76.8%
Construction services	147,167	81.8%	152,208	82.9%	310,612	83.0%	305,335	84.9%	239,757	86.0%

	499,598	76.8%	500,026	78.0%	1,016,424	77.5%	953,609	78.8%	706,693	79.7%

Gross profit	150,515	23.2%	141,310	22.0%	295,074	22.5%	256,547	21.2%	180,047	20.3%
Selling, general and administrative expenses	130,364	20.0%	112,485	17.5%	229,316	17.5%	200,588	16.6%	173,382	19.6%
Depreciation	6,706	1.0%	5,439	0.9%	11,492	0.9%	9,168	0.7%	9,172	1.0%
Amortization	264	0.1%	—	—%	—	—%	1,310	0.1%	1,310	0.1%
Merger-related costs	3,042	0.5%	—	—%	—	—%	—	—%	—	—%
Impairment of assets	—	—%	134	—%	134	—%	73	—%	1,098	0.1%
Restructuring expenses	—	—%	—	—%	—	—%	—	—%	631	0.1%

Income (loss) from operations	10,139	1.6%	23,252	3.6%	54,132	4.1%	45,408	3.8%	(5,546)	(0.6)%
Interest expense	(13,460)	(2.1)%	(13,356)	(2.1)%	(27,090)	(2.0)%	(18,786)	(1.6)%	(14,159)	(1.6)%
Other income	1,016	0.2%	910	0.2%	1,413	0.1%	1,306	0.1%	2,166	0.2%

(Loss) income before income taxes	(2,305)	(0.3)%	10,806	1.7%	28,455	2.2%	27,928	2.3%	(17,539)	(2.0)%
Income tax benefit (expense)	869	0.1%	71,744	11.2%	65,577	5.0%	(6,273)	(0.5)%	6	—%

Net (loss) income	$(1,436)	(0.2)%	$82,550	12.9%	$94,032	7.2%	$21,655	1.8%	$(17,533)	(2.0)%

Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014

Sales

Sales increased $8.8 million, or 1.4%, to $650.1 million for the six months ended June 30, 2015 from $641.3 million for the six months ended June 30, 2014. VNS sales not present in the prior period were $24.8 million and were offset by a decrease in sales from comparable operations of $16.0 million. Unusually high snow levels and unfavorable building conditions due to excessive water and below-freezing ground temperatures impacted sales in several markets during the six months ended June 30, 2015. BMC’s markets, particularly across Texas, were impacted for several days due to freezing temperatures. Sales in the majority of BMC’s remaining markets improved marginally during the six months ended June 30, 2015 compared to the six months ended June 30, 2014 due to increases in housing starts. According to the U.S. Census Bureau, single-family housing starts in the United States for the six months ended June 30, 2015 increased 9.1% compared to the same period in 2014. As of May 31, 2015, single-family permits in BMC’s markets, which closely approximate housing starts, increased 10.5% for 2015 compared to 2014.

The following table shows BMC’s sales by product category:

	Six Months Ended June 30,
	2015	2014
Lumber and building materials	43.1%	43.3%
Millwork(1)	31.2%	28.0%
Truss	6.6%	6.1%
Construction services	19.1%	22.6%

	100.0%	100.0%

(1)	Includes millwork construction services. Millwork construction services represented approximately 8% of sales for the six months ended June 30, 2015 and approximately 6% of sales for the six months ended June 30, 2014, and are classified as construction services in BMC’s unaudited consolidated statements of operations.

In addition to BMC’s sales increase described above, BMC also experienced price decrease or deflation in its commodity wood products. BMC estimates that such price deflation approximated $34.6 million for the six months ended June 30, 2015, which when added to its sales increase would result in an estimated increase in sales of 6.8% for the six months ended June 30, 2015, compared to the six months ended June 30, 2014. After adjusting for commodity price deflation, sales increased across all product categories except construction services for the six months ended June 30, 2015.

Gross profit

Gross profit increased $9.2 million, or 6.5%, to $150.5 million for the six months ended June 30, 2015 from $141.3 million for the six months ended June 30, 2014. Gross profit excluding VNS, increased $3.8 million, or 2.7%. The increase in gross profit was driven primarily by the acquisition of VNS.

Gross margin increased to 23.2% for the six months ended June 30, 2015 from 22.0% for the six months ended June 30, 2014. Gross margin for building products increased to 25.1% for the six months ended June 30, 2015, from 24.0% for the six months ended June 30, 2014, while gross margin for construction services increased to 18.2% for the six months ended June 30, 2015, from 17.1% for the six months ended June 30, 2014. An increase in millwork and truss product category sales, which typically carry higher gross margin, commodity price deflation and the VNS acquisition contributed to improved gross margins.

Selling, general and administrative expenses

Selling, general and administrative expenses were $130.4 million for the six months ended June 30, 2015, an increase of $17.9 million, or 15.9%, from $112.5 million for the six months ended June 30, 2014. Selling, general and administrative expenses related to VNS not present in the prior period were $4.1 million, or 22.9% of $17.9 million noted above. Expenses related to salaries and benefits, sales commissions and incentive compensation (including share-based compensation) were $87.9 million for the six months ended June 30, 2015, an increase of $7.2 million, or 8.9%, from $80.7 million for the six months ended June 30, 2014, primarily due to $3.1 million for VNS. Other factors contributing to the increase in payroll expense included increases in corporate headcount associated with BMC’s move to Atlanta and related benefits and increases in wages and sales commissions in BMC’s markets. Delivery and handling expenses decreased $1.4 million, or 9.9%, to $12.8 million for the six months ended June 30, 2015, from $14.2 million for the six months ended June 30, 2014, partially due to lower fuel costs and outside shipping costs. Occupancy expenses, including leases, utilities, repairs and maintenance and related taxes, increased $1.3 million, or 16.5%, to $9.2 million for the six months ended June 30, 2015, from $7.9 million for the six months ended June 30, 2014, and was primarily due to VNS lease expense of approximately $0.2 million and new office leases for the Atlanta corporate office and other markets.

Expenses for annual licensing, data conversion and training associated with the implementation of BMC’s ERP system were $1.6 million for the six months ended June 30, 2015 and $1.6 million for the six months ended June 30, 2014.

Other expenses included in selling, general and administrative expenses for the six months ended June 30, 2015, included a one-time charge of $2.8 million related to the retroactive reinsurance contract executed in January 2015, $1.5 million related to acquisition costs (excluding $3.0 million of merger-related costs) and $2.5 million associated with relocation of corporate headquarters from Boise, Idaho, to Atlanta, Georgia.

As a percentage of sales, selling, general and administrative expenses were 20.0% for the six months ended June 30, 2015, an increase from 17.5% for the six months ended June 30, 2014. This increase was primarily due to impact of VNS acquisition, increase in corporate headcount and payroll related benefits, one-time charge associated with the retroactive reinsurance contact, relocation expenses, and acquisition costs.

Selling, general and administrative expenses adjusted for the retroactive reinsurance contract, relocation expenses and acquisition costs were 19.0% of sales for the six months ended June 30, 2015.

Depreciation

Depreciation was $6.7 million for the six months ended June 30, 2015, an increase of $1.3 million, or 24.1%, compared to $5.4 million for the six months ended June 30, 2014. The increase was primarily driven by additional depreciation on assets acquired in the VNS acquisition.

Interest expense

Interest expense was $13.5 million for the six months ended June 30, 2015, an increase of $0.1 million, or 0.7%, compared to $13.4 million for the six months ended June 30, 2014.

Income tax (benefit) expense

BMC used its estimated annual effective tax rate to allocate expected annual income tax expense to interim periods. Applicable limitations on operating losses generated in prior periods and tax benefits are also recognized. The estimated annual effective tax rate is approximately 37.7%.

For the six months ended June 30, 2015, BMC recognized a net income tax benefit of $0.9 million compared to an income tax benefit of $71.7 million for the six months ended June 30, 2014. In 2014, the income tax benefit of $71.7 million resulted from the reversal of the valuation allowance of $76.1 million, a discrete item, on BMC’s deferred tax assets, offset by income tax expense for federal and certain state jurisdictions.

For more information regarding BMC’s deferred tax assets relating to the six months ended June 30, 2015, see Note 7. Income Taxes of the notes to BMC’s Consolidated Financial Statements in this joint proxy and consent solicitation statement/prospectus on page [●].

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Sales

Sales increased $0.1 billion, or 8.3%, to $1.3 billion for the year ended December 31, 2014, from $1.2 billion for the year ended December 31, 2013. This improvement was driven primarily by increases in housing starts. According to the U.S. Census Bureau, single-family housing starts in the United States for the year ended December 2014 increased approximately 5% compared to the same period in 2013. However, single-family permits in BMC’s markets, increased 5.6% in such markets for 2014 compared to 2013.

The following table shows BMC’s sales by product category:

	Year Ended December 31,
	2014	2013
Lumber and building materials	42.9%	44.5%
Millwork(1)	28.7%	26.4%
Truss	6.4%	5.8%
Construction services	22.0%	23.3%

	100.0%	100.0%

(1)	Includes millwork construction services. Millwork construction services represented approximately 6% of sales for the years ended December 31, 2014 and December 31, 2013, and are classified as construction services in BMC’s unaudited consolidated statements of operations.

In addition to BMC’s sales increase described above, it also experienced price decreases or deflation in its commodity wood products. BMC estimates that such price deflation approximated $29.0 million for the year ended December 31, 2014, which when added to its sales increase would result in an increase in sales of 10.7% for the year ended December 31, 2014, compared to the year ended December 31, 2013. Sales in most of BMC’s markets improved for the year ended December 31, 2014, compared to the year ended December 31, 2013. After adjusting for commodity price deflation, sales increased across all product categories and there was no significant change in BMC’s sales mix.

Gross profit

Gross profit increased $38.6 million, or 15.0%, to $295.1 million for the year ended December 31, 2014, from $256.5 million for the year ended December 31, 2013. The increase in gross profit was driven primarily by an increase in sales of both building products and construction services.

Gross margin increased to 22.5% for the year ended December 31, 2014, from 21.2% for the year ended December 31, 2013. Gross margin for building products increased to 24.7% for the year ended December 31, 2014, from 23.8% for the year ended December 31, 2013, while gross margin for construction services increased to 17.0% for the year ended December 31, 2014, from 15.1% for the year ended December 31, 2013. An increase in demand for BMC’s products and services and commodity price deflation resulted in improved gross margins.

Selling, general and administrative expenses

Selling, general and administrative expenses were $229.3 million for the year ended December 31, 2014, an increase of $28.7 million, or 14.3%, from $200.6 million for the year ended December 31, 2013. Expenses related to BMC’s salaries and benefits, sales commissions and incentive compensation (including share-based compensation) were $165.3 million for the year ended December 31, 2014, an increase of $21.7 million, or 15.1%, from $143.6 million for the year ended December 31, 2013, due primarily to the addition of employees to support increased sales volume as well as wage increases in BMC’s operations. Delivery and handling expenses increased $2.5 million, or 9.4%, to $29.0 million for the year ended December 31, 2014, from $26.5 million for the year ended December 31, 2013, due to higher shipping costs and repairs and maintenance associated with BMC’s increased sales volume. Occupancy expenses, including leases, utilities, repairs and maintenance and related taxes, increased $2.2 million, or 15.5%, to $16.4 million for the year ended December 31, 2014, from $14.2 million for the year ended December 31, 2013, primarily due to the increase in sales volume. Expenses included in selling, general and administrative expenses for annual licensing, data conversion and training associated with the implementation of BMC’s ERP system were $2.9 million for the year ended December 31, 2014. These expenses also included $2.1 million associated with relocating BMC’s headquarters from Boise, Idaho, to Atlanta, Georgia.

As a percentage of sales, selling, general and administrative expenses were 17.5% for the year ended December 31, 2014, an increase from 16.6% for the year ended December 31, 2013. This increase was primarily due to increases in sales commissions and payroll related benefits and software costs.

Depreciation expense

Depreciation expense increased $2.3 million, or 25.0%, to $11.5 million for the year ended December 31, 2014, from $9.2 million for the year ended December 31, 2013. There was an increase in depreciation on delivery and handling equipment of $1.9 million for the replacement of and additions to delivery and handling equipment to serve higher sales volumes, and an increase in depreciation on improvements to building and leasehold properties of $0.6 million.

Interest expense

Interest expense was $27.1 million for the year ended December 31, 2014, an increase of $8.3 million, or 44.1%, compared to the year ended December 31, 2013. The increase was primarily due to a $9.1 million increase in interest expense due to higher interest rates from the September 2013 refinancing and a $1.0 million increase in amortization of deferred financing costs. These increases were offset by a $2.1 million decrease due to repayments under the Revolver and a reduction in outstanding letters of credit.

Income tax (benefit) expense

Income tax benefit was $65.6 million for the year ended December 31, 2014, compared to an income tax expense of $6.3 million for the year ended December 31, 2013. The effective tax rate for the year ended December 31, 2014, was (230.5%). Excluding a discrete tax impact of $76.1 million related to the reversal of valuation allowances during the second quarter of 2014, the effective tax rate for the year ended December 31, 2014, was 37.1%, which varied from the federal statutory rate of 35% primarily due to state taxes and other non-deductible items. The effective tax rate for the year ended December 31, 2013, was 22.5%, which varies from the federal statutory rate of 35% primarily due to use of net operating losses generated in prior years. These net operating losses generated prior to November 2011 are limited by Section 382 of the Code.

For information regarding BMC’s reversal of its deferred tax asset valuation allowance as of June 30, 2014, see Note 12. Income Taxes of the notes to BMC’s Consolidated Financial Statements in this joint proxy and consent solicitation statement/prospectus on page [●].

Due to changes in ownership, BMC estimates federal operating loss carryforwards generated prior to November 2011 will be limited to approximately $4.4 million per year through 2034. These net operating losses may generally be carried forward 15 to 20 years depending on the tax jurisdiction. If unused, federal operating losses will expire from 2028 through 2034 and state operating losses will expire from 2015 through 2031.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Sales

Sales increased $323.5 million, or 36.5%, to $1,210.2 million for the year ended December 31, 2013, from $886.7 million for the year ended December 31, 2012. This improvement was driven primarily by increases in housing starts as well as inflation in commodity wood products. According to the U.S. Census Bureau, annualized single-family housing starts in the United States as of December 31, 2013 increased 7.6% compared to the same period in 2012. Single-family permits increased 20.2% in BMC’s markets for 2013 compared to 2012.

The following table shows BMC’s sales by product category:

	Year Ended December 31,
	2013	2012
Lumber and building materials	44.5%	41.7%
Millwork(1)	26.4%	27.4%
Truss	5.8%	5.3%
Construction services	23.3%	25.6%

	100.0%	100.0%

(1)	Includes millwork construction services. Millwork construction services represented approximately 6% of sales for the years ended December 31, 2013, and December 31, 2012, and are classified as construction services in BMC’s unaudited consolidated statements of operations.

In addition to BMC’s sales increase described above, BMC also experienced price increases or inflation in its commodity wood products. BMC estimates that such price inflation approximated $79.6 million for the year ended December 31, 2013, which when subtracted from BMC’s sales increase would result in an increase in sales of 27.5% for the year ended December 31, 2013, compared to the year ended December 31, 2012. Sales in all of BMC’s markets improved for the year ended December 31, 2013, compared to the year ended December 31, 2012. Sales increased across all product categories, and after adjusting for commodity price inflation, there was no significant change in BMC’s sales mix.

Gross profit

Gross profit increased $76.5 million, or 42.5%, to $256.5 million for the year ended December 31, 2013, from $180.0 million for the year ended December 31, 2012. The increase in gross profit was driven primarily by an increase in sales of both building products and construction services.

Gross margin increased to 21.2% for the year ended December 31, 2013, from 20.3% for the year ended December 31, 2012. Gross margin for building products increased to 23.8% for the year ended December 31, 2013, from 23.2% for the year ended December 31, 2012, while gross margin for construction services increased to 15.1% for the year ended December 31, 2013, from 14.0% for the year ended December 31, 2012. BMC’s gross margin increased due to an increase in demand for BMC’s products and services.

Selling, general and administrative expenses

Selling, general and administrative expenses were $200.6 million for the year ended December 31, 2013, an increase of $27.2 million, or 15.7%, from $173.4 million for the year ended December 31, 2012. Expenses related to BMC’s salaries and benefits, sales commissions and incentive compensation (including share-based compensation) were $143.6 million for the year ended December 31, 2013, an increase of $27.1 million, or 23.3%, from $116.5 million for the year ended December 31, 2012, due primarily to the addition of employees to support increased sales volume in BMC’s operations and an increase in incentive-based compensation expense from BMC’s improved financial performance. Insurance costs were $11.5 million for the year ended December 31, 2013, a decrease of $8.3 million, or 41.9%, from $19.8 million for the year ended December 31, 2012. The decrease was primarily due to a decrease in actuarial based expense adjustments for the year ended December 31, 2013, compared to the year ended December 31, 2012. Consistent with increased sales volume, delivery and handling expenses increased $5.6 million, or 26.8%, to $26.5 million for the year ended December 31, 2013, from $20.9 million for the year ended December 31, 2012.

As a percentage of sales, selling, general and administrative expenses were 16.6% for the year ended December 31, 2013, a decrease from 19.6% for the year ended December 31, 2012. This decrease was due to operating leverage achieved from an increase in sales and the fixed nature of certain expenses as well as continued cost control measures.

Interest expense

Interest expense was $18.8 million for the year ended December 31, 2013, an increase of $4.6 million, or 32.4%, compared to the year ended December 31, 2012. The increase was primarily due to an increase of $3.7 million related to a higher interest rate from the September 2013 refinancing and a $0.5 million increase in amortization of deferred financing costs.

Income tax expense

BMC recognized income tax expense of $6.3 million on income before income taxes of $27.9 million for the year ended December 31, 2013. Due to valuation allowances largely offsetting any realized tax benefit, BMC recognized nominal income tax expense on loss before income taxes of $17.5 million for the year ended December 31, 2012. The effective tax rate for the year ended December 31, 2013, was 22.5%, which varies from the federal statutory rate of 35% primarily due to use of net operating losses generated in prior years. These net operating losses generated prior to November 2011 are limited by Section 382 of the Code.

The effective tax rate for the year ended December 31, 2012, was 0.0%, which varies from the federal statutory rate of 35% primarily due to the recognition of valuation allowances offsetting the current period tax benefit. BMC’s effective tax rate prior to the valuation allowance was 38.5% for 2013 and 38.5% for 2012.

Liquidity and Capital Resources

BMC’s primary capital requirements are to fund its working capital needs and operating expenses, meet required interest and principal payments, fund capital expenditures and fund acquisitions. BMC’s capital resources have primarily consisted of cash from borrowings under the Revolver and the Notes and cash from operations.

As of June 30, 2015, BMC’s liquidity was $152.2 million, consisting of $13.3 million of cash and cash equivalents and $138.9 million of available borrowings under the Revolver (after giving effect to a $40.8 million decrease in the borrowing base calculation using the applicable formulas set forth in the Revolver and $35.3 million of outstanding letters of credit drawn against the Revolver). As of December 31, 2014, BMC’s liquidity was $152.3 million, consisting of $63.3 million of cash and cash equivalents and $89.0 million of available borrowings under the Revolver (after giving effect to a $4.9 million decrease in BMC’s borrowing base calculation using the applicable formulas set forth in the Revolver and $31.1 million of outstanding letters of credit drawn against the Revolver). These amounts may not reflect future borrowing capacity insofar as BMC’s borrowing capacity under the Revolver depends, in part, on inventory and accounts receivable that fluctuate from time to time and may be further impacted by the lenders’ discretionary ability to impose reserves and availability blocks and to recharacterize assets that might otherwise incrementally increase borrowing availability.

In January 2015, BMC entered into a retroactive reinsurance contract to transfer the risk of loss of certain insurance deductible reserves for workers’ compensation claims incurred to another insurance provider, a reinsurer. BMC paid $11.1 million to the reinsurer to assume $8.3 million insurance deductible reserves for workers’ compensation claims incurred for 2006 through 2011 as of January 2015. Pursuant to the reinsurance contract, the reinsurer is obligated to pay an aggregate maximum of $17.5 million for these claims whereas claims in excess of this aggregate maximum, if any, will be BMC’s obligation.

As a result of this reinsurance transaction in January 2015, letters of credit decreased $20.0 million and BMC reduced restricted cash $21.0 million for the related collateral.

After paying the $11.1 million to the reinsurer to assume $8.3 million insurance deductible reserves for the workers’ compensation claims and receiving the $21.0 million reduction in restricted cash, cash and cash equivalents available for operating needs increased $9.9 million.

On May 1, 2015, BMC completed the acquisition of VNS. BMC funded the transaction through the use of available cash and borrowings on the Revolver. The final purchase price was $47.0 million, net of $2.3 million of acquired cash.

On September 1, 2015, BMC purchased certain assets and assumed certain liabilities of Marietta, Georgia-based RBI for an initial purchase price of $102.7 million in cash (subject to certain adjustments). BMC funded the transaction primarily through the use of borrowings under the Revolver.

In June 2015, BMC entered into an amendment to increase availability under the Revolver from $125.0 million to $215.0 million, with no changes to the Revolver maturity. The Revolver was amended in anticipation of BMC’s increasing working capital requirements and other strategic initiatives. BMC incurred loan costs of $0.7 million as a result of the amendment, which were capitalized and will be amortized as interest expense over the remaining term of the Revolver.

BMC regularly evaluates alternatives for its capital structure and liquidity given its expected cash flows, growth and operating capital requirements as well as capital market conditions. At any time, BMC may be considering or be in discussions with respect to accessing debt and equity capital markets.

BMC believes its cash flow from operations combined with its current cash levels and available borrowing capacity under the Revolver will be adequate to fund debt service requirements and support its ongoing operations, capital expenditures, lease obligations and working capital for at least the next 12 months.

Historical Cash Flow Information

Operating activities

The following table summarizes the principal components of cash (used) provided by operating activities (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012
Net (loss) income	$(1,436)	$82,550	$94,032	$21,655	$(17,533)
Non-cash expenses	11,719	10,005	20,731	16,853	15,529
Deferred income taxes	—	(76,134)	(70,492)	—	—
Changes in working capital	(12,009)	(28,113)	(18,211)	(2,973)	(45,262)
Changes in assets and liabilities	(3,956)	5	1,621	(14,381)	3,449

Cash flows (used) provided by operating activities	$(5,682)	$(11,687)	$27,681	$21,154	$(43,817)

Six Months Ended June 30, 2015, Compared to Six Months Ended June 30, 2014

Net loss adjusted for non-cash expenses and deferred income taxes provided cash of $10.3 million, and net income adjusted for non-cash expenses and deferred income taxes provided cash of $16.4 million, for the six months ended June 30, 2015 and June 30, 2014, respectively. The decrease was primarily driven by a $2.8 million charge resulting from the retroactive reinsurance contract, $4.5 million of acquisition costs and higher payroll and headquarters relocation costs.

Changes in assets and liabilities are principally due to changes in working capital. Working capital is comprised of current assets less current liabilities. Working capital levels typically increase in the second and third quarters of the year due to higher sales during the peak residential construction season. The increases have in the past resulted in negative operating cash flows during this peak season, which historically have been financed through available cash or excess availability on BMC’s Revolver. Collections of receivables and reduction in inventory levels following the peak building and construction season have in the past positively impacted the operating cash flows. The principal components of BMC’s working capital are accounts receivable, inventory and accounts payable. Cash flows (used) or provided by these major components for working capital are as follows:

•	Cash flows used for receivables, net, decreased $10.9 million to $14.6 million for the six months ended June 30, 2015 from $25.5 million for the six months ended June 30, 2014, due to a lower increase in sales. Sales increased 1.4% for the six months ended June 30, 2015, as compared to an increase of 9.2% for the six months ended June 30, 2014. The average Day Sales Outstanding (which we refer to as DSO) stayed consistent at 37.2 days for the six months ended June 30, 2015, and the six months ended June 30, 2014.

•	Cash flows used for inventory decreased $11.6 million to $8.2 million for the six months ended June 30, 2015, from $19.8 million for the six months ended June 30, 2014, due to a lower percentage increase in inventory for the six months ended June 30, 2015, as compared to the six months ended June 30, 2014. Inventory increased 7.8% for the six months ended June 30, 2015, as compared to 22.3% for the six months ended June 30, 2014 (excluding the impact of the VNS acquisition). Inventory turns were 8.8 times for the six months ended June 30, 2015, as compared to 9.4 times for the six months ended June 30, 2014, as a result of higher inventory as of June 30, 2015 held to meet demand for the third quarter of 2015, compared to June 30, 2014.

•	Cash flows provided by accounts payable decreased $4.1 million to $9.9 million for the six months ended June 30, 2015, from $14.0 million for the six months ended June 30, 2014, due to a lower percentage increase in accounts payable for the six months ended June 30, 2015, as compared to the six months ended June 30, 2014. Accounts payable increased 20.2% for the six months ended June 30, 2015, as compared to 35.8% for the six months ended June 30, 2014 (excluding the impact of the VNS acquisition). Average Days Payable Outstanding (which we refer to as DPO) for the six months ended June 30, 2015 was 20.1 days, as compared to 19.6 days for the six months ended June 30, 2014. The increase in DPO was a result of higher accounts payable which followed higher inventory as of June 30, 2015.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013 and Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Net income adjusted for non-cash expenses and deferred income taxes provided cash of $44.3 million and $38.5 million for the years ended December 31, 2014 and 2013, respectively. The increase of $5.8 million in the year ended December 31, 2014 was due to increased income from operations. The increase was partially offset by higher interest expense and income tax expense.

Net income adjusted for non-cash expenses provided cash of $38.5 million for the year ended December 31, 2013, whereas net loss adjusted for non-cash expenses used cash of $2.0 million in the year ended December 31, 2012. The increase in the year ended December 31, 2013 was due to higher sales and improved operating leverage as a result of improvements in economic conditions affecting the homebuilding industry.

Cash used for changes in assets and liabilities of $14.4 million in the year ended December 31, 2013 included a $16.8 million decrease in interest payable on a subordinate term note as a result of the September 2013 refinancing.

Changes in assets and liabilities are principally due to changes in working capital. Cash flows (used) or provided by these major components for working capital are as follows:

•	Cash flows used for receivables, net, decreased $3.8 million to $8.3 million for the year ended December 31, 2014, from $12.1 million in 2013, due to a lower increase in sales. Sales increased 8.4% for the year ended December 31, 2014, as compared to a sales increase of 36.5% for the year ended December 31, 2013. The average DSO decreased from 38.3 days for the year ended December 31, 2013 to 36.9 days for the year ended December 31, 2014, primarily due to a lower increase in sales and faster collections. Cash flow used for receivables, net, decreased $31.5 million to $12.1 million for the year ended December 31, 2013, from $43.6 million for the year ended December 31, 2012, due to a lower increase in sales. Sales increased 37.6% for the year ended December 31, 2012. The average DSO increased from 36.5 days in the year ended December 31, 2012 to 38.3 days in the year ended December 31, 2013, due to higher sales for the year ended December 31, 2013.

•	Cash flows used for inventory increased by $1.9 million to $15.9 million for the year ended December 31, 2014, from $14.0 million for the year ended December 31, 2013. The increase was a result of higher purchases during the year ended December 31, 2014 in order to take advantage of vendor rebates and discounts. Inventory turns were relatively flat at 9.5 times for the year ended December 31, 2014, as compared to 9.4 times for the year ended December 31, 2013. Cash flows used for inventory decreased by $6.6 million to $14.0 million for the year ended December 31, 2013, from $20.6 million for the year ended December 31, 2012, as a result of a lower increase in inventory for the year ended December 31, 2013, as compared to the year ended December 31, 2012. Inventory turns decreased slightly to 9.4 times for the year ended December 31, 2013, as compared to 9.8 times for the year ended December 31, 2012.

•	Cash flows provided by accounts payable decreased $2.8 million to $7.4 million for the year ended December 31, 2014, from $10.2 million for the year ended December 31, 2013, primarily due to increased payments in order to take advantage of vendor rebates and discounts. As a result, the average DPO decreased to 19.4 days for the year ended December 31, 2014, as compared to 20.7 days for the year ended December 31, 2013. Cash flow provided by accounts payable increased $2.8 million to $10.2 million for the year ended December 31, 2013, from $7.4 million for the year ended December 31, 2012, as a result increase in accounts payable for the year ended December 31, 2013 as compared to the year ended December 31, 2012. Average DPO increased to 20.7 days for the year ended December 31, 2013, as compared to 20.0 days for the year ended December 31, 2012, as a result of higher accounts payable balances resulting from higher inventory balances.

Investing activities

Cash flows used by investing activities were $37.6 million for the six months ended June 30, 2015 and $2.6 million for the six months ended June 30, 2014. The principal components of BMC’s investing activities are acquisitions and capital expenditures offset by cash proceeds received from the sale of its property and changes in cash used to collateralize letters of credit.

Cash flows used by investing activities were $16.3 million for 2014 and $64.0 million for 2013, whereas $9.3 million was provided by investing activities for 2012.

On May 1, 2015, BMC completed the acquisition of VNS. BMC funded the transaction through the use of available cash and borrowings on the Revolver. The final purchase price was $47.0 million, net of $2.3 million of acquired cash. In November 2013, BMC acquired the assets of a millwork business located in northern California for approximately $6.7 million.

Capital expenditures including cash and non-cash financing activities for the six months ended June 30, 2015 and 2014 were $13.3 million and $15.5 million, respectively. Capital expenditures for equipment including cash and non-cash financing activities for 2014, 2013 and 2012 were $32.2 million, $25.0 million and $11.9 million, respectively. Capital expenditures related primarily to delivery and handling equipment for replacement requirements and to support sales volume growth and the upgrade and expansion of truss, millwork and other manufacturing equipment. BMC anticipates its capital expenditures for equipment for 2015 will be approximately $30.0 to $40.0 million.

In addition, BMC has selected NetSuite as its new ERP system and has engaged a third-party consultant to assist in implementation. Costs for design and implementation of the new ERP system are estimated to be approximately $25.0 million, of which a portion is expected to be capitalized and amortized over the estimated useful life of the information system. Costs capitalized for implementation and application development were $3.3 million for the six months ended June 30, 2015, and $1.0 million for the six months ended June 30, 2014. Unamortized subscription costs were $0.4 million as of June 30, 2015, and $0.5 million as of June 30, 2014. Costs expensed for annual licensing, data conversion and training were $1.6 million for the six months ended June 30, 2015, and $1.6 million for the six months ended June 30, 2014.

Costs capitalized for implementation and application development were $4.2 million for 2014 and none for 2013 and 2012, respectively. Unamortized subscription costs were $1.3 million for 2014 and $1.5 million for 2013. Costs expensed for annual licensing, data conversion and training were $2.9 million for 2014 and $1.2 million for 2013.

Through June 30, 2015, BMC has spent $12.2 million of the $25.0 million estimated for this ERP system. BMC expects the remaining balance to be spent over the next two to four years.

Restricted cash decreased $21.0 million during the six months ended June 30, 2015, following the retroactive reinsurance transaction. The reduction in restricted cash was $10.3 million during six months ended June 30, 2014.

Proceeds from dispositions of property and equipment and assets held for sale for the six months ended June 30, 2015 and 2014 were $1.2 million and $1.6 million, respectively. Proceeds from dispositions of property and equipment and assets held for sale for 2014, 2013 and 2012 were $1.9 million, $4.6 million and $18.1 million, respectively.

Financing activities

Cash flows used by financing activities were $6.6 million for the six months ended June 30, 2015, compared to cash flows provided by financing activities of $1.1 million for the six months ended June 30, 2014. This change was primarily due to decreases in net proceeds from borrowing under other notes and book overdrafts.

Cash flows provided by financing activities were $2.6 million, $90.3 million and $33.8 million for 2014, 2013 and 2012, respectively. The decrease in 2014 was primarily due to the net proceeds from BMC’s September 2013 refinancing.

Revolver

In June 2015, BMC entered into an amendment to increase availability under the Revolver from $125.0 million to $215.0 million, with no changes in its maturity. The Revolver was amended in anticipation of BMC’s increasing working capital requirements and other strategic initiatives. BMC incurred loan costs of $0.7 million as a result of the amendment.

The $215.0 million Revolver is subject to availability and matures in March 2018. The Revolver is secured by a first priority lien on certain working capital and may consist of both LIBOR and Prime based borrowings.

Variable interest rates are based on average availability for the prior quarter and are LIBOR plus 1.5% to 2.0% or prime plus 0.50% to 1.0%. The variable interest rate in effect at June 30, 2015 was LIBOR plus 1.5% or prime plus 0.50%. As of June 30, 2015, the commitment fee for the unused portion is 0.25%. Interest is paid monthly.

Revolver availability is subject to a borrowing base and is reduced by outstanding borrowings and letters of credit. The borrowing base generally includes 85% of certain accounts receivable plus 70% of certain inventory, minus an amount equal to three months of rent payable on all leased real property and warehouses where inventory is located. BMC’s borrowing base ranged from $84.7 million to $138.9 million during the six months ended June 30, 2015.

As of June 30, 2015, there were no amounts outstanding under the Revolver and availability was $138.9 million.

Senior Secured Notes

The Notes mature in September 2018. The Notes are secured by a first priority lien on certain property and equipment and a subordinate lien on certain assets. The Notes are guaranteed by each of BMC’s subsidiaries. As of June 30, 2015, there was $250.0 million of principal outstanding under the Notes.

The interest rate is fixed at 9.0% and is payable semiannually in March and September.

Prior to September 2015 and in the event of an initial public offering of BMC’s common shares, BMC may redeem up to 35% of the Notes at a redemption price of 109.0%. Prior to September 2015, BMC may redeem some or all of the Notes at a redemption price of 100.0% plus a make-whole premium. BMC may redeem the Notes at a redemption price of 106.75% beginning September 2015 declining to 103.375% beginning September 2016. Redemption prices are reduced to par value in September 2017. Repayment of principal is due in September 2018.

Notes payable and obligations under equipment leases

Other long-term debt consists of $8.7 million term notes secured by delivery and handling equipment with various maturities through April 2019 and a $0.6 million term note secured by real property with a maturity of March 2021. The interest rates range from 4.2% to 8.4%. Interest is paid monthly.

BMC has entered into capital leases for the purchase of delivery and handling equipment. Obligations under equipment leases were $9.3 million as of June 30, 2015. These equipment leases have various maturities through July 2019. Interest rates range from 3.1% to 7.8% and are paid monthly.

For more information related to BMC’s debt structure and obligations under equipment leases, see Note 7, Debt, and Note 8, Obligations Under Equipment Leases, of the notes to BMC’s Consolidated Financial Statements in this joint proxy and consent solicitation statement/prospectus.

Off-Balance Sheet Arrangements

As part of BMC’s ongoing business, BMC does not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, often referred to as structured finance or special purpose entities, which might be established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2014, and June 30, 2015, BMC was not involved in any transactions with unconsolidated entities.

As of December 31, 2014, and June 30, 2015, BMC had $65.5 million and $49.7 million, respectively, in letters of credit outstanding that guarantee payment to third-party insurance providers for deductible obligations related to workers’ compensation, automobile, general liability and construction defect claims and guarantee construction performance and certain inventory purchases. These letters of credit are not required to be recorded as liabilities on BMC’s balance sheet and renew automatically on their various anniversary dates or until released by their respective beneficiaries.

Disclosure of Contractual Obligations

The following table summarizes BMC’s contractual obligations associated with BMC’s long-term debt, capital lease obligations and operating leases as of December 31, 2014. The information presented in the table below reflects management’s estimates of the contractual maturities of BMC’s obligations. These maturities may differ significantly from the actual maturities of these obligations.

	Payments Due by Period (in millions)
	2015	2016-17	2018-19	Thereafter	Total
Long-term debt(1)	$3.7	$4.7	$251.4	$0.1	$259.9
Obligations under equipment leases(2)	3.9	6.5	0.7	—	11.1
Interest on long-term debt(3)	22.9	45.4	22.6	—	90.9
Interest on letters of credit(3)	0.6	1.3	0.1	—	2.0
Interest on obligations under equipment leases(3)	0.4	0.4	—	—	0.8
Operating leases(4)	5.1	8.7	5.7	3.7	23.2
Commitments(5)	2.0	4.0	—	—	6.0

	$38.6	$71.0	$280.5	$3.8	$393.9

(1)	For a more detailed description of BMC’s long-term debt, see Note 7, Debt, of the notes to BMC’s Consolidated Financial Statements in this joint proxy and consent solicitation statement/prospectus.
(2)	For a more detailed description of BMC’s obligations under equipment leases, see Note 8, Obligations Under Equipment Leases, of the notes to BMC’s Consolidated Financial Statements in this joint proxy and consent solicitation statement/prospectus.
(3)	Represents the estimated interest payments on BMC’s debt based on the rates in effect as of December 31, 2014, and is calculated to the stated maturity date.
(4)	For a more detailed description of BMC’s operating leases, see Note 14, Commitments and Contingent Liabilities—Operating Leases, of the notes to BMC’s Consolidated Financial Statements in this joint proxy and consent solicitation statement/prospectus.
(5)	Represents a commitment for a subscription for BMC’s ERP software.

Critical Accounting Estimates

Preparing financial statements requires BMC to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. These estimates and assumptions include critical accounting estimates which BMC views as those that are the most important to the portrayal of BMC’s financial condition, results of operations or cash flows. These estimates require subjective and complex judgments, often as a result of the need to estimate matters and make assumptions that are inherently uncertain. BMC reviews the development, selection and disclosure of these estimates with the audit committee of the BMC board. BMC believes the estimates utilized are reasonable under the circumstances, however actual results could differ from these estimates and may require adjustment in future periods.

BMC believes the following critical accounting policies are affected by significant judgments and estimates used in the preparation of BMC’s consolidated financial statements:

•	Revenue recognition—Construction services

The percentage-of-completion method is used to recognize revenue for construction services. Periodic estimates of BMC’s progress towards completion are made based on a comparison of labor costs incurred to date with total estimated contract costs for labor. The percentage-of-completion method requires the use of various estimates, including among others, the extent of progress towards completion, contract revenues and contract completion costs. Contract revenues and contract costs to be recognized are dependent on the accuracy of estimates, including quantities of materials, labor productivity and other cost estimates. BMC has a history of making reasonable estimates of the extent of progress towards completion, contract revenues and contract completion costs. Due to uncertainties inherent in the estimation process, it is possible that actual contract revenues and completion costs may vary from estimates. Revisions of contract revenues and cost estimates as well as provisions for estimated losses on uncompleted contracts are recognized in the period such revisions are known and can be reasonably estimated.

•	Allowance for doubtful accounts

BMC determines the allowance for doubtful accounts based on an assessment of past due accounts, historical experience and other available evidence. This analysis is performed monthly and the allowance is adjusted accordingly. BMC believes its exposure to credit risk is limited due to BMC thorough investigation and prudent judgment when granting credit to customers as well as continual evaluation of facts and circumstances that may affect their ability to pay. BMC believes its exposure to credit concentration risk is also limited due to the diverse geographic areas of BMC’s operations.

•	Estimated losses on uncompleted contracts and changes in contract estimates

Estimated losses on uncompleted contracts and changes in contract estimates reflects BMC’s best estimate of probable losses of unbilled receivables. These estimates are recognized in cost of sales for construction services. Estimated losses on uncompleted contracts and changes in contract estimates are established by assessing estimated costs to complete, change orders and claims for uncompleted contracts. Assumptions for estimated costs to complete include material prices, labor costs, labor productivity and contract claims. Such estimates are inherently uncertain and therefore it is possible that actual completion costs may vary from these estimates.

•	Provision for excess inventory

BMC monitors its inventory levels in each operation and recognizes provisions for excess inventories based on slow-moving inventory. BMC defines potential slow-moving inventory as the amount of inventory on hand in excess of historical usage. BMC also considers forecasted demand and other factors, including liquidation value, to determine the required adjustments to net realizable value, if any.

•	Realizability of net deferred tax assets

BMC accounts for income taxes in accordance with ASC Topic 740, Income Taxes (which we refer to as ASC 740), which requires an asset and liability approach for measuring deferred taxes based on temporary differences between the financial statement and tax bases of assets and liabilities existing at each balance sheet date using enacted tax rates for years in which taxes are expected to be paid or recovered.

BMC evaluates its deferred tax assets on a quarterly basis to determine whether a valuation allowance is required. In accordance with ASC 740, BMC assesses whether a valuation allowance should be established based on its determination of whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of BMC’s deferred tax assets depends primarily on the timing of the reversal of deferred tax liabilities and BMC’s ability to generate future taxable income during the periods in which the related deferred tax assets are deductible. The assessment of a valuation allowance includes giving appropriate consideration to all positive and negative evidence related to the realization of the deferred tax asset. This assessment considers, among other things, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, BMC’s experience with operating loss and tax credit carryforwards not expiring unused and tax planning alternatives. Significant judgment is required in determining the future tax consequences of events that have been recognized in BMC’s consolidated financial statements and/or tax returns. Differences between anticipated and actual outcomes of these future tax consequences could have a material impact on BMC’s consolidated financial position or results of operations. Changes in existing tax laws and tax rates also affect actual tax results and the valuation of deferred tax assets over time.

During the second quarter of 2014, BMC conducted such an analysis and, based on an evaluation of available positive and negative evidence and BMC’s projection of the income expected to be generated in future years, BMC concluded that it was more likely than not that all of its deferred tax asset would be realized. As a result, in accordance with ASC 740, BMC recognized a $76.1 million income tax benefit that resulted from the reversal of all of its deferred tax asset valuation allowance. BMC conducted a similar analysis in December 2014 and concluded that no valuation allowance was needed as BMC continued to conclude that it was more likely than not that all of its deferred tax asset would be realized.

Significant judgment is required to evaluate uncertain tax positions. BMC evaluates its uncertain tax positions on a quarterly basis. BMC’s evaluation is based upon a number of factors, including changes in facts or circumstances, changes in tax law, correspondence with tax authorities during the course of audits and effective settlement of audit issues. Changes in the recognition or measurement of uncertain tax positions could result in material increases or decreases in BMC’s income tax expense in the period in which it makes the change. No uncertain tax positions existed as of December 31, 2014 or December 31, 2013.

•	Insurance deductible reserves

The estimated cost of workers’ compensation, automobile, general liability and construction defect claims up to the insurance deductibles is based on actuarial methods as provided by a third-party actuary. Estimated costs of these claims are subject to the nature and frequency of claims, medical cost inflation and changes in the insurance deductibles of the applicable insurance policies. Actual loss experience may differ from the actuarial assumptions. Claims in excess of insurance deductibles and retentions are insured with third-party insurance providers. Revisions to insurance deductible reserves for estimated claims are recognized in the period such revisions are known and can be reasonably estimated.

Insurance deductible reserves are not discounted. These claims are expected to be paid over the next 5 years, however some claim payments may be longer.

•	Warranties

BMC provides limited warranties for certain construction services. Specific terms and conditions for warranties vary from 1 year to 10 years and are based on geographic market and state regulations. Factors for determining estimates of warranties include the nature and frequency of claims, anticipated claims and cost per claim. Claims in excess of insurance deductibles or retentions are insured with third-party insurance providers. Estimated costs for warranties are recognized when the revenue associated with the service is recognized. Due to uncertainties inherent in the estimation process, it is possible that actual warranty costs may vary from estimates. Revisions of estimated warranties are recognized in the period such revisions become known and can be reasonably estimated.

•	Share-based compensation

Share-based compensation is based on the fair value of the equity award on the date of grant. The fair value of equity awards is calculated using the enterprise value per share. The enterprise value is derived using a blend of market approach, income approach and prior sales of BMC’s shares. Weights are assigned to each approach to calculate a weighted average enterprise value. Adjustments are made for discount for lack of marketability and non-operating assets and liabilities. Due to uncertainties inherent in the assumptions used in various valuation approaches described above, it is possible that actual share-based compensation realized by the participant may vary from the estimate of the fair value of these restricted shares.

New and Recently Adopted Accounting Standards

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers. This accounting principle requires revenue to be recognized based on the performance obligations in the contract with the customer. This accounting principle also requires quantitative disclosure of contracts by categories that depict how the nature, timing and uncertainty of revenue and cash flows are affected by economic factors and qualitative disclosures regarding transaction prices allocated to remaining performance obligations and their timing. For public entities, this accounting principle is effective for annual reporting periods starting January 1, 2018. Public entities may early adopt the accounting principle starting January 1, 2017. For all other entities, this accounting principle may be applied as early as annual reporting periods starting January 1, 2017, or no later than annual reporting periods starting January 1, 2019.

The standard permits the use of either the retrospective or cumulative effect transition method. BMC has not selected a transition method, and BMC is evaluating the changes this accounting principle will have on its results of operations, financial position and cash flows.

In April 2015, the FASB issued Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs. This accounting principle requires debt issuance costs be presented in the balance sheet as a direct deduction from the related debt liability rather than as an asset. For public entities, this accounting principle is effective for annual reporting periods and interim periods within those annual accounting periods beginning after December 15, 2015. For all other entities, this guidance is effective for accounting periods beginning after December 15, 2016. Early adoption is permitted. BMC has chosen to adopt this accounting principle for annual reporting periods and interim periods within those annual accounting periods beginning after December 15, 2015.

In July 2015, the FASB issued Accounting Standards Update 2015-11, Measurement of Inventory. This accounting principle changes the measurement principle for inventory from the lower of cost or market to lower of cost and net realizable value for entities that measure inventory using a method other than last-in, first-out (LIFO) or the retail inventory method (e.g., first-in, first-out (FIFO), average cost). For public entities, this accounting principle is effective for annual reporting periods and interim periods within those annual accounting periods beginning after December 15, 2016. For all other entities, this guidance is effective for annual and interim accounting periods beginning after December 15, 2016, and December 15, 2017, respectively. Early adoption is not permitted. BMC is evaluating the changes this accounting principle will have on its results of operations, financial position or cash flows.

Other new accounting and disclosure requirements have been issued by accounting authorities, however these requirements are not applicable to BMC’s financial statements. There have been no recently adopted accounting or disclosure requirements and as a result, there has been no impact on BMC’s results of operations, financial position or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of business, BMC is exposed to financial risks such as commodity price risk and interest rate risk. Derivative financial instruments are not utilized to hedge risks or for speculative or trading purposes.

Commodity price risk

Many of the products BMC purchases and resells or manufactures are commodities whose price is determined by supply and demand for such products, including lumber and panel, truss and millwork. The markets for most of these commodities are cyclical and are affected by factors such as global economic conditions, including the strength of the U.S. housing market, changes in or disruptions to industry production capacity, changes in inventory levels and other factors beyond BMC’s control. Price fluctuations in BMC’s costs and selling prices have a significant effect on BMC’s results of operations, financial position and cash flows.

Interest rate risk

When BMC has borrowings outstanding under its Revolver, BMC is exposed to interest rate risk arising from fluctuations in interest rates. Changes in interest expense occur when market interest rates change. Changes in the amount of debt could also increase interest rate risks.

Assuming full borrowing capacity and all loans under the Revolver were fully drawn as of June 30, 2015, each quarter point change in interest rates would result in a $0.5 million change in annual interest expense on BMC’s indebtedness under the Revolver.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements have been prepared to illustrate the effect of the merger as of and for the six months ended June 30, 2015, and for the year ended December 31, 2014. Additional information about the merger involving SBS and BMC is provided in the section entitled “The Merger” beginning on page [●] of this joint proxy and consent solicitation statement/prospectus. The unaudited pro forma condensed combined financial statements have been derived from the audited historical consolidated financial statements of SBS and BMC for the year ended December 31, 2014, and the unaudited historical consolidated financial statements of SBS and BMC as of and for the six-month period ended June 30, 2015.

The merger will be accounted for using the acquisition method of accounting, with SBS treated as the legal acquirer and BMC treated as the acquirer for accounting purposes. Additional information about the accounting treatment of the merger between SBS and BMC is provided in the section entitled “The Merger-Accounting Treatment” beginning on page [●] of this joint proxy and consent solicitation statement/prospectus.

The unaudited pro forma condensed combined statements of operations reflect adjustments as if the merger had occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet reflects adjustments as if the merger had occurred on June 30, 2015. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results of SBS and BMC.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only, and this financial information is not necessarily indicative of the future financial position or results of operations of the combined businesses of SBS and BMC, or the financial position or the results of operations that would have been realized had the merger been consummated during the periods or as of the dates for which pro forma information is presented. The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies or other synergies that could result from the merger, including one-time costs that will be incurred to achieve operating efficiencies and other synergies. In the opinion of SBS’s management, all adjustments necessary to fairly present such unaudited pro forma condensed combined financial statements have been made based upon the terms of the proposed merger. Certain pro forma adjustments described in the accompanying notes are based on estimates and various assumptions that SBS believes are reasonable under the circumstances based on currently available information. The actual recorded amounts of the acquisition consideration transferred, the recognized amounts of assets acquired and liabilities assumed and related depreciation and amortization periods will be based on final appraisals, evaluation and estimations of fair value as of the acquisition date. As a result, actual asset and liability values established and related operating results, including actual depreciation and amortization expense, could differ from those reflected in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the audited consolidated financial statements of SBS for the year ended December 31, 2014 included in SBS’s Annual Report on Form 10-K filed with the SEC on February 27, 2015, the unaudited condensed consolidated financial statements of SBS for the six months ended June 30, 2015 included in SBS’s Quarterly Report on Form 10-Q filed with the SEC on August 5, 2015, and the audited and unaudited consolidated financial statements of BMC included in this joint proxy and consent solicitation statement/prospectus.

Stock Building Supply Holdings, Inc. and Subsidiaries

Pro Forma Condensed Combined Balance Sheet as of June 30, 2015 (Unaudited)

(in thousands)	BMC Historical	SBS Historical	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$13,346	$6,934	$—		$20,280
Restricted assets	15,093	605	—		15,698
Accounts receivable, net	167,948	132,904	—		300,852
Inventories, net	123,396	109,242	11,798	7(a)	244,436
Unbilled receivables	10,984	11,132	—		22,116
Income taxes receivable	9,069	—	5,005	7(b)	12,366
			(3,388)	7(c)
			1,680	7(h)
Deferred income taxes	8,946	1,853	(3,920)	7(d)	6,879
Prepaid expenses and other current assets	8,650	15,176	—		23,826

Total current assets	357,432	277,846	11,175		646,453

Property and equipment, net of accumulated depreciation	158,195	83,428	29,855	7(a)	271,478
Deferred financing costs	7,760	1,133	(1,133)	7(a)	7,760
Deferred income taxes	56,667	—	(56,667)	7(c)	—
Intangible assets, net of accumulated amortization	12,186	21,376	184,414	7(a)	217,976

Goodwill	8,974	7,186	182,210	7(a)	198,370
Other long-term assets	15,441	1,133	—		16,574

Total assets	$616,655	$392,102	$349,854		$1,358,611

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$67,638	$97,449	$—		$165,087
Accrued compensation	22,804	13,669	—		36,473
Billings in excess of costs and estimated earnings	10,197	908	—		11,105
Interest payable	6,603	171	—		6,774
Current portion of long-term debt and obligations under capital leases	8,288	2,741	—		11,029
Current portion of insurance deductible reserves	14,389	1,606	—		15,995
Income taxes payable	—	3,388	(3,388)	7(c)	—
Other accrued liabilities	21,753	18,991	(536)	7(a)	63,263
			20,430	7(b)
			2,625	7(h)

Total current liabilities	151,672	138,923	19,131		309,726

Insurance deductible reserves	26,199	6,074	—		32,273
Long-term debt	253,977	74,748	—		328,725
Obligations under capital leases	5,559	9,893	—		15,452
Deferred income taxes	—	12,828	(56,667)	7(c)	31,923
			75,762	7(d)
Other long-term liabilities	240	3,012	(2,195)	7(a)	3,232
			2,175	7(h)

Total liabilities	437,647	245,478	38,206		721,331

Stockholders’ equity:
Preferred stock, $0.01 par value	—	—	—		—
Common stock, $0.01 par value	76	262	(262)	7(e)	653
			577	7(f)
Treasury stock	(3,160)	—	3,160	7(g)	—
Additional paid-in capital	176,395	148,664	(148,664)	7(e)	641,946
			469,288	7(a)
			(577)	7(f)
			(3,160)	7(g)
Retained earnings (deficit)	5,697	(2,302)	2,302	7(e)	(5,319)
			(7,896)	7(b)
			(3,120)	7(h)

Total stockholders’ equity	179,008	146,624	311,648		637,280

Total liabilities and stockholders’ equity	$616,655	$392,102	$349,854		$1,358,611

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Stock Building Supply Holdings, Inc. and Subsidiaries

Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2014 (Unaudited)

(in thousands, except per share amounts)	BMC Historical	SBS Historical	Pro Forma Adjustments		Pro Forma Combined
Sales:
Building products	$937,048	$1,068,760	$—		$2,005,808
Construction services	374,450	226,956	—		601,406

	1,311,498	1,295,716	—		2,607,214
Cost of sales:
Building products	705,812	806,177	330	8(a)	1,524,117
			11,798	8(b)
Construction services	310,612	181,885	—		492,497

	1,016,424	988,062	12,128		2,016,614

Gross profit	295,074	307,654	(12,128)		590,600
Selling, general and administrative expenses	229,450	279,838	998	8(a)	511,229
			943	8(c)
Depreciation expense	11,492	6,731	6,330	8(a)	24,553
Amortization expense	—	2,253	13,814	8(a)	16,067
Public offering transaction-related costs	—	508	—		508

Income from operations	54,132	18,324	(34,213)		38,243
Interest expense	27,090	2,684	—		29,774
Other expense (income), net	(1,413)	(787)	—		(2,200)

Income (loss) from continuing operations before income taxes	28,455	16,427	(34,213)		10,669
Income tax benefit (expense)	65,577	(6,340)	11,975	8(d)	71,212

Income (loss) from continuing operations	$94,032	$10,087	$(22,238)		$81,881

Weighted average common shares outstanding (basic)		25,764	39,108	8(e)	64,872
Weighted average common shares outstanding (diluted)		26,226	39,575	8(e)	65,801
Income from continuing operations per common share (basic)		$0.39			$1.26
Income from continuing operations per common share (diluted)		$0.39			$1.24

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Stock Building Supply Holdings, Inc. and Subsidiaries

Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2015 (Unaudited)

(in thousands, except per share amounts)	BMC Historical	SBS Historical	Pro Forma Adjustments		Pro Forma Combined
Sales:
Building products	$470,278	$532,363	$—		$1,002,641
Construction services	179,835	115,322	—		295,157

	650,113	647,685	—		1,297,798
Cost of sales:
Building products	352,431	398,756	26	8(a)	751,213
Construction services	147,167	91,197	—		238,364

	499,598	489,953	26		989,577

Gross profit	150,515	157,732	(26)		308,221
Selling, general and administrative expenses	130,364	144,977	499	8(a)	276,311
			471	8(c)
Depreciation expense	6,706	4,318	1,834	8(a)	12,858
Amortization expense	264	1,160	5,474	8(a)	6,898
Merger-related costs	3,042	3,469	(6,511)	8(f)	—

Income (loss) from operations	10,139	3,808	(1,793)		12,154
Interest expense	13,460	1,388	—		14,848
Other expense (income), net	(1,016)	(808)	—		(1,824)

Income (loss) from continuing operations before income taxes	(2,305)	3,228	(1,793)		(870)
Income tax benefit (expense)	869	1,154	628	8(d)	2,651

Income (loss) from continuing operations	$(1,436)	$4,382	$(1,165)		$1,781

Weighted average common shares outstanding (basic)		26,095	39,108	8(e)	65,203
Weighted average common shares outstanding (diluted)		26,299	39,534	8(e)	65,833
Income (loss) from continuing operations per common share (basic)		$0.17			$0.03
Income (loss) from continuing operations per common share (diluted)		$0.17			$0.03

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Stock Building Supply Holdings, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Description of Transaction

On June 2, 2015, SBS and BMC entered into the merger agreement, pursuant to which BMC, subject to certain conditions, will be merged with and into SBS, with SBS surviving the merger. For more information on the merger, please see “The Merger” beginning on page [●] of this joint proxy and consent solicitation statement/prospectus.

2.	Basis of Presentation

The accompanying pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X and present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of BMC and SBS, after giving effect to the combination and the adjustments described in these notes, and are intended to reflect the impact of the combination on BMC’s consolidated financial statements.

Certain reclassifications have been made to the historical presentation of SBS’s financial statements to conform to the presentation of BMC. These reclassifications have no impact on the historical gross profit, income (loss) from operations, income (loss) from continuing operations, total current assets, total assets, total current liabilities, total liabilities or total stockholders’ equity reported by SBS. Upon consummation of the combination, further review may result in additional reclassifications.

The combination will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805, “Business Combinations” (“ASC 805”), with SBS treated as the legal acquirer and BMC treated as the acquirer for accounting purposes. As the accounting acquirer, BMC will account for the transaction by using BMC historical information and accounting policies and adding the assets and liabilities of SBS as of the completion date of the combination at their respective fair values. The allocation of the estimated purchase price is preliminary, pending finalization of various estimates and analyses, including a complete purchase price allocation study. Additionally, the value of consideration to be paid in shares of SBS common stock will be determined based on the trading price of SBS common stock at the effective time of the merger. Accordingly, the accompanying unaudited pro forma accounting for the business combination is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed. There can be no assurance that such finalization will not result in material changes from the preliminary accounting for the business combination included in the accompanying unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial statements;

•	The audited consolidated financial statements of SBS for the year ended December 31, 2014, included in SBS’s Annual Report on Form 10-K filed with the SEC on February 27, 2015 and the unaudited condensed consolidated financial statements of SBS for the six months ended June 30, 2015, included in SBS’s Quarterly Report on Form 10-Q filed with the SEC on August 5, 2015; and

•	The audited consolidated financial statements of BMC for the year ended December 31, 2014, and unaudited consolidated financial statements of BMC for the six months ended June 30, 2015, included in this joint proxy and consent solicitation statement/prospectus.

3.	Significant Accounting Policies

The accounting policies used in preparing these unaudited pro forma condensed combined financial statements are described in BMC’s and SBS’s audited consolidated financial statements as of December 31, 2014. Based on a preliminary review of each company’s respective accounting policy, SBS’s management has determined that no material adjustments are necessary to conform SBS’s financial statements to the accounting policies used by BMC in the preparation of the unaudited pro forma condensed combined financial information. A full review of each company’s accounting policies will be conducted following the closing of the merger.

4.	Other Events

The unaudited pro forma combined condensed financial statements do not reflect certain events that have occurred or may occur after the merger. As such, the combined company’s financial statements may be materially different than the pro forma financial statements presented. The following items related to BMC and SBS are not reflected in the unaudited pro forma condensed combined financial statements:

On May 1, 2015, BMC completed the acquisition of VNS, enabling BMC to expand its product offerings into the southeastern United States. The purchase price was $49.3 million, which was funded through available cash and BMC’s revolving credit facility. The acquisition was accounted for using the acquisition method of accounting under ASC 805. As the acquisition was completed during the six months ended June 30, 2015, the assets and liabilities of VNS are reflected in the “BMC Historical” column in the unaudited pro forma condensed combined balance sheet as of June 30, 2015, and the results of operations from the acquisition date through June 30, 2015, are reflected in the “BMC Historical” column in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2015. The results of operations of VNS prior to the acquisition date are not reflected in the pro forma condensed combined statements of operations for the year ended December 31, 2014 and the six months ended June 30, 2015 as VNS was not considered significant for pro forma purposes.

On September 1, 2015, BMC purchased certain assets and assumed certain liabilities of Marietta, Georgia-based RBI for an initial purchase price of $102.7 million in cash (subject to certain adjustments). RBI has three locations in the Atlanta, Georgia area, including its manufacturing facility in Marietta. RBI sells millwork and window products to homebuilders and residential contractors primarily in the Atlanta metro market. For the fiscal year ended December 31, 2014, RBI reported sales, net income and Adjusted EBITDA of $77.9 million, $6.5 million and $10.4 million, respectively, or approximately 5.9%, 6.9% and 13.5% of BMC’s results for the same period. RBI’s total assets as of December 31, 2014, were $36.0 million, or approximately 6.1% of BMC’s total assets as of that date. BMC funded the transaction primarily through the use of borrowings under the Revolver. The acquisition will be accounted for using the acquisition method of accounting under ASC 805, Business Combinations, and accordingly RBI’s results of operations will be included in BMC’s consolidated financial statements from the acquisition date. The acquisition of RBI is not considered to be material to the pro forma condensed combined financial information of SBS and BMC. For a reconciliation of RBI’s net income to Adjusted EBITDA for the year ended December 31, 2014, see page [●], “BMC Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting BMC’s Results of Operations—Acquisition of Robert Bowden, Inc.”

On June 2, 2015, SBS entered into a commitment letter with Wells Fargo and Goldman Sachs Bank USA, contingent on successful completion of the merger, which will provide the combined company with a $450.0 million revolving credit facility. The new credit facility will be used to refinance outstanding balances under the current revolving credit facilities of BMC and SBS, to support up to $75.0 million in letters of credit and to fund transaction costs, general corporate purposes and working capital. The merger is not contingent upon the combined company entering the new credit facility, nor is the new credit facility necessary to complete the merger. The combined company will incur an underwriting fee of $2.35 million which is due and payable on the closing date of the credit agreement. The key terms of the new credit facility, which are subject to change as the credit facility has not been finalized, are as follows:

•	Maturity: The credit facility will mature at the earlier of (a) five years from the effective date of the credit agreement and (b) three months prior to the maturity date of the Notes, or if the Notes are refinanced or repaid, three months prior to the new maturity date of the Notes.

•	Interest Rate: At the combined company’s option, interest will be charged at (a) the base rate, which will be the greater of the federal funds rate plus 0.5%, LIBOR or the prime rate, plus a base rate margin, which will range from 0.25%–0.75% based on average availability during the most recently completed fiscal quarter, or (b) LIBOR plus a LIBOR margin, which will range from 1.25%–1.75% based on average availability during the most recently completed fiscal quarter. For periods in which the fixed charge coverage ratio, measured on a trailing four quarter basis, exceeds 1.10:1.00 from the closing date of the merger through and including December 31, 2016, or 1.25:1.00 at any time thereafter, an additional 0.75% of interest will be charged on amounts up to the lesser of (a) $50.0 million and (b) the sum of 5% of eligible accounts receivable and the lesser of 5% of eligible inventory and the net liquidation value of eligible inventory.

•	Availability: Availability under the credit facility will be equal to the lesser of $450.0 million, which can be increased by up to $100.0 million based on certain terms to be outlined in the credit agreement, and the borrowing base, which will be calculated as the sum of (a) 85% of eligible accounts receivable plus (b) the lesser of 90% of eligible credit card receivables and $10.0 million plus (c) the lesser of 60% of the aggregate commitments under the credit facility, 70% of eligible inventory and 85% of the net liquidation value of eligible inventory plus (d) for periods in which the fixed charge coverage ratio, measured on a trailing four quarter basis, exceeds 1.10:1.00 from the closing date of the merger through and including December 31, 2016, or 1.25:1.00 at any time thereafter, the lesser of (i) $50.0 million and (ii) the sum of 5% of eligible accounts receivable and the lesser of 5% of eligible inventory and the net liquidation value of eligible inventory minus (e) certain reserves.

•	Financial Covenant: The credit facility will include a financial covenant that requires the combined company to maintain a fixed charge coverage ratio of 1.00:1.00, measured on a trailing twelve month basis. The fixed charge coverage ratio requirement will only be applicable if excess availability is less than or equal to the greater of (a) $40.0 million and (b) 10% of the lesser of the borrowing base then in effect and the aggregate commitments then in effect, and remains in effect until the date on which excess availability exceeds this amount for a period of 30 consecutive days.

The foregoing summary of the commitment letter does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the commitment letter, which is filed as Exhibit 10.41 to the registration statement of which this joint proxy and consent solicitation/prospectus forms a part, and incorporated herein by reference.

5.	Preliminary Consideration Transferred

The preliminary estimate of the consideration transferred in the merger is calculated as follows (in thousands, except share and per share amounts):

Number of SBS shares outstanding(1)	26,186,111
SBS common stock price per share(2)	$17.61

Deemed (for accounting purposes only) issuance of BMC stock to SBS shareholders	$461,137
Fair value of SBS equity awards(3)	8,151

Total consideration transferred	$469,288

(1)	Number of shares of SBS common stock outstanding as of September 30, 2015.
(2)	Closing price of SBS common stock as of September 30, 2015.
(3)	Reflects the fair value of outstanding SBS restricted stock units and stock options that will vest upon consummation of the merger.

For pro forma purposes, the fair value of consideration transferred was determined based on the closing price of SBS common stock of $17.61 as of September 30, 2015, the most recent practicable date prior to the filing of this proxy statement/prospectus. The final purchase consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial statements due to changes in the market price of SBS’s common stock as of the closing date. The following table shows the effects of a 10% change in the market price of SBS’s common stock on the estimated purchase price:

Change in stock price	Stock Price	Estimated Purchase Price
Increase of 10%	$19.37	$516,759
Decrease of 10%	$15.85	$421,873

6.	Preliminary Fair Value of Net Assets Acquired

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of SBS are recorded at the acquisition date fair values. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of June 30, 2015, and have been prepared to illustrate the estimated effect of the merger.

The following is a preliminary fair value estimate of the net assets acquired:

Working capital	$143,728
Property and equipment	113,283
Intangible assets	205,790
Other long-term assets	1,133
Long-term debt	(74,748)
Other long-term liabilities	(29,612)
Additional net deferred income tax liability related to fair value adjustments	(79,682)

Identifiable net assets acquired	279,892
Goodwill	189,396

Total net assets acquired	$469,288

Inventory was valued at its estimated net realizable value, which is defined as expected sales price less cost to sell, plus a reasonable margin for the selling effort. When the combined company sells through the acquired inventory, its cost of sales will reflect the increased valuation, which will temporarily reduce the combined company’s gross profit.

Personal property assets were valued using the cost approach and/or market approach, real property assets were valued using the income approach and/or market approach, trademarks were valued using the relief from royalty method, customer relationships were valued using the excess earnings method and non-compete agreements were valued using the lost profit method. In estimating the fair value of favorable lease agreements, market rents were estimated for each of SBS’s leased locations. If the contractual rents were considered to be below the market rent, a favorable lease agreement was valued by discounting the difference between the contractual rent and estimated market rates over the remaining lease term.

The final determination of the accounting for the business combination is anticipated to be completed as soon as practicable after completion of the merger. The final consideration, and amounts allocated to assets acquired and liabilities assumed in the merger could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the merger from those preliminary valuations presented in these unaudited pro forma condensed combined financial statements would result in a dollar-for-

dollar corresponding increase in the amount of goodwill that will result from the merger. In addition, if the value of the acquired assets is higher than the preliminary indication it may result in higher amortization and depreciation expense than is presented in these unaudited pro forma condensed combined financial statements.

7.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

(a)	Reflects adjustments to record identifiable tangible and intangible assets of SBS at their preliminary estimated fair value. The allocation of purchase price is subject to change as the purchase price is determined, the transaction is closed, appraisals are completed and more facts become known.

Inventory: Adjustment reflects the preliminary estimated fair value adjustment of $11.8 million to total inventory acquired.

Property, plant and equipment: Adjustment reflects the preliminary fair market value related to the change in fair value of property, plant and equipment acquired. The preliminary amounts assigned to property, plant and equipment are as follows (in thousands):

Land	$20,669
Buildings and improvements	17,733
Leasehold improvements	7,273
Furniture, fixtures and equipment	33,315
Vehicles	28,758
Construction-in-progress	5,535

Total estimated preliminary fair value of property, plant and equipment	113,283
Less: SBS book value of property, plant and equipment	83,428

Pro forma adjustment to property, plant and equipment	$29,855

Deferred financing costs: Adjustment reflects the elimination of deferred financing costs that will not have a future cash flow impact.

Intangible assets: Adjustment reflects the preliminary fair market value related to the change in fair value of identifiable intangible assets acquired in the merger. The preliminary amounts assigned to the identifiable assets are as follows (in thousands):

Customer relationships	$170,000
Trademarks	29,000
Favorable (net of unfavorable) leases	3,990
Non-compete agreements	2,800

Total estimated preliminary fair value of intangible assets	205,790
Less: SBS book value of intangible assets	21,376

Pro forma adjustments to intangible assets	$184,414

Other accrued liabilities and other long-term liabilities: Adjustments reflect the elimination of certain deferred balances of SBS that will not have a future cash flow impact, including deferred rent and a deferred gain on a sale-leaseback transaction.

Goodwill: Adjustment reflects the preliminary estimated adjustment to goodwill as a result of the merger. Goodwill represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed as described in Note 6. The goodwill will not be amortized, but instead will be tested for impairment at a reporting unit level at least annually and whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event management determines that the value of goodwill has become impaired, the combined entity will incur an accounting charge for the amount of the impairment during the period in which the determination is made. A preliminary allocation of goodwill to reporting units has not been performed because the determination of reporting units of the combined company has not yet been made. The goodwill is attributable to the expected synergies of the combined business operations, new growth opportunities, and the acquired assembled and trained workforce of SBS. The goodwill is not expected to be deductible for tax purposes.

The preliminary pro forma adjustment to goodwill is calculated as follows (in thousands):

Consideration transferred	$469,288
Less: Fair value of identifiable net assets to be acquired	279,892

Total estimated goodwill	189,396
Less: SBS book value of goodwill	7,186

Pro forma adjustment to goodwill	$182,210

(b)	Reflects estimated remaining transaction related expenses of $20.4 million, consisting of $10.5 million and $9.9 million to be incurred by BMC and SBS, respectively. For pro forma presentation purposes, BMC’s remaining expected transaction-related expenses are reflected as a $10.5 million increase in other accrued liabilities, a $2.6 million increase to current income taxes receivable and a $7.9 million reduction of retained earnings. SBS’s remaining expected transaction-related expenses are reflected as a $9.9 million increase to other accrued liabilities, a $2.4 million increase to current income taxes receivable and a $7.5 million increase to goodwill.

(c)	Reflects the netting of the current income taxes receivable/payable and long-term deferred income tax asset/liability positions of BMC and SBS.

(d)	Reflects the deferred income tax effects of the preliminary pro forma adjustments made to the unaudited pro forma condensed combined balance sheet using the federal statutory rate of 35.0%. The preliminary pro forma adjustments to deferred income tax is calculated as follows (in thousands):

	Pro Forma Adjustment to Asset Acquired	Current Deferred Tax Liability (Asset)	Noncurrent Deferred Tax Liability (Asset)
Estimated fair value adjustment of inventory acquired	$11,798	$4,129	$—
Estimated fair value adjustment of tangible assets acquired	29,855	—	10,449
Estimated fair value adjustment of identifiable intangible assets acquired	184,414	—	64,545
Elimination of deferred financing costs	(1,133)	(397)	—
Elimination of deferred rent and deferred gain on sale-leaseback transaction	2,731	188	768

Deferred tax liabilities related to estimated fair value adjustments		$3,920	$75,762

(e)	Reflects the elimination of SBS’s historical stockholders’ equity.

(f)	Under reverse acquisition accounting, the amount of common stock reflects the equity structure of the legal acquirer (the par value and the number of shares issued by SBS). The adjustment reflects the combined company’s expected 65.3 million total post-combination shares at $0.01 par value. The 65.3 million post-combination shares are based on approximately 26.2 million SBS common shares outstanding as of September 30, 2015, plus approximately 39.1 million new common shares to be issued as part of the merger, which is calculated as 74.8 million BMC common shares outstanding as of September 30, 2015, multiplied by the exchange ratio of 0.5231.

(g)	Reflects the elimination of BMC’s historical treasury share balance.

(h)

Reflects severance payments of approximately $4.8 million related to two current SBS and BMC executives who, as previously announced, will not continue in their roles as executives with the combined company.

The severance payments are reflected as a $2.6 million increase to other accrued liabilities and a $2.2 million increase to other long-term liabilities, depending on the expected timing of the payments, and a $3.1 million reduction of retained earnings, net of tax of $1.7 million, which has been recorded in current income taxes receivable.

8.	Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

(a)	Reflects the change in depreciation and amortization expense resulting from purchase price adjustments of tangible and intangible assets to preliminary fair value. Depreciation and amortization expense are based on the estimated remaining useful life of the assets.

The preliminary depreciation expense for property, plant and equipment acquired from SBS is as follows (in thousands). Depreciation expense is recorded in either cost of sales or within operating expenses based on the nature of the asset.

	Preliminary Fair Value	Depreciation Expense for the Year Ended December 31, 2014	Depreciation Expense for the Six Months Ended June 30, 2015
Land	$20,669	$—	$—
Buildings and improvements	17,733	691	346
Leasehold improvements	7,273	1,577	416
Furniture, fixtures and equipment	33,315	9,171	4,457
Vehicles	28,758	6,311	3,125
Construction-in-progress	5,535	—	—

Total	$113,283	17,750	8,344
Less: SBS historical depreciation expense		11,090	6,484

Pro forma adjustments to depreciation expense		$6,660	$1,860

The preliminary amortization expense for the intangible assets acquired from SBS is as follows (in thousands). The amortization of customer relationships, trademarks, and non-compete agreements is included in amortization expense. The amortization of favorable (unfavorable) leases is included in selling, general and administrative expenses.

	Estimated Useful Life (Years)	Preliminary Fair Value	Amortization Expense for the Year Ended December 31, 2014	Amortization Expense for the Six Months Ended June 30, 2015
Customer relationships	15	$170,000	$11,334	$5,667
Trademarks	15	29,000	1,933	967
Favorable (net of unfavorable) leases	4	3,990	998	499
Non-compete agreements	1	2,800	2,800	—

Total		$205,790	17,065	7,133
Less: SBS historical amortization expense			2,253	1,160

Pro forma adjustments to amortization expense			$14,812	$5,973

(b)	Reflects the change in cost of sales resulting from the stepped-up basis of SBS’s inventory. The increase is reflected only in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014, as the acquired inventory is expected to be sold through within the first twelve months following the merger.

(c)	Reflects additional stock compensation expense related to the modification of BMC’s outstanding pre-combination equity awards. At the effective time of the merger, (i) each BMC time-vesting restricted stock unit outstanding immediately prior to such time will be converted, on the same terms and conditions as were applicable under such BMC time-vesting restricted stock unit at such time (including any acceleration of vesting in connection with the consummation of the merger), into a restricted stock unit award with respect to that number of shares of SBS common stock determined by multiplying each BMC time-vesting restricted stock unit by the exchange ratio, rounded up to the nearest whole share and (ii) each BMC performance-vesting restricted stock unit outstanding immediately prior to such time will be deemed satisfied at maximum and will be converted, on the same terms and conditions (other than the terms and conditions relating to the achievement of performance goals), into a restricted stock unit award with respect to that number of shares of SBS common stock determined by multiplying each BMC performance-vesting restricted stock unit by the exchange ratio, rounded up to the nearest whole share, provided that the vesting criteria applicable to such conversion will provide for solely service-based vesting.

(d)	Reflects the tax effects of the preliminary pro forma adjustments made to the unaudited pro forma condensed combined statements of operations using the federal statutory rate of 35.0%.

(e)	The shares used to calculate unaudited pro forma basic earnings per share are based on the sum of (i) SBS’s historical basic weighted average common shares outstanding for each period presented and (ii) approximately 39.1 million new shares of SBS common stock to be issued as part of the merger, which is calculated as 74.8 million shares of BMC common stock outstanding as of September 30, 2015, multiplied by the exchange ratio of 0.5231. The shares used to calculate unaudited pro forma diluted earnings per share are based on the sum of (i) SBS’s historical diluted weighted average common shares outstanding for each period presented, (ii) approximately 39.1 million new shares of SBS common stock to be issued as part of the merger and (iii) the dilutive effect of BMC’s restricted stock units for each period presented, which totaled 0.5 million and 0.4 million for the year ended December 31, 2014 and the six months ended June 30, 2015, respectively, after applying the exchange ratio.

(f)	Reflects the elimination of transaction-related expenses incurred by BMC and SBS during the six months ended June 30, 2015.

UNAUDITED FINANCIAL FORECASTS

SBS does not as a matter of course make public projections as to future performance, revenue, earnings or other financial results due to, among other things, the uncertainty of the underlying assumptions and estimates. However, SBS and BMC are including in this document certain financial forecasts that the respective managements of SBS and BMC prepared for their respective boards in their consideration of the merger. These financial forecasts also were provided to SBS’s and BMC’s respective financial advisors as described below. See “The Merger—Opinion of SBS’s Financial Advisor” beginning on page [●] and “—Opinion of BMC’s Financial Advisor” beginning on page [●]. The financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP but, in the view of SBS’s and BMC’s respective managements, were prepared on a reasonable basis. The inclusion of this information in this document should not be regarded as an indication that any of SBS, BMC or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. The inclusion of the financial forecasts in this document does not constitute an admission or representation by SBS or BMC that such information is material.

The financial forecasts of SBS and BMC included in this document were prepared by, and are the responsibility of, SBS management and BMC management, respectively. Neither SBS’s nor BMC’s independent registered public accounting firm, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the financial forecasts, nor have they expressed any opinion or given any form of assurance on the financial forecasts or their achievability. They assume no responsibility for the prospective financial information. The audit reports of SBS’s and BMC’s independent auditors included in this joint proxy and consent solicitation statement/prospectus relate to the respective companies’s historical financial information. They do not extend to the prospective financial information and should not be read to do so. Furthermore, the financial forecasts:

•	were finalized in May 2015;

•	make numerous assumptions, as further described below, many of which are beyond the control of SBS and BMC and may not prove to be accurate;

•	were prepared on a stand-alone basis and do not include any of the expenses, pro forma adjustments, financial benefits or any other prospective impacts expected or which could result from the consummation of the merger;

•	do not necessarily reflect revised prospects for SBS’s and BMC’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	are not, and should not be regarded as, a representation that the financial forecasts will be achieved.

These financial forecasts were prepared by the respective managements of SBS and BMC based on information they had at the time of preparation and are not a guarantee of future performance. These financial forecasts were, in general, prepared solely for use by SBS’s and BMC’s respective boards and financial advisors and are subjective in many respects and thus subject to interpretation. Neither SBS nor BMC can assure you that their respective financial forecasts will be realized or that their respective future financial results will not materially vary from such financial forecasts. The financial forecasts cover multiple years and such information by its nature becomes less predictive with each succeeding year.

The financial forecasts do not take into account any circumstances or events occurring after the date they were prepared. SBS and BMC do not intend to update or revise the financial forecasts. The financial forecasts are forward-looking statements. These financial forecasts are not being included for the purpose of influencing your vote. These financial forecasts are included to set forth certain financial forecasts that the respective managements of SBS and BMC prepared for their respective boards in their consideration of the merger. For additional information on factors which may cause SBS’s and BMC’s future financial results to materially vary from those projected in the financial forecasts, see “Cautionary Information Regarding Forward-Looking Statements” and “Risk Factors,” beginning on pages [●] and [●], respectively.

Unaudited Financial Forecasts of SBS

In the course of their mutual due diligence, SBS provided BMC with the SBS strategic plan case, which included non-public financial projections for the years ending December 31, 2015, December 31, 2016, December 31, 2017, December 31, 2018 and December 31, 2019 and was based, in part, on McGraw Hill Financial Inc. housing start estimates for 2015, 2016, 2017, 2018 and 2019 as a starting place to project revenue growth over the forecast periods. Additionally, SBS provided BMC with the SBS lower growth case, which included non-public financial projections that, unlike the SBS strategic plan case, projected lower revenue growth for the years ending December 31, 2015, December 31, 2016, December 31, 2017, December 31, 2018 and December 31, 2019. In preparing the SBS lower growth case, SBS management took into account the more moderate housing start data over the past several quarters than was reflected in the McGraw Hill data used for the SBS strategic plan case. SBS management prepared the SBS strategic plan case and the SBS lower growth case to assist the SBS board in its evaluation of the strategic rationale for the merger. SBS also furnished the SBS strategic plan case and the SBS lower growth case to its financial advisor. SBS also furnished the SBS strategic plan case and the SBS lower growth case to BMC, which, in turn, furnished the SBS strategic plan case and the SBS lower growth case to BMC’s financial advisor.

SBS Strategic Plan Case

The key drivers of the SBS strategic plan case include:

•	approximately 10.5% average per annum growth in revenue from 2014 through 2019 based on continuing improvements in residential construction markets, an absence of deflationary conditions in wood-based commodity markets and successful execution of SBS management’s initiatives to grow at above-market rates;

•	approximately 15.5% flow through of revenue growth from 2014 through 2019 to adjusted EBITDA, based on gradual improvements in SBS’s gross margin percentage, operating expense leverage resulting from revenue growth and successful execution of SBS management’s initiatives to improve operating margins; and

•	no impact from potential acquisitions over the forecast period.

The following table presents the SBS strategic plan case:

	Year Ended December 31,
	2015E	2016E	2017E	2018E	2019E
	(in millions)
Revenue	$1,474	$1,693	$1,917	$2,160	$2,133
Adjusted EBITDA(1)	65	99	134	172	167
Unlevered free cash flow(2)	(2)	25	40	66	92

(1)	“Adjusted EBITDA” is a non-GAAP measure that we define as income (loss) from continuing operations plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of assets held for sale, public offering transaction-related costs, restructuring expense, bargain purchase gain, management fees, non-cash stock compensation expense, acquisition costs, severance and other items related to store closures and business optimization, other expense related to reduction of a tax indemnification asset and other items. This non-GAAP measure may differ from non-GAAP measurements and reporting used by other companies.

(2)	Unlevered free cash flow is defined as Adjusted EBITDA (see the immediately preceding footnote) minus the estimated cash impact of taxes, minus capital expenditures and minus increases or plus decreases in working capital.

SBS Lower Growth Case

The key drivers of the SBS lower growth case include:

•	approximately 9.1% average per annum growth in revenue from 2014 through 2019 based on continuing improvements in residential construction markets, an absence of deflationary conditions in wood-based commodity markets and successful execution of SBS management’s initiatives to grow at above-market rates;

•	approximately 13.2% flow through of revenue growth from 2014 through 2019 to adjusted EBITDA, based on gradual improvements in SBS’s gross margin percentage, operating expense leverage resulting from revenue growth and successful execution of SBS management’s initiatives to improve operating margins; and

•	no impact from potential acquisitions over the forecast period.

The following table presents the SBS lower growth case:

	Year Ended December 31,
	2015E	2016E	2017E	2018E	2019E
	(in millions)
Revenue	$1,376	$1,498	$1,660	$1,847	$1,999
Adjusted EBITDA(1)	46	59	80	107	130
Unlevered free cash flow(2)	(1)	11	16	34	54

(1)	“Adjusted EBITDA” is a non-GAAP measure that we define as income (loss) from continuing operations plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of assets held for sale, public offering transaction-related costs, restructuring expense, bargain purchase gain, management fees, non-cash stock compensation expense, acquisition costs, severance and other items related to store closures and business optimization, other expense related to reduction of a tax indemnification asset and other items. This non-GAAP measure may differ from non-GAAP measurements and reporting used by other companies.
(2)	Unlevered free cash flow is defined as Adjusted EBITDA (see the immediately preceding footnote) minus the estimated cash impact of taxes, minus capital expenditures and minus increases or plus decreases in working capital.

Unaudited Financial Forecasts of BMC

In the course of their mutual due diligence, BMC provided SBS with non-public financial projections for the years ending December 31, 2015, December 31, 2016, December 31, 2017, December 31, 2018 and December 31, 2019, which projections we refer to, collectively, as the BMC budget case. Additionally, BMC provided SBS with non-public financial projections, which, unlike the BMC budget case, took into account more optimistic assumptions surrounding growth in the residential construction markets for the years ending December 31, 2015, December 31, 2016, December 31, 2017, December 31, 2018 and December 31, 2019, which projections we refer to, collectively, as the BMC higher growth case. BMC management prepared the BMC budget case and the BMC higher growth case to assist the BMC board in its evaluation of the strategic rationale for the merger. BMC also furnished the BMC budget case and the BMC higher growth case to its financial advisor. BMC also furnished the BMC budget case and the BMC higher growth case to SBS and its financial advisor.

BMC Budget Case

The key drivers and assumptions behind the BMC budget case include:

•	approximately 9.9% average per annum organic growth in revenue from 2014 through 2019 based on continuing improvements in residential construction markets, an absence of deflationary conditions in wood-based commodity markets and successful execution of BMC management’s initiatives to grow at above-market rates;

•	approximately 14.9% average per annum flow through of organic revenue growth from 2014 through 2019 to adjusted EBITDA, based on gradual improvements in BMC’s gross margin percentage, operating expense leverage resulting from revenue growth, and successful execution of BMC management’s initiatives to improve operating margins; and

•	the acquisition of VNS and the contemplated acquisition of RBI.

The following table presents the BMC budget case:

	Year Ended December 31,
	2015E(1)	2016E	2017E	2018E	2019E
	(in millions)
Revenue	1,616	1,937	2,193	2,415	2,452
Adjusted EBITDA(2)	111	151	191	223	227
Unlevered free cash flow(3)	40	39	92	93	96

(1)	2015 estimates prepared on a pro forma basis to include impact of the acquisition of VNS and the contemplated acquisition of RBI.
(2)	For a discussion of BMC’s calculation of “Adjusted EBITDA”, see page [●], “BMC’s Business—Management’s Discussion and Analysis of Financial Condition and Results of Operations—EBITDA and Adjusted EBITDA” in this joint proxy and consent solicitation statement/prospectus.
(3)	Unlevered free cash flow is defined as Adjusted EBITDA (see the immediately preceding footnote) minus the estimated cash impact of taxes, minus capital expenditures and minus increases or plus decreases in working capital.

BMC Higher Growth Case

The key drivers and assumptions behind the BMC higher growth case include:

•	approximately 12.1% average per annum organic growth in revenue from 2014 through 2019 based on continuing improvements in residential construction markets, an absence of deflationary conditions in wood-based commodity markets and successful execution of BMC management’s initiatives to grow at above-market rates;

•	approximately 15.5% average per annum flow through of organic revenue growth from 2014 through 2019 to adjusted EBITDA, based on gradual improvements in BMC’s gross margin percentage, operating expense leverage resulting from revenue growth, and successful execution of BMC management’s initiatives to improve operating margins; and

•	the acquisition of VNS and the contemplated acquisition of RBI.

The following table presents the BMC higher growth case:

	Year Ended December 31,
	2015E(1)	2016E	2017E	2018E	2019E
	(in millions)
Revenue	$1,725	$2,144	$2,433	$2,575	$2,679
Adjusted EBITDA(2)	123	184	228	251	268
Unlevered free cash flow(3)	44	31	114	116	111

(1)	2015 estimates prepared on a pro forma basis to include impact of the acquisition of VNS and the contemplated acquisition of RBI.
(2)	For a discussion of BMC’s calculation of “Adjusted EBITDA”, see page [●], “BMC’s Business—Management’s Discussion and Analysis of Financial Condition and Results of Operations—EBITDA and Adjusted EBITDA” in this joint proxy and consent solicitation statement/prospectus.
(3)	Unlevered free cash flow is defined as Adjusted EBITDA (see the immediately preceding footnote) minus the estimated cash impact of taxes, minus capital expenditures and minus increases or plus decreases in working capital.

SBS’s Consideration of the Unaudited Financial Forecasts of BMC

The SBS board did not consider the BMC higher growth case in connection with its evaluation of the merger, as the assumptions used by BMC with respect to the BMC higher growth case were not comparable to those used by SBS in preparing either the SBS strategic plan case or the SBS lower growth case. The SBS board considered (i) the BMC budget case, as adjusted to exclude the contemplated acquisition of RBI, which the management of SBS did not consider certain enough at that time to be considered by the SBS board in its evaluation (which we refer to as the BMC standalone budget case) and (ii) the BMC standalone budget case, as further adjusted to reflect assumptions more consistent with those used in preparing the SBS lower growth case (which we refer to as the SBS adjusted BMC budget case). SBS furnished the BMC standalone budget case and the SBS adjusted BMC budget case to its financial advisor and directed its financial advisor to utilize and rely upon those forecasts in performing its financial analyses and in arriving at its opinion. Based on the forecast cases considered by the SBS board, the potential accretion in earnings per share of the combined company as compared to consensus analyst expectations as of June 2, 2015, ranged from approximately 8% for the SBS adjusted BMC budget case, to 26% for the BMC standalone budget case, after excluding integration and restructuring costs and purchase accounting adjustments.

The following table presents the BMC standalone budget case:

	Year Ended December 31,
	2015E(1)	2016E	2017E	2018E	2019E
	(in millions)
Revenue	$1,564	$1,835	$2,077	$2,288	$2,322
Adjusted EBITDA(2)	98	137	174	204	208
Unlevered free cash flow(3)	(14)	20	73	76	85

(1)	2015 estimates prepared on a pro forma basis to include impact of the acquisition of VNS and exclude the impact of the contemplated acquisition of RBI.
(2)	SBS did not modify the adjustments underlying the calculation of Adjusted EBITDA of BMC. For a discussion of BMC’s calculation of “Adjusted EBITDA”, see page [●], “BMC’s Business—Management’s Discussion and Analysis of Financial Condition and Results of Operations—EBITDA and Adjusted EBITDA” in this joint proxy and consent solicitation statement/prospectus.
(3)	Unlevered free cash flow is defined as Adjusted EBITDA (see the immediately preceding footnote) minus the estimated cash impact of taxes, minus capital expenditures and minus increases or plus decreases in working capital.

The following table presents the SBS adjusted BMC budget case:

	Year Ended December 31,
	2015E(1)	2016E	2017E	2018E	2019E
	(in millions)
Revenue	$1,516	$1,715	$1,881	$2,051	$2,190
Adjusted EBITDA(2)	87	112	133	155	174
Unlevered free cash flow(3)	(23)	18	28	43	65

(1)	2015 estimates prepared on a pro forma basis to include impact of the acquisition of VNS and exclude the impact of the contemplated acquisition of RBI.
(2)	SBS did not modify the adjustments underlying the calculation of Adjusted EBITDA of BMC. For a discussion of BMC’s calculation of “Adjusted EBITDA”, see page [●], “BMC’s Business—Management’s Discussion and Analysis of Financial Condition and Results of Operations—EBITDA and Adjusted EBITDA” in this joint proxy and consent solicitation statement/prospectus.
(3)	Unlevered free cash flow is defined as Adjusted EBITDA (see the immediately preceding footnote) minus the estimated cash impact of taxes, minus capital expenditures and minus increases or plus decreases in working capital.

BMC EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis section provides an overview and analysis of the material elements and objectives of BMC’s executive compensation program for 2014 and provides information regarding Mr. Alexander, currently BMC’s chief executive officer, who would have been a “named executive officer” of BMC if BMC had been subject to the SEC’s compensation disclosure rules for 2014. As provided in the merger agreement, SBS has agreed to take all necessary action to cause Mr. Alexander to become the chief executive officer of the combined company upon the closing of the merger.

Historical Compensation Decisions

BMC’s compensation approach is necessarily tied to BMC’s stage of development. As a privately-held company, BMC has not been subject to any stock exchange listing or SEC rules requiring a majority of the BMC board to be independent or relating to the formation and functioning of board committees, including audit, compensation and nominating committees. Most, if not all, of BMC’s prior compensation policies and determinations, including those made for 2014, have been the product of discussions between BMC’s chief executive officer, BMC’s compensation committee and its consultant, Harvey Benenson of Lyons, Benenson and Company, with recommendations made to the BMC board.

Compensation Philosophy and Objectives

BMC’s executive compensation program is designed to support its business strategy, link pay with performance, promote long-term growth and align its leaders’ decisions with the long-term interests of its stockholders. The principal objectives of BMC’s executive compensation program are to: provide compensation that enables it to attract, motivate, reward and retain talented leaders; reward achievement of its goals; sustain a pay-for-performance approach in which variable or “at risk” compensation is a substantial portion of each leader’s compensation; and align its compensation programs with the interests of its stockholders through long-term equity-based incentives.

Compensation Committee Procedures

BMC’s compensation committee oversees and administers BMC’s compensation arrangements, including BMC’s incentive equity plans. Based upon the recommendations of BMC’s chief executive officer and its consultant and in consideration of the objectives described above and the principles described below, the compensation committee recommends the annual compensation packages for BMC’s executive officers other than the chief executive officer to the BMC board. The compensation committee also annually analyzes the chief executive officer’s performance and determines his base salary, cash performance awards and grants of long-term equity incentive awards based on its assessment of his performance.

BMC’s compensation committee has retained Harvey Benenson of Lyons, Benenson and Company as its independent compensation consultant to review its policies and procedures. Mr. Benenson assists the compensation committee by providing comparative market data on compensation practices and programs based on an analysis of peer competitors and by providing guidance on industry best practices. The compensation committee retains the right to modify or terminate its relationship with Mr. Benenson or select other outside advisors to assist the compensation committee in carrying out its responsibilities.

Elements of BMC’s Compensation

BMC’s executive compensation program consists of the following components:

•	base salary;

•	annual cash incentive awards linked to BMC’s overall financial performance and specific objectives for each executive linked to the strategic plan;

•	grants of long-term equity-based compensation, such as restricted stock unit or performance shares;

•	other executive benefits and perquisites; and

•	employment agreements, which contain termination and change of control benefits.

BMC combines these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of BMC’s executive officers and other senior personnel with those of its stockholders.

Base Salary

The primary component of compensation of BMC’s executive officers has historically been base salary. The base salary established for each of BMC’s executive officers is intended to reflect each individual’s responsibilities, experience, prior performance and other discretionary factors deemed relevant by BMC’s chief executive officer and/or the BMC board. Base salary is also designed to provide BMC’s executive officers with steady cash flow during the course of the year that is not contingent on short-term variations in BMC’s corporate performance. BMC’s chief executive officer and/or the BMC board determine market level compensation for base salaries based on BMC’s executives’ experience in the industry with reference to the base salaries of similarly situated executives in other companies of similar size and stage of development operating in the construction supply industry. This determination is informal and based primarily on the general knowledge of BMC’s chief executive officer and/or the BMC board of the compensation practices within BMC’s industry.

The base salary paid to Mr. Alexander in the year ended December 31, 2014 is set forth in the Summary Compensation Table below.

Bonus

BMC’s annual cash incentive program rewards employees in key management roles for their contributions towards specific annual, short-term financial and operational goals and is designed to motivate executive officers to focus on company-wide priorities and reward them for individual results and achievements.

For the year ended December 31, 2014, BMC’s Corporate Incentive Plan compensated and rewarded the successful achievement of adjusted EBITDA budgeted at $79.5 million and individualized performance goals. Targets under the plan were set as a percentage of the participant’s base salary and varied based on the participant’s position. BMC achieved approximately $77.3 million of adjusted EBITDA for the year ended December 31, 2014, corresponding to approximately 97% of the budgeted EBITDA.

For the year ended December 31, 2014, Mr. Alexander was eligible to receive an annual cash bonus of up to 200% of his fiscal year 2014 base salary with a target of 100% of his fiscal year 2014 base salary. Mr. Alexander’s annual cash bonus was based on the achievement of the budgeted EBITDA target (50% of the bonus) and the achievement of individual performance objectives determined by the BMC board (50% of the bonus), which included completing three acquisitions consistent with BMC’s strategic plan, completing a formal succession plan and management development plan, developing a long term integration plan for the BMC corporate headquarters, meeting certain ERP milestones and creating and designing a supply chain function. The BMC board concluded that Mr. Alexander had achieved 50% of the individual performance objectives for the year ended December 31, 2014.

The threshold for the payment of any annual cash bonus to Mr. Alexander was set at 85% of budgeted EBITDA. At the threshold, Mr. Alexander was eligible to receive 50% of his EBITDA bonus component and a percentage of his individual performance objectives bonus component calculated based on his achievement of such individual performance objectives. Mr. Alexander received a cash bonus of $539,833 for fiscal year 2014, calculated as follows:

•	$302,333, corresponding to 97.2% of Mr. Alexander’s EBITDA bonus component;

•	$162,500, corresponding to 50% of Mr. Alexander’s individual performance objectives bonus component, as determined by the BMC board; and

•	$75,000, corresponding to a discretionary bonus awarded to Mr. Alexander based on his overall performance in fiscal year 2014, as determined by the BMC board.

Long-Term Equity-Based Compensation

Equity-based compensation is an important component of BMC’s executive compensation program, and BMC’s compensation committee believes that providing a significant portion of BMC’s executive officers’ total compensation package in equity-based compensation aligns the incentives of BMC’s executives with the interests of BMC’s stockholders and with BMC’s long-term corporate success. Additionally, equity-based compensation awards enable BMC to attract, motivate, retain and adequately compensate executive talent. To that end, BMC has awarded equity-based compensation in the form of restricted stock units and performance shares pursuant to the BMC 2010 Long-Term Restricted Shares Incentive Plan (which we refer to as the BMC 2010 plan) and the BMC 2013 Equity Incentive Plan (which we refer to as the BMC 2013 plan and, together with the BMC 2010 Plan, the BMC stock plans).

The incentive equity grants may be time-vesting or performance-vesting. Vesting of the time-based restricted stock units generally occurs in installments over a period of three years beginning on the first anniversary of the date of grant, and vesting of the performance-based restricted stock units generally occurs based on the achievement of financial performance measures. Upon a holder’s termination of employment, the vesting will cease and any unvested restricted stock units will be forfeited. Pursuant to the BMC 2010 plan, upon a “change in control” (as defined in the BMC 2010 plan), all awards outstanding under the BMC 2010 plan become fully vested. The BMC 2013 plan provides that, upon a “corporate transaction” (as defined in the BMC 2013 plan), to the extent that any outstanding awards under the BMC 2013 plan are not assumed, continued or substituted, BMC may, in its sole discretion, accelerate the outstanding awards in full. The merger does not constitute a “change in control” or a “corporate transaction” under the BMC 2010 plan or the BMC 2013 plan, respectively. See “The Merger Agreement — Treatment of BMC Stock Plans” beginning on page [●] for more information.

Generally, each executive officer is provided with an equity grant of restricted stock units when they join BMC based upon his or her position with BMC and his or her relevant prior experience. In determining the amount of the awards, the BMC board considers the respective responsibilities of each individual, the company’s strategic and operational goals, the performance of each executive officer and the terms of any individual employment agreement. Awards to the executive officers are determined individually by the BMC board and, in addition to the items described above, are based upon the BMC board’s assessment of the contributions by those officers to BMC’s long-term performance. Mr. Alexander was granted 360,000 time-vesting restricted stock units on each of July 1, 2012, and July 1, 2013. Mr. Alexander did not receive any equity incentive awards in 2014.

Other Executive Benefits and Perquisites

BMC provides the following benefits to BMC’s executive officers on the same basis as other eligible employees:

•	health insurance;

•	vacation, personal holidays and sick days;

•	life insurance and supplemental life insurance;

•	short-term and long-term disability; and

•	a 401(k) plan with matching contributions.

BMC believes these benefits are generally consistent with those offered by other companies and specifically with those companies with which BMC competes for employees.

BMC also provides an automobile allowance, reimbursement of life insurance premiums, a laptop computer, a cellular telephone and reasonable usage reimbursement, and reimbursement for the cost of an annual health physical exam to Mr. Alexander.

Employment Agreements and Severance and Change of Control Benefits

BMC believes that a strong, experienced management team is essential to the best interests of BMC and its stockholders. BMC has entered into an employment agreement with Mr. Alexander in order to minimize employment security concerns arising in the course of negotiating and completing a significant transaction. These benefits, which are payable only if Mr. Alexander is terminated by BMC without cause (with certain enhanced benefits payable if Mr. Alexander is terminated by BMC without cause in connection with a change in control), are enumerated and quantified in the section captioned “—Potential Payments Upon Termination Without Cause” and described in the section captioned “The Merger—Interests of Directors and Executive Officers in the Merger—Interests of Directors and Executive Officers of BMC in the Merger.”

2014 Summary Compensation Table

The following table sets forth certain information with respect to compensation for the year ended December 31, 2014, earned by, awarded to or paid to Mr. Alexander.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(1)	Total ($)
Peter C. Alexander Chief Executive Officer	2014	650,000	539,833	25,895	1,214,588

(1)	This column includes 401(k) plan contributions for Mr. Alexander, term life insurance, disability insurance, long-term care insurance and other personal benefits. The amounts included in that column include the following:

Name	401(k) Match ($)(a)	Term Life Insurance($) (b)	Disability Insurance($) (b)	Automobile Allowance ($)	Other Personal Benefits ($)(c)
Peter C. Alexander	2,600	22,140	15	0	1,140

(a)	Reflects amount of contributions to the 401(k) plan.

(b)	Represents premiums paid by BMC for applicable insurance policies.

(c)	Other personal benefits include reimbursement for the cost of an annual health physical exam.

2014 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2014, with respect to Mr. Alexander.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Threshold ($)	Target ($)	Maximum ($)
Peter C. Alexander	325,000	650,000	1,300,000

(1)	The amount shown is the target amount Mr. Alexander could have earned under the BMC Corporate Incentive Plan. The amount reported in the “Threshold” column assumes the lowest level of performance under the performance goals. The amount reported in the “Maximum” column assumes the highest level of performance under the performance goals. The actual amount earned is listed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Outstanding Equity Awards At 2014 Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards of Mr. Alexander as of December 31, 2014. The market value of the shares in the following table is the fair value of such shares at December 31, 2014.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Peter C. Alexander	360,000	2,080,800

(1)	All of the restricted stock units granted to Mr. Alexander in 2012 and 2013 vest as follows: one third vests on the first anniversary of the grant date, an additional third vests on the second anniversary of the grant date and the remaining third vests on the third anniversary of the grant date.

Stock Vested

The following table sets forth certain information with respect to the vesting or exercise of stock options during the year ended December 31, 2014 with respect to BMC’s named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Peter C. Alexander	306,667	1,772,535

(1)	Value realized on vesting is based on management’s retrospective determination of the fair market value of such units acquired on vesting as of March 31, 2014.

Pension Benefits

BMC does not sponsor any qualified or nonqualified defined benefit plans.

Nonqualified Deferred Compensation

BMC does not maintain any nonqualified defined contribution plans or other nonqualified deferred compensation plans.

Employment Agreements

BMC has entered into an employment agreement with Mr. Alexander, the material terms of which are summarized below.

Mr. Alexander’s Employment Agreement

The employment agreement with Mr. Alexander was effective as of August 4, 2010, and as amended through 2012, provides for an initial term of one year and is subject to successive automatic one-year extensions beginning on the expiration of the initial term. The automatic extension of the employment agreement may be terminated with a written notice from Mr. Alexander or BMC stating the intent not to extend the employment term, which notice is required to be delivered not later than May 1 of the then-current employment term. Under the employment agreement, Mr. Alexander is entitled to receive an annual base salary of $600,000, subject to annual review by BMC’s compensation committee, is eligible to participate in BMC’s annual bonus incentive plan adopted by BMC for the applicable year, is entitled to participate in BMC’s employee and fringe benefit plans as may be in effect from time to time on the same basis as other senior executive officers of BMC and to receive the following perquisites:

•	automobile perquisite under BMC’s automobile allowance;

•	reimbursement of up to $15,000 per year for the premium cost of a term life insurance policy providing coverage in the amount of $3,000,000;

•	provision of a laptop computer, a cellular telephone and reasonable usage reimbursement; and

•	reimbursement for the cost of an annual health physical exam.

Pursuant to the employment agreement, Mr. Alexander is also entitled to participate in any long-term equity incentive plans of BMC in a manner and to an extent consistent with other senior executive officers of BMC. Pursuant to the employment agreement, Mr. Alexander received grants of 360,000 restricted stock units under the BMC 2010 Long-Term Restricted Shares Incentive Plan in each of July 2012 and July 2013.

Under the employment agreement, in the event of Mr. Alexander’s termination of employment without “cause” (as defined in the employment agreement), which includes any change in his title, reporting or expected residence or diminution in any of his duties, compensation or benefits without his prior written consent, Mr. Alexander is entitled to receive, subject to his timely execution of a general release of claims: (i) any unpaid base salary and benefits through the date of termination, (ii) an amount equal to two times the then-current annual base salary, payable in a lump sum within 75 days following such termination, (iii) continued automobile perquisite in accordance with BMC’s automobile allowance for the period of 30 days following the date of termination and a pro-rated reimbursement for his life insurance premium benefit for the period between the date of the annual renewal immediately preceding the date of termination to the date that is 30 days following the date of termination, (iv) a pro-rated portion of the annual bonus he would have otherwise been entitled to receive, payable when bonuses become payable under the applicable bonus plan and (v) payment of monthly continuation premiums for health insurance under COBRA (or private insurance once COBRA becomes unavailable) for a period of twenty four months following the date of termination.

In the event of Mr. Alexander’s termination of employment without “cause” within two months prior to, and six months following, a “change in control” (as defined in the employment agreement), in addition to the benefits payable upon termination without “cause” as described above, Mr. Alexander is entitled to full acceleration of all awards outstanding under any equity plans of BMC and the pro-rata bonus described in clause (iv) above is based on his target bonus, rather than actual bonus. The merger does not constitute a “change in control” under Mr. Alexander’s employment agreement.

In the event that any payments or benefits that could be made to Mr. Alexander under the employment agreement or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the

Code, Mr. Alexander may elect to either reduce such payments or benefits to the least extent possible so that no portion would be subject to Section 280G of the Code, or to submit the payments and benefits to the vote of BMC’s stockholders to avoid the consequences of Section 280G of the Code with respect to such payments or benefits.

The employment agreement contains a non-competition covenant that prohibits Mr. Alexander from competing with BMC’s business during the employment term and a non-solicitation provision that prohibits Mr. Alexander from actively soliciting BMC’s employees or customers during the period of employment and for a period of one year following termination of employment. Mr. Alexander is also subject to perpetual confidentiality restrictions that protect BMC’s proprietary information and to a cooperation covenant requiring that he reasonably assists BMC in any dispute, controversy or litigation for a period of one year following the termination of employment, subject to BMC’s payment of an hourly fee and reimbursement of expenses.

Potential Payments Upon Termination Without Cause

The following table sets forth estimates of the benefits that would have accrued to Mr. Alexander if his employment had been terminated without cause on December 31, 2014. Amounts below reflect potential payments pursuant to Mr. Alexander’s employment agreement.

Name	Cash Severance Benefits ($)	Continued Health Benefits ($)	Pro-Rated Annual Bonus ($)	Continued Perquisites ($)
Peter C. Alexander	1,300,000	36,108	539,833	0

Potential Payments Upon Termination Without Cause in Connection with a Change in Control

The following table sets forth estimates of the benefits that would have accrued to Mr. Alexander if his employment had been terminated without cause upon a change in control on December 31, 2014. Amounts below reflect potential payments pursuant to Mr. Alexander’s employment agreement.

Name	Cash Severance Benefits ($)	Continued Health Benefits ($)	Pro-Rated Target Bonus ($)	Value of Accelerated Equity Awards ($)	Continued Perquisites ($)
Peter C. Alexander	1,300,000	36,108	650,000	2,080,800	0

BMC DIRECTOR COMPENSATION

Directors who are also BMC’s employees receive no separate compensation for their service on the BMC board or committees thereof. The following table provides summary information concerning compensation paid to or accrued by BMC or on behalf of BMC’s directors who are expected to serve on the board of directors of the combined company following completion of the merger.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Carl R. Vertuca	115,500	100,000	215,500
David Bullock	80,000	100,000	180,000
Michael Miller	63,336	100,000	163,336
James O’Leary	63,336	100,000	163,336

(1)	This column includes grant date fair value of restricted stock units. The restricted stock units vested in full as of the 2015 annual meeting of the BMC board on May 7, 2015. The aggregate number of restricted stock units outstanding at December 31, 2014 for each director was as follows: Mr. Vertuca, 14,772 restricted stock units; Mr. Bullock, 14,772 restricted stock units; Mr. Miller, 14,772 restricted stock units; and Mr. O’Leary, 14,772 restricted stock units.

2014 BMC Director Compensation

BMC does not maintain any formal director compensation policy; however, based upon the recommendations of the compensation committee and the independent compensation consultant, the BMC board approves annual cash compensation and awards of time-vesting restricted stock units to directors for their services as directors or members of committees of the BMC board. BMC has reimbursed non-employee directors for their reasonable travel expenses incurred in attending meetings of the BMC board and committees thereof, in accordance with BMC’s expense reimbursement procedures. Cash amounts are paid annually in a lump sum effective as of the annual meeting of the BMC board.

For the period beginning May 2013 and ending April 2014, BMC’s directors received compensation for their service on the BMC board as follows:

•	each non-employee director received an annual equity grant in the form of time-vesting restricted stock units equal to $70,000;

•	the non-executive Chairman of the BMC board received an annual equity grant in the form of time-vesting restricted stock units equal to $140,000 and an annual fee of $130,000;

•	each non-employee director received an annual fee of $65,000;

•	the Chairman of the Audit Committee received an additional annual fee of $15,000 and each member of the Audit Committee received an additional annual fee of $8,000;

•	the Chairman of the Finance Committee received an additional annual fee of $15,000 and each member of the Finance Committee received an additional annual fee of $8,000;

•	the Chairman of the Compensation Committee received an additional annual fee of $15,000 and each member of the Compensation Committee received an additional annual fee of $8,000; and

•	the Chairman of the Nominating and Corporate Governance Committee did not receive any additional annual fee, while each member of the Nominating and Corporate Governance Committee received an additional annual fee of $6,000.

For the period beginning May 2014 and ending April 2015, BMC’s directors received compensation for their service on the BMC board as follows:

•	each non-employee director received an annual equity grant in the form of time-vesting restricted stock units equal to $100,000;

•	the non-executive Chairman of the BMC board received an annual equity grant in the form of time-vesting restricted stock units equal to $200,000 and an annual fee of $150,000;

•	each non-employee director received an annual fee of $75,000;

•	the Chairman of the Audit Committee received an additional annual fee of $25,000 and each member of the Audit Committee received an additional annual fee of $10,000;

•	the Chairman of the Finance Committee received an additional annual fee of $25,000 and each member of the Finance Committee received an additional annual fee of $10,000;

•	the Chairman of the Compensation Committee received an additional annual fee of $25,000 and each member of the Compensation Committee received an additional annual fee of $10,000; and

•	the Chairman of the Nominating and Corporate Governance Committee received an additional annual fee of $16,000 and each member of the Nominating and Corporate Governance Committee received an additional annual fee of $6,000.

Compensation Committee Interlocks and Insider Participation

During the 2014 fiscal year, those persons who served on the BMC board comprised Messrs. Alexander, Bullock, Davis, Miller, O’Leary, Robotti and Vertuca. Other than Mr. Alexander, none of the board members were, during fiscal 2014, an officer or employee of BMC. During 2014, none of BMC’s executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on the BMC board or its compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF BMC

Described below are any transactions occurring since January 1, 2014 and any currently proposed transactions to which either SBS or BMC was a party and in which (i) the amounts involved exceeded or will exceed $120,000 and (ii) a director or executive officer of BMC that is expected to serve as a director or executive officer of the combined company or any member of such person’s immediate family had or will have a direct or indirect material interest.

Director and Executive Officer Compensation

For information regarding the compensation of BMC’s directors and executive officers, please see the sections entitled “BMC Executive Compensation” and “BMC Director Compensation” beginning on pages [●] and [●], respectively, of this joint proxy and consent solicitation statement/prospectus.

Director and Executive Officer Indemnification

See the section entitled “The Merger Agreement—Other Covenants and Agreements—Indemnification, Exculpation and Insurance” beginning on page [●] for a description of the obligations of the combined company regarding indemnification of the BMC officers and directors.

Director and Executive Officer Voting Agreement

See the section entitled “The BMC Voting Agreement” beginning on page [●] for a description of the BMC voting agreement.

Change of Control and Severance Benefit Agreements

See the section entitled “The Merger—Interests of Executive Officers and Directors in the Merger— Interests of Directors and Executive Officers of BMC in the Merger” beginning on page [●] for a description of these agreements.

CERTAIN BENEFICIAL OWNERSHIP OF BMC COMMON STOCK

The following table shows information known to BMC with respect to the beneficial ownership of BMC common stock as of June 30, 2015 by:

•	each of BMC’s current directors and executive officers identified below;

•	each of BMC’s directors and executive officers as a group; and

•	each person or group of affiliated persons whom BMC knows to beneficially own more than five percent of the outstanding shares of BMC common stock.

As of June 30, 2015, there were 74,742,106 shares of BMC common stock issued and outstanding. In the table below, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by such person.

Beneficial Owner	Number of Shares	Approximate Percent Owned
5% Stockholders
Entities affiliated with Davidson Kempner Capital Management LP(1)	20,864,056	27.91%
65 East 55th Street, 19th Floor
New York, New York 10022
The Ravenswood Investment Company, L.P.(2)	8,087,504	10.82%
104 Gloucester Road
Massapequa, New York 11758
Ravenswood Investments III, L.P.(2)	2,865,699	3.83%
104 Gloucester Road
Massapequa, New York 11758
MFP Partners, L.P.	6,841,000	9.15%
667 Madison Avenue, 25th Floor
New York, New York 10065
D.E. Shaw Galvanic Portfolios, L.L.C.	4,500,000	6.02%
1166 Avenue of Americas
New York, New York 10036
Fullerton Capital Partners L.P.	4,405,198	5.89%
100 Drakes Landing, Suite 300
Greenbrae, CA 94904

Executive Officers and Directors
Peter C. Alexander(3)	1,048,336	1.40%
Paul Street	1,003,000	1.34%
Michael T. Kestner	30,000	*
Michael D. Badgley	326,575	*
Eugene I. Davis	204,543	*
David W. Bullock	14,772	*
James O’Leary	14,772	*
Michael Miller	14,772	*
Robert E. Robotti(2)	169,772	*
Carl R. Vertuca, Jr.	334,772	*
All executive officers and directors as a group (10 persons)	3,161,314	4.23%

*	Indicates percentage does not exceed 1% of the total outstanding class.
(1)	Davidson Kempner Capital Management L.P. is the ultimate investment manager of M.H. Davidson & Co., Davidson Kempner Partners, Davidson Kempner Institutional Partners, L.P., Davidson Kempner

International, Ltd., Davidson Kempner Long-Term Distressed Opportunities Fund LP, Davidson Kempner Long-Term Distressed Opportunities International Master Fund LP, Davidson Kempner Long-Term Distressed Opportunities Fund II LP, Davidson Kempner Long-Term Distressed Opportunities International Master Fund II LP, Davidson Kempner Distressed Opportunities Fund LP, Davidson Kempner Distressed Opportunities International Ltd. (the “DK Funds”). Collectively, the DK Funds own 20,864,056 shares, or approximately 27.91% of the BMC common stock.
(2)	Mr. Robotti is a managing member of Ravenswood Management Company, LLC (“RMC”). RMC is the general partner of The Ravenswood Investment Company L.P. and Ravenswood Investments III, L.P. Collectively, Mr. Robotti, Ravenswood Investment Company L.P. and Ravenswood Investments III, L.P. own 11,122,975 shares, or approximately 14.9% of BMC common stock. Robotti & Company Advisors, LLC is the investment adviser for The Ravenswood Investment Company L.P. and Ravenswood Investments III, L.P.
(3)	Peter C. Alexander is the beneficial owner of the shares held by Kinderoaks Family LLC and the Peter Christian Alexander Revocable Trust dated August 8, 2014 (the “Peter C. Alexander Trust”). Collectively, Peter C. Alexander, the Peter C. Alexander Trust and Kinderoaks Family LLC own 1,048,336 shares, or approximately 1.40% of BMC common stock.

DESCRIPTION OF SBS CAPITAL STOCK UPON COMPLETION OF THE MERGER

Upon consummation of the merger, the SBS charter shall, by virtue of the merger, be amended and restated in its entirety to read as set forth in the combined company charter, which is attached as Annex C to this joint proxy and consent solicitation statement/prospectus. The following is a summary of the material terms of SBS capital stock as of the effective time of the merger and is not complete. You should also refer to (1) the combined company charter, which is attached as Annex C to this joint proxy and consent solicitation statement/prospectus, (2) the SBS bylaws, which are currently in effect and will continue to be in effect as of the effective time of the merger for the combined company and (3) the applicable provisions of the DGCL. The following summary should be read in conjunction with the section entitled “Comparison of Stockholder Rights” beginning on page [●].

Authorized Capitalization

SBS’s authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share and 50,000,000 shares of undesignated preferred stock, par value $0.01 per share. Immediately following the merger, SBS expects there to be approximately [●] shares of SBS common stock issued and outstanding.

Common Stock

Voting rights

Each share of common stock entitles the holder to one vote with respect to each matter presented to SBS’s stockholders on which the holders of common stock are entitled to vote. SBS common stock votes as a single class on all matters relating to the election of directors on the SBS board and as provided by law. Holders of SBS common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on the SBS board and as otherwise provided in the combined company charter or required by law, all matters to be voted on by SBS stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of the election of directors, all matters to be voted on by SBS stockholders must be approved by a plurality of the votes entitled to be cast by all shares of common stock.

Dividend rights

The holders of outstanding shares of SBS common stock are entitled to receive dividends, if any, as may be declared from time to time by the SBS board out of legally available funds. Because SBS is a holding company, its ability to pay dividends on SBS common stock is limited by restrictions on the ability of its subsidiaries to pay dividends or make distributions to SBS, including restrictions under the terms of the agreements governing SBS’s indebtedness.

Liquidation rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of SBS’s affairs, holders of SBS common stock are entitled to share ratably in SBS’s assets that are legally available for distribution to stockholders after payment of SBS’s debts and other liabilities. If SBS has any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, SBS must pay the applicable distribution to the holders of its preferred stock before SBS may pay distributions to the holders of SBS common stock.

Other rights

SBS stockholders have no preemptive, conversion or other rights to subscribe for additional shares. The rights, preferences and privileges of the holders of SBS common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of SBS preferred stock that it may designate and issue in the future.

Listing

SBS common stock is listed on the Nasdaq Global Select Market under the symbol “STCK.” Pursuant to Nasdaq rules, SBS, on behalf of the combined company, submitted a new original listing application with Nasdaq on September 18, 2015, and the combined company will be required to comply with Nasdaq’s initial listing requirements. It is expected that following the consummation of the merger, SBS common stock will continue to trade on Nasdaq under the symbol “STCK.”

Preferred Stock

The SBS board is authorized to provide for the issuance of shares of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by SBS stockholders. Any preferred stock so issued may rank senior to SBS common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of SBS without further action by the SBS stockholders and may adversely affect the voting and other rights of the holders of SBS common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of SBS common stock, including the loss of voting control to others. At present, SBS has no plans to issue any preferred stock.

Anti-takeover Effects of Delaware Law and the Combined Company Charter, as Applicable, and the SBS Bylaws

Provisions in the combined company charter and the SBS bylaws may delay or prevent an acquisition or a change in management. These provisions include a classified board with three-year staggered terms; the ability of the board to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without stockholder approval; stockholder action can only be taken at a special or regular meeting and not by written consent; advance notice procedures for nominating candidates to the board or presenting matters at stockholder meetings; removal of directors only for cause; allowing only the board to fill vacancies on the board; and super-majority voting requirements to amend the SBS bylaws and certain provisions of the combined company charter.

In the combined company charter, the combined company opts out of being subject to Section 203 of the DGCL, an anti-takeover law. However, the charter anti-takeover provisions are substantially similar in effect to Section 203 of the DGCL. In general, the charter anti-takeover provisions, like Section 203, prohibit the combined company from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the combined company’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. The combined company charter includes specified exceptions from the charter anti-takeover provisions, which provide that (i) in certain circumstances (as described below), the grandfathered stockholders and (ii) any person who would otherwise be an interested stockholder because of a transfer, assignment, conveyance, hypothecation, encumbrance or other disposition of 5% or more of outstanding voting stock of the combined company by any grandfathered stockholder to such person will be excluded from the “interested stockholder” definition in the combined company charter. At any time during the period beginning on the effective date of the merger and ending on the third anniversary thereof, each grandfathered stockholder is permitted to own any amount less than 20% of the outstanding voting stock of the combined company and will not be deemed an interested stockholder unless such grandfathered stockholder’s ownership level meets or exceeds 20% of the outstanding voting stock of the combined company during such three-year period. From and after the third anniversary of the effective date of the merger, each grandfathered stockholder is permitted to continue owning its respective ownership amount that it owns, together with its affiliates and associates, on such anniversary and will not be deemed an interested stockholder unless such grandfathered stockholder’s ownership level later exceeds such ownership amount of the outstanding voting stock of the combined company. Moreover, each grandfathered stockholder, together with its affiliates and associates, may reduce its ownership amount at any time from and after the third anniversary of the effective time of the merger; provided that, if such grandfathered stockholder reduces its ownership amount below the ownership amount of such grandfathered stockholder that exists on the third anniversary of the effective time of the merger, such grandfathered stockholder may not increase its ownership amount above such reduced amount; provided, further, that if such grandfathered stockholder reduces its ownership amount below 15% of the outstanding voting stock of the combined company after the third anniversary of the effective time of the merger, such grandfathered stockholder may own any amount of the outstanding voting stock of the company below 15% of the outstanding voting stock of the company, in the case of each of the foregoing provisos, without being deemed an interested stockholder. See the section entitled “Comparison of Stockholder Rights” beginning on page [●].

Although SBS and BMC believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with the combined company board, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the combined company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

COMPARISON OF STOCKHOLDER RIGHTS

This section of the joint proxy and consent solicitation statement/prospectus describes the material differences between (i) the SBS charter and the combined company charter and (ii) the rights of SBS stockholders under the combined company charter and BMC stockholders.

The rights of SBS stockholders are currently governed by the DGCL, the SBS charter (which will be amended and restated in its entirety to become the combined company charter by virtue of the merger) and the SBS bylaws. The rights of BMC stockholders are currently governed by the DGCL, the BMC charter and the BMC bylaws. Upon completion of the merger, the rights of SBS stockholders and BMC stockholders who become stockholders of SBS in the merger will be governed by the DGCL and the combined company charter and the SBS bylaws.

This section does not include a complete description of all rights of SBS stockholders and BMC stockholders, nor does it include a complete description of the differences among these rights. Furthermore, the identification of some of the differences in these rights as material is not intended to indicate that other differences do not exist.

You are urged to read this entire document and the other documents referenced herein carefully for a more complete understanding of the differences between being a stockholder of SBS and BMC. Copies of the SBS charter and the SBS bylaws have been filed as exhibits to certain reports of SBS incorporated by reference in this joint proxy and consent solicitation statement/prospectus, and a form of the combined company charter is attached as Annex C to this joint proxy and consent solicitation statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [●].

Differences Between the SBS Charter and the Combined Company Charter

Pursuant to the terms of the merger agreement, at the effective time of the merger, the SBS charter will, by virtue of the merger and without any further action on the party of SBS, be amended and restated in its entirety to become the combined company charter. The primary differences between the current SBS charter and the combined company charter are as follows:

•	Name Change. In connection with the merger, the combined company will change its name to BMC Stock Holdings, Inc., which is reflected in the combined company charter.

•	Removal of Conversion Mechanisms. Upon the closing of SBS’s initial public offering, all outstanding shares of SBS’s class A common stock and class B common stock were reclassified and converted into an equal number of shares of a single class of SBS common stock, all outstanding options to purchase class B common stock held by certain members of management were reclassified and converted into options to purchase an equal number of shares of SBS common stock and all outstanding shares of class A junior preferred stock, class B senior preferred stock and class C convertible preferred stock were reclassified and converted into shares of SBS common stock. The combined company charter removes the mechanisms associated with these conversions.

•	Number of Directors. The SBS charter fixed the initial number of directors of the SBS board at seven. The combined company charter provides that the number of directors of the SBS board will be fixed exclusively by resolution of the SBS board.

•	Audit Committee Chairman. The combined company charter includes a new provision that, prior to the date of the 2017 annual meeting of stockholders of the combined company, the chairman of the audit committee of the combined company board may be appointed only by resolution of a majority of the directors then in office, including at least one SBS director.

•	Removal of References to Nomination Agreement with Gores. The combined company charter removes several references to a director nomination agreement entered into between SBS and Gores that provided Gores the right to designate nominees for election to the SBS board for so long as Gores beneficially owned 10% or more of the total number of shares of SBS common stock then outstanding. Pursuant to the merger agreement, such director nomination agreement will be terminated at or prior to the effective time of the merger.

•	Filing Vacancies on the SBS Board. The combined company charter provides that, subject to the rights of holders of preferred stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the SBS board will, unless otherwise required by law or by resolution of the SBS board, be filled only by resolution of (i) prior to the date of the 2017 annual meeting of the combined company stockholders, (A) a majority of the directors then in office, including at least one SBS director, with respect to any such newly created directorships and any such vacancies in any directorship with respect to a director who was originally an SBS director, and (B) a majority of the directors then in office with respect to any other such vacancies, or (ii) from and after the date of the 2017 annual meeting of the combined company stockholders, a majority of the directors then in office, in each case covered by clauses (i) and (ii) although less than a quorum, or, if applicable, by a sole remaining director. The SBS charter provides that, subject to the rights of holders of preferred stock and the terms of the director nomination agreement with Gores, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the SBS board resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

•	Removal of Trigger Date Concept. The SBS charter references a date when Gores and its affiliates cease to beneficially own a majority of the voting power of SBS’s then outstanding capital stock entitled to vote generally in the election of directors (which the SBS charter refers to as the trigger date). Many sections of the SBS charter contain bifurcated provisions, whereby the effectiveness of certain provisions is dependent on whether it was pre-trigger date or post-trigger date. The combined company charter eliminates the trigger date concept, as well as the bifurcated provisions.

•	Removal of Corporate Opportunity Provision. The combined company charter removed a provision that any principal, officer, member, manager and/or employee of Gores or any entity that controls, is controlled by or under common control with, Gores (other than SBS or any company that is controlled by SBS) or any investment funds managed by Gores will not be required to offer any transaction opportunity of which they become aware to SBS and could take any such opportunity for themselves or offer it to other companies in which they have an investment.

•	Business Combinations with Interested Stockholders. The SBS charter and the combined company charter opt SBS and the combined company, respectively, out of being subject to Section 203 of the DGCL, an anti-takeover law. However, both charters contain charter anti-takeover provisions that are substantially similar in effect to Section 203 of the DGCL. The charter anti-takeover provisions prohibit the corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Both charters include specified exceptions from the charter anti-takeover provisions, which provide that (i) in certain circumstances, certain grandfathered stockholders and (ii) any person who would otherwise be an interested stockholder because of a transfer, assignment, conveyance, hypothecation, encumbrance or other disposition of 5% or more of outstanding voting stock of the corporation by any grandfathered stockholder to such person will be excluded from the “interested stockholder” definition. The combined company charter adds M. H. Davidson & Co., DK and their respective affiliates and associates to the list of grandfathered stockholders excepted from the charter anti-takeover provisions, which was limited to Gores and its associates and affiliates in the SBS charter. The combined company charter adds a new provision with regards to the permitted ownership of grandfathered stockholders. At any time during the period beginning on the effective date of the merger and ending on the third anniversary thereof, each grandfathered stockholder is permitted to own any amount less than 20% of the outstanding voting stock of the combined company and will not be deemed an interested stockholder unless such grandfathered stockholder’s ownership level meets or exceeds 20% of the outstanding voting stock of the combined company during such three-year period. From and after the third anniversary of the effective date of the merger, each grandfathered stockholder is permitted to continue owning its respective ownership amount that it owns, together with its affiliates and associates, on such anniversary and will not be deemed an interested stockholder unless such grandfathered stockholder’s ownership level later exceeds such ownership amount of the outstanding voting stock of the combined company. Moreover, each grandfathered stockholder, together with its affiliates and associates, may reduce its ownership amount at any time from and after the third anniversary of the effective time of the merger; provided that, if such grandfathered stockholder reduces its ownership amount below the ownership amount of such grandfathered stockholder that exists on the third anniversary of the effective time of the merger, such grandfathered stockholder may not increase its ownership amount above such reduced amount; provided, further, that if such grandfathered stockholder reduces its ownership amount below 15% of the outstanding voting stock of the combined company after the third anniversary of the effective time of the merger, such grandfathered stockholder may own any amount of the outstanding voting stock of the corporation below 15% of the outstanding voting stock of the combined company, in the case of each of the foregoing provisos, without being deemed an interested stockholder.

Comparison of the Rights of SBS Stockholders and BMC Stockholders

SBS (Combined Company Charter)	BMC
Authorized Capital Stock

SBS has the authority to issue (i) 300,000,000 shares of common stock, par value $0.01 per share, and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share. The SBS board is authorized to issue the preferred stock in one or more series, to establish the number of authorized shares of any such series (up to the maximum number of authorized shares of preferred stock) and to fix the designation of any such series as well as the powers, preferences and rights, and any qualifications, limitations or restrictions of any such	BMC has the authority to issue 200,000,000 shares of common stock, par value $0.001 per share.

SBS (Combined Company Charter)	BMC

series. As of the date of this joint proxy and consent solicitation statement/prospectus, no shares of SBS preferred stock are outstanding.

Voting and Voting Limitations

Each holder of SBS common stock is entitled to one vote per share on each matter properly submitted to SBS stockholders for their vote, provided, however, that except as otherwise required by law or the combined company charter, the holders of common stock have no right to vote on any amendments to the combined company charter that relate solely to the terms of one or more series of preferred stock if the holders of such affected series are entitled to vote pursuant to the combined company charter. Directors are elected by a plurality of the votes cast and, except as may be required by law or rules of any applicable stock exchange, all other matters are determined by an affirmative vote of the holders of a majority in voting power of the shares of SBS’s capital stock which are present in person or represented by proxy and entitled to vote on the subject matter.	The holder of each share of BMC common stock is entitled to one vote per share on each matter properly submitted to BMC stockholders for their vote. Directors are elected by a plurality of votes cast and, except as may be required by law, all other matters are determined the vote of a majority in voting interest of the stockholders which are present in person or by proxy and entitled to vote on such matters.

Cumulative Voting

None	None

Number of Directors

The number of directors serving on SBS’s board is determined from time to time by resolution of the board, subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances.

The merger agreement provides that, upon completion of the merger, the board of directors of the combined company will be made up of nine members. SBS has agreed to take all necessary action to cause (i) five designees of BMC, (ii) three designees of SBS and (iii) one designee mutually agreed by BMC and SBS as promptly as practicable after the date of the merger agreement, to constitute the board of directors of the combined company.

The number of directors serving on BMC’s board is determined from time to time by resolution of the board, with such number to be not less than five nor more than nine.

Classification of Board of Directors

The combined company charter provides that the SBS board will be divided into three classes and at each annual meeting, the directors elected to succeed those directors whose terms expire each will be elected to serve a three-year term.	The BMC board consists of one class of directors with each director serving a one year term.

SBS (Combined Company Charter)	BMC
Removal of Directors

Subject to the rights of the holders of any preferred stock then outstanding, directors may be removed, but only for cause, by the affirmative vote of holders of at least a majority of the voting power of all then-outstanding shares of SBS’s capital stock, at a meeting of SBS stockholders called for that purpose.	Except as provided by law, any BMC director or the entire BMC board may be removed at any time, with or without cause, by the holders of a majority of BMC shares then entitled to vote at an election of directors.

Filling Vacancies on the Board of Directors

Subject to the rights of holders of preferred stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the SBS board will, unless otherwise required by law or by resolution of the SBS board, be filled only by resolution of (i) prior to the date of the 2017 annual meeting of the combined company stockholders, (A) a majority of the directors then in office, including at least one SBS director, with respect to any such newly created directorships and any such vacancies in any directorship with respect to a director who was originally an SBS director, and (B) a majority of the directors then in office with respect to any other such vacancies, or (ii) from and after the date of the 2017 annual meeting of the combined company stockholders, a majority of the directors then in office, in each case covered by clauses (i) and (ii) although less than a quorum, or, if applicable, by a sole remaining director.	Any vacancy in the BMC board may be filled by a vote of the majority of the remaining directors, although less than a quorum, or by a sole remaining director. Each director so chosen to fill a vacancy shall hold office until his successor is duly elected and qualified or until he shall resign or been removed.

Stockholder Proposals and Director Nominations

Under the SBS bylaws, nominations for election to the SBS board and other proposed business at a stockholders’ meeting may be made (i) pursuant to SBS’s proxy materials with respect to such meeting, (ii) by the SBS board or (iii) by any stockholder of record of SBS who complies with the notice and other requirements described below.

A stockholder’s notice must be received by the Secretary at the principal executive offices of SBS not less than 90 nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of stockholders unless the meeting is held more than 30 days prior to (or delayed more than 30 days after) the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice must be received not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the day on which public announcement of such meeting is first made.

Under the BMC bylaws, nominations for election to the BMC board may be made by the BMC board or by a committee appointed by the BMC board of by any BMC stockholder entitled to vote for the election of directors who complies with the notice and other requirements described below.

A stockholder’s notice must be delivered or mailed and received at the principal executive offices of BMC not less than 5 days nor more than 30 days prior to the date on which the election of directors is to take place, provided that the stockholder has received notice of such election as required by the BMC bylaws.

SBS (Combined Company Charter)	BMC
Dividends

Subject to the prior rights of any holders of the preferred stock in respect of payment of dividends, holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for the payment of dividends.	Subject to the prior rights of any holder of BMC stock, holders of common stock are entitled to receive dividends when and as declared by the BMC board out of any assets of BMC legally available thereof.

Quorum at Stockholder Meetings

The SBS bylaws provide that at any meeting of SBS stockholders, the holders of a majority of the voting power of all shares of SBS’s capital stock entitled to vote, present in person or by proxy, will constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. If a quorum fails to attend any meeting, the chairman of the meeting or the holders of a majority of the voting power present in person or represented by proxy at the meeting and entitled to vote at the meeting may adjourn the meeting to another place, date or time.	The BMC bylaws provide that, except as provided by law, the holders of record of a majority in voting interest of the shares of BMC stock entitled to be voted, present in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of BMC stockholders or any adjournment thereof. In the absence of a quorum at any meeting or any adjournment thereof, a majority in voting interest of the stockholders present in person or by proxy and entitled to vote thereat or, in the absence therefrom of all the stockholders, any officer entitled to preside at or act as secretary of such meeting may adjourn such meeting from time to time.

Special Meetings of Stockholders

Subject to the rights of any holders of the preferred stock and any applicable law, special meetings of stockholders can be called only by or at the direction of the SBS board pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that SBS would have if there were no vacancies.	Special meetings of BMC stockholders for any purpose may be called at any time by the BMC board, or by a committee of the BMC board which has been duly designated by the BMC board and whose power and authority include the power to call such meetings, or by one or more stockholders holding shares in the aggregate entitled to cast no less than a majority of the votes at that meeting.

Stockholder Action without a Meeting

Subject to the rights of holders of any series of preferred stock, stockholders may not act by written consent in lieu of a meeting.	Any action that may be taken at any annual or special meeting of BMC stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Limitations on Liability of Directors and Officers

To the fullest extent permitted under the DGCL, no director of SBS will be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment of the charter provision so providing shall

To the fullest extent permitted under the DGCL, no director or officer of BMC will be personally liable to BMC or its stockholders for monetary damages for breach of any duty owed to BMC or its stockholders. Any repeal or amendment of the charter provision so

SBS (Combined Company Charter)	BMC

not adversely affect any right or protection of a director existing at the time of such amendment with respect to any act or omission occurring prior to such amendment.

Section 102 of the DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision may not eliminate the liability of a director for: (i) any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

providing must be prospective and must not affect any right or protection of a director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability.

Section 102 of the DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision may not eliminate the liability of a director for: (i) any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers

The SBS bylaws provide that SBS will indemnify its current and former directors and officers to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits SBS to provide broader indemnification rights than such law permitted SBS to provide prior to such amendment), except that SBS will not be obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized by the SBS board, subject to limited exceptions set forth in the SBS bylaws. The SBS bylaws also provide that current and former directors and officers have the right to be paid by SBS the expenses (including attorneys’ fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under the bylaws, provided that, if required, the director or officer delivers an undertaking to repay the advanced amounts if it is ultimately determined that the director or officer is not entitled to indemnification therefor.

The BMC bylaws provide that BMC may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigation (other than an action by or in the right of BMC) by reason of the fact that he is or was a director, officer, employee or agent of BMC against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of BMC and he had no reasonable cause to believe his conduct was unlawful.

BMC may also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of BMC to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of BMC against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of BMC.

Any decision regarding indemnification shall be made on a case-by-case basis by a majority of the BMC board, or in certain circumstances, by independent legal counsel or by the BMC stockholders.

SBS (Combined Company Charter)	BMC

Amendments to Certificate of Incorporation and Bylaws

The provisions of the combined company charter relating to the size and composition of the SBS board, limitation on liabilities of directors, stockholder action by written consent, the ability of stockholders to call special meetings, amendment of the SBS bylaws or amendment of the combined company charter and the Court of Chancery as the exclusive forum for certain disputes, may only be amended, altered, changed or repealed by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

The BMC certificate of incorporation and BMC bylaws can both be amended by the affirmative vote of the majority of the outstanding voting stock of BMC.

The BMC Bylaws may also be amended by vote of a majority of the number of directors then in office as directors, acting at any meeting of the BMC board.

State Anti-Takeover Statutes

The combined company charter provides that the corporation opts out of being subject to Section 203 of the DGCL, an anti-takeover law. However, the charter includes anti-takeover provisions that are substantially similar in effect to Section 203 of the DGCL. The charter anti-takeover provisions prohibit the corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. The combined company charter includes specified exceptions from the charter anti-takeover provisions, which provide that (i) in certain circumstances (as described below), the grandfathered stockholders and (ii) any person who would otherwise be an interested stockholder because of a transfer, assignment, conveyance, hypothecation, encumbrance or other disposition of 5% or more of outstanding voting stock of the corporation by any grandfathered stockholder to such person will be excluded from the “interested stockholder” definition. At any time during the period beginning on the effective date of the merger and ending on the third anniversary thereof, each grandfathered stockholder is permitted to own any amount less than 20% of the outstanding voting stock of the corporation and will not be deemed an interested stockholder unless such grandfathered stockholder’s ownership level meets or exceeds 20% of the outstanding voting stock of the combined company during such three-year period. From and after the third anniversary of the effective date of the merger, each	BMC has not opted out of Section 203 of the DGCL.

SBS (Combined Company Charter)	BMC

grandfathered stockholder is permitted to continue owning its respective ownership amount that it owns, together with its affiliates and associates, on such anniversary and will not be deemed an interested stockholder unless such grandfathered stockholder’s ownership level later exceeds such ownership amount of the outstanding voting stock of the corporation. Moreover, each grandfathered stockholder, together with its affiliates and associates, may reduce its ownership amount at any time from and after the third anniversary of the effective time of the merger; provided that, if such grandfathered stockholder reduces its ownership amount below the ownership amount of such grandfathered stockholder that exists on the third anniversary of the effective time of the merger, such grandfathered stockholder may not increase its ownership amount above such reduced amount; provided, further, that if such grandfathered stockholder reduces its ownership amount below 15% of the outstanding voting stock of the combined company after the third anniversary of the effective time of the merger, such grandfathered stockholder may own any amount of the outstanding voting stock of the corporation below 15% of the outstanding voting stock of the corporation, in the case of each of the foregoing provisos, without being deemed an interested stockholder.

Exclusive Forum

The combined company charter provides that unless SBS consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action brought on behalf of SBS, (ii) any action asserting a claim of breach of a fiduciary duty owned by any director, officer or other employee of SBS to SBS or SBS stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the combined company charter or the SBS bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.	N/A

APPRAISAL RIGHTS

SBS Stockholder Appraisal Rights

SBS stockholders do not have appraisal rights in connection with the merger.

BMC Stockholder Appraisal Rights

BMC stockholders are entitled to appraisal rights under Section 262 of the DGCL in connection with the merger. Under the DGCL, as more fully described below, if you are a BMC stockholder and you do not wish to accept the merger consideration provided for in the merger agreement and the merger is consummated, you have the right to seek appraisal of your shares of BMC common stock and to receive payment in cash for the fair value of your BMC common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court of Chancery of the State of Delaware (which we refer to as the Delaware Court of Chancery), together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of BMC common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the per share merger consideration that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. BMC stockholders who elect to exercise appraisal rights must not vote in favor of or consent in writing to the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, which we refer to as Section 262, to perfect their rights. A holder of BMC common stock who wishes to exercise appraisal rights, or preserve the ability to do so, must not sign and deliver a written consent adopting the merger agreement, or sign and deliver a consent without indicating a decision on the proposal. Any written consent returned without indicating a decision on the proposal will be counted as approving the proposal as described in the enclosed form of written consent, which will also effectively waive any appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262, the full text of which appears in Annex F to this joint proxy and consent solicitation statement/prospectus. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

A HOLDER OF BMC COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSIONS AND ANNEX F CAREFULLY. FAILURE TO COMPLY PRECISELY WITH THE PROCEDURES CONTAINED IN SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. A BMC STOCKHOLDER WHO LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION.

Section 262 requires that, where a merger agreement is adopted by written consent of stockholders in lieu of a meeting, certain stockholders must be given notice that appraisal rights are available. A copy of Section 262 must be included with such notice. The notice must be provided either before the effective date of the merger or within ten (10) days after the merger agreement is adopted. Only those BMC stockholders who did not submit a consent in favor of the proposal to adopt the merger agreement and who have otherwise complied with Section 262 are entitled to receive such notice. The notice may be given by BMC, if sent prior to effectiveness of the merger, or SBS, if given after effectiveness. If given on or after the effective date, the notice must also specify the effective date of the merger; otherwise, a supplementary notice will provide this information.

Following BMC’s receipt of sufficient written consents to adopt the merger agreement, we will send all non-consenting BMC stockholders who satisfy the other statutory conditions the notice regarding the adoption of the merger agreement and the availability of appraisal rights. A BMC stockholder wishing to exercise his, her or its appraisal rights will need to take action at that time, in response to that notice, but this description is being provided to all BMC stockholders now so they can determine whether they wish to preserve their ability to demand appraisal rights in the future in response to that notice.

In order to preserve your right to receive notice and demand appraisal rights, you must not deliver a written consent in favor of the adoption of the merger agreement or deliver a consent without indicating a decision on the proposal. Consents that are signed and delivered without indicating a decision on the proposal will be counted as approving the proposal, which will also effectively waive appraisal rights. As described below, you must also continue to hold your shares through the effective time of the merger.

If you elect to demand appraisal of your shares of BMC common stock, you must deliver to BMC or to SBS (as the surviving corporation in the merger), as applicable, at the specific address which will be included in the notice, a written demand for appraisal of your shares of BMC common stock within 20 days after the date of the mailing of the subsequent notice that will be sent to non-consenting BMC stockholders. Do not submit a demand before the date of that subsequent notice because, under Delaware case law, a demand that is made before the notice is mailed may not be effective to perfect your appraisal rights.

A holder of shares of BMC common stock wishing to exercise appraisal rights must hold of record the shares of BMC common stock on the date the written demand for appraisal is made and must continue to hold the shares of BMC common stock of record through the effective date of the merger, because appraisal rights will be lost if the shares of BMC common stock are transferred prior to the effective time. If you are not the stockholder of record, you will need to follow special procedures as discussed further below.

If you and/or the record holder of your shares fail to comply with all of the conditions required by Section 262 to perfect your rights, and the merger is completed, you (assuming that you hold your shares through the effective time of the merger) will be entitled to receive the merger consideration for your shares of BMC common stock as provided for in the merger agreement, but you will lose your appraisal rights with respect to your shares of BMC common stock.

In order to satisfy Section 262, a demand for appraisal in respect of shares of capital stock must reasonably inform BMC or SBS (as the surviving corporation in the merger), as applicable, of the identity of the stockholder of record and the stockholder’s intent to seek appraisal rights. The demand should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of BMC common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, broker or other nominee, submit the required demand in respect of those shares of common stock.

IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE OR INTERMEDIARY FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR NOMINEE OR INTERMEDIARY TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE OR INTERMEDIARY TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A NOMINEE OR INTERMEDIARY, YOU MUST ACT PROMPTLY TO CAUSE THE HOLDER OF RECORD TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS. IF YOU HOLD YOUR SHARES THROUGH A BANK OR BROKERAGE WHO IN TURN HOLDS THE SHARES THROUGH A CENTRAL SECURITIES DEPOSITORY NOMINEE, SUCH AS THE

DEPOSITORY TRUST COMPANY, A DEMAND FOR APPRAISAL OF SUCH SHARES MUST BE MADE BY OR ON BEHALF OF THE DEPOSITORY NOMINEE AND MUST IDENTIFY THE DEPOSITORY NOMINEE AS THE HOLDER OF RECORD.

If shares of BMC common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, a demand for appraisal must be executed by or for such record holder. If the shares of BMC common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record holder or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder. A record holder, such as a broker, who holds shares of BMC common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of BMC common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of BMC common stock as to which appraisal is sought. Where no number of shares of BMC common stock is expressly mentioned, the demand will be presumed to cover all shares of BMC common stock held in the name of the record holder.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the merger consideration for that stockholder’s shares of BMC common stock by delivering to SBS (as the surviving corporation in the merger) a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval by SBS (as the surviving corporation in the merger). Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If SBS (as the surviving corporation in the merger) does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the value of the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either SBS (as the surviving corporation in the merger) or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of BMC common stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon SBS (as the surviving corporation in the merger). SBS has no present intent, as the combined company, to file such a petition and has no obligation to cause such a petition to be filed, and holders should not assume that SBS (as the surviving corporation in the merger) will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could result in no appraisal rights being available for any stockholder notwithstanding prior written demands for appraisal having been delivered to SBS (as the surviving corporation in the merger). In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not submit a consent in favor of the proposal to adopt the merger agreement, upon written request, will be entitled to receive from SBS (as the surviving corporation in the merger) a statement setting forth the aggregate number of shares of BMC common stock not voted in favor of the proposal to adopt the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by SBS (as the surviving corporation in the merger) or within 10 days after the expiration of the period for delivery of demands, whichever is later. A person who is the beneficial owner of shares of BMC common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from SBS (as the surviving corporation in the merger) such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to SBS (as the surviving corporation in the merger), then SBS (as the surviving corporation in the merger) will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of BMC common stock and with whom agreements as to the value of their shares of BMC common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of BMC common stock and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of BMC common stock, the Delaware Court of Chancery will appraise the shares of BMC common stock, determining their fair value as of the effective time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of BMC common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment.

No representation is made as to the outcome of the appraisal of fair value as determined by the Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the value of the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of BMC common stock is less than the value of the merger consideration.

In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon SBS (as the surviving corporation in the merger) and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each stockholder seeking appraisal is responsible for his or her attorneys’ fees and expert witness expenses, although, upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of BMC common stock entitled to appraisal. Any stockholder who duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote shares of BMC common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of BMC common stock, other than with respect to payment as of a record date prior to the effective time. However, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder otherwise fails to perfect his, her or its appraisal rights, successfully withdraws his, her or its demand for appraisal or loses his, her or its right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the per share merger consideration for his, her or its shares of BMC common stock pursuant to the merger agreement.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH THE TECHNICAL PREREQUISITES OF SECTION 262 OF THE DGCL. FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. IF YOU INTEND TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

THIS IS NOT THE NOTICE OF APPRAISAL RIGHTS PURSUANT TO SECTION 262 OF THE DGCL. YOU WILL RECEIVE A LATER NOTICE OF APPRAISAL RIGHTS. DO NOT SEND IN YOUR DEMAND PRIOR TO THE MAILING OF SUCH LATER NOTICE. ANY DEMAND FOR APPRAISAL MADE PRIOR TO YOUR RECEIPT OF SUCH LATER NOTICE MAY NOT BE EFFECTIVE TO PERFECT YOUR RIGHTS.

PROPOSAL 1—ADOPTION OF THE MERGER AGREEMENT

As discussed in this joint proxy and consent solicitation statement/prospectus, SBS is asking its stockholders to adopt the merger agreement. For a summary of and detailed information regarding this proposal, see the information about the merger agreement and the issuance of shares of SBS common stock pursuant to the merger agreement throughout this joint proxy and consent solicitation statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page [●] and “The Merger Agreement” beginning on page [●]. A copy of the merger agreement is attached as Annex A to this joint proxy and consent solicitation statement/prospectus and incorporated herein by reference. You are urged to read carefully this joint proxy and consent solicitation statement/prospectus and the merger agreement attached hereto in their entirety before voting on this proposal.

Pursuant to the merger agreement, approval of the proposal to adopt the merger agreement is a condition to the closing of the merger. If this proposal is not approved, the merger will not be completed.

Pursuant to Section 251 of the DGCL, SBS is submitting the merger and the merger agreement to its stockholders at the SBS special meeting, at which the merger and the merger agreement will be considered and a vote taken on a proposal for its adoption.

Required Vote

Adoption of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of SBS common stock entitled to vote.

Because the vote required to approve this proposal is based upon the total number of outstanding shares of SBS common stock, an SBS stockholder’s failure to submit a proxy card or to vote in person at the SBS special meeting, abstentions, or the failure of an SBS stockholder who holds his or her shares in “street name” through a broker or other nominee to give instructions to such broker or other nominee, will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

SBS BOARD RECOMMENDATION

THE SBS BOARD RECOMMENDS THAT SBS STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

PROPOSAL 2—APPROVAL OF THE ISSUANCE OF SHARES OF SBS COMMON STOCK PURSUANT TO THE MERGER AGREEMENT

As discussed in this joint proxy and consent solicitation statement/prospectus, SBS is asking its stockholders to approve the proposal to issue shares of SBS common stock to BMC stockholders pursuant to the merger agreement. For a summary of and detailed information regarding this proposal, see the information about the merger agreement and the issuance of shares of SBS common stock in the merger throughout this joint proxy and consent solicitation statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page [●] and “The Merger Agreement” beginning on page [●]. A copy of the merger agreement is attached as Annex A to this joint proxy and consent solicitation statement/prospectus and incorporated herein by reference. You are urged to read carefully this joint proxy and consent solicitation statement/prospectus and the merger agreement attached hereto in their entirety before voting on this proposal.

Nasdaq rules require stockholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of shares of common stock or the voting power outstanding before the transaction. SBS currently has [●] shares of common stock outstanding, and SBS intends to issue approximately [●] shares of its common stock, or approximately [●]% of SBS’s currently outstanding shares of common stock, in the merger (assuming no repurchases by SBS of its common stock, and no additional issuances of SBS’s common stock). Therefore, SBS is required to obtain the approval of its stockholders under Nasdaq rules in order to issue shares of SBS common stock to BMC stockholders pursuant to the merger agreement.

Pursuant to the merger agreement, approval of the proposal to issue shares of SBS common stock pursuant to the merger agreement is a condition to the closing of the merger. If this proposal is not approved, the merger will not be completed.

Required Vote

Approval of the issuance of shares of SBS common stock pursuant to the merger agreement requires that holders of a majority of the shares of SBS common stock present in person, or represented by proxy, and entitled to vote on such proposal vote “FOR” such proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal.

SBS BOARD RECOMMENDATION

THE SBS BOARD RECOMMENDS THAT SBS STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ISSUE SHARES OF SBS COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

PROPOSAL 3—APPROVAL TO AMEND THE SBS 2013 INCENTIVE STOCK PLAN

SBS stockholders are being asked to approve an amendment to the SBS 2013 Incentive Compensation Plan that increases the number of shares of common stock authorized for issuance under the SBS 2013 Incentive Compensation Plan and the number of shares of common stock that may be issued pursuant to incentive stock options granted under the SBS 2013 Incentive Compensation Plan. Moreover, approval of the amendment to the SBS 2013 Incentive Compensation Plan by the SBS stockholders will constitute approval of the performance-based compensation terms of the SBS 2013 Incentive Compensation Plan, as amended by the amendment, for purposes of Section 162(m) of the Code (which we refer to as Section 162(m). SBS is seeking stockholder approval of the Section 162(m) performance-based compensation terms of the SBS 2013 Incentive Compensation Plan for the first time since SBS’s initial public offering in 2013, having previously relied on the initial public offering transition provisions of Section 162(m). See “—Section 162(m)” below for more information.

In connection with SBS’s initial public offering, SBS adopted the SBS 2013 Incentive Compensation Plan. The SBS 2013 Incentive Compensation Plan authorizes the grant of stock options, stock appreciation rights, restricted stock, other stock-based awards, other cash-based compensation and performance awards. Directors, officers and other employees of SBS and its subsidiaries, as well as other individuals performing consulting or advisory services for SBS, are eligible to receive awards under the SBS 2013 Incentive Compensation Plan. The purpose of the SBS 2013 Incentive Compensation Plan is to provide incentives that attract, retain and motivate high-performing officers, directors, employees and consultants by providing them a proprietary interest in SBS’s long-term success or compensation based on their performance in fulfilling their responsibilities to SBS.

The SBS board has approved, subject to SBS stockholder approval, an amendment to the SBS 2013 Incentive Compensation Plan, which increases the number of shares of common stock reserved for issuance under the SBS 2013 Incentive Compensation Plan from 1,800,000 shares to [●] shares, an increased amount equal to the sum of (i) the number of shares of SBS common stock subject to all converted time-vesting restricted stock units and converted performance-vesting restricted stock units and (ii) the number of additional shares of SBS common stock, as determined in good faith by SBS and BMC, as necessary to provide for new equity award grants to employees of the combined company for the three-year period following the closing of the merger. The amendment also increases, from 1,800,000 shares to [●] shares, the number of shares of common stock that may be issued pursuant to incentive stock options granted under the SBS 2013 Incentive Compensation Plan. The amendment to the SBS 2013 Incentive Compensation Plan is effective [●], 2015, provided that the amendment is subject to approval by the SBS stockholders and to the consummation of the merger. For a more detailed discussion of the treatment of converted time-vesting restricted stock units and the converted performance-vesting restricted stock units as a result of the merger, see the section entitled “The Merger Agreement— Treatment of BMC Stock Plans” beginning on page [●].

Nasdaq rules require stockholder approval when a plan or other equity compensation arrangement is established or materially amended. Nasdaq considers any material increase in the number of shares to be issued under the SBS 2013 Incentive Compensation Plan to be material amendment requiring stockholder approval.

As of September 30, 2015, a total of 910,800 registered shares of SBS common stock were available for issuance under the SBS 2013 Incentive Compensation Plan, after taking into account shares underlying outstanding stock options and shares of restricted stock. As of September 30, 2015, there were outstanding approximately 54,909 shares of nonvested restricted stock and 782,266 options for the purchase of SBS common stock under the SBS 2013 Incentive Compensation Plan.

The SBS board believes that the number of shares currently available for issuance under the SBS 2013 Incentive Compensation Plan is not sufficient to cover the assumption of the converted time-vesting restricted stock units and converted performance-vesting restricted stock units and to provide for new equity award grants to employees of the combined company for the three-year period following the closing of the merger in view of

SBS’s compensation structure and strategy. SBS and BMC believe that it will be important to the combined company’s growth strategy to have sufficient shares available under the SBS 2013 Incentive Compensation Plan for issuance in connection with internal growth as well as for potential external growth through acquisitions. The SBS board has concluded that SBS’s ability to attract, retain and motivate top quality management and employees is material to SBS’s success and would be enhanced by SBS’s continued ability to grant equity compensation in lieu of cash compensation.

The material terms of the SBS 2013 Incentive Compensation Plan are summarized below. A copy of the amendment to the SBS 2013 Incentive Compensation Plan, effective [●], 2015, is attached as Annex B to this joint proxy and consent solicitation statement/prospectus. This summary of the SBS 2013 Incentive Compensation Plan is not intended to be a complete description of the SBS 2013 Incentive Compensation Plan and is qualified in its entirety by the actual text of the SBS 2013 Incentive Compensation Plan, which SBS filed as an exhibit to the registration statement filed in connection with SBS’s initial public offering.

Administration. The SBS 2013 Incentive Compensation Plan is administered by a committee designated by the SBS board. The committee’s powers include: (i) determining the form, amount and other terms and conditions of awards; (ii) construing or interpreting any provision of the SBS 2013 Incentive Compensation Plan or any award agreement; (iii) amending the terms of outstanding awards; and (iv) adopting such rules, guidelines and practices for administering the SBS 2013 Incentive Compensation Plan as it deems advisable. The committee has full authority to administer and interpret the SBS 2013 Incentive Compensation Plan, to grant awards under the SBS 2013 Incentive Compensation Plan in its discretion, to determine the persons to whom awards will be granted, the types of awards to be granted, the terms and conditions of each award, the number of shares of common stock to be covered by each award and to make all other determinations in connection with the SBS 2013 Incentive Compensation Plan and the awards thereunder as the committee deems necessary or desirable.

Available shares. Currently, prior to the approval of the amendment being considered by the SBS stockholders, the aggregate number of shares of common stock which may be issued under the SBS 2013 Incentive Compensation Plan or with respect to which awards may be granted may not exceed 1,800,000 shares. If the SBS stockholders approve the amendment to the SBS 2013 Incentive Compensation Plan, the aggregate number of shares of common stock which may be issued or used for reference purposes under the SBS 2013 Incentive Compensation Plan or with respect to which awards may be granted will increase to [●] shares. The amendment also increases the number of shares of common stock that may be issued pursuant to incentive stock options granted under the SBS 2013 Incentive Compensation Plan from 1,800,000 shares to [●] shares.

Individual grant limits. The SBS 2013 Incentive Compensation Plan limits the awards that may be made to an eligible individual in a fiscal year. The maximum number of shares of SBS common stock with respect to all stock option, stock appreciation right, shares of restricted stock or other stock-based awards that are subject to the attainment of specified performance goals and may be granted under the SBS 2013 Incentive Compensation Plan during any fiscal year to any eligible individual is 500,000 (or, with respect to non-employee directors, 100,000) shares. The maximum number of shares of SBS common stock subject to any performance award which may be granted under the SBS 2013 Incentive Compensation Plan during any fiscal year to any eligible individual is 500,000 (or, with respect to non-employee directors, 100,000) shares. There are no annual limits on the number of shares of SBS common stock that may be granted to an eligible individual in any fiscal year under restricted stock awards or other stock-based awards that are not subject to the attainment of specified performance goals to eligible individuals. The maximum value of a cash payment made under a performance award which may be granted under the SBS 2013 Incentive Compensation Plan during any fiscal year to any eligible individual is $5.0 million (or, with respect to non-employee directors, $1.0 million).

The number of shares available for issuance under the SBS 2013 Incentive Compensation Plan may be subject to adjustment in the event of a reorganization, stock split, merger or similar change in SBS’s corporate structure. In the event of any of these occurrences, SBS will make any adjustments it considers appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the

SBS 2013 Incentive Compensation Plan or covered by outstanding awards. The shares available for issuance under the SBS 2013 Incentive Compensation Plan may be, in whole or in part, either authorized and unissued shares of SBS common stock or shares of common stock held in or acquired for SBS’s treasury. In general, if awards under the SBS 2013 Incentive Compensation Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the SBS 2013 Incentive Compensation Plan.

Eligibility for participation. Members of the SBS board, as well as employees of, and consultants to, SBS or any of its subsidiaries and affiliates are eligible to receive awards under the SBS 2013 Incentive Compensation Plan.

Award agreement. Awards granted under the SBS 2013 Incentive Compensation Plan are evidenced by award agreements, which need not be identical, and that provide additional terms, conditions, restrictions or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change in control or conditions regarding the participant’s employment, as determined by the committee.

Stock options. Options to purchase shares of SBS common stock may be granted under the SBS 2013 Incentive Compensation Plan. Two types of options - nonqualified stock options and incentive stock options - may be granted under the SBS 2013 Incentive Compensation Plan. The committee may grant nonqualified stock options to any individuals eligible to participate in the SBS 2013 Incentive Compensation Plan. The committee may grant incentive stock options only to eligible employees. The committee will determine: (i) the number of shares of SBS common stock subject to each option; (ii) the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a 10% or greater stockholder; (iii) the exercise price; (iv) the vesting schedule, if any; and (v) the other material terms of each option. No option may have an exercise price less than the fair market value of a share of SBS common stock at the time of grant or, in the case of an incentive stock option granted to a 10% or greater stockholder, 110% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the committee at grant and the exercisability of such options may be accelerated by the committee.

Stock appreciation rights. The committee may grant stock appreciation rights (which we refer to as SARs) either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable (which we refer to as a tandem SAR) or independent of a stock option (which we refer to as a non-tandem SAR). A SAR is a right to receive a payment in shares of SBS common stock or cash, as determined by the committee, equal in value to the excess of the fair market value of one share of SBS common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years (or five years in the case of a tandem SAR related to an incentive stock option granted to a 10% or greater stockholder). The exercise price per share covered by a SAR will be the exercise price per share of the related option in the case of a tandem SAR and will not be less than the fair market value of SBS common stock on the date of grant in the case of a non-tandem SAR. The committee may also grant limited SARs, either as tandem SARs or non-tandem SARs, which may become exercisable only upon the occurrence of a change in control, as defined in the SBS 2013 Incentive Compensation Plan, or such other event as the committee may designate at the time of grant or thereafter.

Restricted stock. The committee may award shares of restricted stock. Except as otherwise provided by the committee upon the award of restricted stock, the recipient generally will have the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The committee may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period. Recipients of restricted stock will be required to enter into a restricted stock agreement that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse. If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria discussed in general below.

Other stock-based awards. The committee may, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, performance units, dividend equivalent units, stock equivalent units, restricted stock and deferred stock units under the SBS 2013 Incentive Compensation Plan that are payable in cash or denominated or payable in or valued by shares of SBS common stock or factors that influence the value of such shares. The committee may determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals and a minimum vesting period. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria discussed in general below.

Other cash-based awards. The committee may grant awards payable in cash. Cash-based awards shall be in such form, and dependent on such conditions, as the committee shall determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the committee may accelerate the vesting of such award in its discretion.

Performance awards. The committee may grant a performance award to a participant payable upon the attainment of specific performance goals. The committee may grant performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code as well as performance awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of SBS common stock, based on the then current fair market value of such shares, as determined by the committee. The committee, at or after grant, may accelerate the vesting of all of any part of any performance award based on service, performance or such other factors or criteria as the committee may determine.

Performance goals. The committee may grant awards of restricted stock, performance awards, and other stock-based awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the committee. These performance goals may be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following measures selected by the committee: (1) earnings per share; (2) operating income; (3) gross income; (4) net income, before or after taxes; (5) cash flow; (6) gross profit; (7) gross profit return on investment; (8) gross margin return on investment; (9) gross margin; (10) operating margin; (11) working capital; (12) earnings before interest and taxes; (13) earnings before interest, taxes, depreciation and amortization; (14) return on equity; (15) return on assets; (16) return on capital; (17) return on invested capital; (18) net revenues; (19) gross revenues; (20) revenue growth, as to either gross or net revenues; (21) annual recurring net or gross revenues; (22) recurring net or gross revenues; (23) license revenues; (24) sales or market share; (25) total stockholder return; (26) economic value added; (27) specified objectives with regard to limiting the level of increase in all or a portion of SBS’s bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and other offsets and adjustments as may be established by the committee; (28) fair market value of a share of SBS common stock; (29) the growth in the value of an investment in the common stock assuming the reinvestment of dividends; (30) reduction in operating expenses; or (31) other objective criteria determined by the committee in accordance with the SBS 2013 Incentive Compensation Plan.

To the extent permitted by law, the committee may also exclude the impact of an event or occurrence which the committee determines should be appropriately excluded, such as: (i) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (ii) an event either not directly related to SBS’s operations or not within the reasonable control of management; or (iii) a change in tax law or accounting standards required by GAAP. Performance goals may also be based on an individual participant’s performance goals, as determined by the committee. In addition, all performance goals may be based upon the attainment of specified levels of SBS’s performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Change in control. In connection with a change in control, as defined in the SBS 2013 Incentive Compensation Plan, the committee may accelerate vesting of outstanding awards under the SBS 2013 Incentive Compensation Plan. In addition, such awards may be, in the discretion of the committee, (i) assumed and continued or substituted in accordance with applicable law; (ii) purchased by SBS for an amount equal to the excess of the price of a share of SBS common stock paid in a change in control over the exercise price of the awards; or (iii) cancelled if the price of a share of SBS common stock paid in a change in control is less than the exercise price of the award. The committee may also provide for accelerated vesting or lapse of restrictions of an award at any time.

Stockholder rights. Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant will have no rights as a stockholder with respect to shares of SBS common stock covered by any award until the participant becomes the record holder of such shares.

Amendment and termination. Notwithstanding any other provision of the SBS 2013 Incentive Compensation Plan, the SBS board may at any time amend any or all of the provisions of the SBS 2013 Incentive Compensation Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the SBS 2013 Incentive Compensation Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant. However, an amendment of the SBS 2013 Incentive Compensation Plan will not be effective without approval by stockholders if the amendment (i) increases the aggregate number of shares that may be issued or the individual grant limits (in each case other than an increase to reflect changes in capitalization, etc.); (ii) changes the classification of individuals eligible to receive awards; (iii) decreases the minimum option price of any option or SAR (other than an adjustment to reflect changes in capitalization, etc.); (iv) extends the maximum option period; (v) changes the performance goals for restricted stock, performance awards or other stock-based awards; (vi) awards an option or SAR in replacement of a cancelled option or SAR with a higher exercise price; or (vii) is required to be approved by stockholders under Section 162(m) or the requirements applicable to incentive stock options. In addition, stockholders must approve any amendment if such approval is required under the rules of any exchange or system on which SBS securities are listed or traded or if such approval is required by rules of the Financial Industry Regulatory Authority.

Transferability. Awards granted under the SBS 2013 Incentive Compensation Plan generally will be nontransferable, other than by will or the laws of descent and distribution, except that the committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Recoupment of awards. The SBS 2013 Incentive Compensation Plan provides that awards granted under the SBS 2013 Incentive Compensation Plan are subject to any recoupment policy SBS may have, including the clawback of “incentive-based compensation” under the Exchange Act or under any applicable rules and regulations promulgated by the SEC.

Effective date. The SBS 2013 Incentive Compensation Plan was adopted and became effective in connection with the completion of SBS’s initial public offering.

Section 162(m). Section 162(m) limits to $1.0 million the deduction that a public corporation may claim for compensation paid to each of its chief executive officer and its three other most highly paid executive officers (other than the chief financial officer). The deduction limit does not apply to compensation that qualifies as “performance-based compensation” under Section 162(m).

Awards granted under the SBS 2013 Incentive Compensation Plan since SBS’s initial public offering could qualify as performance-based compensation under a special transition rule that applies to companies that become public corporations in connection with an initial public offering. The ability of SBS to rely on that transition relief will terminate as a result of the amendment being considered by the SBS stockholders to increase the aggregate number of shares that may be issued under the SBS 2013 Incentive Compensation Plan. As described above, the SBS 2013 Incentive Compensation Plan currently contains (and as amended by the proposed amendment will contain) performance-based compensation terms designed to permit the committee to grant qualifying performance-based compensation for purposes of the conditions of Section 162(m). However, because the SBS 2013 Incentive Compensation Plan was adopted prior to SBS’s initial public offering in 2013, these terms have not been approved by SBS’s stockholders and therefore will not be qualified under Section 162(m) if the amendment is not adopted. Stockholder approval of this proposal will constitute approval of these performance-based compensation terms for purposes of Section 162(m), which should enable SBS to deduct such compensation for federal income tax purposes if the requirements of Section 162(m) are otherwise satisfied. Even if this proposal is approved, however, the committee may exercise its discretion to award compensation under the SBS 2013 Incentive Compensation Plan that would not qualify as “qualified performance-based compensation” under Section 162(m).

As required by Section 162(m), the SBS 2013 Incentive Compensation Plan includes limits on the benefits that any individual may receive in a stated period. See “—Individual grant limits” above for more information. The SBS 2013 Incentive Compensation Plan also identifies the performance measures or criteria that may determine whether an award becomes vested or is earned. See “—Performance goals” above for more information.

Required Vote

Approval of the amendment to the SBS 2013 Incentive Compensation Plan requires that holders of a majority of the shares of SBS common stock present in person, or represented by proxy, and entitled to vote on such proposal vote “FOR” such proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal.

SBS BOARD RECOMMENDATION

THE SBS BOARD RECOMMENDS THAT SBS STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT TO THE SBS 2013 INCENTIVE COMPENSATION PLAN.

PROPOSAL 4—ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR SBS NAMED EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, SBS is seeking non-binding advisory stockholder approval of the compensation of SBS’s named executive officers that is based on or otherwise relates to the merger. This proposal, commonly known as “say-on-golden parachute,” gives SBS stockholders the opportunity to vote on a non-binding advisory basis on the “golden parachute” compensation payments that will or may be paid to the named executive officers of SBS in connection with the merger.

The golden parachute compensation that SBS’s named executive officers may be entitled to receive in connection with the merger is summarized under the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Interests of Directors and Executive Officers of SBS in the Merger” beginning on page [●], and is quantified under the section entitled “Interests of Directors and Executive Officers in the Merger—Quantification of Potential Payments to SBS Named Executive Officers in Connection with the Merger” beginning on page [●].

Those summaries include all compensation and benefits that will or may be paid to SBS’s named executive officers in connection with the merger.

Accordingly, SBS is requesting stockholders to adopt the following resolution, on a non-binding advisory basis:

“RESOLVED, that the stockholders of Stock Building Supply Holdings, Inc. approve, on an advisory basis, the compensation to be paid to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the related narrative disclosures.”

Required Vote

The vote on this proposal is a vote separate and apart from the votes to adopt the merger agreement and approve the issuance of SBS common stock pursuant to the merger. Accordingly, you may vote not to approve this proposal on executive compensation related to the merger and vote to adopt the merger agreement, and vice versa. Because the vote is advisory in nature, it will not be binding on SBS, regardless of whether the merger agreement is adopted. Approval of the non-binding advisory proposal with respect to the merger-related compensation that may be received by SBS’s named executive officers in connection with the merger is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the vote to adopt the merger agreement. Because the merger-related executive compensation to be paid in connection with the merger is based on contractual arrangements or other agreements with SBS’s named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger and the merger agreement are approved (subject only to the contractual conditions applicable thereto).

The advisory vote on the merger-related compensation that may be received by SBS’s named executive officers in connection with the merger will be approved if holders of a majority of the shares of SBS common stock present in person, or represented by proxy, and entitled to vote on such proposal vote “FOR” such proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal.

SBS BOARD RECOMMENDATION

THE SBS BOARD RECOMMENDS THAT SBS STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE MERGER-RELATED COMPENSATION THAT MAY BE RECEIVED BY SBS’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

PROPOSAL 5—ADJOURNMENT OF THE SBS SPECIAL MEETING

This proposal would permit the SBS board, if necessary or advisable, to adjourn the SBS special meeting to solicit additional proxies if there are insufficient votes at the originally scheduled time of the SBS special meeting to obtain the SBS stockholder approval.

If the time and place of an adjourned meeting (and means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting) are announced at the original convening of the SBS special meeting, no notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case notice of the adjourned meeting will be given to SBS stockholders of record entitled to vote at the adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Required Vote

Approval of the adjournment proposal requires that holders of a majority of the shares of SBS common stock present in person, or represented by proxy, and entitled to vote on such proposal vote “FOR” such proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal.

SBS BOARD RECOMMENDATION

THE SBS BOARD RECOMMENDS THAT SBS STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO PERMIT THE SBS BOARD TO ADJOURN THE SBS SPECIAL MEETING.

EXPERTS

The financial statements of Stock Building Supply Holdings, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy and consent solicitation statement/prospectus by reference to the Annual Report on Form 10-K of Stock Building Supply Holdings, Inc. for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Building Materials Holding Corporation and its subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been included in this joint proxy and consent solicitation statement/prospectus in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The discussions included in the section entitled “Material U.S. Federal Income Tax Considerations” were prepared for Building Materials Holding Corporation by KPMG LLP, independent auditors, and have been included herein upon the authority of said firm as experts in tax matters.

LEGAL MATTERS

Hunton & Williams LLP, Richmond, Virginia, counsel to SBS, will pass upon the validity of the SBS common stock offered by this joint proxy and consent solicitation statement/prospectus.

WHERE YOU CAN FIND MORE INFORMATION

SBS files annual, quarterly and current reports, proxy statements and other information with the SEC. SBS’s SEC filings are also available over the Internet at the SEC’s website at www.sec.gov. The SEC’s website is included in this joint proxy and consent solicitation statement/prospectus and any applicable prospectus supplement as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this joint proxy and consent solicitation statement/prospectus and any applicable prospectus supplement and should not be considered to be part of this joint proxy and consent solicitation statement/prospectus unless such information is otherwise specifically referenced elsewhere in this joint proxy and consent solicitation statement/prospectus and any applicable prospectus supplement. You may also read and copy any document SBS files at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the public reference room. SBS makes available free of charge through its website its annual, quarterly and current reports, proxy statements and other information, including amendments thereto, as soon as reasonably practicable after such material is filed with or furnished to the SEC. SBS’s website address is www.stockbuildingsupply.com. SBS’s website address is provided as an inactive textual reference only. Information contained on or accessible through SBS’s website is not part of this joint proxy and consent solicitation statement/prospectus and any applicable prospectus supplement and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this joint proxy and consent solicitation statement/prospectus or any applicable prospectus supplement.

SBS “incorporates by reference” into this joint proxy and consent solicitation statement/prospectus, which means SBS can disclose important information to you by referring you specifically to those documents. This means that the information incorporated by reference is deemed to be part of this joint proxy and consent solicitation statement/prospectus, unless superseded by information contained directly in this joint proxy and consent solicitation statement/prospectus. Certain information that SBS subsequently files with the SEC will automatically update and supersede information in this joint proxy and consent solicitation statement/prospectus and in SBS’s other filings with the SEC. SBS incorporates by reference the documents listed below, which SBS has already filed with the SEC, and any future filings SBS makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this joint proxy and consent solicitation statement/prospectus and the date of the SBS special meeting, and after the date of the initial registration statement and prior to the effectiveness of the registration statement, except that SBS is not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished (and not filed) with the SEC, unless such information is expressly incorporated herein by reference to a furnished Current Report on Form 8-K or other furnished document:

1.	SBS’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 2, 2015;

2.	SBS’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed with the SEC on August 5, 2015;

3.	the information in SBS’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2015, to the extent that information included in therein is deemed “filed” with SEC under the Exchange Act;

4.	SBS’s Current Reports on Form 8-K filed with the SEC on March 18, 2015, June 3, 2015 and June 5, 2015; and

5.	the description of our common stock contained in SBS’s Registration Statement on Form S-1 initially filed with the SEC on June 14, 2013 (as amended from time to time).

You may request a copy of these filings, at no cost, by writing or calling SBS at the following address:

Stock Building Supply Holdings, Inc.

8020 Arco Corporate Drive, Suite 400

Raleigh, North Carolina 27617

Attention: General Counsel

Telephone: (919) 431-1000

SBS has filed a registration statement on Form S-4 to register with the SEC the offer and sale of shares of SBS common stock that BMC stockholders will receive in connection with the consummation of the transactions contemplated by the merger agreement, if the merger agreement is adopted and the transactions contemplated therein are completed. This joint proxy and consent solicitation statement/prospectus constitutes a part of the registration statement of SBS on Form S-4 and is a prospectus and a proxy statement for SBS and for the SBS special meeting and a consent solicitation for BMC.

You should only rely on the information in, or incorporated by reference into, this joint proxy and consent solicitation statement/prospectus. No one has been authorized to provide you with different information. You should not assume that the information contained in this joint proxy and consent solicitation statement/prospectus is accurate as of any date other than the date on the front page. We are not making an offer to sell or exchange any securities, soliciting any offer to buy any securities, or soliciting any proxy, in any state where it is unlawful to do so.

Independent Auditors’ Report

The Board of Directors and Stockholders

Building Materials Holding Corporation:

We have audited the accompanying consolidated financial statements of Building Materials Holding Corporation and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Building Materials Holding Corporation and its subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Boise, Idaho

March 12, 2015

Building Materials Holding Corporation

Consolidated Statements of Operations

(thousands)

	Year Ended December 31,
	2014	2013	2012
Sales
Building products	$937,048	$850,669	$607,926
Construction services	374,450	359,487	278,814

	1,311,498	1,210,156	886,740
Cost of sales
Building products	705,812	648,274	466,936
Construction services	310,612	305,335	239,757

	1,016,424	953,609	706,693

Gross profit	295,074	256,547	180,047
Selling, general and administrative expenses	229,316	200,588	173,382
Depreciation expense	11,492	9,168	9,172
Amortization expense	—	1,310	1,310
Impairment of assets	134	73	1,098
Restructuring expenses	—	—	631

Income (loss) from operations	54,132	45,408	(5,546)
Interest expense	(27,090)	(18,786)	(14,159)
Other income	1,413	1,306	2,166

Income (loss) before income taxes	28,455	27,928	(17,539)
Income tax benefit (expense)	65,577	(6,273)	6

Net income (loss)	$94,032	$21,655	$(17,533)

The accompanying notes are an integral part of these consolidated financial statements.

Building Materials Holding Corporation

Consolidated Balance Sheets

(thousands, except share data)

	December 31,
	2014	2013
Assets
Cash and cash equivalents	$63,262	$49,216
Restricted assets	36,106	46,432
Receivables, net of allowances of $2,020 and $1,623	133,800	125,503
Inventory	104,538	88,611
Unbilled receivables	7,623	7,899
Income taxes receivable	6,010	—
Deferred income taxes	8,729	—
Prepaid expenses and other current assets	6,756	5,601

Current assets	366,824	323,262

Property and equipment, net	140,435	122,930
Deferred financing costs	8,243	10,510
Deferred income taxes	61,763	—
Goodwill	1,137	1,137
Other long-term assets	10,110	10,433

Total assets	$588,512	$468,272

Liabilities and Shareholders’ Equity
Accounts payable	$49,108	$39,097
Accrued compensation	19,780	17,000
Billings in excess of costs and estimated earnings	7,470	5,694
Interest payable	6,713	6,509
Current portion:
Long-term debt and obligations under equipment leases	7,546	5,550
Insurance deductible reserves	14,320	11,442
Other accrued liabilities	17,576	19,508

Current liabilities	122,513	104,800

Insurance deductible reserves	24,337	21,050
Long-term debt	255,288	252,456
Obligations under equipment leases	7,274	7,737
Other long-term liabilities	22	—

Commitments and contingent liabilities

Shareholders’ Equity
Common shares, $0.001 par value: 200.0 million authorized, 75.4 and 74.9 million issued and 74.5 and 74.0 million outstanding	75	75
Treasury shares	(2,653)	(1,234)
Additional paid-in capital	174,523	170,287
Retained earnings (accumulated deficit)	7,133	(86,899)

Shareholders’ equity	179,078	82,229

Total liabilities and shareholders’ equity	$588,512	$468,272

The accompanying notes are an integral part of these consolidated financial statements.

Building Materials Holding Corporation

Consolidated Statements of Shareholders’ Equity

(thousands)

	Common shares		Treasury shares		Additional paid-in- capital	Retained earnings (accumulated deficit)	Total
	Shares	Amount	Shares	Amount
Balance at December 31, 2011	69,031	$69	693	$(554)	$163,285	$(91,021)	$71,779
Net (loss)	—	—	—	—	—	(17,533)	(17,533)
Shares vested for long-term incentive plans	3,170	3	—	—	(3)	—	—
Shares repurchased	—	—	175	(243)	—	—	(243)
Share-based compensation	—	—	—	—	2,054	—	2,054

Balance at December 31, 2012	72,201	$72	868	$(797)	$165,336	$(108,554)	$56,057

Net income	—	—	—	—	—	21,655	21,655
Shares vested for long-term incentive plans	2,685	3	(30)	24	(27)	—	—
Shares repurchased	—	—	88	(461)	—	—	(461)
Share-based compensation	—	—	—	—	2,425	—	2,425
Tax benefit for restricted shares	—	—	—	—	2,553	—	2,553

Balance at December 31, 2013	74,886	$75	926	$(1,234)	$170,287	$(86,899)	$82,229

Net income	—	—	—	—	—	94,032	94,032
Shares vested for long-term incentive plans	539	—	(240)	188	(188)	—	—
Shares repurchased	—	—	237	(1,607)	—	—	(1,607)
Share-based compensation	—	—	—	—	3,410	—	3,410
Tax benefit for restricted shares	—	—	—	—	1,014	—	1,014

Balance at December 31, 2014	75,425	$75	923	$(2,653)	$174,523	$7,133	$179,078

The accompanying notes are an integral part of these consolidated financial statements.

Building Materials Holding Corporation

Consolidated Statements of Cash Flows

(thousands)

	Year Ended December 31,
	2014	2013	2012
Operating activities
Net income (loss)	$94,032	$21,655	$(17,533)
Items in net income (loss) not providing (using) cash:
Depreciation and amortization	15,457	13,767	13,248
Deferred loan cost amortization	2,277	1,303	754
Original issue discount amortization	257	57	—
Impairment of assets	134	73	1,098
(Gain) loss on sale of assets, net	(804)	(772)	(1,625)
Share-based compensation	3,410	2,425	2,054
Deferred income taxes	(70,492)	—	—
Changes in working capital, net	(18,211)	(2,973)	(45,262)
Long-term insurance deductible reserves	3,287	2,006	3,479
Interest on subordinate term note	—	(16,840)	—
Other long-term assets and liabilities	(1,666)	453	(30)

Cash flows provided (used) by operating activities	27,681	21,154	(43,817)

Investing activities
Decrease (increase) in restricted cash	10,326	(46,432)	1,498
Purchases of property and equipment	(28,275)	(15,057)	(10,222)
Acquisition of a business, net of cash acquired	(236)	(6,705)	—
Proceeds from dispositions of property and equipment	1,919	4,554	18,052
Other, net	4	(359)	(5)

Cash flows (used) provided by investing activities	(16,262)	(63,999)	9,323

Financing activities
Borrowings under Revolver	—	338,618	202,800
Repayments under Revolver	—	(378,618)	(162,800)
Proceeds from Notes, net of original issue discount	—	248,778	—
Principal payments on subordinate term note	—	(102,825)	(10,232)
Payments on obligations under equipment leases	(3,813)	(2,407)	(2,595)
Borrowings under other notes	9,991	3,660	2,706
Principal payments on other notes	(5,999)	(2,415)	(906)
Deferred financing costs	(10)	(10,785)	(685)
Increase (decrease) in book overdrafts	3,051	(5,797)	5,797
Purchase of treasury shares	(1,607)	(461)	(243)
Tax benefit for restricted shares	1,014	2,553	—

Cash flows provided by financing activities	2,627	90,301	33,842

Increase (decrease) in cash and cash equivalents	14,046	47,456	(652)
Cash and cash equivalents, beginning of period	49,216	1,760	2,412

Cash and cash equivalents, end of period	$63,262	$49,216	$1,760

Supplemental disclosure of cash flow information
Cash paid for interest	$24,351	$27,859	$13,371
Cash paid (received) for income taxes, net	$12,917	$1,025	$(164)

Supplemental disclosure of non-cash investing
Purchases of property and equipment under equipment leases	$(3,929)	$(9,966)	$(1,723)

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

1.	Nature of Operations

Building Materials Holding Corporation, a Delaware corporation, and its subsidiaries (“BMC”) is one of the nation’s leading providers of lumber and building materials, doors and millwork, trusses and components and construction services for professional homebuilders and contractors. BMC is privately owned and headquartered in Atlanta, Georgia. BMC employs approximately 5,000 people and operates in 10 states primarily in the western United States. BMC provides building products and construction services in 10 of the top 25 single-family construction markets in the United States, based on National Association of Home Builders building permit activity for 2014.

2.	Summary of Significant Accounting Policies

Principles of consolidation

These consolidated financial statements include BMC’s accounts and subsidiaries. All significant intercompany balances and transactions are eliminated.

Basis of presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Revenue recognition

•	Building products

Revenues for building products are recognized when title to the goods and risk of loss pass to the buyer, which is at the time of delivery. At the time of delivery the relevant account receivable is reasonably assured, persuasive evidence of an arrangement exists and the sales price is fixed and determinable. Sales are recognized net of allowances for discounts and estimated returns. Taxes assessed by governmental authorities that are directly imposed on BMC’s revenue-producing transactions are excluded from sales.

•	Construction services

The percentage-of-completion method is used to recognize revenue for construction services. Periodic estimates of BMC’s progress towards completion are made based on a comparison of labor costs incurred to date with total estimated contract costs for labor. The percentage-of-completion method requires the use of various estimates, including among others, the extent of progress towards completion, contract revenues and contract completion costs. Contract revenues and contract costs to be recognized are dependent on the accuracy of estimates, including quantities of materials, labor productivity and other cost estimates. BMC has a history of making reasonable estimates of the extent of progress towards completion, contract revenues and contract completion costs. Due to uncertainties inherent in the estimation process, it is possible that actual contract revenues and completion costs may vary from estimates. Revisions of contract revenues and cost estimates as well as provisions for estimated losses on uncompleted contracts are recognized in the period such revisions are known and can be reasonably estimated. Revenue recognized using the percentage-of-completion method for the years ended December 31, 2014, 2013 and 2012 represented 94%, 95% and 97% of the total revenue for construction services for the respective periods.

Unbilled receivables and billings in excess of costs and estimated earnings

The percentage-of-completion method results in recognizing costs incurred and estimated revenues on uncompleted contracts. Unbilled receivables represent revenues recognized for construction services performed, however not yet billed. Billings in excess of costs and estimated earnings represent billings made in excess of estimated revenues recognized. These billings are deferred until the actual progress towards completion indicates recognition is appropriate. Costs include labor and materials as well as equipment costs related to contract performance.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures of assets, liabilities, sales and expenses. The following critical accounting estimates often require BMC’s subjective and complex judgment as a result of the need to estimate matters and make assumptions that are inherently uncertain: revenue recognition for construction services, allowance for doubtful accounts, estimated losses on uncompleted contracts and changes in contract estimates, provision for excess inventory, impairment of property and equipment, realizability of net deferred tax assets, insurance deductible reserves, warranties and share-based compensation.

Due to uncertainties inherent in assumptions, it is possible actual amounts may vary from estimates. Revisions of these estimates are recognized in the period such revisions are known and can be reasonably estimated.

Cash and cash equivalents

Cash and cash equivalents consist of short-term investments with an original maturity of three months or less at the date of purchase.

Under BMC’s cash management system, book overdrafts occur when purchases on corporate purchasing cards and checks written exceed available bank balances at BMC’s primary financial institution despite there being cash and short-term investments at BMC’s other financial institutions. For accounting purposes, BMC reclassifies these book overdrafts to accounts payable in BMC’s consolidated balance sheet. Book overdrafts included in accounts payable were $3.1 million as of December 31, 2014 and none as of December 31, 2013.

Restricted cash

Cash is retained in a separate bank account as collateral for letters of credit. Restricted cash consists of short-term investments that have a maturity of three months or less at the date of purchase. Restricted cash was $36.1 million as of December 31, 2014 and $46.4 million as of December 31, 2013. As a result of the reinsurance transaction in January 2015, letters of credit decreased $20.0 million and BMC reduced restricted cash $21.0 million for the related collateral.

Receivables

Receivables consist primarily of amounts due from customers and are stated at net realizable value. Net realizable value includes an appropriate allowance for doubtful accounts. The allowance for doubtful accounts reflects BMC’s best estimate of probable losses of accounts receivable. The allowance, net of recoveries is recognized in selling, general and administrative expenses. BMC determines the allowance for doubtful accounts based on an assessment of past due accounts, historical experience and other available evidence. This analysis is performed monthly and the allowance is adjusted accordingly. BMC believes its exposure to credit risk is limited due to BMC’s thorough investigation and prudent judgment when granting credit to customers as well as continual evaluation of facts and circumstances that may affect their ability to pay. BMC also believes that its exposure to credit concentration risk is also limited due to the diverse geographic areas of BMC’s operations. Activity in the allowance for doubtful accounts was as follows (thousands):

	December 31,
	2014	2013
Beginning balance	$1,259	$1,722
Write-offs	(488)	(342)
Recoveries	139	116
Increase (decrease) in allowance	650	(237)

	1,560	1,259
Other allowances	460	364

	$2,020	$1,623

The activity for other allowances for each of these years was not significant.

Estimated losses on uncompleted contracts and changes in contract estimates

Estimated losses on uncompleted contracts and changes in contract estimates reflects BMC’s best estimate of probable losses of unbilled receivables. These estimates are recognized in cost of sales for construction services. Estimated losses on uncompleted contracts and changes in contract estimates are established by assessing estimated costs to complete, change orders and claims for uncompleted contracts. Assumptions for estimated costs to complete include material prices, labor costs, labor productivity and contract claims. Such estimates are inherently uncertain and therefore it is possible that actual completion costs may vary from these estimates. The reserve for these estimated losses was less than $0.1 million at December 31, 2014 and $0.1 million at December 31, 2013. The activity for 2014, 2013 and 2012 was not significant.

Inventories

Inventory consists principally of building materials purchased for resale and is valued at the lower of average cost or market. Building materials include dimensional lumber, lumber sheet goods including oriented strand board (OSB), wall panels, building hardware and engineered wood products.

BMC monitors its inventory levels in each operation and recognize provisions for excess inventories based on slow-moving inventory. BMC defines potential slow-moving inventory as the amount of inventory on hand in excess of historical usage as well as consider forecasted demand and other factors, including liquidation value, to determine the required adjustments to net realizable value, if any. The provision for excess inventory was $0.3 million at December 31, 2014 and $0.2 million at December 31, 2013 and the activity for each of these years was not significant.

BMC participates in vendor rebate programs under which rebates are earned by attaining certain purchase volumes. These volume rebates are recorded as a reduction in inventory and recognized in cost of goods sold based on the expected purchases for the reporting period.

Property and equipment

Property and equipment are recorded at cost. Cost includes expenditures for major improvements and replacements that extend useful life. Expenditures for other maintenance and repairs are expensed as incurred. Gains and losses from sales and retirements are included in selling, general and administrative expenses as they occur.

Buildings and improvements and equipment are depreciated on a straight-line method over the estimated useful lives of the assets. The estimated useful lives of depreciable assets are generally:

•	15 to 30 years for buildings and improvements,

•	3 to 10 years for machinery and fixtures and

•	5 to 10 years for delivery and handling equipment.

Leased equipment meeting capital lease criteria are capitalized at the lower of present value of the related lease payments or the fair value of the leased asset at the inception of the lease. Leased equipment is amortized on a straight-line method over the lesser of useful lives of the equipment or remaining terms of the leases.

Property and equipment with useful lives are evaluated for impairment whenever events and circumstances indicate the carrying amount may not be recoverable. An impairment for these assets is recognized if the carrying amount exceeds their fair value and when the carrying amount is not recoverable based on the estimated future operating cash flows on an undiscounted basis.

Property and equipment that is expected to be sold within the next twelve months and meets other relevant held-for-sale criteria are classified as assets held for sale. Assets held for sale are measured at the lower of carrying amount or fair value less costs to sell and are no longer depreciated. An impairment for assets held for sale is recognized if the carrying amount is not recoverable based on recent appraisals adjusted for recent offers and comparable sales activity. Due to lack of significance, assets held for sale were not presented separately and were classified as other long-term assets in BMC’s consolidated balance sheets and were $0.7 million at December 31, 2014 and $2.7 million at December 31, 2013.

Goodwill

At least annually, or more frequently as changes in circumstances indicate, BMC tests goodwill for impairment. To the extent that the carrying value of the net assets of any of the reporting units having goodwill is greater than the estimated fair value, BMC may be required to record impairment charges. As a part of the process, BMC makes certain assumptions and estimates regarding the fair value of the reporting units containing goodwill when assessing for impairment. Changes in the fact patterns underlying such assumptions and estimates could ultimately result in the recognition of additional impairment losses. No goodwill impairment was recognized during 2014, 2013 and 2012.

Insurance deductible reserves

The estimated cost of workers’ compensation, automobile, general liability and construction defect claims up to the insurance deductibles is based on actuarial methods as provided by a third-party actuary. Insurance deductible reserves are not discounted.

Acquisitions

Acquisitions are accounted for under the purchase method of accounting. The purchase price is allocated to the assets acquired, including identifiable intangible assets, and liabilities assumed based on their estimated fair values at the date of acquisition. Subsequent to the initial allocation of purchase price, adjustments may be made to reflect the fair value of working capital and tangible assets. Any excess of the purchase price over the estimated fair value of the identifiable assets and liabilities acquired is recorded as goodwill. Operating results of acquired businesses are included in the consolidated statements of operations from the date of acquisition.

Shipping and handling

Shipping and handling costs for building products are included as a component of selling, general and administrative expenses and were $60.3 million for 2014, $52.2 million for 2013 and $41.3 million for 2012.

Share-based compensation

Share-based compensation is based on the fair value of the equity award on the date of grant. Share-based compensation is recognized for awards expected to vest on a straight-line basis over the requisite service period of each award.

Income taxes

BMC accounts for income taxes in accordance with ASC Topic 740, Income Taxes (“ASC 740”), which requires an asset and liability approach for measuring deferred taxes based on temporary differences between the financial statement and tax basis of assets and liabilities existing at each balance sheet date using enacted tax rates for years in which taxes are expected to be paid or recovered.

BMC evaluates its deferred tax assets on a quarterly basis to determine whether a valuation allowance is required. In accordance with ASC 740, BMC assesses whether a valuation allowance should be established based on its determination of whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends primarily on: (i) BMC’s ability to carry back net operating losses to tax years where it has previously paid income taxes based on applicable federal law; (ii) the timing of the reversal of deferred tax liabilities; and (iii) BMC’s ability to generate future taxable income during the periods in which the related deferred tax assets are deductible. The assessment of a valuation allowance includes giving appropriate consideration to all positive and negative evidence related to the realization of the deferred tax asset. This assessment considers, among other things, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, BMC’s experience with operating loss and tax credit carryforwards not expiring unused and tax planning alternatives. Significant judgment is required in determining the future tax consequences of events that have been recognized in BMC’s consolidated financial statements and/or tax returns. Actual outcomes of these future tax consequences could differ materially from the outcomes that BMC currently anticipates.

ASC 740 defines the methodology for recognizing the benefits of uncertain tax return positions as well as guidance regarding the measurement of the resulting tax benefits. These provisions require an enterprise to recognize the financial statement effects of a tax position when it is more likely than not, which is defined as a likelihood of more than 50%, based on the technical merits, that the position will be sustained upon examination. The evaluation of whether a tax position meets the more-likely-than-not recognition threshold requires a substantial degree of judgment by management based on the individual facts and circumstances. Actual results could differ from estimates. No uncertain tax positions exist as of December 31, 2014 or 2013.

Fair values

BMC’s assets and liabilities measured at fair value are grouped into three levels. The levels are based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Quoted Prices in Active Markets for Identical Assets (level 1)—valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange.

•	Significant Other Observable Inputs (level 2)—valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third-party pricing services for identical or comparable assets or liabilities.

•	Significant Unobservable Inputs (level 3)—valuations for assets and liabilities that are derived from other valuation methodologies, including discounted cash flow models and similar techniques, and are not based on market exchange, dealer, or broker traded transactions. Valuations incorporate certain assumptions and projections in determining fair value assigned to such assets or liabilities.

Also, from time to time BMC may be required to measure certain other assets at fair value on a nonrecurring basis. These adjustments to fair value usually result from application of lower-of-cost or market accounting or write-downs of individual assets.

Warranties

BMC provides limited warranties for certain construction services. Specific terms and conditions for warranties vary from 1 year to 10 years and are based on geographic market and state regulations. Factors for determining estimates of warranties include the nature and frequency of claims, anticipated claims and cost per claim. Claims in excess of insurance deductibles are insured with third-party insurance providers. Estimated costs for warranties are recognized when the revenue associated with the service is recognized. Due to uncertainties inherent in the estimation process, it is possible that actual warranty costs may vary from estimates. Revisions of estimated warranties are recognized in the period such revisions become known and can be reasonably estimated.

The reserve for these estimated losses was $1.5 million at December 31, 2014 and $1.4 million at December 31, 2013 and the activity for each of these years was not significant.

Related Party Transactions

BMC considers all transactions with shareholders, management, or members of their immediate families and affiliates as related party transactions. Generally, the related party transactions are not significant to BMC’s operations.

Reclassifications

Certain amounts reported in prior years have been reclassified to conform to 2014 consolidated financial statements. These reclassifications did not affect previously reported results of operations, financial position, or cash flows.

New and recently adopted accounting principles

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers. This accounting principle requires revenue to be recognized based on the performance obligations in the contract with the customer. This accounting principle also requires quantitative disclosure of contracts by categories that depict how the nature, timing and uncertainty of revenue and cash flows are affected by economic factors and qualitative disclosures regarding transaction prices allocated to remaining performance obligations and their timing. For public entities, this accounting principle is effective for annual reporting periods after December 2016. For all other entities, this accounting principle may be applied as early as annual reporting periods after December 2016 or no later than annual reporting periods after December 2017. Early application is not permitted.

The standard permits the use of either the retrospective or cumulative effect transition method. BMC has not selected a transition method and BMC is evaluating the changes this accounting principle will have on BMC’s results of operations, financial position or cash flows.

Other new accounting and disclosure requirements have been issued by accounting authorities, however these requirements are not applicable to these financial statements. There have been no recently adopted accounting or disclosure requirements and as a result, there has been no impact on BMC’s results of operations, financial position or cash flows.

Subsequent events

BMC has evaluated events and transactions subsequent to December 31, 2014 through March 12, 2015, the date these consolidated financial statements were available to be issued.

3.	Property and Equipment

Property and equipment consisted of the following (thousands):

	December 31,
	2014	2013
Land	$39,284	$39,937
Buildings and improvements	62,937	59,595
Equipment	65,783	45,930
Leased equipment	29,287	26,540
Construction in progress	8,478	2,312
Accumulated depreciation	(65,334)	(51,384)

	$140,435	$122,930

Depreciation expense for buildings and improvements and equipment was $11.2 million for 2014, $9.4 million for 2013 and $9.1 million for 2012.

Depreciation expense for leased equipment was $4.3 million for 2014, $3.0 million for 2013 and $2.9 million for 2012.

4.	Acquisition

Millwork business—Northern California

On November 11, 2013, BMC acquired the assets of a millwork business located in northern California for $6.7 million in cash. The acquisition provides BMC with millwork manufacturing capability to serve new customers in the northern California region.

Assets and liabilities acquired were as follows (thousands):

Receivables	$4,158
Inventory	1,468

Current assets	5,626

Property and equipment, net	313
Goodwill	1,137

Total assets	$7,076

Other accrued liabilities	$371

Current liabilities	$371

The impact of this acquisition on BMC’s operating results was not considered material for the reporting of pro forma financial information.

5.	Other Accrued Liabilities

Other accrued liabilities consisted of the following (thousands):

	December 31,
	2014	2013
Accrued taxes	$8,996	$11,263
Accrued warranty reserve	1,452	1,431
Accrued rebates payable	1,439	1,128
Accrued professional fees	399	346
Accrued payroll and other employee related expenses	335	237
Other	4,955	5,103

	$17,576	$19,508

6.	Insurance Deductible Reserves

BMC retains the risk for workers’ compensation, automobile, general liability and construction defect claims up to the insurance deductibles. Insurance deductibles range from $0.5 million to $2.0 million per claim. Claims in excess of insurance deductibles are insured with third-party insurance providers.

The estimated cost of these claims up to the insurance deductibles is based on actuarial methods as provided by a third-party actuary. Estimated costs of these claims are subject to the nature and frequency of claims, medical cost inflation and changes in the insurance deductibles of the applicable insurance policies. Actual loss experience may differ from the actuarial assumptions. Revisions to insurance deductible reserves for estimated claims are recognized in the period such revisions are known and can be reasonably estimated.

Insurance deductible reserves are not discounted. These claims are expected to be paid over the next 5 years, however some claim payments may be longer. Insurance deductible reserves are as follows (thousands):

	December 31, 2014			December 31, 2013
	Current	Long-term	Total	Current	Long-term	Total
Workers’ compensation	$1,176	$3,410	$4,586	$626	$2,687	$3,313
Workers’ compensation(1)	1,773	4,885	6,658	2,379	5,870	8,249
Auto	8	1	9	23	9	32
General liability	268	779	1,047	149	732	881
Construction defect	1,400	673	2,073	389	859	1,248

Claims prior to 2010	$4,625	$9,748	$14,373	$3,566	$10,157	$13,723

Workers’ compensation	$5,741	$10,373	$16,114	$4,295	$6,995	$11,290
Workers’ compensation(1)	601	1,099	1,700	927	1,730	2,657
Auto	1,251	1,890	3,141	808	1,379	2,187
General liability	1,281	638	1,919	1,214	395	1,609
Construction defect	134	589	723	84	394	478

Claims after 2010	$9,008	$14,589	$23,597	$7,328	$10,893	$18,221

	$13,633	$24,337	$37,970	$10,894	$21,050	$31,944
Miscellaneous	687	—	687	548	—	548

	$14,320	$24,337	$38,657	$11,442	$21,050	$32,492

(1)	Subsequent to December 2014, in January 2015 BMC entered into a retroactive reinsurance contract to transfer the risk of loss for workers’ compensation claims incurred for 2006 through 2011 to a reinsurer.

Retroactive reinsurance contract—Subsequent to December 2014

In January 2015 BMC entered into a retroactive reinsurance contract to transfer the risk of loss of certain insurance deductible reserves for workers’ compensation claims incurred to another insurance provider, a reinsurer. BMC paid $11.1 million to the reinsurer to assume $8.3 million insurance deductible reserves for workers’ compensation claims incurred for 2006 through 2011 as of January 2015. Pursuant to the reinsurance contract, the reinsurer is obligated to pay an aggregate maximum of $17.5 million for these claims whereas claims in excess of this aggregate maximum, if any, will be BMC’s obligation.

The $11.1 million payment made to the reinsurer exceeded BMC’s $8.3 million insurance deductible reserve for these claims. Accordingly, in January 2015, BMC recorded an $8.3 million reinsurance receivable as an asset in BMC’s consolidated balance sheet which matches the liability for these claims and recognized $1.7 million expense net of tax in BMC’s consolidated statement of operations.

Changes in these claims will be recorded in BMC’s consolidated balance sheet as an increase or decrease in the insurance deductible reserves and corresponding increase or decrease in the reinsurance receivable. Additionally, BMC monitors the financial condition of its reinsurer under reinsurance contracts to minimize BMC’s exposure to significant losses from reinsurer insolvency. BMC does not believe it is exposed to any significant credit risk.

As a result of this reinsurance transaction in January 2015, letters of credit decreased $20.0 million and BMC reduced restricted cash $21.0 million for the related collateral.

Letters of credit

BMC provides letters of credit to guarantee payment to its third-party insurance providers for these claims as well as cash collateral for certain of these letters of credit as follows (thousands):

	December 31, 2014					December 31, 2013
	Claims	Collateral				Claims	Collateral
		Letters of credit		Restricted cash			Letters of credit	Restricted cash
Claims prior to 2010	$14,373	$34,368	(1)	$36,106	(1)	$13,723	$44,213	$46,432
Claims after 2010	23,597	26,595		—		18,221	18,783	—

	$37,970	$60,963		$36,106		$31,944	$62,996	$46,432
Construction service performance bonding capacity and inventory	—	4,500		—		—	6,250	—

	$37,970	$65,463		$36,106		$31,944	$69,246	$46,432

(1)	Subsequent to December 2014, as a result of the reinsurance transaction in January 2015 letters of credit decreased $20.0 million and BMC reduced restricted cash $21.0 million.

Letters of credit are not required to be cash collateralized, however uncollateralized letters of credit under BMC’s revolver agreement reduce BMC’s Revolver availability. Cash may be retained in a separate bank account at 105% of the related claims.

7.	Debt

Long-term debt consists of the following (thousands):

			Effective Interest Rate
			2014		2013
	December 31, 2014	December 31, 2013	Avg.	As of December 31	Avg.	As of December 31
Revolving credit agreement	$—	$—	n/a	n/a	3.2%	n/a
Senior secured notes	250,000	250,000	9.0%	9.1%	9.2%	9.2%
Other	9,856	5,864	6.4%	5.7%	7.7%	7.8%

	259,856	255,864
Unamortized original issue discount	(907)	(1,165)

	258,949	254,699
Less:
Current portion of long- term debt	3,661	2,243

	$255,288	$252,456

Revolver

The $125.0 million Revolver is subject to availability and matures March 2018. Subject to the approval of lenders, availability under the Revolver may be increased to $200.0 million in increments of $15.0 million. The Revolver is secured by a first priority lien on certain working capital and may consist of both LIBOR and Prime based borrowings.

Variable interest rates are based on average availability for the prior quarter and are LIBOR plus 1.5% to 2.0% or prime plus 0.50% to 1.0%. The variable interest rate in effect at December 31, 2014 was LIBOR plus 1.5% or prime plus 0.50%. Interest is paid monthly.

The commitment fee for the unused portion ranges from 0.25% to 0.375% based on average Revolver usage for the prior quarter. The commitment fee in effect at December 31, 2014 was 0.375%.

Revolver availability is subject to a borrowing base and is reduced by outstanding borrowings and letters of credit. The borrowing base generally includes 85% of certain accounts receivable plus 65% of certain inventory, minus an amount equal to three months of rent payable on all leased real property and warehouses where inventory is located. BMC’s borrowing base ranged from $131.8 million to $110.3 million during 2014.

As of December 31, 2014, there were no amounts outstanding under BMC’s Revolver and availability was $89.0 million. As of December 31, 2013, there were no amounts outstanding under BMC’s Revolver and availability was $80.6 million.

Letters of credit under the Revolver agreement guarantee payment to third-party insurance providers for claims after January 2010 and guarantee construction performance and certain inventory purchases. These letters of credit were $31.1 million as of December 31, 2014 and $25.0 million as of December 31, 2013. These letters of credit increased $4.2 million to $35.3 million in January 2015. The interest rate or fee ranges from 0.75% to 1.25% plus a fronting fee of 0.125%. Interest is paid monthly.

Senior Secured Notes

The Notes mature in September 2018. The Notes are secured by a first priority lien on certain property and equipment and a subordinate lien on certain assets. The Notes are guaranteed by each of BMC’s subsidiaries.

The interest rate is fixed at 9.0% and is payable semiannually in March and September.

Prior to September 2015 and in the event of an initial public offering of BMC’s common shares, BMC may redeem up to 35% of the Notes at a redemption price of 109.0%. Prior to September 2015, BMC may redeem some or all of the Notes at a redemption price of 100.0% plus a make whole premium. BMC may redeem the Notes at a redemption price of 106.75% beginning September 2015 declining to 103.375% beginning September 2016. Redemption prices are reduced to par value in September 2017. Repayment of principal is due in September 2018.

In connection with the September 2013 refinancing, BMC incurred:

•	$10.8 million deferred loan costs; and

•	$1.2 million original issue discount.

These costs are amortized over the remaining term of the Notes. Amortization expense for deferred loan costs was $2.3 million for 2014 and $1.3 million for 2013. Amortization expense for original issue discount was $0.3 million for 2014 and $0.1 million for 2013.

Letters of credit facility

Letters of credit under the agreement guarantee payment to third-party insurance providers for claims prior to January 2010. These letters of credit were $34.4 million as of December 31, 2014 and $44.2 million as of December 31, 2013. The interest rate or fee is 0.75% plus a fronting fee of 1.25%. Interest is paid monthly.

As a result of the reinsurance transaction in January 2015, these letters of credit decreased $20.0 million to $14.4 million and BMC reduced restricted cash $21.0 million for the related collateral.

Cash may be retained in a separate bank account at 105% collateral. Restricted cash used as collateral on these letters of credit was $36.1 million as of December 31, 2014 and $46.4 million as of December 31, 2013.

Other

Other long-term debt consists of $9.3 million term notes secured by delivery and handling equipment with various maturities through April 2019 and a $0.6 million term note secured by real property with a maturity of March 2021. The interest rates range from 4.5% to 8.4%. Interest is paid monthly.

Covenants and maturities

The Revolver agreement and indenture for the Notes restrict BMC’s ability to incur restricted payments such as additional indebtedness, create or incur liens, enter into transactions with affiliates, enter into agreements restricting BMC’s subsidiaries ability to pay dividends, make loans or investments, pay dividends, repurchase shares, enter into mergers or acquisitions, use proceeds from equity offerings and sell assets. Compliance with a minimum fixed charge coverage ratio is required before and after these restricted payments as well as in the event Revolver availability is less than $12.5 million. Operating results, particularly income from operations, is a primary factor for this covenant, and BMC’s ability to comply with this covenant depends on its operating performance.

Scheduled maturities of long-term debt were as follows (thousands):

2015	$3,661
2016	2,707
2017	1,970
2018	251,244
2019	145
Thereafter	129

$259,856

8.	Obligations Under Equipment Leases

Obligations under equipment leases consist of the following (thousands):

				Effective Interest Rate
				2014		2013
	December 31, 2014	December 31, 2013	Stated Interest Rate	Avg.	As of December 31	Avg.	As of December 31
Obligations under equipment leases	$11,159	$11,044	Various	4.9%	4.7%	4.8%	5.0%
Less:
Current portion of obligations under equipment leases	3,885	3,307

	$7,274	$7,737

BMC leases a portion of its delivery and handling equipment under capital leases. Leased equipment is recorded as an asset and obligations under equipment leases are recorded as a liability in BMC’s consolidated balance sheets. Related depreciation and interest expense is recognized in BMC’s consolidated statements of operations. These equipment leases have various maturities through December 2018. The interest rates range from 3.7% to 7.8% and are paid monthly.

Leased equipment was as follows (thousands):

	December 31,
	2014	2013
Leased equipment	$29,287	$26,540
Accumulated depreciation	(17,607)	(14,171)

	$11,680	$12,369

Future minimum lease payments for obligations under equipment leases were as follows (thousands):

	Present value of minimum lease payments	Interest	Minimum lease payments
2015	$3,885	$418	$4,303
2016	3,632	252	3,884
2017	2,894	92	2,986
2018	748	10	758
2019	—	—	—
Thereafter	—	—	—

	$11,159	$772	$11,931

9.	Headquarters Relocation

In May 2014, BMC announced a plan to relocate its headquarters from Boise, Idaho to Atlanta, Georgia. The decision to relocate reflects the need to fill key management positions to support growth and expand geographically and this requires a more central location with a larger population base and fully accessible air travel.

The relocation will occur in phases over time with the executive team moving immediately. The relocation is expected to be substantially complete no later than December 2016.

BMC expects to incur the following costs in connection with this relocation (thousands):

	Total	Recognized through December 31, 2014	Remaining Costs to be Recognized
Cash charges
Employee:
Retention	$5,000	$1,253	$3,747
Severance	1,500	257	1,243
Recruiting	1,000	295	705
Relocation	2,000	—	2,000
Professional fees	500	249	251
Other	2,000	—	2,000

	$12,000	$2,054	$9,946

Activity was as follows (thousands):

	2014
	Accrued Charges at April 1, 2014	Charges	Payments	Accrued Charges at December 31, 2014
Cash charges
Employee:
Retention	$—	$1,253	$—	$1,253
Severance	—	257	(45)	212
Recruiting	—	295	(270)	25
Relocation	—	—	—	—
Professional fees	—	249	(249)	—
Other	—	—	—	—

	$—	$2,054	$(564)	$1,490

Employee retention charges are recognized ratably over the required service periods. Severance, recruiting, relocation and professional fees are recognized in the period incurred. Cash and non-cash charges are recognized in selling, general and administrative expenses. BMC expects the remaining costs to be recognized through 2016.

These costs may change as BMC’s management executes the approved plan. Revisions to these estimated costs will be recognized in the period such revisions become known. BMC also expects to incur costs at the new location related to the recruitment and onboarding of new employees and certain redundant operating costs.

10.	Shareholders’ Equity

Common shares

BMC’s common shares have a par value of $0.001 and 200.0 million common shares were authorized, of which 75.4 million were issued and 74.5 million were outstanding as of December 31, 2014. Holders of BMC’s common shares are entitled to one vote per share. Common shares remaining available for issuance under long-term incentive plans totaled 2.9 million as of December 31, 2014.

Common shares in treasury

BMC’s Board of Directors approved long-term incentive plans in 2013 and 2010 to issue share-based compensation to directors, key employees and consultants. On the vesting dates, participants may offer their vested shares for repurchase up to the statutory tax limitation. The value of the repurchased shares is determined by privately negotiated transactions supported by a third-party valuation. These shares are available to be reissued under long-term incentive plans.

Repurchased shares are accounted for as treasury shares, carried at cost and reflected as a reduction in shareholders’ equity. As of December 31, 2014, 1.2 million common shares have been repurchased under this program, of which 0.6 million shares subject to vesting have been reissued under long-term incentive plans.

Dividends

The revolver agreement and indenture for the Notes restrict the payment of dividends on BMC’s common shares. The determination of future dividend payments (cash or shares) will depend on many factors, including the restrictions of BMC’s credit agreement and indenture, results of operations, financial position or cash flows.

11.	Employee Benefit Plans

Savings and retirement plan

BMC provides a savings and retirement plan for salaried and certain hourly employees whereby eligible employees may contribute a percentage of their earnings to a trust. Participants may defer up to 75% of their eligible compensation (base salary, annual incentive and long-term incentives) subject to the limitations imposed under the Code.

Matching contributions and related vesting in matching contributions are established at the discretion of the Compensation Committee of BMC’s Board of Directors. Effective August 2014, matching contributions were increased to 33% of the first 6% of the participant’s contribution. Effective July 2013, matching contributions were reinstated at 25% of the first 4% of the participant’s contribution. Vesting in matching contributions occurs at the rate of 20% per year of service, upon reaching age 65, or upon death, disability or certain other circumstances.

Participants may direct their contributions and matching contributions through any of the investment options offered, including self-directed brokerage accounts. Investment options are reviewed and may be revised quarterly by an Investment Committee comprised of management and advised by consultants.

Annual incentive plans

In the fourth quarter of each year, BMC’s Board of Directors approved annual incentive plans for operating and administrative personnel. The annual incentive plans are cash-based, pay-for-performance plans for key employees.

The incentive plans are based on performance factors considered key to the success of BMC’s business. No amount is recognized or paid if the performance factors are not met. The performance factors determine a pool of funds to be allocated to participants. Compensation expense is recognized as the requisite performance factors are achieved. Compensation expense for annual incentive plans was $7.6 million for 2014, $9.2 million for 2013 and $7.2 million for 2012.

Long-term incentive plans

In March 2013, BMC’s Board of Directors adopted the 2013 long-term incentive plan as subsequently approved by BMC’s shareholders in May 2013. There are 3.0 million common shares reserved for issuance under the plan for key employees, directors and consultants. Options, restricted shares or other share-based awards may be granted under this plan. BMC’s Board of Directors approved the issuance of restricted shares subject to vesting to key employees and directors of 0.3 million for 2014 and 0.6 million for 2013. These restricted shares vested immediately for directors and vest from the date of grant over 3 years for key employees. BMC’s Board of Directors also approved the issuance of shares for performance based awards subject to vesting to key employees of 0.2 million for 2014 and 0.1 million for 2013. These shares vest from the date of grant over 3 years.

In March 2010, BMC’s Board of Directors approved the 2010 long-term incentive plan as approved by BMC’s reorganization plan. There were 10.0 million common shares reserved for issuance under the plan for key employees and directors. Restricted shares may be granted under this plan. BMC’s Board of Directors approved the issuance of restricted shares subject to vesting to key employees and directors of none for 2014, none for 2013 and 0.5 million for 2012. In addition, there were restricted shares subject to vesting to key employees reissued from treasury shares of none for 2014, 0.4 million for 2013 and 0.3 million for 2012. These restricted shares vested on the date of grant over 2 years for directors and from the date of grant over 3 years for key employees.

Shares available under the long-term incentive plans are as follows (thousands):

	2013 Long-term Incentive Plan	2010 Long-term Incentive Plan
Approved	3,000	10,000
Grants of restricted shares	(915)	(11,075)
Grants of performance based shares	(309)	—
Forfeitures of restricted shares	65	1,117
Reserved for performance based grant	(30)	—

	1,811	42

On the vesting dates, participants may offer their vested shares for repurchase up to the statutory tax limitation. Shares cancelled or repurchased may be reissued under the long-term incentive plans. Repurchase of shares is limited to $2.5 million per year. Vesting rights cease upon termination of employment. Vested shares of a terminated participant may be cancelled in the event non-solicitation provisions are breached.

Share-based compensation is based on the fair value of the equity award on the date of grant. The fair value of equity awards is calculated using the enterprise value per share. The enterprise value is derived using a blend of market approach, income approach and prior sales of BMC shares. Weights are assigned to each approach to calculate a weighted average enterprise value. Adjustments are made for discount for lack of marketability and non-operating assets and liabilities. Due to uncertainties inherent in the assumptions used in various valuation approaches described above, it is possible that actual share-based compensation realized by the participant may vary from the estimate of the fair value of these restricted shares.

Share-based compensation is recognized for awards expected to vest over the requisite service period of each separately vesting portion of an award. Additionally, in the event market value at vesting dates exceeds share-based compensation recognized, the resulting cash retained for these excess tax benefits is presented as a financing activity for the statement of cash flows.

Activity for share-based awards was as follows (thousands, except per share data):

	Year Ended December 31,
	2014		2013		2012
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Nonvested—beginning balance	1,707	$3.79	3,342	$1.05	5,867	$0.88
Granted	504	$6.10	1,080	$5.33	745	$1.61
Vested	(779)	$2.59	(2,715)	$1.04	(3,170)	$0.88
Forfeited	(82)	$4.69	—	$—	(100)	$0.80

	1,350	$5.31	1,707	$3.79	3,342	$1.05

Share-based compensation expense is included in selling, general and administrative expenses since it is incentive compensation issued primarily to BMC’s executives and senior management. Share-based compensation expense was $3.4 million for 2014, $2.4 million for 2013 and $2.1 million for 2012.

As of December 31, 2014, there was $3.9 million of unrecognized compensation expense related to these shares. This compensation expense is recognized as the requisite services are rendered and is expected to be recognized over the requisite service period of each separately vesting portion of an award through November 2017.

12.	Income Taxes

Income tax (benefit) expense and effective rates were as follows (thousands):

			Year Ended December 31,
	2014		2013		2012
	Effective Rate		Effective Rate		Effective Rate
Income tax (benefit) expense	$(65,577)	(230.5)%	$6,273	22.5%	$(6)	n/a%

BMC’s effective tax rate is affected by a number of factors, the most significant of which was the valuation allowance, a discrete item, previously recorded against BMC’s deferred tax assets and reversed in the three months ended June 30, 2014. Accordingly, BMC’s effective tax rates are not correlated to the amount of BMC’s income before income taxes.

Income tax (benefit) expense consists of the following (thousands):

	Year Ended December 31,
	2014	2013	2012
Current income taxes
Federal	$3,765	$5,358	$(310)
State	1,150	915	304

	4,915	6,273	(6)

Deferred income taxes
Federal	(69,281)	—	—
State	(1,211)	—	—

	(70,492)	—	—

	$(65,577)	$6,273	$(6)

A reconciliation of the differences between the U.S. statutory federal income tax rate and the effective tax rate for continuing operations as provided in the consolidated statements of operations is as follows:

	Year Ended December 31,
	2014	2013	2012
Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	4.1	4.4	0.5
Valuation allowance	(267.6)	(33.6)	216.6
Non-deductible items	0.6	0.7	(0.9)
Write-off of deferred tax assets due to change in ownership	—	17.6	(255.1)
Other	(2.6)	(1.6)	3.9

	(230.5)%	22.5%	0.0%

For 2014, BMC recognized $65.6 million income tax benefit primarily related to $76.1 million reversal of the valuation allowance, a discrete item, on BMC’s deferred tax assets in the three months ended June 30, 2014. This income tax benefit was reduced by $10.6 million income tax expense for federal and certain states. BMC’s effective tax rate prior to the reversal of the valuation allowance was 37.1% and was lower than BMC’s federal and state statutory rates due to tax credits partially offset by non-deductible expenses and non-deductible loss limitation.

For 2013, BMC recognized $6.3 million income tax expense. BMC’s effective tax rate was 22.5% and was lower than BMC’s federal and state statutory rates due to utilization of limited prior operating loss carryforwards and temporary differences and tax credits partially offset by non-deductible expenses.

For 2012, BMC recognized less than $0.1 million income tax benefit. BMC’s effective tax rate was 0.0% and was lower than BMC’s federal and state statutory rates due to utilization of limited prior operating loss carryforwards and temporary differences and non-deductible expenses.

The tax effects of temporary differences and carryforward benefits that give rise to significant portions of deferred tax assets and deferred tax liabilities were as follows (thousands):

	December 31,
	2014	2013
Deferred tax assets:
Accounts receivable	$753	$604
Inventory	1,667	1,470
Property and equipment, net	—	1,241
Goodwill and other intangibles, net	22,932	26,503
Accrued compensation	1,555	3,776
Insurance deductible reserves	13,496	12,097
Share-based compensation	1,240	693
Other accrued liabilities	821	945
Federal net operating loss carryforward	30,480	26,155
State net operating loss carryforward	1,211	1,787
Other	404	404

	74,559	75,675
Less: Valuation allowance	—	(75,248)

	74,559	427
Deferred tax liabilities:
Prepaid expenses and other current assets	1,093	427
Goodwill and other intangibles, net	33	—
Property and equipment, net	2,941	—

	4,067	427

Net deferred tax assets	$70,492	$—

Each quarter BMC assesses the deferred tax asset to determine whether all or any portion of the asset is more likely than not unrealizable in accordance with ASC 740, which requires an assessment of available positive and negative evidence and, if the available positive evidence outweighs the available negative evidence, such that BMC is able to conclude that it is more likely than not (i.e., a likelihood of more than 50%) that its deferred tax asset will be realized, then BMC is required to reverse any corresponding deferred tax asset valuation allowance.

As of June 30, 2014, BMC recognized no valuation allowance against the $76.1 million in total deferred tax assets compared to a valuation allowance of $75.2 million against total deferred tax assets as of December 31, 2013. BMC performed its quarterly assessment of all positive and negative evidence and determined that it was more likely than not that the deferred tax assets would be realizable. As of June 30, 2014, significant components of the deferred tax assets consisted of: (i) $30.5 million (or approximately $87.1 million of federal net operating loss carryforwards on a pre-tax effect basis) associated with federal net operating loss carryforwards; (ii) $24.8 million related to intangible assets reversing through 2020; (iii) $1.8 million in net operating losses from various states expiring between 2015 and 2031; and (iv) $19.0 million of deductible timing differences, primarily related to insurance reserves and other accruals.

Due to ownership change rules under Internal Revenue Code Section 382 (“Section 382”), BMC estimates federal operating loss carryforwards generated prior to November 2011 will be limited to approximately $4.4 million per year through 2034. These net operating losses may generally be carried forward 20 years. As a result, federal operating losses if unused will expire as follows:

•	$48.1 million in 2028;

•	$17.2 million in 2029; and

•	$21.8 million, or approximately $4.4 million per year, in years 2030 through 2034.

The positive evidence supporting the reversal of BMC’s deferred tax asset valuation allowance as of June 30, 2014 included: (i) cumulative pre-tax income for the three years ended June 30, 2014; (ii) cumulative pre-tax income in the five quarters ending June 30, 2014; (iii) increase in sales in most of BMC’s markets during 2013 and the six months ended June 30, 2014; (iv) projected future taxable income based on positive financial indicators compared to the prior year; and (v) no history of expiring tax attributes. Contributing to projected future taxable income were increases in sales and gross margin, as well as external factors, such as macroeconomic reports indicating falling unemployment, historically low interest rates and high housing affordability. The negative evidence evaluated included: (i) BMC’s cumulative losses prior to 2013; (ii) unsettled circumstances associated with the general economy and housing market, as well as mortgage credit availability; (iii) Section 382 limitations related to federal net operating loss; and (iv) no taxable income in the carryback periods.

Taking all of the foregoing information into account, BMC’s analysis showed that, even if U.S. housing permits and starts were to stop growing at the pace they grew in 2013, such that BMC was unable to achieve pre-tax income in excess of the $27.9 million it experienced during 2013, which BMC’s projections for 2014 indicated would not be the case, then BMC would still be able to fully utilize its deferred tax asset allowed in 2014, with respect to which it reversed the valuation allowance. This fact, coupled with the other positive evidence described above, in BMC’s view significantly outweighed the available negative evidence and required BMC to conclude, in accordance with ASC 740, that it was more likely than not that the deferred tax assets at June 30, 2014 would be realized.

As of December 31, 2014, BMC evaluated the realizability of its deferred tax assets and concluded that a valuation allowance was not required at that date. Positive evidence supporting the conclusion as of December 31, 2014 included the following: (i) BMC continued to recognize a cumulative pretax income for the three years ended December 31, 2014; (ii) BMC recorded sales and pre-tax income of $1.3 billion and $28.5 million, respectively, for 2014, increases of 8.4% and 2.2%, respectively, from 2013; (iii) BMC utilized federal and state net operating losses and other allowed deferred tax assets in 2014 and recorded taxable income for the year 2014; and (iv) no history of expiring tax attributes. BMC continues to evaluate its deferred tax asset on a quarterly basis and notes that, if economic conditions were to change such that BMC earns less taxable income than the amounts required to fully utilize its deferred tax asset, a portion of the asset may expire unused.

In addition to the temporary differences, deferred tax assets as of December 31, 2014 included $140.8 million of net operating loss carryforwards based on $87.1 million of federal operating losses and $53.7 million of state operating losses. Due to changes in ownership, BMC estimates federal operating loss carryforwards generated prior to November 2011 will be limited to approximately $4.4 million per year through 2034. These net operating losses may generally be carried forward 15 to 20 years depending on the tax jurisdiction. If unused, federal operating losses will expire as follows: (i) $48.1 million in 2028; (ii) $17.2 million in 2029; and (iii) $21.8 million, or approximately $4.4 million per year, in years 2030 through 2034.

If unused, state operating losses will expire 2015 through 2031.

BMC accounts for excess tax benefits relating to share-based compensation using the “with-and-without” method. As a result, these excess tax benefits are recognized after using limited operating loss carryforwards. Excess tax benefits that result in a reduction to income taxes payable under this method are recognized as a component of shareholders’ equity. These excess tax benefits recognized were $1.0 million for 2014, $2.6 million for 2013 and none for 2012.

Unrecognized tax benefits

BMC’s estimate of the potential outcome of any uncertain tax issue is subject to BMC’s assessment of relevant risks, facts and circumstances at the time. A more-likely-than-not threshold is required for measurement and recognition of tax positions taken or expected to be taken in a tax return. BMC records a liability for the difference between the benefit recognized and the tax position taken or expected to be taken on the tax return. Revisions of estimated tax liabilities are recognized in the period such revisions are known and can be reasonably estimated.

There were no unrecognized tax benefits as of December 31, 2014 and December 31, 2013. BMC recognizes potential interest and penalties related to unrecognized tax benefits in income tax expense. Interest income recognized was none for 2014, none for 2013 and $0.2 million for 2012. Penalties recognized were less than $0.1 million for 2014, $0.1 million for 2013 and $0.1 million for 2012.

BMC’s income tax compliance is periodically examined by various taxing authorities. BMC’s tax returns for 2010 to 2013 are open for future examination. BMC believes the ultimate results of examinations, if any, will not have an adverse effect on BMC’s financial condition, results of operations or cash flows.

13.	Fair Values of Assets and Liabilities

BMC has no assets or liabilities measured at fair value on a recurring basis.

Also, from time to time BMC may be required to measure certain other assets at fair value on a nonrecurring basis. These adjustments to fair value usually result from application of lower-of-cost or market accounting or write-downs of individual assets.

BMC’s debt agreements provide a $125.0 million Revolver subject to borrowing base limitations maturing in March 2018 and $250.0 million Notes maturing in September 2018. As of December 31, 2014 there were no borrowings outstanding under BMC’s Revolver and $250.0 million outstanding under the Notes.

As there is no borrowing outstanding under BMC’s Revolver, BMC’s debt consists of Notes, other long-term debt and obligations under equipment leases and is comprised of fixed interest rates.

The estimated market value of the Notes is $9.1 million more than the carrying amount. The fair value is based on the institutional trading activity adjusted for liquidity. As such, the fair value of the Notes was classified as a Level 2 measurement in accordance with ASC 820, “Fair Value Measurements and Disclosures”. Additionally, based on interest rates available to BMC, the estimated market value of BMC’s other long-term debt and obligations under equipment leases approximates the carrying amount.

14.	Commitments and Contingent Liabilities

Legal proceedings

Claims in excess of insurance deductibles are insured with third-party insurance providers. BMC is involved in litigation and other legal matters arising in the normal course of business.

From time to time, various claims, legal proceedings and litigation are asserted or commenced against BMC principally arising from automobile accidents, construction defect claims, tort claims, contract claims, employment related and other disputes. In determining loss contingencies, BMC considers the likelihood of loss as well as the ability to reasonably estimate the amount of such loss or liability. An estimated loss is recognized when it is considered probable that such liability has been incurred and when the amount of loss can be reasonably estimated. It is not certain that BMC will prevail in these matters, however, BMC does not believe that the ultimate outcome of any pending matters will have a significant adverse effect on BMC’s results of operations, financial position or cash flows.

Operating leases

BMC leases certain property, vehicles and office equipment under operating leases. Initial terms range from 3 years to 5 years and generally contain renewal options. Operating lease expense was as follows (thousands):

	Year Ended December 31,
	2014	2013	2012
Real property	$3,680	$2,835	$2,623
Vehicles	476	348	11
Office equipment	66	57	137

	$4,222	$3,240	$2,771

Certain of these leases are non-cancelable and have minimum lease payment requirements as follows (thousands):

Operating Leases
2015	$5,054
2016	4,629
2017	4,112
2018	3,400
2019	2,306
Thereafter	3,735

$23,236

Warranties

BMC provides limited warranties for certain construction services. Specific terms and conditions for warranties vary from 1 year to 10 years and are based on geographic market and state regulations. Factors for determining estimates of warranties include the nature and frequency of claims, anticipated claims and cost per claim. Claims in excess of insurance deductibles are insured with third-party insurance providers. Estimated costs for warranties are recognized when the revenue associated with the service is recognized. Revisions of estimated warranties are reflected in the period such revisions are known and can be reasonably estimated.

Estimated costs for warranties are recorded as a component of other accrued liabilities. Warranty activity was as follows (thousands):

	Year Ended December 31,
	2014	2013	2012
Balance—beginning	$1,430	$1,578	$910
Provision for warranties, net	470	117	1,167
Warranty charges	(448)	(265)	(499)

	$1,452	$1,430	$1,578

15.	Changes in Working Capital, Net

Net cash provided by (used in) operating activities for changes in working capital, net are as follows (thousands):

	Year Ended December 31,
	2014	2013	2012
Changes in working capital, net:
Receivables, net	$(8,297)	$(12,147)	$(43,563)
Inventory	(15,927)	(14,028)	(20,621)
Unbilled receivables	276	(1,554)	501
Accounts payable	7,360	10,182	7,382
Accrued compensation	2,380	7,082	3,375
Billings in excess of costs and estimated earnings	1,776	(343)	2,555
Interest payable	204	6,407	33
Current portion insurance deductible reserves	2,878	(1,009)	3,213
Other accrued liabilities	(1,696)	4,713	2,126
Prepaid expenses and other current assets	(7,165)	(2,276)	(263)

	$(18,211)	$(2,973)	$(45,262)

Building Materials Holding Corporation

Consolidated Statements of Operations

(unaudited)

(thousands)

	Six Months Ended June 30,
	2015	2014
Sales
Building products	$470,278	$457,802
Construction services	179,835	183,534

	650,113	641,336

Cost of sales
Building products	352,431	347,818
Construction services	147,167	152,208

	499,598	500,026

Gross profit	150,515	141,310
Selling, general and administrative expenses	130,364	112,485
Depreciation expenses	6,706	5,439
Amortization expenses	264	—
Merger-related costs	3,042	—
Impairment of assets	—	134

Income from operations	10,139	23,252
Interest expense	(13,460)	(13,356)
Other income	1,016	910

(Loss) income before income taxes	(2,305)	10,806
Income tax benefit	869	71,744

Net (loss) income	$(1,436)	$82,550

The accompanying condensed notes are an integral part of these unaudited consolidated financial statements.

Building Materials Holding Corporation

Consolidated Balance Sheets

(unaudited)

(thousands, except share data)

	June 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$13,346	$63,262
Restricted cash	15,093	36,106
Receivables, net of allowances of $2,770 and $2,020	167,948	133,800
Inventory	123,396	104,538
Unbilled receivables	10,984	7,623
Income taxes receivable	9,069	6,010
Deferred income taxes	8,946	8,729
Prepaid expenses and other current assets	8,650	6,756

Current assets	357,432	366,824

Property and equipment, net of accumulated depreciation	158,195	140,435
Deferred financing costs	7,760	8,243
Deferred income taxes	56,667	61,763
Other intangibles, net of accumulated amortization	12,186	—
Goodwill	8,974	1,137
Other long-term assets	15,441	10,110

Total assets	$616,655	$588,512

Liabilities and Shareholders’ Equity
Accounts payable	$67,638	$49,108
Accrued compensation	22,804	19,780
Billings in excess of costs and estimated earnings	10,197	7,470
Interest payable	6,603	6,713
Current portion:
Long-term debt and obligations under equipment leases	8,288	7,546
Insurance deductible reserves	14,389	14,320
Other accrued liabilities	21,753	17,576

Current liabilities	151,672	122,513
Insurance deductible reserves	26,199	24,337
Long-term debt	253,977	255,288
Obligations under equipment leases	5,559	7,274
Other long-term liabilities	240	22
Commitments and contingent liabilities

Shareholders’ Equity
Common shares, $0.001 par value: 200.0 million authorized, 75.5 and 75.4 million issued and 74.7 and 74.5 million outstanding	76	75
Treasury shares	(3,160)	(2,653)
Additional paid-in capital	176,395	174,523
Retained earnings	5,697	7,133

Shareholders’ equity	179,008	179,078

Total liabilities and shareholders’ equity	$616,655	$588,512

The accompanying condensed notes are an integral part of these unaudited consolidated financial statements.

Building Materials Holding Corporation

Consolidated Statements of Cash Flows

(unaudited)

(thousands)

	Six Months Ended June 30,
	2015	2014
Operating activities
Net (loss) income	$(1,436)	$82,550
Items in net (loss) income not providing (using) cash:
Depreciation and amortization	9,378	7,351
Deferred financing cost amortization	1,158	1,139
Original issue discount amortization	121	134
Gain on sale of assets, net	(659)	(557)
Impairment of assets	—	134
Share-based compensation	1,721	1,804
Deferred income taxes	—	(76,134)
Changes in working capital, net of effects of acquisition	(12,009)	(28,113)
Long-term insurance deductible reserves	1,862	—
Other long-term assets and liabilities	(5,818)	5

Cash flows used by operating activities	(5,682)	(11,687)
Investing activities
Decrease in restricted cash	21,013	10,338
Purchases of property and equipment	(12,994)	(14,441)
Acquisition of a business, net of cash acquired	(46,958)	—
Proceeds from dispositions of property and equipment	1,234	1,572
Other, net	111	(41)

Cash flows used by investing activities	(37,594)	(2,572)
Financing activities
Borrowings under Revolver	10,000	—
Repayments under Revolver	(10,000)	—
Payments on obligations under equipment leases	(2,097)	(1,750)
Borrowings under other notes	2,491	6,376
Principal payments on other notes	(3,058)	(3,115)
Deferred financing costs	(675)	(10)
(Decrease) increase in book overdrafts	(2,946)	152
Purchase of treasury shares	(701)	(1,164)
Tax benefit for restricted shares	346	603

Cash flows (used) provided by financing activities	(6,640)	1,092
Decrease in cash and cash equivalents	(49,916)	(13,167)

Cash and cash equivalents, beginning of period	63,262	49,216

Cash and cash equivalents, end of period	$13,346	$36,049

Supplemental disclosure of cash flow information
Cash paid for interest	$12,230	$11,998
Cash paid for income taxes, net	$1,588	$4,243

Supplemental disclosure of non-cash investing
Purchases of property and equipment under equipment leases	$259	$1,091

The accompanying condensed notes are an integral part of these unaudited consolidated financial statements.

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies

Nature of operations

Building Materials Holding Corporation, a Delaware corporation (“BMC”), is one of the nation’s leading providers of lumber and building materials, doors and millwork, trusses and components and construction services for professional homebuilders and contractors. BMC is privately owned and headquartered in Atlanta, Georgia. BMC employs approximately 5,000 people and operates in 12 states primarily in the western and southeastern United States and Texas. BMC provides building products and construction services in 11 of the top 25 single-family construction markets in the United States, based on National Association of Home Builders (NAHB) building permit activity data for the six months ended June 30, 2015.

Principles of consolidation

These consolidated financial statements include BMC’s accounts and subsidiaries. All significant intercompany balances and transactions are eliminated.

Basis of presentation

These unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Certain information and disclosures normally included in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. BMC’s interim results are not necessarily indicative of results that may be expected for the full year due to, among other things, the seasonal nature of BMC’s business. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the accompanying notes beginning on page [●].

These unaudited consolidated financial statements have not been audited by BMC’s independent auditors. However, in the opinion of management, all adjustments, including those of a normal and recurring nature, necessary to present fairly the results for the periods have been included. The preparation of these unaudited consolidated financial statements requires estimates and assumptions. Actual results may differ from those estimates.

The consolidated balance sheet as of December 31, 2014 has been derived from the audited consolidated financial statements as of that date, however certain information and disclosures normally included in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.

For a description of BMC’s significant accounting policies, see Note 2, Summary of Significant Accounting Policies, of the notes to the Consolidated Financial Statements beginning on page [●].

Construction services

Revenue recognized using the percentage-of-completion method for the six months ended June 30, 2015 and June 30, 2014 represented 92% and 95% of the total revenue for construction services for the respective periods.

Estimated losses on uncompleted contracts and changes in contract estimates

The reserve for these estimated losses was less than $0.1 million at June 30, 2015 and $0.1 million at June 30, 2014. The activity for the six months ended June 30, 2015 and June 30, 2014, respectively, was not significant.

Shipping and handling

Shipping and handling costs for building products are included as a component of selling, general and administrative expenses and were $32.2 million for the six months ended June 30, 2015 and $29.0 million for the six months ended June 30, 2014.

Property and equipment

Property and equipment is net of accumulated depreciation of $73.6 million and $65.3 million as of June 30, 2015 and December 31, 2014, respectively.

Reclassifications

Certain amounts previously reported have been reclassified to simplify presentation. These reclassifications did not affect previously reported results of operations, financial position, or cash flows.

New and recently adopted accounting principles

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers. This accounting principle requires revenue to be recognized based on the performance obligations in the contract with the customer. This accounting principle also requires quantitative disclosure of contracts by categories that depict how the nature, timing and uncertainty of revenue and cash flows are affected by economic factors and qualitative disclosures regarding transaction prices allocated to remaining performance obligations and their timing. For public entities, this accounting principle is effective for annual reporting periods starting January 1, 2018. Public entities may early adopt the accounting principle starting January 1, 2017. For all other entities, this accounting principle may be applied as early as annual reporting periods starting January 1, 2017 or no later than annual reporting periods starting January 1, 2019.

The standard permits the use of either the retrospective or cumulative effect transition method. BMC has not selected a transition method and BMC is evaluating the changes this accounting principle will have on its results of operations, financial position or cash flows.

In April 2015, the FASB issued Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs. This accounting principle requires debt issuance costs be presented in the balance sheet as a direct deduction from the related debt liability rather than as an asset. For public entities, this accounting principle is effective for annual reporting periods and interim periods within those annual accounting periods beginning after December 15, 2015. For all other entities, this guidance is effective for accounting periods beginning after December 15, 2016. Early adoption is permitted. BMC has chosen to adopt this accounting principle for annual reporting periods and interim periods within those annual accounting periods beginning after December 15, 2015.

In July 2015, the FASB issued Accounting Standards Update 2015-11, Measurement of Inventory. This accounting principle changes the measurement principle for inventory from the lower of cost or market to lower of cost and net realizable value for entities that measure inventory using a method other than last-in, first-out (LIFO) or the retail inventory method (e.g., first-in, first-out (FIFO), average cost). For public entities, this accounting principle is effective for annual reporting periods and interim periods within those annual accounting periods beginning after December 15, 2016. For all other entities, this guidance is effective for annual and interim accounting periods beginning after December 15, 2016 and December 15, 2017, respectively. Early adoption is not permitted. BMC is evaluating the changes this accounting principle will have on its results of operations, financial position or cash flows.

Other new accounting and disclosure requirements have been issued by accounting authorities, however these requirements are not applicable to these financial statements. There have been no recently adopted accounting or disclosure requirements and as a result, there has been no impact on BMC’s results of operations, financial position or cash flows.

Subsequent events

In addition, BMC has evaluated events and transactions subsequent to June 30, 2015 through August 5, 2015, the date these consolidated financial statements were issued.

2.	Merger Agreement with Stock Building Supply Holdings, Inc.

On June 2, 2015, BMC and Stock Building Supply Holdings, Inc., a Delaware corporation (“SBS”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which BMC, subject to certain conditions, will be merged with and into SBS, with SBS surviving the merger (the “Merger”).

Under the terms of the Merger Agreement, which has been unanimously approved by the board of directors of each company, BMC stockholders will receive 0.5231 newly issued SBS shares for each BMC share. Upon the closing of the transaction, BMC stockholders will own approximately 60% of the merged entity, with stockholders of SBS immediately prior to the closing of the Merger owning approximately 40%. The transaction is structured to be tax-free to the stockholders of both companies, and is expected to close in the fourth quarter of 2015, subject to approval by the stockholders of SBS and BMC.

The Merger Agreement contains customary representations and warranties from both SBS and BMC, and each party has agreed to customary covenants, including, among others, covenants relating to the conduct of its business during the interim period between the execution of the Merger Agreement and the effective time of the Merger. In addition, SBS and BMC have made customary non-solicitation covenants prohibiting each from: (i) soliciting, providing non-public information or engaging or participating in any discussions or negotiations concerning proposals relating to alternative business combination transactions, or (ii) entering into an acquisition agreement in connection with such an alternative business combination transaction, in each case, except as permitted under the Merger Agreement.

The Merger Agreement contains certain termination rights for SBS and BMC, including in the event that: (i) the Merger is not consummated on or before December 31, 2015, (ii) the approval of the stockholders of SBS is not obtained at a stockholder meeting, (iii) the approval of the stockholders of BMC is not obtained pursuant to written consent, (iv) the other party’s board of directors changes its recommendation to its stockholders due to an intervening event, or (v) either SBS or BMC terminates the Merger Agreement to enter into a binding agreement providing for a superior alternative transaction. The Merger Agreement further provides that, upon termination of the Merger Agreement under specified circumstances, including in connection with a change in the recommendation of the board of directors of SBS or BMC or a termination of the Merger Agreement by SBS or BMC to enter into a binding agreement providing for a superior alternative transaction, SBS or BMC, as the case may be, will pay to the other party a termination fee. The termination fee payable by SBS equals $15.7 million in cash. The termination fee payable by BMC equals $23.6 million in cash.

BMC incurred Merger-related costs of $3.0 million for the six months ended June 30, 2015.

3.	Acquisition

On May 1, 2015, BMC completed the acquisition of Vidalia, Georgia-based VNS Corporation (“VNS”), enabling BMC to expand its product offerings into the southeastern United States. BMC funded the transaction through the use of available cash and borrowings on the Revolver. The final purchase price was $47.0 million, net of $2.3 million of acquired cash. The acquisition was accounted for using the acquisition method of accounting under ASC 805, Business Combinations.

BMC allocated the purchase price to the estimated fair values of the assets acquired and liabilities assumed as of the date of the acquisition. The market approach, which indicates value based on available market pricing for comparable assets, was utilized to estimate the fair value of inventory and property and equipment. The income approach, which indicates value based on the present value of future cash flows, was primarily used to value intangible assets. The cost approach, which estimates values by determining the current cost of replacing an asset with another of equivalent utility, was used, as appropriate, for certain assets for which the market and income approaches could not be applied due to the nature of the asset.

The preliminary allocation of fair value to assets and liabilities acquired on May 1, 2015 was as follows (thousands):

Cash	$2,344
Receivables	19,594
Inventory	10,665
Deferred income taxes	217
Prepaid and other current assets	917

Current assets	$33,737

Property and equipment, net	11,668
Other intangibles	12,450
Goodwill	7,837
Other long-term assets	59

Total assets	$65,751

Accounts payable and other accrued liabilities	11,353

Current liabilities	$11,353

Deferred income taxes	5,096

Total liabilities	$16,449

The preliminary purchase price allocation resulted in goodwill of $7.8 million, which is not deductible for income tax purposes. Goodwill consists of expected synergies and cost savings from excess purchase price over identifiable intangible net assets, as well as intangible assets that do not qualify for separate recognition, such as assembled workforce. Other intangible assets consist of customer relationships and trade names. These are expected to be amortized over 10 and 2 years, respectively.

The purchase price allocation is preliminary and subject to revision. At this time, except for the items noted below, we do not expect material changes to the value of the assets acquired or liabilities assumed in conjunction with the VNS acquisition. Specifically, the following assets and liabilities are subject to change:

•	Intangible customer relationships and trade names.

•	Deferred income tax assets and liabilities

•	Working capital adjustments.

As BMC receives additional information during the measurement period, these assets and liabilities may be adjusted. The impact of VNS acquisition on BMC’s operating results was not considered significant for the reporting of pro forma financial information.

VNS recorded sales of $24.8 million, gross profit of $5.4 million and net income $0.6 million for the six months ended June 30, 2015.

4.	Insurance Deductible Reserves

BMC retains the risk for workers’ compensation, automobile, general liability and construction defect claims up to the insurance deductibles. Insurance deductibles range from $0.5 million to $2.0 million per claim. Claims in excess of insurance deductibles are insured with third-party insurance providers.

The estimated cost of these claims up to the insurance deductibles is based on actuarial methods as provided by a third-party actuary. Estimated costs of these claims are subject to the nature and frequency of claims, medical cost inflation and changes in the insurance deductibles of the applicable insurance policies. Actual loss experience may differ from the actuarial assumptions. Revisions to insurance deductible reserves for estimated claims are recognized in the period such revisions are known and can be reasonably estimated.

Insurance deductible reserves are not discounted. These claims are expected to be paid over the next five years, however, some claim payments may be longer. Insurance deductible reserves are as follows (thousands):

	June 30, 2015			December 31, 2014
	Current	Long-term	Total	Current	Long-term	Total
Workers’ compensation	$1,016	$2,831	$3,847	$1,176	$3,410	$4,586
Workers’ compensation(1)	1,370	4,721	6,091	1,773	4,885	6,658
Auto	1	—	1	8	1	9
General liability	474	739	1,213	268	779	1,047
Construction defect	1,683	1,002	2,685	1,400	673	2,073

Claims prior to 2010	$4,544	$9,293	$13,837	$4,625	$9,748	$14,373
Workers’ compensation	$8,052	$12,459	$20,511	$5,741	$10,373	$16,114
Workers’ compensation(1)	447	930	1,377	601	1,099	1,700
Auto	248	2,131	2,379	1,251	1,890	3,141
General liability	319	681	1,000	1,281	638	1,919
Construction defect	41	705	746	134	589	723

Claims after 2010	$9,107	$16,906	$26,013	$9,008	$14,589	$23,597

	$13,651	$26,199	$39,850	$13,633	$24,337	$37,970
Miscellaneous	738	—	738	687	—	687

	$14,389	$26,199	$40,588	$14,320	$24,337	$38,657

(1)	In January 2015, BMC entered into a retroactive reinsurance contract to transfer the risk of loss for workers’ compensation claims incurred for 2006 through 2011 to a reinsurer.

Retroactive reinsurance contract

In January 2015, BMC entered into a retroactive reinsurance contract to transfer the risk of loss of certain insurance deductible reserves for workers’ compensation claims incurred to another insurance provider, a reinsurer. BMC paid $11.1 million to the reinsurer to assume $8.3 million insurance deductible reserves for workers’ compensation claims incurred for 2006 through 2011 as of January 2015. Pursuant to the reinsurance contract, the reinsurer is obligated to pay an aggregate maximum of $17.5 million for these claims whereas claims in excess of this aggregate maximum, if any, will be BMC’s obligation.

The $11.1 million payment made to the reinsurer exceeded BMC’s $8.3 million insurance deductible reserve for these claims. Accordingly, BMC recorded an $8.3 million reinsurance receivable as an asset in BMC’s consolidated balance sheet which matches the liability for these claims and recognized $1.7 million expense net of tax in BMC’s consolidated statement of operations.

Changes in these claims are recorded in BMC’s consolidated balance sheet as an increase or decrease in the insurance deductible reserves and corresponding decrease or increase in the reinsurance receivable. The reinsurance receivable was $7.5 million as of June 30, 2015.

BMC regularly monitors the financial condition of its reinsurer under reinsurance contracts to minimize its exposure to significant losses from reinsurer insolvency. BMC does not believe it is exposed to any significant credit risk.

Letters of credit

BMC provides letters of credit to guarantee payment to BMC’s third-party insurance providers for these claims as well as cash collateral for certain of these letters of credit as follows (thousands):

	June 30, 2015					December 31, 2014
	Claims	Collateral				Claims	Collateral
		Letters of credit		Restricted cash			Letters of credit		Restricted cash
Claims prior to 2010	$13,837	$14,368	(1)	$15,093	(1)	$14,373	$34,368	(1)	$36,106	(1)
Claims after 2010	26,013	30,793		—		23,597	26,595		—

	$39,850	$45,161		$15,093		$37,970	$60,963		$36,106
Construction service performance bonding capacity and inventory	—	4,500		—		—	4,500		—

	$39,850	$49,661		$15,093		$37,970	$65,463		$36,106

(1)	As a result of the reinsurance transaction, in January 2015, letters of credit decreased $20.0 million and BMC reduced restricted cash $21.0 million.

Letters of credit are not required to be cash collateralized, however uncollateralized letters of credit under BMC’s revolver agreement reduce its Revolver availability. Cash may be retained in a separate bank account at 105% of the related claims.

5.	Debt

Long-term debt consists of the following (thousands):

			Effective Interest Rate
			2015		2014
	June 30, 2015	December 31, 2014	Avg.	As of June 30	Avg.	As of December 31
Revolving credit agreement	$—	$—	n/m	n/a	n/a	n/a
Senior secured notes	250,000	250,000	9.0%	9.2%	9.0%	9.1%
Other	9,288	9,856	5.5%	5.5%	6.4%	5.7%

	259,288	259,856
Unamortized original issue discount	(786)	(907)

	258,502	258,949
Less:
Current portion of long- term debt	4,525	3,661

	$253,977	$255,288

Revolver

In June 2015, BMC entered into an amendment to increase availability under the Revolver from $125.0 million to $215.0 million, with no changes to its maturity. The Revolver was amended in anticipation of BMC’s increasing working capital requirements and other strategic initiatives. BMC incurred loan costs of $0.7 million as a result of the amendment. The loan cost will be amortized over the remaining term of the Revolver.

The $215.0 million Revolver is subject to availability and matures March 2018. The Revolver is secured by a first priority lien on certain working capital and may consist of both LIBOR and prime based borrowings.

Variable interest rates are based on average availability for the prior quarter and are LIBOR plus 1.5% to 2.0% or prime plus 0.50% to 1.0%. The variable interest rate in effect at June 30, 2015 was LIBOR plus 1.5% or prime plus 0.50%. The commitment fee for the unused portion ranged from 0.25% to 0.375% based on average Revolver usage for the prior quarter. The commitment fee in effect at June 30, 2015 was 0.25%. Interest is paid monthly.

Revolver availability is subject to a borrowing base and is reduced by outstanding borrowings and letters of credit. The borrowing base generally includes 85% of certain accounts receivable plus 70% of certain inventory, minus an amount equal to three months of rent payable on all leased real property and warehouses where inventory is located. BMC’s borrowing base ranged from $84.7 million to $138.9 million during the six months ended June 30, 2015.

As of June 30, 2015, there were no amounts outstanding under BMC’s Revolver and availability was $138.9 million. As of December 31, 2014, there were no amounts outstanding under the Revolver and availability was $89.0 million.

Letters of credit under the revolver agreement guarantee payment to third-party insurance providers for claims after January 2010 and guarantee construction performance and certain inventory purchases. These letters of credit were $35.3 million as of June 30, 2015 and $31.1 million as of December 31, 2014. The interest rate ranges from 0.75% to 1.25% plus a fronting fee of 0.125%. Interest is paid monthly.

Senior Secured Notes

The Notes mature in September 2018. The Notes are secured by a first priority lien on certain property and equipment and a subordinate lien on certain assets. The Notes are guaranteed by each of BMC’s subsidiaries.

The interest rate is fixed at 9.0% and is payable semiannually in March and September.

Prior to September 2015 and in the event of an initial public offering of BMC’s common shares, BMC may redeem up to 35% of the Notes at a redemption price of 109.0%. Prior to September 2015, BMC may redeem some or all of the Notes at a redemption price of 100.0% plus a make whole premium. BMC may redeem the Notes at a redemption price of 106.75% beginning September 2015 declining to 103.375% beginning September 2016. Redemption prices are reduced to par value in September 2017. Repayment of principal is due in September 2018.

In connection with the September 2013 refinancing, BMC incurred:

•	$10.8 million deferred loan costs; and

•	$1.2 million original issue discount.

These costs are amortized over the remaining term of the Notes. Amortization expense for deferred loan costs was $1.2 million for six months ended June 30, 2015 and $1.1 million for the six months ended June 30, 2014. Amortization expense for original issue discount was $0.1 million for the six months ended June 30, 2015 and $0.1 million for the six months ended June 30, 2014.

Letters of credit facility

Letters of credit under the agreement guarantee payment to third-party insurance providers for claims prior to January 2010. These letters of credit were $14.4 million as of June 30, 2015 and $34.4 million as of December 31, 2014. The interest rate or fee is 0.75% plus a fronting fee of 1.25%. Interest is paid monthly.

Cash may be retained in a separate bank account at 105% collateral. Restricted cash used as collateral on these letters of credit was $15.1 million as of June 30, 2015 and $36.1 million as of December 31, 2014.

Other

Other long-term debt consists of $8.7 million term notes secured by delivery and handling equipment with various maturities through April 2019 and a $0.6 million term note secured by real property with a maturity of March 2021. The interest rates range from 4.2% to 8.4%. Interest is paid monthly.

Covenants and maturities

The revolver agreement and indenture for the Notes restrict BMC’s ability to incur restricted payments such as additional indebtedness, create or incur liens, enter into transactions with affiliates, enter into agreements restricting BMC’s subsidiaries ability to pay dividends, make loans or investments, pay dividends, repurchase shares, enter into mergers or acquisitions, use proceeds from equity offerings and sell assets. Compliance with a minimum fixed charge coverage ratio is required before and after these restricted payments as well as in the event Revolver availability is less than $20.0 million. Operating results, particularly income from operations, is a primary factor for this covenant, and BMC’s ability to comply with this covenant depends on its operating performance. As of June 30, 2015, BMC’s revolver availability was in excess of $20.0 million and a minimum fixed charge coverage ratio was not required.

Scheduled maturities of long-term debt were as follows (thousands):

2015	$3,022
2016	2,778
2017	1,970
2018	251,244
2019	145
Thereafter	129

$259,288

6.	Headquarters Relocation

In May 2014, BMC announced its plan to relocate its headquarters from Boise, Idaho to Atlanta, Georgia. The decision to relocate reflects the need to fill key management positions to support growth and expand geographically and this requires a more central location with a larger population base and fully accessible air travel.

The relocation will occur in phases over time with the executive team moving immediately. The relocation is expected to be substantially complete no later than December 2016.

BMC expects to incur the following costs in connection with this relocation (thousands):

	Total	Recognized through June 30, 2015	Remaining Costs to be Recognized
Cash charges
Employee:
Retention	$5,000	$2,195	$2,805
Severance	1,500	760	740
Recruiting	1,000	510	490
Relocation	2,000	787	1,213
Professional fees	500	254	246
Other	2,000	—	2,000

	$12,000	$4,506	$7,494

Activity was as follows (thousands):

	2015
	Accrued Charges at December 31, 2014	Charges	Payments	Accrued Charges at June 30, 2015
Cash charges
Employee:
Retention	$1,253	$942	$(431)	$1,764
Severance	212	503	(215)	500
Recruiting	25	215	(240)	—
Relocation	—	787	(787)	—
Professional fees	—	5	(5)	—
Other	—	—	—	—

	$1,490	$2,452	$(1,678)	$2,264

Employee retention charges are recognized ratably over the required service periods. Severance, recruiting, relocation and professional fees are recognized in the period incurred. Cash and non-cash charges are recognized in selling, general and administrative expenses. BMC expects the remaining costs to be incurred through 2016.

These costs may change as management executes the approved plan. Revisions to these estimated costs will be recognized in the period such revisions become known.

7.	Income Taxes

BMC’s estimated annual effective tax rate is used to allocate expected annual income tax expense to interim periods. Income tax benefit and effective rates were as follows (thousands):

	Six Months Ended June 30,
	2015		2014
		Effective Rate		Effective Rate
Income tax benefit	$869	37.7%	$71,744	663.9%

For the six months ended June 30, 2015, the effective rate was 37.7% comprised of federal and state income tax rates, adjusted for projected permanent differences.

BMC recognized a net income tax benefit of $0.9 million and $71.7 million for the six months ended June 30, 2015 and June 30, 2014, respectively. Tax benefit of $71.7 million in 2014 was recognized at the time of reversal of the valuation allowance, a discrete item on BMC’s deferred tax assets, offset by income tax expense for federal and certain states for the six months ended June 30, 2014.

No valuation allowance was recorded as of June 30, 2015 or December 31, 2014. BMC evaluated positive and negative evidence to assess whether sufficient future taxable income would be generated to realize the existing deferred tax assets as of June 30, 2015 and December 31, 2014. As part of its evaluation, BMC considered its growth over the preceding few years both organically and through acquisitions, with revenues exceeding $1.3 billion in 2014 and $1.2 billion in 2013, and the consolidated profit before tax in 2013 and 2014. BMC also considered the history of its cumulative pre-tax income since 2012, adjusted for permanent items and taxable income in 2013 and 2014, in its assessment for determining a need for valuation allowance. Over the past three years, taxable income before net operating loss deductions has differed from pre-tax income due primarily to timing differences of deductions related to depreciation of fixed assets and amortization of intangibles.

Factors contributing additional positive evidence to support no valuation allowance as of June 30, 2015 included: (i) $28.5 million in pre-tax income for the full year ended December 31, 2014; (ii) cumulative pre-tax income for the three years ended June 30, 2015; (iii) the May 1, 2015 acquisition of VNS, which had no prior history of net operating loss or unused tax credit carryforwards under federal and state tax law; (iv) steadily improving economic indicators such as permit activity, single-family starts and completions in BMC’s markets; (v) projected future taxable income based on positive financial indicators compared to the prior year; and (vi) no history of expiring tax attributes. Contributing to projected future taxable income were increases in sales, gross margin and sales backlog, as well as external factors, such as growth in home sales and prices and macroeconomic reports indicating falling unemployment, low interest rates and high housing affordability. The negative evidence considered in BMC’s assessment as of June 30, 2015 included: (i) pre-tax loss for the six months ended June 30, 2015, driven primarily by an expense of $2.8 million incurred as a result of entering into a retroactive reinsurance contract, unfavorable building conditions due to excessive rain and flooding that impacted sales and margins in several markets and non-recurring expenses incurred in connection with the headquarters relocation and acquisition expenses related to the VNS acquisition and the merger with SBS; (ii) unsettled circumstances associated with the general economy and housing market, as well as mortgage credit availability; (iii) Section 382 limitations related to federal net operating losses; and (iv) no taxable income in the carryback periods. Based upon BMC’s evaluation of the above positive and negative evidence, BMC concluded that it was more likely than not that its net deferred tax assets of $65.6 million as of June 30, 2015 would be realized.

BMC performed a similar analysis to assess if sufficient future taxable income would be generated to recognize the existing deferred tax assets as of December 31, 2014. BMC considered all available evidence, both positive and negative, and based on the weight of that evidence BMC determined that no valuation allowance for the deferred tax assets was needed as of December 31, 2014.

BMC accounts for excess tax benefits related to share-based compensation using the “with-and-without” method. As a result, these excess tax benefits are recognized after using limited operating loss carryforwards. Excess tax benefits that result in a reduction to income taxes payable under this method are recognized as a component of shareholders’ equity. These excess tax benefits recognized were $0.3 million for the six months ended June 30, 2015 and $0.6 million for the six months ended June 30, 2014.

Unrecognized tax benefits

BMC’s estimate of the potential outcome of any uncertain tax issue is subject to BMC’s assessment of relevant risks, facts and circumstances at the time. A more-likely-than-not threshold is required for measurement and recognition of tax positions taken or expected to be taken in a tax return. BMC recognizes a liability for the difference between the benefit recognized and the tax position taken or expected to be taken on the tax return. Revisions of estimated tax liabilities are recognized in the period such revisions are known and can be reasonably estimated. There were no unrecognized tax benefits as of June 30, 2015 and December 31, 2014. BMC also recognizes potential interest and penalties related to unrecognized tax benefits in income tax expense. No interest income was recognized for the six months ended June 30, 2015 and June 30, 2014, respectively.

BMC’s income tax compliance is periodically examined by various taxing authorities. BMC’s tax returns for 2011 to 2014 are open for future examination. BMC believes that the ultimate results of examinations, if any, will not have an adverse effect on BMC’s financial condition, results of operations or cash flows.

8.	Fair Values of Assets and Liabilities

BMC has no assets or liabilities measured at fair value on a recurring basis.

Also, from time to time BMC may be required to measure certain other assets at fair value on a nonrecurring basis. These adjustments to fair value usually result from application of lower-of-cost or market accounting or write-downs of individual assets.

BMC’s debt agreements provide a $215.0 million Revolver subject to borrowing base limitations maturing in March 2018 and $250.0 million Notes maturing in September 2018. As of June 30, 2015, there were no borrowings outstanding under the Revolver and $250.0 million outstanding under the Notes.

As there is no borrowing outstanding under the Revolver, BMC’s debt consists of Notes, other long-term debt and obligations under equipment leases and is comprised of fixed interest rates.

The estimated market value of BMC’s Notes is $17.0 million more than the carrying amount. The fair value is based on the institutional trading activity adjusted for liquidity. As such, the fair value of the Notes was classified as a Level 2 measurement in accordance with ASC 820, “Fair Value Measurements and Disclosures”. Additionally, based on interest rates available to us, the estimated market value of BMC’s other long-term debt and obligations under equipment leases approximates the carrying amount.

9.	Commitments and Contingent Liabilities

Legal proceedings

Claims in excess of insurance deductibles are insured with third-party insurance providers. BMC is involved in litigation and other legal matters arising in the normal course of business.

From time to time, various claims, legal proceedings and litigation are asserted or commenced against BMC principally arising from automobile accidents, construction defect claims, tort claims, contract claims, employment related and other disputes. In determining loss contingencies, BMC considers the likelihood of loss as well as the ability to reasonably estimate the amount of such loss or liability. An estimated loss is recognized when it is considered probable that such liability has been incurred and when the amount of loss can be reasonably estimated. It is not certain that BMC will prevail in these matters, however, BMC does not believe that the ultimate outcome of any pending matters will have a significant adverse effect on BMC’s results of operations, financial position or cash flows.

10.	Changes in Working Capital, Net

Net cash provided by (used by) operating activities for changes in working capital, net of effects of acquisition, are as follows (thousands):

	Six Months Ended June 30,
	2015	2014
Changes in working capital, net:
Receivables, net	$(14,554)	$(25,497)
Inventory	(8,193)	(19,777)
Unbilled receivables	(3,361)	(3,734)
Income tax receivable	(3,059)	—
Prepaid expenses and other current assets	(977)	(979)
Accounts payable	9,902	14,007
Accrued compensation	3,245	(766)
Billings in excess of costs and estimated earnings	2,727	5,325
Interest payable	(110)	85
Current portion insurance deductible reserves	69	2,543
Other accrued liabilities	2,302	680

	$(12,009)	$(28,113)

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of June 2, 2015

Between

BUILDING MATERIALS HOLDING CORPORATION

and

STOCK BUILDING SUPPLY HOLDINGS, INC.

Annex A-i

Annex A-ii

Exhibits

Annex A-iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 2, 2015, between Building Materials Holding Corporation, a Delaware corporation (“BMHC”), and Stock Building Supply Holdings, Inc., a Delaware corporation (“SBS”).

RECITALS

WHEREAS the BMHC Board and the SBS Board have each approved this Agreement, determined that the terms of this Agreement are in the best interests of BMHC or SBS, as applicable, and their respective stockholders and declared the advisability of this Agreement;

WHEREAS, in order to induce BMHC to enter into this Agreement and to cause the Merger to be consummated, certain executive officers of SBS, in their capacity as stockholders of SBS, and certain other stockholders of SBS listed on Exhibit A-1 hereto (the “Major SBS Holders”), are executing voting and support agreements in favor of BMHC concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit A-2 (the “SBS Support Agreements”);

WHEREAS, in order to induce SBS to enter into this Agreement and to cause the Merger to be consummated, certain executive officers of BMHC, in their capacity as stockholders of BMHC, and certain other stockholders of BMHC listed on Exhibit B-1 hereto (the “Major BMHC Holders”), are executing voting and support agreements in favor of SBS concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B-2 (the “BMHC Support Agreements”);

WHEREAS, it is expected that within two Business Days after the Form S-4 is declared effective under the Securities Act, the holders of BMHC Common Stock sufficient to adopt and approve this Agreement and the Merger as required under Sections 228 and 251 of the General Corporation Law of the State of Delaware (the “DGCL”), the BMHC Certificate and the BMHC By-Laws will execute and deliver an action by written consent adopting this Agreement, in a form reasonably acceptable to SBS, in order to obtain the BMHC Stockholder Approval (collectively, the “BMHC Written Consent”);

WHEREAS, concurrently with the execution and delivery of this Agreement, but effective only as of the Effective Time, SBS, certain of the Major SBS Holders and certain of the Major BMHC Holders have entered into a registration rights agreement, attached as Exhibit C hereto (the “Registration Rights Agreement” and, together with the SBS Support Agreements and the BMHC Support Agreements, the “Ancillary Agreements”), pursuant to which and subject to the terms thereof SBS has granted such Major SBS Holders and Major BMHC Holders certain registration rights in respect of the shares of SBS Common Stock held by the Major SBS Holders or to be received by the Major BMHC Holders in the Merger;

WHEREAS for U.S. federal income Tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS BMHC and SBS desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Annex A-1

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, on the Closing Date, BMHC shall be merged with and into SBS (the “Merger”). At the Effective Time, the separate corporate existence of BMHC shall cease, and SBS shall continue as the surviving company in the Merger (the “Surviving Company”).

Section 1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 at 10:00 a.m., New York City time, on a date to be specified by BMHC and SBS, which shall be no later than the third Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between BMHC and SBS. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause to be filed with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as BMHC and SBS shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04 Effects. At the Effective Time, the Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL.

Section 1.05 Certificate of Incorporation and By-Laws.

(a) At the Effective Time, the certificate of incorporation of SBS shall, by virtue of the Merger and without any further action on the part of SBS, be amended and restated in its entirety to read as set forth on Exhibit D hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with its terms and as provided by the DGCL.

(b) The SBS By-laws as in effect at the Effective Time shall be the by-laws of the Surviving Company until thereafter amended in accordance with their terms and the certificate of incorporation of the Surviving Company and as provided by the DGCL.

ARTICLE II

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of BMHC, SBS or the holder of any shares of BMHC Common Stock or SBS Common Stock:

(a) Effect on SBS Common Stock. Each share of SBS Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Company and shall not be affected by the Merger.

Annex A-2

(b) Cancellation of BMHC Treasury Stock. Each share of common stock, par value $0.001, of BMHC (the “BMHC Common Stock”) that is owned by BMHC as treasury stock or by any direct or indirect wholly owned Subsidiary of BMHC immediately prior to the Effective Time (the “Canceled Shares”) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of BMHC Common Stock. Subject to Section 2.02, each share of BMHC Common Stock issued and outstanding immediately prior to the Effective Time (other than Canceled Shares and Dissenting Shares) shall be converted into the right to receive 0.5231 fully paid and nonassessable shares (the “Exchange Ratio”) of SBS Common Stock (the “Merger Consideration”). All such shares of BMHC Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of BMHC Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any cash in lieu of fractional shares of SBS Common Stock in accordance with Section 2.02(f) and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.02(d), without interest, in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of SBS Common Stock or BMHC Common Stock shall have been changed into a different number of shares or a different class or series of stock, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of SBS Common Stock or BMHC Common Stock, as the case may be, will be appropriately adjusted to provide to SBS and the holders of BMHC Common Stock the same economic effect as contemplated by this Agreement prior to such event. As provided in Section 2.02(j), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding under applicable Tax Law.

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of BMHC Common Stock held by a Person who has not voted in favor of, or consented in writing to, the adoption of this Agreement and has complied with all the provisions of Section 262 of the DGCL concerning the right of holders of shares of BMHC Common Stock to demand appraisal of such shares of BMHC Common Stock (such Person, a “Dissenting Stockholder” and such shares, “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration as described in Section 2.01(c), but shall become the right to receive such payment of fair value as may be determined to be due to such Dissenting Stockholder with respect to such Dissenting Shares pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal with respect to any Dissenting Shares, in any case pursuant to Section 262 of the DGCL, each such Dissenting Share shall thereupon be treated as though such Dissenting Share had been converted into the right to receive the Merger Consideration pursuant to Section 2.01(c). At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. BMHC shall give SBS prompt written notice of (i) any demands for appraisal of shares of BMHC Common Stock received by BMHC prior to the Effective Time, (ii) any withdrawal of any such demand and (iii) any other notice or instrument delivered to BMHC with respect to any such demand prior to the Effective Time. BMHC shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless SBS shall have given its written consent to such payment or settlement offer, which written consent shall not be unreasonably withheld, conditioned or delayed.

Section 2.02 Exchange of Certificates. (a) Exchange Agent. Prior to the Closing Date, SBS shall enter into an exchange agent agreement in form and substance reasonably acceptable to BMHC with a bank or trust company reasonably acceptable to BMHC to act as exchange agent (the “Exchange Agent”) for the payment of

Annex A-3

the Merger Consideration and the amounts provided under Section 2.02(d) and Section 2.02(f). At or prior to the Effective Time, SBS shall deposit with the Exchange Agent, for the benefit of the holders of Certificates (other than Canceled Shares or Dissenting Shares), book-entry shares (or certificates if requested) representing shares of SBS Common Stock to be issued as Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(d) and cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.02(f). All such SBS Common Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”.

(b) Letter of Transmittal. As promptly as practicable after the Effective Time, SBS shall cause the Exchange Agent to mail to each holder of record of BMHC Common Stock (i) a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as SBS may specify, subject to BMHC’s reasonable approval), together with instructions thereto and (ii) instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration, cash in lieu of fractional shares of BMHC Common Stock and any dividends or other distributions to which such Certificates become entitled in accordance with Section 2.02(d).

(c) Merger Consideration Received in Connection with Exchange. Upon surrender of Certificates to the Exchange Agent, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (i) the Merger Consideration issuable in respect of such shares of BMHC Common Stock represented by such Certificates pursuant to Section 2.01 and (ii) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d). In the event of a transfer of ownership of BMHC Common Stock which is not registered in the transfer records of BMHC, a certificate representing the proper number of shares of SBS Common Stock issuable pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d) may be issued to a transferee if the Certificate representing such BMHC Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each share of BMHC Common Stock represented by a Certificate (other than Canceled Shares and Dissenting Shares) shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of BMHC Common Stock were entitled to receive in respect of such shares pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.02(f) and in respect of any dividends or other distributions pursuant to Section 2.02(d)). No interest shall be paid or shall accrue on the Merger Consideration payable pursuant to this ARTICLE II upon surrender of any Certificate.

(d) Treatment of Unexchanged Shares. No dividends or other distributions, if any, declared or made with respect to SBS Common Stock with a record date at or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SBS Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(f), until the surrender of such Certificate in accordance with this ARTICLE II. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the certificate or book-entry shares representing whole shares of SBS Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of SBS Common Stock to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of SBS Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of SBS Common Stock.

Annex A-4

(e) No Further Ownership Rights in BMHC Common Stock. The shares of SBS Common Stock issued and cash paid in accordance with the terms of this ARTICLE II upon conversion of any shares of BMHC Common Stock (including any cash paid pursuant to subsection (f) of this Section 2.02) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of BMHC Common Stock. From and after the Effective Time, subject to applicable Law (in the case of Dissenting Shares) and the treatment contemplated by Section 2.01(b) of Canceled Shares, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of BMHC Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of BMHC Common Stock are presented to the Surviving Company, SBS or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE II, subject to applicable Law in the case of Dissenting Shares.

(f) No Fractional Shares. No certificates representing fractional shares of SBS Common Stock or scrip or warrants entitling the holder to receive fractional shares of SBS Common Stock shall be issued upon the conversion of BMHC Common Stock pursuant to Section 2.01. Notwithstanding any other provision of this Agreement, each holder of shares of BMHC Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SBS Common Stock (after taking into account all shares of BMHC Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of SBS Common Stock on the Nasdaq Global Select Market (“Nasdaq”) (as reported at www.nasdaq.com or, if not reported therein, in another authoritative source mutually selected by SBS and BMHC) on the last complete trading day prior to the date of the Effective Time.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of BMHC Common Stock for 180 days after the Effective Time shall be delivered to SBS, upon demand, and any holder of BMHC Common Stock (other than the Dissenting Stockholders) who has not theretofore complied with this ARTICLE II shall thereafter look only to SBS for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this ARTICLE II, in each case without any interest thereon.

(h) No Liability. None of BMHC, SBS or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Exchange Fund which remains undistributed to the holders of Certificates for two years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of SBS, free and clear of all claims or interest of any Person previously entitled thereto.

(i) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund as directed by SBS. Any interest and other income resulting from such investments shall be paid to SBS. Until the termination of the Exchange Fund pursuant to Section 2.02(g), if for any reason the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, SBS will promptly deposit cash into the Exchange Fund in an amount equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(j) Withholding Rights. Each of SBS and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of BMHC Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. To the extent that amounts are so required under applicable Tax Law to be deducted or withheld from the payment of Merger Consideration to a holder of BMHC Common Stock, each of BMHC, SBS and the Exchange Agent (and any other Person that has a withholding obligation pursuant to this

Annex A-5

Agreement, without duplication) is hereby authorized to sell whole shares of SBS Common Stock comprising such portion of the Merger Consideration otherwise payable to the holder of such BMHC Common Stock as is necessary to provide sufficient funds to BMHC, SBS or the Exchange Agent (or any such other Person that has a withholding obligation pursuant to this Agreement), as the case may be, to enable it to comply with such deduction or withholding requirement and BMHC, SBS or the Exchange Agent (or any such other Person that has a withholding obligation pursuant to this Agreement) shall notify such holder of such sale and (x) remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority and (y) remit the remaining net proceeds of such sale (after deduction for the amounts described in clause (x)) to such holder. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of BMHC Common Stock in respect of which such deduction or withholding was made.

(k) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by SBS, the posting by such Person of a bond, in such reasonable and customary amount as SBS may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.02(g), SBS) shall issue the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions deliverable pursuant to this Agreement in respect of the shares of BMHC Common Stock represented by the Certificate alleged to have been lost, stolen or destroyed.

ARTICLE III

Representations and Warranties of SBS

SBS represents and warrants to BMHC that the statements contained in this ARTICLE III are true and correct except as set forth in the SBS SEC Documents filed or furnished and publicly available on or after August 8, 2013, and at least two days prior to the date of this Agreement (the “Filed SBS SEC Documents”) (excluding any disclosures in the Filed SBS SEC Documents in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature) or in the disclosure letter delivered by SBS to BMHC at or before the execution and delivery by SBS of this Agreement (the “SBS Disclosure Letter”). The SBS Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this ARTICLE III, and the disclosure in any section shall be deemed to qualify other sections in this ARTICLE III to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections; provided that disclosure of any fact, circumstance or information shall be deemed to be disclosed on Section 3.03(a) or Section 3.08 of the SBS Disclosure Letter only if expressly set forth thereon, without cross references.

Section 3.01 Organization, Standing and Power. Each of SBS and each of its Subsidiaries (the “SBS Subsidiaries”) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the SBS Subsidiaries, where the failure to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have an SBS Material Adverse Effect. Each of SBS and the SBS Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, registrations, variances, exemptions, orders and approvals (collectively, “Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted in all material respects (the “SBS Permits”). Each of SBS and the SBS Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably

Annex A-6

be expected to have an SBS Material Adverse Effect. SBS has delivered or made available to BMHC, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of SBS in effect as of the date of this Agreement (the “SBS Certificate”) and the amended and restated by-laws of SBS in effect as of the date of this Agreement (the “SBS By-laws”).

Section 3.02 SBS Subsidiaries. (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each SBS Subsidiary have been validly issued and are fully paid and nonassessable and are owned by SBS, by another SBS Subsidiary or by SBS and another SBS Subsidiary, free and clear of all pledges, liens, charges, mortgages, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever (collectively, with covenants, conditions, restrictions, easements, encroachments, title retention agreements or other third party rights or title defect of any kind or nature whatsoever, “Liens”), except for Liens related to indebtedness reflected in the SBS SEC Documents or that are otherwise not material, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. Section 3.02(a) of the SBS Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the SBS Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the SBS Subsidiaries, neither SBS nor any SBS Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity. No SBS Subsidiary owns any shares of capital stock or other equity securities of SBS.

Section 3.03 Capital Structure. (a) The authorized capital stock of SBS consists of 300,000,000 shares of SBS Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “SBS Preferred Stock”). At the close of business on June 1, 2015, (i) 26,189,178 shares of SBS Common Stock were issued and outstanding, (ii) no shares of SBS Preferred Stock were issued and outstanding, (iii) no shares of SBS Common Stock were held by SBS in its treasury or by any SBS Subsidiary, (iv) 83,940 shares of SBS Restricted Stock were issued and outstanding, (v) 5,000 shares of SBS Common Stock were issuable upon vesting and settlement of outstanding SBS Restricted Stock Units, (vi) 793,209 SBS Stock Options were issued and outstanding under the SBS Stock Plan and 211,803 SBS Stock Options were issued and outstanding prior to the adoption of the SBS Stock Plan that remain outstanding, and (vii) 892,456 shares of SBS Common Stock were reserved and available for issuance pursuant to the SBS Stock Plan. Section 3.03(a) of the SBS Disclosure Letter contains a correct and complete list, as of June 1, 2015, of SBS Restricted Stock, SBS Restricted Stock Units and SBS Stock Options issued and outstanding under the SBS Stock Plan or otherwise, including the holder, type of award, date of grant, exercise price, number of shares of SBS Common Stock and vesting schedule. Except as set forth in this Section 3.03(a), at the close of business on June 1, 2015, no shares of capital stock or voting securities of, or other equity interests in, SBS were issued, reserved for issuance or outstanding.

(b) All outstanding shares of SBS Common Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise of SBS Stock Options, settlement of SBS Restricted Stock Units or pursuant to the SBS Stock Plan will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the SBS Certificate, the SBS By-laws or any Contract to which SBS is a party or otherwise bound. The shares of SBS Common Stock constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the SBS Certificate, the SBS By-laws or any Contract to which SBS is a party or otherwise bound. Except as set forth above in this Section 3.03 or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of SBS or any SBS Subsidiary to issue, transfer, dispose of, redeem, repurchase, acquire, deliver or sell, or cause to be issued, transferred, disposed of, redeemed, repurchased, acquired, delivered or sold,

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(x) any capital stock of SBS or any SBS Subsidiary or any securities of SBS or any SBS Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, SBS or any SBS Subsidiary, (y) any warrants, calls, options, restricted or performance stock units, or other rights to acquire from SBS or any SBS Subsidiary, or any other obligation of SBS or any SBS Subsidiary to issue, transfer, dispose of, redeem, repurchase, acquire, deliver or sell, or cause to be issued, transferred, disposed of, redeemed, repurchased, acquired, delivered or sold, any capital stock or voting securities of, or other equity interests in, SBS or any SBS Subsidiary, or (z) any stock appreciation right, phantom stock or any rights issued by or other obligations of SBS or any SBS Subsidiary that are linked in any way to the price of any class of SBS capital stock or any shares of capital stock of any SBS Subsidiary, the value of SBS, any SBS Subsidiary or any part of SBS or any SBS Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of SBS or any SBS Subsidiary (collectively, “Contingent SBS Equity”). From the close of business on June 1, 2015 to the date of this Agreement, there have been no issuances by SBS of shares of capital stock or voting securities of, or Contingent SBS Equity in, SBS other than the issuance of SBS Common Stock upon the exercise of SBS Stock Options or conversion of SBS Restricted Stock Units outstanding at the close of business on June 1, 2015 and in accordance with their terms in effect at such time. Except for acquisitions, or deemed acquisitions, of SBS Common Stock or other equity securities of SBS in connection with (i) the payment of the exercise price of SBS Stock Options with SBS Common Stock (including but not limited to in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of SBS Stock Options, settlement of SBS Restricted Stock Units and vesting of SBS Restricted Stock and (iii) forfeitures of SBS Stock Options, SBS Restricted Stock and SBS Restricted Stock Units, there are not any outstanding obligations of SBS or any of the SBS Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of SBS or any SBS Subsidiary or any Contingent SBS Equity. With respect to SBS Stock Options, each grant of an SBS Stock Option was duly authorized no later than the date on which the grant of such SBS Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the SBS Board (or a duly constituted and authorized committee thereof), and the per share exercise price of each SBS Stock Option was at least equal to the fair market value of a share of SBS Common Stock on the applicable Grant Date.

(c) There are no bonds, debentures, notes or other Indebtedness of SBS or any SBS Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of SBS may vote (“SBS Voting Debt”). Except for the Ancillary Agreements and the Director Nomination Agreement, neither SBS nor any of the SBS Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, SBS. Except for the Ancillary Agreements and the Director Nomination Agreement, neither SBS nor any of the SBS Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of SBS or any of the SBS Subsidiaries.

Section 3.04 Authority; Execution and Delivery; Enforceability. SBS has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject to the receipt of the SBS Stockholder Approval. The board of directors of SBS (the “SBS Board”) has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of SBS was present, (i) approving the execution, delivery and performance of this Agreement, (ii) determining that entering into this Agreement is in the best interests of SBS and its stockholders, (iii) declaring this Agreement and the transactions contemplated herein advisable, (iv) recommending that SBS’s stockholders vote in favor of approval of the issuance of SBS Common Stock constituting the Merger Consideration (the “Share Issuance”) and the adoption of this Agreement and (v) directing that the Share Issuance and this Agreement be submitted to SBS’s stockholders for approval and adoption, respectively, at a duly held meeting of such stockholders for such purpose (the “SBS Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of SBS Common Stock and the approval of the Share Issuance (together, the “SBS Stockholder Approval”), as well as the approval of the Stock Plan Amendment by the affirmative vote of the holders of a majority of the shares of

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SBS Common Stock represented in person or by proxy at the SBS Stockholders Meeting, no other corporate actions on the part of SBS are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). SBS has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by BMHC, this Agreement constitutes a legal, valid and binding obligation of SBS, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights generally and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 3.05 No Conflicts; Consents. (a) The execution and delivery by SBS of this Agreement does not, and the performance by SBS of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties, rights or assets of SBS or any SBS Subsidiary under, or require any consent or approval by, or any notice to, any Person under, any provision of (i) the SBS Certificate, the SBS By-laws or the comparable charter or organizational documents of any SBS Subsidiary (assuming that the SBS Stockholder Approval is obtained), (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise, commitment or other agreement or instrument (each, including all amendments, modifications and supplements thereto, a “Contract”) to which SBS or any SBS Subsidiary is a party or by which any of their respective properties or assets is bound or any SBS Permit or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, writ, injunction, award, summons, notice of violation, directive, notice or demand letter, order, determination or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation of any Governmental Entity (“Law”), in each case, applicable to SBS or any SBS Subsidiary or their respective properties or assets (assuming that the SBS Stockholder Approval is obtained), other than, (A) in the case of clause (ii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an SBS Material Adverse Effect (it being agreed that for purposes of this Section 3.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of “Material Adverse Effect” shall not be excluded in determining whether an SBS Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger, and (B) in the case of clause (iii) above, matters that are not material to SBS and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No consent, approval, clearance, waiver, Permit or order (“Consent”) of or from, or registration, declaration, notice or filing made to or with any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality or arbitral body, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to SBS or any SBS Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy/Consent Solicitation Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by SBS of the Merger Consideration, in which the Proxy/Consent Solicitation Statement will be included as a prospectus (the “Form S-4”), and (C) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents

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with the relevant authorities of the other jurisdictions in which SBS and BMHC are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Merger Consideration, (v) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the Merger Consideration and (vi) such other matters that, individually or in the aggregate, are not material to SBS and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 3.06 SEC Documents; Undisclosed Liabilities. (a) SBS has furnished or filed all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by SBS with the SEC since August 8, 2013 (such documents, together with any documents filed with the SEC during such period by SBS on a voluntary basis, but excluding the Proxy/Consent Solicitation Statement and the Form S-4, being collectively referred to as the “SBS SEC Documents”).

(b) Each SBS SEC Document (i) at the time filed or furnished (or, if amended or superseded by a filed or furnished SBS SEC Document prior to the date of this Agreement, then on the date of such filing or furnishing), complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), the Exchange Act and the Securities Act, in each case to the extent applicable to such SBS SEC Document, and the rules and regulations of the SEC promulgated thereunder applicable to such SBS SEC Document and (ii) did not at the time it was filed or furnished (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of SBS included in the SBS SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by SBS’s accountants with respect thereto has been derived from the accounting books and records of SBS and its consolidated Subsidiaries and complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC for Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of SBS and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, stockholders’ equity and cash flows for the periods shown (subject, in the case of unaudited statements, to the absence of footnotes and to normally recurring and non-material year-end adjustments). No financial statements of any Person other than SBS and its consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of SBS. Except as required by GAAP and as disclosed in the SBS SEC Documents, between August 8, 2013 and the date of this Agreement, SBS has not made or adopted any material change in its accounting methods, practices or policies.

(c) There are no outstanding or unresolved comments from the SEC with respect to any of the SBS SEC Documents and none of the SBS SEC Documents (other than confidential treatment requests) is, to the Knowledge of SBS, the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of SBS, threatened, in each case regarding any accounting practices of SBS. SBS has been and is in material compliance with the applicable provisions of SOX and the applicable rules and regulations of Nasdaq.

(d) Except (i) as reflected or reserved against in SBS’s consolidated audited balance sheet as of December 31, 2014 (or the notes thereto) as included in the Filed SBS SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2014, and (iii) for liabilities incurred in connection with or contemplated by this Agreement, neither SBS nor any SBS Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have an SBS Material Adverse Effect.

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(e) Each of the chief executive officer of SBS and the chief financial officer of SBS (or each former chief executive officer of SBS and each former chief financial officer of SBS, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the SBS SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. None of SBS or any of the SBS Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(f) SBS maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of SBS’s properties or assets.

(g) SBS maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by SBS in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the management of SBS, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of SBS to make the certifications required under the Exchange Act with respect to such reports.

(h) SBS’s management has completed an assessment of the effectiveness of SBS’s internal control over financial reporting and disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SBS SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the internal control over financial reporting and disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on SBS’s management’s most recently completed evaluation of SBS’s internal control over financial reporting, (i) SBS had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect SBS’s ability to record, process, summarize and report financial information and (ii) SBS does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in SBS’s internal control over financial reporting. To the Knowledge of SBS, no executive officer or director of SBS has received or otherwise had or obtained knowledge of, and to the Knowledge of SBS, no auditor, accountant, or representative of SBS has provided written notice to SBS or any executive officer or director of, any substantive complaint or allegation that SBS or any of its Subsidiaries has engaged in improper accounting practices. To the Knowledge of SBS, no attorney representing SBS or any of the Subsidiaries of SBS has reported to the SBS Board or any committee thereof or to any current director or executive officer of SBS evidence of a material violation of United States or other securities Laws or breach of fiduciary duty by SBS or any of its executive officers or directors.

(i) Neither SBS nor any of the SBS Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance-sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among SBS and any of the SBS Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, SBS or any of the SBS Subsidiaries in SBS’s or such SBS Subsidiary’s published financial statements or other SBS SEC Documents.

(j) None of the SBS Subsidiaries is, or has at any time since August 8, 2013, been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

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Section 3.07 Information Supplied. None of the information supplied or to be supplied by SBS for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy/Consent Solicitation Statement will, at the date it is first mailed to each of SBS’s stockholders and BMHC’s stockholders or at the time of the SBS Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by SBS with respect to statements made or incorporated by reference therein based on information supplied by BMHC for inclusion or incorporation by reference therein. The Proxy/Consent Solicitation Statement will comply as to form in all material respects with the requirements of the DGCL and the Exchange Act and the rules and regulations thereunder, except that no representation is made by SBS with respect to statements made or incorporated by reference therein based on information supplied by BMHC for inclusion or incorporation by reference therein.

Section 3.08 Absence of Certain Changes or Events. Since January 1, 2015, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have an SBS Material Adverse Effect. From January 1, 2015, to the date of this Agreement, each of SBS and the SBS Subsidiaries has conducted its respective business in the ordinary course in all material respects.

Section 3.09 Taxes. (a) Each of SBS and each SBS Subsidiary has timely filed, taking into account any valid extensions, all income Tax Returns and all other material Tax Returns required to have been filed by them, and such Tax Returns are true, correct and complete in all material respects. Each of SBS and each SBS Subsidiary has paid all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and have been adequately reserved for in the SBS SEC Documents. No deficiency for any material Tax has been asserted or assessed by a taxing authority against SBS or any SBS Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b) Neither SBS nor any SBS Subsidiary (i) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (A) exclusively between or among SBS and wholly owned SBS Subsidiaries or (B) the principal purpose of which is unrelated to Taxes) or (ii) has any liability for the Taxes of any Person other than SBS or another SBS Subsidiary pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, or otherwise by operation of Law.

(c) Within the past three years, neither SBS nor any SBS Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(d) Neither SBS nor any SBS Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Law).

(e) No written claim has been made within the past three years by a Governmental Entity in a jurisdiction where SBS or any SBS Subsidiary does not file Tax Returns that SBS or such SBS Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction.

(f) Neither SBS nor any SBS Subsidiary has taken or agreed to take any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

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(g) Neither SBS nor any SBS Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither SBS nor any SBS Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

Section 3.10 Benefits Matters; ERISA Compliance. (a) Section 3.10(a) of the SBS Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying any material SBS Benefit Plan. SBS has delivered or made available to BMHC, to the extent applicable, true and complete copies of (i) all material SBS Benefit Plans (and all amendments thereto) or, in the case of any unwritten material SBS Benefit Plan, a written description thereof, (ii) the most recent annual report on Form 5500 (other than Schedule SSA thereto) filed with the Internal Revenue Service (the “IRS”) with respect to each material SBS Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material SBS Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any SBS Benefit Plan and (v) the most recent financial statements and actuarial reports for each SBS Benefit Plan (if any). For purposes of this Agreement, “SBS Benefit Plans” means, collectively (i) all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “SBS Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of SBS or any SBS Subsidiary or to any spouse or dependent of any of the foregoing and (ii) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between SBS or any SBS Subsidiary and any current or former directors, officers, employees or consultants of SBS or any SBS Subsidiary and any other employee benefit plan, program, policy or agreement maintained, sponsored or contributed to by SBS or any SBS Subsidiary, or with respect to which SBS or any SBS Subsidiary has any liability or contingent liability.

(b) All SBS Benefit Plans which are intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters or opinion letters from the IRS to the effect that the form of such SBS Benefit Plans and the trusts created thereunder are so qualified and tax-exempt, and no such determination letter or opinion letter has been revoked nor, to the Knowledge of SBS, has revocation been threatened, nor has any such SBS Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would reasonably be expected to adversely affect its qualification or materially increase its costs.

(c) (i) No SBS Benefit Plan which is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 or 430 of the Code or Section 4971 of the Code (a “SBS Pension Plan”) had, as of the respective last annual valuation date for each such SBS Pension Plan, an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to BMHC, (ii) none of the SBS Pension Plans either (A) has an “accumulated funding deficiency” or (B) has failed to meet any “minimum funding standards”, as applicable (under Section 302 or 303 of ERISA or Section 412 or 430 of the Code), whether or not waived, (iii) none of SBS, any SBS Subsidiary, any officer of SBS or any SBS Subsidiary or any of the SBS Benefit Plans which are subject to ERISA, including the SBS Pension Plans, any trust created thereunder or, to the Knowledge of SBS, any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject SBS, any SBS Subsidiary or any officer of SBS or any SBS Subsidiary to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable

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Law, (iv) no SBS Pension Plans and trusts have been terminated, nor is there any intention or expectation to terminate any SBS Pension Plans and trusts, (v) no SBS Benefit Plans and trusts are the subject of any Proceeding by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of any SBS Benefit Plan or trust, (vi) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any SBS Pension Plan during the last six years as to which the 30-day advance-notice requirement has not been waived and (vii) neither SBS nor any SBS Subsidiary has, or within the past six years had, contributed to, been required to contribute to, or has any liability or potential liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any SBS Multiemployer Plan. Section 3.10(c) of the SBS Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying each SBS Multiemployer Plan and each SBS Pension Plan.

(d) With respect to each SBS Benefit Plan that is an employee welfare benefit plan, such SBS Benefit Plan (including any SBS Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of SBS or the SBS Subsidiaries or terminated, in each case, without material liability to SBS and the SBS Subsidiaries on or at any time after the Effective Time.

(e) No SBS Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(f) (i) Each SBS Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in all material respects in accordance with its terms, the terms of any applicable collective bargaining agreement and is in compliance with ERISA, the Code and all other Laws applicable to such SBS Benefit Plan and (ii) SBS and each of the SBS Subsidiaries is in compliance in all material respects with ERISA, the Code and all other Laws applicable to the SBS Benefit Plans.

(g) There are no pending or, to the Knowledge of SBS, threatened claims by or on behalf of any participant in any of the SBS Benefit Plans, or otherwise involving any such SBS Benefit Plan or the assets of any SBS Benefit Plan, other than routine claims for benefits.

(h) None of the execution and delivery of this Agreement, the obtaining of the SBS Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of SBS or any of the SBS Subsidiaries to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any SBS Benefit Plan or (C) result in any breach or violation of, default under or limit SBS’s right to amend, modify or terminate any SBS Benefit Plan.

(i) No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) by any current or former director, officer, employee or consultant of SBS or any of its Subsidiaries under any SBS Benefit Plan or otherwise, would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither SBS nor any of its Subsidiaries has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code.

(j) All contributions required to be made to any SBS Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any SBS Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the

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financial statements set forth in the SBS SEC Documents. Each SBS Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(k) There does not now exist, nor, to the Knowledge of SBS, do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of SBS or any SBS Subsidiary following the Closing exclusive of any Controlled Group Liability related to BMHC or any BMHC Subsidiary becoming part of the Combined Company. Without limiting the generality of the foregoing, neither SBS nor any SBS Subsidiary, nor any of their respective ERISA Affiliates, has engaged in any transaction described in (i) Section 4069 of ERISA or (ii) Section 4204 or 4212 of ERISA with respect to any SBS Multiemployer Plans.

(l) All SBS Benefit Plans subject to the Laws of any jurisdiction outside the United States (i) have been maintained, funded and administered in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 3.11 Litigation. There is no suit, action, charge, complaint, audit, investigation, grievance or other proceeding (“Proceeding”) pending or, to the Knowledge of SBS, threatened against SBS or any SBS Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have an SBS Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of SBS, investigation by any Governmental Entity involving SBS or any SBS Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have an SBS Material Adverse Effect. Section 3.11 of the SBS Disclosure Letter sets forth a list, as of the date hereof, of each Proceeding pending or, to the Knowledge of SBS, threatened against SBS or any SBS Subsidiary or any of their respective properties or assets that would reasonably be expected to result in damages (net of insurance and expected payments from third-parties under applicable indemnities) exceeding $1,000,000.

Section 3.12 Compliance with Applicable Laws. SBS and the SBS Subsidiaries are and have been since January 1, 2012, in compliance in all material respects with all applicable Laws and material SBS Permits. To the Knowledge of SBS, no allegation or Proceeding by or before any Governmental Entity is pending or threatened alleging that SBS or an SBS Subsidiary is not in compliance in all material respects with any applicable Law or material SBS Permit or which challenges or questions the validity of any rights of the holder of any material SBS Permit. All material SBS Permits are in full force and effect, no material default (with or without notice, lapse of time or both) has occurred under any such SBS Permit and none of SBS or the SBS Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such SBS Permit. SBS and the SBS Subsidiaries are in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and any other United States and foreign Laws concerning corrupt payments. Since January 1, 2012, neither SBS nor any SBS Subsidiary has been investigated by any Governmental Entity with respect to, or given notice by a Governmental Entity of, any violation by SBS of the FCPA or any other U.S. or foreign Laws concerning corrupt payments. This section does not relate to Tax matters, employee benefits matters or environmental matters, which are the subjects of Sections 3.09, 3.10 and 3.13, respectively. Since January 1, 2012, neither SBS nor any SBS Subsidiary has been the subject of any audit, investigation or enforcement action by any Governmental Entity in connection with any Contract to which any Governmental Entity is a party. Neither SBS nor any SBS Subsidiary has been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 3.13 Environmental Matters. (a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an SBS Material Adverse Effect:

(i) SBS and the SBS Subsidiaries are and have been since January 1, 2012 in compliance with all Environmental Laws, and neither SBS nor any SBS Subsidiary has received any written communication

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from a Governmental Entity or other Person that alleges that SBS or any SBS Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law;

(ii) SBS and the SBS Subsidiaries have obtained and are and have been since January 1, 2012 in compliance with all Permits issued pursuant to any Environmental Law applicable to SBS, the SBS Subsidiaries and the SBS Properties and all such Permits are valid and in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement (it being agreed that for purposes of this Section 3.13(a)(ii), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of “Material Adverse Effect” shall not be excluded in determining whether an SBS Material Adverse Effect has occurred or would reasonably be expected to occur);

(iii) there are no Environmental Claims pending or, to the Knowledge of SBS, threatened against SBS or any of the SBS Subsidiaries;

(iv) there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against SBS or any of the SBS Subsidiaries or against any Person whose liabilities for such Environmental Claims SBS or any of the SBS Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

(v) neither SBS nor any of the SBS Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against SBS or any of the SBS Subsidiaries.

(b) As used herein:

(i) “Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (y) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (z) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

(ii) “Environmental Laws” means all applicable federal, national, state, provincial or local Laws, Judgments, or Contracts issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, public health or safety, the workplace or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(iii) “Hazardous Materials” means (y) any petroleum or petroleum products, explosive or radioactive materials or wastes, asbestos in any form, and polychlorinated biphenyls; and (z) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated (or can give rise to liability or standards of conduct) under any Environmental Law.

(iv) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pumping, emptying, escaping, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

(c) Notwithstanding any other provision of this Agreement, this Section 3.13 sets forth the sole representations and warranties of SBS in this Agreement with respect to environmental matters, including (i) compliance by SBS and the SBS Subsidiaries with Environmental Laws and (ii) Environmental Claims.

Section 3.14 Contracts. (a) As of the date of this Agreement, neither SBS nor any SBS Subsidiary is a party to any Contract required to be filed by SBS as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed SBS Contract”) that has not been so filed.

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(b) Section 3.14 of the SBS Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and SBS has made available to BMHC true and complete copies, of (i) each agreement, Contract, understanding, or undertaking to which SBS or any of the SBS Subsidiaries is a party that restricts in any material respect the ability of SBS or its Affiliates to compete in any business or with any Person in any geographical area, or that includes “most favored nations,” exclusive relations or non-solicitation clauses (excluding customary provisions for non-solicitation of employees entered into in commercial Contracts in the ordinary course of business), (ii) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any Indebtedness of SBS or any of the SBS Subsidiaries in excess of $500,000 is outstanding or may be incurred, other than any such agreement between or among SBS and the wholly owned SBS Subsidiaries and trading liabilities in the ordinary course of business, (iii) each partnership, joint venture or similar agreement, Contract, understanding or undertaking to which SBS or any of the SBS Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the SBS Subsidiaries, in each case material to SBS and the SBS Subsidiaries, taken as a whole, (iv) each indemnification, employment, consulting or other material agreement, Contract, understanding or undertaking with (x) any member of the SBS Board or (y) any executive officer of SBS, (v) each agreement, Contract, understanding or undertaking relating to the disposition or acquisition by SBS or any of the SBS Subsidiaries of any material business or any material amount of assets other than in the ordinary course of business with obligations of SBS or the SBS Subsidiaries remaining to be performed or liabilities continuing after the date of this Agreement, (vi) each material hedge, collar, option, forward purchasing, swap, derivative or similar agreement, Contract, understanding or undertaking, (vii) each agreement, Contract, understanding or undertaking requiring any capital commitment or capital expenditure (or series of capital expenditures) by SBS and the SBS Subsidiaries in an amount in excess of $500,000 and (viii) each agreement, Contract, understanding or undertaking (other than leases of real property) under which SBS and the SBS Subsidiaries are obligated to make or receive payments in the future in excess of $1,000,000 during the life of such agreement, Contract, understanding or undertaking, in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed SBS SEC Documents or Contracts terminable by SBS or any of the SBS Subsidiaries on no more than 60 days’ notice without liability or financial obligation to SBS or any of the SBS Subsidiaries. Each agreement, understanding or undertaking of the type described in this Section 3.14(b) and each Filed SBS Contract is referred to herein as a “SBS Material Contract”.

(c) Except for the matters which, individually or in the aggregate, have not had and would not reasonably be expected to have an SBS Material Adverse Effect (it being agreed that for purposes of this Section 3.14(c), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of “Material Adverse Effect” shall not be excluded in determining whether an SBS Material Adverse Effect has occurred or would reasonably be expected to occur), (i) each SBS Material Contract (including, for purposes of this Section 3.14(c), any Contract entered into after the date of this Agreement that would have been an SBS Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of SBS or one of the SBS Subsidiaries, as the case may be, and, to the Knowledge of SBS, of the other parties thereto, except, in each case, subject to the Bankruptcy and Equity Exception, (ii) each such SBS Material Contract is in full force and effect, (iii) there is no breach or default under any SBS Material Contract either by SBS or any SBS Subsidiary party thereto or, to the Knowledge of SBS, by any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by SBS or any SBS Subsidiary party thereto or, to the Knowledge of SBS, any other party thereto, and (iv) neither SBS nor any SBS Subsidiary has received written notice of termination or cancellation of any SBS Material Contract, and no party to any SBS Material Contract has provided written notice exercising or threatening exercise of any termination rights with respect thereto or of any dispute with respect to any SBS Material Contract.

Section 3.15 Properties. (a) SBS and each SBS Subsidiary has good and valid title to, or good and valid leasehold interests in, or other right to use, all their respective material properties and assets (the “SBS Properties”), free and clear of all Liens, except for Permitted Liens. The SBS Properties are, taken as a whole,

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adequate and sufficient, and in satisfactory condition, to support the operations of SBS and the SBS Subsidiaries as presently conducted. Neither SBS nor any SBS Subsidiary has leased or otherwise granted to any Person the right to use or occupy the SBS Properties owned by SBS or an SBS Subsidiary (the “Owned SBS Properties”). Other than the rights set forth pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned SBS Properties or any portion thereof or interest therein. This Section 3.15 does not relate to Intellectual Property Rights matters, which are the subject of Section 3.16.

(b) SBS and each of the SBS Subsidiaries has complied in all material respects with the terms of all leases, subleases and licenses entitling it to the use of real property owned by third parties (“SBS Leases”), and all SBS Leases are legal, valid, binding, in full force and effect and enforceable, subject to the Bankruptcy and Equity Exception. Section 3.15(b) of the SBS Disclosure Letter sets forth the address of and expiration date for each of the SBS Leases. SBS has delivered to BMHC a true and complete copy of each SBS Lease (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto), and in the case of any oral lease that is material, a written summary of the material terms of such lease. SBS and each SBS Subsidiary is in exclusive possession of the properties or assets purported to be leased under all the SBS Leases, except for (i) such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material properties and assets to which they relate in the conduct of SBS and SBS Subsidiaries as presently conducted and (ii) failures to have such possession of immaterial properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have an SBS Material Adverse Effect. Neither SBS nor any of the SBS Subsidiaries nor, to the Knowledge of SBS, any other party to each SBS Lease is in material breach or default under such lease and neither SBS nor any of the SBS Subsidiaries has Knowledge of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any material SBS Lease. Neither SBS nor any SBS Subsidiary has collaterally assigned or granted any other security interest in such SBS Leases or any interest therein.

Section 3.16 Intellectual Property. SBS and the SBS Subsidiaries own or have the right to use all patents, patent applications, patent disclosures, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, trade secrets, designs, domain names, lists, data, databases, processes, methods, schematics, technology, know-how, documentation and other proprietary or other intellectual property rights, including any such rights in computer programs (collectively, “Intellectual Property Rights”) that are used or held for use in and material to the continued operation of their business as presently conducted. No actions, suits or other Proceedings are pending or, to the Knowledge of SBS, threatened in writing against SBS or any of the SBS Subsidiaries that (i) allege that SBS or any of the SBS Subsidiaries is infringing, misappropriating or otherwise violating Intellectual Property Rights of any other Person or (ii) challenge the use, ownership, enforceability, validity, patentability or registrability of any material Intellectual Property Rights owned by SBS or any SBS Subsidiaries. None of the material Intellectual Property Rights owned by SBS or any SBS Subsidiaries is subject to any outstanding consent, settlement, ruling, injunction or other outstanding order of any Governmental Entity adversely affecting SBS’s ownership, use or disposition thereof or any rights with respect thereto. To the Knowledge of SBS, (A) neither SBS nor any of the SBS Subsidiaries nor the conduct of their respective businesses as presently conducted is infringing, misappropriating or otherwise violating any Intellectual Property Rights of any other Person and (B) no Person is infringing, misappropriating or otherwise violating any material Intellectual Property Rights owned by SBS or any of the SBS Subsidiaries. Since January 1, 2012, no prior or current employee or officer or prior or current licensee, consultant or contractor of SBS or any of the SBS Subsidiaries has asserted or, to the Knowledge of SBS, has any ownership in any material Intellectual Property Rights purported to be owned, or that are used or held for use, by SBS or any of the SBS Subsidiaries in the operation of their respective businesses. SBS and the SBS Subsidiaries take commercially reasonable actions, including those common in the industry, to maintain and protect their material confidential information and other material Intellectual Property Rights (including the secrecy, confidentiality and value of their trade secrets), and use commercially reasonable efforts to protect and maintain their information technology systems, including the data stored therein, and to provide for the continuity, integrity, and security thereof, as well as the back-up and recovery of data stored therein.

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Section 3.17 Product Liability and Warranty. Section 3.17 of the SBS Disclosure Letter sets forth the standard warranties offered by SBS and the SBS Subsidiaries (excluding pass-through manufacturer’s warranties) for all services provided by, and all products manufactured, sold, leased or delivered by SBS and the SBS Subsidiaries, it being understood that customer warranties routinely supersede the standard warranties offered by SBS and the SBS Subsidiaries. Since January 1, 2012, to the Knowledge of SBS, neither SBS nor any of the SBS Subsidiaries has taken any action, nor has any event or series of actions occurred, which is reasonably likely to give rise to a material increase in product warranty claims from SBS’s historical experience.

Section 3.18 Affiliate Transactions. There are no agreements, Contracts, understandings or undertakings between SBS or any SBS Subsidiary, on the one hand, and any Affiliate of SBS, on the other hand (other than the SBS Subsidiaries), that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act (collectively, “SBS Affiliate Transactions”) that has not been disclosed in the Filed SBS SEC Documents.

Section 3.19 Labor Matters.

(a) As of the date of this Agreement, Section 3.19 of the SBS Disclosure Letter sets forth a true and complete list of all collective bargaining or other Contracts with any labor organization applicable to any employees of SBS or any of the SBS Subsidiaries. To the Knowledge of SBS, no labor organization, employee representative or group of employees of SBS or any SBS Subsidiary has made a demand for recognition or certification or engaged in any union organizing or decertification activities since January 1, 2012, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other Governmental Entity. To the Knowledge of SBS, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts or other material labor disputes pending or threatened against or involving SBS or any SBS Subsidiary, and no such material disputes have occurred since January 1, 2012. None of SBS or any of the SBS Subsidiaries has breached or otherwise failed to comply in any material respect with any provision of any collective bargaining agreement or other Contract with any labor organization applicable to any employees of SBS or any of the SBS Subsidiaries. There are no material grievances, arbitrations, charges or complaints outstanding or, to the Knowledge of SBS, threatened. SBS has made available to BMHC true and complete copies of all collective bargaining agreements and other Contracts with any labor organization (including all amendments thereto) applicable to any employees of SBS or any SBS Subsidiary, including any expired collective bargaining agreements whose terms remain in force, in whole or in part, with respect to such employees (the “SBS CBAs”). Except as otherwise set forth in the SBS CBAs, neither SBS nor any SBS Subsidiary, as of the date of this Agreement, has entered into any agreement, arrangement, understanding or Contract, whether written or oral, with any labor organization or other employee representative body which would prevent, restrict or materially impede the consummation of the Merger or other transactions contemplated by this Agreement or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them). Since January 1, 2012, neither SBS nor any SBS Subsidiary has implemented any facility closing or layoff of employees requiring notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”).

(b) SBS and the SBS Subsidiaries are and since January 1, 2012, have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. To the Knowledge of SBS, all employees of SBS and the SBS Subsidiaries are properly classified under the Fair Labor Standards Act and state and local wage and hour Laws in all material respects. There are no material Proceedings against SBS or the SBS Subsidiaries or, to the Knowledge of SBS, threatened to be brought or filed, by or with any Governmental Entity in connection with the employment of any current or former applicant, employee, consultant or independent contractor of SBS or any SBS Subsidiary

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including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws. Since January 1, 2012, neither SBS nor any SBS Subsidiary has been the subject of any audit, investigation or enforcement action by any Governmental Entity with respect to compliance with immigration Laws.

Section 3.20 Customers and Suppliers.

(a) Section 3.20(a) of the SBS Disclosure Letter sets forth an accurate and complete list of each customer that, in the year ended December 31, 2014 was one of the 20 largest sources of revenues for SBS and its Subsidiaries, based on amounts paid or payable (each, a “SBS Significant Customer”). As of the date hereof, none of SBS or any of its Subsidiaries has any outstanding material disputes with an SBS Significant Customer other than in the ordinary course of business consistent with past practice, and neither SBS nor any of its Subsidiaries has received notice of the intention of an SBS Significant Customer to materially reduce the scale of the business conducted with SBS or its Subsidiaries or to terminate or materially modify any existing material Contract with SBS and its Subsidiaries.

(b) Section 3.20(b) of the SBS Disclosure Letter sets forth an accurate and complete list of each supplier or other service provider of SBS and its Subsidiaries that was one of the 20 largest suppliers of goods and services thereto, based on amounts payable to such suppliers for the year ended December 31, 2014 (each a “SBS Significant Supplier”). As of the date hereof, neither SBS nor any of its Subsidiaries has received any notice of the intention of an SBS Significant Supplier not to continue as a supplier of SBS and its Subsidiaries or to terminate or materially modify existing Contracts with SBS and its Subsidiaries.

Section 3.21 Takeover Provisions. No state anti-takeover statute or regulation (including Section 203 of the DGCL), nor any takeover-related provision in the SBS Certificate or SBS By-laws, is applicable to SBS, BMHC, this Agreement, the Ancillary Agreements or the Merger that would (i) prohibit or restrict the ability of SBS to perform its obligations under this Agreement, the Ancillary Agreements or the Certificate of Merger, or its ability to consummate the Merger or the other transactions contemplated hereby, (ii) have the effect of invalidating or voiding this Agreement, the Ancillary Agreements or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject BMHC to any impediment or condition in connection with the exercise of any of its rights under this Agreement, the Ancillary Agreements or the Certificate of Merger.

Section 3.22 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Barclays Capital Inc. (the “SBS Financial Advisor”), the fees and expenses of which will be paid by SBS, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of SBS. SBS has furnished to BMHC true and complete copies of all agreements between or among SBS and/or its Subsidiaries and the SBS Financial Advisor relating to the Merger or any of the other transactions contemplated by this Agreement.

Section 3.23 Opinion of Financial Advisor. The SBS Board has received an oral opinion from the SBS Financial Advisor, to be confirmed in writing (with a copy provided, only for informational purposes, to BMHC promptly upon receipt by SBS), to the effect that, as of the date of this Agreement and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Exchange Ratio to be paid in the Merger by SBS is fair to SBS from a financial point of view.

Section 3.24 Insurance. Each of SBS and the SBS Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each material insurance policy of SBS or any SBS Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither SBS nor any of the SBS Subsidiaries is (with or without notice or

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lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy and the aggregate coverage that continues to be available under each such policy is not materially less than the original aggregate coverage available under such policy. As of the date of this Agreement, there is no claim by SBS or any of the SBS Subsidiaries pending under any such policies that (a) to the Knowledge of SBS, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice, or (b) if not paid would be material to SBS.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III, BMHC acknowledges that none of SBS, the SBS Subsidiaries or any other Person on behalf of SBS makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of BMHC

BMHC represents and warrants to SBS that the statements contained in this ARTICLE IV are true and correct except as set forth in the disclosure letter delivered by BMHC to SBS at or before the execution and delivery by BMHC of this Agreement (the “BMHC Disclosure Letter”). The BMHC Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this ARTICLE IV, and the disclosure in any section shall be deemed to qualify other sections in this ARTICLE IV to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections; provided that disclosure of any fact, circumstance or information shall be deemed to be disclosed on Section 4.03(a) or Section 4.08 of the BMHC Disclosure Letter only if expressly set forth thereon, without cross references.

Section 4.01 Organization, Standing and Power. Each of BMHC and each of its Subsidiaries (the “BMHC Subsidiaries”) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the BMHC Subsidiaries, where the failure to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a BMHC Material Adverse Effect. Each of BMHC and the BMHC Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted in all material respects (the “BMHC Permits”). Each of BMHC and the BMHC Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a BMHC Material Adverse Effect. BMHC has delivered or made available to SBS, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of BMHC in effect as of the date of this Agreement (the “BMHC Certificate”) and the amended and restated by-laws of BMHC in effect as of the date of this Agreement (the “BMHC By-laws”).

Section 4.02 BMHC Subsidiaries. (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each BMHC Subsidiary have been validly issued and are fully paid and nonassessable and are owned by BMHC, by another BMHC Subsidiary or by BMHC and another BMHC Subsidiary, free and clear of all Liens, except for Liens related to indebtedness reflected in the BMHC Financial Statements or that are otherwise not material, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. Section 4.02(a) of the BMHC Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the BMHC Subsidiaries.

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(b) Except for the capital stock and voting securities of, and other equity interests in, the BMHC Subsidiaries, neither BMHC nor any BMHC Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity. No BMHC Subsidiary owns any shares of capital stock or other equity securities of BMHC.

Section 4.03 Capital Structure. (a) The authorized capital stock of BMHC consists of 200,000,000 shares of BMHC Common Stock. At the close of business on June 1, 2015, (i) 74,742,106 shares of BMHC Common Stock were issued and outstanding, (ii) 847,768 shares of BMHC Common Stock were issuable upon vesting and settlement of outstanding BMHC Time-Vesting Restricted Stock Units, (iii) 300,500 shares of BMHC Common Stock were issuable upon vesting and settlement of outstanding BMHC Performance-Vesting Restricted Stock Units (assuming achievement of applicable performance goals at maximum), (iv) 786,666 shares of BMHC Common Stock were held by BMHC in its treasury and (v) 1,710,844 shares of BMHC Common Stock were reserved and available for issuance pursuant to the BMHC Stock Plans. Section 4.03(a) of the BMHC Disclosure Letter contains a correct and complete list, as of June 1, 2015, of the BMHC Time-Vesting Restricted Stock Units and BMHC Performance-Vesting Restricted Stock Units issued and outstanding under the BMHC Stock Plans or otherwise, including the applicable BMHC Stock Plan pursuant to which such award was issued, holder, type of award, date of grant, exercise price, number of BMHC Common Stock and vesting schedule. Except as set forth in this Section 4.03(a), at the close of business on June 1, 2015, no shares of capital stock or voting securities of, or other equity interests in, BMHC were issued, reserved for issuance or outstanding.

(b) All outstanding shares of BMHC Common Stock are, and, at the time of issuance, all such shares that may be issued upon the settlement of BMHC Restricted Stock Units or pursuant to the BMHC Stock Plans will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the BMHC Certificate, the BMHC By-laws or any Contract to which BMHC is a party or otherwise bound. Except as set forth above in this Section 4.03 or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of BMHC or any BMHC Subsidiary to issue, transfer, dispose of, redeem, repurchase, acquire, deliver or sell, or cause to be issued, transferred, disposed of, redeemed, repurchased, acquired, delivered or sold, (x) any capital stock of BMHC or any BMHC Subsidiary or any securities of BMHC or any BMHC Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, BMHC or any BMHC Subsidiary, (y) any warrants, calls, options, restricted or performance stock units, or other rights to acquire from BMHC or any BMHC Subsidiary, or any other obligation of BMHC or any BMHC Subsidiary to issue, transfer, dispose of, redeem, repurchase, acquire, deliver or sell, or cause to be issued, transferred, disposed of, redeemed, repurchased, acquired, delivered or sold, any capital stock or voting securities of, or other equity interests in, BMHC or any BMHC Subsidiary or (z) any stock appreciation right, phantom stock or any rights issued by or other obligations of BMHC or any BMHC Subsidiary that are linked in any way to the price of any class of BMHC capital stock or any shares of capital stock of any BMHC Subsidiary, the value of BMHC, any BMHC Subsidiary or any part of BMHC or any BMHC Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of BMHC or any BMHC Subsidiary (collectively, “Contingent BMHC Equity”). From the close of business on June 1, 2015 to the date of this Agreement, there have been no issuances by BMHC of shares of capital stock or voting securities of, or Contingent BMHC Equity in, BMHC other than the issuance of BMHC Common Stock upon the conversion of BMHC Restricted Stock Units outstanding at the close of business on June 1, 2015 and in accordance with their terms in effect at such time. Except for acquisitions, or deemed acquisitions, of BMHC Common Stock or other equity securities of BMHC in connection with (i) required tax withholding in connection with vesting and/or settlement of BMHC Restricted Stock Units and (ii) forfeitures of BMHC Restricted Stock Units, there are not any outstanding obligations of BMHC or any of the BMHC Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of BMHC or any BMHC Subsidiary or any Contingent BMHC Equity.

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(c) There are no bonds, debentures, notes or other Indebtedness of BMHC or any BMHC Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of BMHC may vote (“BMHC Voting Debt”). Except for the Ancillary Agreements, neither BMHC nor any of the BMHC Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, BMHC. Except for the Ancillary Agreements, neither BMHC nor any of the BMHC Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of BMHC or any of the BMHC Subsidiaries.

Section 4.04 Authority; Execution and Delivery; Enforceability. BMHC has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, solely in the case of the Merger, to the receipt of the BMHC Stockholder Approval. The board of directors of BMHC (the “BMHC Board”) has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of BMHC was present, (i) approving the execution, delivery and performance of this Agreement, (ii) determining that entering into this Agreement is in the best interests of BMHC and its stockholders, (iii) declaring this Agreement and the transactions contemplated herein advisable, (iv) recommending that BMHC’s stockholders adopt this Agreement, and (v) directing that this Agreement be submitted to BMHC’s stockholders for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the adoption of this Agreement by the affirmative vote or written consent of the holders of a majority of the outstanding shares of BMHC Common Stock entitled to vote at a BMHC stockholders meeting (the “BMHC Stockholder Approval”), no other corporate actions on the part of BMHC are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). BMHC has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by SBS, this Agreement constitutes a legal, valid and binding obligation of BMHC, enforceable against it in accordance with its terms subject to the Bankruptcy and Equity Exception.

Section 4.05 No Conflicts; Consents. (a) The execution and delivery by BMHC of this Agreement does not, and the performance by BMHC of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties, rights or assets of BMHC or any BMHC Subsidiary under, or require any consent or approval by, or any notice to, any Person under any provision of (i) the BMHC Certificate, the BMHC By-laws or the comparable charter or organizational documents of any BMHC Subsidiary (assuming that the BMHC Stockholder Approval is obtained), (ii) any Contract to which BMHC or any BMHC Subsidiary is a party or by which any of their respective properties or assets is bound or any BMHC Permit or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case, applicable to BMHC or any BMHC Subsidiary or their respective properties or assets (assuming that the BMHC Stockholder Approval is obtained), other than, (A) in the case of clause (ii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a BMHC Material Adverse Effect (it being agreed that for purposes of this Section 4.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of “Material Adverse Effect” shall not be excluded in determining whether a BMHC Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger, and (B) in the case of clause (iii) above, matters that are not material to BMHC and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to BMHC or any BMHC Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or

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the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Proxy/Consent Solicitation Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4 and (C) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the HSR Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which SBS and BMHC are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Merger Consideration, (v) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the Merger Consideration and (vi) such other matters that, individually or in the aggregate, are not material to BMHC and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 4.06 Financial Statements; Undisclosed Liabilities. (a) Set forth on Schedule 4.06 is a copy of (i) the audited consolidated balance sheets of BMHC and the BMHC Subsidiaries at and as of December 31, 2014, 2013 and 2012 and the related audited consolidated statements of income, cash flows and stockholder’s equity of BMHC and the BMHC Subsidiaries for the years ended December 31, 2014, 2013 and 2012 (in each case, including the related notes and schedules, where applicable) (the “BMHC Audited Financial Statements”) and (ii) an unaudited, consolidated balance sheet of BMHC and the BMHC Subsidiaries as of March 31, 2015, and the related statements of income, cash flows and stockholder’s equity of BMHC and the BMHC Subsidiaries for the interim period then ended (the “BMHC Unaudited Financial Statements” and, together with the BMHC Audited Financial Statements, the “BMHC Financial Statements”).

(b) Except as described in the notes thereto, the BMHC Financial Statements (i) present fairly, in all material respects, the consolidated financial position and the consolidated results of operations of BMHC and the BMHC Subsidiaries as of and for the periods presented therein (subject, in the case of the BMHC Unaudited Financial Statements, to the absence of footnotes and to normally recurring and non-material year-end adjustments), (ii) have been prepared from the accounting books and records of BMHC and the BMHC Subsidiaries and (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except as may be indicated in the notes thereto and except, in the case of the BMHC Unaudited Financial Statements, for the absence of footnotes and subject to normally recurring and non-material year-end adjustments. No financial statements of any Person other than BMHC and its consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of BMHC. The books and records of BMHC and the BMHC Subsidiaries are true and correct in all material respects.

(c) Except (i) as reflected or reserved against in BMHC’s consolidated audited balance sheet as of December 31, 2014 (or the notes thereto), (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2014, and (iii) for liabilities incurred in connection with or contemplated by this Agreement, neither BMHC nor any BMHC Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a BMHC Material Adverse Effect.

(d) BMHC maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of BMHC’s properties or assets.

(e) To the Knowledge of BMHC, BMHC has no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely

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affect BMHC’s ability to record, process, summarize and report financial information. BMHC does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in BMHC’s internal control over financial reporting. To the Knowledge of BMHC, no executive officer or director of BMHC has received or otherwise had or obtained knowledge of, and to the Knowledge of BMHC, no auditor, accountant, or representative of BMHC has provided written notice to BMHC or any executive officer or director of, any substantive complaint or allegation that BMHC or any of its Subsidiaries has engaged in improper accounting practices. To the Knowledge of BMHC, no attorney representing BMHC or any of the Subsidiaries of BMHC has reported to the BMHC Board or any committee thereof or to any current director or executive officer of BMHC evidence of a material violation of United States or other securities Laws or breach of fiduciary duty by BMHC or any of its executive officers or directors.

(f) Neither BMHC nor any of the BMHC Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance-sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among BMHC and any of the BMHC Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, BMHC or any of the Subsidiaries of BMHC in the BMHC Financial Statements.

(g) Since January 1, 2012, none of BMHC, BMHC’s independent accountants, the BMHC Board or the audit committee of the BMHC Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of BMHC, (y) “material weakness” in the internal controls over financial reporting of BMHC or (z) fraud, whether or not material, that involves management or other employees of BMHC who have a significant role in the internal controls over financial reporting of BMHC.

(h) Neither BMHC nor any of the BMHC Subsidiaries is, or has at any time since January 1, 2014, been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.07 Information Supplied. None of the information supplied or to be supplied by BMHC for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy/Consent Solicitation Statement will, at the date it is first mailed to each of SBS’s stockholders and BMHC’s stockholders or at the time of the SBS Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy/Consent Solicitation Statement will comply as to form in all material respects with the requirements of the DGCL and the Exchange Act and the rules and regulations thereunder, except that no representation is made by BMHC with respect to statements made or incorporated by reference therein based on information supplied by SBS for inclusion or incorporation by reference therein.

Section 4.08 Absence of Certain Changes or Events. Since January 1, 2015, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a BMHC Material Adverse Effect. From January 1, 2015, to the date of this Agreement, each of BMHC and the BMHC Subsidiaries has conducted its respective business in the ordinary course in all material respects.

Section 4.09 Taxes. (a) Each of BMHC and each BMHC Subsidiary has timely filed, taking into account any valid extensions, all income Tax Returns and all other material Tax Returns required to have been filed by them, and such Tax Returns are true, correct and complete in all material respects. Each of BMHC and each BMHC Subsidiary has paid all material Taxes required to have been paid by it other than Taxes that are not yet

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due or that are being contested in good faith in appropriate proceedings and have been adequately reserved for in the BMHC Financial Statements. No deficiency for any material Tax has been asserted or assessed by a taxing authority against BMHC or any BMHC Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b) Neither BMHC nor any BMHC Subsidiary (i) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (A) exclusively between or among BMHC and wholly owned BMHC Subsidiaries or (B) the principal purpose of which is unrelated to Taxes) or (ii) has any liability for the Taxes of any Person other than BMHC or another BMHC Subsidiary pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of Law.

(c) Within the past three years, neither BMHC nor any BMHC Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(d) Neither BMHC nor any BMHC Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Law).

(e) No written claim has been made within the past three years by a Governmental Entity in a jurisdiction where BMHC or any BMHC Subsidiary does not file Tax Returns that BMHC or such BMHC Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction.

(f) Neither BMHC nor any BMHC Subsidiary has taken or agreed to take any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(g) Neither BMHC nor any BMHC Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither BMHC nor any BMHC Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

Section 4.10 Benefits Matters; ERISA Compliance. (a) Section 4.10(a) of the BMHC Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying any material BMHC Benefit Plan. BMHC has delivered or made available to SBS, to the extent applicable, true and complete copies of (i) all material BMHC Benefit Plans (and all amendments thereto) or, in the case of any unwritten material BMHC Benefit Plan, a written description thereof, (ii) the most recent annual report on Form 5500 (other than Schedule SSA thereto) filed with the IRS with respect to each material BMHC Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material BMHC Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any BMHC Benefit Plan and (v) the most recent financial statements and actuarial reports for each BMHC Benefit Plan (if any). For purposes of this Agreement, “BMHC Benefit Plans” means, collectively (i) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “BMHC Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of BMHC or any BMHC Subsidiary or to any spouse or dependent of any of the

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foregoing and (ii) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between BMHC or any BMHC Subsidiary and any current or former directors, officers, employees or consultants of BMHC or any BMHC Subsidiary and any other employee benefit plan, program, policy or agreement maintained, sponsored or contributed to by BMHC or any BMHC Subsidiary, or with respect to which BMHC or any BMHC Subsidiary has any liability or contingent liability.

(b) All BMHC Benefit Plans which are intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters or opinion letters from the IRS to the effect that the form of such BMHC Benefit Plans and the trusts created thereunder are so qualified and tax-exempt, and no such determination letter or opinion letter has been revoked nor, to the Knowledge of BMHC, has revocation been threatened, nor has any such BMHC Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would reasonably be expected to adversely affect its qualification or materially increase its costs.

(c) (i) No BMHC Benefit Plan which is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 or 430 of the Code or Section 4971 of the Code (a “BMHC Pension Plan”) had, as of the respective last annual valuation date for each such BMHC Pension Plan, an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to SBS, (ii) none of the BMHC Pension Plans either (A) has an “accumulated funding deficiency” or (B) has failed to meet any “minimum funding standards”, as applicable (under Section 302 or 303 of ERISA or Section 412 or 430 of the Code), whether or not waived, (iii) none of BMHC, any BMHC Subsidiary, any officer of BMHC or any BMHC Subsidiary or any of the BMHC Benefit Plans which are subject to ERISA, including the BMHC Pension Plans, any trust created thereunder or, to the Knowledge of BMHC, any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject BMHC, any BMHC Subsidiary or any officer of BMHC or any BMHC Subsidiary to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law, (iv) no BMHC Pension Plans and trusts have been terminated, nor is there any intention or expectation to terminate any BMHC Pension Plans and trusts, (v) no BMHC Benefit Plans and trusts are the subject of any Proceeding by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of any BMHC Benefit Plan or trust, (vi) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any BMHC Pension Plan during the last six years as to which the 30-day advance-notice requirement has not been waived and (vii) neither BMHC nor any BMHC Subsidiary has, or within the past six years had, contributed to, been required to contribute to, or has any liability or potential liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any BMHC Multiemployer Plan. Section 4.10(c) of the BMHC Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying each BMHC Multiemployer Plan and each BMHC Pension Plan.

(d) With respect to each BMHC Benefit Plan that is an employee welfare benefit plan, such BMHC Benefit Plan (including any BMHC Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of BMHC or the BMHC Subsidiaries or terminated, in each case, without material liability to BMHC and the BMHC Subsidiaries on or at any time after the Effective Time.

(e) No BMHC Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(f) (i) Each BMHC Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in all material respects in accordance with its terms, the terms of any applicable collective bargaining agreement and is in compliance with ERISA, the Code and all other Laws applicable to such BMHC Benefit Plan and (ii) BMHC and each of the BMHC Subsidiaries is in compliance in all material respects with ERISA, the Code and all other Laws applicable to the BMHC Benefit Plans.

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(g) There are no pending or, to the Knowledge of BMHC, threatened claims by or on behalf of any participant in any of the BMHC Benefit Plans, or otherwise involving any such BMHC Benefit Plan or the assets of any BMHC Benefit Plan, other than routine claims for benefits.

(h) None of the execution and delivery of this Agreement, the obtaining of the BMHC Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of BMHC or any of the BMHC Subsidiaries to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any BMHC Benefit Plan or (C) result in any breach or violation of, default under or limit BMHC’s right to amend, modify or terminate any BMHC Benefit Plan. Neither BMHC nor any of its Subsidiaries has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code.

(i) All contributions required to be made to any BMHC Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any BMHC Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements set forth in the BMHC Financial Statements. Each BMHC Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(j) There does not now exist, nor, to the Knowledge of BMHC, do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of BMHC or any BMHC Subsidiary following the Closing exclusive of any Controlled Group Liability related to SBS or any SBS Subsidiary becoming part of the Combined Company. Without limiting the generality of the foregoing, neither BMHC nor any BMHC Subsidiary, nor any of their respective ERISA Affiliates, has engaged in any transaction described in (i) Section 4069 of ERISA or (ii) Section 4204 or 4212 of ERISA with respect to any BMHC Multiemployer Plans.

(k) All BMHC Benefit Plans subject to the Laws of any jurisdiction outside the United States (i) have been maintained, funded and administered in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 4.11 Litigation. There is no Proceeding pending or, to the Knowledge of BMHC, threatened against BMHC or any BMHC Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a BMHC Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of BMHC, investigation by any Governmental Entity involving BMHC or any BMHC Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a BMHC Material Adverse Effect. Section 4.11 of the BMHC Disclosure Letter sets forth a list, as of the date hereof, of each Proceeding pending or, to the Knowledge of BMHC, threatened against BMHC or any BMHC Subsidiary or any of their respective properties or assets that would reasonably be expected to result in damages (net of insurance and expected payments from third-parties under applicable indemnities) exceeding $1,000,000. On January 4, 2010, the U.S. Bankruptcy Court for the District of Delaware entered an order discharging all claims that existed (whether filed or that could have been filed) on or before January 4, 2010 against BMHC or any of the BMHC Subsidiaries.

Section 4.12 Compliance with Applicable Laws. BMHC and the BMHC Subsidiaries are and have been since January 1, 2012, in compliance in all material respects with all applicable Laws and material BMHC Permits. To the Knowledge of BMHC, no allegation or Proceeding by or before any Governmental Entity is

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pending or threatened alleging that BMHC or a BMHC Subsidiary is not in compliance in all material respects with any applicable Law or material BMHC Permit or which challenges or questions the validity of any rights of the holder of any material BMHC Permit. All material BMHC Permits are in full force and effect, no material default (with or without notice, lapse of time or both) has occurred under any such BMHC Permit and none of BMHC or the BMHC Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such BMHC Permit. BMHC and the BMHC Subsidiaries are in compliance in all material respects with the FCPA and any other United States and foreign Laws concerning corrupt payments. Since January 1, 2012, neither BMHC nor any BMHC Subsidiary has been investigated by any Governmental Entity with respect to, or given notice by a Governmental Entity of, any violation by BMHC of the FCPA or any other U.S. or foreign Laws concerning corrupt payments. This section does not relate to Tax matters, employee benefits matters or environmental matters, which are the subjects of Sections 4.09, 4.10 and 4.13, respectively. Since January 1, 2012, neither BMHC nor any BMHC Subsidiary has been the subject of any audit, investigation or enforcement action by any Governmental Entity in connection with any Contract to which any Governmental Entity is a party. Neither BMHC nor any BMHC Subsidiary has been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 4.13 Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a BMHC Material Adverse Effect:

(a) BMHC and the BMHC Subsidiaries are and have been since January 1, 2012 in compliance with all Environmental Laws, and neither BMHC nor any BMHC Subsidiary has received any written communication from a Governmental Entity or other Person that alleges that BMHC or any BMHC Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law;

(b) BMHC and the BMHC Subsidiaries have obtained and are and have been since January 1, 2012 in compliance with all Permits issued pursuant to any Environmental Law applicable to BMHC, the BMHC Subsidiaries and the BMHC Properties and all such Permits are valid and in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement (it being agreed that for purposes of this Section 4.13(a)(ii), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of “Material Adverse Effect” shall not be excluded in determining whether a BMHC Material Adverse Effect has occurred or would reasonably be expected to occur);

(c) there are no Environmental Claims pending or, to the Knowledge of BMHC, threatened against BMHC or any of the BMHC Subsidiaries;

(d) there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against BMHC or any of the BMHC Subsidiaries or against any Person whose liabilities for such Environmental Claims BMHC or any of the BMHC Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

(e) neither BMHC nor any of the BMHC Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against BMHC or any of the BMHC Subsidiaries.

(f) Notwithstanding any other provision of this Agreement, this Section 4.13 sets forth the sole representations and warranties of BMHC in this Agreement with respect to environmental matters, including (i) compliance by BMHC and the BMHC Subsidiaries with Environmental Laws and (ii) Environmental Claims.

Section 4.14 Contracts.

(a) Section 4.14 of the BMHC Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and BMHC has made available to SBS true and complete copies, of (i) each agreement, Contract,

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understanding, or undertaking to which BMHC or any of the BMHC Subsidiaries is a party that restricts in any material respect the ability of BMHC or its Affiliates to compete in any business or with any Person in any geographical area, or that includes “most favored nations,” exclusive relations or non-solicitation clauses (excluding customary provisions for non-solicitation of employees entered into in commercial contracts in the ordinary course of business), (ii) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any Indebtedness of BMHC or any of the BMHC Subsidiaries in excess of $500,000 is outstanding or may be incurred, other than any such agreement between or among BMHC and the wholly owned BMHC Subsidiaries and trading liabilities in the ordinary course of business, (iii) each partnership, joint venture or similar agreement, Contract, understanding or undertaking to which BMHC or any of the BMHC Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the BMHC Subsidiaries, in each case material to BMHC and the BMHC Subsidiaries, taken as a whole, (iv) each indemnification, employment, consulting or other material agreement, Contract, understanding or undertaking with (x) any member of the BMHC Board or (y) any executive officer of BMHC, (v) each agreement, Contract, understanding or undertaking relating to the disposition or acquisition by BMHC or any of the BMHC Subsidiaries of any material business or any material amount of assets other than in the ordinary course of business with obligations of SBS or the SBS Subsidiaries remaining to be performed or liabilities continuing after the date of this Agreement, (vi) each material hedge, collar, option, forward purchasing, swap, derivative or similar agreement, Contract, understanding or undertaking, (vii) each agreement, Contract, understanding or undertaking requiring any capital commitment or capital expenditure (or series of capital expenditures) by BMHC and the BMHC Subsidiaries in an amount in excess of $500,000 and (viii) each agreement, Contract, understanding or undertaking (other than leases of real property) under which BMHC and the BMHC Subsidiaries are obligated to make or receive payments in the future in excess of $1,000,000 during the life of such agreement, Contract, understanding or undertaking, in each case, other than those Contracts terminable by BMHC or any of the BMHC Subsidiaries on no more than 60 days’ notice without liability or financial obligation to BMHC or any of the BMHC Subsidiaries. Each agreement, understanding or undertaking of the type described in this Section 4.14(a) is referred to herein as a “BMHC Material Contract”.

(b) Except for the matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a BMHC Material Adverse Effect (it being agreed that for purposes of this Section 4.14(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of “Material Adverse Effect” shall not be excluded in determining whether a BMHC Material Adverse Effect has occurred or would reasonably be expected to occur), (i) each BMHC Material Contract (including, for purposes of this Section 4.14(b), any Contract entered into after the date of this Agreement that would have been a BMHC Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of BMHC or one of the BMHC Subsidiaries, as the case may be, and, to the Knowledge of BMHC, of the other parties thereto, except, in each case, subject to the Bankruptcy and Equity Exception, (ii) each such BMHC Material Contract is in full force and effect, (iii) there is no breach or default under any BMHC Material Contract either by BMHC or any BMHC Subsidiary party thereto or, to the Knowledge of BMHC, by any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by BMHC or any BMHC Subsidiary party thereto or, to the Knowledge of BMHC, any other party thereto, and (iv) neither BMHC nor any BMHC Subsidiary has received written notice of termination or cancellation of any BMHC Material Contract, and no party to any BMHC Material Contract has provided written notice exercising or threatening exercise of any termination rights with respect thereto or of any dispute with respect to any BMHC Material Contract.

Section 4.15 Properties. (a) BMHC and each BMHC Subsidiary has good and valid title to, or good and valid leasehold interests in, or other right to use, all their respective material properties and assets (the “BMHC Properties”), free and clear of all Liens, except for Permitted Liens. The BMHC Properties are, taken as a whole, adequate and sufficient, and in satisfactory condition, to support the operations of BMHC and the BMHC Subsidiaries as presently conducted. Neither BMHC nor any BMHC Subsidiary has leased or otherwise granted

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to any Person the right to use or occupy the BMHC Properties owned by BMHC or a BMHC Subsidiary (the “Owned BMHC Properties”). Other than the rights set forth pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned BMHC Properties or any portion thereof or interest therein. This Section 4.15 does not relate to Intellectual Property Rights matters, which are the subject of Section 4.16.

(b) BMHC and each of the BMHC Subsidiaries has complied in all material respects with the terms of all leases, subleases and licenses entitling it to the use of real property owned by third parties (“BMHC Leases”), and all BMHC Leases are legal, valid, binding, in full force and effect and enforceable, subject to the Bankruptcy and Equity Exception. Section 4.15(b) of the BMHC Disclosure Letter sets forth the address of and expiration date for each of the BMHC Leases. BMHC has delivered to SBS a true and complete copy of each BMHC Lease (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto), and in the case of any oral lease that is material, a written summary of the material terms of such lease. BMHC and each BMHC Subsidiary is in exclusive possession of the properties or assets purported to be leased under all the BMHC Leases, except for (i) such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material properties and assets to which they relate in the conduct of BMHC and BMHC Subsidiaries as presently conducted and (ii) failures to have such possession of immaterial properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a BMHC Material Adverse Effect. Neither BMHC nor any of the BMHC Subsidiaries nor, to the Knowledge of BMHC, any other party to each BMHC Lease is in material breach or default under such lease and neither BMHC nor any of the BMHC Subsidiaries has Knowledge of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any material BMHC Lease. Neither BMHC nor any BMHC Subsidiary has collaterally assigned or granted any other security interest in such BMHC Leases or any interest therein.

Section 4.16 Intellectual Property. BMHC and the BMHC Subsidiaries own or have the right to use all Intellectual Property Rights that are used or held for use in and material to the continued operation of their business as presently conducted. No actions, suits or other Proceedings are pending or, to the Knowledge of BMHC , threatened in writing against BMHC or any of the BMHC Subsidiaries that (i) allege that BMHC or any of the BMHC Subsidiaries is infringing, misappropriating or otherwise violating Intellectual Property Rights of any other Person, or (ii) challenge the use, ownership, enforceability, validity, patentability or registrability of any material Intellectual Property Rights owned by BMHC or any BMHC Subsidiaries. None of the material Intellectual Property Rights owned by BMHC or any BMHC Subsidiaries is subject to any outstanding consent, settlement, ruling, injunction or other outstanding order of any Governmental Entity adversely affecting BMHC’s ownership, use or disposition thereof or any rights with respect thereto. To the Knowledge of BMHC, (A) neither BMHC nor any of the BMHC Subsidiaries nor the conduct of their respective businesses as presently conducted is infringing, misappropriating or otherwise violating any Intellectual Property Rights of any other Person and (B) no Person is infringing, misappropriating or otherwise violating any material Intellectual Property Rights owned by BMHC or any of the BMHC Subsidiaries. Since January 1, 2012, no prior or current employee or officer or prior or current licensee, consultant or contractor of BMHC or any of the BMHC Subsidiaries has asserted or, to the Knowledge of BMHC, has any ownership in any material Intellectual Property Rights purported to be owned, or that are used or held for use, by BMHC or any of the BMHC Subsidiaries in the operation of their respective businesses. BMHC and the BMHC Subsidiaries take commercially reasonable actions, including those common in the industry, to maintain and protect their material confidential information and other material Intellectual Property Rights (including the secrecy, confidentiality and value of their trade secrets), and use commercially reasonable efforts to protect and maintain their information technology systems, including the data stored therein, and to provide for the continuity, integrity, and security thereof, as well as the back-up and recovery of data stored therein.

Section 4.17 Product Liability and Warranty. Section 4.17 of the BMHC Disclosure Letter sets forth the standard warranties offered by BMHC and the BMHC Subsidiaries (excluding pass-through manufacturer’s

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warranties) for all services provided by, and all products manufactured, sold, leased or delivered by, BMHC and the BMHC Subsidiaries, it being understood that customer warranties routinely supersede the standard warranties offered by BMHC and the BMHC Subsidiaries. Since January 1, 2012, to the Knowledge of BMHC, neither BMHC nor any of the BMHC Subsidiaries has taken any action, nor has any event or series of actions occurred, which is reasonably likely to give rise to a material increase in product warranty claims from BMHC’s historical experience.

Section 4.18 Affiliate Transactions. There are no agreements, Contracts, understandings or undertakings between BMHC or any BMHC Subsidiary, on the one hand, and any Affiliate of BMHC, on the other hand (other than the BMHC Subsidiaries), that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act (collectively, “BMHC Affiliate Transactions”).

Section 4.19 Labor Matters.

(a) As of the date of this Agreement, Section 4.19 of the BMHC Disclosure Letter sets forth a true and complete list of all collective bargaining or other Contracts with any labor organization applicable to any employees of BMHC or any of the BMHC Subsidiaries. To the Knowledge of BMHC, no labor organization, employee representative or group of employees of BMHC or any BMHC Subsidiary has made a demand for recognition or certification or engaged in any union organizing or decertification activities since January 1, 2012, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other Governmental Entity. To the Knowledge of BMHC, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts or other material labor disputes pending or threatened against or involving BMHC or any BMHC Subsidiary, and no such material disputes have occurred since January 1, 2012. None of BMHC or any of the BMHC Subsidiaries has breached or otherwise failed to comply in any material respect with any provision of any collective bargaining agreement or other Contract with any labor organization applicable to any employees of BMHC or any of the BMHC Subsidiaries. There are no material grievances, arbitrations, charges or complaints outstanding or, to the Knowledge of BMHC, threatened. BMHC has made available to SBS true and complete copies of all collective bargaining agreements and other Contracts with any labor organization (including all amendments thereto) applicable to any employees of BMHC or any BMHC Subsidiary, including any expired collective bargaining agreements whose terms remain in force, in whole or in part, with respect to such employees (the “BMHC CBAs”). Except as otherwise set forth in the BMHC CBAs, neither BMHC nor any BMHC Subsidiary as of the date of this Agreement, has entered into any agreement, arrangement, understanding or Contract, whether written or oral, with any labor organization or other employee representative body which would prevent, restrict or materially impede the consummation of the Merger or other transactions contemplated by this Agreement or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them). Since January 1, 2012, neither BMHC nor any BMHC Subsidiary has implemented any facility closing or layoff of employees requiring notice under the WARN Act.

(b) BMHC and the BMHC Subsidiaries are and since January 1, 2012, have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. To the Knowledge of BMHC, all employees of BMHC and the BMHC Subsidiaries are properly classified under the Fair Labor Standards Act and state and local wage and hour Laws in all material respects. There are no material Proceedings against BMHC or the BMHC Subsidiaries or, to the Knowledge of BMHC, threatened to be brought or filed, by or with any Governmental Entity in connection with the employment of any current or former applicant, employee, consultant or independent contractor of BMHC or any BMHC Subsidiary including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter

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arising under applicable Laws. Since January 1, 2012, neither BMHC nor any BMHC Subsidiary has been the subject of any audit, investigation or enforcement action by any Governmental Entity with respect to compliance with immigration Laws.

Section 4.20 Customers and Suppliers.

(a) Section 4.20(a) of the BMHC Disclosure Letter sets forth an accurate and complete list of each customer that, in the year ended December 31, 2014 was one of the 20 largest sources of revenues for BMHC and its Subsidiaries, based on amounts paid or payable (each, a “BMHC Significant Customer”). As of the date hereof, none of BMHC or any of its Subsidiaries has any outstanding material disputes with a BMHC Significant Customer other than in the ordinary course of business consistent with past practice, and neither BMHC nor any of its Subsidiaries has received notice of the intention of a BMHC Significant Customer to materially reduce the scale of the business conducted with BMHC or its Subsidiaries or to terminate or materially modify any existing material Contract with BMHC and its Subsidiaries.

(b) Section 4.20(b) of the BMHC Disclosure Letter sets forth an accurate and complete list of each supplier or other service provider of BMHC and its Subsidiaries that was one of the 20 largest suppliers of goods and services thereto, based on the amounts payable to such suppliers for the year ended December 31, 2014 (each a “BMHC Significant Supplier”). As of the date hereof, neither BMHC nor any of its Subsidiaries has received any notice of the intention of a BMHC Significant Supplier not to continue as a supplier of BMHC and its Subsidiaries or to terminate or materially modify existing Contracts with BMHC and its Subsidiaries.

Section 4.21 Takeover Provisions. No state anti-takeover statute or regulation (including Section 203 of the DGCL), nor any takeover-related provision in the BMHC Certificate or BMHC By-laws, is applicable to BMHC, SBS, this Agreement, the Ancillary Agreements or the Merger that would (i) prohibit or restrict the ability of BMHC to perform its obligations under this Agreement, the Ancillary Agreements or the Certificate of Merger, or its ability to consummate the Merger or the other transactions contemplated hereby, (ii) have the effect of invalidating or voiding this Agreement, the Ancillary Agreements or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject SBS to any impediment or condition in connection with the exercise of any of its rights under this Agreement, the Ancillary Agreements or the Certificate of Merger.

Section 4.22 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co. (the “BMHC Financial Advisor”), the fees and expenses of which will be paid by BMHC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of BMHC. BMHC has furnished to SBS true and complete copies of all agreements between or among BMHC and/or its Subsidiaries and the BMHC Financial Advisor relating to the Merger or any of the other transactions contemplated by this Agreement.

Section 4.23 Opinion of Financial Advisor. The BMHC Board has received an oral opinion from the BMHC Financial Advisor, to be confirmed in writing (with a copy provided, only for informational purposes, to SBS promptly upon receipt by BMHC), to the effect that, as of the date of this Agreement and subject to the assumptions and qualifications set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of BMHC Common Stock.

Section 4.24 Insurance. Each of BMHC and the BMHC Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each material insurance policy of BMHC or any BMHC Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither BMHC nor any of the BMHC Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy and the aggregate coverage that

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continues to be available under each such policy is not materially less than the original aggregate coverage available under such policy. As of the date of this Agreement, there is no claim by BMHC or any of the BMHC Subsidiaries pending under any such policies that (a) to the Knowledge of BMHC, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice, or (b) if not paid would be material to BMHC.

Section 4.25 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV, SBS acknowledges that none of BMHC, the BMHC Subsidiaries or any other Person on behalf of BMHC makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01 Conduct of Business.

(a) Conduct of Business by SBS. Except for matters set forth in the SBS Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of BMHC (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, SBS shall, and shall cause each SBS Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees. In addition, and without limiting the generality of the foregoing, except for matters set forth in the SBS Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of BMHC (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, SBS shall not, and shall not permit any SBS Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned SBS Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock or any Contingent SBS Equity, other than as permitted by Section 5.01(a)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, SBS or any SBS Subsidiary or any Contingent SBS Equity, except for acquisitions, or deemed acquisitions, of SBS Common Stock or other equity securities of SBS in connection with (i) the payment of the exercise price of SBS Stock Options with SBS Common Stock (including but not limited to in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of SBS Stock Options, vesting and/or settlement of SBS Restricted Stock Units and vesting of SBS Restricted Stock and (iii) forfeitures of SBS Stock Options, SBS Restricted Stock Units and SBS Restricted Stock, pursuant to their terms as in effect on the date of this Agreement;

(ii) issue, deliver, sell, transfer, dispose of, redeem, repurchase, acquire, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of SBS or any SBS Subsidiary (other than the issuance of SBS Common Stock upon the exercise of SBS Stock Options or settlement of SBS Restricted Stock Units outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or thereafter granted as permitted by the provisions of Section 5.01(a)(ii) of the SBS Disclosure Letter), (B) any Contingent SBS Equity or (C) any SBS Voting Debt;

(iii) (A) amend the SBS Certificate or the SBS By-laws or (B) amend in any material respect the charter or organizational documents of any SBS Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC or Nasdaq;

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(iv) (A) grant to any current or former director or officer of SBS or any SBS Subsidiary any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such Person not previously receiving or entitled to receive such compensation, except in the ordinary course of business consistent with past practice or to the extent required under any SBS Benefit Plan as in effect as of the date of this Agreement, (B) grant to any Person any severance, retention, change in control or termination compensation or benefits or any increase therein, except with respect to new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, or except to the extent required under any SBS Benefit Plan or SBS CBA or (C) enter into or adopt any material SBS Benefit Plan or amend in any material respect any material SBS Benefit Plan, except for any amendments in the ordinary course of business consistent with past practice or in order to comply with applicable Law (including Section 409A of the Code);

(v) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement) or by applicable Law;

(vi) merge or consolidate with, or directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice) if the aggregate amount of the consideration paid or transferred by SBS and the SBS Subsidiaries in connection with all such transactions would exceed $1,000,000;

(vii) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets (other than sales of products or services, or surplus or obsolete assets, in the ordinary course of business consistent with past practice) or any interests therein that, individually or in the aggregate, have a fair market value in excess of $1,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(a)(viii);

(viii) incur any Indebtedness, except for Indebtedness incurred pursuant to SBS’s existing revolving credit facility in the ordinary course of business consistent with past practice not to exceed $2,000,000 in the aggregate;

(ix) make, or agree or commit to make, any capital expenditures that are, in the aggregate, in excess of $2,000,000;

(x) enter into or amend any Contract, or take any other action (except as expressly permitted or contemplated by this Agreement), if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger;

(xi) implement any employee layoffs requiring notice under the WARN Act;

(xii) other than Transaction Litigation, which is addressed in Section 6.09, waive, release, assign, settle or compromise any claim or Proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages that do not exceed $1,000,000 in the aggregate for all such claims or Proceedings;

(xiii) (A) modify, amend, terminate or expressly waive any rights or claims under any SBS Material Contract (other than renewal of SBS Material Contracts that have otherwise expired pursuant to their terms in the ordinary course of business) in any respect in a manner which is materially adverse to SBS, or (B) enter into any new Contract that (i) would have been considered an SBS Material Contract if it were entered into prior to the date of this Agreement, other than in the ordinary course of business consistent with past practice in all material respects or (ii) contains a change of control or similar provision in favor of the

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other party or parties thereto that would require a material payment to or give rise to any material rights to such other party or parties in connection with the consummation of the Merger (including in combination with any other event or circumstances), except, in the case of clauses (A) and (B)(i), with respect to SBS Material Contracts that are (or would be) covered by Sections 3.14(b)(i) or (iii), in which case, no such action shall be taken without BMHC’s prior consent;

(xiv) make or change any material Tax elections, change any material Tax accounting method, or settle or compromise any material Tax liability or refund, other than in the ordinary course of business;

(xv) merge or consolidate SBS or any SBS Subsidiary with any other Person (provided that, for the avoidance of doubt, nothing in this Section 5.01(a)(xv) shall prohibit any SBS Subsidiary from merging or consolidating with any other SBS Subsidiary);

(xvi) make any material capital contributions or investments (including through any loans or advances) in any Person (other than SBS or any SBS Subsidiary) except for the management of the cash of SBS and the SBS Subsidiaries in all material respects in the ordinary course;

(xvii) adopt a plan or agreement of complete or partial liquidation or dissolution of SBS or any SBS Subsidiary (other than the Merger);

(xviii) make any payments to any Affiliate, other than (i) payments under existing Contracts and renewals thereof and trading relationships in the ordinary course on arms’-length terms and (ii) compensation or benefits paid to any current or former officer, employee, director or consultant of SBS or any SBS Subsidiary (subject to the restrictions set forth in clause (iv) above);

(xix) enter into any new line of business outside of its existing business; or

(xx) authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

(b) Conduct of Business by BMHC. Except for matters set forth in the BMHC Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of SBS (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, BMHC shall, and shall cause each BMHC Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees. In addition, and without limiting the generality of the foregoing, except for matters set forth in the BMHC Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of SBS (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, BMHC shall not, and shall not permit any BMHC Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned BMHC Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock or any Contingent BMHC Equity, other than as permitted by Section 5.01(b)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, BMHC or any BMHC Subsidiary or any Contingent BMHC Equity, except for acquisitions, or deemed acquisitions, of BMHC Common Stock or other equity securities of BMHC in connection with (i) required tax withholding in connection with the vesting and/or settlement of BMHC Restricted Stock Units and (ii) forfeitures of BMHC Restricted Stock Units, pursuant to their terms as in effect on the date of this Agreement;

(ii) issue, deliver, sell, transfer, dispose of, redeem, repurchase, acquire, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of BMHC or any BMHC Subsidiary (other

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than the issuance of BMHC Common Stock upon the vesting and/or settlement of BMHC Restricted Stock Units outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or thereafter granted as permitted by the provisions of Section 5.01(b)(ii) of the BMHC Disclosure Letter), (B) any Contingent BMHC Equity or (C) any BMHC Voting Debt;

(iii) (A) amend the BMHC Certificate or the BMHC By-laws or (B) amend in any material respect the charter or organizational documents of any BMHC Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law;

(iv) (A) grant to any current or former director or officer of BMHC or any BMHC Subsidiary any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such Person not previously receiving or entitled to receive such compensation, except in the ordinary course of business consistent with past practice or to the extent required under any BMHC Benefit Plan as in effect as of the date of this Agreement, (B) grant to any Person any severance, retention, change in control or termination compensation or benefits or any increase therein, except with respect to new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, or except to the extent required under any BMHC Benefit Plan or BMHC CBA, or (C) enter into or adopt any material BMHC Benefit Plan or amend in any material respect any material BMHC Benefit Plan, except for any amendments in the ordinary course of business consistent with past practice or in order to comply with applicable Law (including Section 409A of the Code);

(v) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement) or by applicable Law;

(vi) merge or consolidate with, or directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice) if the aggregate amount of the consideration paid or transferred by BMHC and the BMHC Subsidiaries in connection with all such transactions would exceed $1,000,000;

(vii) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets (other than sales of products or services, or surplus or obsolete assets, in the ordinary course of business consistent with past practice) or any interests therein that, individually or in the aggregate, have a fair market value in excess of $1,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(b)(viii);

(viii) incur any Indebtedness, except for Indebtedness incurred pursuant to BMHC’s existing revolving credit facility in the ordinary course of business consistent with past practice not to exceed $2,000,000 in the aggregate;

(ix) make, or agree or commit to make, any capital expenditures that are, in the aggregate, in excess of $2,000,000;

(x) enter into or amend any Contract, or take any other action (except as expressly permitted or contemplated by this Agreement), if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger;

(xi) implement any employee layoffs requiring notice under the WARN Act;

(xii) other than Transaction Litigation, which is addressed in Section 6.09, waive, release, assign, settle or compromise any claim or Proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages that do not exceed $1,000,000 in the aggregate for all such claims or Proceedings;

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(xiii) (A) modify, amend, terminate or expressly waive any rights or claims under any BMHC Material Contract (other than renewal of BMHC Material Contracts that have otherwise expired pursuant to their terms in the ordinary course of business) in any respect in a manner which is materially adverse to BMHC, or (B) enter into any new Contract that (i) would have been considered a BMHC Material Contract if it were entered into prior to the date of this Agreement, other than in the ordinary course of business consistent with past practice in all material respects or (ii) contains a change of control or similar provision in favor of the other party or parties thereto that would require a material payment to or give rise to any material rights to such other party or parties in connection with the consummation of the Merger (including in combination with any other event or circumstances), except, in the case of clauses (A) and (B)(i), with respect to BMHC Material Contracts that are (or would be) covered by Sections 4.14(a)(i) or (iii), in which case, no such action shall be taken without SBS’s prior consent;

(xiv) make or change any material Tax elections, change any material Tax accounting method, or settle or compromise any material Tax liability or refund, other than in the ordinary course of business;

(xv) merge or consolidate BMHC or any BMHC Subsidiary with any other Person (provided that, for the avoidance of doubt, nothing in this Section 5.01(b)(xv) shall prohibit any BMHC Subsidiary from merging or consolidating with any other BMHC Subsidiary);

(xvi) make any material capital contributions or investments (including through any loans or advances) in any Person (other than BMHC or any BMHC Subsidiary) except for the management of the cash of BMHC and the BMHC Subsidiaries in all material respects in the ordinary course;

(xvii) adopt a plan or agreement of complete or partial liquidation or dissolution of BMHC or any BMHC Subsidiary (other than the Merger);

(xviii) make any payments to any Affiliate, other than (i) payments under existing Contracts and renewals thereof and trading relationships in the ordinary course on arms’-length terms and (ii) compensation or benefits paid to any current or former officer, employee, director or consultant of BMHC or any BMHC Subsidiary (subject to the restrictions set forth in clause (iv) above);

(xix) enter into any new line of business outside of its existing business; or

(xx) authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

(c) Advise of Changes. SBS and BMHC shall promptly advise the other orally and in writing of any change or event that, individually or in the aggregate with all past changes and events, has had or would reasonably be expected to have a Material Adverse Effect with respect to such Person, to cause any of the conditions set forth in ARTICLE VII not to be satisfied, or to materially delay or impede the ability of such party to consummate the Closing.

Section 5.02 No Solicitation by SBS; SBS Board Recommendation.

(a) None of SBS, the SBS Board, or any of SBS’s Subsidiaries shall, nor shall SBS or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants, Affiliates or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate, induce or knowingly facilitate or encourage the submission or announcement of any SBS Acquisition Proposal, or any inquiries, proposals or offers that may reasonably be expected to lead to an SBS Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to SBS or any of its Subsidiaries or afford access to the business, properties, assets, books or records of SBS or any of its Subsidiaries to, or otherwise cooperate in any way with, assist or facilitate any Person (whether or not a Person making an SBS Acquisition Proposal) with respect to, or cooperate in any way with any Person with respect to any SBS Acquisition Proposal or any inquiry or proposal that may reasonably be expected to lead to an SBS Acquisition Proposal, (iii) approve, recommend or declare advisable, or propose to

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approve, recommend or declare advisable, or allow SBS or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (other than a confidentiality agreement on the terms described below) (an “Acquisition Agreement”) constituting or related to, or that is intended to or would reasonably be expected to lead to, any SBS Acquisition Proposal, or requiring, or reasonably expected to cause, SBS to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement or (iv) resolve, propose or agree to do any of the foregoing. SBS shall, and shall cause its controlled Affiliates and its and their respective Representatives to (and SBS shall use its reasonable best efforts to cause its other Affiliates to), immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any SBS Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to an SBS Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished, immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives, and, between the date hereof and the Effective Time, take such action as is reasonably necessary to enforce any “standstill” provisions or provisions of similar effect to which it is a party or of which it is a beneficiary (except that the SBS Board, or any committee thereof, may grant any waiver, amendment or release thereof if it has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by any Representative of SBS or any of its Subsidiaries or Affiliates shall constitute a breach of this Section 5.02(a) by SBS.

(b) Except in accordance with Section 5.02(c) and subject to SBS’s compliance with Section 5.02(d), neither the SBS Board nor any committee thereof shall (i) withhold, withdraw, qualify, amend or modify (or publicly propose to withhold, withdraw, qualify, amend or modify), in any manner adverse to BMHC, the approval, recommendation or declaration of advisability by the SBS Board or any committee thereof with respect to this Agreement (the “SBS Recommendation”) or fail to include the SBS Recommendation in the Proxy/Consent Solicitation Statement, (ii) adopt, approve, recommend or declare advisable, or propose or resolve to adopt, approve, recommend or declare advisable (publicly or otherwise), any SBS Acquisition Proposal or (iii) (A) take formal action or make any recommendation or public statement in connection with a tender offer or exchange offer relating to securities of SBS, other than a recommendation against such offer or a “stop, look and listen” communication by the SBS Board pursuant to Rule 14d-9(f) of the Exchange Act or (B) within ten Business Days of a tender or exchange offer relating to securities of SBS having been commenced, fail to publicly recommend against such tender or exchange offer or fail to publicly reaffirm the SBS Recommendation or (C) following the announcement by a third party of a bona fide SBS Acquisition Proposal by such third party, fail to reaffirm publicly the SBS Recommendation by the earlier to occur of five Business Days prior to the date of the SBS Stockholders Meeting (as such date may have been adjourned or postponed) and five Business Days following a request therefor by BMHC (or such shorter period as may exist between the date of the SBS Acquisition Proposal and the date of the SBS Stockholders Meeting) (any action in clause (i), (ii) or (iii) of this Section 5.02(b) being referred to as a “SBS Recommendation Change”).

(c) Notwithstanding anything in this Agreement to the contrary, but subject in each case to SBS’s compliance with Section 5.02(d), at any time prior to obtaining the SBS Stockholder Approval:

(i) SBS and its Representatives may, in response to a bona fide, written SBS Acquisition Proposal that did not result primarily from a breach of Section 5.02(a) and that the SBS Board determines in good faith after consultation with outside legal counsel and its financial advisor could reasonably be expected to result in an SBS Superior Proposal, (x) furnish information relating to SBS and its Subsidiaries, and afford access to the business, properties, assets, books and records of SBS and its Subsidiaries, to the Person making such SBS Acquisition Proposal (and its Representatives) (provided that all such information and access being furnished has previously been provided to BMHC or is provided to BMHC prior to or substantially concurrently with the time it is provided to such Person) pursuant to a customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to SBS than those contained in the

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Confidentiality Agreement (other than with respect to standstill provisions), and (y) engage or participate in discussions or negotiations with the Person making such SBS Acquisition Proposal regarding the terms of such SBS Acquisition Proposal and the negotiation of such terms with, and only with, the Person making such SBS Acquisition Proposal (and such Person’s Representatives);

(ii) the SBS Board may make an SBS Recommendation Change described in clause (i) of Section 5.02(b) (a “SBS Intervening Event Recommendation Change”) in connection with an SBS Intervening Event; and

(iii) the SBS Board may make an SBS Recommendation Change and SBS may terminate this Agreement pursuant to Section 8.01(f) to enter into a definitive Acquisition Agreement, in each case, with respect to a bona fide, written SBS Acquisition Proposal that did not result primarily from a breach of this Section 5.02 if the SBS Board determines in good faith after consultation with outside legal counsel and its financial advisor that such Acquisition Proposal constitutes an SBS Superior Proposal (a “SBS Superior Proposal Termination”); provided that concurrently with any such termination SBS pays the SBS Termination Fee payable pursuant to Section 8.02(a)(i) and enters into such definitive Acquisition Agreement concurrently therewith or promptly thereafter (and any purported termination in accordance with this clause (iii) shall be void and of no force or effect unless concurrently with such termination SBS pays the SBS Termination Fee payable pursuant to Section 8.02(a)(i) and otherwise complies with the provisions of this Section 5.02).

(d) SBS (and the SBS Board, SBS Subsidiaries and SBS’s Representatives) shall be entitled to take action pursuant to Section 5.02(c) only if (i) in all circumstances referred to in Section 5.02(c), the SBS Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under the Laws of the State of Delaware and (ii) in all circumstances referred to in Section 5.02(c)(ii) and Section 5.02(c)(iii), in addition to complying with clause (i) of this Section 5.02(d), prior to effecting any SBS Intervening Event Recommendation Change or SBS Superior Proposal Termination, as the case may be, (A) SBS shall notify BMHC in writing at least four Business Days prior to effecting such SBS Intervening Event Recommendation Change or SBS Superior Proposal Termination of its intention to effect such SBS Intervening Event Recommendation Change or SBS Superior Proposal Termination (which notice shall, if in connection with an SBS Intervening Event, include reasonable detail regarding the SBS Intervening Event or, if in connection with an SBS Superior Proposal Termination, include the material terms and conditions of such SBS Superior Proposal, the identity of the third party, and a copy of the most recent draft of any written agreement relating thereto (it being understood and agreed that any material amendment to the terms of such SBS Superior Proposal shall require a new notice period as contemplated hereby of at least three Business Days)), (B) during the applicable notice period contemplated by clause (A), SBS shall negotiate with BMHC in good faith (to the extent BMHC wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement such that the SBS Intervening Event Recommendation Change is no longer necessary or the SBS Superior Proposal ceases to be an SBS Superior Proposal, as applicable, and (C) at the end of such notice period, the SBS Board, taking into consideration any changes to this Agreement offered in writing by BMHC, determines in good faith, after consultation with its outside legal counsel and financial advisor, that such SBS Intervening Event continues to necessitate an SBS Intervening Event Recommendation Change or such SBS Superior Proposal continues to meet the definition of “SBS Superior Proposal” if such changes were to be given effect, as applicable, and that failure to take such action would be inconsistent with the directors’ fiduciary duties under the Laws of the State of Delaware.

(e) SBS shall promptly, and in any event within 48 hours of the receipt thereof, advise BMHC in writing of any proposals or offers with respect to an SBS Acquisition Proposal (including any request for nonpublic information from or any discussions or negotiations that are sought to be initiated or continued with SBS, the SBS Board or SBS’s Representatives with respect to any such SBS Acquisition Proposal), a copy of (or, if oral, a summary of the material terms and conditions of) any such SBS Acquisition Proposal (including any material changes thereto) and the identity of the Person making any such SBS Acquisition Proposal or requesting information or discussions. SBS shall (i) keep BMHC informed in all material respects and on a reasonably

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prompt basis of the status and details (including any change to the terms thereof) of any matters contemplated by this Section 5.02(e), and (ii) provide to BMHC as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between SBS or any of its Subsidiaries and any Person that describes any of the material terms or conditions of any SBS Acquisition Proposal (or, if such communications are oral, provide to BMHC a summary of the material terms and conditions of any SBS Acquisition Proposal).

(f) Nothing contained in this Section 5.02 shall be deemed to prohibit SBS or the SBS Board or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state Law, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), so long as any action taken or statement that relates to an SBS Recommendation Change made to so comply is consistent with this Section 5.02, or (ii) issuing any “stop, look and listen” communication to the stockholders of SBS pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of SBS). For the avoidance of doubt, complying with such obligations or making such disclosure shall not in any way limit or modify the effect that any such action has under this Agreement, including whether there has been an SBS Recommendation Change.

Section 5.03 No Solicitation by BMHC; BMHC Board Recommendation.

(a) None of BMHC, the BMHC Board, or any of BMHC’s Subsidiaries shall, nor shall BMHC or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate, induce or knowingly facilitate or encourage the submission or announcement of any BMHC Acquisition Proposal, or any inquiries, proposals or offers that may reasonably be expected to lead to a BMHC Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to BMHC or any of its Subsidiaries or afford access to the business, properties, assets, books or records of BMHC or any of its Subsidiaries to, or otherwise cooperate in any way with, assist or facilitate any Person (whether or not a Person making a BMHC Acquisition Proposal) with respect to, or cooperate in any way with any Person with respect to any BMHC Acquisition Proposal or any inquiry or proposal that may reasonably be expected to lead to a BMHC Acquisition Proposal, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow BMHC or any of its Affiliates to execute or enter into, any Acquisition Agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any BMHC Acquisition Proposal, or requiring, or reasonably expected to cause, BMHC to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement or (iv) resolve, propose or agree to do any of the foregoing. BMHC shall, and shall cause its controlled Affiliates and its and their respective Representatives to (and BMHC shall use its reasonable best efforts to cause its other Affiliates to), immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any BMHC Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to a BMHC Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished, immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives, and, between the date hereof and the Effective Time, take such action as is reasonably necessary to enforce any “standstill” provisions or provisions of similar effect to which it is a party or of which it is a beneficiary (except that the BMHC Board, or any committee thereof, may grant any waiver, amendment or release thereof if it has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03(a) by any Representative of BMHC or any of its Subsidiaries or Affiliates shall constitute a breach of this Section 5.03(a) by BMHC.

(b) Except in accordance with Section 5.03(c) and subject to BMHC’s compliance with Section 5.03(d), neither the BMHC Board nor any committee thereof shall (i) withhold, withdraw, qualify, amend or modify (or publicly propose to withhold, withdraw, qualify, amend or modify), in any manner adverse

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to SBS, the approval, recommendation or declaration of advisability by the BMHC Board or any committee thereof with respect to this Agreement (the “BMHC Recommendation”) or fail to include the BMHC Recommendation in the Proxy/Consent Solicitation Statement, (ii) adopt, approve, recommend or declare advisable, or propose or resolve to adopt, approve, recommend or declare advisable (publicly or otherwise), any BMHC Acquisition Proposal or (iii) following the announcement by a third party of a bona fide BMHC Acquisition Proposal by such third party, fail to reaffirm publicly the BMHC Recommendation by five Business Days following a request therefor by SBS (any action in clause (i), (ii) or (iii) of this Section 5.03(b) being referred to as a “BMHC Recommendation Change”).

(c) Notwithstanding anything in this Agreement to the contrary, but subject in each case to BMHC’s compliance with Section 5.03(d), at any time prior to obtaining the BMHC Stockholder Approval:

(i) BMHC and its Representatives may, in response to a bona fide, written BMHC Acquisition Proposal that did not result primarily from a breach of Section 5.03(a) and that the BMHC Board determines in good faith after consultation with outside legal counsel and its financial advisor could reasonably be expected to result in a BMHC Superior Proposal, (x) furnish information relating to BMHC and its Subsidiaries, and afford access to the business, properties, assets, books and records of BMHC and its Subsidiaries, to the Person making such BMHC Acquisition Proposal (and its Representatives) (provided that all such information and access being furnished has previously been provided to SBS or is provided to SBS prior to or substantially concurrently with the time it is provided to such Person) pursuant to a customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to BMHC than those contained in the Confidentiality Agreement (other than with respect to standstill provisions), and (y) engage or participate in discussions or negotiations with the Person making such BMHC Acquisition Proposal regarding the terms of such BMHC Acquisition Proposal and the negotiation of such terms with, and only with, the Person making such BMHC Acquisition Proposal (and such Person’s Representatives);

(ii) the BMHC Board may make a BMHC Recommendation Change described in clause (i) of Section 5.03(b) (a “BMHC Intervening Event Recommendation Change”) in connection with a BMHC Intervening Event; and

(iii) the BMHC Board may make a BMHC Recommendation Change and BMHC may terminate this Agreement pursuant to Section 8.01(h) to enter into a definitive Acquisition Agreement, in each case, with respect to a bona fide, written BMHC Acquisition Proposal that did not result primarily from a breach of this Section 5.03 if the BMHC Board determines in good faith after consultation with outside legal counsel and its financial advisor that such Acquisition Proposal constitutes a BMHC Superior Proposal (a “BMHC Superior Proposal Termination”); provided that concurrently with any such termination BMHC pays the BMHC Termination Fee payable pursuant to Section 8.02(b)(ii) and enters into such definitive Acquisition Agreement concurrently therewith or promptly thereafter (and any purported termination in accordance with this clause (iii) shall be void and of no force or effect unless concurrently with such termination BMHC pays the BMHC Termination Fee payable pursuant to Section 8.02(b)(ii) and otherwise complies with the provisions of this Section 5.03).

(d) BMHC (and the BMHC Board, BMHC Subsidiaries and BMHC’s Representatives) shall be entitled to take action pursuant to Section 5.03(c) only if (i) in all circumstances referred to in Section 5.03(c), the BMHC Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under the Laws of the State of Delaware and (ii) in all circumstances referred to in Section 5.03(c)(ii) and Section 5.03(c)(iii), in addition to complying with clause (i) of this Section 5.03(d), prior to effecting any BMHC Intervening Event Recommendation Change or BMHC Superior Proposal Termination, as the case may be, (A) BMHC shall notify SBS in writing at least four Business Days prior to effecting such BMHC Intervening Event Recommendation Change or BMHC Superior Proposal Termination of its intention to effect such BMHC Intervening Event Recommendation Change or BMHC Superior Proposal Termination (which notice shall, if in connection with a BMHC Intervening Event, include reasonable detail regarding the BMHC Intervening Event or, if in connection with a BMHC Superior

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Proposal Termination, include the material terms and conditions of such BMHC Superior Proposal, the identity of the third party, and a copy of the most recent draft of any written agreement relating thereto (it being understood and agreed that any material amendment to the terms of such BMHC Superior Proposal shall require a new notice period as contemplated hereby of at least three Business Days)), (B) during the applicable notice period contemplated by clause (A) BMHC shall negotiate with SBS in good faith (to the extent SBS wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement such that the BMHC Intervening Event Recommendation Change is no longer necessary or the BMHC Superior Proposal ceases to be a BMHC Superior Proposal, as applicable, and (C) at the end of such notice period, the BMHC Board, taking into consideration any changes to this Agreement offered in writing by SBS, determines in good faith, after consultation with its outside legal counsel and financial advisor, that such BMHC Intervening Event continues to necessitate a BMHC Intervening Event Recommendation Change or such BMHC Superior Proposal continues to meet the definition of “BMHC Superior Proposal” if such changes were to be given effect, as applicable, and that failure to take such action would be inconsistent with the directors’ fiduciary duties under the Laws of the State of Delaware.

(e) BMHC shall promptly, and in any event within 48 hours of the receipt thereof, advise SBS orally and in writing of any proposals or offers with respect to a BMHC Acquisition Proposal (including any request for nonpublic information from or any discussions or negotiations that are sought to be initiated or continued with BMHC, the BMHC Board or BMHC’s Representatives with respect to any such SBS Acquisition Proposal), a copy of (or, if oral, a summary of the material terms and conditions of) any such BMHC Acquisition Proposal (including any material changes thereto) and the identity of the Person making any such BMHC Acquisition Proposal or requesting information or discussions. BMHC shall (i) keep SBS informed in all material respects and on a reasonably prompt basis of the status and details (including any change to the terms thereof) of any matters contemplated by this Section 5.03(e), and (ii) provide to SBS as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between BMHC or any of its Subsidiaries and any Person that describes any of the material terms or conditions of any BMHC Acquisition Proposal (or, if such communications are oral, provide to SBS a summary of the material terms and conditions of any BMHC Acquisition Proposal).

ARTICLE VI

Additional Agreements

Section 6.01 Preparation of the Form S-4 and the Proxy/Consent Solicitation Statement; SBS Stockholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, BMHC and SBS shall jointly prepare a proxy/consent solicitation statement to be sent to the stockholders of BMHC and SBS relating to the SBS Stockholders Meeting, the solicitation of the BMHC Stockholder Approval and the adoption of this Agreement by means of the BMHC Written Consent (together with any amendments or supplements thereto, the “Proxy/Consent Solicitation Statement”). SBS shall prepare and cause to be filed with the SEC the Form S-4, in which the Proxy/Consent Solicitation Statement will be included as a prospectus, and SBS shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing. Each of BMHC and SBS shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy/Consent Solicitation Statement, and the Form S-4 and Proxy/Consent Solicitation Statement shall include all information reasonably requested by such other party to be included therein. SBS agrees that at the date of mailing to stockholders of BMHC and SBS and at the time of the SBS Stockholders Meeting, the Proxy/Consent Solicitation Statement will comply in all material respects with the applicable provisions of the Exchange Act, the rules and regulations thereunder and the DGCL. SBS shall promptly notify BMHC upon the receipt of any comments from the SEC or

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any request from the SEC for amendments or supplements to the Form S-4 or Proxy/Consent Solicitation Statement or for additional information. SBS shall promptly provide BMHC with copies of all substantive correspondence between SBS and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Form S-4 or Proxy/Consent Solicitation Statement. SBS shall use its reasonable best efforts (with BMHC’s assistance) to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or Proxy/Consent Solicitation Statement. Each of SBS and BMHC shall cause the definitive Proxy/Consent Solicitation Statement to be mailed to their respective stockholders as soon as reasonably practicable after the time the Form S-4 has been declared effective by the SEC. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy/Consent Solicitation Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of BMHC and SBS (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. SBS shall advise BMHC promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and SBS shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Prior to the effective date of the Form S-4, SBS shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger and the issuance of the Merger Consideration.

(b) If, prior to the Effective Time, any event occurs with respect to SBS or BMHC (or any of their respective Subsidiaries), or any change occurs with respect to other information supplied by SBS or BMHC for inclusion in the Proxy/Consent Solicitation Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy/Consent Solicitation Statement or the Form S-4, SBS or BMHC, as applicable, shall promptly notify the other party of such event, and SBS and BMHC shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy/Consent Solicitation Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to their respective stockholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) Unless this Agreement has been terminated pursuant to Article VIII, SBS will take, as soon as practicable following the date of this Agreement in accordance with applicable Law (including the DGCL) and the SBS Certificate, the SBS By-laws and the rules of Nasdaq, all action necessary to establish a record date, duly call, give notice of, convene and hold the SBS Stockholders Meeting for the purpose of seeking the SBS Stockholder Approval as promptly as reasonably practicable (and in any event no later than 40 calendar days after the Form S-4 shall have been declared effective by the SEC, subject to any delay that may be reasonably necessary to comply with the rules of Nasdaq and/or Rule 14a-13 under the Exchange Act with respect to the record date for the SBS Stockholders Meeting). Notwithstanding the foregoing provisions of this Section 6.01(c), SBS may postpone or adjourn the SBS Stockholders Meeting one or more times solely (x) with the consent of BMHC, or (y) due to the absence of a quorum or, if on a date for which the SBS Stockholders Meeting is scheduled, SBS has not received proxies representing a sufficient number of shares of SBS Common Stock to obtain the SBS Stockholder Approval, whether or not a quorum is present; provided that SBS may not postpone or adjourn the SBS Stockholders Meeting pursuant to this clause (y) to a date that is more than 30 days after the date for which the SBS Stockholders Meeting was originally scheduled or ten or fewer Business Days prior to the End Date, or (z) to allow reasonable additional time for any supplemental or amended disclosure which the SBS Board has determined in good faith (after consultation with outside counsel) is necessary under applicable Law to be disseminated and reviewed by SBS’s stockholders.

(d) Subject to Section 5.02(c) and SBS’s compliance with Section 5.02(d), SBS agrees that its obligations pursuant to Section 6.01(c) shall not be affected by the commencement, public proposal, public

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disclosure or communication to SBS of any SBS Acquisition Proposal or by the making of any SBS Recommendation Change by the SBS Board; provided that, notwithstanding Section 6.01(c), if the public announcement of an SBS Recommendation Change, the delivery to BMHC of a notice pursuant to Section 5.02(d)(ii) or the making of any other disclosure which is determined in good faith by SBS to be necessary under applicable Law is less than 10 Business Days prior to the SBS Stockholders Meeting, SBS shall be entitled to postpone or adjourn the SBS Stockholders Meeting to a date not less than 10 Business Days after such event.

(e) Subject to Section 5.02(c) and SBS’s compliance with Section 5.02(d), SBS shall (i) solicit the SBS Stockholder Approval, (ii) through the SBS Board, recommend to its stockholders adoption by such stockholders of this Agreement and approval by such stockholders of the Share Issuance and the Stock Plan Amendment, (iii) include such recommendation in the Proxy/Consent Solicitation Statement and (iv) use reasonable best efforts to take, or cause to be taken, all lawful actions to solicit such adoption of this Agreement and approval of the Share Issuance and the Stock Plan Amendment.

Section 6.02 BMHC Written Consent.

(a) Unless this Agreement has been terminated pursuant to Article VIII, promptly after the Form S-4 shall have been declared effective under the Securities Act by the SEC, and in any event no later than two Business Days thereafter, BMHC shall obtain and deliver to SBS the BMHC Written Consent in lieu of a meeting pursuant to Section 228 of the DGCL for purposes of adopting this Agreement and approving the Merger and all other transactions contemplated hereby. The BMHC Written Consent shall be in a form reasonably satisfactory to SBS.

(b) Subject to Section 5.03(c) and BMHC’s compliance with Section 5.03(d), BMHC agrees that its obligations pursuant to Section 6.02(a) shall not be affected by the commencement, public proposal, public disclosure or communication to BMHC of any BMHC Acquisition Proposal.

(c) Subject to Section 5.03(c) and BMHC’s compliance with Section 5.03(d), BMHC shall (i) solicit the BMHC Stockholder Approval, (ii) through the BMHC Board, recommend to its stockholders adoption by such stockholders of this Agreement, (iii) include such recommendation in the Proxy/Consent Solicitation Statement and (iv) use reasonable best efforts to take, or cause to be taken, all lawful actions to solicit such adoption of this Agreement.

Section 6.03 Access to Information; Confidentiality. Subject to applicable Law, upon reasonable prior notice, each of SBS and BMHC shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access during the period prior to the Effective Time to all their respective properties, Tax-related materials, books, Contracts, commitments, personnel and records and, during such period, each of SBS and BMHC shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws (other than those that are publicly available in the SEC’s EDGAR system) and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided that either party may withhold any document or information (i) that is subject to the terms of a confidentiality agreement with a third party (provided that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) that is subject to any attorney-client privilege (provided that the withholding party shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege) or (iii) if providing such access or disclosing such information would violate applicable Law (including antitrust and privacy Laws). If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.03 shall be subject to the confidentiality agreement dated September 19, 2014, between SBS and BMHC (the “Confidentiality Agreement”).

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Section 6.04 Required Actions. (a) Each of the parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably appropriate to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with and the taking of all reasonable steps as may be necessary to avoid a Proceeding by any Governmental Entity with respect to this Agreement or the Merger and (ii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b) In connection with and without limiting the generality of Section 6.04(a), each of SBS and BMHC shall:

(i) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act;

(ii) make or cause to be made as promptly as reasonably practicable (and in any event no later than ten Business Days following the date of this Agreement), in consultation and cooperation with the other, all filings required under the HSR Act relating to the Merger; and

(iii) subject to applicable Laws relating to the sharing of information, in connection with obtaining or making all authorizations, consents, orders, approvals or filings that are or may become necessary, proper or advisable to be obtained or made to consummate the Merger or the other transactions contemplated by this Agreement, each of BMHC and SBS shall, and shall cause their respective Subsidiaries to, promptly notify each other of any communication it receives from any Governmental Entity and permit the other party to review in advance any proposed communication by such party to any Governmental Entity and shall provide each other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Entity or members of the staff of any Governmental Entity, on the other hand, in each case to the extent relating to the matters that are the subject of this Agreement.

(c) In connection with the efforts to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, SBS and BMHC shall jointly direct strategy in connection with all matters relating to obtaining clearances and approvals from Governmental Entities and the expiration of waiting periods. Neither SBS nor BMHC shall, and shall cause their respective Subsidiaries not to, agree to participate in any meeting with any Governmental Entity relating to the matters that are the subject of this Agreement unless it consults with the other party hereto in advance and, to the extent permitted by the relevant Governmental Entity, gives the other party hereto the opportunity to attend and participate at such meeting. Each of BMHC and SBS may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.04 as “outside counsel only.” Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from BMHC or SBS, as the case may be, or its legal counsel.

(d) In connection with and without limiting the foregoing, BMHC and SBS shall cooperate in good faith to seek to obtain all consents, approvals and waivers required by the terms of any material Contracts with third parties or material Permits in connection with the transactions contemplated hereby.

(e) SBS shall give prompt notice to BMHC, and BMHC shall give prompt notice to SBS, of (i) of any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or

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may be required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to BMHC, SBS or the Combined Company, (ii) of any claims or Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or otherwise affecting such party of any of its Subsidiaries which relate to the transactions contemplated by this Agreement and (iii) if such party becomes aware of any facts or circumstances that such party believes, or with the passage of time are reasonably likely to, constitute a material breach of this Agreement by the other party.

(f) Neither party hereto nor their respective Subsidiaries shall be required by this Section 6.04 to, and neither the party hereto nor any of its Subsidiaries shall, without the prior written consent of the other party (which may be withheld in its sole discretion) in order to comply with this Section 6.04 (i) sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, whether before or after the Effective Time, any of its assets, entities, licenses, operations, rights, product lines, businesses or interest therein (or agree or consent to any of the foregoing actions), (ii) enter into any hold-separate or similar agreements, orders or decrees or (iii) change, restrict or impair, or agree to commit to any change or restriction on or other impairment of (A) the ability of a party or its Subsidiaries to own or operate any of their respective assets, licenses, operations, rights, product lines, businesses or interests therein or (B) the Surviving Corporation’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of its Subsidiaries that, in the case of any of the foregoing, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Combined Company.

Section 6.05 BMHC Stock Plans. (a) Prior to the Effective Time, the BMHC Board (or, if appropriate, any committee thereof) shall adopt such resolutions as are necessary to effect the following:

(i) adjust the terms of all outstanding BMHC Time-Vesting Restricted Stock Units as necessary to provide that, at the Effective Time, each BMHC Time-Vesting Restricted Stock Unit outstanding immediately prior to the Effective Time shall be converted into a restricted stock unit award with respect to that number of shares of SBS Common Stock, on the same terms and conditions as were applicable under such BMHC Time-Vesting Restricted Stock Unit immediately prior to the Effective Time (including any acceleration of vesting in connection with the consummation of the Merger), determined by multiplying each BMHC Time-Vesting Restricted Stock Unit by the Exchange Ratio, rounded up to the nearest whole share (a “Converted SBS Time-Vesting Restricted Stock Unit”); and

(ii) adjust the terms of all outstanding BMHC Performance-Vesting Restricted Stock Units as necessary to provide that, at the Effective Time, (x) the performance-based vesting conditions in respect of each outstanding BMHC Performance-Vesting Restricted Stock Units shall be deemed satisfied at maximum, (y) each award of BMHC Performance-Vesting Restricted Stock Unit outstanding immediately prior to the Effective Time shall be converted into a restricted stock unit award with respect to that number of shares of SBS Common Stock, on the same terms and conditions (other than the terms and conditions relating to the achievement of performance goals) determined by multiplying each BMHC Performance-Vesting Restricted Stock Unit (taking into account the level of achievement of applicable performance goals as determined pursuant to clause (x) above) by the Exchange Ratio, rounded up to the nearest whole share (a “Converted SBS Performance-Vesting Restricted Stock Unit”), provided that the vesting criteria applicable to such Converted SBS Performance-Vesting Restricted Stock Unit shall provide for solely service-based vesting.

(b) At the Effective Time, SBS shall assume all the obligations of BMHC under the BMHC Stock Plans, each Converted SBS Time-Vesting Restricted Stock Unit and Converted SBS Performance-Vesting Restricted Stock Unit and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, SBS shall deliver to the holders of Converted SBS Time-Vesting Restricted Stock Units and Converted SBS Performance-Vesting Restricted Stock Units appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted SBS Time-Vesting Restricted Stock Units and Converted SBS Performance-Vesting Restricted Stock Units in effect at the Effective Time (subject to the adjustments required by this Section 6.05 after giving effect to the Merger) shall continue in effect.

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(c) SBS shall take all corporate action necessary to reserve for issuance a sufficient number of shares of SBS Common Stock for delivery upon exercise or vesting of the Converted SBS Time-Vesting Restricted Stock Units and Converted SBS Performance-Vesting Restricted Stock Units in accordance with this Section 6.05. Without limiting the foregoing, prior to the sending of the Proxy/Consent Solicitation Statement to the stockholders of SBS, SBS shall adopt an amendment to the SBS Stock Plan (the “Stock Plan Amendment”) increasing the number of shares of SBS Common Stock reserved for issuance thereunder in an amount equal to the sum of (i) the number of shares of SBS Common Stock subject to all Converted SBS Time-Vesting Restricted Stock Units and Converted SBS Performance-Vesting Restricted Stock Units and (ii) such number of shares of SBS Common Stock, as determined in good faith by SBS and BMHC, as necessary to provide for new equity award grants to employees of the Combined Company for the three-year period following the Closing Date. SBS shall submit the Stock Plan Amendment to SBS’s stockholders for approval at the SBS Stockholders Meeting, and the SBS Board shall recommend the Stock Plan Amendment for approval at such SBS Stockholders Meeting.

(d) As soon as reasonably practicable after the Effective Time, SBS shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of SBS Common Stock subject to Converted SBS Time-Vesting Restricted Stock Units and Converted SBS Performance-Vesting Restricted Stock Units and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted SBS Time-Vesting Restricted Stock Units and Converted SBS Performance-Vesting Restricted Stock Units remain outstanding.

Section 6.06 Indemnification, Exculpation and Insurance.

(a) For a period of at least six years following the Effective Time, the Surviving Company’s certificate of incorporation and by-laws shall contain provisions no less favorable with respect to exculpation of directors and indemnification of and advancement of expenses to the current and former directors, officers and employees of SBS or BMHC (as of or prior to the Effective Time) than are currently provided in the SBS Certificate and the SBS By-laws or the BMHC Certificate and the BMHC By-laws, as applicable, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the expiration of the statutes of limitations applicable to such matters or unless such amendment, modification or repeal is required by applicable Law.

(b) From and after the Effective Time, the Surviving Company shall indemnify and hold harmless each officer and director of SBS, BMHC or of any of their respective Subsidiaries (as of or prior to the Effective Time) (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of SBS, BMHC or any of their respective Subsidiaries, as applicable, or of another entity if such service was at the request of SBS or BMHC, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent the Surviving Company is permitted to do so under applicable Law. In the event of any such Proceeding, each Indemnified Party will be entitled to advancement of expenses incurred in the defense of the Proceeding from the Surviving Company (provided that, if required by applicable Law, any Indemnified Party to whom expenses are advanced shall have provided an undertaking to repay such advances if it is finally determined that such Indemnified Party is not entitled to indemnification).

(c) SBS shall purchase prior to the Effective Time, and, for a period of six years following the Effective Time, the Surviving Company shall maintain, a fully pre-paid six-year tail policy to the current directors’ and officers’ liability insurance policies maintained on the date of this Agreement by BMHC for an aggregate cost of no more than $800,000 (exclusive of any premium refund on existing BMHC coverage), which

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tail policy will cover a period from the Effective Time through and including the date that is six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain the same coverage and amount as, and contain terms and conditions that are equivalent to the coverage currently provided by the existing policies of BMHC (complete and accurate copies of which shall have been made available to SBS before such purchase).

(d) In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company shall expressly assume the obligations set forth in this Section 6.06.

(e) The provisions of this Section 6.06 (i) shall survive the consummation of the Merger and, from and after (but not before) the Effective Time, are intended to benefit, and shall be enforceable by, any Indemnified Party and (ii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses or contribution, or other similar rights, that any such Person may have by Contract or otherwise.

Section 6.07 Fees and Expenses. Except as provided in Section 8.02, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. Notwithstanding the foregoing, SBS and BMHC each shall pay 50% of (i) any expenses (excluding each party’s internal costs and expenses of attorneys, accountants and financial and other advisors) incurred in respect of the printing and mailing of the Proxy/Consent Solicitation Statement, and (ii) any and all filing fees due in connection with the filings required by or under the Securities Act with respect to the Form S-4, the HSR Act or any other antitrust, competition, investment, trade regulation or similar Law.

Section 6.08 Certain Tax Matters.

(a) BMHC and SBS shall each use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, including by (i) not taking any action that such party knows is reasonably likely to prevent such qualification and (ii) executing such amendments to this Agreement as may be reasonably required in order to obtain such qualification, so long as such amendment does not affect the material economic terms or other material terms of the transactions contemplated hereunder. Each of BMHC and SBS will report the Merger and the other transactions contemplated by this Agreement in a manner consistent with such qualification.

(b) BMHC and SBS shall each use its reasonable best efforts in connection with BMHC’s obtaining of the Tax opinion described in Sections 7.02(c), including by causing its officers to execute and deliver to the law firm delivering such Tax opinion Tax representation certificates at such time or times as may reasonably be requested by such law firm, including at the time the Form S-4 is declared effective by the SEC and at the Effective Time. Each of BMHC and SBS shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations included in the certificates described in this Section 6.08.

Section 6.09 Transaction Litigation.

(a) In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought against SBS, its Subsidiaries and/or the SBS Board (or the board of directors of any of SBS’s Subsidiaries), SBS shall promptly (and in any event within 48 hours) notify BMHC of any such litigation, give BMHC the opportunity to participate in, but not control, the defense of any such litigation and keep BMHC reasonably informed with respect to the status thereof. SBS agrees that it shall not compromise, offer to settle, agree to any settlement or come to any arrangement regarding any such litigation without BMHC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. BMHC shall notify SBS promptly (and in any event within 48 hours) of the commencement of any such litigation of which BMHC has received notice.

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(b) In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought against BMHC, its Subsidiaries and/or the BMHC Board (or the board of directors of any of BMHC’s Subsidiaries), BMHC shall promptly (and in any event within 48 hours) notify SBS of any such litigation, give SBS the opportunity to participate in, but not control, the defense of any such litigation and keep SBS reasonably informed with respect to the status thereof. BMHC agrees that it shall not compromise, offer to settle, agree to any settlement or come to any arrangement regarding any such litigation without SBS’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. SBS shall notify BMHC promptly (and in any event within 48 hours) of the commencement of any such litigation of which SBS has received notice.

(c) Without limiting in any way the parties’ obligations under Section 6.04, each of SBS and BMHC shall cooperate, shall cause the SBS Subsidiaries and BMHC Subsidiaries, as applicable, to cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate in the defense against such litigation contemplated by Sections 6.09(a) and 6.09(b).

Section 6.10 Section 16 Matters. Prior to the Effective Time, BMHC and SBS each shall take all such steps as may be required to cause any acquisitions of SBS Common Stock (including derivative securities with respect to SBS Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SBS to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11 Governance Matters.

(a) On or prior to the Effective Time, the SBS Board shall cause the number of directors that will comprise the full board of directors of the Surviving Company at the Effective Time to be nine, subject to the proviso in the immediately following sentence. SBS shall take all necessary action to cause the eight individuals listed on Exhibit E, plus one individual mutually agreed by BMHC and SBS as promptly as practicable after the date hereof (and in any event prior to the Effective Time), to constitute the board of directors of the Surviving Company, in the classes and with the committee chairman positions indicated on such Exhibit, as of the Effective Time; provided that (i) in considering an individual to be mutually agreed as set forth above, BMHC and SBS agree to consider in good faith a current director of SBS who is not listed on Exhibit E as a potential candidate and (ii) if BMHC and SBS cannot, using their respective reasonable best efforts in good faith, mutually agree prior to the Effective Time on the ninth individual to become a member of the board of directors of the Surviving Company, then the SBS Board shall cause the number of directors that will comprise the full board of directors of the Surviving Company at the Effective Time to be eight, with the eight individuals listed on Exhibit E as the directors, and such board of directors shall, prior to the first annual meeting of the Surviving Company’s stockholders after the Effective Time, duly nominate a candidate for election to an additional seat that shall be created by such board of directors to be filled by the requisite vote of the stockholders at such meeting, in the class that at such time contains two directors. If any such individual who was originally designated by SBS is not willing or able to serve as a director of the Surviving Company as of the Effective Time, then SBS shall designate a replacement to so serve who is reasonably acceptable to BMHC, and SBS shall take all necessary action to cause such designated replacement to be a director of the Surviving Company as of the Effective Time. If any such individual who was originally designated by BMHC is not willing or able to serve as a director of the Surviving Company as of the Effective Time, then BMHC shall designate a replacement to so serve who is reasonably acceptable to BMHC, and SBS shall take all necessary action to cause such designated replacement to be a director of the Surviving Company as of the Effective Time.

(b) SBS shall take all necessary action to cause Peter Alexander to become the Chief Executive Officer of SBS at the Effective Time. If Mr. Alexander is not, or is reasonably expected not to be, the Chief Executive Officer of BMHC immediately prior to the Effective Time, then the parties shall mutually agree with respect to the selection of a Chief Executive Officer of SBS at the Effective Time.

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(c) SBS shall take all necessary action to cause the Persons listed on Exhibit F to be elected as certain executive officers of the Surviving Company, in the capacities listed on such Exhibit, effective as of the Effective Time, subject to each such Person’s agreement on terms reasonably acceptable to BMHC. If any such individual is not willing or able to serve as an executive officer of the Surviving Company in such capacity as of the Effective Time, then the respective Chief Executive Officers of SBS and BMHC shall mutually agree with respect to the selection of another individual to serve in the place of such individual at the Effective Time, and SBS shall take all necessary action to cause such Person to be so elected.

(d) As of the Effective Time (or, if impracticable, as soon as reasonably practicable following the Effective Time), the Surviving Company’s headquarters will move to Atlanta, Georgia. Following the Effective Time, the Surviving Company intends to retain its main operational center in Raleigh, North Carolina.

Section 6.12 Public Announcements. Except with respect to any BMHC Recommendation Change or SBS Recommendation Change, as applicable, made in accordance with the terms of this Agreement, SBS and BMHC shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. BMHC and SBS agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 6.13 Stock Exchange Listing. SBS shall use its reasonable best efforts to cause the shares of SBS Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 6.14 Takeover Statutes. BMHC and the BMHC Board and SBS and the SBS Board shall use their respective reasonable best efforts to (a) take all action reasonably appropriate to ensure that no state takeover statute, including Section 203 of the DGCL, or similar statute or regulation (or any similar provision in the certificate of incorporation or by-laws of BMHC or SBS) is or becomes applicable to this Agreement or any transaction contemplated by this Agreement and (b) if any state takeover statute, including Section 203 of the DGCL, or similar statute or regulation (or any similar provision in the certificate of incorporation or by-laws of BMHC or SBS) becomes applicable to this Agreement or any transaction contemplated by this Agreement, take all action reasonably appropriate to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.

Section 6.15 Affiliate Transactions.

(a) Except as set forth in Section 6.15 of the SBS Disclosure Letter, at or prior to the Effective Time, SBS shall cause all SBS Affiliate Transactions, including the Director Nomination Agreement, to be terminated without further liability to SBS, any SBS Subsidiary or the Surviving Company.

(b) Except as set forth in Section 6.15 of the BMHC Disclosure Letter, at or prior to the Effective Time, BMHC shall cause all BMHC Affiliate Transactions to be terminated without further liability to BMHC, any BMHC Subsidiary or the Surviving Company.

Section 6.16 Senior Notes. As promptly as practicable after the date of this Agreement, SBS and BMHC shall prepare a supplemental indenture (the “Supplemental Indenture”) as required by Section 5.01 of the indenture, dated as of September 20, 2013 (as amended, modified or supplemented from time to time, the “Indenture”), by and among BMHC, the guarantors party thereto, and Wilmington Trust, National Association, as trustee (the “Trustee”), governing BMHC’s 9.0% Senior Secured Notes due 2018. On the Closing Date, SBS, BMHC and the guarantors party thereto shall execute with the Trustee the Supplemental Indenture, effective as of the Effective Time, and deliver any required certificates, legal opinions and other documents required by the Indenture to be delivered in connection with the Supplemental Indenture.

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Section 6.17 Control of Operations. Nothing contained in this Agreement shall give SBS or BMHC, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time.

ARTICLE VII

Conditions Precedent

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. The SBS Stockholder Approval and the BMHC Stockholder Approval shall have been obtained.

(b) Listing. The shares of SBS Common Stock issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(c) HSR Act. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(d) No Legal Restraints. No outstanding judgment, injunction, order or decree of a Governmental Entity of competent jurisdiction shall have been entered and shall continue to be in effect, and no Law (collectively, the “Legal Restraints”) shall have been adopted or be in effect, and no Proceeding shall have been instituted by any Governmental Entity and remain pending which would reasonably be expected to result in a Legal Restraint, in each case that prohibits, enjoins or makes illegal the consummation of the transactions contemplated by this Agreement; provided that the party seeking to assert this condition shall have complied in all material respects with its obligations under Section 6.04 in respect of any such Legal Restraint.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order, and SBS shall have received all state securities or “blue sky” authorizations necessary for the issuance of the Merger Consideration.

Section 7.02 Conditions to Obligations of BMHC. The obligation of BMHC to consummate the Merger is further subject to the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of SBS contained in Section 3.03(a) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than any failures of such representations and warranties to be so true and correct to the extent such failures would be de minimis in the aggregate;

(ii) the representations and warranties of SBS contained in Sections 3.01, 3.02, 3.03 (other than Section 3.03(a)), 3.04, 3.21 and 3.22 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(iii) the representation of SBS contained in the first sentence of Section 3.08 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time;

(iv) the representations and warranties of SBS contained in this Agreement (except for the representations and warranties identified in the foregoing clauses (i), (ii) and (iii)) shall be true and correct (without giving effect to any limitation as to “materiality” or “SBS Material Adverse Effect” set forth

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therein) at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have an SBS Material Adverse Effect (it being agreed that with respect to any representation or warranty with respect to which effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of “Material Adverse Effect” are not excluded in determining whether an SBS Material Adverse Effect has occurred or would reasonably be expected to occur, such effects shall similarly not be excluded for purposes of this Section 7.02(a)(iv)); and

(v) BMHC shall have received a certificate signed on behalf of SBS by an executive officer of SBS to such effect.

(b) Performance of Obligations of SBS. SBS shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and BMHC shall have received a certificate signed on behalf of SBS by an executive officer of SBS to such effect.

(c) Tax Opinion. BMHC shall have received the opinion of Kirkland & Ellis LLP, or such other reputable Tax counsel reasonably satisfactory to BMHC, as of the date on which the Form S-4 is filed and as of the Closing Date to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering the opinion described in this Section 7.02(c), the Tax counsel rendering such opinion shall have received the certificates and may rely upon the representations referred to in Section 6.08(b).

Section 7.03 Conditions to Obligation of SBS. The obligation of SBS to consummate the Merger is further subject to the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of BMHC contained in Section 4.03(a) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than any failures of such representations and warranties to be so true and correct to the extent such failures would be de minimis in the aggregate;

(ii) the representations and warranties of BMHC contained in Sections 4.01, 4.02, 4.03 (other than Section 4.03(a)), 4.04, 4.21 and 4.22 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(iii) the representation of BMHC contained in the first sentence of Section 4.08 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time;

(iv) the representations and warranties of BMHC contained in this Agreement (except for the representations and warranties identified in the foregoing clauses (i), (ii) and (iii)) shall be true and correct (without giving effect to any limitation as to “materiality” or “BMHC Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a BMHC Material Adverse Effect (it being agreed that with respect to any representation or warranty with respect to which effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of “Material Adverse Effect” are not excluded in determining whether a BMHC Material Adverse Effect has occurred or would reasonably be expected to occur, such effects shall similarly not be excluded for purposes of this Section 7.03(a)(iv)); and

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(v) SBS shall have received a certificate signed on behalf of BMHC by an executive officer of BMHC to such effect.

(b) Performance of Obligations of BMHC. BMHC shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SBS shall have received a certificate signed on behalf of BMHC by an executive officer of BMHC to such effect.

Section 7.04 Frustration of Closing Conditions. Neither BMHC nor SBS may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform its obligations hereunder.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the SBS Stockholder Approval or the BMHC Stockholder Approval:

(a) by mutual written consent of BMHC and SBS;

(b) by either BMHC or SBS:

(i) if the Merger is not consummated on or before December 31, 2015 (the “End Date”); provided that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Merger to be consummated on or before the End Date is primarily the result of the failure of the party seeking to terminate this Agreement to perform in any material respect any of its obligations under this Agreement;

(ii) if the condition set forth in Section 7.01(d) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party if the Legal Restraint’s having become final and non-appealable was primarily due to the failure of such party to perform in any material respect any of its obligations under this Agreement;

(iii) if the SBS Stockholder Approval is not obtained at the SBS Stockholders Meeting duly convened (unless such SBS Stockholders Meeting has been adjourned, in which case at the final adjournment thereof);

(c) by BMHC, if SBS breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of SBS contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, shall not have been cured (A) within 30 days following receipt of written notice from BMHC of such breach or failure or (B) any shorter period of time that remains between the date BMHC provides written notice of such breach or failure and the End Date; provided that BMHC shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if it is then in material breach of any covenant or agreement contained in this Agreement, or if any of the representations or warranties of BMHC contained herein then fails to be true and correct, which breach or failure would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b);

(d) by SBS, if BMHC breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of BMHC contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, shall not have been cured (A) within 30 days following receipt of written notice from SBS of such breach or failure or

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(B) any shorter period of time that remains between the date SBS provides written notice of such breach or failure and the End Date; provided that SBS shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if it is then in material breach of any covenant or agreement contained in this Agreement, or if any of the representations or warranties of SBS contained herein then fails to be true and correct, which breach or failure would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b);

(e) by SBS, prior to the time at which the BMHC Stockholder Approval has been obtained, if the BMHC Written Consent shall not have been obtained pursuant to Section 6.02(a) within five Business Days after the date the Form S-4 shall have been declared effective under the Securities Act by the SEC;

(f) by SBS, prior to the time at which the SBS Stockholder Approval has been obtained, if such termination is permitted by Section 5.02(c)(iii) (and SBS otherwise fully complies with Section 5.02(c)(iii)); provided that SBS shall not be entitled to terminate this Agreement pursuant to this Section 8.01(f) unless SBS has complied with the requirements of Section 5.02(d) before taking action pursuant to this Section 8.01(f) and the relevant SBS Superior Proposal did not result primarily from a breach of Section 5.02;

(g) by BMHC, prior to the time at which the SBS Stockholder Approval has been obtained, if (i) an SBS Recommendation Change shall have occurred or (ii) SBS shall have breached in any material respect Section 5.02;

(h) by BMHC, prior to the time at which the BMHC Stockholder Approval has been obtained, if such termination is permitted by Section 5.03(c)(iii) (and BMHC otherwise fully complies with Section 5.03(c)(iii)); provided that BMHC shall not be entitled to terminate this Agreement pursuant to this Section 8.01(h) unless BMHC has complied with the requirements of Section 5.03(d) before taking action pursuant to this Section 8.01(h) and the relevant BMHC Superior Proposal did not result primarily from a breach of Section 5.03; or

(i) by SBS, prior to the time at which the BMHC Stockholder Approval has been obtained, if (i) a BMHC Recommendation Change shall have occurred or (ii) BMHC shall have breached in any material respect Section 5.03.

Section 8.02 Termination Fees and Expenses.

(a) SBS shall pay to BMHC a fee of $15,730,000 (the “SBS Termination Fee”) if any of the following occur:

(i) this Agreement is terminated by SBS pursuant to Section 8.01(f);

(ii) this Agreement is terminated by BMHC pursuant to Section 8.01(g); provided that if either BMHC or SBS terminates this Agreement pursuant to Section 8.01(b)(iii) and BMHC would then have been entitled to terminate this agreement pursuant to Section 8.01(g), this Agreement shall be deemed terminated pursuant to Section 8.01(g) for purposes of this Section 8.02(a)(ii); or

(iii) (A) this Agreement is terminated by BMHC or SBS pursuant to (x) Section 8.01(b)(i) (provided that either the SBS Stockholders Meeting shall not have occurred at or prior to the time of such termination or the SBS Stockholder Approval shall not have been obtained at or prior to the time of such termination), (y) Section 8.01(b)(iii) or (z) Section 8.01(c) as a result of a willful failure to perform any covenant or agreement on the part of SBS set forth in this Agreement, and (B) after the date hereof, but prior to the date of the SBS Stockholders Meeting (in the case of Section 8.01(b)(iii)) or prior to the date this Agreement is terminated (in the case of Section 8.01(b)(i) or Section 8.01(c)), an SBS Acquisition Proposal shall have been made to SBS or directly to its stockholders generally (or shall have otherwise become publicly known or an intention with respect to such an SBS Acquisition Proposal shall have become publicly announced (whether or not conditional)) and (C) within 12 months of such termination SBS shall have entered into a definitive Acquisition Agreement with respect to any SBS Acquisition Proposal or an SBS Acquisition

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Proposal is consummated; provided that for purposes of this clause (iii) the references to “25%” in the definition of “SBS Acquisition Proposal” shall be deemed to be references to “50%”.

Any SBS Termination Fee due under this Section 8.03(a) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, concurrently with the termination of this Agreement, (y) in the case of clause (ii) above, on the Business Day immediately following the date of termination of this Agreement and (z) in the case of clause (iii) above, on the date of the first to occur of the events referred to in clause (iii)(C) above.

(b) BMHC shall pay to SBS a fee of $23,600,000 (the “BMHC Termination Fee”) if any of the following occur:

(i) this Agreement is terminated by SBS pursuant to Section 8.01(e);

(ii) this Agreement is terminated by BMHC pursuant to Section 8.01(h);

(iii) this Agreement is terminated by SBS pursuant to Section 8.01(i); provided that if either BMHC or SBS terminates this Agreement pursuant to Section 8.01(b)(iii) and SBS would then have been entitled to terminate this agreement pursuant to Section 8.01(i), this Agreement shall be deemed terminated pursuant to Section 8.01(i) for purposes of this Section 8.02(b)(iii); or

(iv) (A) this Agreement is terminated by BMHC or SBS pursuant to (x) Section 8.01(b)(i) (provided that the BMHC Stockholder Approval shall not have been obtained at or prior to the time of such termination) or (y) Section 8.01(d) as a result of a willful failure to perform any covenant or agreement on the part of BMHC set forth in this Agreement, and (B) after the date hereof, but prior to the date of this Agreement is terminated (in the case of Section 8.01(b)(i) or Section 8.01(d)), a BMHC Acquisition Proposal shall have been made to BMHC or directly to its stockholders generally (or shall have otherwise become publicly known or an intention with respect to such a BMHC Acquisition Proposal shall have become publicly announced (whether or not conditional)) and (C) within 12 months of such termination BMHC shall have entered into a definitive Acquisition Agreement with respect to any BMHC Acquisition Proposal or a BMHC Acquisition Proposal is consummated; provided that for purposes of this clause (iii) the references to “25%” in the definition of “BMHC Acquisition Proposal” shall be deemed to be references to “50%”.

Any BMHC Termination Fee due under this Section 8.03(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (ii) above, concurrently with the termination of this Agreement, (y) in the case of clause (i) or (iii) above, on the Business Day immediately following the date of termination of this Agreement, and (z) in the case of clause (iv) above, on the date of the first to occur of the events referred to in clause (iv)(C) above.

(c) In the event this Agreement is terminated (i) by BMHC or SBS pursuant to Section 8.01(b)(i) (provided that either the SBS Stockholders Meeting shall not have occurred at or prior to the time of such termination or the SBS Stockholder Approval shall not have been obtained at or prior to the time of such termination) or Section 8.01(b)(iii) or (ii) by BMHC pursuant to Section 8.01(c), then SBS shall reimburse BMHC for its Eligible Expenses by wire transfer of same day funds to an account designated by BMHC within two Business Days of receipt from BMHC of a detailed invoice therefor. Any amount so received by BMHC shall be credited against any SBS Termination Fee payable pursuant to Section 8.02(a)(iii).

(d) In the event that this Agreement is terminated (i) by BMHC or SBS pursuant to Section 8.01(b)(i) (provided that the BMHC Stockholder Approval shall not have been obtained at or prior to the time of such termination) or (ii) by SBS pursuant to Sections 8.01(d) or 8.01(e), then BMHC shall reimburse SBS for its Eligible Expenses by wire transfer of same-day funds to an account designated by SBS within two Business Days of receipt from SBS of a detailed invoice therefor. Any amount so received by SBS shall be credited against any BMHC Termination Fee payable pursuant to Section 8.02(b)(iv).

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(e) SBS and BMHC acknowledge and agree that in no event shall SBS or BMHC be required to pay the SBS Termination Fee or BMHC Termination Fee, respectively, on more than one occasion. SBS and BMHC acknowledge and agree that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither BMHC nor SBS would enter into this Agreement. Accordingly, if SBS or BMHC fails promptly to pay the amount due pursuant to Section 8.02, and, in order to obtain such payment, the party owed such payment commences a Proceeding that results in a judgment in its favor for such payment, the party owing such payment shall pay to the party owed such payment its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made.

Section 8.03 Effect of Termination.

(a) In the event of termination of this Agreement by either SBS or BMHC as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of BMHC or SBS, other than this Section 8.03, the last sentence of Section 6.03, Section 6.07, Section 8.02 and ARTICLE IX, which provisions shall survive such termination; provided that no such termination shall relieve any party hereto from any liability or damages incurred or suffered by a party to the extent such liabilities or damages were the result of fraud or the willful and material breach by another party of any of its covenants or other agreements set forth in this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.

(b) Notwithstanding anything to the contrary in this Agreement, in the event the SBS Termination Fee or BMHC Termination Fee is paid to the other party in accordance with Section 8.02, except in the case of fraud or willful and material breach of this Agreement by the other party, such payment shall be the sole and exclusive remedy of the party receiving such termination fee (and its current, future or former Subsidiaries, stockholders and Representatives) against the other party (or any of its current, future or former Subsidiaries, stockholders and Representatives) for any losses or damages suffered as a result of any breach of any representation, warranty, covenant or agreement made by such in this Agreement or in any certificate or other document delivered in connection herewith.

Section 8.04 Procedure for Termination. A termination of this Agreement pursuant to Section 8.01 shall, in order to be effective, require, in the case of BMHC or SBS, action by its respective board of directors or the duly authorized designee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of BMHC or SBS.

ARTICLE IX

General Provisions

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02 Amendment; Waivers.

(a) This Agreement may be amended by the parties at any time before or after receipt of the SBS Stockholder Approval or the BMHC Stockholder Approval; provided that (i) after receipt of the SBS Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of SBS

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without the further approval of such stockholders, (ii) after receipt of the BMHC Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of BMHC without the further approval of such stockholders, (iii) no amendment shall be made to this Agreement after the Effective Time and (iv) except as provided above, no amendment of this Agreement shall be submitted to be approved by the stockholders of SBS or the stockholders of BMHC unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

(b) At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any covenants and agreements contained in this Agreement or (iv) waive the satisfaction of any of the conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.03 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to BMHC, to:

Building Materials Holding Corporation
Two Lakeside Commons
980 Hammond Drive NE
Atlanta, GA 30328
Phone:	(208) 331-4300
Facsimile:	(208) 331-4477
Attention:	General Counsel

with a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Phone:	(212) 446-4800
Facsimile:	(212) 446-6460
Attention:	Sean Rodgers, P.C.

(b) if to SBS, to:

Stock Building Supply Holdings, Inc.
8020 Arco Corporate Drive, Suite 400
Raleigh, North Carolina 27617
Phone:	(919) 431-1000
Facsimile:	(919) 431-1000
Attention:	Executive Vice President, Chief Administrative
Officer and General Counsel

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with a copy to:

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219-4074
Phone:	(804) 788-7274
Facsimile:	(804) 343-4528
Attention:	Douglas S. Granger
Gary E. Thompson

Section 9.04 Definitions. For purposes of this Agreement:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement or any proposal or offer from the other party hereto or any of its Affiliates, any third-party offer, proposal, indication of interest or inquiry contemplating or otherwise relating to any transaction or series of transactions (whether or not in writing) involving (i) any acquisition by a third party (whether by way of stock or asset purchase), merger, joint venture, license or similar transaction, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or series of transactions by a Person or a group (as defined in the Exchange Act and the rules promulgated thereunder) of more than 25% of the total voting power of the capital stock of SBS or BMHC, as the case may be, or more than 25% of the consolidated assets (including capital stock of Subsidiaries), revenue or net income of SBS and its Subsidiaries taken as a whole or BMHC and its Subsidiaries taken as a whole, as the case may be, (ii) any other proposal or offer which, if consummated, would result in a direct or indirect acquisition or license (or similar transaction) by a third party of more than 25% of the total voting power of the capital stock of SBS or BMHC, as the case may be, or more than 25% of the consolidated assets (including capital stock of Subsidiaries), revenues or net income of SBS and its Subsidiaries taken as a whole or BMHC and its Subsidiaries taken as a whole, as the case may be, or (iii) any combination of the foregoing.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitrust Law” means any Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition, including the HSR Act.

“BMHC Acquisition Proposal” means an Acquisition Proposal with respect to BMHC.

“BMHC Intervening Event” means an Intervening Event with respect to BMHC.

“BMHC Material Adverse Effect” means a Material Adverse Effect with respect to BMHC.

“BMHC Performance-Vesting Restricted Stock Unit” means any BMHC Restricted Stock Unit with performance-based vesting requirements.

“BMHC Restricted Stock Unit” means any restricted stock unit payable in shares of BMHC Common Stock or whose value is determined with reference to the value of shares of BMHC Common Stock, whether granted pursuant to the BMHC Stock Plans or otherwise.

“BMHC Stock Plans” means the BMHC 2013 Equity Incentive Plan, the BMHC 2010 Long-Term Restricted Shares Incentive Plan, and any other BMHC Benefit Plan which provides for the award of rights of any kind, contingent or accrued, to receive shares of BMHC Common Stock or benefits measured in whole or in part by the value of a number of shares of BMHC Common Stock.

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“BMHC Superior Proposal” means a Superior Proposal with respect to BMHC.

“BMHC Time-Vesting Restricted Stock Unit” means any BMHC Restricted Stock Unit that is not a BMHC Performance-Vesting Restricted Stock Unit.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions are authorized or required by Law to be closed in New York City.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means BMHC, the BMHC Subsidiaries, SBS and the SBS Subsidiaries, taken as a whole, combined in the manner currently intended by the parties.

“Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, and (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Director Nomination Agreement” means that certain Director Nomination Agreement, dated as of August 14, 2013, by and between SBS and Gores Building Holdings, LLC, a Delaware limited liability company.

“Eligible Expenses” means the actual, reasonable and documented out-of-pocket fees and expenses incurred by a party prior to the termination of this Agreement in connection with the preparation of this Agreement, the Form S-4, the Proxy/Consent Solicitation Statement, the Merger and the other transactions contemplated hereby, and the terminating party’s due diligence investigation (including all reasonable fees, charges and disbursements of counsel and all fees and expenses payable to its accountants and financial advisors), up to an aggregate maximum amount of $5.0 million.

“ERISA Affiliates” means any trade or business, whether or not incorporated, that, together with BMHC or SBS, as applicable, is treated as a single employer under Section 414 of the Code.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), or (vii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

“Intervening Event” means, with respect to SBS or BMHC, as the case may be, any material facts, changes, events, occurrences, developments or circumstances occurring or arising after the date of this Agreement and prior to the time that the SBS Stockholder Approval or BMHC Stockholder Approval, as the case may be, is obtained, which were not known by (or if known, the consequences of which were not reasonably foreseeable by) the SBS Board or BMHC Board, as the case may be, as of or prior to the date of this Agreement; provided that in no event shall the receipt, existence or terms of an SBS Acquisition Proposal or a BMHC Acquisition Proposal, as the case may be, constitute an Intervening Event.

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of such Person’s executive officers after making due inquiry. The “Knowledge” of any Person that is an individual means, with respect to the matter in question, the actual knowledge of such Person after making due inquiry.

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“Material Adverse Effect” with respect to BMHC or SBS, as the case may be, means any fact, circumstance, effect, change, event or development that, individually or in the aggregate, (a) prevents such Person from consummating the Merger or (b) has a material adverse effect on the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; excluding, solely for purposes of clause (b) of this definition, any fact, circumstance, effect, change, event or development to the extent that it results from, arises out of or is attributable to (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States, (iii) any failure, in and of itself, by such Person or its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect unless excepted by another clause of this proviso), (iv) the execution and delivery of this Agreement or the public announcement of the Merger or any of the other transactions contemplated by this Agreement, (v) any change, in and of itself, in the market price or trading volume of such Person’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect unless excepted by another clause of this proviso), (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism or (viii) any hurricane, tornado, flood, earthquake or other natural disaster, (ix) any litigation relating to this Agreement or the transactions contemplated by this Agreement or (x) any action taken by such Person or its Subsidiaries that is required by this Agreement or taken at the written request of the other party hereto; provided that clauses (i), (ii), (vi), (vii) and (viii) shall not be so excluded if such fact, circumstance, effect, change, event or development has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industries in which such Person and any of its Subsidiaries operate.

“Permitted Liens” means (i) statutory liens securing payments not yet due, (ii) such imperfections or irregularities of title, easements, trackage rights, leases, licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iii) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of SBS or BMHC, as the case may be, (iv) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (v) mechanics’, materialmen’s or other Liens or security interests arising by operation of law that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP and (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“SBS Acquisition Proposal” means an Acquisition Proposal with respect to SBS.

“SBS Common Stock” means the common stock, par value $0.01 per share, of SBS.

“SBS Intervening Event” means an Intervening Event with respect to SBS.

“SBS Material Adverse Effect” means a Material Adverse Effect with respect to SBS.

Annex A-61

“SBS Restricted Stock” means any share of SBS Common Stock subject to vesting restrictions and/or forfeiture back to SBS, whether granted pursuant to the SBS Stock Plans or otherwise.

“SBS Restricted Stock Unit” means any restricted stock unit payable in shares of SBS Common Stock or whose value is determined with reference to the value of shares of SBS Common Stock, whether granted pursuant to the SBS Stock Plans or otherwise.

“SBS Stock Option” means any option to purchase SBS Common Stock, whether granted pursuant to the SBS Stock Plans or otherwise.

“SBS Stock Plan” means the Stock Building Supply Holdings, Inc. 2013 Incentive Compensation Plan.

“SBS Superior Proposal” means a Superior Proposal with respect to SBS.

“Subsidiary” with respect to any Person, means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Proposal” means any bona fide, written Acquisition Proposal (except that the references in the definition thereof to 25% shall be replaced by 50%) with respect to SBS or BMHC, as the case may be, that did not result primarily from a breach of Section 5.02 or Section 5.03, as the case may be, and that the BMHC Board or SBS Board, as the case may be, determines in good faith after consultation with outside legal counsel and its financial advisor to be more favorable to the stockholders of SBS or BMHC, as the case may be, than the Merger, taking into account all financial, legal, financing (including availability thereof), regulatory and other aspects and risks (including required conditions (including any requirement of a stockholder vote of the party making the Acquisition Proposal) and likelihood and timing of consummation).

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Transaction Litigation” means any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement, as contemplated by Section 6.09.

Section 9.05 Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each of the terms set forth in the index of defined terms attached hereto as Annex A is defined in the Section of this Agreement set forth opposite such term. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to

Annex A-62

its permitted successors and assigns. References to “days” shall refer to calendar days unless Business Days are specified. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day. Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken by no later than 5:00 p.m. New York City time on the last day of such time period, which shall be calculated starting with the day immediately following the date of the event. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to United States dollars.

Section 9.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.07 Entire Agreement; No Third-Party Beneficiaries. (a) This Agreement, taken together with the SBS Disclosure Letter and the BMHC Disclosure Letter, the Ancillary Agreements and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement.

(b) This Agreement is not intended to, and shall not, confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 6.05 (of which each Indemnified Party is an intended beneficiary following the Effective Time). Except as set forth in this Section 9.07(b), nothing herein, express or implied, is intended to or shall confer upon any Person other than the parties hereto any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08 Governing Law and Venue. (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under any applicable principles of conflicts of laws of the State of Delaware.

(b) Each party hereto irrevocably agrees that it shall bring any Proceeding in respect of any claim arising out of, related to or based on this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or any federal court located in the State of Delaware (collectively, the “Chosen Courts”) and solely in connection with claims arising under, related to or based on this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such Proceeding shall be effective if notice is given in accordance with Section 9.03.

Section 9.09 Obligations of the Parties. Whenever this Agreement requires a Subsidiary of a party hereto to take any action, such requirement shall be deemed to include an undertaking on the part of such party (and, after the Effective Time, on the part of the Surviving Company) to cause such Subsidiary to take such action.

Section 9.10 Mutual Drafting. The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Annex A-63

Section 9.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any of the Chosen Courts without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 9.13 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Proceeding arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.13.

Section 9.14 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Annex A-64

IN WITNESS WHEREOF, Building Materials Holding Corporation and Stock Building Supply Holdings, Inc. have duly executed this Agreement, all as of the date first written above.

BUILDING MATERIALS HOLDING CORPORATION

By:	/s/ Peter C. Alexander
Name:	Peter C. Alexander
Title:	Chief Executive Officer

STOCK BUILDING SUPPLY HOLDINGS, INC.

By:	/s/ Jeffrey G. Rea
Name:	Jeffrey G. Rea
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

Annex A-65

ANNEX A

Index of Defined Terms

Term	Section
Acquisition Agreement	5.02(a)
Acquisition Proposal	9.04
Affiliate	9.04
Agreement	Preamble
Ancillary Agreements	Recitals
Antitrust Law	9.04
Bankruptcy and Equity Exception	3.04
BMHC	Preamble
BMHC Acquisition Proposal	9.04
BMHC Affiliate Transactions	4.18
BMHC Audited Financial Statements	4.06(a)
BMHC Benefit Plans	4.10(a)
BMHC Board	4.04
BMHC By-laws	4.01
BMHC CBAs	Section 4.19(a)
BMHC Certificate	4.01
BMHC Common Stock	2.01(b)
BMHC Disclosure Letter	ARTICLE IV
BMHC Financial Advisor	4.22
BMHC Financial Statements	4.06(a)
BMHC Intervening Event	9.04
BMHC Intervening Event Recommendation Change	5.03(c)(ii)
BMHC Leases	4.15(b)
BMHC Material Adverse Effect	9.04
BMHC Material Contract	4.14(a)
BMHC Multiemployer Plan	4.10(a)
BMHC Pension Plan	4.10(c)
BMHC Performance-Vesting Restricted Stock Unit	9.04
BMHC Permits	4.01
BMHC Properties	4.15(a)
BMHC Recommendation	5.03(b)
BMHC Recommendation Change	5.03(b)
BMHC Restricted Stock Unit	9.04
BMHC Significant Customer	4.20(a)
BMHC Significant Supplier	4.20(b)
BMHC Stockholder Approval	4.04
BMHC Stock Plans	9.04
BMHC Subsidiaries	4.01
BMHC Superior Proposal	9.04
BMHC Superior Proposal Termination	5.03(c)(iii)
BMHC Support Agreements	Recitals
BMHC Termination Fee	8.02(b)
BMHC Time-Vesting Restricted Stock Unit	9.04
BMHC Unaudited Financial Statements	4.06(a)
BMHC Voting Debt	4.03(c)
BMHC Written Consent	Recitals
Business Day	9.04

Annex A-66

Term	Section
Canceled Shares	2.01(b)
Certificate	2.01(c)
Certificate of Merger	1.03
Chosen Courts	9.08(b)
Closing	1.02
Closing Date	1.02
Code	9.04
Combined Company	9.04
Confidentiality Agreement	6.03
Consent	3.05(b)
Contingent BMHC Equity	4.03(b)
Contingent SBS Equity	3.03(b)
Contract	3.05(a)
Controlled Group Liability	9.04
Converted SBS Performance-Vesting Restricted Stock Unit	6.05(a)(ii)
Converted SBS Time-Vesting Restricted Stock Unit	6.05(a)(i)
DGCL	Recitals
Director Nomination Agreement	9.04
Dissenting Shares	2.01(d)
Dissenting Stockholder	2.01(d)
Effective Time	1.03
Eligible Expenses	9.04
End Date	8.01(b)(i)
Environmental Claim	3.13(b)(i)
Environmental Laws	3.13(b)(ii)
ERISA	3.10(a)
ERISA Affiliates	9.04
Exchange Act	3.05(b)
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
Exchange Ratio	2.01(c)
FCPA	3.12
Filed SBS Contract	3.14(a)
Filed SBS SEC Documents	ARTICLE III
Form S-4	3.05(b)
GAAP	3.06(b)
Governmental Entity	3.05(b)
Grant Date	3.03(b)
Hazardous Materials	3.13(b)(iii)
HSR Act	3.05(b)
Indebtedness	9.04
Indemnified Party	6.06(b)
Indenture	Section 6.16
Intellectual Property Rights	3.16
Intended Tax Treatment	Recitals
Intervening Event	9.04
IRS	3.10(a)
Judgment	3.05(a)
Knowledge	9.04
Law	3.05(a)
Legal Restraints	7.01(d)

Annex A-67

Term	Section
Letter of Transmittal	2.02(b)
Liens	3.02(a)
Major BMHC Holders	Recitals
Major SBS Holders	Recitals
Material Adverse Effect	9.04
Merger	1.01
Merger Consideration	2.01(c)
Nasdaq	2.02(f)
Owned BMHC Properties	4.15(a)
Owned SBS Properties	3.15(a)
Permits	3.01
Permitted Liens	9.04
Person	9.04
Proceeding	3.11
Proxy/Consent Solicitation Statement	6.01(a)
Registration Rights Agreement	Recitals
Release	3.13(b)(iv)
Representatives	5.02(a)
SBS	Preamble
SBS Acquisition Proposal	9.04
SBS Affiliate Transactions	3.18
SBS Benefit Plans	3.10(a)
SBS Board	3.04
SBS By-laws	3.01
SBS CBAs	3.19(a)
SBS Certificate	3.01
SBS Common Stock	9.04
SBS Disclosure Letter	ARTICLE III
SBS Financial Advisor	3.22
SBS Intervening Event	9.04
SBS Intervening Event Recommendation Change	5.02(c)(ii)
SBS Leases	Section 3.15(b)
SBS Material Adverse Effect	9.04
SBS Material Contract	3.14(b)
SBS Multiemployer Plan	3.10(a)
SBS Pension Plan	3.10(c)
SBS Permits	3.01
SBS Preferred Stock	3.03(a)
SBS Properties	3.15(a)
SBS Recommendation	5.02(b)
SBS Recommendation Change	5.02(b)
SBS Restricted Stock	9.04
SBS Restricted Stock Unit	9.04
SBS SEC Documents	3.06(a)
SBS Significant Customer	3.20(a)
SBS Significant Supplier	3.20(b)
SBS Stock Option	9.04
SBS Stock Plan	9.04
SBS Stockholder Approval	3.04
SBS Stockholders Meeting	3.04
SBS Subsidiaries	3.01

Annex A-68

Term	Section
SBS Superior Proposal	9.04
SBS Superior Proposal Termination	5.02(c)(iii)
SBS Support Agreements	Recitals
SBS Termination Fee	8.02(a)
SBS Voting Debt	3.03(c)
SEC	3.05(b)
Securities Act	3.05(b)
Share Issuance	3.04
SOX	3.06(b)
Stock Plan Amendment	6.05(c)
Subsidiary	9.04
Superior Proposal	9.04
Supplemental Indenture	6.16
Surviving Company	1.01
Taxes	9.04
Tax Return	9.04
Trustee	6.166
WARN Act	3.19(a)

Annex A-69

Annex B

SBS 2013 Incentive Compensation Plan Amendment

To be filed by amendment.

Annex B-1

Annex C

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BMC STOCK HOLDINGS, INC.

ARTICLE ONE

The name of the corporation is BMC Stock Holdings, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company. The registered office and/or registered agent of the Corporation may be changed from time to time by resolution of the Board of Directors of the Corporation (the “Board of Directors”).

ARTICLE THREE

The nature of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 350,000,000 shares, consisting of:

(a) 50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”); and

(b) 300,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

Section 2. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers, preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to applicable law and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors fixing the number of shares constituting a series of Preferred Stock, the Board of Directors may increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding and not above the total number of authorized shares of Preferred Stock) by resolution the

Annex C-1

number of shares of any such series of Preferred Stock. In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the undesignated status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law. In addition, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by approval of the Board of Directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 3. Common Stock.

(a) Except as otherwise provided by the DGCL or this Certificate of Incorporation and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock).

(b) Except as otherwise required by law or expressly provided in this Certificate of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(c) Subject to the rights of the holders of Preferred Stock and to the other provisions of this Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(d) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and any other payments required by law and amounts payable upon shares of Preferred Stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, the remaining net assets of the Corporation shall be distributed to the holders of shares of Common Stock and the holders of shares of any other class or series ranking equally with the shares of Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (d).

ARTICLE FIVE

The Corporation is to have perpetual existence.

Annex C-2

ARTICLE SIX

Section 1. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by the DGCL, by this Certificate of Incorporation or the Bylaws of the Corporation (as amended and restated, the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances or otherwise, the number of directors which shall constitute the Board of Directors shall be fixed from time to time exclusively by resolution of the Board.

Section 3. Classes of Directors. The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, hereby designated Class I, Class II and Class III.

Section 4. Election and Term of Office. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting of the stockholders and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting of the stockholders and entitled to vote in the election of such directors. At each annual meeting of stockholders, directors elected to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Each director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 5. Newly-Created Directorships and Vacancies; Certain Committees.

(a) Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of (i) prior to the date of the 2017 annual meeting of stockholders, (A) a majority of the directors then in office, including at least one Stock Director, with respect to any such newly created directorships and any such vacancies in any directorship with respect to a director who was originally a Stock Director, and (B) a majority of the directors then in office with respect to any other such vacancies, or (ii) from and after the date of the 2017 annual meeting of stockholders, a majority of the directors then in office, in each case covered by clauses (i) and (ii) although less than a quorum, or, if applicable, by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified. A director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director. “Stock Director” means any director originally designated by Stock Building Supply Holdings, Inc., or any successor to such director whose nomination and election was approved by a Stock Director.

(b) Prior to the date of the 2017 annual meeting of stockholders, the chairman of the Audit Committee of the Board of Directors may be appointed only by resolution of a majority of the directors then in office, including at least one Stock Director.

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Section 6. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Certificate of Incorporation, directors may only be removed for cause and only upon the affirmative vote of stockholders representing at least a majority of the voting power of the then outstanding shares of Voting Stock (as hereinafter defined), at a meeting of the Corporation’s stockholders called for that purpose. Any director may resign at any time upon written notice to the Corporation.

Section 7. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE SIX, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designation governing such series.

Section 8. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE SEVEN

Section 1. Limitation of Liability.

(a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director.

(b) Any amendment, repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.

ARTICLE EIGHT

Section 1. Action by Written Consent. Any action required or permitted to be taken by the Corporation’s stockholders may be effected only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied.

Section 2. Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of the Board of Directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

ARTICLE NINE

Section 1. Section 203 of the DGCL. The Corporation expressly elects not to be subject to the provisions of Section 203 of the DGCL.

Section 2. Interested Stockholder Transactions. The Corporation shall not engage in any Business Combination (as defined hereinafter) with any Interested Stockholder (as defined hereinafter) for a period of three years following the time that such stockholder becomes an Interested Stockholder, unless:

a.	prior to such time the Board of Directors approved either (1) the Business Combination, or (2) the transaction which resulted in such stockholder becoming an Interested Stockholder;

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b.	upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent (85%) of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such Interested Stockholder) those shares owned (i) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

c.	at or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding Voting Stock which is not owned by such Interested Stockholder.

Section 3. Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this ARTICLE NINE shall not apply if:

(a) a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or

(b) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 3(b) of ARTICLE NINE; (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 3(b) of ARTICLE NINE.

Section 4. Definitions. As used in this ARTICLE NINE only, the following terms shall have the meanings ascribed to them as set forth in this Section 3:

a.	“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

b.

“Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the Owner of 20% or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such

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Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;

c.	“Business Combination” means:

i.	any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Stockholder, or (B) with any Person if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 2 of this ARTICLE NINE is not applicable to the surviving entity;

ii.	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;

iii.	any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time the Interested Stockholder became such; (B) pursuant to a merger under Section 251(g) or Section 253 of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (E) any issuance or transfer of Stock by the Corporation; provided however, that in no case under items (C)-(E) of this Section 3(b)(iii) of ARTICLE NINE shall there be a related increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;

iv.	any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or

v.	any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in Sections 3(b)(i)-(iv) of ARTICLE NINE) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation;

d.

“Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock or other equity interests, by contract or otherwise. A Person who is the Owner of 20.0% or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds

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Voting Stock, in good faith and not for the purpose of circumventing this ARTICLE NINE, as an agent, bank, broker, nominee, custodian or trustee for one or more Owners who do not individually or as a group have control of such entity;

e.	“Effective Date” means the effective date of this Amended and Restated Certificate of Incorporation;

f.	“Grandfathered Stockholder” means each of (i) Gores Building Holdings, LLC, and (ii) collectively, M. H. Davidson & Co., Davidson Kempner Capital Management LLC and their respective Affiliates and Associates;

g.	“Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the Owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the Owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person; provided, however, that for each Grandfathered Stockholder, (A) during the period beginning on the Effective Date and ending on the third anniversary thereof, each reference to fifteen percent (15%) in the provisions of this definition preceding this proviso shall be replaced by twenty percent (20%), and (B) from and after the third anniversary of the Effective Date, each reference to fifteen percent (15%) in the provisions of this definition preceding this provision shall instead mean the percentage of the Voting Stock of the Company owned by such Grandfathered Stockholder, together with its Affiliates and Associates, on such third anniversary (but not more than twenty percent (20%) of the then outstanding Voting Stock), as such percentage is thereafter reduced (but not increased, except as provided in the following sentence) to fifteen percent (15%), after which time this proviso will cease to be of further effect. Notwithstanding anything in this ARTICLE NINE to the contrary, the term “Interested Stockholder” shall not include: (x) any Person who would otherwise be an Interested Stockholder because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent (5%) or more of the outstanding Voting Stock of the Corporation (in one transaction or a series of transactions) by any Grandfathered Stockholder to such Person; provided, however, that such Person was not an Interested Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition; or (y) any Person whose ownership of Voting Stock in excess of the applicable percentage ownership limitation of the outstanding Voting Stock set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this clause (y), such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;

h.

“Owner,” including the terms “own,” “owned,” and “ownership,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates (i) beneficially owns such Stock, directly or indirectly; or (ii) has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in sub-clause (B) of clause (ii) of this Section 3(h) of ARTICLE NINE), or disposing of such Stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Stock; provided,

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that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

i.	“Person” means any individual, corporation, partnership, unincorporated association or other entity;

j.	“Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest; and

k.	“Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.

ARTICLE TEN

Section 1. Amendments to the Bylaws. The Corporation’s Bylaws may be amended, altered or repealed and new bylaws made by (i) the Board, or (ii) in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the then-outstanding Voting Stock, voting together as a single class.

Section 2. Amendments to this Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein and by law, and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of ARTICLE SIX, ARTICLE SEVEN, ARTICLE EIGHT, ARTICLE NINE, this ARTICLE TEN or ARTICLE ELEVEN of this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of all outstanding shares of Voting Stock, voting together as a single class, at a meeting of the Corporation’s stockholders called for that purpose.

ARTICLE ELEVEN

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL, this Certificate of Incorporation (as may be amended, altered, changed or repealed in accordance with Section 2 of ARTICLE TEN) or the Bylaws of the Corporation or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, shall be a state court located within the State of Delaware

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(or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). If any provision or provisions of this ARTICLE ELEVEN shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this ARTICLE ELEVEN (including, without limitation, each portion of any sentence of this ARTICLE ELEVEN containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE ELEVEN.

* * * * * *

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Annex D

Execution Version

VOTING AGREEMENT dated as of June 2, 2015 (this “Agreement”), among Stock Building Supply Holdings, Inc., a Delaware corporation (“Sigma”), and the persons listed on Schedule A hereto (each, a “Stockholder” and collectively, the “Stockholders”) in their capacity as stockholders of Building Materials Holdings Corporation, a Delaware corporation (“Beta”).

WHEREAS Sigma and Beta have concurrently with the execution of this Agreement entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which, among other things, Beta will be merged with and into Sigma;

WHEREAS as of the date hereof each Stockholder is the beneficial owner with the power to vote the number of shares of BMHC Common Stock set forth opposite such Stockholder’s name on Schedule A (such shares of capital stock of Beta, the “Original Shares”, and together with any New Shares (as defined below), the “Subject Shares”); and

WHEREAS as a condition to its willingness to enter into the Merger Agreement, Sigma requires that the Stockholders enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, each party hereto agrees as follows:

SECTION 1. Representations and Warranties of Stockholder. Each Stockholder hereby, severally and on its own account with respect to such Stockholder’s Subject Shares and not jointly with the other Stockholders, represents and warrants to Sigma as follows:

(a) Organization; Authority; Execution and Delivery; Enforceability. (i) Such Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated by this Agreement and the compliance by such Stockholder with the terms of this Agreement have been duly authorized by all necessary action on the part of such Stockholder and its governing body, members, stockholders and trustees, as applicable, and (iii) no other proceedings on the part of such Stockholder (or such Stockholder’s governing body, members, stockholders or trustees, as applicable) are necessary to authorize this Agreement, to consummate the transactions contemplated by this Agreement or to comply with the terms of this Agreement. Such Stockholder has all requisite corporate, company, partnership or other entity power and authority, as the case may be, to execute and deliver this Agreement (and each Person executing this Agreement on behalf of such Stockholder has full power, authority and capacity to execute and deliver this Agreement on behalf of such Stockholder and to thereby bind such Stockholder), to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Sigma, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) No Conflicts; Consents. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance by such Stockholder with the terms of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, amendment, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the

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creation of any Lien in or upon any of the properties or assets of such Stockholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, (i) any provision of any certificate of incorporation, bylaws, or trust or other organizational document of such Stockholder, (ii) any Contract to or by which such Stockholder is a party or bound or to or by which any of the properties or assets of such Stockholder (including such Stockholder’s Subject Shares) is bound or subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law or Judgment, in each case, applicable to such Stockholder or to such Stockholder’s properties or assets (including such Stockholder’s Subject Shares) other than, in the case of clauses (ii) and (iii) of this paragraph, conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate will not (x) impair the ability of such Stockholder to perform its obligations under this Agreement or (y) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person (and with respect to trusts, any co-trustee or beneficiary) (“Consent”) is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated by this Agreement or the compliance by such Stockholder with the terms of this Agreement, except for (1) filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (2) those Consents which have already been obtained.

(c) Ownership. Such Stockholder is the beneficial owner of the number of Original Shares set forth opposite such Stockholder’s name on Schedule A (as the same may be amended or supplemented in accordance with the terms hereof), and such Stockholder’s Original Shares constitute all of the shares of BMHC Common Stock beneficially owned and for which voting power is held by such Stockholder. Such Stockholder has good and marketable title, free and clear of any Liens, to those Original Shares of which such Stockholder is the record owner. Such Stockholder does not own, of record or beneficially, (i) any shares of capital stock of Beta other than the Original Shares or (ii) any option, warrant, call or other right to acquire or receive capital stock or other equity or voting interests in Beta. Such Stockholder has the sole right to vote and Transfer such Stockholder’s Original Shares, and none of such Stockholder’s Original Shares are subject to any voting agreement, voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of such Stockholder’s Original Shares, except as set forth in Sections 3 and 4 of this Agreement or as would not otherwise restrict the transactions contemplated by this Agreement and the compliance by such Stockholder with the terms of this Agreement.

(d) Information. None of the information supplied or to be supplied about such Stockholder by such Stockholder for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy/Consent Solicitation Statement will, at the date it is first mailed to each of Beta’s stockholders and Sigma’s stockholders or at the time of the SBS Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e) Legal Proceedings. There are no Proceedings pending or, to the knowledge of such Stockholder, threatened against such Stockholder or any of its assets, rights or properties, except, in each case, for those that, individually or in the aggregate, will not impair such Stockholder’s ability to perform its obligations under this Agreement. Neither such Stockholder nor any of its properties, rights or assets is or are subject to any Legal Restraint, except for those that, individually or in the aggregate, will not impair such Stockholder’s ability to perform its obligations under this Agreement.

(f) Finder’s Fees. Except as set forth in the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Sigma or Beta (or any of their Subsidiaries) in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

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SECTION 2. Representations and Warranties of Sigma. Sigma hereby represents and warrants to the Stockholders as follows: Sigma has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement. The execution and delivery of this Agreement by Sigma, the consummation by Sigma of the transactions contemplated by this Agreement and the compliance by Sigma with the terms of this Agreement have been duly authorized by all necessary action on the part of Sigma and no other corporate proceedings on the part of Sigma are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Sigma and, assuming due authorization, execution and delivery by each Stockholder, constitutes a valid and binding obligation of Sigma, enforceable against Sigma in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

SECTION 3. Covenants of Stockholder. Each Stockholder hereby, severally and on its own account with respect to such Stockholder’s Subject Shares and not jointly with the other Stockholders, covenants and agrees during the term of this Agreement as follows:

(a) At any annual or special meeting of the stockholders of Beta called to vote upon the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, or at any postponement or adjournment thereof, as permitted by the Merger Agreement, or in any other circumstances (including action by written consent) upon which a vote, adoption or other approval with respect to the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement is sought, such Stockholder shall (i) appear at such annual or special meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) all of such Stockholder’s Subject Shares (including by written consent) in favor of the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other transactions contemplated by the Merger Agreement.

(b) Such Stockholder agrees to execute and deliver the BMHC Written Consent with respect to all of the Stockholder’ Subject Shares within two Business Days after the Form S-4 is declared effective under the Securities Act.

(c) At any annual or special meeting of the stockholders of Beta or at any postponement or adjournment thereof or in any other circumstances upon which a vote, adoption or other approval is sought (including action by written consent), such Stockholder shall vote (or cause to be voted), or execute a written consent or consents with respect to all of such Stockholder’s Subject Shares against each of the following: (i) any BMHC Acquisition Proposal or any agreement relating thereto, (ii) any amendment of the BMHC Certificate or the BMHC By-laws (other than pursuant to the Merger Agreement) or (iii) any other proposal, action, agreement or transaction which, in the case of clause (ii) or (iii), would reasonably be expected to (A) result in a breach of any covenant, agreement, obligation, representation or warranty of Beta contained in the Merger Agreement or of such Stockholder contained in this Agreement, (B) prevent, materially impede, interfere with, be inconsistent with, delay, discourage or adversely affect the consummation of the transactions contemplated by the Merger Agreement, or (C) change in any manner the voting rights of the BMHC Common Stock (the matters described in clauses (i), (ii) and (iii), collectively, the “Vote-Down Matters”).

(d) Such Stockholder shall not, and it shall direct its directors, officers and employees not to, directly or indirectly, (i) solicit, initiate, induce, or knowingly facilitate or encourage the submission or announcement of any BMHC Acquisition Proposal, or any inquiries, proposals or offers that may reasonably be expected to lead to a BMHC Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Beta or any of its Subsidiaries or otherwise cooperate in any way with, assist or facilitate any Person (whether or not a Person making a BMHC Acquisition Proposal) with respect to, or cooperate in any way with any Person with respect to any BMHC Acquisition Proposal or any inquiry or proposal that may reasonably be expected to lead to a BMHC Acquisition Proposal, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable any Acquisition

Annex D-3

Agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any BMHC Acquisition Proposal, or requiring, or reasonably expected to cause, Beta to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by the Merger Agreement or (iv) resolve, propose or agree to do any of the foregoing. Such Stockholder shall, and shall direct its directors, officers and employees to, immediately cease all existing discussions or negotiations by such Person with any Person conducted heretofore with respect to any BMHC Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to a BMHC Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 3(d) by any directors, officers or employees of such Stockholder shall constitute a breach of this Section 3(d) by such Stockholder. Notwithstanding anything to the contrary herein, (A) no Person who is a Director of Beta shall be restricted hereby from taking any action or omitting to take any action permitted or required of a Director under the Merger Agreement or applicable Law, and no Stockholder shall be deemed to be in breach of any provision hereof because of any such action or inaction and (B) such Stockholder may take any action permitted to be taken by a Representative of Beta pursuant to Section 5.03(c) of the Merger Agreement.

(e) Such Stockholder shall not, and shall not commit or agree to, directly or indirectly, (i) sell, transfer, pledge, encumber, exchange, assign, tender or otherwise dispose of (including by gift, merger or otherwise by operation of Law) (collectively, “Transfer”), or consent to or permit any Transfer of, any Subject Shares (or any interest therein) or any rights to acquire any securities or equity interests of Beta, or enter into any Contract, option, call or other arrangement with respect to the Transfer (including any profit-sharing or other derivative arrangement) of any Subject Shares (or any interest therein) or any rights to acquire any securities or equity interests of Beta, to any Person other than in accordance with the terms of this Agreement, unless prior to any such Transfer the transferee of such Stockholder’s Subject Shares is or concurrently becomes a party to this Agreement, or (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any Subject Shares or rights to acquire any securities or equity interests of Beta, other than this Agreement.

(f) Notwithstanding the foregoing, each Stockholder may make (i) Transfers of Subject Shares (A) to any Affiliate, (B) by will or by operation of law or other Transfers to immediate family members, trusts for the benefit of such Stockholder or any immediate family member of such Stockholder or other Transfers for estate planning purposes, or upon the death of such Stockholder, or (C) in connection with bona fide gifts to charitable organizations or other gift Transfers, provided that, in each case described in clauses (A), (B) and/or (C) above, any such transferee shall agree in writing to be bound by this Agreement as a Stockholder prior to or concurrently with the consummation of any such Transfer, and (ii) with respect to such Stockholder’s BMHC Restricted Stock Units, if any, (A) that are exercised, vest or settle, as applicable, on or prior to the End Date, Transfers of Subject Shares to the Company in order to satisfy required withholding taxes applicable upon the exercise, vesting or settlement of such BMHC Restricted Stock Units or (B) that are forfeited on or prior to the End Date, Transfers of Subject Shares to Beta in connection with such forfeiture. Such Stockholder shall promptly notify Sigma of any such permitted Transfer and Schedule A shall be amended at the time of such notice to reflect such Transfer.

(g) Such Stockholder hereby agrees that, in the event (i) of any stock or extraordinary dividend or other distribution, stock split, reverse stock split, recapitalization, reclassification, reorganization, combination or other like change, of or affecting the Subject Shares or (ii) that such Stockholder purchases or otherwise acquires beneficial or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any shares of capital stock of Beta, in each case after the execution of this Agreement (including by conversion, operation of Law or otherwise) (collectively, the “New Shares”), such Stockholder shall deliver promptly to Sigma written notice of such event which notice shall state the number of New Shares so acquired or received or over which such Stockholder obtained the right to vote. Such Stockholder agrees that any New Shares shall be subject to the terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein, and shall constitute Subject Shares to the same extent as if those New Shares were owned by such Stockholder on the date of this Agreement. Such Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any Person to which record or beneficial ownership of such Stockholder’s Subject Shares shall pass, whether by operation of Law or otherwise, including such Stockholder’s heirs, guardians, administrators or successors, and such Stockholder further agrees to take all actions necessary to effectuate the foregoing.

Annex D-4

(h) Such Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent from the Merger that it may at any time have under applicable Law, including Section 262 of the DGCL. Such Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Beta, Sigma or any of their respective successors, directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

(i) At Sigma’s request, each Stockholder will cause the certificates representing such Stockholder’s Subject Shares to be marked with a legend, reasonably acceptable to Sigma, referencing this Agreement and the restrictions on Transfer contained herein.

SECTION 4. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Each Stockholder hereby irrevocably grants to, and appoints, Sigma and any other individual designated in writing by Sigma, and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Stockholder, to vote during the term of this Agreement all of such Stockholder’s Subject Shares at any annual or special meeting of stockholders of Beta or any adjournment or postponement thereof and to act by written consent in lieu of any meeting of stockholders, (i) in favor of the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other transactions contemplated by the Merger Agreement in accordance with the terms of Section 3(a) of this Agreement and (ii) against any Vote-Down Matter in accordance with the terms of Section 3(c) of this Agreement. The proxy granted in this Section 4 shall expire upon the termination of this Agreement. Each Stockholder agrees that immediately after execution of this Agreement, an executed copy of this Agreement shall be filed with the secretary of Beta.

(b) Each Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

(c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked during the term of this Agreement. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done during the term of this Agreement by virtue hereof. Each such irrevocable proxy is executed and intended to be irrevocable during the term of this Agreement in accordance with the provisions of Section 212(e) of the DGCL.

SECTION 5. Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Sigma may reasonably request for the purpose of effectuating the matters covered by this Agreement, including the grant of the proxies set forth in Section 4 of this Agreement.

SECTION 6. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided, that Sigma may assign its rights, interests or obligations pursuant to this Agreement to any direct or indirect wholly owned Subsidiary of Sigma so long as Sigma continues to remain primarily liable for all of such rights, interests and obligations. Any purported assignment without such consent shall be void. Subject to the preceding sentences of this Section 6, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

Annex D-5

SECTION 7. Termination.

(a) This Agreement shall automatically terminate with respect to any Stockholder upon the earlier of (i) the date on which such Stockholder no longer beneficially owns any Shares, provided that such Stockholder has not Transferred any Subject Shares in violation of Section 3(e), provided further that such termination shall be effective solely with respect to such Stockholder and shall not otherwise affect the rights and obligations of the other parties to this Agreement, (ii) the date on which the BMHC Board makes a BMHC Recommendation Change, (iii) the termination of the Merger Agreement in accordance with its terms, (iv) the making of any amendment, waiver or extension under and in accordance with Section 9.02(a) of the Merger Agreement, that (A) reduces or changes the amount or form of consideration payable to such Stockholder, or increases or changes the amount or form of consideration payable by Sigma, Beta or the Surviving Corporation, pursuant to the Merger Agreement, (B) subjects such Stockholder to personal liability or (C) is materially adverse to such Stockholder, in each case with respect to this clause (iv) without the prior written consent of the Stockholders and (v) the Effective Time; provided, however, that this Section 7 and Section 8 shall survive any termination of this Agreement.

(b) Upon termination of this Agreement, all obligations of the parties under this Agreement will terminate and any proxies granted hereunder shall be deemed automatically revoked, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party from liability arising from any such party’s willful and material breach of this Agreement.

SECTION 8. General Provisions.

(a) Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by confirmed facsimile, one Business Day after being sent by overnight courier service (providing written proof of delivery) or three Business Days after being mailed by certified or registered mail, return receipt requested, with postage prepaid, to Sigma in accordance with Section 9.03 of the Merger Agreement and to each Stockholder at its address set forth on Schedule A (or at such other address for a party hereto as shall be specified by notice given in accordance with this Section 8(a)).

(b) Interpretation. When a reference is made in this Agreement to a paragraph, a Section or a Schedule, such reference shall be to a paragraph of, a Section of or a Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.

Annex D-6

(c) Counterparts. This Agreement may be executed (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

(d) Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement and (ii) is not intended to confer upon any Person other than the parties hereto any rights (except the rights conferred upon those Persons specified as proxies in Section 4) or remedies.

(e) Governing Law; Consent to Jurisdiction; Venue.

(i) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under any applicable principles of conflicts of laws of the State of Delaware.

(ii) Each party hereto irrevocably agrees that it shall bring any action, suit or proceeding in respect of any claim arising out of, related to or based on this Agreement or the transactions contained in or contemplated hereby exclusively in the Chosen Courts and solely in connection with claims arising under, related to or based on this Agreement or the transactions contained in or contemplated hereby (A) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (B) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (C) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (D) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 8(a).

(f) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto or such party waives its rights under this Section 8(f) with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(g) Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 7, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(h) Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

(i) Amendments. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party.

Annex D-7

(j) No Ownership Interest. Except as otherwise specifically provided herein, nothing contained in this Agreement shall be deemed to vest in Sigma any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to all of the Subject Shares shall remain vested in and belong to the applicable Stockholders and Sigma shall not have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of Beta or exercise any power or authority to direct such Person in the voting of any of the Subject Shares (except as otherwise specifically provided herein) or in the performance of any Stockholder’s duties or responsibilities as a shareholder of the Beta.

(k) Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8(k).

(l) Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not such transactions are consummated.

(m) Publication. Each Stockholder (i) hereby consents to and authorizes the publication and disclosure by Beta and Sigma in any press release or in the Proxy/Consent Solicitation Statement, Form S-4 (including all documents and schedules filed with the SEC) or other disclosure document required in connection with the Merger Agreement or the transactions contemplated thereby, its identity and ownership of Shares and the existence and terms of this Agreement and the other Ancillary Agreements, and (ii) hereby agrees to reasonably cooperate with Beta and Sigma in connection with such filings. As promptly as practicable, each Stockholder shall notify Beta and Sigma of any required corrections with respect to any information supplied by such Stockholder, if and to the extent such Stockholder becomes aware that any such information shall have become false or misleading in any material respect.

(n) No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. Notwithstanding the foregoing, this Section 8(n) shall in no way be deemed to limit (i) the liability or obligations of any party to the extent that such party is required to cause its Subsidiaries or controlled Affiliates, or to use reasonable efforts to cause its Representatives, to take any action or refrain from taking any action pursuant to this Agreement or (ii) any remedy or rights available to Sigma under the Merger Agreement.

Annex D-8

IN WITNESS WHEREOF, Stock Building Supply Holdings, Inc. has caused this Agreement to be signed by its officer thereunto duly authorized and the Stockholders have signed this Agreement, all as of the date first written above.

STOCK BUILDING SUPPLY HOLDINGS, INC.

by	/s/ Jeffrey G. Rea
	Name:	Jeffrey G. Rea
	Title:	President and Chief Executive Officer

[Sigma Signature Page to Voting Agreement]

Annex D-9

STOCKHOLDER:

KINDEROAKS FAMILY LLC

By:	/s/ Peter C. Alexander
	Name:	Peter C. Alexander

[Stockholder Signature Page to Voting Agreement]

Annex D-10

STOCKHOLDER:

PETER C. ALEXANDER REVOCABLE TRUST DATED AUGUST 8, 2014

By:	/s/ Peter C. Alexander
	Name:	Peter C. Alexander
	Title:	Trustee

[Signature Page to Voting Agreement]

Annex D-11

STOCKHOLDER:

Paul Street

By:	/s/ Paul Street

[Signature Page to Voting Agreement]

Annex D-12

STOCKHOLDER:

M.H. Davidson & Co.

By:	M.H. Davidson & Co. GP, L.L.C., its general partner

By:	/s/ Avram Z. Friedman
	Name:	Avram Z. Friedman
	Title:	Managing Member

[Signature Page to Voting Agreement]

Annex D-13

STOCKHOLDER:

Davidson Kempner Partners

By:	MHD Management Co., its general partner

By:	MHD Management Co. GP, L.L.C., its general partner

By:	/s/ Avram Z. Friedman
	Name:	Avram Z. Friedman
	Title:	Managing Member

[Signature Page to Voting Agreement]

Annex D-14

STOCKHOLDER:

Davidson Kempner Institutional Partners, L.P.

By:	Davidson Kempner Advisers Inc., its general partner

By:	/s/ Avram Z. Friedman
	Name:	Avram Z. Friedman
	Title:	Principal

[Signature Page to Voting Agreement]

Annex D-15

STOCKHOLDER:

Davidson Kempner International, Ltd.

By:	Davidson Kempner Capital Management LP, its Investment Manager

By:	/s/ Avram Z. Friedman
	Name:	Avram Z. Friedman
	Title:	Managing Member

[Signature Page to Voting Agreement]

Annex D-16

STOCKHOLDER:

Davidson Kempner Long-Term Distressed Opportunities Fund LP

By:	Davidson Kempner Long-Term Distressed Opportunities GP LLC, its general partner

By:	/s/ Avram Z. Friedman
	Name:	Avram Z. Friedman
	Title:	Managing Member

[Signature Page to Voting Agreement]

Annex D-17

STOCKHOLDER:

Davidson Kempner Long-Term Distressed Opportunities International Master Fund LP

By:	Davidson Kempner Long-Term Distressed Opportunities GP LLC, its general partner

By:	/s/ Avram Z. Friedman
	Name:	Avram Z. Friedman
	Title:	Managing Member

[Signature Page to Voting Agreement]

Annex D-18

STOCKHOLDER:

Davidson Kempner Long-Term Distressed Opportunities Fund II LP

By:	Davidson Kempner Long-Term Distressed Opportunities GP II LLC, its general partner

By:	/s/ Avram Z. Friedman
	Name:	Avram Z. Friedman
	Title:	Managing Member

[Signature Page to Voting Agreement]

Annex D-19

STOCKHOLDER:

Davidson Kempner Long-Term Distressed Opportunities International Master Fund II LP

By:	Davidson Kempner Long-Term Distressed Opportunities GP II LLC, its general partner

By:	/s/ Avram Z. Friedman
	Name:	Avram Z. Friedman
	Title:	Managing Member

[Signature Page to Voting Agreement]

Annex D-20

STOCKHOLDER:

Davidson Kempner Distressed Opportunities Fund LP

By:	DK Group LLC, its general partner

By:	/s/ Avram Z. Friedman
	Name:	Avram Z. Friedman
	Title:	Managing Member

[Signature Page to Voting Agreement]

Annex D-21

STOCKHOLDER:

Davidson Kempner Distressed Opportunities International Ltd.

By:	DK Management Partners LP, its Investment Manager

By:	/s/ Avram Z. Friedman
	Name:	Avram Z. Friedman
	Title:	Limited Partner

[Signature Page to Voting Agreement]

Annex D-22

STOCKHOLDER:

MFP Partners, L.P.

By:	MFP Investors LLC, its general partner

By:	/s/ Timothy E. Ladin
	Name:	Timothy E. Ladin
	Title:	General Counsel and Vice President

[Signature Page to Voting Agreement]

Annex D-23

STOCKHOLDER:

Ravenswood Investment Company, L.P.

By:	Ravenswood Management Company, LLC, its general partner

By:	/s/ Bob Robotti
	Name:	Bob Robotti
	Title:	Managing Member

[Signature Page to Voting Agreement]

Annex D-24

STOCKHOLDER:

Ravenswood Investments III, L.P.

By:	Ravenswood Management Company, LLC, its general partner

By:	/s/ Bob Robotti
	Name:	Bob Robotti
	Title:	Managing Member

[Signature Page to Voting Agreement]

Annex D-25

Schedule A

Stockholder	Number of Shares	Address
M.H. Davidson & Co.	139,098	520 Madison Avenue, 30th Floor New York, NY 10022

Davidson Kempner Partners	806,418	520 Madison Avenue, 30th Floor New York, NY 10022

Davidson Kempner Institutional Partners, L.P.	1,878,292	520 Madison Avenue, 30th Floor New York, NY 10022

Davidson Kempner International, Ltd.	2,040,175	520 Madison Avenue, 30th Floor New York, NY 10022

Davidson Kempner Long-Term Distressed Opportunities Fund LP	559,036	520 Madison Avenue, 30th Floor New York, NY 10022

Davidson Kempner Long-Term Distressed Opportunities International Master Fund LP	1,527,699	520 Madison Avenue, 30th Floor New York, NY 10022

Davidson Kempner Long-Term Distressed Opportunities Fund II LP	1,665,263	520 Madison Avenue, 30th Floor New York, NY 10022

Davidson Kempner Long-Term Distressed Opportunities International Master Fund II LP	2,820,898	520 Madison Avenue, 30th Floor New York, NY 10022

Davidson Kempner Distressed Opportunities Fund LP	3,353,117	520 Madison Avenue, 30th Floor New York, NY 10022

Davidson Kempner Distressed Opportunities International Ltd.	6,704,060	520 Madison Avenue, 30th Floor New York, NY 10022

Ravenswood Investment Company, L.P.	8,087,504	6 East 43rd Street, 23rd Floor New York, NY 10017

Ravenswood Investments III, L.P.	2,865,669	6 East 43rd Street, 23rd Floor New York, NY 10017

MFP Partners, L.P.	6,841,000	667 Madison Avenue, 25th Floor New York, NY 10065

Kinderoaks Family LLC	85,911	4387 Club Drive NE Atlanta, GA 30319

Peter Christian Alexander Revocable Trust dated August 8, 2014	962,425	4387 Club Drive NE Atlanta, GA 30319

Paul Street	1,003,000	360 Hearthstone Boise, ID 83712

Annex D-26

Annex E

Execution Version

VOTING AGREEMENT dated as of June 2, 2015 (this “Agreement”), among Building Materials Holding Corporation, a Delaware corporation (“Beta”), and the persons listed on Schedule A hereto (each, a “Stockholder” and collectively, the “Stockholders”) in their capacity as stockholders of Stock Building Supply Holdings, Inc., a Delaware corporation (“Sigma”).

WHEREAS Sigma and Beta have concurrently with the execution of this Agreement entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which, among other things, Beta will be merged with and into Sigma;

WHEREAS as of the date hereof each Stockholder is the beneficial owner with the power to vote the number of shares of SBS Common Stock set forth opposite such Stockholder’s name on Schedule A (such shares of capital stock of Sigma, the “Original Shares”, and together with any New Shares (as defined below), the “Subject Shares”); and

WHEREAS as a condition to its willingness to enter into the Merger Agreement, Beta requires that the Stockholders enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, each party hereto agrees as follows:

SECTION 1. Representations and Warranties of Stockholder. Each Stockholder hereby, severally and on its own account with respect to such Stockholder’s Subject Shares and not jointly with the other Stockholders, represents and warrants to Beta as follows:

(a) Organization; Authority; Execution and Delivery; Enforceability. (i) Such Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated by this Agreement and the compliance by such Stockholder with the terms of this Agreement have been duly authorized by all necessary action on the part of such Stockholder and its governing body, members, stockholders and trustees, as applicable, and (iii) no other proceedings on the part of such Stockholder (or such Stockholder’s governing body, members, stockholders or trustees, as applicable) are necessary to authorize this Agreement, to consummate the transactions contemplated by this Agreement or to comply with the terms of this Agreement. Such Stockholder has all requisite corporate, company, partnership or other entity power and authority, as the case may be, to execute and deliver this Agreement (and each Person executing this Agreement on behalf of such Stockholder has full power, authority and capacity to execute and deliver this Agreement on behalf of such Stockholder and to thereby bind such Stockholder), to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Beta, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) No Conflicts; Consents. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance by such Stockholder with the terms of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, amendment, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the

Annex E-1

creation of any Lien in or upon any of the properties or assets of such Stockholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, (i) any provision of any certificate of incorporation, bylaws, or trust or other organizational document of such Stockholder, (ii) any Contract to or by which such Stockholder is a party or bound or to or by which any of the properties or assets of such Stockholder (including such Stockholder’s Subject Shares) is bound or subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law or Judgment, in each case, applicable to such Stockholder or to such Stockholder’s properties or assets (including such Stockholder’s Subject Shares) other than, in the case of clauses (ii) and (iii) of this paragraph, conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate will not (x) impair the ability of such Stockholder to perform its obligations under this Agreement or (y) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person (and with respect to trusts, any co-trustee or beneficiary) (“Consent”) is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated by this Agreement or the compliance by such Stockholder with the terms of this Agreement, except for (1) filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (2) those Consents which have already been obtained.

(c) Ownership. Such Stockholder is the beneficial owner of the number of Original Shares set forth opposite such Stockholder’s name on Schedule A (as the same may be amended or supplemented in accordance with the terms hereof), and such Stockholder’s Original Shares constitute all of the shares of SBS Common Stock beneficially owned and for which voting power is held by such Stockholder. Such Stockholder has good and marketable title, free and clear of any Liens, to those Original Shares of which such Stockholder is the record owner. Such Stockholder does not own, of record or beneficially, (i) any shares of capital stock of Sigma other than the Original Shares or (ii) any option, warrant, call or other right to acquire or receive capital stock or other equity or voting interests in Sigma. Such Stockholder has the sole right to vote and Transfer such Stockholder’s Original Shares, and none of such Stockholder’s Original Shares are subject to any voting agreement, voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of such Stockholder’s Original Shares, except as set forth in Sections 3 and 4 of this Agreement.

(d) Information. None of the information supplied or to be supplied about such Stockholder by such Stockholder for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy/Consent Solicitation Statement will, at the date it is first mailed to each of Beta’s stockholders and Sigma’s stockholders or at the time of the SBS Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e) Legal Proceedings. There are no Proceedings pending or, to the knowledge of such Stockholder, threatened against such Stockholder or any of its assets, rights or properties, except, in each case, for those that, individually or in the aggregate, will not impair such Stockholder’s ability to perform its obligations under this Agreement. Neither such Stockholder nor any of its properties, rights or assets is or are subject to any Legal Restraint, except for those that, individually or in the aggregate, will not impair such Stockholder’s ability to perform its obligations under this Agreement.

(f) Finder’s Fees. Except as set forth in the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Sigma or Beta (or any of their Subsidiaries) in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

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SECTION 2. Representations and Warranties of Beta. Beta hereby represents and warrants to the Stockholders as follows: Beta has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement. The execution and delivery of this Agreement by Beta, the consummation by Beta of the transactions contemplated by this Agreement and the compliance by Beta with the terms of this Agreement have been duly authorized by all necessary action on the part of Beta and no other corporate proceedings on the part of Beta are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Beta and, assuming due authorization, execution and delivery by each Stockholder, constitutes a valid and binding obligation of Beta, enforceable against Beta in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

SECTION 3. Covenants of Stockholder. Each Stockholder hereby, severally and on its own account with respect to such Stockholder’s Subject Shares and not jointly with the other Stockholders, covenants and agrees during the term of this Agreement as follows:

(a) At any annual or special meeting of the stockholders of Sigma called to vote upon the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, or at any postponement or adjournment thereof, as permitted by the Merger Agreement, or in any other circumstances (including action by written consent) upon which a vote, adoption or other approval with respect to the Merger Agreement, the Merger, the Share Issuance or any of the other transactions contemplated by the Merger Agreement is sought, such Stockholder shall (i) appear at such annual or special meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) all of such Stockholder’s Subject Shares (including by written consent) in favor of the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other transactions contemplated by the Merger Agreement and the approval of the Share Issuance.

(b) At any annual or special meeting of the stockholders of Sigma or at any postponement or adjournment thereof or in any other circumstances upon which a vote, adoption or other approval is sought (including action by written consent), such Stockholder shall vote (or cause to be voted), or execute a written consent or consents with respect to all of such Stockholder’s Subject Shares against each of the following: (i) any SBS Acquisition Proposal or any agreement relating thereto, (ii) any amendment of the SBS Certificate or the SBS By-laws (other than pursuant to the Merger Agreement) or (iii) any other proposal, action, agreement or transaction which, in the case of clause (ii) or (iii), would reasonably be expected to (A) result in a breach of any covenant, agreement, obligation, representation or warranty of Sigma contained in the Merger Agreement or of such Stockholder contained in this Agreement, (B) prevent, materially impede, interfere with, be inconsistent with, delay, discourage or adversely affect the consummation of the transactions contemplated by the Merger Agreement, or (C) change in any manner the voting rights of the SBS Common Stock (the matters described in clauses (i), (ii) and (iii), collectively, the “Vote-Down Matters”).

(c) Such Stockholder shall not, and it shall direct its directors, officers and employees not to, directly or indirectly, (i) solicit, initiate, induce, or knowingly facilitate or encourage the submission or announcement of any SBS Acquisition Proposal, or any inquiries, proposals or offers that may reasonably be expected to lead to a SBS Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Sigma or any of its Subsidiaries or otherwise cooperate in any way with, assist or facilitate any Person (whether or not a Person making a SBS Acquisition Proposal) with respect to, or cooperate in any way with any Person with respect to any SBS Acquisition Proposal or any inquiry or proposal that may reasonably be expected to lead to a SBS Acquisition Proposal, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable any Acquisition Agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any SBS Acquisition Proposal, or requiring, or reasonably expected to cause, Sigma to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or

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any of the other transactions contemplated by the Merger Agreement or (iv) resolve, propose or agree to do any of the foregoing. Such Stockholder shall, and shall direct its directors, officers and employees to, immediately cease all existing discussions or negotiations by such Persons with any Person conducted heretofore with respect to any SBS Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to a SBS Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 3(c) by any directors, officers or employees of such Stockholder shall constitute a breach of this Section 3(c) by such Stockholder. Notwithstanding anything to the contrary herein, (A) no Person who is a Director of Sigma shall be restricted hereby from taking any action or omitting to take any action permitted or required of a Director under the Merger Agreement or applicable Law, and no Stockholder shall be deemed to be in breach of any provision hereof because of any such action or inaction and (B) such Stockholder may take any action permitted to be taken by a Representative of Sigma pursuant to Section 5.02(c) of the Merger Agreement.

(d) Such Stockholder shall not, and shall not commit or agree to, directly or indirectly, (i) sell, transfer, pledge, encumber, exchange, assign, tender or otherwise dispose of (including by gift, merger or otherwise by operation of Law) (collectively, “Transfer”), or consent to or permit any Transfer of, any Subject Shares (or any interest therein) or any rights to acquire any securities or equity interests of Sigma, or enter into any Contract, option, call or other arrangement with respect to the Transfer (including any profit-sharing or other derivative arrangement) of any Subject Shares (or any interest therein) or any rights to acquire any securities or equity interests of Sigma, to any Person other than in accordance with the terms of this Agreement, unless prior to any such Transfer the transferee of such Stockholder’s Subject Shares is or concurrently becomes a party to this Agreement, or (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any Subject Shares or rights to acquire any securities or equity interests of Sigma, other than this Agreement.

(e) Notwithstanding the foregoing, each Stockholder may make (i) Transfers of Subject Shares (A) to any Affiliate, (B) by will or by operation of law or other Transfers to immediate family members, trusts for the benefit of such Stockholder or any immediate family member of such Stockholder or other Transfers for estate planning purposes, or upon the death of such Stockholder, or (C) in connection with bona fide gifts to charitable organizations or other gift Transfers, provided that, in each case described in clauses (A), (B) and/or (C) above, any such transferee shall agree in writing to be bound by this Agreement as a Stockholder prior to or concurrently with the consummation of any such Transfer, (ii) with respect to such Stockholder’s SBS Restricted Stock Units, if any, (A) that are exercised, vest or settle, as applicable, on or prior to the End Date, Transfers of Subject Shares to the Company in order to satisfy required withholding taxes applicable upon the exercise, vesting or settlement of such SBS Restricted Stock Units or (B) that are forfeited on or prior to the End Date, Transfers of Subject Shares to Sigma in connection with such forfeiture, and (iii) Transfers of Subject Shares pursuant to, and in accordance with, the terms of such Stockholder’s 10b-5 plan or arrangement with Sigma, if any, as in effect as of the date hereof. Such Stockholder shall promptly notify Beta of any such permitted Transfer and Schedule A shall be amended at the time of such notice to reflect such Transfer.

(f) Such Stockholder hereby agrees that, in the event (i) of any stock or extraordinary dividend or other distribution, stock split, reverse stock split, recapitalization, reclassification, reorganization, combination or other like change, of or affecting the Subject Shares or (ii) that such Stockholder purchases or otherwise acquires beneficial or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any shares of capital stock of Sigma, in each case after the execution of this Agreement (including by conversion, operation of Law or otherwise) (collectively, the “New Shares”), such Stockholder shall deliver promptly to Beta written notice of such event which notice shall state the number of New Shares so acquired or received or over which such Stockholder obtained the right to vote. Such Stockholder agrees that any New Shares shall be subject to the terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein, and shall constitute Subject Shares to the same extent as if those New Shares were owned by such Stockholder on the date of this Agreement. Such Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any Person to which record or beneficial ownership of such Stockholder’s Subject Shares shall pass, whether by operation

Annex E-4

of Law or otherwise, including such Stockholder’s heirs, guardians, administrators or successors, and such Stockholder further agrees to take all actions necessary to effectuate the foregoing.

(g) Such Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent from the Merger that it may at any time have under applicable Law, including Section 262 of the DGCL. Such Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Beta, Sigma or any of their respective successors, directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

(h) At Beta’s request, each Stockholder will cause the certificates representing such Stockholder’s Subject Shares to be marked with a legend, reasonably acceptable to Beta, referencing this Agreement and the restrictions on Transfer contained herein.

SECTION 4. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Each Stockholder hereby irrevocably grants to, and appoints, Beta and any other individual designated in writing by Beta, and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Stockholder, to vote during the term of this Agreement all of such Stockholder’s Subject Shares at any annual or special meeting of stockholders of Sigma or any adjournment or postponement thereof and to act by written consent in lieu of any meeting of stockholders, (i) in favor of the adoption of the Merger Agreement and the approval of the terms thereof, the Merger and each of the other transactions contemplated by the Merger Agreement and the approval of the Share Issuance in accordance with the terms of Section 3(a) of this Agreement and (ii) against any Vote-Down Matter in accordance with the terms of Section 3(b) of this Agreement. The proxy granted in this Section 4 shall expire upon the termination of this Agreement. Each Stockholder agrees that immediately after execution of this Agreement, an executed copy of this Agreement shall be filed with the secretary of Sigma.

(b) Each Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

(c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked during the term of this Agreement. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done during the term of this Agreement by virtue hereof. Each such irrevocable proxy is executed and intended to be irrevocable during the term of this Agreement in accordance with the provisions of Section 212(e) of the DGCL.

SECTION 5. Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Beta may reasonably request for the purpose of effectuating the matters covered by this Agreement, including the grant of the proxies set forth in Section 4 of this Agreement.

SECTION 6. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided, that Beta may assign its rights, interests or obligations pursuant to this Agreement to any direct or indirect wholly owned Subsidiary of Beta so long as Beta continues to remain primarily liable for all of such rights, interests and obligations. Any purported assignment

Annex E-5

without such consent shall be void. Subject to the preceding sentences of this Section 6, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 7. Termination.

(a) This Agreement shall automatically terminate with respect to any Stockholder upon the earlier of (i) the date on which such Stockholder no longer beneficially owns any Shares, provided that such Stockholder has not Transferred any Subject Shares in violation of Section 3(d), provided further that such termination shall be effective solely with respect to such Stockholder and shall not otherwise affect the rights and obligations of the other parties to this Agreement, (ii) the date on which the SBS Board makes a SBS Recommendation Change, (iii) the termination of the Merger Agreement in accordance with its terms, (iv) the making of any amendment, waiver or extension under and in accordance with Section 9.02(a) of the Merger Agreement, that (A) increases or changes the amount or form of consideration payable by Sigma, Beta or the Surviving Corporation, pursuant to the Merger Agreement, (B) subjects such Stockholder to personal liability or (C) is materially adverse to such Stockholder, in each case with respect to this clause (iv) without the prior written consent of the Stockholders and (v) the Effective Time; provided, however, that this Section 7 and Section 8 shall survive any termination of this Agreement.

(b) Upon termination of this Agreement, all obligations of the parties under this Agreement will terminate and any proxies granted hereunder shall be deemed automatically revoked, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party from liability arising from any such party’s willful and material breach of this Agreement.

SECTION 8. General Provisions.

(a) Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by confirmed facsimile, one Business Day after being sent by overnight courier service (providing written proof of delivery) or three Business Days after being mailed by certified or registered mail, return receipt requested, with postage prepaid, to Beta in accordance with Section 9.03 of the Merger Agreement and to each Stockholder at its address set forth on Schedule A (or at such other address for a party hereto as shall be specified by notice given in accordance with this Section 8(a)).

(b) Interpretation. When a reference is made in this Agreement to a paragraph, a Section or a Schedule, such reference shall be to a paragraph of, a Section of or a Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement. For purposes of this Agreement, “willful and material breach”

Annex E-6

shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.

(c) Counterparts. This Agreement may be executed (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

(d) Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement and (ii) is not intended to confer upon any Person other than the parties hereto any rights (except the rights conferred upon those Persons specified as proxies in Section 4) or remedies.

(e) Governing Law; Consent to Jurisdiction; Venue.

(i) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under any applicable principles of conflicts of laws of the State of Delaware.

(ii) Each party hereto irrevocably agrees that it shall bring any action, suit or proceeding in respect of any claim arising out of, related to or based on this Agreement or the transactions contained in or contemplated hereby exclusively in the Chosen Courts and solely in connection with claims arising under, related to or based on this Agreement or the transactions contained in or contemplated hereby (A) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (B) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (C) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (D) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 8(a).

(f) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto or such party waives its rights under this Section 8(f) with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(g) Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 7, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(h) Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

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(i) Amendments. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party.

(j) No Ownership Interest. Except as otherwise specifically provided herein, nothing contained in this Agreement shall be deemed to vest in Beta any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to all of the Subject Shares shall remain vested in and belong to the applicable Stockholders and Beta shall not have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of Sigma or exercise any power or authority to direct such Person in the voting of any of the Subject Shares (except as otherwise specifically provided herein) or in the performance of any Stockholder’s duties or responsibilities as a shareholder of the Sigma.

(k) Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8(k).

(l) Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not such transactions are consummated.

(m) Publication. Each Stockholder (i) hereby consents to and authorizes the publication and disclosure by Beta and Sigma in any press release or in the Proxy/Consent Solicitation Statement, Form S-4 (including all documents and schedules filed with the SEC) or other disclosure document required in connection with the Merger Agreement or the transactions contemplated thereby, its identity and ownership of Shares and the existence and terms of this Agreement and the other Ancillary Agreements, and (ii) hereby agrees to reasonably cooperate with Beta and Sigma in connection with such filings. As promptly as practicable, each Stockholder shall notify Beta and Sigma of any required corrections with respect to any information supplied by such Stockholder, if and to the extent such Stockholder becomes aware that any such information shall have become false or misleading in any material respect.

(n) No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. Notwithstanding the foregoing, this Section 8(n) shall in no way be deemed to limit (i) the liability or obligations of any party to the extent that such party is required to cause its Subsidiaries or controlled Affiliates, or to use reasonable efforts to cause its Representatives, to take any action or refrain from taking any action pursuant to this Agreement or (ii) any remedy or rights available to Beta under the Merger Agreement.

[Remainder of page left intentionally blank]

Annex E-8

IN WITNESS WHEREOF, Building Materials Holding Corporation has caused this Agreement to be signed by its officer thereunto duly authorized and the Stockholders have signed this Agreement, all as of the date first written above.

Building Materials Holding Corporation

By:	/s/ Peter C. Alexander
	Name:	Peter C. Alexander
	Title:	Chief Executive Officer

[Beta Signature Page to Voting Agreement]

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STOCKHOLDER:

JEFFREY G. REA

/s/ Jeffrey G. Rea

[Stockholder Signature Page to Voting Agreement]

Annex E-10

STOCKHOLDER:

JAMES F. MAJOR, JR.

/s/ James F. Major, Jr.

[Stockholder Signature Page to Voting Agreement]

Annex E-11

STOCKHOLDER:

BRYAN J. YEAZEL

/s/ Bryan J. Yeazel

[Stockholder Signature Page to Voting Agreement]

Annex E-12

STOCKHOLDER:

GORES BUILDING HOLDINGS, LLC

by:	/s/ Steven G. Eisner
	Name:	Steven G. Eisner
	Title:	Vice President

[Stockholder Signature Page to Voting Agreement]

Annex E-13

STOCKHOLDER:

GLENDON SATURN HOLDINGS, LLC

by:	/s/ Steven G. Eisner
	Name:	Steven G. Eisner
	Title:	Vice President

[Stockholder Signature Page to Voting Agreement]

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Schedule A

Name and Address of Stockholder	Number of Subject Shares Owned Beneficially with Power to Vote
Jeffrey G. Rea	804,277
c/o Stock Building Supply
8020 Arco Corporate Drive, Suite 400
Raleigh, NC 27617

Bryan J. Yeazel	244,162
c/o Stock Building Supply
8020 Arco Corporate Drive, Suite 400
Raleigh, NC 27617

James F. Major, Jr	244,162
c/o Stock Building Supply
8020 Arco Corporate Drive, Suite 400
Raleigh, NC 27617

Gores Building Holdings, LLC	9,488,812
9800 Wilshire Blvd.
Beverly Hills, CA 90212

Glendon Saturn Holdings, LLC	442,805
9800 Wilshire Blvd.
Beverly Hills, CA 90212

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Annex F

Section 262 of the General Corporation Law of the State of Delaware

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of

Annex F-1

this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to

Annex F-2

§ 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive

Annex F-3

of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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Annex G

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

by and among

STOCK BUILDING SUPPLY HOLDINGS, INC.

and

THE STOCKHOLDERS NAMED HEREIN

Dated as of June 2, 2015

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Annex G-ii

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of June 2, 2015 by and among Stock Building Supply Holdings, Inc., a Delaware corporation (the “Company”) and the stockholders of the Company listed in Schedule A hereto (the “Principal Stockholders”). (Certain defined terms used in this Agreement are defined in Article I.)

BACKGROUND

A. Certain of the Principal Stockholders are parties to an agreement with the Company providing for registration rights with respect to the shares of the Company’s Common Stock held by them substantially consistent with the registration rights provided herein (the “Prior Agreement”).

B. Pursuant to the terms of that certain Agreement and Plan of Merger of even date herewith by and between the Company and Building Materials Holding Corporation, a Delaware corporation (the “Merger Agreement”), certain of the Principal Stockholders will be acquiring shares of the Company’s Common Stock upon the consummation of the merger provided for in the Merger Agreement (the “Merger”).

C. In consideration of the mutual benefits to be derived from the Merger, the Company desires to enter into this Agreement with the Principal Stockholders and the Principal Stockholders desire to enter into this Agreement with the Company.

D. This Agreement is being executed concurrently with the Merger Agreement and will become effective upon the consummation of the Merger as provided in Section 9.19.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. The capitalized terms used in this Agreement shall have the meanings set forth below:

“Affiliate” of any Person means any other Person controlled by, controlling or under common control with such Person; provided that the Company and its Subsidiaries shall not be deemed to be Affiliates of any holder of Registrable Securities. As used in this definition,” control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise). For the avoidance of doubt, Glendon and Holdings are Affiliates of each other, all of the Davidson Kempner Stockholders are Affiliates of each other and all of the Ravenswood Stockholders are Affiliates of each other.

“Agreement” means this Agreement as it may be amended from time to time.

“Automatic Shelf Registration Statement” has the meaning set forth in Section 2.1.

“Calendar Quarter” means any of the following periods in any calendar year: January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31.

“Carryforward Shares” has the meaning set forth in Section 4.3.

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“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the preamble.

“Co-Sale Seller” has the meaning set forth in Section 4.4(b).

“Davidson Kempner Stockholders” means, collectively, the stockholders of the Company listed under the caption “Davidson Kempner Stockholders” on Schedule A hereto.

“Demand Registrations” has the meaning set forth in Section 2.1.

“Electing Stockholder Group” means any of the following: (i) the Majority of the Davidson Kempner Stockholders, (ii) the Majority of the Gores Stockholders or (iii) the Majority of the Ravenswood Stockholders.

“End of Suspension Notice” has the meaning set forth in Section 2.6(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

“Glendon” means Glendon Saturn Holdings, LLC, a Delaware limited liability company.

“Gores Stockholders” means, collectively, each of the stockholders of the Company listed under the caption “Gores Stockholders” on Schedule A hereto.

“Holdback Extension” has the meaning set forth in Section 4.1(b)(ii).

“Holdback Period” has the meaning set forth in Section 4.1(b)(i).

“Holder” means a holder of Registrable Securities.

“Holdings” means Gores Building Holdings, LLC, a Delaware limited liability company.

“Indemnified Parties” has the meaning set forth in Section 7.1.

“Long-Form Registrations” has the meaning set forth in Section 2.1.

“Majority of the Davidson Kempner Stockholders” means, at any time, the holders of a majority of the Registrable Securities held at such time by all of the Davidson Kempner Stockholders, taken together.

“Majority of the Ravenswood Stockholders” means, at any time, the holders of a majority of the Registrable Securities held at such time by all of the Ravenswood Stockholders, taken together.

“Majority of the Gores Stockholders” means, at any time, the holders of a majority of the Registrable Securities held at such time by the Gores Stockholders, taken together.

“Merger” has the meaning set forth in Recital B.

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“Merger Agreement” has the meaning set forth in Recital B.

“Non-Covered Sale” has the meaning set forth in Section 4.4(b).

“Offered Shares” has the meaning set forth in Section 4.4(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Piggyback Registrations” has the meaning set forth in Section 3.1.

“Principal Stockholders” has the meaning set forth in the preamble.

“Prior Agreement” has the meaning set forth in Recital A.

“Public Offering” means any sale or distribution by the Company and/or holders of Registrable Securities to the public of Common Stock of the Company pursuant to an offering registered under the Securities Act.

“Quarterly Base” means, for any Stockholder Group, the number of shares of Registrable Securities equal to 15% of the number of shares of Registrable Securities held by such Stockholder Group immediately following the consummation of the Merger.

“Quarterly Cap” means, for any Stockholder Group, the number of shares of Registrable Securities equal to 25% of the number of shares of Registrable Securities held by such Stockholder Group immediately following the consummation of the Merger.

“Ravenswood Stockholders” means, collectively, each of the stockholders of the Company listed under the capital “Ravenswood Stockholders” on Schedule A hereto.

“Registrable Securities” means (i) any Common Stock held by any of the Gores Stockholders, any of the Davidson Kempner Stockholders or any of the Ravenswood Stockholders or any of their respective Affiliates as of the date of this Agreement (after giving effect to the consummation of the Merger) and (ii) any Common Stock of the Company or any Subsidiary issued or issuable with respect to the securities referred to in clause (i) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been (x) sold or distributed pursuant to a Public Offering, (y) sold in compliance with Rule 144, or (z) repurchased by the Company or a Subsidiary of the Company.

“Registration Expenses” has the meaning set forth in Section 6.1.

“Rule 144”, “Rule 158”, “Rule 405”, “Rule 415” and “Rule 462” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the Commission, as the same shall be amended from time to time, or any successor rule then in force.

“Sale Notice” has the meaning set forth in Section 4.4(b).

“Sale Transaction” has the meaning set forth in Section 4.1(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

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“Selling Holder” has the meaning set forth in Section 4.4(a).

“Shelf Offering” has the meaning set forth in Section 2.4(b).

“Shelf Offering Notice” has the meaning set forth in Section 2.4(b).

“Shelf Offering Request” has the meaning set forth in Section 2.4(b).

“Shelf Registration” has the meaning set forth in Section 2.1.

“Shelf Registrable Securities” has the meaning set forth in Section 2.4(b).

“Shelf Registration Statement” has the meaning set forth in Section 2.4(a).

“Short-Form Registrations” has the meaning set forth in Section 2.1.

“Stockholder Group” means any of (i) the Davidson Kempner Stockholders, (ii) the Gores Stockholders or (iii) the Ravenswood Stockholders.

“Subsidiary” means any subsidiary of the Company.

“Suspension Event” has the meaning set forth in Section 2.6(b).

“Suspension Notice” has the meaning set forth in Section 2.6(b).

“Suspension Period” has the meaning set forth in Section 2.6(a).

“Violation” has the meaning set forth in Section 7.1.

“WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

SECTION 1.2 Other Definitional Provisions. Unless the context otherwise requires, (i) all references to the preamble, a Recital, a Section, or an Article, are to the preamble, Recitals, Sections and Articles of this Agreement, and (ii) the words “herein,” “hereby,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article or other subdivision. The Section and Article headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement or understanding of the parties hereto and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

DEMAND REGISTRATIONS

SECTION 2.1 Requests for Registrations. Subject to the terms and conditions contained in this Agreement, any Electing Stockholder Group, acting by itself or with one or both of the other Electing Stockholder Groups, may request registration under the Securities Act of all or any portion of their Registrable Securities (i) on Form S-1 or any similar long-form registration statement (“Long-Form Registrations” ) or (ii) on Form S-3 or any similar short-form registration statement (“Short-Form Registrations” ), if available. All registrations requested pursuant to this Section 2.1 are referred to herein as “Demand Registrations”. The Electing Stockholder Group(s) making a Demand Registration may request that the registration be made pursuant to Rule 415 (a “Shelf Registration”) and, if the Company is a WKSI at the time any request for a Demand Registration is submitted to the Company, that such Shelf Registration be an automatic shelf registration statement (as defined in Rule 405)

Annex G-4

(an “Automatic Shelf Registration Statement”). Within ten (10) days after the filing of the registration statement relating to the Demand Registration, the Company shall give written notice of the Demand Registration to all other holders of Registrable Securities and, subject to the terms of Section 2.5, shall include in such Demand Registration (and in all related registrations and qualifications under state blue sky laws and in any related underwriting agreement) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice; provided, however, that, with the consent of the Electing Stockholder Group(s) requesting such registration, the Company may provide notice of the Demand Registration to all other holders of Registrable Securities within three (3) business days following the non-confidential filing of the registration statement with respect to the Demand Registration so long as such registration statement is not an Automatic Shelf Registration Statement. Each Holder shall treat as confidential the receipt of the notice of Demand Registration and shall not disclose or use the information contained in such notice of Demand Registration without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the Holder in breach of the terms contained in this Agreement.

SECTION 2.2 Long-Form Registrations. Any Electing Stockholder Group, acting by itself or with one or both of the other Electing Stockholder Groups, shall be entitled to request an unlimited number of Long-Form Registrations in which the Company shall pay all Registration Expenses, whether or not any such registration is consummated. All Long-Form Registrations shall be underwritten offerings; provided, however, that if the Company is not able to use a Short-Form Registration at any time, a Long-Form Registration may be used for an offering that is not underwritten.

SECTION 2.3 Short-Form Registrations. Any Electing Stockholder Group, acting by itself or with one or both of the other Electing Stockholder Groups, shall be entitled to request an unlimited number of Short-Form Registrations in which the Company shall pay all Registration Expenses, whether or not any such registration is consummated. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use any applicable short form and if the managing underwriters (if any) agree to the use of a Short-Form Registration. The Company shall use its reasonable best efforts to make Short-Form Registrations available for the sale of Registrable Securities at all times.

SECTION 2.4 Shelf Registrations.

(a) Subject to the availability of required financial information, as promptly as practicable after the Company receives written notice of a request for a Shelf Registration pursuant to Section 2.1, the Company shall file with the Commission a registration statement under the Securities Act for the Shelf Registration (a “Shelf Registration Statement”). The Company shall use its best efforts to cause any Shelf Registration Statement to be declared effective under the Securities Act as soon as practicable after filing, and once effective, the Company shall cause such Shelf Registration Statement to remain continuously effective for such time period as is specified in such request, but for no time period longer than the period ending on the earliest of (i) the third anniversary of the date of filing of such Shelf Registration, (ii) the date on which all Registrable Securities covered by such Shelf Registration have been sold pursuant to the Shelf Registration, and (iii) the date as of which there are no longer any Registrable Securities covered by such Shelf Registration in existence.

(b) In the event that a Shelf Registration Statement is effective, the Electing Stockholder Group(s) that requested such Shelf Registration shall have the right at any time or from time to time to elect to sell pursuant to an offering (including an underwritten offering) Registrable Securities available for sale pursuant to such Shelf Registration Statement (“Shelf Registrable Securities”), so long as the Shelf Registration Statement remains in effect, and for all Shelf Registration Statements filed during the first four years after the effective date of the Merger, the Company shall pay all Registration Expenses in connection therewith. For all Shelf Registration Statements filed after the first four years after the effective date of the Merger, the Stockholders participating in such Shelf Registration shall pay all Registration Expenses in connection therewith, pro rata in accordance with the respective number of Registrable Securities included in such Shelf Registration. The holders of a majority of

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the Registrable Securities covered by such Shelf Registration Statement shall make such election by delivering to the Company a written request (a “Shelf Offering Request”) for such offering specifying the number of Shelf Registrable Securities that the holders desire to sell pursuant to such offering (the “Shelf Offering”). As promptly as practicable, but no later than two (2) business days after receipt of a Shelf Offering Request, the Company shall give written notice (the “Shelf Offering Notice”) of such Shelf Offering Request to all other holders of Shelf Registrable Securities. The Company, subject to Section 2.6 and Article VIII, shall include in such Shelf Offering the Shelf Registrable Securities of any other holder of Shelf Registrable Securities that shall have made a written request to the Company for inclusion in such Shelf Offering (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Holder) within seven (7) days after the receipt of the Shelf Offering Notice. The Company shall, as expeditiously as possible (and in any event within twenty (20) days after the receipt of a Shelf Offering Request, unless a longer period is agreed to by the Electing Stockholder Group(s) that made the Shelf Offering Request), use its best efforts to facilitate such Shelf Offering. Each Holder shall treat as confidential the receipt of the Shelf Offering Notice and shall not disclose or use the information contained in such Shelf Offering Notice without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the Holder in breach of the terms contained in this Agreement.

(c) Notwithstanding the foregoing, if the Electing Stockholder Group(s) that requested a registration wishes to engage in an underwritten block trade off of a Shelf Registration Statement (either through filing an Automatic Shelf Registration Statement or through a take-down from an already existing Shelf Registration Statement), then notwithstanding the foregoing time periods, such Electing Stockholder Group(s) only need to notify the Company of the block trade Shelf Offering two (2) business days prior to the day such offering is to commence (unless a longer period is agreed to by the holders of a majority of the Registrable Securities wishing to engage in the underwritten block trade) and the Company shall promptly notify other holders of Registrable Securities and such other holders of Registrable Securities must elect whether or not to participate by the next business day (i.e. one (1) business day prior to the day such offering is to commence) (unless a longer period is agreed to by the Stockholder Group wishing to engage in the underwritten block trade) and the Company shall as expeditiously as possible use its best efforts to facilitate such offering (which may close as early as three (3) business days after the date it commences); provided, however, that such Stockholder Group shall use commercially reasonable efforts to work with the Company and the underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the underwritten block trade.

(d) The Company shall, at the request of the holders of a majority of the Registrable Securities covered by a Shelf Registration Statement, file any prospectus supplement or, if the applicable Shelf Registration Statement is an Automatic Shelf Registration Statement, any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by the holders of a majority of the Registrable Securities to effect such Shelf Offering.

SECTION 2.5 Priority on Demand Registrations and Shelf Offerings. The Company shall not include in any Demand Registration or Shelf Offering any securities that are not Registrable Securities without the prior written consent of the holders of at least a majority of the Registrable Securities included in such registration. If a Demand Registration or a Shelf Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such offering, prior to the inclusion of any securities which are not Registrable Securities, the number of Registrable Securities requested to be included which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among the respective Holders thereof on the basis of the amount of Registrable Securities owned by each such holder at such time.

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SECTION 2.6 Restrictions on Demand Registrations and Shelf Offerings.

(a) The Company shall not be obligated to effect any Demand Registration within sixty (60) days after the effective date of a previous Demand Registration or a previous registration in which Registrable Securities were included pursuant to Article III and in which there was no reduction in the number of Registrable Securities requested to be included. The Company may postpone, for up to sixty (60) days from the date of the request, the filing or the effectiveness of a registration statement for a Demand Registration or suspend the use of a prospectus that is part of a Shelf Registration Statement for up to sixty (60) days from the date of the Suspension Notice (as defined herein) and therefore suspend sales of the Shelf Registrable Securities (such period, the “Suspension Period” ) by providing written notice to the holders of Registrable Securities if (i) the Company’s board of directors determines in its reasonable good faith judgment that the offer or sale of Registrable Securities would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any Subsidiary to engage in any material acquisition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization or other transaction involving the Company, (ii) upon advice of counsel, the sale of Registrable Securities pursuant to the registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law, and (iii) (x) the Company has a bona fide business purpose for preserving the confidentiality of such transaction or (y) disclosure would have a material adverse effect on the Company or the Company’s ability to consummate such transaction; provided, however, that in such event, the holders of Registrable Securities shall be entitled to withdraw such request for a Demand Registration or underwritten Shelf Offering and the Company shall pay all Registration Expenses in connection with such Demand Registration or Shelf Offering. The Company may delay a Demand Registration hereunder only once in any twelve (12) month period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of a majority of the Registrable Securities requesting registration, which shall not be unreasonably withheld or delayed.

(b) In the case of an event that causes the Company to suspend the use of a Shelf Registration Statement as set forth in Section 2.6(a) or pursuant to Section 5.1(vi) (a “Suspension Event”), the Company shall give a notice to the holders of Registrable Securities registered pursuant to such Shelf Registration Statement (a “Suspension Notice”) to suspend sales of the Registrable Securities and such notice shall state generally the basis for the notice and that such suspension shall continue only for so long as the Suspension Event or its effect is continuing. A Holder shall not effect any sales of Registrable Securities pursuant to such Shelf Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice. Each Holder shall treat as confidential the receipt of the Suspension Notice and shall not disclose or use the information contained in such Suspension Notice without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the Holder in breach of the terms contained in this Agreement. The Holders may recommence effecting sales of the Registrable Securities pursuant to the Shelf Registration Statement (or such filings) following further written notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to the Holders and to the Holders’ counsel, if any, promptly following the conclusion of any Suspension Event and its effect.

(c) Notwithstanding any provision herein to the contrary, if the Company shall give a Suspension Notice with respect to any Shelf Registration Statement pursuant to this Section 2.6 , the Company shall extend the period of time during which such Shelf Registration Statement shall be maintained effective pursuant to this Agreement by the number of days during the period from the date of receipt by the holders of the Suspension Notice to and including the date of receipt by the holders of the End of Suspension Notice and provide copies of the supplemented or amended prospectus necessary to resume sales, with respect to each Suspension Event; provided that such period of time shall not be extended beyond the date that there are no longer Registrable Securities covered by such Shelf Registration Statement.

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SECTION 2.7 Selection of Underwriters. The holders of a majority of the Registrable Securities included in any Demand Registration shall have the right to select the investment banker(s) and manager(s) to administer the offering, subject to the Company’s approval which shall not be unreasonably withheld, conditioned or delayed. If any Shelf Offering is an underwritten offering, the holders of a majority of the Registrable Securities participating in such underwritten offering shall have the right to select the investment banker(s) and manager(s) to administer the offering relating to such Shelf Offering, subject to the Company’s approval, which shall not be unreasonably withheld, conditioned or delayed.

SECTION 2.8 Other Registration Rights. Except as provided in this Agreement, the Company shall not grant to any Person the right to request the Company or any Subsidiary to register any Common Stock, or any securities convertible or exchangeable into or exercisable for shares of Common Stock, without the prior written consent of each of the three Electing Stockholder Groups.

ARTICLE III

PIGGYBACK REGISTRATIONS

SECTION 3.1 Right to Piggyback. Whenever the Company proposes to register any of its securities under the Securities Act (other than (i) pursuant to a Demand Registration, (ii) in connection with registrations on Form S-4 or Form S-8 promulgated by the Commission or any successor or similar forms or (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities), and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice (in any event within three business days after its receipt of notice of any exercise of demand registration rights other than under this Agreement and, subject to the terms of Section 3.3 and Section 3.4, shall include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within twenty (20) days after delivery of the Company’s notice.

SECTION 3.2 Piggyback Expenses. The Registration Expenses of the holders of Registrable Securities shall be paid by the Company in all Piggyback Registrations, whether or not any such registration became effective.

SECTION 3.3 Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect, pro rata among the holders of such Registrable Securities on the basis of the number of shares owned by each such holder at such time (and if any holder of Registrable Securities has not elected to register the full number of shares that such holder would be entitled to sell pursuant to this allocation methodology, any remaining shares shall be reallocated among the holders of Registrable Securities who are cut back pursuant to this clause (ii), pro rata on the basis of the number of shares owned by each such holder at such time, with such process to be repeated until all such holders have been allocated the maximum number of shares that may be sold without any such adverse effect) and (iii) third, other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect.

SECTION 3.4 Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the selection of investment banker(s) and manager(s) for the offering selected by the Company must be approved by the holders of a majority of the Registrable Securities included in such Piggyback Registration. Such approval shall not be unreasonably withheld, conditioned or delayed.

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SECTION 3.5 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Article III whether or not any holder of Registrable Securities has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Article VI.

ARTICLE IV

HOLDBACK AGREEMENTS AND OTHER LIMITATIONS ON SALES

SECTION 4.1 Agreements of the Holders.

(a) Notwithstanding any other provisions of this Agreement, but subject to the exceptions in Section 4.6, no Holder of Registrable Securities may (i) offer, sell, contract to sell, pledge or otherwise dispose of (including sales pursuant to Rule 144), directly or indirectly, any Common Stock (including Common Stock that may be deemed to be owned beneficially by such holder in accordance with the rules and regulations of the Commission), (ii) enter into a transaction which would have the same effect as described in clause (i) above, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any Registrable Securities, whether such transaction is to be settled by delivery of such Registrable Securities, in cash or otherwise (each of (i), (ii) and (iii) above, a “Sale Transaction”) prior to the earlier to occur of (i) the 91st day from the date the Merger is consummated and (ii) the later to occur of December 15, 2015 and the 75th day from the date the Merger is consummated. For the avoidance of doubt, nothing in this Agreement shall preclude the Electing Stockholder Groups from requesting any registration hereunder prior to the date on which a Sale Transaction can be consummated and seeking to have the registration statement with respect thereto declared effective such that Sale Transactions can be consummated as soon as permitted under this Section 4.1(a).

(b) In addition, if required by any Electing Stockholder Group in connection with any underwritten Public Offering, each Holder of Registrable Securities shall enter into lock-up agreements with the managing underwriter(s) of such underwritten Public Offering in such form as agreed to by the holders of a majority of the Registrable Securities participating in such Public Offering. In the absence of any such lock-up agreement, each Holder of Registrable Securities agrees as follows:

(i) in connection with any such underwritten Public Offering, such Holder shall not effect any Sale Transaction during the period commencing on the earlier of the date on which the Company gives notice to the holders of Registrable Securities of the circulation of a preliminary or final prospectus for such Public Offering or the “pricing” of such offering and continuing to the date that is ninety (90) days following the date of the final prospectus for such Public Offering (a “Holdback Period”), unless the underwriters managing the Public Offering otherwise agree in writing; and

(ii) in the event that (A) the Company issues an earnings release or discloses other material information or a material event relating to the Company and its Subsidiaries occurs during the last seventeen (17) days of any Holdback Period or (B) prior to the expiration of any Holdback Period (as applicable), the Company announces that it will release earnings results during the sixteen (16) day period beginning upon the expiration of such period, then to the extent necessary for a managing or co-managing underwriter of a registered offering hereunder to comply with FINRA Rule 2711(f)(4), if agreed to by the holders of a majority of the Registrable Securities selling in such underwritten offering, any Holdback Period shall be extended until 18 days after the earnings release or disclosure of other material information or the occurrence of the material event, as the case may be (a “Holdback Extension”). The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the restrictions set forth in this Section 4.1 until the end of such period, including any Holdback Extension.

(c) Notwithstanding any other provision of this Agreement, if the underwriters in any underwritten Public Offering release any Person subject to a lock-up agreement in connection therewith prior to the expiration

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of the Holdback Period provided for in this Section 4.1(b), then the Holders shall also be released from their agreement in this Section 4.1(b) or in any other lock-up agreement by which they may be bound at the same time.

SECTION 4.2 Agreements of the Company. During any Holdback Period (as extended during any Holdback Extension) that relates to a Demand Registration for an underwritten offering in excess of $30,000,000, the Company shall not file any registration statement for a Public Offering or cause any such registration statement to become effective, or effect any public sale or distribution of its equity securities, or any securities, options or rights convertible into or exchangeable or exercisable for such securities. If requested by the underwriters in connection with any such underwritten offering, the Company shall request each of its directors and executive officers to agree not to effect any Sale Transaction during any Holdback Period (as extended during any Holdback Extension). Commencing January 1, 2017, the restrictions on the Company under this Section 4.2 shall not apply if the Company advises the Electing Stockholder Group requesting an underwritten Public Offering that the Board of Directors of the Company had determined, prior to receipt of such request, to seek to effect a Public Offering within the 90 day period following the receipt of such request. In the event of any such notice, the Electing Stockholder Group shall be entitled to Piggyback Registration rights pursuant to Section 3.1 in such Public Offering by the Company. If the Electing Stockholder Group elects to pursue a Piggyback Registration and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such registration (i) first, the Registrable Securities requested to be included in such registration up to an amount equal to fifty percent (50%) of the aggregate number of securities that can be sold without any such adverse effect (such securities to be allocated pro rata among the Holders on the basis of the number of shares of Registrable Securities owned by each such Holder at such time, and if any Holder of Registrable Securities has not elected to register the full number of shares that such Holder would be entitled to sell pursuant to this allocation methodology, any remaining shares shall be reallocated among the Holders of Registrable Securities who are cut back pursuant to this clause (i) pro rata on the basis of the number of shares owned by each such Holder at such time), and (ii) second, the securities the Company proposes to sell.

SECTION 4.3 Volume Limitations. Notwithstanding any other provisions of this Agreement, but subject to the exceptions in Section 4.6, except as may otherwise be agreed by the Company and all three of the Electing Stockholder Groups, no Stockholder Group shall sell more than such Stockholder Group’s Quarterly Base during any Calendar Quarter. The foregoing notwithstanding, if any Stockholder Group does not sell such Stockholder Group’s Quarterly Base during any Calendar Quarter (the shares of Registrable Securities that such Stockholder Group could have sold during any Calendar Quarter but did not sell are referred to below as the “Carryforward Shares”), then such Stockholder Group may, in any future Calendar Quarter sell the Carryforward Shares in addition to such Stockholder Group’s Quarterly Base; provided, however, that, except as may otherwise be agreed by the Company and all three of the Electing Stockholder Groups, in no event may any Stockholder Group sell more than such Stockholder Group’s Quarterly Cap during any Calendar Quarter.

SECTION 4.4 Co-Sale Rights.

(a) If any Holder (the “Selling Holder”) desires to sell any Registrable Securities (the “Offered Shares”) under any registration statement provided for herein in any transaction in which this Agreement does not require that all other Holders be given notice of such sale and an opportunity to participate in the sale of the Offered Shares on a pro rata basis (any such transaction, a “Non-Covered Sale”), then, in any such case, such Holder shall give notice of such sale and provide each other Holder the opportunity to participate in such sale as provided in this Section 4.4.

(b) No later than ten (10) business days prior to any Non-Covered Sale, the Selling Holder shall provide written notice of such proposed Non-Covered Sale (the “Sale Notice”) to each other Holder. The Sale Notice shall set forth the principal terms of the Non-Covered Sale and such other information as shall be material to a decision to participate in such Non-Covered Sale and shall include an offer to each other Holder to include

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Registrable Securities held by such Holder in such Non-Covered Sale. Each such other Holder who desires to participate in any Non-Covered Sale (each, a “Co-Sale Seller”) shall provide written notice to the Selling Holder no later than five (5) business days after receipt of the Sale Notice indicating whether such Co-Sale Seller desires to sell (i) a specified maximum number of Registrable Securities in such Non-Covered Sale or (ii) the maximum number of Registrable Securities that may be sold by such Co-Sale Seller in accordance with the provisions of this Section 4.4 and the volume limitation set forth in Section 4.3. Delivery of such notice shall constitute an agreement by each such Co-Sale Seller to sell the number of shares of Registrable Securities set forth in such notice. Upon receipt of all such responses from the Co-Sale Sellers, the Selling Holder will determine the number of shares of Registrable Securities to be sold by each Co-Sale Seller, which number shall be, for each Co-Sale Seller, the number of shares equal to the lesser of (i) the specified maximum number of shares that such Co-Sale Seller desires to sell, (ii) the maximum number of shares that such Co-Sale Seller is permitted to sell pursuant to Section 4.3 and (iii) the number of shares that is equal to (A) the number of Offered Shares times (B) a fraction, the numerator of which is the number of shares of Registrable Securities held by such Co-Sale Seller and the denominator is the number of shares of Registrable Securities held by all Co-Sale Sellers and the Selling Holder. The Selling Holder shall be entitled to sell such number of Offered Shares as shall be equal to the total number of Offered Shares minus the total number of shares of Registrable Securities being sold by all of the Co-Sale Sellers.

(c) The Selling Holder shall give each Co-Sale Seller notice of the number of shares of Registrable Securities that such Co-Sale Seller may sell promptly after such number is computed and the Selling Holder and the Co-Sale Sellers shall proceed with the sale of the Offered Shares in such manner and at such time as the Selling Holder may designate, provided, however, that such sale shall be completed no sooner than two (2) business days and no later than ten (10) business days after the date on which the Selling Holder notified the Co-Sale Sellers of the number of shares of Registrable Securities that each is entitled to sell.

SECTION 4.5 No Other Sales. Except as may otherwise be agreed by the Company and all three of the Electing Stockholder Groups, from and after the date hereof until the termination of this Article IV as provided in Section 4.7, no Holder of Registrable Securities shall sell any Registrable Securities except in a sale pursuant to a registration statement subject to this Agreement or pursuant to Section 4.4.

SECTION 4.6 Certain Permitted Exceptions

(a) Notwithstanding any other provision of this Agreement, any holder of Registrable Securities that is a partnership or limited liability company may distribute Registrable Securities to its partners or members without restriction of any kind under this Agreement so long as (i) no single distributee receives Registrable Securities representing more than 1% of the outstanding shares of Common Stock in any six (6) month period and (ii) each distributee agrees that it will only transfer such Registrable Securities to (A) a charitable organization or (B) to a family trust or other similar estate planning vehicle and, in the case of this clause (B), that such family trust or other similar estate planning vehicle will not voluntarily sell such shares for a period of at least six (6) months. In the event of any transaction permitted by this Section 4.6, the Company shall use commercially reasonable efforts to facilitate such transaction.

(b) Notwithstanding any other provision of this Agreement, if the Ravenswood Stockholders receive withdrawal demands from their limited partners for withdrawals for the year ended December 31, 2015, then (i) if the Ravenswood Stockholders are able to sell Registrable Securities pursuant to a registered offering under this Agreement prior to December 31, 2015, the Quarterly Base for the Ravenswood Stockholders for the Calendar Quarter ending December 31, 2015 shall be increased, but not above 25% of the number of shares of Registrable Securities held by the Ravenswood Stockholders as of the time immediately following the consummation of the Merger, to the extent such increase is necessary to enable the Ravenswood Stockholders to raise funds to meet such withdrawal demands, but only to such extent, and (ii) if the Ravenswood Stockholders are not able to sell Registrable Securities pursuant to a registered offering under this Agreement prior to December 31, 2015, then the Ravenswood Stockholders may pledge up to 50% of the number of shares of

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Registrable Securities held by the Ravenswood Stockholders as of the time immediately following the consummation of the Merger to the extent necessary to secure one or more loans to provide funds to meet such withdrawal demands, but only to such extent and only if such shares are pledged after it is reasonably apparent that this clause (ii) will be applicable and prior to December 31, 2015.

SECTION 4.7 Termination of Limitations. The provisions of this Article IV shall terminate as to any Stockholder Group at such time as the Registrable Securities held by such Stockholder Group constitute less than 5% of the then outstanding shares of Common Stock. In addition, if at any time the provisions of this Article IV have terminated as to two of the Stockholder Groups as provided in the preceding sentence, then (i) the provisions of this Article IV shall terminate as to the Company and (ii) the provisions of this Article IV shall terminate as to the remaining Stockholder Group at such time as such remaining Stockholder Group has sold at least 50% of the Registrable Securities held by such Stockholder Group on the date hereof.

ARTICLE V

REGISTRATION PROCEDURES

SECTION 5.1 Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement or have initiated a Shelf Offering, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof held by a holder of Registrable Securities requesting registration, and pursuant thereto the Company shall as expeditiously as possible:

(i) in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder, prepare and file with the Securities and Exchange Commission a registration statement, and all amendments and supplements thereto and related prospectuses, with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

(ii) notify each holder of Registrable Securities of (A) the issuance by the Commission of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (B) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each registration statement filed hereunder;

(iii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(iv) furnish to each seller of Registrable Securities thereunder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), each Free Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

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(v) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in any such jurisdiction);

(vi) notify each seller of such Registrable Securities (A) promptly after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (B) promptly after receipt thereof, of any request by the Commission for the amendment or supplementing of such registration statement or prospectus or for additional information, and (C) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, subject to Section 2.6, at the request of any such seller, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(vii) use reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market markers to register as such with respect to such Registrable Securities with FINRA;

(viii) use reasonable best efforts to provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(ix) enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split, combination of shares, recapitalization or reorganization);

(x) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(xi) take all reasonable actions to ensure that any Free-Writing Prospectus utilized in connection with any Demand Registration or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xii) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158.

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(xiii) permit any Registrable Securities which Holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to allow such Holder to provide language for insertion therein, in form and substance satisfactory to the Company, which in the reasonable judgment of such Holder and its counsel should be included;

(xiv) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction use reasonable best efforts promptly to obtain the withdrawal of such order;

(xv) use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(xvi) cooperate with the holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such holders may request;

(xvii) cooperate with each holder of Registrable Securities covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xviii) use its reasonable best efforts to make available the executive officers of the Company to participate with the holders of Registrable Securities and any underwriters in any “road shows” or other selling efforts that may be reasonably requested by the Holders in connection with the methods of distribution for the Registrable Securities;

(xix) in the case of any underwritten offering, use its reasonable best efforts to obtain one or more cold comfort letters from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the holders of a majority of the Registrable Securities being sold reasonably request;

(xx) in the case of any underwritten offering, use its reasonable best efforts to provide a legal opinion of the Company’s outside counsel, dated the effective date of such registration statement (and, if such registration includes an underwritten Public Offering, dated the date of the closing under the underwriting agreement), each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus), and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature, which opinion shall be addressed to the underwriters and the holders of such Registrable Securities;

(xxi) if the Company files an Automatic Shelf Registration Statement covering any Registrable Securities, use its best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405)) during the period during which such Automatic Shelf Registration Statement is required to remain effective;

(xxii) if the Company does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold; and

(xxiii) if the Automatic Shelf Registration Statement has been outstanding for at least three (3) years, at the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, use its best efforts to refile the Shelf Registration Statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period throughout which such registration statement is required to be kept effective.

Annex G-14

SECTION 5.2 Other Procedures. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing.

ARTICLE VI

REGISTRATION EXPENSES

SECTION 6.1 The Company’s Obligation. All expenses incident to the Company’s performance of or compliance with this Agreement (including, without limitation, all registration, qualification and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by the Company) (all such expenses being herein called “Registration Expenses”), shall be borne as provided in this Agreement, except that the Company shall, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed. Each Person that sells securities pursuant to a Demand Registration or Piggyback Registration hereunder shall bear and pay all underwriting discounts and commissions applicable to the securities sold for such Person’s account.

SECTION 6.2 Counsel Fees and Disbursements. In connection with each Demand Registration, each Piggyback Registration and each Shelf Offering that is an underwritten Public Offering, the Company shall reimburse the holders of Registrable Securities included in such registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the Registrable Securities included in such registration or participating in such Shelf Offering and disbursements of each additional counsel retained by any holder of Registrable Securities for the purpose of rendering a legal opinion on behalf of such Holder in connection with any underwritten Demand Registration, Piggyback Registration or Shelf Offering.

ARTICLE VII

INDEMNIFICATION AND CONTRIBUTION

SECTION 7.1 Indemnification by the Company. The Company shall indemnify and hold harmless, to the extent permitted by law, each holder of Registrable Securities, such Holder’s officers, directors employees, agents and representatives, and each Person who controls such Holder (within the meaning of the Securities Act) (the “Indemnified Parties”) against all losses, claims, actions, damages, liabilities and expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) caused by, resulting from, arising out of, based upon or related to any of the following statements, omissions or violations (each a “Violation”) by the Company: (i) any untrue or alleged untrue statement of material fact contained in (A) any registration statement, prospectus, preliminary prospectus or Free-Writing Prospectus, or any amendment thereof or supplement thereto or (B) any application or other document or communication (in this Article VII, collectively called an “application”) executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the securities laws thereof, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal, state or foreign securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance. In addition, the Company will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such losses.

Annex G-15

Notwithstanding the foregoing, the Company shall not be liable in any such case to the extent that any such losses result from, arise out of, are based upon, or relate to an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus, preliminary prospectus or Free-Writing Prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished in writing to the Company by such Indemnified Party expressly for use therein or by such Indemnified Party’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Indemnified Party with a sufficient number of copies of the same. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors, and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Indemnified Parties.

SECTION 7.2 Indemnification by Each Security Holder. In connection with any registration statement in which a holder of Registrable Securities is participating, each such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its officers, directors, employees, agents and representatives, and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder; provided that the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such registration statement.

SECTION 7.3 Claim Procedure. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall impair any Person’s right to indemnification hereunder only to the extent such failure has prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration if such Holders are indemnified parties, at the expense of the indemnifying party.

SECTION 7.4 Contribution. If the indemnification provided for in this Article VII is held by a court of competent jurisdiction to be unavailable to, or is insufficient to hold harmless, an indemnified party or is otherwise unenforceable with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The

Annex G-16

relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the holders of Registrable Securities and their successors and assigns agree that it would not be just or equitable if the contribution pursuant to this Section 7.4 were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to herein shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

SECTION 7.5 Release. No indemnifying party shall, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

SECTION 7.6 Non-Exclusive Remedy; Survival. The indemnification and contribution provided for under this Agreement shall be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract and shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

ARTICLE VIII

UNDERWRITTEN OFFERINGS

SECTION 8.1 Participation. No Person may participate in any offering hereunder which is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to any over-allotment or “green shoe” option requested by the underwriters; provided that no holder of Registrable Securities shall be required to sell more than the number of Registrable Securities such Holder has requested to include) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements. Each holder of Registrable Securities shall execute and deliver such other agreements as may be reasonably requested by the Company and the lead managing underwriter(s) that are consistent with such Holder’s obligations under Article IV, Article V and this Section 8.1 or that are necessary to give further effect thereto. To the extent that any such agreement is entered into pursuant to, and consistent with, Article IV and this Section 8.1, the respective rights and obligations created under such agreement shall supersede the respective rights and obligations of the Holders, the Company and the underwriters created pursuant to this Section 8.1.

SECTION 8.2 Price and Underwriting Discounts. In the case of an underwritten Demand Registration or Underwritten Takedown requested by Holders pursuant to this Agreement, the price, underwriting discount and other financial terms of the related underwriting agreement for the Registrable Securities shall be determined by the holders of a majority of the Registrable Securities included in such underwritten offering.

SECTION 8.3 Suspended Distributions. Each Person that is participating in any registration under this Agreement, upon receipt of any notice from the Company of the happening of any event of the kind described in clause (vi) of Section 5.1, shall immediately discontinue the disposition of its Registrable Securities pursuant to

Annex G-17

the registration statement until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by clause (vi) of Section 5.1. In the event the Company has given any such notice, the applicable time period set forth in clause (vi) of Section 5.1 during which a Registration Statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by clause (vi) of Section 5.1.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1 Current Public Information. Notwithstanding the provisions of Section 4.5, the Company shall at all times file all reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as any holder or holders of Registrable Securities may reasonably request, all to the extent required to enable such Holders to sell Registrable Securities pursuant to Rule 144. Upon request, the Company shall deliver to any holder of Restricted Securities a written statement as to whether it has complied with such requirements

SECTION 9.2 Subsidiary Public Offering. If, after an initial Public Offering of the common stock of one of its Subsidiaries, the Company distributes securities of such Subsidiary to its equity holders, then the rights and obligations of the Company pursuant to this Agreement shall apply, mutatis mutandis, to such Subsidiary, and the Company shall cause such Subsidiary to comply with such Subsidiary’s obligations under this Agreement.

SECTION 9.3 Legends. Each certificate evidencing any Registrable Securities and each certificate issued in exchange for or upon the transfer of any Registrable Securities (unless such Registrable Securities would no longer be Registrable Securities after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS SET FORTH IN THAT CERTAIN REGISTRATION RIGHTS AGREEMENT DATED AS OF June 2, 2015, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND CERTAIN OF ITS STOCKHOLDERS. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

The Company shall imprint such legend on certificates evidencing Registrable Securities outstanding prior to the date of the Agreement. The legend set forth above shall be removed from the certificates evidencing any securities that have ceased to be Registrable Securities.

SECTION 9.4 Amendments and Waivers. Except as otherwise provided herein, the provisions contained in this Agreement may be amended only with the prior consent of the board of directors of the Company and the consent of each of the Electing Stockholder Groups; provided, however, that no such amendment, modification or waiver that would adversely affect a Holder disproportionately to all other Holders shall be effective against such Holder without the consent of the Holder adversely affected thereby. The failure or delay of any Person to enforce any of the provisions contained in this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Person thereafter to enforce each and every provision contained in this Agreement in accordance with their terms. A waiver or consent to or of any breach or default by any Person in the performance by that Person of his, her or its obligations under this Agreement shall not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement.

Annex G-18

SECTION 9.5 Remedies. The parties to this Agreement and their successors and assigns shall be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision contained in this Agreement and to exercise all other rights existing in their favor. The parties to this Agreement and their successors and assigns agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to any other rights and remedies existing hereunder, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions contained in this Agreement.

SECTION 9.6 Severability. Whenever possible, each provision contained in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision contained in this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision contained in this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.

SECTION 9.7 Entire Agreement. Except as otherwise provided herein, this Agreement contains the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and, upon the effectiveness of this Agreement as provided in Section 9.19, shall supersede and preempt any understandings, agreements or representations by or among the parties hereto or any of them prior to such effectiveness, including the Prior Agreement, written or oral, which relate to the subject matter hereof in any way. In furtherance of the foregoing, this Agreement, when effective, shall constitute an agreement by the Holders who are parties to the Prior Agreement to terminate the Prior Agreement.

SECTION 9.8 Successors and Assigns. This Agreement shall bind and inure to the benefit and be enforceable by the Company and its successors and assigns and the holders of Registrable Securities and their respective successors and assigns (whether so expressed or not). In addition, whether or not any express assignment has been made, the provisions contained in this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities.

SECTION 9.9 Notices. Any notice, demand or other communication to be given under or by reason of the provisions contained in this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by electronic mail or facsimile (with transmission confirmed) if sent during normal business hours of the recipient; but if not, then on the next Business Day, (iii) one Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three Business Days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications shall be sent to any party at the address indicated on such party’s signature page to this Agreement or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any party may change such party’s address for receipt of notice by giving prior written notice of the change to the sending party as provided herein.

SECTION 9.10 Business Days. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

SECTION 9.11 Governing Law. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and its stockholders. All other issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of North Carolina,

Annex G-19

without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

SECTION 9.12 MUTUAL WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

SECTION 9.13 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES TO THIS AGREEMENT, AND EACH OF THEIR SUCCESSORS AND ASSIGNS, IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NORTH CAROLINA, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES TO THIS AGREEMENT, AND EACH OF THEIR SUCCESSORS AND ASSIGNS, FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES TO THIS AGREEMENT, AND EACH OF THEIR SUCCESSORS AND ASSIGNS, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

SECTION 9.14 No Recourse. Notwithstanding anything to the contrary in this Agreement, the Company and each holder of Registrable Securities agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, shall be had against any current or future director, officer, employee, general or limited partner or member of any holder of Registrable Securities or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any holder of Registrable Securities or any current or future member of any holder of Registrable Securities or any current or future director, officer, employee, partner or member of any holder of Registrable Securities or of any Affiliate or assignee thereof, as such for any obligation of any holder of Registrable Securities under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 9.15 Descriptive Headings; Interpretation. The descriptive headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

SECTION 9.16 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to the Operating Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party.

Annex G-20

SECTION 9.17 Electronic Delivery. The agreements referred to in this Agreement and each other agreement or instrument entered into in connection therewith or contemplated thereby, and any amendments thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party to any such agreement or instrument, each other party thereto shall re-execute original forms thereof and deliver them to all other parties. No party to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

SECTION 9.18 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each holder of Registrable Securities shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions contained in this Agreement and the transactions contemplated hereby.

SECTION 9.19 Effectiveness and Termination of this Agreement. This Agreement shall become effective if and when, and only if and when, the Merger is consummated. If the Merger Agreement is terminated, this Agreement shall terminate and be deemed void ab initio, as if it were never executed. In addition, if this Agreement becomes effective, it shall terminate on the fifth anniversary of the date on which it becomes effective.

SECTION 9.20 No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.

SECTION 9.21 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by facsimile transmission (including the delivery of documents in Adobe PDF format) shall constitute execution and delivery of this Agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

[Remainder of page intentionally left blank.]

Annex G-21

IN WITNESS WHEREOF, the undersigned has executed this Registration Rights Agreement as of the date first above written.

THE COMPANY:

STOCK BUILDING SUPPLY HOLDINGS, INC.

By:	/s/ Jeffrey G. Rea
Name:	Jeffrey G. Rea
Title:	President and Chief Executive Officer

Notice Address for the Company:

Stock Building Supply Holdings, Inc.

8020 Arco Corporate Drive, Suite 400

Raleigh, North Carolina 27617

Attention: Executive Vice President, Chief Administrative

                      Officer and General Counsel

Facsimile No.: (919) 431-1000

E-mail address: bryan.yeazel@stocksupply.com

With a copy to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219-4074

Attn: Douglas S. Granger

Facsimile No.: (804) 343-4528

E-mail address: dgranger@hunton.com

[Counterpart Signature Pages of the Holders follow]

Annex G-22

IN WITNESS WHEREOF, the undersigned has executed this Registration Rights Agreement as of the date first above written.

Gores Building Holdings, LLC
Print or type name of Holder

/s/ Steven G. Eisner
Signature of Holder or of Authorized Representative

Vice President
Title of Authorized Representative (if applicable)

Notice Address for Holder:

9800 Wilshire Blvd.
Street Address

Beverly Hills CA 90212
City State Zip

Facsimile No.:	310-443-9836

E-mail address:	seisner@gores.com

Annex G-23

IN WITNESS WHEREOF, the undersigned has executed this Registration Rights Agreement as of the date first above written.

Glendon Saturn Holdings, LLC
Print or type name of Holder

/s/ Steven G. Eisner
Signature of Holder or of Authorized Representative

Vice President
Title of Authorized Representative (if applicable)

Notice Address for Holder:

9800 Wilshire Blvd.
Street Address

Beverly Hills CA 90212
City State Zip

Facsimile No.:	310-443-9836

E-mail address:	seisner@gores.com

Annex G-24

IN WITNESS WHEREOF, the undersigned has executed this Registration Rights Agreement as of the date first above written.

M.H. Davidson & Co.
Print or type name of Holder

By: M.H. Davidson & Co. GP, L.L.C., its general partner

/s/ Avram Z. Friedman
Signature of Holder or of Authorized Representative

Managing Member
Title of Authorized Representative (if applicable)

Notice Address for Holder:

520 Madison Avenue, 30th Floor
Street Address

New York NY 10022
City State Zip

Facsimile No.:	212-371-4318

E-mail address:	gschwartz@dkpartners; sleviant@dkpartners

Annex G-25

IN WITNESS WHEREOF, the undersigned has executed this Registration Rights Agreement as of the date first above written.

Davidson Kempner Partners
Print or type name of Holder

By: MHD Management Co., its general partner
By: MHD Management Co., GP, L.L.C., its general partner

/s/ Avram Z. Friedman
Signature of Holder or of Authorized Representative

Managing Member
Title of Authorized Representative (if applicable)

Notice Address for Holder:

520 Madison Avenue, 30th Floor
Street Address

New York NY 10022
City State Zip

Facsimile No.:	212-371-4318

E-mail address:	gschwartz@dkpartners; sleviant@dkpartners

Annex G-26

IN WITNESS WHEREOF, the undersigned has executed this Registration Rights Agreement as of the date first above written.

Davidson Kempner Institutional Partners, L.P.
Print or type name of Holder

By: Davidson Kempner Advisers, Inc., its general partner

/s/ Avram Z. Friedman
Signature of Holder or of Authorized Representative

Principal
Title of Authorized Representative (if applicable)

Notice Address for Holder:

520 Madison Avenue, 30th Floor
Street Address

New York NY 10022
City State Zip

Facsimile No.:	212-371-4318

E-mail address:	gschwartz@dkpartners; sleviant@dkpartners

Annex G-27

IN WITNESS WHEREOF, the undersigned has executed this Registration Rights Agreement as of the date first above written.

Davidson Kempner International, Ltd.
Print or type name of Holder

By: Davidson Kempner Capital Management LP, its Investment Manager

/s/ Avram Z. Friedman
Signature of Holder or of Authorized Representative

Managing Member
Title of Authorized Representative (if applicable)

Notice Address for Holder:

520 Madison Avenue, 30th Floor
Street Address

New York NY 10022
City State Zip

Facsimile No.:	212-371-4318

E-mail address:	gschwartz@dkpartners; sleviant@dkpartners

Annex G-28

IN WITNESS WHEREOF, the undersigned has executed this Registration Rights Agreement as of the date first above written.

Davidson Kempner Long-Term Distressed Opportunities Fund LP
Print or type name of Holder

By: Davidson Kempner Long-Term Distressed Opportunities GP LLC, its general partner

/s/ Avram Z. Friedman
Signature of Holder or of Authorized Representative

Managing Member
Title of Authorized Representative (if applicable)

Notice Address for Holder:

520 Madison Avenue, 30th Floor
Street Address

New York NY 10022
City State Zip

Facsimile No.:	212-371-4318

E-mail address: gschwartz@dkpartners; sleviant@dkpartners

Annex G-29

IN WITNESS WHEREOF, the undersigned has executed this Registration Rights Agreement as of the date first above written.

Davidson Kempner Long-Term Distressed Opportunities Master Fund LP
Print or type name of Holder

By: Davidson Kempner Long-Term Distressed Opportunities GP LLC, its general partner

/s/ Avram Z. Friedman
Signature of Holder or of Authorized Representative

Managing Member
Title of Authorized Representative (if applicable)

Notice Address for Holder:

520 Madison Avenue, 30th Floor
Street Address

New York NY 10022
City State Zip

Facsimile No.:	212-371-4318

E-mail address: gschwartz@dkpartners; sleviant@dkpartners

Annex G-30

IN WITNESS WHEREOF, the undersigned has executed this Registration Rights Agreement as of the date first above written.

Davidson Kempner Long-Term Distressed Opportunities Fund II LP
Print or type name of Holder

By: Davidson Kempner Long-Term Distressed Opportunities GP II LLC, its general partner

/s/ Avram Z. Friedman
Signature of Holder or of Authorized Representative

Managing Member
Title of Authorized Representative (if applicable)

Notice Address for Holder:

520 Madison Avenue, 30th Floor
Street Address

New York NY 10022
City State Zip

Facsimile No.:	212-371-4318

E-mail address: gschwartz@dkpartners; sleviant@dkpartners

Annex G-31

IN WITNESS WHEREOF, the undersigned has executed this Registration Rights Agreement as of the date first above written.

Davidson Kempner Long-Term Distressed Opportunities International Master Fund II LP
Print or type name of Holder

By: Davidson Kempner Long-Term Distressed Opportunities GP II LLC, its general partner

/s/ Avram Z. Friedman
Signature of Holder or of Authorized Representative

Managing Member
Title of Authorized Representative (if applicable)

Notice Address for Holder:

520 Madison Avenue, 30th Floor
Street Address

New York NY 10022
City State Zip

Facsimile No.:	212-371-4318

E-mail address: gschwartz@dkpartners; sleviant@dkpartners

Annex G-32

IN WITNESS WHEREOF, the undersigned has executed this Registration Rights Agreement as of the date first above written.

Davidson Kempner Distressed Opportunities Fund LP
Print or type name of Holder

By: DK Group LLC, its general partner

/s/ Avram Z. Friedman
Signature of Holder or of Authorized Representative

Managing Member
Title of Authorized Representative (if applicable)

Notice Address for Holder:

520 Madison Avenue, 30th Floor
Street Address

New York NY 10022
City State Zip

Facsimile No.:	212-371-4318

E-mail address: gschwartz@dkpartners; sleviant@dkpartners

Annex G-33

IN WITNESS WHEREOF, the undersigned has executed this Registration Rights Agreement as of the date first above written.

Davidson Kempner Distressed Opportunities International Ltd.
Print or type name of Holder

By: DK Management Partners LP, its Investment Manager

/s/ Avram Z. Friedman
Signature of Holder or of Authorized Representative

Limited Partner
Title of Authorized Representative (if applicable)

Notice Address for Holder:

520 Madison Avenue, 30th Floor
Street Address

New York NY 10022
City State Zip

Facsimile No.:	212-371-4318

E-mail address: gschwartz@dkpartners; sleviant@dkpartners

Annex G-34

IN WITNESS WHEREOF, the undersigned has executed this Registration Rights Agreement as of the date first above written.

Ravenswood Investment Company, L.P.
Print or type name of Holder

By: Ravenswood Management Company, LLC, its general partner

/s/ Bob Robotti
Signature of Holder or of Authorized Representative

Managing Member
Title of Authorized Representative (if applicable)

Notice Address for Holder:

6 East 43rd Street, 23rd Floor
Street Address

New York NY 10017
City State Zip

Facsimile No.:	212-986-0816

E-mail address:	robotti@robotti.com

Annex G-35

IN WITNESS WHEREOF, the undersigned has executed this Registration Rights Agreement as of the date first above written.

Ravenswood Investments III, L.P.
Print or type name of Holder

By: Ravenswood Management Company, LLC, its general partner

/s/ Bob Robotti
Signature of Holder or of Authorized Representative

Managing Member
Title of Authorized Representative (if applicable)

Notice Address for Holder:

6 East 43rd Street, 23rd Floor
Street Address

New York NY 10017
City State Zip

Facsimile No.:	212-986-0816

E-mail address:	robotti@robotti.com

Annex G-36

IN WITNESS WHEREOF, the undersigned has executed this Registration Rights Agreement as of the date first above written.

Robert E. Robotti
Print or type name of Holder

/s/ Bob Robotti
Signature of Holder or of Authorized Representative

Notice Address for Holder:

6 East 43rd Street, 23rd Floor
Street Address

New York NY 10017
City State Zip

Facsimile No.:	212-986-0816

E-mail address:	robotti@robotti.com

Annex G-37

SCHEDULE A

SCHEDULE OF STOCKHOLDERS

Gores Stockholders:

Gores Building Holdings, LLC

Glendon Saturn Holdings, LLC

Davidson Kempner Stockholders:

M.H. Davidson & Co.

Davidson Kempner Distressed Opportunities Fund LP

Davidson Kempner Distressed Opportunities International Ltd.

Davidson Kempner Partners

Davidson Kempner Institutional Partners, L.P.

Davidson Kempner International, Ltd.

Davidson Kempner Long-Term Distressed Opportunities Fund LP

Davidson Kempner Long-Term Distressed International Master Fund LP

Davidson Kempner Long-Term Distressed Opportunities Fund II LP

Davidson Kempner Long-Term Distressed International Master Fund II LP

Ravenswood Stockholders:

Ravenswood Investment Company, L.P.

Ravenswood Investments III, L.P.

Robert E. Robotti

Annex G-38

Annex H
745 Seventh Avenue New York, NY 10019 United States

June 2, 2015

Board of Directors

Stock Building Supply Holdings, Inc.

8020 Arco Corporate Drive

Raleigh, North Carolina 27617

Members of the Board of Directors:

We understand that Stock Building Supply Holdings, Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Building Materials Holding Corporation (“BMC”) pursuant to which (i) BMC will merge with and into the Company and (ii) upon the effectiveness of the Proposed Transaction, (x) the separate corporate existence of BMC will cease and the Company will continue as the surviving company in the Proposed Transaction and (y) each issued and outstanding share of common stock of BMC, par value $0.001 per share (the “BMC Common Stock”), other than Cancelled Shares and Dissenting Shares, each as defined in the Agreement (as defined below), will be converted into the right to receive 0.5231 (the “Exchange Ratio”) shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger between the Company and BMC (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Exchange Ratio to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration paid in the Proposed Transaction or otherwise.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of June 2, 2015 and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company taking into consideration various growth estimates and assumptions for the Company (collectively, the “Company Projections”); (4) financial and operating information with respect to the business, operations and prospects of BMC furnished to us by BMC and the Company, including (i) financial projections of BMC prepared by management of BMC under various scenarios, including certain conservative budget case estimates and assumptions (such case, the “BMC Projections”) and (ii) financial projections of BMC prepared by management of the Company based upon more conservative growth estimates and assumptions than the BMC Projections (such case, the “Company’s BMC Projections”); (5) a trading history of the Company Common Stock from August 9, 2013 to June 1, 2015 and a comparison of that trading history with those of other companies that we deemed relevant; (6) a comparison of the historical financial results and present financial

Annex H-1

condition of the Company and BMC with each other and with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant; (8) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including cost savings, operating synergies and other strategic benefits expected by management of the Company and BMC to result from a combination of the businesses (collectively, the “Expected Synergies”); and (9) the relative contributions of the Company and BMC to the historical and future financial performance of the combined company on a pro forma basis. In addition, we have had discussions with management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of management of the Company and BMC, respectively, that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting reasonable estimates and judgments of management of the Company as to the future financial performance of the Company and, at the direction of the Company, we have relied on such projections in performing our analysis and arriving at our opinion. With respect to the BMC Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting reasonable estimates and judgments of management of BMC as to the future financial performance of BMC and, at the direction of the Company, we have relied on such projections in performing our analysis and arriving at our opinion. In addition, with respect to the Company’s BMC Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting reasonable estimates and judgments of management of the Company as to the future financial performance of BMC and, at the direction of the Company, we have also relied on such projections in performing our analysis and arriving at our opinion. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or BMC and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or BMC. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which shares of Company Common Stock would trade following the announcement or consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of Company Common Stock to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of Company Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction

Annex H-2

will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We have further assumed, at the direction of the Company, that the Proposed Transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be paid by the Company in the Proposed Transaction is fair to the Company.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services for the Company: (i) acted as a Joint Active Bookrunner on the Company’s initial public offering (August 2013) and (ii) acted as a Joint Active Bookrunner on the Company’s follow on equity offering (March 2014).

Barclays Capital Inc. and its affiliates engage in a wide range of businesses including investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and BMC for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

Annex H-3

Annex I

Opinion of Goldman, Sachs & Co.

PERSONAL AND CONFIDENTIAL

June 2, 2015

Board of Directors

Building Materials Holding Corporation

990 Hammond Drive NE, Suite 520

Atlanta, GA 90328

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Building Materials Holding Corporation (the “Company”) of the exchange ratio of 0.5231 shares of common stock, par value $0.01 per share (“STOCK Common Stock”), of STOCK Building Supply Holdings, Inc. (“STOCK”) to be paid for each Share (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger, dated as of June 2, 2015 (the “Agreement”), by and between the Company and STOCK.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, STOCK, any of their respective affiliates and third parties, including Davidson Kempner Capital Management LLC (“Davidson Kempner Capital”) and Robotti & Co LLC, each an affiliate of a significant shareholder of the Company (each, a “Company Significant Shareholder”), and Gores Buildings Holdings, LLC (“Gores”), an affiliate of a significant shareholder of STOCK, and any of their respective affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. At your request, an affiliate of Goldman, Sachs & Co. has entered into financing commitments to participate as a lender in the asset backed loan facility of STOCK in connection with the consummation of the Transaction, subject to the terms of such commitments, and pursuant to which one or more affiliates of Goldman, Sachs & Co. will receive customary fees. We have provided certain financial advisory and/or underwriting services to STOCK and/or its affiliates, from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to the initial public offering of 8,050,000 shares of STOCK in August 2013 and as joint bookrunner for the follow-on offering of 5,600,000 shares of STOCK by certain shareholders, including Gores, in March 2014. We have provided certain financial advisory and/or underwriting services to Gores and/or its affiliates and portfolio companies, from time to time for which our Investment Banking Division has received, and may receive, compensation. We have provided certain financial advisory and/or underwriting services to Davidson Kempner Capital and/or its affiliates and portfolio companies, from time to time. We may also in the future provide financial advisory and/or underwriting services to the Company, STOCK, the Company Significant Shareholders, Gores and their respective affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with certain of the Company Significant Shareholders, Gores

Annex I-1

and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of certain of the Company Significant Shareholders and Gores from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; audited financial statements for the Company for the three fiscal years ended December 31, 2014 and unaudited financial statements for the Company for the three months ended March 31, 2015; annual reports to stockholders and Annual Reports on Form 10-K of STOCK for the two fiscal years ended December 31, 2014; STOCK’s Registration Statement on Form S-1, including the prospectus contained therein, dated July 30, 2013 relating to the initial public offering of shares of STOCK Common Stock; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of STOCK; certain other communications from STOCK to its stockholders; certain interim reports to stockholders of the Company; certain publicly available research analyst reports for STOCK; certain internal financial analyses and forecasts for STOCK prepared by its management; and certain internal financial analyses and forecasts for the Company and certain financial analyses and forecasts for STOCK, in each case as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”), and certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and STOCK regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and STOCK; reviewed the reported price and trading activity for the shares of STOCK Common Stock; compared certain financial information for the Company and STOCK and certain stock market information for STOCK with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the building products distribution industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or STOCK or any of their respective subsidiaries, and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents, opinions and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or STOCK or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders of Shares, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of STOCK Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or

Annex I-2

STOCK or the ability of the Company or STOCK to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of the Shares.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

GOLDMAN, SACHS & CO.

Annex I-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or obtained an improper personal benefit. SBS’s amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (which we refer to as Section 145), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

SBS’s amended and restated bylaws provide that SBS must indemnify SBS’s directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition; provided, that, if and to the extent required by the DGCL, such an advance shall be made only upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified therefor.

SBS has entered into indemnification agreements with each of SBS’s current directors and executive officers. These agreements will require SBS to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to SBS, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of SBS’s amended and restated certificate of incorporation, SBS’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

SBS maintains standard policies of insurance that provide coverage (1) to SBS’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to SBS with respect to indemnification payments that SBS may make to such directors and officers.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

See the “Exhibit Index” which follows the signature pages to this joint proxy and consent solicitation statement/prospectus and is herein incorporated by reference.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on October 16, 2015.

STOCK BUILDING SUPPLY HOLDINGS, INC.

Date: October 16, 2015	By:	/s/ Jeffrey G. Rea
Jeffrey G. Rea President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: October 16, 2015	By:	/s/ Jeffrey G. Rea
Jeffrey G. Rea President, Chief Executive Officer and Director (principal executive officer)

Date: October 16, 2015	By:	/s/ James F. Major, Jr.
James F. Major, Jr. Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)

Date: October 16, 2015	By:	*
Andrew Freedman Director and Chairman of the Board

Date: October 16, 2015	By:	*
Barry J. Goldstein Director

Date: October 16, 2015	By:	*
David L. Keltner Director

Date: October 16, 2015	By:	*
Robert E. Mellor Director

Date: October 16, 2015	By:	*
Kevin L. Prust Director

Date: October 16, 2015	By:	*
Steve C. Yager Director

Date: October 16, 2015	*By:	/s/ Jeffrey G. Rea
Jeffrey G. Rea Attorney-in-fact

Exhibit Index

Exhibit Number	Description

2.1	Restructuring and Investment Agreement, dated as of May 5, 2009, by and among Wolseley Investments North America, Stock Building Supply Holdings, LLC and Saturn Acquisition Holdings, LLC (incorporated by reference to Exhibit 2.1 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on June 14, 2013 in Commission File No. 333-189368)

2.2	Plan of Conversion of Saturn Acquisition Holdings, LLC (incorporated by reference to Exhibit 2.2 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on June 14, 2013 in Commission File No. 333-189368)

2.3	Agreement and Plan of Merger, dated as of June 2, 2015, by and between Stock Building Supply Holdings, Inc. and Building Materials Holding Corporation (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 5, 2015 in Commission File No. 001-36050)

3.1	Amended and Restated Certificate of Incorporation of Stock Building Supply Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 15, 2013 in Commission File No. 001-36050)

3.2	Amended and Restated Bylaws of Stock Building Supply Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 15, 2013 in Commission File No. 001-36050)

3.3	Form of Second Amended and Restated Certificate of Incorporation of BMC Stock Holdings, Inc. (attached as Annex C to the joint proxy and consent solicitation statement/prospectus included in this Registration Statement)

4.1	Form of stock certificate (incorporated by reference to Exhibit 4.1 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on June 14, 2013 in Commission File No. 333-189368)

5.1**	Opinion of Hunton & Williams LLP as to legality of the shares being issued

8.1	Opinion of KPMG LLP regarding certain tax matters

10.1	Credit Agreement, dated as of June 30, 2009, by and among Stock Building Supply Holdings II, LLC, as parent, the subsidiaries of parent party thereto, as borrowers, the lenders party thereto, and Wells Fargo Capital Finance (f/k/a Wells Fargo Foothill, LLC), as the co-lead arranger and administrative agent (incorporated by reference to Exhibit 10.1 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on June 14, 2013 in Commission File No. 333-189368)

10.2	Amendment No. 1 and Waiver to Credit Agreement, dated as of January 11, 2010, by and among Stock Building Supply Holdings II, LLC, as parent, the subsidiaries of parent party thereto, as borrowers, the lenders party thereto, and Wells Fargo Capital Finance (f/k/a Wells Fargo Foothill, LLC), as the co-lead arranger and administrative agent (incorporated by reference to Exhibit 10.2 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on June 14, 2013 in Commission File No. 333-189368)

10.3	Amendment No. 2 and Waiver to Credit Agreement, dated as of April 2, 2010, by and among Stock Building Supply Holdings II, LLC, as parent, the subsidiaries of parent party thereto, as borrowers, the lenders party thereto, and Wells Fargo Capital Finance (f/k/a Wells Fargo Foothill, LLC), as the co-lead arranger and administrative agent (incorporated by reference to Exhibit 10.3 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on June 14, 2013 in Commission File No. 333-189368)

Exhibit Number	Description

10.4	Amendment No. 3 to Credit Agreement and Consent, dated as of June 30, 2010, by and among Stock Building Supply Holdings II, LLC, as parent, the subsidiaries of parent party thereto, as borrowers, the lenders party thereto, and Wells Fargo Capital Finance (f/k/a Wells Fargo Foothill, LLC), as the co-lead arranger and administrative agent (incorporated by reference to Exhibit 10.4 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on June 14, 2013 in Commission File No. 333-189368)

10.5	Amendment No. 4 to Credit Agreement and Consent, dated as of November 16, 2011, by and among Stock Building Supply Holdings II, LLC, as parent, the subsidiaries of parent party thereto, as borrowers, the lenders party thereto, and Wells Fargo Capital Finance (f/k/a Wells Fargo Foothill, LLC), as the co-lead arranger and administrative agent (incorporated by reference to Exhibit 10.5 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on June 14, 2013 in Commission File No. 333-189368)

10.6	Amendment No. 5 to Credit Agreement, dated as of May 31, 2012, by and among Stock Building Supply Holdings II, LLC, as parent, the subsidiaries of parent party thereto, as borrowers, the lenders party thereto, and Wells Fargo Capital Finance (f/k/a Wells Fargo Foothill, LLC), as the co-lead arranger and administrative agent (incorporated by reference to Exhibit 10.6 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on June 14, 2013 in Commission File No. 333-189368)

10.7	Amendment No. 6 to Credit Agreement and Consent, dated as of December 13, 2012, by and among Stock Building Supply Holdings II, LLC, as parent, the subsidiaries of parent party thereto, as borrowers, the lenders party thereto, and Wells Fargo Capital Finance (f/k/a Wells Fargo Foothill, LLC), as the co-lead arranger and administrative agent (incorporated by reference to Exhibit 10.7 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on June 14, 2013 in Commission File No. 333-189368)

10.8	Amendment No. 7 to Credit Agreement and Consent, dated as of December 21, 2012, by and among Stock Building Supply Holdings II, LLC, as parent, the subsidiaries of parent party thereto, as borrowers, the lenders party thereto, and Wells Fargo Capital Finance (f/k/a Wells Fargo Foothill, LLC), as the co-lead arranger and administrative agent (incorporated by reference to Exhibit 10.8 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on June 14, 2013 in Commission File No. 333-189368)

10.9	Amendment No. 8 to Credit Agreement and Consent, dated as of May 31, 2013, by and among Stock Building Supply Holdings II, LLC, as parent, the subsidiaries of parent party thereto, as borrowers, the lenders party thereto, and Wells Fargo Capital Finance (f/k/a Wells Fargo Foothill, LLC), as the co-lead arranger and administrative agent (incorporated by reference to Exhibit 10.9 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on June 14, 2013 in Commission File No. 333-189368)

10.10	Amendment No. 9 to Credit Agreement and Amendment No. 2 to Security Agreement and Consent, dated as of June 13, 2013, by and among Stock Building Supply Holdings II, LLC, as parent, the subsidiaries of parent party thereto, as borrowers, the lenders party thereto, and Wells Fargo Capital Finance (f/k/a Wells Fargo Foothill, LLC), as the co-lead arranger and administrative agent (incorporated by reference to Exhibit 10.10 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on June 14, 2013 in Commission File No. 333-189368)

10.11	Amendment No. 10 to Credit Agreement, dated as of October 3, 2013, by and among Stock Building Supply Holdings, Inc., as parent, the subsidiaries of parent party thereto, as borrowers, the lenders party thereto, and Wells Fargo Capital Finance (f/k/a Wells Fargo Foothill, LLC), as the co-lead arranger and administrative agent (incorporated by reference to Exhibit 10.6 to the Amended Quarterly Report on Form 10-Q/A, filed with the Commission on November 1, 2013 in Commission File No. 001-36050)

Exhibit Number	Description

10.12	Amendment No. 11 to Credit Agreement, dated as of February 18, 2014, by and among Stock Building Supply Holdings, Inc., as parent, the subsidiaries of parent party thereto, as borrowers, the lenders party thereto, and Wells Fargo Capital Finance (f/k/a Wells Fargo Foothill, LLC), as the co-lead arranger and administrative agent (incorporated by reference to Exhibit 10.12 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on March 10, 2014 in Commission File No. 333-194291)

10.13	Amendment No. 12 to Credit Agreement, dated as of February 25, 2015, by and among Stock Building Supply Holdings, Inc., as parent, the subsidiaries of parent party thereto, as borrowers, the lenders party thereto, and Wells Fargo Capital Finance (f/k/a Wells Fargo Foothill, LLC), as the co-lead arranger and administrative agent (incorporated by reference to Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 27, 2015 in Commission File No. 001-36050)

10.14	Amendment No. 13 to Credit Agreement, dated as of April 13, 2015, by and among Stock Building Supply Holdings, Inc., as parent, the subsidiaries of parent party thereto, as borrowers, the lenders party thereto, and Wells Fargo Capital Finance (f/k/a Wells Fargo Foothill, LLC), as the co-lead arranger and administrative agent (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 30, 2015 in Commission File No. 001-36050)

10.15	Amended and Restated Professional Services Agreement, dated as of June 13, 2013, by and between Glendon Partners, Inc. and Stock Building Supply Holdings, Inc. (incorporated by reference to Exhibit 10.11 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on June 14, 2013 in Commission File No. 333-189368)

10.16	Management Services Agreement, dated as of May 4, 2009, by and between The Gores Group, LLC and Saturn Acquisition Holdings, LLC (incorporated by reference to Exhibit 10.12 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on June 14, 2013 in Commission File No. 333-189368)

10.17	Termination of Management Services Agreement, dated as of June 13, 2013, by and between The Gores Group, LLC and Stock Building Supply Holdings, Inc. (incorporated by reference to Exhibit 10.13 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on June 14, 2013 in Commission File No. 333-189368)

10.18	Contribution Agreement, dated as of November 16, 2011, by and between Saturn Acquisition Holdings, LLC and Gores Building Holdings, LLC (incorporated by reference to Exhibit 10.14 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on June 14, 2013 in Commission File No. 333-189368)

10.19	Registration rights provisions applicable to certain stockholders of Stock Building Supply Holdings, Inc. (incorporated by reference from Exhibit D of Exhibit 2.2 hereof)

10.20	Director Nomination Agreement, dated as of August 14, 2013, by and among Stock Building Supply Holdings, Inc. and Gores Building Holdings, LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 15, 2013 in Commission File No. 001-36050)

10.21	Amended and Restated Employment Agreement, dated as of October 9, 2014, between Stock Building Supply Holdings, Inc. and Jeffrey G. Rea (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 10, 2014 in Commission File No. 001-36050)

Exhibit Number	Description

10.22	Amended and Restated Employment Agreement, dated as of October 9, 2014, between Stock Building Supply Holdings, Inc. and James F. Major, Jr. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 10, 2014 in Commission File No. 001-36050)

10.23	Amended and Restated Employment Agreement, dated as of October 9, 2014, between Stock Building Supply Holdings, Inc. and Bryan J. Yeazel (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 10, 2014 in Commission File No. 001-36050)

10.24	Employment Agreement, dated as of October 9, 2014, between Stock Building Supply Holdings, Inc. and Lisa M. Hamblet (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on October 28, 2014 in Commission File No. 001-36050)

10.25	Employment Agreement, dated as of October 9, 2014, between Stock Building Supply Holdings, Inc. and C. Lowell Ball (incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on October 28, 2014 in Commission File No. 001-36050)

10.26	Separation Agreement, dated as of April 4, 2014, between Stock Building Supply Holdings, Inc. and James F. Drexinger (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 29, 2014 in Commission File No. 001-36050)

10.27	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.20 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on June 14, 2013 in Commission File No. 333-189368)

10.28	Form of Stock Building Supply Holdings, Inc. 2013 Incentive Compensation Plan (incorporated by reference to Exhibit 10.21 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on June 14, 2013 in Commission File No. 333-189368)

10.29	Description of Management Incentive Plan for Executive Officers (incorporated by reference to Exhibit 10.24 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 4, 2014 in Commission File No. 001-36050)

10.30	Form of Nonqualified Stock Option Agreement Pursuant to the Stock Building Supply Holdings, Inc. 2013 Incentive Compensation Plan (incorporated by reference to Exhibit 10.23 to Amendment 2 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on July 29, 2013 in Commission File No. 333-189368)

10.31	Form of Restricted Stock Agreement Pursuant to the Stock Building Supply Holdings, Inc. 2013 Incentive Compensation Plan (incorporated by reference to Exhibit 10.24 to Amendment 2 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on July 29, 2013 in Commission File No. 333-189368)

10.32	Form of Restricted Stock Unit Agreement Pursuant to the Stock Building Supply Holdings, Inc. 2013 Incentive Compensation Plan (incorporated by reference to Exhibit 10.25 to Amendment 2 to the Stock Building Supply Holdings, Inc. Registration Statement on Form S-1, as amended, filed with the Commission on July 29, 2013 in Commission File No. 333-189368)

10.33

Voting Agreement, dated as of June 2, 2015, by and among Stock Building Supply Holdings, Inc. and the Stockholders of Building Materials Holding Corporation named therein (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed with the Commission on June 5, 2015 in Commission File No. 001-36050)

Exhibit Number	Description

10.34

Employment Agreement Amendment, dated as of June 2, 2015, by and between Jeffrey G. Rea and Stock Building Supply Holdings, Inc. (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed with the Commission on June 5, 2015 in Commission File No. 001-36050)

10.35

Employment Agreement Amendment, dated as of June 2, 2015, by and between James F. Major, Jr. and Stock Building Supply Holdings, Inc. (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K filed with the Commission on June 5, 2015 in Commission File No. 001-36050)

10.36

Employment Agreement Amendment, dated as of June 2, 2015, by and between Bryan J. Yeazel and Stock Building Supply Holdings, Inc. (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K filed with the Commission on June 5, 2015 in Commission File No. 001-36050)

10.37	Employment Agreement Amendment, dated as of June 2, 2015, by and between Lisa M. Hamblet and Stock Building Supply Holdings, Inc. (incorporated by reference to Exhibit 10.5 to the Registrant’s Form 8-K filed with the Commission on June 5, 2015 in Commission File No. 001-36050)

10.38	Employment Agreement Amendment, dated as of June 2, 2015, by and between C. Lowell Ball and Stock Building Supply Holdings, Inc. (incorporated by reference to Exhibit 10.6 to the Registrant’s Form 8-K filed with the Commission on June 5, 2015 in Commission File No. 001-36050)

10.39	Form of Amendment to the SBS 2013 Incentive Compensation Plan (attached as Annex B to the joint proxy and consent solicitation statement/prospectus included in this Registration Statement)

10.40	Registration Rights Agreement, dated June 2, 2015, by and between Stock Building Supply Holdings, Inc. and the stockholders named therein (attached as Annex G to the joint proxy and consent solicitation statement/prospectus included in this Registration Statement)

10.41*	Commitment Letter, dated June 2, 2015, by and among Wells Fargo Bank, National Association, Goldman Sachs Bank USA, Building Materials Holding Corporation and Stock Building Supply Holdings, Inc.

21.1

List of subsidiaries of Stock Building Supply Holdings, Inc. (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 4, 2014 in Commission File No. 001-36050)

21.2*	List of subsidiaries of Building Materials Holding Corporation

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm to Stock Building Supply Holdings, Inc.

23.2	Consent of KPMG LLP, independent registered public accounting firm to Building Materials Holding Corporation

23.3**	Consent of Hunton & Williams LLP (included in Exhibit 5.1**)

23.4	Consent of KPMG LLP

24.1*	Power of Attorney

99.1	Consent of Barclays Capital Inc.

99.2	Consent of Goldman, Sachs & Co.

99.3	Form of proxy card of Stock Building Supply Holdings, Inc.

99.4*	Form of written consent for stockholders of Building Materials Holding Corporation

*	Previously filed.
**	To be filed by amendment.